                                                   UNITED STATES
                                        SECURITIES AND EXCHANGE COMMISSION
                                               Washington, DC 20549

                                                   FORM U-3A-2/A
                                                              File No. 69-344

                                           Statement by Holding Company
                                       Claiming Exemption Under Rule U-3A-2
                                            from the Provisions of the
                                    Public Utility Holding Company Act of 1935

                                       To Be Filed Annually Prior to March 1

                                               EDISON INTERNATIONAL
                                                 (Name of Company)

hereby files with the Securities and Exchange Commission, pursuant to Rule 2, its statement claiming exemption as a holding company from the provisions of the Public Utility Holding Company Act of 1935, and submits the following information:

Page

1.  NAME, STATE OF ORGANIZATION, LOCATION AND NATURE OF BUSINESS OF CLAIMANT AND EVERY SUBSIDIARY THEREOF, OTHER
THAN ANY EXEMPT WHOLESALE GENERATOR (EWG) OR FOREIGN UTILITY COMPANY IN WHICH CLAIMANT DIRECTLY OR INDIRECTLY
HOLDS AN INTEREST.

                                                  HOLDING COMPANY

00     EDISON INTERNATIONAL is a corporation organized under the laws of the State of California and having its principal place of business at 2244 Walnut Grove Avenue (P.O. Box 999), Rosemead, California 91770.  It
       was organized principally to acquire and hold securities of other corporations for investment purposes.
       Edison International has the following subsidiaries:

                                               UTILITY SUBSIDIARIES

01     SOUTHERN CALIFORNIA EDISON COMPANY ("SCE") is a California corporation having its principal place of business at 2244 Walnut Grove Avenue (P.O. Box 800), Rosemead, California 91770.  SCE is a public utility primarily engaged in the business of supplying electric energy to portions of central and southern
       California, excluding the City of Los Angeles and certain other cities.  Unless otherwise indicated, its subsidiaries have the same principal place of business as Southern California Edison Company:

02        CONSERVATION FINANCING CORPORATION is a California corporation engaged in the remediation and mitigation of environmental liabilities.

02        EDISON ESI is a California corporation engaged in the business of marketing services, products, information, and copyrighted materials to third parties on behalf of SCE.

02        Edison Material Supply LLC is a Delaware limited liability company that provides procurement, inventory and warehousing services.

02        MONO POWER COMPANY is an inactive California corporation that has been engaged in the business of exploring for and developing fuel resources.

03            The Bear Creek Uranium Company is an inactive California partnership between Mono Power Company
              (50%) and RME Holding Company (formerly Union Pacific Resources Group, Inc.) (50%) engaged in reclamation of an integrated uranium mining and milling complex in Wyoming.

02        Mountainview Power Company LLC is a Delaware limited liability company that was acquired to complete, own and operate an electric generating power plant in Redlands, California.

02        SCE CAPITAL COMPANY (inactive Delaware corporation)

02        SCE Funding LLC is a Delaware limited liability company that acts as a financing vehicle for rate reduction bonds.

02        SCE Trust I is a Delaware business trust organized to act as a financing vehicle.

02        SCE Trust II is a Delaware business trust organized to act as a financing vehicle.

02        SCE Trust III is a Delaware business trust organized to act as a financing vehicle.

02        SCE UK Services Ltd. (inactive United Kingdom private limited company) [dissolved 06/29/2004]

02        SOUTHERN STATES REALTY is a California corporation engaged in holding real estate assets for SCE.

                                              NONUTILITY SUBSIDIARIES

01     EDISON DRIVES ELECTRIC (inactive California corporation) [dissolved 10/27/2004]

01     EDISON INSURANCE SERVICES, INC. is a Hawaii corporation having its principal executive office at 745 Fort
       Street, Suite 800, Honolulu, Hawaii 96813, which provides domestic and foreign property damage and business interruption insurance to Edison International and its subsidiaries.

01     EDISON VENTURES (inactive California corporation) [dissolved 03/02/2004]

02        EDISON TRANSENERGY (inactive California corporation) [dissolved 03/02/2004]

01     EIX Trust I is a Delaware business trust that acted as a financing vehicle. [cancelled on debt retirement
       12/20/2004]

01     EIX Trust II is a Delaware business trust that acted as a financing vehicle. [cancelled on debt retirement
       11/30/2004]

01     EIX Trust III is a Delaware business trust organized to act as a financing vehicle.

01     EDISON MISSION GROUP INC. (formerly The Mission Group) is a Delaware corporation having its principal place of business at 2244 Walnut Grove Avenue, Rosemead, California 91770, which owns the stock and coordinates the activities of nonutility companies.  The subsidiaries of Edison Mission Group Inc. are as follows:

02        EDISON ENTERPRISES is a California corporation having its principal place of business at 2244 Walnut
          Grove Avenue, Rosemead, California 91770, which owns the stock and coordinates the activities of its nonutility subsidiaries.  The subsidiaries of Edison Enterprises are as follows:

03            EDISON SOURCE is a California corporation having its principal place of business at 18101 Von
              Karman Avenue, Suite 1700, Irvine, California 92612-1046, which owns the stock of its subsidiaries.  The majority of the assets of Edison Source were sold to its former management in
              October 2001.  It is engaged in the business of selling, installing and servicing rapid battery charging products for the electric fork lift market.

04               Edison Source Norvik Company is a Canadian company having its principal place of business at
                 1959 Upper Water Street, Suite 800, Halifax, NS B3J 2X2.  It is principally engaged in the business of research and development, and manufacturing of rapid battery charging projects for the electric fork lift market.

04               G.H.V. REFRIGERATION, INC. (inactive California corporation)

02        EDISON O&M SERVICES (inactive California corporation)

02        EDISON TECHNOLOGY SOLUTIONS (inactive California corporation) [dissolved 10/06/2004]

03            EDISON EV (inactive California corporation) [dissolved 10/26/2004]

02        Facilichem, Inc., is a California corporation having its principal place of business at 333 Ravenswood
          Avenue, Menlo Park, California 94025, which was organized to engage in the research, development and commercialization of liquid membrane technologies for application in specific industrial and chemical processes.  Edison Mission Group Inc. has a 10% ownership interest.

02        EDISON CAPITAL is a California corporation having its principal place of business at 18101 Von Karman
          Avenue, Suite 1700, Irvine, California 92612-1046.  It is engaged in the business of providing capital and financial services in energy and infrastructure projects and affordable housing projects.  Edison
          Capital owns a group of subsidiaries and has interests in various partnerships through its subsidiaries.  The subsidiaries and partnerships of Edison Capital are listed below. Unless otherwise indicated, all entities are corporations, are organized under the laws of the State of California, and have the same principal place of business as Edison Capital.

03     BURLINGTON APARTMENTS, INC.
03     Edison Capital Europe Limited (UK corporation)
       Address:  Lansdowne House, Berkeley Square, London, England W1X 5DH
03     EDISON FUNDING COMPANY
       [directly owns 0.08% of Edison Funding Omicron Incorporated; see listing under Edison Housing
       Consolidation Company)
04        EDISON CAPITAL HOUSING INVESTMENTS
          [directly owns 22.79% of Edison Housing Consolidation Co.; see listing under MHICAL 95 Company.]
          [directly owns 35.52% of Edison Funding Omicron Incorporated; see listing under Edison Housing
          Consolidation Co.]
05            1st Time Homebuyer Opportunities LP (Chester County Homes) 99%
05            1732 Champa LP (Buerger Brothers Lofts) 99%
05            18303 Kittridge Associates LP 99%
05            210 Washington Avenue Associates (Renaissance Plaza) (Connecticut partnership) 99%
05            2400 Locust Associates LP (Locust on the Park) 99%
05            3790 Wisconsin Street Partners LP (Wisconsin III) 99.9% [SOLD]
05            Aaron Michael Associates LP 99.9%
05            Argyle Redevelopment Partnership, Ltd. (Colorado partnership) 99%
05            Auburn Manor L.L.C. 50% GP
06               Auburn Manor LP 1%
05            Bartlett Hill Associates LP 99%
05            CCS/Bellingham LP (Washington Grocery Building) 99.9%
05            Conejo Valley Community Housing Associates (Community House Apartments) 99%
05            Diamond Creek Apartments LP 99.9%
05            EC ASSET SERVICES, INC. (Massachusetts corporation)
              Address:  160 Federal Street, Boston, MA 02110-1776
05            EC PROPERTIES, INC. (Massachusetts corporation)
              Address:  160 Federal Street, Boston, MA 02110-1776
06               Corporations for Affordable Housing LP 1%GP
07                  Arbor Lane Associates Phase II LP (Timberwood) 99%
07                  Arroyo Vista Associates LP 99%
07                  Artloft Associates LP 35.6%
07                  Caleb Affordable Housing Associates LP (Ledges/Pinebrook) 99%
07                  The Carlin LP 99%
07                  Diamond Phase III Venture LP 99%
07                  Fairmont Hotel Urban Renewal Associates LP 99%
07                  Mackenzie Park Associates LP 99%
07                  Parkside Associates LP (Parkside Garden) 99%
07                  Pines Housing LP 99%
07                  Pines Housing II, LP 99%
07                  Smyrna Gardens Associates LP 99%
07                  Tioga Gardens LP 99%
07                  Walden Pond, LP (Hamlet) 99%
06               Corporations for Affordable Housing LP II 1%GP
07                  2601 North Broad Street Associates LP (Station House) 99%
07                  Artloft Associates LP 53.39%
07                  Brookline Housing Associates LLC (Bridgewater) 99%
07                  EDA LP (Eagle's Nest) 48%
07                  Edgewood Manor Associates II LP 99%
07                  Gateway Housing LP (Gateway Townhomes) 99%
07                  Homestead Village Associates LP 99%
07                  Junction City Apartments LP (Green Park) 99%
07                  Liberty House Associates LP 99%
07                  Maple Ridge Development Associates LP 99%
07                  Parsonage Cottage Senior Residence LP 99%
07                  Rittenhouse School LP 99%
07                  Silver City Housing LP 99%
07                  South 55th Street, LP 49.5%
07                  W. M. Housing Associates LP (Williamsport Manor) 99%
07                  Winnsboro Apartments LP (Deer Wood) 99%

05            EC PROPERTIES III, INC. (Massachusetts corporation)
              Address:  160 Federal Street, Boston, MA 02110-1776
06               Corporations for Affordable Housing LP III 1%GP
07                  Piedmont Housing Associates 99%
07                  Pines Housing III LP 99%
07                  Salem Lafayette Urban Renewal Associates, LP 99%
07                  Spring Valley Commons LP 99%
07                  Stevenson Housing Associates (Park Vista) 99%
05            EC-SLP, INC. (Massachusetts corporation)
              Address:  160 Federal Street, Boston, MA 02110-1776
05            ECH Investor Partners VI-A LP 1%GP
06               Edison Capital Housing Partners VI LP 61.8166%LP
07                  Admiralty Heights Associates II 1995 LP (Kent Manor) 99%
07                  Affordable/Citrus Glenn Phase II, Ltd. (Citrus Glenn Apts. Phase II) 99%
07                  Altamont Hotel Associates LP 99%
07                  Bradley Manor Senior Apartments LP 99%
07                  Double X Associates 1995 LP (Terrace Manor) 99%
07                  Hamilton Place Apartments LP (Larkin Place) 99%
07                  Hamilton Place Senior Living LP 99%
07                  Hearthstone Group 3 LP (Evergreen Court) 99%
07                  KDF Malabar LP 99%
07                  LINC-Bristol Associates I, LP (City Gardens) 99%
07                  MAS-WT, LP (Washington Terrace) 99%
07                  Northwood Manor Associates LP 99%
07                  Silver Lake Properties LP 99%
07                  University Park Properties LP 99%
07                  Upland Senior Housing LP (Coy D. Estes) 99%
07                  Vista Properties LLC (Vista View) 99.9%
07                  Vista Verde Townhomes II LLC 99%
05            ECH Investor Partners VI-B LP 1%GP
06               Edison Capital Housing Partners VI LP 37.1834%LP
07                  Admiralty Heights Associates II 1995 LP (Kent Manor) 99%
07                  Affordable/Citrus Glenn Phase II, Ltd. (Citrus Glenn Apts. Phase II) 99%
07                  Altamont Hotel Associates LP 99%
07                  Bradley Manor Senior Apartments LP 99%
07                  Double X Associates 1995 LP (Terrace Manor) 99%
07                  Hamilton Place Apartments LP (Larkin Place) 99%
07                  Hamilton Place Senior Living LP 99%
07                  Hearthstone Group 3 LP (Evergreen Court) 99%
07                  KDF Malabar LP 99%
07                  LINC-Bristol Associates I, LP (City Gardens) 99%
07                  MAS-WT, LP (Washington Terrace) 99%
07                  Northwood Manor Associates LP 99%
07                  Silver Lake Properties LP 99%
07                  University Park Properties LP 99%
07                  Upland Senior Housing LP (Coy D. Estes) 99%
07                  Vista Properties LLC (Vista View) 99.9%
07                  Vista Verde Townhomes II LLC 99%
05            ECH/HFC GP Partnership No. 1 34.9%GP
06               Edison Capital Housing Partners VII LP 19.4187%GP
07                  C-Court LP (Cawelti Court) 99%
07                  Cottonwood Affordable Housing LP (Verde Vista) 99%
07                  Fifth and Wilshire Apartments LP 99%
07                  Flagstaff Affordable Housing II, LP (Forest View Apts.) 99%
07                  Huff Avenue Associates LP 99%
07                  Mountain View Townhomes Associates LP 99%
07                  Oak Forest Associates LP 99%
07                  Paradise Road Partners LP (Gateway Village) 99%
07                  Woodland Arms Apartments, Ltd. 99%
05            ECH/HFC GP Partnership No. 2 56.7%GP
06               Edison Capital Housing Partners VIII LP 18.54%GP
07                  Catalonia Associates LP 99%
07                  Ohlone Housing Associates LP 99%

05            ECHP INVESTMENT COMPANY
06               ECHP LLC 99.999%GP
07                  Edison Capital Housing Partners XVI LP 0.01%GP
08                      Bouquet Canyon Seniors LP 99.9%
08                      Eugene Hotel LP 99.9%
08                      Hilltop Farms LP 99.9%
08                      KDF Park Glenn LP (Park Glenn) 99%
08                      KDF Park Glenn Seniors LP (Park Glenn II) 99.9%
08                      King Road Associates LP 99.9%
08                      LL Housing LP (Maryland partnership) (Laurel Lakes) 99%
08                      Red Lake LP #1 99.9%
08                      Southern Hotel LP 99.9%
07                  Edison Capital Housing Partners XVII LP 0.01%GP
08                      Antelope Associates LP 99%
08                      Baker Park Associates LP 99%
08                      Fremont Building LP (Crescent Arms) 99%
08                      Hercules Senior Housing Associates 99.9%
08                      La Terraza Associates LP (Carlsbad Villas at Camino Real) 99%
08                      Parkview Apartments Associates LP (Parkview/Sunburst) 99.9%
08                      Quebec Arms Apartments LP 99.9%
08                      Sky Parkway Housing Associates LP 99%
08                      Sunset Creek Partners LP 99%
08                      University Manor Apartments LP 99.9%
08                      Vista Verde Housing Associates LP 99.9%
07                  Edison Capital Housing Partners XVIII LP 0.01%GP
08                      Bracher Associates LP 99%
08                      Florin Woods Associates LP 99%
08                      Pinmore Associates LP 99.9%
08                      SD Regency Centre LP 99.9%
07                  Edison Capital Housing Partners XIX LP 0.01%GP
08                      Cochrane Village Apartments LP 99%
08                      CCS/Mount Vernon Housing LP (La Venture) 99.9%
08                      Ontario Senior Housing LP (Ontario Plaza) 98.9%
08                      Pecan Court Associates LP 99.9%
08                      Pellettieri Homes Urban Renewal Associates, LP 99%
08                      Rincon De Los Esteros Associates LP 99.9%
08                      KDF Santa Paula LP (Santa Paula) 99%
08                      Schoolhouse Court Housing Associates LP 99.9%
08                      Virginia Lane LP (Maplewood/Golden Glenn) 99.9%
08                      Winfield Hill Associates LP 99%
05            Edison Capital Affordable Housing 99A G.P. 27.69%GP
06               Edison Capital Housing Partners IX LP 13.5533%GP
07                  1010 SVN Associates LP 99.9%
07                  2814 Fifth Street Associates LP (Land Park Woods) 99%
07                  Alma Place Associates LP 99%
07                  Knolls Community Associates LP 99.9%
07                  Monterra Village Associates LP 99%
07                  Pacific Terrace Associates LP 99.9%
07                  PVA LP (Park Victoria) 99%
07                  Sherman Glen, L.L.C. 99%
07                  Strobridge Housing Associates LP 99%
07                  Trolley Terrace Townhomes LP 99.9%
07                  Walnut Avenue Partnership LP 99%
05            Edison Capital Affordable Housing 99B G.P. 99.99%GP
06               Edison Capital Housing Partners X LP 19.3952%GP
07                  Beacon Manor Associates LP 99%
07                  Boulder Creek Apartments LP 99.9%
07                  Burlington Senior Housing LLC 99.9%
07                  CCS/Renton Housing LP (Renton) 99.9%
07                  Coolidge Station Apartments L.L.C. 99%
07                  Lark Ellen LP 99%
07                  Mercy Housing California IX LP (Sycamore) 99.9%
07                  Morgan Hill Ranch Housing LP 99%
07                  Pacifica Community Associates LP (Villa Pacifica) 99%

07                  Persimmon Associates LP 99%
07                  Providence-Brown Street Housing LP (Brown Street) 99.9%
07                  San Juan Commons 1996 LP 99.9%
07                  Timber Sound, Ltd. 99%
07                  Timber Sound II, Ltd. 99%
07                  Trinity Park Apartments LP 99.9%
07                  Venbury Trail LP 99.9%
06               Edison Capital Housing Partners XI LP 18.62486%GP
07                  1475 167th Avenue Associates LP (Bermuda Gardens) 99.9%
07                  Auburn Manor Apartments LP 99%
07                  Barnsdall Court LP (Villa Mariposa) 99.9%
07                  Borregas Court LP 99%
07                  Bryson Family Apartments LP 99.9%
07                  Carson Housing LP (Carson Street) 98%
07                  Casa Rampart LP (Rampart Apartments) 99.9%
07                  Davis MHA Twin Pines Community Associates LP (Northstar Apartments) 99.9%
07                  Eastwood Homes LP 99%
07                  Electra Arms Senior Associates LP 99%
07                  Grace Housing LP 99%
07                  Stony Point Apartment Investors LP (Panas Place) 99.9%
07                  Wall Street Palmer House LP 99%
07                  Wilmington Housing Associates LP (New Harbor Vista) 99.9%
06               Edison Capital Housing Partners XII LP 13.73759%GP
07                  Cedarshores Limited Dividend Housing Association LP 99.99%
07                  Heritage Partners LP 99.9%
07                  Osage Terrace LP 99.89%
07                  West Oaks Apartments LP 99.9%
07                  Yale Street LP 99.9%
06               Edison Capital Housing Partners XIII LP 17.03513%GP
07                  Alhambra Apartments LP 99.9%
07                  Chamber Apartments LP 99%
07                  Park Land Senior Apartments Investors LP (Banducci) 99.9%
07                  President John Adams Manor Apartments LP 99.9%
07                  Riverwalk Apartments, Ltd. (Colorado) 99.8%
07                  Rosecreek Senior Living LP 99.9%
07                  Twin Ponds Apartments LP 99.9%
07                  Woodleaf Village LP 99.9%
07                  Women's Westlake LP (Dorothy Day) 99.9%
06               Edison Capital Housing Partners XIV LP 7.6118%GP
07                  Apollo Development Associates LP (Apollo Hotel) 99.9%
07                  Carson Terrace LP 99.9%
07                  Don Avante Association II LP (Village Avante) 99.9%
07                  Preservation Properties I 99.9%
07                  Preservation Properties II 99.9%
07                  Preservation Properties III 99.9%
07                  Preservation Properties IV 99.9%
07                  Preservation Properties V 99.9%
07                  Rowland Heights Preservation LP 99.9%
07                  Springdale Preservation LP (Springdale West) 99.9%
06               Edison Capital Housing Partners XV LP 9.567%GP
07                  708 Pico LP (Wavecrest Apartments) 99.9%
07                  Benton Green LP 99.9%
07                  Don Avante Association I LP (Don de Dios) 99.9%
07                  Emmanuel Grant Company LLC (Capitol Heights) 99.9%
07                  Highland Village Partners LP 99.9%
07                  I.G. Partners LP (Islands Gardens) 99.9%
07                  Karen Partners LP 99.9%
07                  Lilac Estates LP 99.9%
07                  Mountainlands Housing Partners LP (Holiday Village Apartments) 99.9%
07                  NAHF Brockton LP (Southfield Gardens) 99.9%
07                  Northern Senior Housing LP (St. Johnsbury) 99.9%
07                  Park Place 1998, LLC 99.9%
07                  Park Williams Partners LP 99.9%
07                  Patriots Pointe at Colonial Hills LP 99.9%

07                  PlumTree Preservation LP 99.9%
07                  Poinsettia Housing Associates 99.9%
07                  Project Home I LLC 99.99%
07                  Saratoga Vacaville LP (Saratoga Senior) 99.9%
07                  Serena Sunbow LP (Villa Serena) 99.9%
07                  St. Regis Park LP (Pear Tree) 99.9%
07                  Vista Sonoma Senior Living LP 99.9%
07                  Westfair LLC (Cedar Ridge) 99.9%
07                  Windrush Apartments of Statesville LP 99.9%
07                  Wingate LLC (Regency Park) 99.9%
05            Edison Capital Contributions VI Partners 91.77%GP
06               ECH Investor Partners VI-A LP 15.3877%LP
07                  Edison Capital Housing Partners VI LP 61.8166%LP
08                      Admiralty Heights Associates II 1995 LP (Kent Manor) 99%
08                      Affordable/Citrus Glenn Phase II, Ltd. (Citrus Glenn Apts. Phase II) 99%
08                      Altamont Hotel Associates LP 99%
08                      Bradley Manor Senior Apartments LP 99%
08                      Double X Associates 1995 LP (Terrace Manor) 99%
08                      Hamilton Place Apartments LP (Larkin Place) 99%
08                      Hamilton Place Senior Living LP 99%
08                      Hearthstone Group 3 LP (Evergreen Court) 99%
08                      KDF Malabar LP 99%
08                      LINC-Bristol Associates I, LP (City Gardens) 99%
08                      MAS-WT, LP (Washington Terrace) 99%
08                      Northwood Manor Associates LP 99%
08                      Silver Lake Properties LP 99%
08                      University Park Properties LP 99%
08                      Upland Senior Housing LP (Coy D. Estes) 99%
08                      Vista Properties LLC (Vista View) 99.9%
08                      Vista Verde Townhomes II LLC 99%
06               ECH Investor Partners VI-B LP 99%LP
07                  Edison Capital Housing Partners VI LP 37.1834%LP
08                      Admiralty Heights Associates II 1995 LP (Kent Manor) 99%
08                      Affordable/Citrus Glenn Phase II, Ltd. (Citrus Glenn Apts. Phase II) 99%
08                      Altamont Hotel Associates LP 99%
08                      Bradley Manor Senior Apartments LP 99%
08                      Double X Associates 1995 LP (Terrace Manor) 99%
08                      Hamilton Place Apartments LP (Larkin Place) 99%
08                      Hamilton Place Senior Living LP 99%
08                      Hearthstone Group 3 LP (Evergreen Court) 99%
08                      KDF Malabar LP 99%
08                      LINC-Bristol Associates I, LP (City Gardens) 99%
08                      MAS-WT, LP (Washington Terrace) 99%
08                      Northwood Manor Associates LP 99%
08                      Silver Lake Properties LP 99%
08                      University Park Properties LP 99%
08                      Upland Senior Housing LP (Coy D. Estes) 99%
08                      Vista Properties LLC (Vista View) 99.9%
08                      Vista Verde Townhomes II LLC 99%
05            EDISON CAPITAL HOUSING DELAWARE, INC.
06               B.A.I. Edison Ravenwood LP (Ravenwood) 90%GP
07                  Cincinnati Ravenwood Apartments LP 0.95%GP
05            Edison Capital Housing Partners V LP 16.18%GP
06               AMCAL Santa Barbara Fund XXXVI LP (Positano) 99%
06               Bodega Hills Investors LP 99%
06               Mercy Housing California IV LP (Vista Grande) 99%
06               Park Place Terrace LP 99%
06               River Walk Apartments Homes LP 99%
06               San Diego Golden Villa Partners LP (Golden Villa) 98.9%
06               Santa Alicia Gardens Townhomes LP (The Gardens) 99%
06               St. Hedwig's Gardens LP 99%
06               Sunshine Terrace LP 99%
06               Union Meadows Associates LLC 99%

05            Edison Capital Housing Partners VI LP 1%GP
06               Admiralty Heights Associates II 1995 LP (Kent Manor) 99%
06               Affordable/Citrus Glenn Phase II, Ltd. (Citrus Glenn Apts. Phase II) 99%
06               Altamont Hotel Associates LP 99%
06               Bradley Manor Senior Apartments LP 99%
06               Double X Associates 1995 LP (Terrace Manor) 99%
06               Hamilton Place Apartments LP (Larkin Place) 99%
06               Hamilton Place Senior Living LP 99%
06               Hearthstone Group 3 LP (Evergreen Court) 99%
06               KDF Malabar LP 99%
06               LINC-Bristol Associates I, LP (City Gardens) 99%
06               MAS-WT, LP (Washington Terrace) 99%
06               Northwood Manor Associates LP 99%
06               Silver Lake Properties LP 99%
06               University Park Properties LP 99%
06               Upland Senior Housing LP (Coy D. Estes) 99%
06               Vista Properties LLC (Vista View) 99.9%
06               Vista Verde Townhomes II LLC 99%
05            EDISON CAPITAL HOUSING MANAGEMENT
05            EDISON CAPITAL HOUSING NEW JERSEY [dissolved]
              [owned 6.16% of Edison Housing Consolidation Co.; see listing under MHICAL 95 Company.]
05            EDISON CAPITAL HOUSING PENNSYLVANIA [dissolved]
              [owned 5.26% of Edison Housing Consolidation Co.; see listing under MHICAL 95 Company.]
05            EDISON FUNDING OMICRON INCORPORATED (Delaware corporation) (formerly Edison Funding Omicron GP)
              55.52% [Also owned 0.08% by Edison Funding Company and 44.40% by Edison Housing Consolidation Co.,
              where Omicron subsidiaries are listed.]
05            EDISON HOUSING NORTH CAROLINA
06               Edison Capital Contributions VI Partners 4.03%GP
07                  ECH Investor Partners VI-A LP 15.3877%LP
08                      Edison Capital Housing Partners VI LP 61.8166%LP
09                         Admiralty Heights Associates II 1995 LP (Kent Manor) 99%
09                         Affordable/Citrus Glenn Phase II, Ltd. (Citrus Glenn Apts. Phase II) 99%
09                         Altamont Hotel Associates LP 99%
09                         Bradley Manor Senior Apartments LP 99%
09                         Double X Associates 1995 LP (Terrace Manor) 99%
09                         Hamilton Place Apartments LP (Larkin Place) 99%
09                         Hamilton Place Senior Living LP 99%
09                         Hearthstone Group 3 LP (Evergreen Court) 99%
09                         KDF Malabar LP 99%
09                         LINC-Bristol Associates I, LP (City Gardens) 99%
09                         MAS-WT, LP (Washington Terrace) 99%
09                         Northwood Manor Associates LP 99%
09                         Silver Lake Properties LP 99%
09                         University Park Properties LP 99%
09                         Upland Senior Housing LP (Coy D. Estes) 99%
09                         Vista Properties LLC (Vista View) 99.9%
09                         Vista Verde Townhomes II LLC 99%
07                  ECH Investor Partners VI-B LP 99%LP
08                      Edison Capital Housing Partners VI LP 37.1834%LP
09                         Admiralty Heights Associates II 1995 LP (Kent Manor) 99%
09                         Affordable/Citrus Glenn Phase II, Ltd. (Citrus Glenn Apts. Phase II) 99%
09                         Altamont Hotel Associates LP 99%
09                         Bradley Manor Senior Apartments LP 99%
09                         Double X Associates 1995 LP (Terrace Manor) 99%
09                         Hamilton Place Apartments LP (Larkin Place) 99%
09                         Hamilton Place Senior Living LP 99%
09                         Hearthstone Group 3 LP (Evergreen Court) 99%
09                         KDF Malabar LP 99%
09                         LINC-Bristol Associates I, LP (City Gardens) 99%
09                         MAS-WT, LP (Washington Terrace) 99%
09                         Northwood Manor Associates LP 99%
09                         Silver Lake Properties LP 99%
09                         University Park Properties LP 99%

09                         Upland Senior Housing LP (Coy D. Estes) 99%
09                         Vista Properties LLC (Vista View) 99.9%
09                         Vista Verde Townhomes II LLC 99%
05            EDISON HOUSING SOUTH CAROLINA
06               Edison Capital Contributions VI Partners 4.20%GP
07                  ECH Investor Partners VI-A LP 15.3877%LP
08                      Edison Capital Housing Partners VI LP 61.8166%LP
09                         Admiralty Heights Associates II 1995 LP (Kent Manor) 99%
09                         Affordable/Citrus Glenn Phase II, Ltd. (Citrus Glenn Apts. Phase II) 99%
09                         Altamont Hotel Associates LP 99%
09                         Bradley Manor Senior Apartments LP 99%
09                         Double X Associates 1995 LP (Terrace Manor) 99%
09                         Hamilton Place Apartments LP (Larkin Place) 99%
09                         Hamilton Place Senior Living LP 99%
09                         Hearthstone Group 3 LP (Evergreen Court) 99%
09                         KDF Malabar LP 99%
09                         LINC-Bristol Associates I, LP (City Gardens) 99%
09                         MAS-WT, LP (Washington Terrace) 99%
09                         Northwood Manor Associates LP 99%
09                         Silver Lake Properties LP 99%
09                         University Park Properties LP 99%
09                         Upland Senior Housing LP (Coy D. Estes) 99%
09                         Vista Properties LLC (Vista View) 99.9%
09                         Vista Verde Townhomes II LLC 99%
07                  ECH Investor Partners VI-B LP 99%LP
08                      Edison Capital Housing Partners VI LP 37.1834%LP
09                         Admiralty Heights Associates II 1995 LP (Kent Manor) 99%
09                         Affordable/Citrus Glenn Phase II, Ltd. (Citrus Glenn Apts. Phase II) 99%
09                         Altamont Hotel Associates LP 99%
09                         Bradley Manor Senior Apartments LP 99%
09                         Double X Associates 1995 LP (Terrace Manor) 99%
09                         Hamilton Place Apartments LP (Larkin Place) 99%
09                         Hamilton Place Senior Living LP 99%
09                         Hearthstone Group 3 LP (Evergreen Court) 99%
09                         KDF Malabar LP 99%
09                         LINC-Bristol Associates I, LP (City Gardens) 99%
09                         MAS-WT, LP (Washington Terrace) 99%
09                         Northwood Manor Associates LP 99%
09                         Silver Lake Properties LP 99%
09                         University Park Properties LP 99%
09                         Upland Senior Housing LP (Coy D. Estes) 99%
09                         Vista Properties LLC (Vista View) 99.9%
09                         Vista Verde Townhomes II LLC 99%
05            EHI DEVELOPMENT COMPANY
05            EHI DEVELOPMENT FUND
05            Florence Apartments LLC 99%
05            Josephinum Associates LP, The (Washington partnership) 99%
05            Kennedy Lofts Associates LP (Massachusetts partnership) 99%
05            Lovejoy Station LP 99.9%
05            Madison/Mollison LP (Park Mollison) 99.9%
05            Maplewood Housing Associates LP 99.9%
05            MH I LP 1%GP
06               California Park Apartments LP 99%
05            MH II LP 1%GP
06               5363 Dent Avenue Associates LP 99%
05            MH III LP 1%GP
06               DeRose Housing Associates LP 99%
05            MH IV LP 1%GP
06               MPT Apartments LP (MacArthur Park) 99%
05            MH V LP 1%GP
06               Centennial Place LP 99%

05            MHICAL 94 COMPANY
              [owns 19.32% of Edison Housing Consolidation Co.; see listing under MHICAL 95 Company.]
05            MHICAL 94 LP (Delaware partnership) 1%GP
06               Mayacamas Village Associates LP 99%
06               West Capital Courtyard LP 99%
05            MHICAL 95 LP (Delaware partnership) 1%GP
06               Abby Associates LP (Windmere) 99%
06               Colina Vista LP 99%
06               ECH/HFC GP Partnership No. 2 43.3%GP
07                  Edison Capital Housing Partners VIII LP 18.5396%GP
08                      Catalonia Associates LP 99%
08                      Ohlone Housing Associates LP 99%
06               Mercy Housing California VI LP (205 Jones) 99%
05            MHICAL 96 LP (Delaware partnership) 1%GP
06               ECH/HFC GP Partnership No. 1 50.44%GP
07                  Edison Capital Housing Partners VII LP 19.4187%GP
08                      C-Court LP (Cawelti Court) 99%
08                      Cottonwood Affordable Housing LP (Verde Vista) 99%
08                      Fifth and Wilshire Apartments LP 99%
08                      Flagstaff Affordable Housing II, LP (Forest View Apts.) 99%
08                      Huff Avenue Associates LP 99%
08                      Mountain View Townhomes Associates LP 99%
08                      Oak Forest Associates LP 99%
08                      Paradise Road Partners LP (Gateway Village) 99%
08                      Woodland Arms Apartments, Ltd. 99%
06               Edison Capital Affordable Housing 99A G.P. 36.47%GP
07                  Edison Capital Housing Partners IX LP 13.5533%GP
08                      1010 SVN Associates LP 99.9%
08                      2814 Fifth Street Associates LP (Land Park Woods) 99%
08                      Alma Place Associates LP 99%
08                      Knolls Community Associates LP 99.9%
08                      Monterra Village Associates LP 99%
08                      Pacific Terrace Associates LP 99.9%
08                      PVA LP (Park Victoria) 99%
08                      Sherman Glen, L.L.C. 99%
08                      Strobridge Housing Associates LP 99%
08                      Trolley Terrace Townhomes LP 99.9%
08                      Walnut Avenue Partnership LP 99%
06               Greenway Village Associates LP 99%
06               Kennedy Court Partners LP 99%
06               Klamath Associates LP 99%
06               Westgate Townhomes Associates LP 99%
05            MHICAL 95 COMPANY
06               EDISON HOUSING CONSOLIDATION CO. (formerly Edison Housing Georgia) 29.90%
07                  EDISON FUNDING OMICRON INCORPORATED (Delaware corporation) (formerly Edison Funding Omicron
                    GP) 44.40% [also owned 0.08% by Edison Funding Company and 55.52% by Edison Capital Housing
                    Investments]
08                      16th and Church Street Associates LP 99%
08                      1856 Wells Court Partners, LP (Wells Court) 99%
08                      AE Associates LP (Avenida Espana) 99%
08                      Agape Housing LP 99%
08                      Brantwood II Associates LP 99%
08                      Brooks School Associates LP 99%
08                      Bryn Mawr - Belle Shore LP (The) 99%
08                      Bush Hotel LP 99%
08                      Centertown Associates LP (Ravenwood) 99%
08                      Centro Partners LP (El Centro) 99%
08                      Cincinnati Ravenwood Apts. LP 99%
08                      Coyote Springs Apartments Associates LP 99%
08                      Cypress Cove Associates 99%
08                      Del Carlo Court Associates LP 99%
08                      Delta Plaza Apartments LP 99%
08                      EAH Larkspur Creekside Associates LP 99%

08                      East Cotati Avenue Partners LP 99%
08                      EDISON FUNDING OLIVE COURT 100%GP
09                         Olive Court Housing Associates LP 1.1%
08                      Edmundson Associates LP (Willows) 99%
08                      El Barrio Academy Urban Renewal Associates, LP (Academy Street) 99%
08                      Elizabeth West and East LP 99%
08                      Farm (The) Associates LP 99%
08                      Gilroy Redwood Associates LP (Redwoods) 99%
08                      Ginzton Associates LP 99%
08                      Grossman Apartments Investors LP 99%
08                      Heather Glen Associates LP 99%
08                      HMB-Atlanta I LP (Spring Branch) 99%
08                      Holy Family Associates LP 99%
08                      Lackawana Housing Associates LLC (Goodwill Neighborhood Residences) 99%
08                      Maplewood School Apartments LP 99%
08                      Mar Associates LP (Frank Mar) 99%
08                      McFarland Press Associates LP 99%
08                      Mercantile Housing LLC (Mercantile Square) 99%
08                      Merrill Road Associates LP 99%
08                      MH I LP 99%
09                         California Park Apartments LP 99%
08                      MHICAL 94 LP (Delaware partnership) 99%LP
09                         Mayacamas Village Associates LP 99%
09                         West Capital Courtyard LP 99%
08                      MHICAL 95 LP (Delaware partnership) 99%LP
09                         Abby Associates LP (Windmere) 99%
09                         Colina Vista LP 99%
09                         ECH/HFC GP Partnership No. 2 43.3%GP
10                            Edison Capital Housing Partners VIII LP 18.5396%GP
11                               Catalonia Associates LP 99%
11                               Ohlone Housing Associates LP 99%
09                         Mercy Housing California VI LP (205 Jones) 99%
08                      MHICAL 96 LP (Delaware partnership) 99%LP
09                         Greenway Village Associates LP 99%
09                         Kennedy Court Partners LP 99%
09                         Klamath Associates LP 99%
09                         Westgate Townhomes Associates LP 99%
08                      Mid-Peninsula Century Village Associates LP (Century Village) 99%
08                      Mission Capp LP 99%
08                      Mission Housing Partnership 1996 LP (Delaware partnership) 99%LP
08                      Neary Lagoon Partners LP 99%
08                      North Park Village II LLC 99%
08                      Oceanside Gardens LP 99%
08                      Omaha Amber Ridge LP (Amber Ridge) 98.9%
08                      Open Door Associates LP (West Valley) 99%
08                      Palmer House LP 99%
08                      Richmond City Center Associates LP 99%
08                      Riverside/Liebrandt Partners LP (La Playa) 99%
08                      Roebling Village Inn Urban Renewal LP 99%
08                      Rosebloom Associates LP (Oakshade) 99%
08                      San Pablo Senior Housing Associates LP 99%
08                      San Pedro Gardens Associates LP 99%
08                      Santa Paulan Senior Apartments Associates LP (The Paulan) 99%
08                      South Beach Housing Associates LP (Steamboat) 99%
08                      South Winery Associates LP (The Winery Apartments) 99%
08                      Stoney Creek Associates LP 99%
08                      Studebaker Building LP 99%
08                      Sultana Acres Associates LP 99%
08                      Thomson Rental Housing, LP (Washington Place) 99%
08                      Tuscany Associates LP (Tuscany Villa) 99%
08                      Villa Maria Housing LP 99%
08                      Washington Creek Associates LP 99%
08                      Westport Village Homes Associates LP 99%
08                      Wheeler Manor Associates LP 99%

08                      YWCA Villa Nueva Partners LP 99%
05            MHICAL 96 COMPANY
              [owns 8.96% of Edison Housing Consolidation Co.; see listing under MHICAL 95 Company.]
06               MHICAL 96 LP 99%
07                  ECH/HFC GP Partnership No. 1 50.44%GP
08                      Edison Capital Housing Partners VII LP 19.4187%GP
09                         C-Court LP (Cawelti Court) 99%
09                         Cottonwood Affordable Housing LP (Verde Vista) 99%
09                         Fifth and Wilshire Apartments LP 99%
09                         Flagstaff Affordable Housing II, LP (Forest View Apts.) 99%
09                         Huff Avenue Associates LP 99%
09                         Mountain View Townhomes Associates LP 99%
09                         Oak Forest Associates LP 99%
09                         Paradise Road Partners LP (Gateway Village) 99%
09                         Woodland Arms Apartments, Ltd. 99%
07                  Edison Capital Affordable Housing 99A G.P. 36.47%GP
08                      Edison Capital Housing Partners IX LP 13.5533%GP
09                         1010 SVN Associates LP 99.9%
09                         2814 Fifth Street Associates LP (Land Park Woods) 99%
09                         Alma Place Associates LP 99%
09                         Knolls Community Associates LP 99.9%
09                         Monterra Village Associates LP 99%
09                         Pacific Terrace Associates LP 99.9%
09                         PVA LP (Park Victoria) 99%
09                         Sherman Glen, L.L.C. 99%
09                         Strobridge Housing Associates LP 99%
09                         Trolley Terrace Townhomes LP 99.9%
09                         Walnut Avenue Partnership LP 99%
05            MHICAL 97 COMPANY
06               MHICAL 97 LP 99%
07                  ECH/HFC GP Partnership No. 1 14.66%GP
08                      Edison Capital Housing Partners VII LP 19.4187%GP
09                         C-Court LP (Cawelti Court) 99%
09                         Cottonwood Affordable Housing LP (Verde Vista) 99%
09                         Fifth and Wilshire Apartments LP 99%
09                         Flagstaff Affordable Housing II, LP (Forest View Apts.) 99%
09                         Huff Avenue Associates LP 99%
09                         Mountain View Townhomes Associates LP 99%
09                         Oak Forest Associates LP 99%
09                         Paradise Road Partners LP (Gateway Village) 99%
09                         Woodland Arms Apartments, Ltd. 99%
07                  Edison Capital Affordable Housing 99A G.P. 33.05%
08                      Edison Capital Housing Partners IX LP 13.5533%GP
09                         1010 SVN Associates LP 99.9%
09                         2814 Fifth Street Associates LP (Land Park Woods) 99%
09                         Alma Place Associates LP 99%
09                         Knolls Community Associates LP 99.9%
09                         Monterra Village Associates LP 99%
09                         Pacific Terrace Associates LP 99.9%
09                         PVA LP (Park Victoria) 99%
09                         Sherman Glen, L.L.C. 99%
09                         Strobridge Housing Associates LP 99%
09                         Trolley Terrace Townhomes LP 99.9%
09                         Walnut Avenue Partnership LP 99%
06               MHICAL 97 LP 99%LP
07                  Garnet Housing Associates LP 99%
05            MHICAL 97 LP 1%GP
06               ECH/HFC GP Partnership No. 1 14.66%GP
07                  Edison Capital Housing Partners VII LP 19.4187%GP
08                      C-Court LP (Cawelti Court) 99%
08                      Cottonwood Affordable Housing LP (Verde Vista) 99%
08                      Fifth and Wilshire Apartments LP 99%
08                      Flagstaff Affordable Housing II, LP (Forest View Apts.) 99%

08                      Huff Avenue Associates LP 99%
08                      Mountain View Townhomes Associates LP 99%
08                      Oak Forest Associates LP 99%
08                      Paradise Road Partners LP (Gateway Village) 99%
08                      Woodland Arms Apartments, Ltd. 99%
06               Edison Capital Affordable Housing 99A G.P. 33.05%GP
07                  Edison Capital Housing Partners IX LP 13.5533%GP
08                      1010 SVN Associates LP 99.9%
08                      2814 Fifth Street Associates LP (Land Park Woods) 99%
08                      Alma Place Associates LP 99%
08                      Knolls Community Associates LP 99.9%
08                      Monterra Village Associates LP 99%
08                      Pacific Terrace Associates LP 99.9%
08                      PVA LP (Park Victoria) 99%
08                      Sherman Glen, L.L.C. 99%
08                      Strobridge Housing Associates LP 99%
08                      Trolley Terrace Townhomes LP 99.9%
08                      Walnut Avenue Partnership LP 99%
06               Garnet Housing Associates LP 99%
05            MHIFED 94 LP (Delaware partnership) 1%GP; 99%LP to Bell Atlantic
06               Berry Avenue Associates LP 99%
06               Carlton Way Apartments LP 99%
06               CDR Senior Housing Associates (Casa del Rio) 99%
06               Corona Ely/Ranch Associates LP 99%
06               Fairview Village Associates LP 99%
06               Fell Street Housing Associates LP 99%
06               Hope West Apartments LP 99%
06               Morrone Gardens Associates LP 99%
06               Pajaro Court Associates LP 99%
06               Tierra Linda Associates LP 99%
06               Tlaquepaque Housing Associates LP 99%
05            MHIFED 95 LP (Delaware partnership) 1%GP; 99%LP to Bell Atlantic
06               1101 Howard Street Associates LP 99%
06               Avalon Courtyard LP (Carson Senior Housing) 99%
06               Hollywood El Centro LP 99%
06               La Brea/Franklin LP 99%
06               Larkin Pine LP 99%
06               Mercy Housing California III LP (3rd and Reed) 99%
06               Pinole Grove Associates LP 99%
06               Second Street Center LP (Santa Monica) 99%
06               Solinas Village Partners LP 99%
06               Three Oaks Housing LP 99%
05            MHIFED 96 LP (Delaware partnership) 5%GP; 95%LP to Cargill
06               Lavell Village Associates LP 99%
06               North Town Housing Partners LP (Villa del Norte Village) 99%
06               Poco Way Associates LP 99%
06               Seasons Affordable Senior Housing LP 99%
05            MHIFED 96A LP (Delaware partnership) 1%GP; 99%LP to Bell Atlantic
06               Good Samaritan Associates LP 99%
06               Metro Senior Associates LP 99%
06               Oxnard Housing Associates LP 99%
06               Reseda Village LP 99%
06               Round Walk Village Apartments LP 99%
06               Santa Alicia Family Housing Associates 99%
06               Vine Street Court LP 99%
06               Vine Street Court LP II 99%
05            Mid-Peninsula Sharmon Palms Associates LP (Sharmon Palms) 99%
05            MISSION HOUSING ALPHA
06               LL Housing LLC 24.5%
07                  Laurel Lakes LP 1%
06               Quebec Arms Apartments LP 0.05% GP
06               University Manor Apartment LP 0.05% GP

05            MISSION HOUSING BETA
              [owns 2.58% of Edison Housing Consolidation Co.; see listing under MHICAL 95 Company.]
05            MISSION HOUSING DELTA
              [owns 1.07% of Edison Housing Consolidation Co.; see listing under MHICAL 95 Company.]
06               MH II LP 99%
07                  5363 Dent Avenue Associates LP 99%
06               MH III LP 99%
07                  DeRose Housing Associates LP 99%
06               MH IV LP 99%
07                  MPT Apartments LP (MacArthur Park) 99%
06               MH V LP 99%
07                  Centennial Place LP 99%
05            MISSION HOUSING DENVER [dissolved]
              [owned 5.67% of Edison Housing Consolidation Co.; see listing under MHICAL 95 Company.]
05            MISSION HOUSING EPSILON
              [owns 0.54% of Edison Housing Consolidation Co.; see listing under MHICAL 95 Company.]
06               Edison Capital Affordable Housing 99A G.P. 2.78%
07                  Edison Capital Housing Partners IX LP 13.5533%GP
08                      1010 SVN Associates LP 99.9%
08                      2814 Fifth Street Associates LP (Land Park Woods) 99%
08                      Alma Place Associates LP 99%
08                      Knolls Community Associates LP 99.9%
08                      Monterra Village Associates LP 99%
08                      Pacific Terrace Associates LP 99.9%
08                      PVA LP (Park Victoria) 99%
08                      Sherman Glen, L.L.C. 99%
08                      Strobridge Housing Associates LP 99%
08                      Trolley Terrace Townhomes LP 99.9%
08                      Walnut Avenue Partnership LP 99%
06               Hotel Elkhart L.L.C. (The Cornerstone) 99%
05            MISSION HOUSING GAMMA
              [owns 1.73% of Edison Housing Consolidation Co.; see listing under MHICAL 95 Company.]
06               Storm Lake Power Partners I LLC (1%) [See 4.EC08]
05            MISSION HOUSING HOLDINGS
              [owns 13.10% of Edison Housing Consolidation Co.; see listing under MHICAL 95 Company.]
05            Mission Housing Partnership 1996 LP (Delaware partnership) 1%GP
05            MISSION HOUSING THETA
06               MISSION FUNDING THETA
                 [owns 0.01% of Edison Housing Consolidation Co.; see listing under MHICAL 95 Company.]
07                  Edison Capital Affordable Housing 99A G.P. 0.01%
08                      Edison Capital Housing Partners IX LP 13.5533%GP
09                         1010 SVN Associates LP 99.9%
09                         2814 Fifth Street Associates LP (Land Park Woods) 99%
09                         Alma Place Associates LP 99%
09                         Knolls Community Associates LP 99.9%
09                         Monterra Village Associates LP 99%
09                         Pacific Terrace Associates LP 99.9%
09                         PVA LP (Park Victoria) 99%
09                         Sherman Glen, L.L.C. 99%
09                         Strobridge Housing Associates LP 99%
09                         Trolley Terrace Townhomes LP 99.9%
09                         Walnut Avenue Partnership LP 99%
07                  Edison Capital Affordable Housing 99B G.P. 0.01%
08                      Edison Capital Housing Partners X LP 19.3952%GP
09                         Beacon Manor Associates LP 99.9%
09                         Boulder Creek Apartments LP 99.9%
09                         Burlington Senior Housing LLC 99.9%
09                         CCS/Renton Housing LP (Renton) 99.9%
09                         Coolidge Station Apartments L.L.C. 99%
09                         Lark Ellen LP 99%
09                         Mercy Housing California IX LP (Sycamore) 99.9%
09                         Morgan Hill Ranch Housing LP 99%

09                         Pacifica Community Associates LP (Villa Pacifica) 99.9%
09                         Persimmon Associates LP (Persimmon Tree) 99%
09                         Providence-Brown Street Housing LP (Brown Street) 99.9%
09                         San Juan Commons 1996 LP 99.9%
09                         Timber Sound, Ltd. 99%
09                         Timber Sound II, Ltd. 99%
09                         Trinity Park Apartments LP 99.9%
09                         Venbury Trail LP 99.9%
07                  Oakdale Terrace Leased Housing Associates LP 0.01%
07                  Westfield Condominium Investment LP 0.01%
06               Mission Housing Investors Partnership 5%GP; 95%LP to GECC
07                  1028 Howard Street Associates LP 99%
07                  Forest Winds Associates LP 99%
07                  Glen Eden Associates LP (A Street) 99%
07                  Gray's Meadows Investors LP 99%
07                  Prince Bozzuto LP (Fairground Commons) (Maryland partnership) 99%
07                  Rancho Park Associates LP 99%
07                  Rustic Gardens Associates LP 99%
07                  Sea Ranch Apartments LP 99%
07                  Springdale Kresson Associates LP (Jewish Federation) (New Jersey partnership) 99%
05            MISSION HOUSING ZETA [dissolved]
              [owned 5.35% of Edison Housing Consolidation Co.; see listing under MHICAL 95 Company.]
05            National Boston Lofts Associates LLLP (Boston Lofts) 99%
05            Oakdale Terrace Leased Housing Associates LP 98.99%
05            OL Hope LP (Olympic Hope) 99.9%
05            Olive Court Apartments LP 98.9%
05            Pacific Vista Las Flores LP (Vista Las Flores) 99.9%
05            Palmer Heights, LLC 99.9%
05            Pilot Grove LP (Massachusetts partnership) 99%
05            Post Office Plaza LP (Ohio partnership) 99%
05            San Martin de Porres LP 99.9%
05            Tabor Grand LP (Colorado partnership) 99%
05            Terra Cotta Housing Associates LP 99.9%
05            West Valley Hart LP (Hart and Alabama) 99.9%
05            Westfield Condominium Investment LP 98.99%
05            White Mountain Apache LP 99%
04        EDISON FUNDING OMICRON INCORPORATED (Delaware corporation) (formerly Edison Funding Omicron GP) 0.08%
          [also owned 55.52% by Edison Capital Housing Investments and 44.40% by Edison Housing Consolidation Co.]
05            Cincinnati Ravenwood Apts, LP 99%
05            EDISON FUNDING OLIVE COURT 100%
06               Olive Court Housing Associates LP 1.1%
04        MISSION FUNDING BETA
04        MISSION FUNDING EPSILON
05            Edison Capital (Bermuda) Investments, Ltd. (Bermuda corporation)
              Address:  Clarendon House, 2 Church Street, Hamilton HM CX, Bermuda
06               Edison Capital LAI (Bermuda) Ltd. (Bermuda corporation)
                 Address:  Clarendon House, 2 Church Street, P.O. Box HM666, Hamilton HM CX, Bermuda
07                  Trinidad and Tobago Methanol Company Limited (equity) 1.0%
06               Edison Capital Latin American Investments (Bermuda) Ltd. (Bermuda corporation) 33.3%
                 Address:  Clarendon House, 2 Church Street, P.O. Box HM666, Hamilton HM CX, Bermuda
07                  AIG Asian Infrastructure Fund II LP 5.8%
07                  AIG-GE Capital Latin American Infrastructure Fund LP 8%
07                  AIG Emerging Europe Infrastructure Fund LP 22.70%
07                  AIG Emerging Europe Infrastructure Management LP 18.05%GP
05            Edison Capital International (Bermuda) Ltd. (Bermuda corporation)
              Address:  Clarendon House, 2 Church Street, P.O. Box HM666, Hamilton HM CX, Bermuda
06               Edison Capital Latin American Investments (Bermuda) Ltd. (Bermuda corporation) 33.3%
07                  AIG Asian Infrastructure Fund II LP 5.8%

07                  AIG-GE Capital Latin American Infrastructure Fund LP 7.89%
08                      Andes Energy XII Ltd. 100%
09                         Paz Holdings Ltd. 43.22%
10                            Compania Adminstradora de Empresas Bolivia S.A. ("Cade") 12.55% (Bolivian service company)
                              Address:  Edificio Electropaz SA, subsuelo Plaza Venezuela No. 1401 esq. Loayza, La
                              Paz, Bolivia
10                            Electricidad de La Paz S.A. ("Electropaz") (equity) 10% (Bolivian foreign utility company) [See 4.EC01]
                              Address:  Avenida Illimani l973, Casilla 10511, La Paz, Bolivia
10                            Empresa de Luz y Fuerza Electrica de Oruro S.A. ("Elfeo") 12.55% (Bolivian foreign utility company) [See 4.EC02]
                              Address:  Calle Junin No. 710, Casilla No. 53, Oruro, Bolivia
10                            Empresa de Servicios Edeser S.A. ("Edeser") 12.55% (Bolivian service company)
                              Address:  Iturralde No. 1309, Miraflores, La Paz, Bolivia
07                  AIG Emerging Europe Infrastructure Fund LP 22.7%
07                  AIG Emerging Europe Infrastructure Management LP 18.05%GP
06               Olmeca Cable Investments Ltd. (Mandeville Mexico, S.A.) 21.7%
06               Paz Holdings Ltd. 30.42%
07                  Compania Adminstradora de Empresas Bolivia S.A. ("Cade") 12.55% (Bolivian service company)
                    Address:  Edificio Electropaz SA, subsuelo Plaza Venezuela No. 1401 esq. Loayza, La Paz,
                    Bolivia
07                  Electricidad de La Paz S.A. ("Electropaz") (equity) 10% (Bolivian foreign utility company)
                    [See 4.EC01]
                    Address:  Avenida Illimani 1973, Casilla 10511, La Paz, Bolivia
07                  Empresa de Luz y Fuerza Electrica de Oruro S.A. ("Elfeo") 12.55% (Bolivian foreign utility company) [See 4.EC02]
                    Address:  Calle Junin No. 710, Casilla No. 53, Oruro, Bolivia
07                  Empresa de Servicios Edeser S.A. ("Edeser") 12.55% (Bolivian service company)
                    Address:  Iturralde No. 1309, Miraflores, La Paz, Bolivia
05            EDISON CAPITAL LATIN AMERICAN INVESTMENTS HOLDING COMPANY (Delaware corporation)
06               Edison Capital Latin American Investments (Bermuda) Ltd. (Bermuda corporation) 33.3%
07                  AIG Asian Infrastructure Fund II LP 5.8%
07                  AIG-GE Capital Latin American Infrastructure Fund LP 7.89%
07                  AIG Emerging Europe Infrastructure Fund LP 22.70%
07                  AIG Emerging Europe Infrastructure Management LP 18.05%GP
05            Edison Capital (Netherlands) Holdings Company B.V.
              Address:  Herengracht 548, 1017 CG Amsterdam, Netherlands
06               Edison Capital (Netherlands) Investments B.V.
                 Address:  Herengracht 548, 1017 CG Amsterdam, Netherlands
05            MISSION FUNDING ALPHA
06               MISSION FUNDING MU
07                  EPZ Mission Funding Mu Trust (equity interest in foreign utility company) [See 4.EC03]
                    Address:  c/o Wilmington Trust Company, Rodney Square North, 1100 North Market Square,
                    Wilmington, Delaware 19890-0004
05            MISSION FUNDING DELTA
05            MISSION FUNDING NU
06               EPZ Mission Funding Nu Trust (equity interest in foreign utility company) [See 4.EC04]
                 Address:  c/o Wilmington Trust Company, Rodney Square North, 1100 North Market Square,
                 Wilmington, Delaware 19890-0004
05            Mission Investments, Inc. (U.S. Virgin Islands corp.)
              Address:  ABN Trustcompany, Guardian Building, Havensight, 2nd Floor, St. Thomas, U.S. Virgin
              Islands
05            Mission (Bermuda) Investments, Ltd. (Bermuda corp.)
              Address:  Clarendon House, 2 Church Street, Hamilton HM CX, Bermuda
04        MISSION FUNDING GAMMA
04        MISSION FUNDING KAPPA

04        MISSION FUNDING ZETA
05            Huntington LP (New York partnership) 50%
05            Lakota Ridge LLC 75% [See 4.EC05]
              Address:  c/o DanMar & Associates, 520 Fifth Avenue SE, Pipestone, Minnesota 56164
05            Mission Minnesota Wind, LLC
              Address:  c/o DanMar & Associates, 520 Fifth Avenue SE, Pipestone, Minnesota 56164
06               Bisson Windfarm, LLC 95%LP [See 4.EC09]
07                  DanMar Transmission LLC 19.9%LP
06               Boeve Windfarm, LLC 99%LP [See 4.EC10]
06               CG Windfarm, LLC 99%LP [See 4.EC11]
07                  DanMar Transmission LLC 19.9%LP
06               Fey Windfarm, LLC 99%LP [See 4.EC12]
06               K-Brink Windfarm, LLC 99%LP [See 4.EC13]
06               TG Windfarm, LLC 99%LP [See 4.EC14]
07                  DanMar Transmission LLC 19.9%LP
06               Tofteland Windfarm, LLC 91%LP [See 4.EC15]
07                  DanMar Transmission LLC 19.9%LP
06               Westridge Windfarm, LLC 92%LP [See 4.EC16]
07                  DanMar Transmission LLC 19.9%LP
06               Windcurrent Farms, LLC 99%LP [See 4.EC17]
06               DanMar Transmission LLC 0.5%LP
06               Carstensen Wind LLC 99%LP [See 4.EC18]
07                  West Pipestone Transmission LLC 19.9%LP
06               Greenback Energy LLC 99%LP [See 4.EC19]
07                  West Pipestone Transmission LLC 19.9%LP
06               Lucky Wind LLC 99%LP [See 4.EC20]
07                  West Pipestone Transmission LLC 19.9%LP
06               Northern Lights Wind LLC 99%LP [See 4.EC21]
07                  West Pipestone Transmission LLC 19.9%LP
06               Stahl Wind Energy LLC 99%LP [See 4.EC22]
07                  West Pipestone Transmission LLC 19.9%LP
06               West Pipestone Transmission LLC 0.5%LP
05            Shaokatan Hills LLC 75% [See 4.EC06]
              Address:  c/o DanMar & Associates, 520 Fifth Avenue SE, Pipestone, Minnesota 56164
05            Woodstock Hills LLC 75% [See 4.EC07]
              Address:  c/o DanMar & Associates, 520 Fifth Avenue SE, Pipestone, Minnesota 56164
04        MISSION IOWA WIND COMPANY
05            Storm Lake Power Partners I LLC (99%) [See 4.EC08]

02        MISSION LAND COMPANY is a California corporation having its principal place of business at 18101 Von
          Karman Avenue, Suite 1700, Irvine, California 92612-1046.  It is engaged, directly and through its subsidiaries, in the business of owning, managing and selling industrial parks and other real property investments.  The subsidiaries and partnerships of Mission Land Company are listed below.  Unless otherwise indicated, all entities are corporations, are organized under the laws of the State of
          California, and have the same principal place of business as Mission Land Company.

03     ASSOCIATED SOUTHERN INVESTMENT COMPANY
03     CALABASAS PALATINO, INC. (inactive)
03     Centrelake Partners, LP (limited partnership) 98%LP (inactive)
03     IRWINDALE LAND COMPANY (inactive)
03     MISSION AIRPORT PARK DEVELOPMENT CO. (inactive)
04        Centrelake Partners, LP (limited partnership) 2%GP (inactive)
04        Mission Vacaville LP (limited partnership) 1%GP (inactive)
03     MISSION INDUSTRIAL CONSTRUCTORS, INC. (inactive)
03     Mission-Oceangate 75%GP (inactive)
03     MISSION/ONTARIO, INC. (inactive)
03     MISSION SOUTH BAY COMPANY (inactive)
04        Mission-Oceangate 25%GP (inactive)
03     MISSION TEXAS PROPERTY HOLDINGS, INC. (inactive)
03     Mission Vacaville LP (limited partnership) 99%LP (inactive)

02        MISSION POWER ENGINEERING COMPANY is an inactive California corporation having its principal place of business at 2244 Walnut Grove Avenue, Rosemead, California 91770.  The subsidiary of Mission Power
          Engineering Company is listed below.

03     ASSOCIATED SOUTHERN ENGINEERING COMPANY (inactive California corporation)

02        MISSION ENERGY HOLDING COMPANY is a Delaware corporation having its principal place of business at 2600
          Michelson Drive, Suite 1700, Irvine, California 92612.  Mission Energy Holding Company owns the stock of Edison Mission Energy and also acts as a financing vehicle.

03     EDISON MISSION ENERGY is a Delaware corporation having its principal place of business at 18101 Von Karman
       Avenue, Suite 1700, Irvine, California 92612-1046.  Edison Mission Energy owns the stock of a group of corporations which, primarily through partnerships with non-affiliated entities, are engaged in the business of developing, owning, leasing and/or operating cogeneration and other energy or energy-related projects pursuant to the Public Utility Regulatory Policies Act of 1978.  Edison Mission Energy, through wholly owned subsidiaries, also has ownership interests in a number of independent power projects in operation or under development that either have been reviewed by the Commission's staff for compliance with the Act or are or will be exempt wholesale generators or foreign utility companies under the Energy
       Policy Act of 1992.  In addition, some Edison Mission Energy subsidiaries have made fuel-related investments and a limited number of non-energy related investments.  The subsidiaries and partnerships of
       Edison Mission Energy are listed below.  Unless otherwise indicated, all entities are corporations, are organized under the laws of the State of California and have the same principal place of business as
       Edison Mission Energy.

EDISON MISSION ENERGY DOMESTIC COMPANIES:
04     AGUILA ENERGY COMPANY (LP)
05        American Bituminous Power Partners, LP (Delaware limited partnership) 49.5%; 50% with Pleasant Valley
          Address:  Grant Town Power Plant, Highway 17, Grant Town, WV 26574
06            American Kiln Partners, LP (Delaware limited partnership) (inactive) 49.5% of 53%
04     ANACAPA ENERGY COMPANY (GP)
05        Salinas River Cogeneration Company (California general partnership) 50%
          Address:  Star Route 42, Sargents Road, San Ardo, CA 93450
04     ARROWHEAD ENERGY COMPANY (inactive)
05        Crown Energy, L.P. (New Jersey limited partnership) (inactive) 50%LP; 100% w/ Thorofare, Mission/Eagle
06            Crown Vista Urban Renewal Corporation  (inactive) 50%
04     BALBOA ENERGY COMPANY (GP) (inactive)
05        Smithtown Cogeneration, L.P. (Delaware limited partnership) (inactive) 50%; 100% w/ Kingspark
04     BLUE RIDGE ENERGY COMPANY (GP) (inactive)
05        Bretton Woods Cogeneration, LP (Delaware limited partnership) (inactive) 50%; 100% w/ Bretton Woods
04     BRETTON WOODS ENERGY COMPANY (GP and LP) (inactive)
05        Bretton Woods Cogeneration, LP (Delaware LP) (inactive) 50%; 100% w/ Blue Ridge
04     CAMINO ENERGY COMPANY (GP)
05        Watson Cogeneration Company (California general partnership) 49%
          Address:  22850 South Wilmington Avenue, Carson, CA 90749
04     CENTERPORT ENERGY COMPANY (GP and LP) (inactive)
05        Riverhead Cogeneration I, LP (Delaware limited partnership) (inactive) 50%; 100% w/ Ridgecrest
04     CHESAPEAKE BAY ENERGY COMPANY (GP) (inactive)
05        Delaware Clean Energy Project (Delaware general partnership) (inactive)50%
04     CHESTER ENERGY COMPANY
04     CLAYVILLE ENERGY COMPANY (inactive)
05        Oconee Energy, LP (Delaware limited partnership) (inactive) 50%; 100% w/Coronado
04     COLONIAL ENERGY COMPANY [Dissolved 06/08/2004]
04     CORONADO ENERGY COMPANY (inactive)
05        Oconee Energy, LP (Delaware limited partnership) (inactive) 50%; 100% with Clayville
04     CRESCENT VALLEY ENERGY COMPANY [Dissolved 10/26/2004]
04     DEL MAR ENERGY COMPANY (GP)
05        Mid-Set Cogeneration Company (California general partnership) 50%
          Address:  13705 Shalae Road, Fellows, CA 93224
04     DELAWARE ENERGY CONSERVERS, INC. (Delaware corporation)[Dissolved 06/08/2004]

04     DESERT SUNRISE ENERGY COMPANY (Nevada corporation) (inactive)
04     DEVEREAUX ENERGY COMPANY (LP) [Dissolved 06/08/2004]
04     EAST MAINE ENERGY COMPANY [Dissolved 06/08/2004]
04     EDISON ALABAMA GENERATING COMPANY [Dissolved 10/26/2004]
04     EDISON MISSION DEVELOPMENT, INC. (Delaware corporation) 100%
04     EDISON MISSION ENERGY FUEL
05        EDISON MISSION ENERGY OIL & GAS [SOLD 01/07/2004]
06            Four Star Oil & Gas Company (Delaware corporation) 35.84% [SOLD 01/07/2004]
              Address:  200 Westchester Avenue, White Plains, NY 10650
05        EDISON MISSION ENERGY PETROLEUM
05        POCONO FUELS COMPANY (inactive)
05        SOUTHERN SIERRA GAS COMPANY (inactive)
04     Edison Mission Energy Asia Pacific Pte. Ltd. (Singapore company) 100%
       Address:  Address:  1 Robinson Road, #19-01 AIA Tower,Singapore 048542
04     EDISON MISSION ENERGY FUNDING CORP. (Delaware corporation) 1%
04     Edison Mission Energy Interface Ltd. (Canadian corporation)
       Address:  2 Sheppard Ave. E. #200, North York, Ontario, Canada
05        The Mission Interface Partnership (Province of Ontario general partnership) 50%
04     EDISON MISSION ENERGY SERVICES, INC. [formerly Edison Mission
       Energy Fuel Services, Inc.] [PowerGen project]
04     EDISON MISSION FUEL RESOURCES, INC. (Delaware corporation) [Com Ed Project
04     EDISON MISSION FUEL TRANSPORTATION, INC. (Delaware corporation) [Com Ed Project]
04     EDISON MISSION MARKETING & TRADING, INC.
05        Midwest Generation Energy Services, LLC (Delaware LLC) (formerly CP Power Sales Eighteen, L.L.C.) 100%
          Address:  One Financial Place, 400 South LaSalle Street, Suite 3500, Chicago, Illinois 60605
04     EDISON MISSION HOLDINGS CO. (formerly EME Homer City Holdings Co.)
05        CHESTNUT RIDGE ENERGY COMPANY 100%
06            EME HOMER CITY GENERATION, L.P. (Pennsylvania limited partnership) 99%LP [See 4.EME01]
              Address:  1750 Power Plant Road, Homer City, PA 15748-8009
05        EDISON MISSION FINANCE CO. 100%
05        HOMER CITY PROPERTY HOLDINGS, INC. 100%
05        MISSION ENERGY WESTSIDE, INC. 100%
06            EME HOMER CITY GENERATION, L.P. (Pennsylvania limited partnership) 1%GP [See 4.EME01]
              Address:  1750 Power Plant Road, Homer City, PA 15748-8009
04     EDISON MISSION OPERATION & MAINTENANCE, INC.
04     EDISON MISSION PROJECT CO. (formerly EME UK International, Inc.) (Delaware corporation) (inactive) 100%
       [held 100% of the issued and outstanding Class D shares of MEC International B.V. (0.01%)--see
       INTERNATIONAL section - SOLD MECI BV shares 12/16/2004]
04     EL DORADO ENERGY COMPANY (GP) [Dissolved 06/08/2004]
04     EME CP HOLDINGS CO. (Delaware corporation)
05        CP Power Sales Seventeen, L.L.C. (Delaware limited liability company)
05        CP Power Sales Nineteen, L.L.C. (Delaware limited liability company) (inactive)
05        CP Power Sales Twenty, L.L.C. (Delaware limited liability company) (inactive)
04     EME EASTERN HOLDINGS CO. (Delaware corporation)
05        Athens Funding, L.L.C. (Delaware limited liability company)
05        Citizens Power Holdings One, LLC (Delaware limited liability company)
06            CL Power Sales One, L.L.C. (Delaware LLC) 25%
06            CL Power Sales Two, L.L.C. (Delaware LLC) 25%
06            CL Power Sales Seven, L.L.C. (Delaware LLC) 25%
06            CL Power Sales Eight, L.L.C. (Delaware LLC) 25%
06            CL Power Sales Nine, L.L.C. (Delaware LLC) 25%
06            CL Power Sales Ten, L.L.C. (Delaware LLC) 25%
05        CP Power Sales Twelve, L.L.C. (Delaware limited liability company)
04     EMOM SERVICES, INC. (Delaware corporation)
04     EMP, INC. (Oregon corporation) (GP and LP) (inactive)
05        GEO East Mesa Limited Partnership 50% [cancelled effective 04/30/2003]
04     FOUR COUNTIES GAS COMPANY [Dissolved 06/08/2004]
04     GLOBAL POWER INVESTORS, INC. (Delaware corporation)
04     Hancock Generation LLC (Delaware limited liability company) (inactive)

04     HOLTSVILLE ENERGY COMPANY (GP and LP) (inactive)
05        Brookhaven Cogeneration, LP (Delaware limited partnership) (inactive) 50%; 100% w/ Madera
04     INDIAN BAY ENERGY COMPANY (GP and LP) (inactive)
05        Riverhead Cogeneration III, LP (Delaware limited partnership) (inactive) 50%; 100% w/ Santa
          Ana
04     JEFFERSON ENERGY COMPANY (GP and LP) [Dissolved 10/26/2004]
04     KINGS CANYON ENERGY COMPANY [Dissolved 06/08/2004]
04     KINGSPARK ENERGY COMPANY (GP and LP) (inactive)
05        Smithtown Cogeneration, LP (Delaware limited partnership) (inactive) 50%; 100% w/ Balboa
04     LAGUNA ENERGY COMPANY (inactive)
04     LA JOLLA ENERGY COMPANY [Dissolved 06/08/2004]
04     LAKEVIEW ENERGY COMPANY (inactive)
05        Georgia Peaker, LP (Delaware limited partnership) (inactive) 50%; 100% w/ Silver Springs
04     LEHIGH RIVER ENERGY COMPANY (inactive)
04     LONGVIEW COGENERATION COMPANY [Dissolved 10/26/2004]
04     MADERA ENERGY COMPANY (GP) (inactive)
05        Brookhaven Cogeneration, LP (Delaware partnership) (inactive) 50%; 100% w/ Holtsville
04     MADISON ENERGY COMPANY (LP) (inactive)
04     MIDWEST GENERATION EME, LLC (Delaware LLC) 100%
       Address:  One Financial Place, 400 South LaSalle Street, Suite 3500, Chicago, Illinois 60605
05        COLLINS HOLDINGS EME, LLC (Delaware limited liability company) (inactive)
          Address:  One Financial Place, 400 South LaSalle Street, Suite 3500, Chicago, Illinois 60605
05        EDISON MISSION MIDWEST HOLDINGS CO. (Delaware corporation) 100%
          Address:  One Financial Place, 400 South LaSalle Street, Suite 3500, Chicago, Illinois 60605
06            EDISON MISSION ENERGY FUEL SERVICES, LLC (Delaware limited liability company)
              Address:  One Financial Place, 440 South LaSalle Street, Suite 3500, Chicago, Illinois 60605
06            EDISON MISSION OVERSEAS CO. (Delaware corporation) (Com Ed project) 100%
              [merged into Edison Mission Midwest Holdings Co. 04/27/2004]
              Address:  One Financial Place, 400 South LaSalle Street, Suite 3500, Chicago, Illinois 60605
06            Edison Mission Overseas Ltd. (UK company) (Com Ed project) 100%
              Address:  One Financial Place, 400 South LaSalle Street, Suite 3500, Chicago, Illinois 60605
06            MIDWEST GENERATION, LLC (Delaware LLC) (Com Ed project) 100% [See 4.EME02]
              Address:  One Financial Place, 400 South LaSalle Street, Suite 3400, Chicago, Illinois 60605
              Crawford Station, 3501 South Pulaski Road, Chicago, IL 60608
              Collins Station, 4200 East Pine Bluff Road, Morris, IL 60623 [decommissioned 12/31/2004]
              Fisk Station, 1111 West Cermak Road, Chicago, IL 60608
              Joliet Station, 1800 Channahon Road, Joliet, IL 60436
              Powerton Station, 13082 East Manito Road, Pekin, IL 61554
              Waukegon Station, 10 Greenwood Avenue, Waukegan, IL 60087
              Will County Station, 529 East Romeo Road, Romeoville, IL 60441
07               MIDWEST FINANCE CORP. (Delaware corporation) 100%
                 Address:  One Financial Place, 400 South LaSalle Street, Suite 3500, Chicago, Illinois 60605
04     MIDWEST PEAKER HOLDINGS, INC. (Delaware corporation) 100%
04     Mission Capital, LP (Delaware limited partnership) 3%; MIPS partnership
04     MISSION DEL CIELO, INC. (Delaware corporation) 100%
05        Mission del Sol, LLC (Delaware limited liability company) 100%
06            Sunrise Power Company, LLC (Delaware LLC) 50% [EWG] [See 4.EME03]
              Address:  12857 Sunrise Power Road, Fellows, CA 93224
07               Mission De Las Estrellas LLC (Delaware corporation) 100%
04     MISSION/EAGLE ENERGY COMPANY (inactive)
05        Crown Energy, L.P. (New Jersey limited partnership) (inactive) 2%GP; 100% w/ Arrowhead, Thorofare
06            Crown Vista Urban Renewal Corporation  (inactive) 50%
04     MISSION ENERGY CONSTRUCTION SERVICES, INC.
04     MISSION ENERGY GENERATION, INC. (inactive)
04     MISSION ENERGY HOLDINGS, INC.
05        Mission Capital, LP (Delaware LP) 97%; MIPS partnership
04     MISSION ENERGY HOLDINGS INTERNATIONAL, INC. (Delaware corporation) [held 100% of the issued and outstanding Class A shares of MEC International B.V. (99.97%)--see INTERNATIONAL section--SOLD MECI BV share 12/16/2004]
05        Beheer-en Beleggingsmaatschappij Pego B.V. 100% (Netherlands company)
          Address:  Fred. Roeskestraat 123 1, 1076 EE Amsterdam, The Netherlands

05        Beheer-en Beleggingsmaatschappij Plogema B.V. 100% (Netherlands company)
          Address:  De Lairessestraat 111-115, 1075 HH Amsterdam, The Netherlands
06            Beheer-en Beleggingsmaatschappij Kameka B.V. (Netherlands company)
              Address:  De Lairessestraat 111-115, 1075 HH Amsterdam, The Netherlands
07               Edison Mission Millennium B.V. (Netherlands company) 100% [SOLD 01/10/2005]
                 Address:  Level 2, De Lairessestraat 111-115, 1075 HH Amsterdam, Netherlands
08                  EME Caliraya B.V. (formerly Beheer-en Beleggingsmaatschappij Trepo B.V.) (Netherlands
                    company) 100% [SOLD 01/10/2005]
                    Address:  Level 2, De Lairessestraat 111-115, 1075 HH Amsterdam, Netherlands
09                      CBK Power Company Ltd. (Philippine limited partnership) (EQUITY) 49% [SOLD 01/10/2005]
                        Address:  1701 One Magnificent Mile Building, San Miguel Avenue, Ortigas Center, Pasig
                        City, Philippines [See 4.EME07]
08                  EME Kalayaan B.V. (formerly Beheer-en Beleggingsmaatschappij Hagra B.V.) (Netherlands
                    company) 100% [SOLD 01/10/2005]
                    Address:  Level 2, De Lairessestraat 111-115, 1075 HH Amsterdam, Netherlands
09                      CBK Power Company Ltd. (Philippine LP) (EQUITY) 1% [SOLD 01/10/2005]
                        Address:  1701 One Magnificent Mile Building, San Miguel Avenue, Ortigas Center, Pasig
                        City, Philippines [See 4.EME07]
07               Edison Mission Operation & Maintenance Services B.V. (Netherlands company) 100% [SOLD 01/10/2005]
                 Address:  Level 2, De Lairessestraat 111-115, 1075 HH Amsterdam, Netherlands
08                  Edison Mission Operation & Maintenance (Thailand) Company Limited (Thai company) 99.98%
                    Address:  7th Fl. Bubhajit Bldg., 20 North Sathorn Road, Kwaeng Silom, Khet Bangrak, Bangkok,
                    Thailand
08                  EME Philippines Services Corporation [formerly EME Philippines OandM Corporation]
                    (Philippines company) 100% [SOLD 01/10/2005]
                    Address:  Unit 1105, Tower One, Ayala Triangle, Ayala Avenue, Makati City, Philippines
08                  Kalayaan Power Management Corporation (Philippines corporation) 50% [EWG] [See 4.EME08] [SOLD
                    01/10/2005]
                    Address:  1701 One Magnificent Mile Building, San Miguel Avenue, Ortigas Center, Pasig City,
                    Philippines
06            EME Tri Gen B.V. 100% (Netherlands company)
              Address:  Level 2, De Lairessestraat 111-115, 1075 HH Amsterdam, Netherlands
07               Tri Energy Company Limited (Thai limited liability company) (Tri Energy Project) (EQUITY) 25%
                 [See 4.EME11] [SOLD 02/03/2005]
                 Address:  Grand, Amarin Tower, 16th Floor, New Petchburi Road, Ratchathewi, Bangkok 10320
                 Thailand
06            MEC Esenyurt B.V. (Netherlands company) (Doga Project) 100%
              Address:  Level 2, De Lairessestraat 111-115, 1075 HH Amsterdam, Netherlands
07               Doga Enerji Uretim Sanayi ve Ticaret L.S. (Turkish corporation) (Project company) 80% [See
                 4.EME15]
                 Address:  Merkez Mahallesi, Birlik Caddesi 11/8, Esenyurt, Istanbul, Turkey
07               Doga Isi Satis Hizmetleri ve Ticaret L.S. (Turkish corporation) (Heat company) 80%
                 Address:  Merkez Mahallesi, Birlik Caddesi 11/8, Esenyurt, Istanbul, Turkey
07               Doga Isletme ve Bakim Ticaret L.S. (Turkish corporation) (OandM company) 80%
                 Address:  Merkez Mahallesi, Birlik Caddesi 11/8, Esenyurt, Istanbul, Turkey
05        Caresale Services Limited (UK company) 49%
          Address:  Lansdowne House, Berkeley Square, London W1X 5DH England
05        Edison First Power Holdings II (UK company) 100% [PowerGen project]
          Address:  Lansdowne House, Berkeley Square, London W1X 5DH England
06            Edison First Power Holdings I (UK company) 100% [PowerGen project]
              Address:  Lansdowne House, Berkeley Square, London W1X 5DH England
07               Caresale Services Limited (UK company) 51%
                 Address:  Lansdowne House, Berkeley Square, London W1X 5DH England
07               Energy Generation Finance UK Plc (UK company) 100%
                 Address:  Lansdowne House, Berkeley Square, London W1X 5DH England
05        EME Finance UK Limited (UK company) 100%
          Address:  Lansdowne House, Berkeley Square, London W1X 5DH England
05        EME Investments, LLC (Delaware LLC) 100% (inactive)

05        EME Investments II, LLC (Delaware LLC) 100% (inactive)
05        EME SOUTHWEST POWER CORPORATION (Delaware corporation) (inactive) 100% [held 100% of the issued and outstanding Class C shares of MEC International B.V. (0.01%)--see INTERNATIONAL section - SOLD MECI BV shares 12/16/2004]
05        EME UK International LLC (Delaware LLC) (inactive) 100% [held 100% of the issued and outstanding Class
          B stock of MEC International B.V. (0.01%)--see INTERNATIONAL section SOLD MECI BV shares 12/16/2004]
05        First Hydro Renewables Limited (formerly Celtic Offshore Wind Ltd.) (UK company) (inactive) 100%
              Address:  Dinorwig Power Station, Llamberis, Gwynedd, LL55 4TY, Wales
06            First Hydro Renewables Number 2 Limited (UK company) (inactive) 100%
              Address:  Dinorwig Power Station, Llamberis, Gwynedd, LL55 4TY, Wales
05        Lakeland Power Limited (UK company) (inactive) 100% [See 4.EME19]
          Address:  Roosecote Power Station, Barrow-In-Furness, Cumbria, England LA13 OPQ
05        Maplekey Holdings Limited (UK company) 100%
          Address:  Lansdowne House, Berkeley Square, London W1X 5DH England
06            EME Atlantic Holdings Limited (UK company) 100%
              Address:  Lansdowne House, Berkeley Square, London W1X 5DH England
07               EME Ascot Limited (UK company) 100% [Contact Energy Project, 2nd Stage]
                 Address:  Lansdowne House, Berkeley Square, London W1X 5DH England
08                  EME Buckingham Limited (UK company) 100% [Contact Energy Project, 2nd Stage]
                    Address:  Lansdowne House, Berkeley Square, London W1X 5DH England
06            Maplekey UK Finance Limited (UK company) 100%
              Address:  Lansdowne House, Berkeley Square, London W1X 5DH England
07               Maplekey UK Limited (UK company) 100%
                 Address:  Lansdowne House, Berkeley Square, London W1X 5DH England
08                  Edison First Power Limited (UK company) (inactive) 100%
                    Address:  Lansdowne House, Berkeley Square, London W1X 5DH England
05        MEC San Pascual B.V. (Netherlands company) 100%
          Address:  Level 2, De Lairessestraat 111-115, 1075 HH Amsterdam, Netherlands
06            San Pascual Cogeneration Company International B.V. 50%
              Address:  Croeselaan 18, 3521 CB Utrecht, The Netherlands
07               San Pascual Cogeneration Company (Philippines) Ltd (San Pascual Project) (EQUITY) 1%GP and 74%LP
                 Address:  Unit 1610/1611, Tower One, Ayala Triangle, Ayala Ave, 1200 Makati City, Metro Manila,
                 Philippines
08            Morningstar Holdings B.V. (formerly Beheer-en Beleggingsmaatschappij Vestra B.V.) (Netherlands
              company) (inactive) 50%
              Address:  Level 2, De Lairessestraat 111-115, 1075 HH Amsterdam, Netherlands
05        Pego Limited (UK company) 100%
          Address:  Lansdowne House, Berkeley Square, London W1X 5DH England
05        Pride Hold Limited (UK company) 100%
          Address:  Lansdowne House, Berkeley Square, London W1X 5DH England
06            Lakeland Power Development Company Limited (UK company) (inactive) 100%
              Address:  Lansdowne House, Berkeley Square, London W1X 5DH England
05        Redbill Contracts Limited (UK company) 100%
          Address:  Lansdowne House, Berkeley Square, London W1X 5DH England
04     MISSION ENERGY INDONESIA [Dissolved 06/08/2004]
04     MISSION ENERGY MEXICO [Dissolved 06/08/2004]
04     MISSION ENERGY NEW YORK, INC. (GP and LP) [SOLD 03/31/2004]
05        Brooklyn Navy Yard Cogeneration Partners, LP (Delaware limited partnership) 50% [See 4.EME04] [SOLD
          03/31/2004]
          Address:  Flushing Avenue, Cumberland Street, Building 41, Brooklyn, NY 11205
04     Mission Energy Singapore Pte. Ltd. (Singapore company)
       Address:  1 Robinson Road, #17-00 AIA Tower, Singapore 048542
04     MISSION ENERGY WALES COMPANY (inactive)
05        Mission Hydro Limited Partnership (UK limited partnership) 30% [Liquidated 12/12/2004]
          Address:  Lansdowne House, Berkeley Square, London W1X 5DH England
06            EME Generation Holdings Limited (UK company) 100% [SOLD 12/16/2004]
              Address:  Lansdowne House, Berkeley Square, London W1X 5DH England
07               EME Victoria Generation Limited (UK company) 80.5% [SOLD 12/16/2004]
                 Address:  Lansdowne House, Berkeley Square, London W1X 5DH England

08                  Energy Capital Partnership (Australian partnership) 98% [SOLD 12/16/2004]
09                      Enerloy Pty Ltd. (Australian company) 100% [SOLD 12/16/2004]
08                  Mission Energy Development Australia Pty Ltd. (Australian company) 100% [SOLD 12/16/2004]
                    Address:  Southgate Complex, Level 20, HWT Tower, 40 City Road, South Melbourne, 3205
                    Victoria, Australia
09                      Gippsland Power Pty Ltd 100% [SOLD 12/16/2004]
                        Address:  Southgate Complex, Level 20, HWT Tower, 40 City Road, South Melbourne, 3205
                        Victoria, Australia
10                         Loy Yang B Joint Venture 49% [See 4.EME05] [SOLD 12/16/2004]
                           Address:  Bartons Lane, Loy Yang, Victoria, Australia 3844
07               Energy Capital Partnership (Australia partnership) 1%LP [SOLD 12/16/2004]
08                  Enerloy Pty Ltd. (Australia company) 100% [SOLD 12/16/2004]
07               FHH (Guernsey) Limited (Guernsey company) 100% [SOLD 12/16/2004]
                 Address:  1 Le Marchant Street, St. Peter Port, Guernsey, Channel Islands GY1 4HP
08                  FHH No. 1 Limited (UK company) 100% [SOLD 12/16/2004]
                    Address:  Lansdowne House, Berkeley Square, London W1J 6ER England
09                      Edison Mission Marketing and Services Limited (UK company) 100% [SOLD 12/16/2004]
                        Address:  Lansdowne House, Berkeley Square, London W1X 5DH England
09                      Edison Mission Operation & Maintenance Limited (a United Kingdom
                        corporation) 100% [SOLD 12/16/2004]
                        Address:  Lansdowne House, Berkeley Square, London W1X 5DH England
09                      First Hydro Holdings Company (Australia partnership) 100% [SOLD 12/16/2004]
                        Address:  Lansdowne House, Berkeley Square, London W1X 5DH England
10                         First Hydro Company 100% [See 4.EME06] [SOLD 12/16/2004]
                           Address:  Bala House, St. David's Park, Ewloe, Deeside, Flintshire, Wales
                           CH5 3XJ
11                         First Hydro Finance plc 100% [SOLD 12/16/2004]
                           Address:  Lansdowne House, Berkeley Square, London W1X 5DH England
07               Loyvic Pty. Ltd. (Australian company) 100% [SOLD 12/16/2004]
                 Address:  Southgate Complex, Level 20, HWT Tower, 40 City Road, South Melbourne, 3205 Victoria,
                 Australia
08                  Energy Capital Partnership (Australia partnership) 1% [SOLD 12/16/2004]
                    Address:  Southgate Complex, Level 20, HWT Tower, 40 City Road, South Melbourne, 3205
                    Victoria, Australia
09                      Enerloy Pty Ltd. (Australian company) 100% [SOLD 12/16/2004]
                        Address:  Southgate Complex, Level 20, HWT Tower, 40 City Road, South Melbourne, 3205
                        Victoria, Australia
07               VGL (Guernsey) Limited (Guernsey company) 100% [SOLD 12/16/2004]
                 Address:  1 Le Marchant Street, St. Peter Port, Guernsey, Channel Islands GY1 4HP
08                  EME Victoria Generation Limited (UK company) 19.5% [SOLD 12/16/2004]
                    Address:  Lansdowne House, Berkeley Square, London W1X 5DH England
09                      Energy Capital Partnership (Australian partnership) 98% [SOLD 12/16/2004]
10                         Enerloy Pty Ltd. (Australian company) 100% [SOLD 12/16/2004]
09                      Mission Energy Development Australia Pty Ltd. (Australian company) 100% [SOLD 12/16/2004]
                        Address:  Southgate Complex, Level 20, HWT Tower, 40 City Road, South Melbourne, 3205
                        Victoria, Australia
10                         Gippsland Power Pty Ltd 100% [SOLD 12/16/2004]
                           Address:  Southgate Complex, Level 20, HWT Tower, 40 City Road, South Melbourne, 3205
                           Victoria, Australia
11                            Loy Yang B Joint Venture 49% [See 4.EME05] [SOLD 12/16/2004]
                              Address:  Bartons Lane, Loy Yang, Victoria, Australia 3844
04     MISSION TRIPLE CYCLE SYSTEMS COMPANY (GP) (inactive)
05        Triple Cycle Partnership (Texas general partnership) (inactive) 50%
04     NORTH JACKSON ENERGY COMPANY [Dissolved 10/26/2004]
04     NORTHERN SIERRA ENERGY COMPANY (GP) (inactive)
05        Sobel Cogeneration Company (California general partnership) (inactive) 50%
04     ORTEGA ENERGY COMPANY (inactive)
04     PANTHER TIMBER COMPANY (GP) (inactive)
05        American Kiln Partners, LP (Delaware limited partnership) (inactive)2%

04     PARADISE ENERGY COMPANY (inactive)
05        Vista Energy, L.P. (New Jersey limited partnership) (inactive) 50%; 100% w/ Vista Energy
          Company
06            Crown Vista Urban Renewal Corporation (inactive) 50%
04     PLEASANT VALLEY ENERGY COMPANY (GP)
05        American Bituminous Power Partners, LP (Delaware limited partnership) 0.5%; 50% w/ Aguila
          Address:  Grant Town Power Plant, Highway 17, Grant Town, WV 26574
06            American Kiln Partners, LP (Delaware limited partnership) (inactive) 0.5% of 53%
04     QUARTZ PEAK ENERGY COMPANY (LP) [Dissolved 10/26/2004]
04     RAPID ENERGY LIMITED (UK company) 100% [SOLD 12/16/2004]
       Address:  Lansdowne House, Berkeley Square, London W1X 5DH England
05        Edison Mission Services Limited (UK company) 100% [SOLD 12/16/2004]
          Address:  Lansdowne House, Berkeley Square, London W1X 5DH England
04     RAPIDAN ENERGY COMPANY (GP) (inactive)
04     REEVES BAY ENERGY COMPANY (GP and LP) (inactive)
05        North Shore Energy LP (Delaware limited partnership) (inactive) 50%; 100% w/ Santa Clara
06            Northville Energy Corporation (New York corporation) (inactive) 100%
04     RIDGECREST ENERGY COMPANY (GP) (inactive)
05        Riverhead Cogeneration I, LP (Delaware limited partnership) (inactive) 50%; 100% w/ Centerport
04     RIO ESCONDIDO ENERGY COMPANY (inactive)
04     RIVERPORT ENERGY COMPANY (GP and LP) (inactive)
05        Riverhead Cogeneration II, LP (Delaware limited partnership) (inactive) 50%; 100% w/ San Pedro
04     SAN GABRIEL ENERGY COMPANY (inactive)
04     SAN JOAQUIN ENERGY COMPANY (GP)
05        Midway-Sunset Cogeneration Company, LP (California general partnership) 50%
          Address:  3466 West Crocker Springs Road, Fellows, CA 93224
04     SAN JUAN ENERGY COMPANY (GP)
05        March Point Cogeneration Company (California general partnership) 50% [TM Star Fuel Company (50% owned by Southern Sierra Gas Company) merged into March Point on 01/16/2004.]
          Address:  655 South Texas Road, Anacortes, WA 98221
04     SAN PEDRO ENERGY COMPANY (GP) (inactive)
05        Riverhead Cogeneration II, LP (Delaware limited partnership) (inactive) 50%; 100% w/ Riverport
04     SANTA ANA ENERGY COMPANY (GP) (inactive)
05        Riverhead Cogeneration III, LP (Delaware limited partnership) (inactive) 50%; 100% w/ Indian
          Bay
04     SANTA CLARA ENERGY COMPANY (GP) (inactive)
05        North Shore Energy, LP (Delaware limited partnership) (inactive) 50%; 100% w/ Reeves Bay
06            Northville Energy Corporation (New York corporation) (inactive) 100%
04     SILVERADO ENERGY COMPANY (GP)
05        Coalinga Cogeneration Company (California general partnership) 50%
          Address:  32812 West Gate Road, Bakersfield, CA 93210
04     SILVER SPRINGS ENERGY COMPANY (inactive)
05        Georgia Peaker, LP (Delaware limited partnership) (inactive) 50%; 100% w/ Lakeview
04     SONOMA GEOTHERMAL COMPANY [Dissolved 06/09/2004]
04     SOUTH COAST ENERGY COMPANY (GP) [Dissolved 06/09/2004]
04     SOUTHERN SIERRA ENERGY COMPANY (GP)
05        Kern River Cogeneration Company (general partnership) 50%
          Address:  SW China Grade Loop, Bakersfield, CA 93308
04     THOROFARE ENERGY COMPANY (inactive)
05        Crown Energy, L.P. (New Jersey limited partnership) (inactive) 48%LP; 100% w/ Arrowhead, Mission/Eagle
06            Crown Vista Urban Renewal Corporation  (inactive) 50%
04     VIEJO ENERGY COMPANY (GP)
05        Sargent Canyon Cogeneration Company (California general partnership) 50%
          Address:  Star Route 42, Sargents Road, San Ardo, CA 93450
04     VISTA ENERGY COMPANY (New Jersey corporation) (inactive)
05        Vista Energy, L.P. (New Jersey limited partnership) (inactive) 50%; 100% w/ Paradise Energy Company
06            Crown Vista Urban Renewal Corporation (inactive) 50%
04     WESTERN SIERRA ENERGY COMPANY (GP)
05        Sycamore Cogeneration Company (California general partnership) 50%
          Address:  SW China Grade Loop, Bakersfield, CA 93308

EDISON MISSION ENERGY INTERNATIONAL COMPANIES [all foreign corporation names bold]:
05        MEC International B.V. (Netherlands company) (Holding Company 99.97% owned by Mission Energy Holdings
          International, Inc., a California corp. (owns 100% of Class A Shares), 0.01% by EME UK International
          LLC, a Delaware LLC (owns 100% of Class B shares), 0.01% by EME Southwest Power Corporation (owns 100%
          of Class C shares) and 0.01% by Edison Mission Project Co.  (owns 100% of Class D shares). [SOLD
          12/16/2004]
          Address:  Level 2, De Lairessestraat 111-115, 1075 HH Amsterdam, Netherlands
06            Beheer-en Beleggingsmaatschappij Jydeno B.V. 100% (Netherlands company) [SOLD 12/16/2004]
              Address:  Level 2, De Lairessestraat 111-115, 1075 HH Amsterdam, Netherlands
07               Vindoor Investments (Mauritius) Limited (Mauritius company) 10% [SOLD 12/16/2004]
                 Address:  BAI Building, 5th Floor, Pope Hennessey Street, Port Luis, Mauritius
08                  Coaltrade Services International Pte. Ltd. (Singapore company) 100% [SOLD 12/16/2004]
                    Address:  10 Anson Road, #18-12, International Plaza, Singapore 079903
06            EcoElectrica S.a.r.l. (Luxemburg company) [SOLD 12/16/2004]
              Address:  12-16, Avenue Monterey, L-2163 Luxembourg
07               EME del Caribe Holding GmbH (Austrian company) [SOLD 12/16/2004]
                 Address:  4020 Linz, Landstrasse 12, Austria
08                  EME del Caribe (Cayman Islands company) [SOLD 12/16/2004]
                    Address:  First Floor, Caledonian House, Mary St, George Town, Grand Cayman, Cayman Islands
09                      EcoElectrica Holdings, Ltd. (Cayman Islands company) 50% [SOLD 12/16/2004]
                        Address:  1350 GT, The Huntlaw Building, Fort Street, Grand Cayman, Cayman Islands
10                         EcoElectrica Ltd. (Cayman Islands company) 100% [SOLD 12/16/2004]
                           Address:  1350 GT, The Huntlaw Building, Fort Street, Grand Cayman, Cayman Islands
11                            EcoElectrica LP (Bermuda exempted limited partnership) (EQUITY) 1% GP [See 4.EME20]
                              [SOLD 12/16/2004]
                              Address:  Plaza Scotiabank, 273 Ponce de Leon Avenue, Suite 902, Hato Rey, Puerto
                              Rico 00918
10                         EcoElectrica LP (Bermuda exempted limited partnership) (EQUITY) 99% LP [See 4.EME20]
                           [SOLD 12/16/2004]
                           Address:  Plaza Scotiabank, Suite 902, Avenida Ponce de Leon 273, Hato Rey, Puerto
                           Rico 00918
06            Edison Mission Advantage B.V. (Netherlands company) 100% [SOLD 12/16/2004]
              Address:  Level 2, De Lairessestraat 111-115, 1075 HH Amsterdam, Netherlands
07               Edison Mission LYB PEDS Pty Ltd (formerly Edison Mission De Laide Pty Ltd. (Australian company)
                 100% [SOLD 12/16/2004]
                 Address:  Southgate Complex, Level 20, HWT Tower, 40 City Road, South Melbourne, 3205 Victoria,
                 Australia
06            Edison Mission Ausone Pty. Ltd. (Australian company) (inactive) 100% [SOLD 12/16/2004]
              Address:  Southgate Complex, Level 20, HWT Tower, 40 City Road, South Melbourne, 3205 Victoria,
              Australia
06            Edison Mission Energy International B.V. (formerly MEC Mission B.V.) (Netherlands company) 100%
              [SOLD 12/16/2004]
              Address:  Level 2, De Lairessestraat 111-115, 1075 HH Amsterdam, Netherlands
06            Edison Mission Energy Services B.V. (Netherlands company) 100% [SOLD 12/16/2004]
              Address:  Level 2, De Lairessestraat 111-115, 1075 HH Amsterdam, Netherlands
07               EME Australia Capital Pty. Ltd. (formerly EME Australia Finance Pty. Ltd.) 100% [SOLD 12/16/2004]
                 Address:  Level 20, HWT Tower, 40 City Road, Southbank,Victoria, 3006 Australia
06            Edison Mission Retail Pty. Ltd. (Australian company) (inactive) 100% [SOLD 12/16/2004]
              Address:  Southgate Complex, Level 20, HWT Tower, 40 City Road, South Melbourne, 3205 Victoria,
              Australia
06            Edison Mission Utilities Pty. Ltd. (Australian company) (inactive) 100% [SOLD 12/16/2004]
              Address:  Southgate Complex, Level 20, HWT Tower, 40 City Road, South Melbourne, 3205 Victoria,
              Australia

06            Edison Mission Wind Power Italy B.V. (formerly IVPC Energy 5 B.V.) (Netherlands company) 100% [SOLD
              12/16/2004]
              Address:  Level 2, De Lairessestraat 111-115, 1075 HH Amsterdam, Netherlands
07               Italian Vento Power Corporation 4 S.r.l. (Italian company) 50% [See 4.EME09] [SOLD 12/16/2004]
                 Address:  Via Circumvallazione, 54/h, 83100 Avellino, Italy
06            Edison Mission Vendesi Pty Ltd. (Australian company) (inactive) 100%
              Address:  Southgate Complex, Level 20, HWT Tower, 40 City Road, South Melbourne, 3205 Victoria,
              Australia [SOLD 12/16/2004]
09                      EME Precision B.V. (Netherlands company) (formerly Beheer-en-Beleggingsmaatschappij Pylamo
                        B.V.) 100% [Contact Energy Project, 2nd Stage] [SOLD 09/30/2004]
                        Address:  Level 2, De Lairessestraat 111-115, 1075 HH Amsterdam, Netherlands
10                         Mission Energy Universal Holdings [formerly EME Universal Holdings] (New Zealand company) 100% [Contact Energy Project, 2nd Stage] [SOLD 09/30/2004]
                           Address:  Lansdowne House, Berkeley Square, London W1X 5DH England
11                            Contact Energy Limited (New Zealand company) 0.624% [See 4.EME10] [SOLD 09/30/2004]
                              Address:  Level 1, Harbor City Tower, 29 Brandon Street, Box 10-742, Wellington,
                              New Zealand
11                            Mission Contact Finance Limited (New Zealand company) 100% [SOLD 09/30/2004]
                              Address:  Bell Gully, IBM Centre, 171 Featherston Street, Wellington, New Zealand
11                            Mission Energy Five Star (New Zealand company) 100% [SOLD 09/30/2004]
                              Address:  IBM Centre, 171 Featherston Street, Wellington, New
                              Zealand
11                            Mission Energy Pacific Holdings [formerly EME Pacific Holdings] (New Zealand company) 100% [Contact Energy Project, 2nd Stage] [SOLD 09/30/2004]
                              Address:  IBM Centre, 171 Featherston Street, Wellington, New Zealand
12                               Contact Energy Limited (New Zealand company) 50.598%
                                 [See 4.EME11] [SOLD 09/30/2004]
06            EME Victoria B.V. 100% (Netherlands company) (inactive) [SOLD 12/16/2004]
              Address:  Level 2, De Lairessestraat 111-115, 1075 HH Amsterdam, Netherlands
06            Global Generation B.V. 100% (Netherlands company) [SOLD 12/16/2004]
              Address:  Level 2, De Lairessestraat 111-115, 1075 HH Amsterdam, Netherlands
06            Hydro Energy B.V. (Netherlands company) 10% [SOLD 12/16/2004]
              Address:  Level 2, De Lairessestraat 111-115, 1075 HH Amsterdam, Netherlands
07               Iberica de Energias, S.L. (Spain company) 95.77% [See 4.EME12] [SOLD 12/16/2004]
                 Address:  Paseo de Gracia 18, Planta 4, 08007, Barcelona, Spain
08                  Electrometalurgica del Ebro, S.L. ("EMESA") (Spain company) 91.32% [See 4.EME13] [SOLD
                    12/16/2004]
                    Address:  Paseo de Gracia 18, Planta 4, 08007, Barcelona, Spain
06            Iberian Hy-Power Amsterdam B.V. (Netherlands company) 100% [SOLD 12/16/2004]
              Address:  Level 2, De Lairessestraat 111-115, 1075 HH Amsterdam, Netherlands
07               Edison Mission Energy Desarrollos Espana, S.L. (Spain company) 100% [SOLD 12/16/2004]
                 Address:  Paseo de Gracia 18, 4o. Piso, 08007, Barcelona, Spain
07               Hydro Energy B.V. (Netherlands company) 90% [SOLD 12/16/2004]
08                  Iberica de Energias, S.L. (Spain company) 95.77% [See 4.EME12] [SOLD 12/16/2004]
09                      Electrometalurgica del Ebro, S.L. ("EMESA") (Spain corporation) 91.32% [See 4.EME13] [SOLD
                        12/16/2004]
07               Iberica de Energias, S.L. (Spain company) 4.23% [See 4.EME12] [SOLD 12/16/2004]
08                  Electrometalurgica del Ebro, S.L. ("EMESA") (Spain corporation) 91.32% [See 4.EME13] [SOLD
                    12/16/2004]
06            Latrobe Power Pty. Ltd. (Australian company) 99% [SOLD 12/16/2004]
              Address:  Southgate Complex, Level 20, HWT Tower, 40 City Road, South Melbourne, 3205 Victoria,
              Australia

07               Mission Victoria Partnership (Australian partnership) 52.31% (100% w/ Traralgon PPL 46.69% and
                 MEVALP 1%) [SOLD 12/16/2004]
08                  Latrobe Power Partnership (Australian partnership) 99% [SOLD 12/16/2004]
09                      Loy Yang B Joint Venture 51% [See 4.EME05] [SOLD 12/16/2004]
                        Address:  Bartons Lane, Loy Yang, Victoria, Australia 3844
06            Latrobe Valley B.V. [formerly Beheer-en Beleggingsmaatschappij Botara B.V.] (Netherlands company)
              (LYB Peakers Project) 100% [SOLD 12/16/2004]
              Address:  Level 2, De Lairessestraat 111-115, 1075 HH Amsterdam, Netherlands
07               Valley Power Pty Ltd. (Australian company) (LYB Peakers Project) [SOLD 12/16/2004]
                 Address:  Southgate Complex, Level 20, HWT Tower, 40 City Road, South Melbourne, 3205 Victoria,
                 Australia
06            Loy Yang Holdings Pty. Ltd. (Australian company) 100% [SOLD 12/16/2004]
              Address:  Southgate Complex, Level 20, HWT Tower, 40 City Road, South Melbourne, 3205 Victoria,
              Australia
07               Edison Mission Energy Holdings Pty. Ltd. (Australian company) 100% [SOLD 12/16/2004]
                 Address:  Southgate Complex, Level 20, HWT Tower, 40 City Road, South Melbourne, 3205 Victoria,
                 Australia
08                  Edison Mission Energy Australia Limited (Australian company) 100% [SOLD 12/16/2004]
                    Address:  Southgate Complex, Level 20, HWT Tower, 40 City Road, South Melbourne, 3205
                    Victoria, Australia
09                      Latrobe Power Partnership (Australian partnership) 1% [SOLD 12/16/2004]
                        Address:  Southgate Complex, Level 20, HWT Tower, 40 City Road, South Melbourne, 3205
                        Victoria, Australia
10                         Loy Yang B Joint Venture 51% [See 4.EME05] [SOLD 12/16/2004]
08                  Edison Mission Energy Australia Pilbara Power Pty. Ltd. (Australian company) (inactive) 100%
                    [SOLD 12/16/2004]
                    Address:  Southgate Complex, Level 20, HWT Tower, 40 City Road, South Melbourne, 3205
                    Victoria, Australia
08                  Edison Mission Operation & Maintenance Kwinana Pty. Ltd. (Australian company) 100% (Operator of Kwinana Project) [SOLD 12/16/2004]
                    Address:  Southgate Complex, Level 20, HWT Tower, 40 City Road, South Melbourne, 3205
                    Victoria, Australia
08                  Edison Mission Operation & Maintenance Loy Yang Pty. Ltd. (Australian company) 100% [SOLD
                    12/16/2004]
                    Address:  P.O. Box 1792, Traralgon, Victoria 3844, Australia
08                  Mission Energy Holdings Superannuation Fund Pty. Ltd. (Australian company) (retirement fund required by Australia law) 100% [SOLD 12/16/2004]
08                  Mission Energy (Kwinana) Pty. Ltd. (Australian company) 100% [SOLD 12/16/2004]
                    Address:  Southgate Complex, Level 20, HWT Tower, 40 City Road, South Melbourne, 3205
                    Victoria, Australia
09                      Kwinana Power Partnership (Australian partnership) 1% [SOLD 12/16/2004]
                        Address:  Level 23, St. Martins Tower, 44 St George's Terrace, Perth WA 6000
10                         Perth Power Partnership (Australian partnership) 70% (Kwinana Project) [See 4.EME14]
                           [SOLD 12/16/2004]
                           Address:  James Court, Kwinana Beach 6167, Western Australia
07               Latrobe Power Pty. Ltd. (Australian company) 1% [SOLD 12/16/2004]
08                  Mission Victoria Partnership (Australian partnership) 52.31% [SOLD 12/16/2004]
09                      Latrobe Power Partnership (Australian partnership) 99% [SOLD 12/16/2004]
10                         Loy Yang B Joint Venture 51% [See 4.EME05] [SOLD 12/16/2004]
07               Mission Energy Ventures Australia Pty. Ltd. (Australian company) 100% [SOLD 12/16/2004]
                 Address:  Southgate Complex, Level 20, HWT Tower, 40 City Road, South Melbourne, 3205 Victoria,
                 Australia
08                  Mission Victoria Partnership (Australian partnership) 1% [SOLD 12/16/2004]
09                      Latrobe Power Partnership (Australian partnership) 99% [SOLD 12/16/2004]
10                         Loy Yang B Joint Venture 51% [See 4.EME05] [SOLD 12/16/2004]
07               Traralgon Power Pty. Ltd. (Australian company) 1% [SOLD 12/16/2004]
                 Address:  Southgate Complex, Level 20, HWT Tower, 40 City Road, South Melbourne, 3205 Victoria,
                 Australia

08                  Mission Victoria Partnership (Australian partnership) 46.69% [SOLD 12/16/2004]
09                      Latrobe Power Partnership (Australian partnership) 99% [SOLD 12/16/2004]
10                         Loy Yang B Joint Venture 51% [See 4.EME05] [SOLD 12/16/2004]
06            Majestic Energy Limited (UK company) [SOLD 12/16/2004]
              Address:  Lansdowne House, Berkeley Square, London W1X 5DH England
07               EME Royale (New Zealand unlimited liability company) [SOLD 12/16/2004]
                 Address:  Lansdowne House, Berkeley Square, London W1X 5DH England
08                  Edison Mission Energy Taupo Limited (New Zealand company) (inactive) 100% [SOLD 12/16/2004]
                    Address:  Southgate Complex, Level 20, HWT Tower, 40 City Road, South Melbourne, 3205
                    Victoria, Australia
06            MEC IES B.V. (Netherlands company) (ISAB Project) 100% [SOLD 12/16/2004]
              Address:  Level 2, De Lairessestraat 111-115, 1075 HH Amsterdam, Netherlands
07               ISAB Energy Services S.r.l. 49% (Italian company) (services co ISAB Project) [SOLD 12/16/2004]
                 Address:  Ex S.S. 114km 146, 96100 Priolo G (SR), Sicily, Italy
06            MEC Indo Coal B.V. (Netherlands company) (Adaro Project) 100% [SOLD 12/16/2004]
              Address:  Level 2, De Lairessestraat 111-115, 1075 HH Amsterdam, Netherlands
07               P. T. Adaro Indonesia (Indonesian company) (EQUITY) 8.17% [SOLD 12/16/2004]
                 Address:  Suite 704, World Trade Centre, Jl. Jend. Sudirman Kav. 31, Jakarta 12920 Indonesia
06            MEC Indonesia B.V. (Netherlands company) 99% [SOLD 12/16/2004]
              Address:  Level 2, De Lairessestraat 111-115, 1075 HH Amsterdam, Netherlands
07               Edison Mission Energy Power (Mauritius corporation) (Branch office in India) (inactive) 100%
                 [SOLD 12/16/2004]
                 Address:  Louis Leconte Street, Curepipe, Mauritius
07               P. T. Paiton Energy (Indonesian company) (EQUITY) (Paiton Project) 44.7% [See 4.EME16] [SOLD
                 12/16/2004]
                 Address:  Jl. Raya Surabaya Situbondo KM 141, Paiton 67291, Probolinggo, East Java, Indonesia
06            MEC International Holdings B.V. (Netherlands company) 100% [in liquidation] [Dissolved 12/15/2004]
              Address:  Level 2, De Lairessestraat 111-115, 1075 HH Amsterdam, Netherlands
07               MEC Indonesia B.V. (Netherlands company) 1% [SOLD 12/16/2004]
08                  Edison Mission Energy Power (Mauritius corporation) (Branch office in India) 100% [SOLD
                    12/16/2004]
08                  P. T. Paiton Energy (Indonesian company) (EQUITY) (Paiton Project) 44.7% [See 4.EME16] [SOLD
                    12/16/2004]
07               P.T. Edison Mission Operation and Maintenance Indonesia (Indonesian company) 1% [SOLD 12/16/2004]
                 Address:  Jl. Raya Surabaya Situbondo Km 141, P.O. Box 78, Paiton 67291, Probolinggo, East Java,
                 Indonesia
06            MEC Java B.V. (formerly MEC India B.V) (Netherlands company) (Jojobera Project) 100% [SOLD
              12/16/2004]
              Address:  Level 2, De Lairessestraat 111-115, 1075 HH Amsterdam, Netherlands
07               Island Capital S.a.r.l. (Luxembourg company) 100% [SOLD 12/16/2004]
                 Address:  L-2636 Luxembourg, 12, rue Leon Thyes
08                  Edison Mission Energy Asia Pte. Ltd. (Singapore private company limited by shares) 100%
                    (EME's Regional Asia Pacific Headquarters) [SOLD 12/16/2004]
                    Address:  1 Robinson Road, #19-01 AIA Tower,Singapore 048542
09                      Edison Mission Energy Fuel Company Pte. Ltd. (Singapore company) 100% [SOLD 12/16/2004]
                        Address:  Address:  1 Robinson Road, #19-01 AIA Tower,Singapore 048542
09                      Edison Mission Operation & Maintenance Services Pte. Ltd. (Singapore company) 100% [SOLD
                        12/16/2004]
                        Address:  Address:  1 Robinson Road, #19-01 AIA Tower,Singapore 048542
09                      P.T. Edison Mission Operation and Maintenance Indonesia (Indonesian company) 99% [SOLD
                        12/16/2004]
                        Address:  Jl. Gen. A Yani No. 54 Probolinggo, East Java, Indonesia
06            MEC Laguna Power B.V. (Netherlands company) (Malaya Project) (inactive) 100% [SOLD 12/16/2004]
              Address:  Level 2, De Lairessestraat 111-115, 1075 HH Amsterdam, Netherlands

06            MEC Perth B.V. (Netherlands company) (Kwinana Project) 100% [SOLD 12/16/2004]
07               Kwinana Power Partnership (Australian partnership) 99% [SOLD 12/16/2004]
                 Address:  Level 23, St. Martins Tower, 44 St George's Terrace, Perth WA 6000
08                  Perth Power Partnership (Australian partnership) 70% (Kwinana Project) [See 4.EME14] [SOLD
                    12/16/2004]
                    Address:  James Court, Kwinana Beach 6167, Western Australia
06            MEC Priolo B.V. (Netherlands company) (ISAB Project) 100% [SOLD 12/16/2004]
              Address:  Level 2, De Lairessestraat 111-115, 1075 HH Amsterdam, Netherlands
07               ISAB Energy S.r.l. (Italian company) (EQUITY) 99% of 49% (quota, not shares) [See 4.EME17] [SOLD
                 12/16/2004]
                 Address:  Corso Gelone No. 103, Siracusa, Sicily, Italy
06            MEC Sidi Krir B.V. (Netherlands company) (inactive) 100% [SOLD 12/16/2004]
              Address:  Level 2, De Lairessestraat 111-115, 1075 HH Amsterdam, Netherlands
06            MEC Sumatra B.V. (Netherlands company) (inactive) 100% [SOLD 12/16/2004]
              Address:  Level 2, De Lairessestraat 111-115, 1075 HH Amsterdam, Netherlands
06            MEC Wales B.V. (Netherlands company) 100% [SOLD 12/16/2004]
              Address:  Level 2, De Lairessestraat 111-115, 1075 HH Amsterdam, Netherlands
07               Mission Hydro Limited Partnership (UK limited partnership) 69% [Liquidated
                 12/12/2004]
                 Address:  Lansdowne House, Berkeley Square, London W1X 5DH England
08                  EME Generation Holdings Limited (UK company) 100% [SOLD 12/16/2004]
                    Address:  Lansdowne House, Berkeley Square, London W1X 5DH England
09                      EME Victoria Generation Limited (UK company) 100% [SOLD 12/16/2004]
                        Address:  Lansdowne House, Berkeley Square, London W1X 5DH England
10                         Energy Capital Partnership (Australian partnership 98% [SOLD 12/16/2004]
11                            Enerloy Pty Ltd. (Australian company) 100% [SOLD 12/16/2004]
10                         Mission Energy Development Australia Pty Ltd. (Australian company) 100% [SOLD
                           12/16/2004]
                           Address:  Southgate Complex, Level 20, HWT Tower, 40 City Road, South Melbourne, 3205
                           Victoria, Australia
11                            Gippsland Power Pty Ltd 100% [SOLD 12/16/2004]
                              Address:  Southgate Complex, Level 20, HWT Tower, 40 City Road, South Melbourne,
                              3205 Victoria, Australia
12                               Loy Yang B Joint Venture 49% [See 4.EME05] [SOLD 12/16/2004]
                                 Address: Bartons Lane, Loy Yang, Victoria, Australia 3844
09                      Energy Capital Partnership (Australian partnership) 1%LP [SOLD 12/16/2004]
10                         Enerloy Pty Ltd. (Australian company) 100% [SOLD 12/16/2004]
09                      FHH (Guernsey) Limited (Guernsey company) 100% (inactive) [SOLD 12/16/2004]
                        Address:  1 Le Marchant Street, St. Peter Port, Guernsey, Channel Islands
                        GY1 4HP
10                         FHH No. 1 Limited (UK company) 100% [SOLD 12/16/2004]
                           Address:  Lansdowne House, Berkeley Square, London W1J 6ER England
11                            Edison Mission Marketing and Services Limited (UK company) 100% [SOLD 12/16/2004]
                              Address:  Lansdowne House, Berkeley Square, London W1X 5DH England
11                            Edison Mission Operation & Maintenance Limited (a United Kingdom corporation) 100%
                              [SOLD 12/16/2004]
                              Address:  Lansdowne House, Berkeley Square, London W1X 5DH England
11                            First Hydro Holdings Company (UK company) 100% [SOLD 12/16/2004]
                              Address:  Lansdowne House, Berkeley Square, London W1X 5DH England
12                               First Hydro Company (UK company) 100% [See 4.EME06] [SOLD 12/16/2004]
                                 Address:  Bala House, St. David's Park, Ewloe, Deeside, Flintshire, Wales CH5 3XJ
12                               First Hydro Finance plc (UK company) 100% [SOLD 12/16/2004]
                                 Address:  Lansdowne House, Berkeley Square, London W1X 5DH
                                 England
09                      Loyvic Pty. Ltd. (Australian company) 100% [SOLD 12/16/2004]
                        Address:  Southgate Complex, Level 20, HWT Tower, 40 City Road, South Melbourne, 3205
                        Victoria, Australia
10                         Energy Capital Partnership (Australian partnership) 1% [SOLD 12/16/2004]
                           Address:  Southgate Complex, Level 20, HWT Tower, 40 City Road, South Melbourne, 3205
                           Victoria, Australia

11                            Enerloy Pty Ltd. (Australian company) 100% [SOLD 12/16/2004]
                              Address:  Southgate Complex, Level 20, HWT Tower, 40 City Road, South Melbourne,
                              3205 Victoria, Australia
09                      VGL (Guernsey) Limited (Guernsey company) 100% [SOLD 12/16/2004]
                        Address:  1 Le Marchant Street, St. Peter Port, Guernsey, Channel Islands
                        GY1 4HP
06            Mission Energy Company (UK) Limited (UK company) 100% [SOLD 12/16/2004]
              Address:  Lansdowne House, Berkeley Square, London W1X 5DH England
07               Derwent Cogeneration Limited (UK company) (EQUITY) 33% [See 4.EME18] [SOLD 12/16/2004]
                 Address:  Lansdowne House, Berkeley Square, London W1X 5DH England
07               Edison Mission Energy Limited (UK company) 100% [SOLD 12/16/2004]
                 Address:  Lansdowne House, Berkeley Square, London W1X 5DH England
07               Mission Hydro (UK) Limited (UK company) 100% [SOLD 12/16/2004]
                 Address:  Lansdowne House, Berkeley Square, London W1X 5DH England
08                  FHH No. 2 Limited (UK company) 100% [SOLD 12/16/2004]
                    Address:  Lansdowne House, Berkeley Square, London W1J 6ER England
08                  Mission Hydro Limited Partnership (UK limited partnership) 1%GP [Liquidated 12/12/2004]
09                      EME Generation Holdings Limited (UK company) 100% [SOLD 12/16/2004]
10                         EME Victoria Generation Limited (UK company) 100% [SOLD 12/16/2004]
11                            Energy Capital Partnership (Australian partnership 98% [SOLD 12/16/2004]
12                               Enerloy Pty Ltd. (Australian company) 100% [SOLD 12/16/2004]
11                            Mission Energy Development Australia Pty Ltd. (Australian company) 100% [SOLD
                              12/16/2004]
12                               Gippsland Power Pty Ltd 100% [SOLD 12/16/2004]
13                                   Loy Yang B Joint Venture 49% [See 4.EME05] [SOLD 12/16/2004]
10                         Energy Capital Partnership (Australian partnership) 1%LP [SOLD 12/16/2004]
11                            Enerloy Pty Ltd. (Australian company) 100% [SOLD 12/16/2004]
10                         FHH (Guernsey) Limited (Guernsey company) 100% (inactive) [SOLD 12/16/2004]
11                            FHH No. 1 Limited (UK company) 100% [SOLD 12/16/2004]
12                               Edison Mission Marketing and Services Limited (UK company) 100% [SOLD 12/16/2004]
12                               Edison Mission Operation & Maintenance Limited (UK company) 100% [SOLD
                                 12/16/2004]
12                               First Hydro Holdings Company (UK company) 100% [SOLD
                                 12/16/2004]
13                                   First Hydro Company (UK company) 100% [See 4.EME06] [SOLD 12/16/2004]
13                                   First Hydro Finance plc (UK company) 100% [SOLD 12/16/2004]
10                         Loyvic Pty. Ltd. (Australian company) 100% [SOLD 12/16/2004]
11                            Energy Capital Partnership (Australian partnership) 1% [SOLD
                              12/16/2004]
12                               Enerloy Pty Ltd. (Australian company) 100% [SOLD 12/16/2004]
06            Mission Energy Italia S.r.l. (Italian company) 100% Rep Office in Italy [SOLD 12/16/2004]
              Address:  Villa Brasini, Via Flaminia 497, 00191 Rome Italy
06            Mission NZ Operations B.V. (Netherlands company) 100% (inactive) [SOLD 12/16/2004]
              Address:  Level 2, De Lairessestraat 111-115, 1075 HH Amsterdam, Netherlands
06            Southwestern Generation B.V. (Netherlands company) (inactive) 100% [SOLD 12/16/2004]
              Address:  Level 2, De Lairessestraat 111-115, 1075 HH Amsterdam, Netherlands
06            Traralgon Power Pty. Ltd. (Australian company) 99% [SOLD 12/16/2004]
              Address:  Southgate Complex, Level 20, HWT Tower, 40 City Road, South Melbourne, 3205 Victoria,
              Australia
07               Mission Victoria Partnership (Australian partnership) 46.69% (100% w/ Latrobe PPL 52.31% and
                 MEVALP 1%) [SOLD 12/16/2004]
08                  Latrobe Power Partnership (Australian partnership) 99% [SOLD 12/16/2004]
09                      Loy Yang B Joint Venture 51% [See 4.EME05] [SOLD 12/16/2004]

2.  A BRIEF DESCRIPTION OF THE PROPERTIES OF CLAIMANT AND EACH OF ITS SUBSIDIARY PUBLIC UTILITY COMPANIES USED
FOR THE GENERATION, TRANSMISSION, AND DISTRIBUTION OF ELECTRIC ENERGY FOR SALE, OR FOR THE PRODUCTION,
TRANSMISSION AND DISTRIBUTION OF NATURAL OR MANUFACTURED GAS, INDICATING THE LOCATION OF PRINCIPAL GENERATING
PLANTS, TRANSMISSION LINES, PRODUCING FIELDS, GAS MANUFACTURING PLANTS, AND ELECTRIC AND GAS DISTRIBUTION
FACILITIES, INCLUDING ALL SUCH PROPERTIES WHICH ARE OUTSIDE THE STATE IN WHICH CLAIMANT AND ITS SUBSIDIARIES ARE
ORGANIZED AND ALL TRANSMISSION OR PIPELINES WHICH DELIVER OR RECEIVE ELECTRIC ENERGY OR GAS AT THE BORDERS OF
SUCH STATE.

Claimant is not a "public utility company" as that term is defined in the Public Utility Holding Company Act of
1935 (the "Act") and does not own any properties used for the generation, transmission and distribution of electric energy for sale, or for the production, transmission and distribution of natural or manufactured gas.
None of Claimant's subsidiaries, other than SCE, is a public utility company.  SCE is an "electric utility company" as defined in the Act and owns properties used for the generation, transmission and distribution of electric energy for sale, as described herein.

SCE owns and operates one diesel-fueled generating plant, 34 hydroelectric plants (plus two fishwater generators shown in the detail below) and an undivided 75.05% interest in Units 2 and 3 of the San Onofre Nuclear Generating
Station.  These plants are located in Central and Southern California.  Of the above mentioned hydroelectric plants, one of them, along with the diesel-fueled generating plant, serve isolated load on Catalina Island.  In addition, SCE owns three hydroelectric plants that are no longer operational and are in the process of being decommissioned.  SCE also owns an undivided 15.8% interest in Units 1, 2 and 3 of the Palo Verde Nuclear
Generating Station, located near Phoenix, Arizona, and an undivided 48% interest in Units 4 and 5 of the Four
Corners Project, a coal-fueled steam electric generating plant in New Mexico, all of which are operated by other utilities.  SCE operates and owns a 56% undivided interest in two coal-fueled steam electric generating units at the Mohave Project in Clark County, Nevada.  Schedule I attached hereto contains a list of all of the SCE-owned generating plants with their locations, initial dates of operation and generator nameplate ratings.

SCE's transmission facilities consist of approximately 7,199.81 circuit miles of 33kV, 55kV, 66kV, 115kV and
161kV lines, 3,522.48 circuit miles of 220kV lines, and 1237.58 circuit miles of 500kV lines consisting of
1,039.59 miles in California, 85.94 miles in Nevada and 112.05 miles in Arizona.  SCE's distribution facilities consist of approximately 60,397.63 overhead circuit miles and 36,841.13 underground circuit miles, and 566 distribution substations, all of which are located in California.

3.  THE FOLLOWING INFORMATION FOR THE LAST CALENDAR YEAR WITH RESPECT TO CLAIMANT AND EACH OF ITS SUBSIDIARY
PUBLIC UTILITY COMPANIES:

(a)  NUMBER OF KWH. OF ELECTRIC ENERGY SOLD (AT RETAIL OR WHOLESALE), AND MCF. OF NATURAL OR MANUFACTURED GAS
DISTRIBUTED AT RETAIL.

Claimant:  None.
SCE:
(1)  84,493,969,000 Kwh of electric energy sold at retail.
(2)  $6,913,457,836 of total revenues from such sales.

(b)  NUMBER OF KWH. OF ELECTRIC ENERGY AND MCF. OF NATURAL OR MANUFACTURED GAS DISTRIBUTED AT RETAIL OUTSIDE THE
STATE IN WHICH EACH COMPANY IS ORGANIZED.

Claimant:  None.
SCE:  None.

(c)  NUMBER OF KWH. OF ELECTRIC ENERGY AND MCF. OF NATURAL OR MANUFACTURED GAS SOLD AT WHOLESALE OUTSIDE THE
STATE IN WHICH EACH SUCH COMPANY IS ORGANIZED, OR AT THE STATE LINE.

Claimant:  None.
SCE:
(1)  3,741,817,000 Kwh of electric energy sold at wholesale outside of California or at the state line.
(2)  $161,655,856.85 of total revenues from such sales.

(d)  NUMBER OF KWH. OF ELECTRIC ENERGY AND MCF. OF NATURAL OR MANUFACTURED GAS PURCHASED OUTSIDE THE STATE IN
WHICH EACH SUCH COMPANY IS ORGANIZED OR AT THE STATE LINE.

Claimant:  None.
SCE:
(1)  4,061,277,496 Kwh of electric energy purchased at wholesale outside of California or at the state line.
(2)  $400,625,423.47 of total expenses from such purchases.

4.  THE FOLLOWING INFORMATION FOR THE REPORTING PERIOD WITH RESPECT TO CLAIMANT AND EACH INTEREST IT HOLDS
DIRECTLY OR INDIRECTLY IN AN EWG OR A FOREIGN UTILITY COMPANY, STATING MONETARY AMOUNTS IN UNITED STATES DOLLARS:

(a)  NAME, LOCATION, BUSINESS ADDRESS AND DESCRIPTION OF THE FACILITIES USED BY THE EWG OR FOREIGN UTILITY
COMPANY FOR THE GENERATION, TRANSMISSION AND DISTRIBUTION OF ELECTRIC ENERGY FOR SALE OR FOR THE DISTRIBUTION AT
RETAIL OF NATURAL OR MANUFACTURED GAS.

(b)  NAME OF EACH SYSTEM COMPANY THAT HOLDS AN INTEREST IN SUCH EWG OR FOREIGN UTILITY COMPANY; AND DESCRIPTION
OF THE INTEREST HELD.

(c)  TYPE AND AMOUNT OF CAPITAL INVESTED, DIRECTLY OR INDIRECTLY, BY THE HOLDING COMPANY CLAIMING EXEMPTION; ANY
DIRECT OR INDIRECT GUARANTEE OF THE SECURITY OF THE EWG OR FOREIGN UTILITY COMPANY BY THE HOLDING COMPANY
CLAIMING EXEMPTION; AND ANY DEBT OR OTHER FINANCIAL OBLIGATION FOR WHICH THERE IS RECOURSE, DIRECTLY OR
INDIRECTLY, TO THE HOLDING COMPANY CLAIMING EXEMPTION OR ANOTHER SYSTEM COMPANY, OTHER THAN THE EWG OR FOREIGN
UTILITY COMPANY.

(d)  CAPITALIZATION AND EARNINGS OF THE EWG OR FOREIGN UTILITY COMPANY DURING THE REPORTING PERIOD.

(e)  IDENTIFY ANY SERVICE, SALES OR CONSTRUCTION CONTRACT(S) BETWEEN THE EWG OR FOREIGN UTILITY COMPANY AND A
SYSTEM COMPANY, AND DESCRIBE THE SERVICES TO BE RENDERED OR GOODS SOLD AND FEES OR REVENUES UNDER SUCH
AGREEMENT(S).

                                                  EDISON CAPITAL

4.EC01  ELECTRICIDAD DE LA PAZ S.A. [FUCO]

(a)  Electricidad de la Paz S.A. ("Electropaz"), Avenida Illimani 1973, Casilla 10511, La Paz, Bolivia.

Electropaz's facilities consists of substations and distribution lines serving approximately 320,000 retail customers in La Paz and El Alto, Boliva.  Electropaz does not own generation or transmission facilities.

(b)  Edison International owns 100% of Edison Mission Group Inc.; Edison Mission Group Inc. owns 100% of Edison
Capital; Edison Capital owns 100% of Edison Funding Company; Edison Funding Company owns 100% of Mission Funding
Epsilon; Mission Funding Epsilon through its wholly owned subsidiaries, Edison Capital International (Bermuda)
Ltd. and Edison Capital Latin American Investments (Bermuda) Ltd. collectively own an 11.09% indirect interest in
Electropaz.  IberBolivia de Inversiones, S.A. owns 89.55% of Electropaz and Banco Santander Central
Hispanoamericano S.A. owns a 10.45% interest.  Paz Holdings Ltd. owns 36.6% of IberBolivia de Inversiones, S.A.
and Iberdrola S.A. indirectly owns 63.4% of IberBolivia de Inversiones, S.A.  The voting securities of Paz
Holdings Ltd, are held 30.42% by Edison Capital International (Bermuda) Ltd., 43.22% by Andes Energy XII Ltd. and
26.36% by GE Capital Services Structured Finance Group, Inc.  Andes Energy XII is wholly-owned by AIG-GE Capital
Latin American Infrastructure Fund L.P. in which Edison Capital Latin American Investments (Bermuda) Ltd. holds an indirect 7.89% interest.  Edison Capital Latin American Investments (Bermuda) Ltd. is a wholly owned indirect subsidiary of Edison Capital.

(c)  Capital contributions were made by Edison Capital through its indirectly, wholly owned subsidiary Edison
Capital International (Bermuda) Ltd. and Edison Capital Latin American Investments (Bermuda) Ltd., in the amount of $7.84 million.

(d)  Capitalization or total equity for the period ending December 31, 2003 = $41,718,221
Net loss after taxes for 2003 = ($217,439)

(e)  There are no service, sales or construction contracts between Electropaz and any system company.

4.EC02  EMPRESA DE LUZ Y FUERZA ELECTRICA DE ORURO S.A. [FUCO]

(a)  Empresa de Luz y Fuerza Electrica de Oruro S.A. ("Elfeo"), Calle Junin No. 710, Casilla 53, Oruro, Boliva.

Elfeo's facilities used for the generation, transmission, or distribution of electric energy for sale consist primarily of substations and distribution lines serving approximately 43,900 retail customers in the cities of
Oruro and Huaruni.  Elfeo does not own generation or transmission facilities.

(b)  Edison International owns 100% of Edison Mission Group Inc.; Edison Mission Group Inc. owns 100% of Edison
Capital; Edison Capital owns 100% of Edison Funding Company; Edison Funding Company owns 100% of Mission Funding
Epsilon; Mission Funding Epsilon through its wholly owned subsidiaries, Edison Capital International (Bermuda)
Ltd. and Edison Capital Latin American Investments (Bermuda) Ltd. collectively own an 11.5% indirect interest in
Elfeo. IberBolivia de Inversiones, S.A. owns 92.84% of Elfeo, and four other entities own the remaining 7.16%
interest.  Paz Holdings Ltd. owns a 36.6% interest in IberBolivia de Inversiones, S.A., and Iberdrola S.A.
indirectly owns 63.4% of IberBolivia de Inversiones, S.A.  The voting securities of Paz Holdings Ltd. are held
30.42% by Edison Capital International (Bermuda) Ltd., 43.22% by Andes Energy XII Ltd. and 26.36% by GE Capital
Services Structured Finance Group, Inc.  Andes Energy XII is wholly-owned by AIG-GE Capital Latin American
Infrastructure Fund L.P. in which Edison Capital Latin American Investments (Bermuda) Ltd. holds an indirect
7.89% interest.  Edison Capital Latin American Investments (Bermuda) Ltd. is a wholly owned indirect subsidiary of Edison Capital.

(c)  Capital contributions were made by Edison Capital through its indirectly, wholly owned subsidiary Edison
Capital International (Bermuda) Ltd. and Edison Capital Latin American Investments (Bermuda) Ltd., in the amount of $0.75 million.

(d)  Capitalization or total equity for the period ending December 31, 2003 = $4,679,609
Net loss after taxes for 2003 = ($180,998)

(e)  There are no service, sales or construction contracts between Elfeo and any system company.

4.EC03  EPZ MISSION FUNDING MU TRUST [FUCO]

(a)  EPZ Mission Funding MU Trust ("EPZMFMT") c/o Wilmington Trust Company, Rodney Square North, 1100 North
Market Square, Wilmington, Delaware 19890-0004

EPZMFMT owns a 7.88% interest in the Amercentrale Power Station Unit 9, which is leased to N.V.
Elektriciteits-Produktiemaatshappij Zuid-Nederland ("EPZ"), a Netherlands Public Utility.  The Amercentrale Power
Station Unit 9 is a 600 megawatt (net) coal-fired cogeneration facility, with natural gas back-up capability, located on 50 hectares (approximately 125 acres) at the Brabandt site in Geertruidenberg, approximately 50 kilometers southeast of Rotterdam, The Netherlands.

EPZMFMT has also acquired an undivided interest in or the right to use certain transmission facilities leading from the Amercentrale Power Station to the 150 kV grid owned by Provinciale Noordbrabantse Energie-Maatschappij
("PNEM"), the distribution company that receives the power from Unit 9.  EPZMFMT also owns an interest in or rights to use transformers and associated equipment of EPZ designed to step up the power from the 21 kV level at the generator to the 150 kV level required to enter the PNEM system.  EPZMFMT has also acquired rights to use certain other common facilities necessary to permit operation of Unit 9.

(b)  Edison International owns 100% of Edison Mission Group Inc.; Edison Mission Group Inc. owns 100% of Edison
Capital, which owns 100% of Edison Funding Company, which owns 100% of Mission Funding Epsilon, which owns 100%
of Mission Funding Alpha, which owns 100% of Mission Funding Mu.  EPZMFMT is a business trust created under the laws of the State of Delaware.  Mission Funding Mu is the 100% beneficial owner of the beneficial interest in
EPZMFMT, the foreign utility company.  Wilmington Trust Company is the trustee of the Trust.

(c)  Mission Funding Mu made a $13,000,000 equity investment in the sale/leaseback, and funds were borrowed on a non-recourse basis in the amount of $87,000,000, in order to acquire the interest in the asset with a total cost of $100,000,000.  Mission Funding Mu also incurred out-of-pocket costs and fees of approximately $1,750,000.

The Mission Funding Mu investment and the related obligations have been guaranteed by its parent, Mission Funding
Alpha.

(d)  Capitalization or total equity for the period ending December 31, 2004 = $25,532,900
Net income after taxes for 2004 = $620,974

(e)  There are no contracts between EPZ and any system company.

4.EC04  EPZ MISSION FUNDING NU TRUST [FUCO]

(a)  EPZ Mission Funding Nu Trust ("EPZMFNT") c/o Wilmington Trust Company, Rodney Square North, 1100 North
Market Square, Wilmington, Delaware 19890-0004

EPZMFNT owns a 17.72% interest in the Amercentrale Power Station Unit 9, which is leased to N.V.
Elektriciteits-Produktiemaatshappij Zuid-Nederland ("EPZ"), a Netherlands Public Utility.  The Amercentrale Power
Station Unit 9 is a 600 megawatt (net) coal-fired cogeneration facility, with natural gas back-up capability, located on 50 hectares (approximately 125 acres) at the Brabandt site in Geertruidenberg, approximately 50 kilometers southeast of Rotterdam, The Netherlands.

EPZMFNT has also acquired an undivided interest in or the right to use certain transmission facilities leading from the Amercentrale Power Station to the 150 kV grid owned by Provinciale Noordbrabantse Energie-Maatschappij
("PNEM"), the distribution company that receives the power from Unit 9.  EPZMFNT also owns an interest in or rights to use transformers and associated equipment of EPZ designed to step up the power from the 21 kV level at the generator to the 150 kV level required to enter the PNEM system.  EPZMFNT has also acquired rights to use certain other common facilities necessary to permit operation of Unit 9.

(b)  Edison International owns 100% of Edison Mission Group Inc.; Edison Mission Group Inc. owns 100% of Edison
Capital, which owns 100% of Edison Funding Company, which owns 100% of Mission Funding Epsilon, which owns 100%
of Mission Funding Delta, which owns 100% of Mission Funding Nu.  EPZMFNT is a business trust created under the laws of the State of Delaware.  Mission Funding Nu is the 100% beneficial owner of the beneficial interest in
EPZMFNT, the foreign utility company.  Wilmington Trust Company is the trustee of the Trust.

(c)  Mission Funding Nu made a $29,250,000 equity investment in the sale/leaseback, and funds were borrowed on a non-recourse basis in the amount of $195,750,000, in order to acquire the interest in the asset with a total cost of $225,000,000.  Mission Funding Nu also incurred out-of-pocket costs and fees of approximately $3,937,500.

The Mission Funding Nu investment and the related obligations have been guaranteed by an affiliate, Mission
Housing Investments.

(d)  Capitalization or total equity for the period ending December 31, 2004 = $57,167,873
Net income after taxes for 2004 = $1,516,111

(e)  There are no contracts between EPZ and any system company.

4.EC05  LAKOTA RIDGE LLC [EWG]

(a)  Lakota Ridge, L.L.C. ("Lakota"), c/o DanMar & Associates, 520 Fifth Avenue SE, Pipestone, Minnesota 56164.

Lakota is an 11.25 megawatt wind-driven electric generation facility (the "Facility") located on the Buffalo
Ridge in southwestern Minnesota, consisting of 15 Micon M1800 750 kW wind turbines atop tubular-type towers.

(b)  Edison International owns 100% of Edison Mission Group Inc.; Edison Mission Group Inc. owns 100% of Edison
Capital; Edison Capital owns 100% of Edison Funding Company.  Edison Funding Company, through its wholly owned subsidiary, Mission Funding Zeta, owns a 75% interest in Lakota and Heller Financial, Inc. owns a 24.9%
interest.  Northern Alternative Energy owns 0.1%.  The manager of the Facility is DanMar & Associates.

(c)  Edison Capital through its indirectly, wholly owned subsidiary, Mission Funding Zeta, made a capital contribution of $4,667,030.

(d)  Capitalization or total equity for the period ending December 31, 2004 = $3,099,080
Net loss after taxes for 2004 = ($399,885)

(e)  There are no service, sales or construction contracts between Lakota and any system company.

4.EC06  SHAOKATAN HILLS LLC [EWG]

(a)  Shaokatan Hills L.L.C. ("Shaokatan"), c/o DanMar & Associates, 520 Fifth Avenue SE, Pipestone, Minnesota
56164.

Shaokatan is a 11.9 megawatt wind-driven electric generation facility (the "Facility") located on the Buffalo
Ridge in southwestern Minnesota, consisting of 18 Vestas V-44 660 kW wind turbines atop tubular type towers.

(b)  Edison International owns 100% of Edison Misson Group Inc.; Edison Misson Group Inc. owns 100% of Edison
Capital; Edison Capital owns 100% of Edison Funding Company.  Edison Funding Company, through its wholly owned subsidiary, Mission Funding Zeta, owns a 75% interest in Shaokatan and Heller Financial, Inc. owns a 24.9%
interest.  Northern Alternative Energy owns 0.1%.  The manager of the Facility is DanMar & Associates.

(c)  Edison Capital through its indirectly, wholly owned subsidiary, Mission Funding Zeta, made a capital contribution of $5,161,500.

(d)  Capitalization or total equity for the period ending December 31, 2004 = $3,565,725
Net loss after taxes for 2004 = ($370,932)

(e)  There are no service, sales or construction contracts between Shaokatan and any system company.

4.EC07  WOODSTOCK HILLS LLC [EWG]

(a)  Woodstock Hills L.L.C. ("Woodstock"), c/o DanMar and Associates, 520 Fifth Avenue SE, Pipestone, Minnesota
56164.

Woodstock is a 10.2 megawatt windpowered electric generation facility (the "Facility") located on the Buffalo
Ridge in southwestern Minnesota, consisting of 17 Vestas V-44 600 kW wind turbines atop tubular-type towers.

(b)  Edison International owns 100% of Edison Mission Group Inc.; Edison Mission Group Inc. owns 100% of Edison
Capital; Edison Capital owns 100% of Edison Funding Company.  Edison Funding Company, through its wholly owned subsidiary, Mission Funding Zeta, owns a 75% interest in Woodstock and Heller Financial, Inc. owns a 24.9%
interest.  DanMar and Associates owns a 0.1% interest and is the manager of the Facility.

(c)  Edison Capital through its indirectly, wholly owned subsidiary, Mission Funding Zeta, made a capital contribution of $4,200,000.

(d)  Capitalization or total equity for the period ending December 31, 2004 = $3,681,405
Net loss after taxes for 2004 = ($251,398)

(e)  There are no service, sales or construction contracts between Woodstock and any system company.

4.EC08  STORM LAKE POWER PARTNERS I LLC [EWG]

(a)  Storm Lake Power Partners I LLC ("Storm Lake"), c/o Mission Iowa Wind Company, 18101 Von Karman Avenue,
Suite 1700, Irvine, CA 92612.

Storm Lake is a 112.5 megawatt wind-driven electric generation facility (the "Facility") located on the Buffalo
Ridge in northwestern Iowa, consisting of 150 Zond, Z-50 750 kW wind turbines atop lattice towers.

(b)  Edison International owns 100% of Edison Mission Group Inc.; Edison Mission Group Inc. owns 100% of Edison
Capital; Edison Capital owns 100% of Edison Funding Company.  Edison Funding Company, through its wholly owned subsidiaries, Mission Iowa Wind Company and Mission Housing Gamma, owns a 100% interest in Storm Lake.  The
Facility is operated by EMOM Services, Inc., and managed by Mission Iowa Wind Company.

(c)  Edison Capital through its indirectly, wholly owned subsidiary, Mission Iowa Wind Company, made a capital contribution of $100,250,000.

(d)  Capitalization or total equity for the period ending December 31, 2004 = $74,049,176
Net loss after taxes for 2004 = ($1,730,664)

(e)  EMOM Services, Inc., provides operation and maintenance services to the Storm Lake I project.  These services are being provided in accordance with an O&M Agreement which has been negotiated between Storm Lake I and EMOM Services, Inc., but which contract is pending approval from the Storm Lake I project's lenders.  During the year ended December 31, 2003, Storm Lake I incurred costs in the amount of $1,023,000 for operation and maintenance services provided by EMOM Services, Inc.

Mission Iowa Wind Company provides management services to the Storm Lake I project.  These services are being provided in accordance with a Management Agreement which has been negotiated between Storm Lake I and Mission
Iowa Wind Company, but which contract is pending approval from the Storm Lake I project's lenders.  During the year ended December 31, 2003, Storm Lake I incurred costs in the amount of $293,000 for management services provided by Mission Iowa Wind Company.

4.EC09  BISSON WINDFARM LLC [EWG]

(a)  Bisson Windfarm, L.L.C. ("Bisson"), c/o DanMar & Associates, 520 Fifth Avenue SE, Pipestone, Minnesota 56164.

Bisson is a 1.9 megawatt windpowered electric generation facility (the "Facility") located in southwestern
Minnesota, consisting of 2 Suzlon 950 kW wind turbines.

(b)  Edison International owns 100% of Edison Mission Group Inc.; Edison Mission Group Inc. owns 100% of Edison
Capital; Edison Capital owns 100% of Edison Funding Company.  Edison Funding Company, through its wholly owned subsidiary, Mission Minnesota Wind LLC, owns a 95% interest in Bisson and the local owner has a 5% interest.

(c)  Edison Capital through its indirectly, wholly owned subsidiary, Mission Minnesota Wind LLC, made a capital contribution of $945,125.

(d)  Capitalization or total equity for the period ending December 31, 2004 = $1,030,971
Net income after taxes for 2004 = $38,464

(e)  There are no service, sales or construction contracts between Bisson and any system company.

4.EC10  BOEVE WINDFARM LLC [EWG]

(a)  Boeve Windfarm, L.L.C. ("Boeve"), c/o DanMar & Associates, 520 Fifth Avenue SE, Pipestone, Minnesota 56164.

Boeve is a 1.9 megawatt windpowered electric generation facility (the "Facility") located in southwestern
Minnesota, consisting of 2 Suzlon 950 kW wind turbines.

(b)  Edison International owns 100% of Edison Mission Group Inc.; Edison Mission Group Inc. owns 100% of Edison
Capital; Edison Capital owns 100% of Edison Funding Company.  Edison Funding Company, through its wholly owned subsidiary, Mission Minnesota Wind LLC, owns a 99% interest in Boeve and the local owner has a 1% interest.

(c)  Edison Capital through its indirectly, wholly owned subsidiary, Mission Minnesota Wind LLC, made a capital contribution of $1,057,742.

(d)  Capitalization or total equity for the period ending December 31, 2004 = $1,133,855
Net income after taxes for 2004 = $49,741

(e)  There are no service, sales or construction contracts between Boeve and any system company.

4.EC11  CG WINDFARM LLC [EWG]

(a)  CG Windfarm, L.L.C. ("CG"), c/o DanMar & Associates, 520 Fifth Avenue SE, Pipestone, Minnesota 56164.

CG is a 1.9 megawatt windpowered electric generation facility (the "Facility") located in southwestern Minnesota, consisting of 2 Suzlon 950 kW wind turbines.

(b)  Edison International owns 100% of Edison Mission Group Inc.; Edison Mission Group Inc. owns 100% of Edison
Capital; Edison Capital owns 100% of Edison Funding Company.  Edison Funding Company, through its wholly owned subsidiary, Mission Minnesota Wind LLC, owns a 99% interest in CG and the local owner has a 1% interest.

(c)  Edison Capital through its indirectly, wholly owned subsidiary, Mission Minnesota Wind LLC, made a capital contribution of $1,039,367.

(d)  Capitalization or total equity for the period ending December 31, 2004 = $1,117,730
Net income after taxes for 2004 = $39,962

(e)  There are no service, sales or construction contracts between CG and any system company.

4.EC12  FEY WINDFARM LLC [EWG]

(a)  Fey Windfarm, L.L.C. ("Fey"), c/o DanMar & Associates, 520 Fifth Avenue SE, Pipestone, Minnesota 56164.

Fey is a 1.9 megawatt windpowered electric generation facility (the "Facility") located in southwestern
Minnesota, consisting of 2 Suzlon 950 kW wind turbines.

(b)  Edison International owns 100% of Edison Mission Group Inc.; Edison Mission Group Inc. owns 100% of Edison
Capital; Edison Capital owns 100% of Edison Funding Company.  Edison Funding Company, through its wholly owned subsidiary, Mission Minnesota Wind LLC, owns a 99% interest in Fey and the local owner has a 1% interest.

(c)  Edison Capital through its indirectly, wholly owned subsidiary, Mission Minnesota Wind LLC, made a capital contribution of $1,066,031.

(d)  Capitalization or total equity for the period ending December 31, 2004 = $1,113,342
Net income after taxes for 2004 = $39,697

(e)  There are no service, sales or construction contracts between Fey and any system company.

4.EC13  K-BRINK WINDFARM LLC [EWG]

(a)  K-Brink Windfarm, L.L.C. ("K-Brink"), c/o DanMar & Associates, 520 Fifth Avenue SE, Pipestone, Minnesota
56164.

K-Brink is a 1.9 megawatt windpowered electric generation facility (the "Facility") located in southwestern
Minnesota, consisting of 2 Suzlon 950 kW wind turbines.

(b)  Edison International owns 100% of Edison Mission Group Inc.; Edison Mission Group Inc. owns 100% of Edison
Capital; Edison Capital owns 100% of Edison Funding Company.  Edison Funding Company, through its wholly owned subsidiary, Mission Minnesota Wind LLC, owns a 99% interest in K-Brink and the local owner has a 1% interest.

(c)  Edison Capital through its indirectly, wholly owned subsidiary, Mission Minnesota Wind LLC, made a capital contribution of $928,050.

(d)  Capitalization or total equity for the period ending December 31, 2004 = $998,870
Net income after taxes for 2004 = $47,753

(e)  There are no service, sales or construction contracts between K-Brink and any system company.

4.EC14  TG WINDFARM LLC [EWG]

(a)  TG Windfarm, L.L.C. ("TG"), c/o DanMar & Associates, 520 Fifth Avenue SE, Pipestone, Minnesota 56164.

TG is a 1.9 megawatt windpowered electric generation facility (the "Facility") located in southwestern Minnesota, consisting of 2 Suzlon 950 kW wind turbines.

(b)  Edison International owns 100% of Edison Mission Group Inc.; Edison Mission Group Inc. owns 100% of Edison
Capital; Edison Capital owns 100% of Edison Funding Company.  Edison Funding Company, through its wholly owned subsidiary, Mission Minnesota Wind LLC, owns a 99% interest in TG and the local owner has a 1% interest.

(c)  Edison Capital through its indirectly, wholly owned subsidiary, Mission Minnesota Wind LLC, made a capital contribution of $1,033,395.

(d)  Capitalization or total equity for the period ending December 31, 2004 = $1,108,985
Net income after taxes for 2004 = $35,053

(e)  There are no service, sales or construction contracts between TG and any system company.

4.EC15  TOFTELAND WINDFARM LLC [EWG]

(a)  Tofteland Windfarm, L.L.C. ("Tofteland"), c/o DanMar & Associates, 520 Fifth Avenue SE, Pipestone, Minnesota
56164.

Tofteland is a 1.9 megawatt windpowered electric generation facility (the "Facility") located in southwestern
Minnesota, consisting of 2 Suzlon 950 kW wind turbines.

(b)  Edison International owns 100% of Edison Mission Group Inc.; Edison Mission Group Inc. owns 100% of Edison
Capital; Edison Capital owns 100% of Edison Funding Company.  Edison Funding Company, through its wholly owned subsidiary, Mission Minnesota Wind LLC, owns a 91% interest in Tofteland and the local owner has a 9% interest.

(c)  Edison Capital through its indirectly, wholly owned subsidiary, Mission Minnesota Wind LLC, made a capital contribution of $935,250.

(d)  Capitalization or total equity for the period ending December 31, 2004 = $1,019,965
Net income after taxes for 2004 = $27,785

(e)  There are no service, sales or construction contracts between Tofteland and any system company.

4.EC16  WESTRIDGE WINDFARM LLC [EWG]

(a)  Westridge Windfarm, L.L.C. ("Westridge"), c/o DanMar & Associates, 520 Fifth Avenue SE, Pipestone, Minnesota
56164.

Westridge is a 1.9 megawatt windpowered electric generation facility (the "Facility") located in southwestern
Minnesota, consisting of 2 Suzlon 950 kW wind turbines.

(b)  Edison International owns 100% of Edison Mission Group Inc.; Edison Mission Group Inc. owns 100% of Edison
Capital; Edison Capital owns 100% of Edison Funding Company.  Edison Funding Company, through its wholly owned subsidiary, Mission Minnesota Wind LLC, owns a 92% interest in Westridge and the local owner has a 8% interest.

(c)  Edison Capital through its indirectly, wholly owned subsidiary, Mission Minnesota Wind LLC, made a capital contribution of $994,461.

(d)  Capitalization or total equity for the period ending December 31, 2004 = $1,108,236
Net income after taxes for 2004 = $36,695

(e)  There are no service, sales or construction contracts between Westridge and any system company.

4.EC17  WINDCURRENT FARMS LLC [EWG]

(a)  Windcurrent Winds, L.L.C. ("Windcurrent"), c/o DanMar & Associates, 520 Fifth Avenue SE, Pipestone,
Minnesota 56164.

Windcurrent is a 1.9 megawatt windpowered electric generation facility (the "Facility") located in southwestern
Minnesota, consisting of 2 Suzlon 950 kW wind turbines.

(b)  Edison International owns 100% of Edison Mission Group Inc.; Edison Mission Group Inc. owns 100% of Edison
Capital; Edison Capital owns 100% of Edison Funding Company.  Edison Funding Company, through its wholly owned subsidiary, Mission Minnesota Wind LLC, owns a 99% interest in Windcurrent and the local owner has a 1% interest.

(c)  Edison Capital through its indirectly, wholly owned subsidiary, Mission Minnesota Wind LLC, made a capital contribution of $1,036,868.

(d)  Capitalization or total equity for the period ending December 31, 2004 = $1,081,581
Net income after taxes for 2004  = $43,272

(e)  There are no service, sales or construction contracts between Windcurrent and any system company.

4.EC18  CARSTENSEN WIND LLC [EWG]

(a)  Carstensen Wind, L.L.C. ("Carstensen"), c/o DanMar & Associates, 520 Fifth Avenue SE, Pipestone, Minnesota
56164.

Carstensen is a 1.65 megawatt windpowered electric generation facility (the "Facility") located in southwestern
Minnesota, consisting of 1 Vestas American Wind Technology NM82 1.65 MW wind turbine.

(b)  Edison International owns 100% of Edison Mission Group Inc.; Edison Mission Group Inc. owns 100% of Edison
Capital; Edison Capital owns 100% of Edison Funding Company.  Edison Funding Company, through its wholly owned subsidiary, Mission Minnesota Wind LLC, owns a 99% interest in Carstensen and the local owner has a 1% interest.

(c)  Edison Capital through its indirectly, wholly owned subsidiary, Mission Minnesota Wind LLC, made a capital contribution of $1,000,000.

(d)  Capitalization or total equity for the period ending December 31, 2004 = $1,011,837
Net income after taxes for 2004 = $441

(e)  There are no service, sales or construction contracts between Carstensen and any system company.

4.EC19  GREENBACK ENERGY LLC [EWG]

(a)  Greenback Energy, L.L.C. ("Greenback"), c/o DanMar & Associates, 520 Fifth Avenue SE, Pipestone, Minnesota
56164.

Greenback is a 1.65 megawatt windpowered electric generation facility (the "Facility") located in southwestern
Minnesota, consisting of 1 Vestas American Wind Technology NM82 1.65 MW wind turbine.

(b)  Edison International owns 100% of Edison Mission Group Inc.; Edison Mission Group Inc. owns 100% of Edison
Capital; Edison Capital owns 100% of Edison Funding Company.  Edison Funding Company, through its wholly owned subsidiary, Mission Minnesota Wind LLC, owns a 99% interest in Greenback and the local owner has a 1% interest.

(c)  Edison Capital through its indirectly, wholly owned subsidiary, Mission Minnesota Wind LLC, made a capital contribution of $1,000,000.

(d)  Capitalization or total equity for the period ending December 31, 2004 = $1,011,826
Net income after taxes for 2004 = $344

(e)  There are no service, sales or construction contracts between Greenback and any system company.

4.EC20  LUCKY WIND LLC [EWG]

(a)  Lucky Windfarm,  L.L.C. ("Lucky"), c/o DanMar & Associates, 520 Fifth Avenue SE, Pipestone, Minnesota 56164.

Lucky is a 1.65 megawatt windpowered electric generation facility (the "Facility") located in southwestern
Minnesota, consisting of 1 Vestas American Wind Technology NM82 1.65 MW wind turbine.

(b)  Edison International owns 100% of Edison Mission Group Inc.; Edison Mission Group Inc. owns 100% of Edison
Capital; Edison Capital owns 100% of Edison Funding Company.  Edison Funding Company, through its wholly owned subsidiary, Mission Minnesota Wind LLC, owns a 99% interest in Lucky and the local owner has a 1% interest.

(c)  Edison Capital through its indirectly, wholly owned subsidiary, Mission Minnesota Wind LLC, made a capital contribution of $1,000,000.

(d)  Capitalization or total equity for the period ending December 31, 2004 = $1,012,753
Net income after taxes for 2004 = $462

(e)  There are no service, sales or construction contracts between Lucky and any system company.

4.EC21  NORTHERN LIGHTS WIND LLC [EWG]

(a)  Northern Lights Wind,  L.L.C. ("Boeve"), c/o DanMar & Associates, 520 Fifth Avenue SE, Pipestone, Minnesota
56164.

Northern Lights is a 1.65 megawatt windpowered electric generation facility (the "Facility") located in southwestern Minnesota, consisting of 1 Vestas American Wind Technology NM82 1.65 MW wind turbine.

(b)  Edison International owns 100% of Edison Mission Group Inc.; Edison Mission Group Inc. owns 100% of Edison
Capital; Edison Capital owns 100% of Edison Funding Company.  Edison Funding Company, through its wholly owned subsidiary, Mission Minnesota Wind LLC, owns a 99% interest in Northern Lights and the local owner has a 1%
interest.

(c)  Edison Capital through its indirectly, wholly owned subsidiary,
Mission Minnesota Wind LLC, made a capital contribution of $1,000,000.

(d)  Capitalization or total equity for the period ending December 31, 2004  = $1,011,485
Net income after taxes for 2004 = $384

(e)  There are no service, sales or construction contracts between Northern Lights and any system company.

4.EC 22  STAHL WIND ENERGY LLC [EWG]

(a)  Stahl Wind Energy, L.L.C. ("Stahl"), c/o DanMar & Associates, 520 Fifth Avenue SE, Pipestone, Minnesota
56164.

Stahl is a 1.65 megawatt windpowered electric generation facility (the "Facility") located in southwestern
Minnesota, consisting of 1 Vestas American Wind Technology NM82 1.65 MW wind turbine.

(b)  Edison International owns 100% of Edison Mission Group Inc.; Edison Mission Group Inc. owns 100% of Edison
Capital; Edison Capital owns 100% of Edison Funding Company.  Edison Funding Company, through its wholly owned subsidiary, Mission Minnesota Wind LLC, owns a 99% interest in Stahl and the local owner has a 1% interest.

(c)  Edison Capital through its indirectly, wholly owned subsidiary, Mission Minnesota Wind LLC, made a capital contribution of $1,000,000.

(d)  Capitalization or total equity for the period ending December 31, 2004 = $1,011,636
Net loss after taxes for 2004 = $339

(e)  There are no service, sales or construction contracts between Stahl and any system company.

                                               EDISON MISSION ENERGY

4.EME01  EME HOMER CITY GENERATION L.P. [EWG]

(a)  EME Homer City Generation L.P. ("Homer City"), 1750 Power Plant Road, Homer City, PA  15748-8009

Homer City operates a 1,884 MW coal-fired generating station located in Indiana County, approximately 45 miles northeast of Pittsburgh, Pennsylvania.

(b)  Edison International owns 100% of Edison Mission Group Inc.; Edison Mission Group Inc. owns 100% of Mission
Energy Holding Company; Mission Energy Holding Company owns 100% of Edison Mission Energy; Edison Mission Energy owns 100% of Edison Mission Holdings Co.; Edison Mission Holdings Co., through its wholly owned subsidiary
Mission Energy Westside, Inc., owns a 1% general partnership interest in Homer City and through its wholly owned subsidiary Chestnut Ridge Energy Company, owns a 99% limited partnership interest in Homer City, the exempt wholesale generator.

(c)  Capital contributions were made by Edison Mission Energy through its subsidiary Edison Mission Holdings Co.
in the amount of $1,363,948,000.

Guarantees:

In connection with the acquisition of Homer City, Homer City L.P. provided several surety bonds to the
Pennsylvania Department of Environmental Protection ("DEP").  The DEP requires operators of facilities in the
State of Pennsylvania to provide collateral bonds to the DEP for the purpose of guarantying reclamation obligations in the event the site is abandoned.  Safeco Insurance Company of America ("Safeco"), on behalf of
Homer City L.P., issued three surety bonds to the DEP in the aggregate amount of $7,119,168.  On September 14,
1999, EME provided a general indemnity to Safeco to indemnify them against all loss and expenses incurred by
Safeco in connection with the surety bonds.  In addition to the indemnification, Safeco demanded additional collateral for the surety bonds.  Therefore, on August 21, 2002, EME deposited $6,860,913 on November 4, 2004, in an account controlled by Safeco for additional collateral.  Both the collateral and the indemnity will stay in place until the surety bonds are replaced or another source of collateral is provided to the DEP.

On December 7, 2001, Homer City was sold to and leased back from eight special purpose vehicles.  Under this arrangement, the $830 million senior secured bonds were assumed by the eight special purpose vehicles.  These bonds will be serviced by a portion of the lease rental payments to be paid by Homer City L.P. to the new owners of Homer City.  In connection with the sale-leaseback, eight letters of credit, one for each Owner Lessor, in the aggregate amount of $35,350,600 were issued by Westdeutsche Landesbank Girozentrale, New York Branch and Credit
Suisse First Boston for the account of the Owner Lessors.  These letters of credit satisfied the requirement under the First Amended and Restated Indenture for the bonds to have a Debt Service Reserve Requirement in an amount equal to six months debt service projected to be due following a rent payment.  These letters of credit expired on April 1, 2002 and were replaced with eight letters of credit, one for each Owner Lessor, in the aggregate amount of $43,625,030 issued by Westdeutsche Landesbank Girozentrale, New York Branch.  These letters of credit are for a term of three years with an option to extend for an additional two years, provided Homer City has an investment grade rating.  As of December 31, 2004, Homer City is rated BB by S&P and Ba2 by Moody's.  The current six month debt service reserve requirement is $43,625,030.

Pursuant to eight Special Tax Indemnity Agreements executed in connection with the sale-leaseback, each dated as of December 7, 2001, with Homer City L.P. and General Electric Capital Corporation ("GECC"), EME agreed to indemnify GECC against certain tax losses which might arise either (i) as a result of the existence of certain provisions in the operative documents relating to the sale-leaseback transaction, or (ii) as a result of certain actions by Homer City L.P. during the term of the lease.

(d)  Capitalization or total equity = $727.5 million
Net loss after taxes for 2004 = ($13.4) million

(e)  Edison Mission Energy Services, Inc. (formerly Edison Mission Energy Fuel Services, Inc.) provides services to Homer City relating to arranging for the supply of fuel to the facility pursuant to the Fuel Services
Agreement (the "Agreement") between Edison Mission Energy Services, Inc. and Homer City.  As of December 31,
2004, Edison Mission Energy Services, Inc. has received payment in the amount of $367,897 for services provided pursuant to the Agreement.

On June 28, 2000, Edison Mission Marketing & Trading, Inc. ("EMMT"), a wholly owned subsidiary of Edison Mission
Energy, entered into an NOx Allowance Sales Agreement with Homer City, wherein EMMT is to purchase from and/or sell to Homer City, SO2 or NOx Allowances available to Homer City and as required for the use in the operation and maintenance of the Homer City facility.  As of December 31, 2004, Homer City paid $26.1 million to EMMT for
Allowances.

EMMT entered into an Energy Sales Agreement with Homer City, wherein EMMT shall purchase Energy (defined as electric energy, expressed in megawatt hours or capacity, of the character commonly known as three-phase, sixty hertz electric energy that is delivered at the nominal voltage of the delivery point) from Homer City.  As of
December 31, 2004, Homer City paid $684,448 to EMMT for energy provided pursuant to the Agreement.

4.EME02  MIDWEST GENERATION, LLC. [EWG]

(a)  Midwest Generation, LLC ("Midwest"), One Financial Place, 440 South LaSalle Street, Suite 3500, Chicago, IL
60605

Midwest owns and/or leases and operates 5,876 MW of generating capacity ("Facilities") acquired from Commonwealth
Edison Company and sells electric energy at wholesale.  Facilities consist of:

(a.1)  Six coal-fired plants located in Illinois totaling 5,645 MW:
542 MW Crawford plant in Chicago
326 MW Fisk plant in Chicago
789 MW Waukegan plant in Waukegan
1334 MW Joliet plant in Joliet
1092 MW Will County plant in Lockport
1538 MW Powerton plant in Pekins

(a.2)  2,698 MW dual-fueled Collins Station in Morris, Illinois [decommissioned 12/31/2004]

(a.3)  71 dual-fueled peaking units, totaling 899 MW, located at the Crawford, Fisk, Waukegan, Calumet, Joliet,
Electric Junction, Sabrooke, and Lombard Stations.  In September 2004, management completed an analysis of future competitiveness in the expanded PJM Interconnection, LLC marketplace in light of its small peaking units in
Illinois.  Based on this analysis and regulatory approvel, planning efforts are in progress to decommission six of its eight remaining small peaking units.

(b)  Edison International owns 100% of Edison Mission Group Inc.; Edison Mission Group Inc. owns 100% of Mission
Energy Holding Company; Mission Energy Holding Company owns 100% of Edison Mission Energy; Edison Mission Energy owns 100% of Midwest Generation EME, LLC; Midwest Generation EME, LLC owns 100% of Edison Mission Midwest
Holdings Co. ("Holdings") which owns 100% of Midwest, the exempt wholesale generator, and Midwest owns 100% of
Midwest Finance Corp.

(c)  Capital contributions were made by Edison Mission Energy through its subsidiary Holdings in the amount of
$2,500,000,100.

Guarantees:
On March 22, 1999, EME entered into an Asset Sale Agreement to acquire 100% of the fossil-fuel generating assets of Commonwealth Edison Co. ("Com Ed") totaling 9,722 MW for a purchase price of $4,813,121,000.  This agreement was assigned to Midwest Generation, LLC, a wholly owned subsidiary of EME, on December 15, 1999, at the closing of the transaction.  Midwest Generation, LLC operates the plants, which are all located in Illinois.  Pursuant to the Asset Sale Agreement, EME agreed to unconditionally and irrevocably guarantee to ComEd and all of its successors and assigns, the due and punctual performance by any assignee of all covenants, agreements, terms, conditions, undertakings, indemnities and other obligations to be performed and observed by such assignee under the related agreements, including the transition power purchase agreements.
Pursuant to the Agency Agreement, dated as of December 15, 1999, between Commonwealth Edison Company, Edison
Mission Midwest Holdings Co. and Edison Mission Energy, relating to Coal Purchase Contract and Railcar Lease
Agreement, EME and its affiliates receive the benefits of and are responsible for the liabilities under the agreements listed below (the "Unassigned Agreements") to which Commonwealth Edison Company is a party.
Commonwealth Edison Company acts as EME's agent with respect to the Unassigned Agreements and EME is responsible for 78% of Commonwealth Edison Company's costs in managing the Unassigned Agreements.  The Unassigned Agreements
include:

(1)      Amended and Restated Coal Purchase Contract between Commonwealth Edison Company and Decker Coal Company dated January 1, 1993, as further amended by Amendment No. 1 in 1993; Amendment No. 2 on June 16, 1994;
         Amendment No. 3 on May 1, 1995; Amendment No.4 on January 1, 1996; Amendment No. 5 on February 1, 1997;
         Amendment No. 6 on January 1, 1997; Amendment No. 7 on February 1, 1999; Amendment No. 8; and Amendment
         No. 9 on January 1, 2003.

(2)      Railcar Lease Agreement dated July 15, 1993 between Commonwealth Edison Company and Society National
         Bank and related documents.

On August 24, 2000, Midwest Generation entered into a sale-leaseback transaction with respect to the Powerton and
Joliet power facilities to third party lessors for an aggregate purchase price of $1.367 billion.  Under the terms of the leases (33.75 years for Powerton and 30 years for Joliet), Midwest Generation will make semi-annual lease payments on each January 2 and July 2, beginning January 2, 2001.  Recourse to Midwest Generation under the leases is limited to amounts which would otherwise be distributable to Edison Mission Midwest Holdings Co.  EME guaranteed the payments under a Guarantee dated August 24, 2000.

Pursuant to four Tax Indemnity Agreements, each dated as of August 17, 2000, EME agreed to indemnify the lessors against certain tax losses which might arise as a result of certain actions by Midwest during the term of the lease.

(d)  Capitalization or total equity = $2.7 billion
Net loss after taxes for 2004 = ($89.4 million)

(e)

Administrative services such as payroll, employee benefits programs and information technology, all performed by
Edison International or Edison Mission Energy, are shared among all affiliates of Edison

International, and the costs of these corporate support services are allocated to all affiliates, including
Midwest.  Costs are allocated based on one of the following formulas: percentage of time worked, equity in investment and advances, number of employees, or multi-factor, including operating revenues, operating expenses, total assets and number of employees.  In addition, Midwest sometimes directly requests services of Edison
International or Edison Mission Energy, and those services are performed for Midwest's benefit.  Labor and expenses of these directly requested services are specifically identified and billed at cost.  Midwest made reimbursements for the costs of these programs and other services, which amounted to $138.1 million for the year ended December 31, 2004.

Midwest entered into an agreement with Midwest Generation EME, LLC to provide support services, including construction and construction management, operations and maintenance management, technical services and training, environmental, health and safety services, administrative and IT support, and other managerial and technical services needed to operate and maintain electric power facilities.  Under the terms of the agreement, Midwest reimburses Midwest Generation EME, LLC for actual costs incurred by functional area in providing support services, or in the case of specific tasks Midwest requests, the amount negotiated for the task.  Actual costs billable under this agreement for the year ended December 31, 2004, were $6.1 million.

Midwest entered into an agreement with EMMT for the purchase and sale of energy and to provide services related to purchasing, transportation and storage of natural gas.  Under the terms of the agreement, EMMT pays Midwest for the actual price of energy contracted with third parties, less $.02/megawatt-hour.  Also under the terms of the agreement, Midwest pays EMMT a service fee of $0.02 for each MMBtu of natural gas delivered to Midwest, plus the actual cost of the gas.  As of December 31, 2004, Midwest paid $1.8 million to EMMT pursuant to the agreement.

Midwest entered into an agreement with Edison Mission Energy Services, Inc. to provide fuel and transportation services related to coal and fuel oil.  Under the terms of the agreement, Midwest pays Edison
Mission Energy Services, Inc. a service fee of $0.06 for each ton of coal delivered to Midwest and $0.05 for each barrel of fuel oil delivered to Midwest, plus the actual cost of the commodities.  The amount billable under this agreement for the year ended December 31, 2004, was $1.1 million.

4.EME03  SUNRISE POWER COMPANY LLC (EWG)

(a)  Sunrise Power Company, LLC 50% [EWG], 12857 Sunrise Power Road, Fellows, CA 93224

Sunrise was constructed in two phases.  Phase 1 consists of a 320 MW simple-cycle peaking facility which became operational on June 27, 2001, and Phase 2, a combined-cycle gas-fired facility, converted the simple cycle peaking facility to a 572 MW combined cycle plant.  Phase 2 achieved commercial operation June 1, 2003.

Edison Mission Energy purchased Sunrise Power Company, a Delaware corporation  through its subsidiary Mission Del
Sol LLC, a Delaware limited liability company on November 17, 2000.

(b)    Edison International owns 100% of Edison Mission Group Inc.; Edison Mission Group Inc. owns 100% of
Mission Energy Holding Company; Mission Energy Holding Company owns 100% of Edison Mission Energy; Edison Mission
Energy owns 100% of Mission del Cielo, Inc.; Mission del Cielo, Inc. owns 100% of Mission del Sol LLC; Mission del Sol LLC owns 50% of Sunrise Power Company LLC

(c)  None.

(d) Capitalization or total equity = $82.6 million
Net income after taxes for 2004 = $28.4 million

(e)  Edison Mission Operation & Maintenance, Inc. and Sunrise have entered into that certain Amended and Restated
Operation and Maintenance Agreement, dated as of June 25, 2001.  As of December 31, 2004, EMOM has received
$381,494 for providing O&M services to Sunrise.

EMMT, a wholly owned subsidiary of Edison Mission Energy entered into an Energy Services Agreement with Sunrise, wherein EMMT provides fuel procurement and power management services to Sunrise.  As of December 31, 2004,
Sunrise paid $332,569 to EMMT for services rendered under this agreement.

4.EME04  BROOKLYN NAVY YARD COGENERATION PARTNERS, L.P. [EWG]

(a)  Brooklyn Navy Yard Cogeneration Partners, L.P. ("BNY"), Flushing Avenue, Cumberland Street, Building 41,
Brooklyn, NY 11205

EME sold its 50% interest in this facility effective as of March 31, 2004.

BNY's facilities consist of a 286MW combined cycle cogeneration facility located at Brooklyn Navy Yard Industrial
Park in Brooklyn, New York.

(b)  Edison International owns 100% of Edison Mission Group Inc.; Edison Mission Group Inc. owns 100% of Mission
Energy Holding Company; Mission Energy Holding Company owns 100% of Edison Mission Energy; Edison Mission Energy, through its wholly owned subsidiary Mission Energy New York, Inc., owns 50% of Brooklyn Navy Yard Cogeneration
Partners, L.P., the exempt wholesale generator.

(c)  Capital contributions made by Edison Mission Energy through its subsidiary Mission Energy New York, Inc., were in the amount of $12,758,043.  BNY completed a $407 million permanent non-recourse financing for the project
(the "Financing").  Edison Mission Energy agreed to indemnify BNY and its partners from all claims and costs arising from or in connection with certain construction litigation between BNY (and its partners) and PMNC, as contractor for BNY.  Said indemnification has been assigned for the benefit of the senior lenders of the
Financing.  Mission Energy New York, Inc., entered into a Construction Loan Note (approximately $94 million) in favor of BNY to fund a portion of the project.

(d)  Capitalization or total equity = $0
Net loss after taxes for 2004 = ($3.9 million)

(e)  Other than with respect to the Edison Mission Energy indemnity and the Construction Loan Note as listed in
Item (c) above, there are no contracts between BNY and any system company.

4.EME05  LOY YANG B JOINT VENTURE [FUCO]

(a)  Loy Yang B Joint Venture ("LYBJV"), Bartons Lane, Loy Yang, Victoria, Australia 3844

EME sold its 100% interest in this facility effective as of December 16, 2004.

LYBJV owns two coal-fired generating units with generator nameplate ratings of 500,000 kW each, located in the
Latrobe Valley in the State of Victoria, Australia (the "Project").  Unit 1 began commercial operation on
September 30, 1993, and Unit 2 began commercial operation on September 30, 1996.

(b)  Edison International owns 100% of Edison Mission Group Inc.; Edison Mission Group Inc. owns 100% of Mission
Energy Holding Company; Mission Energy Holding Company owns 100% of Edison Mission Energy; Edison Mission Energy owns 100% of Mission Energy Holdings International, Inc.  Mission Energy Holdings International, Inc. directly owns 99.97% (100% of the Class A shares) of MEC International B.V. ("MECI") and indirectly owns 0.02% of MECI through its wholly owned subsidiaries EME UK International LLC, which owns 0.01% or 100% of the Class B shares of
MECI, and EME Southwest Power Corporation, which owns 0.01 or 100% of the Class C shares of MECI; Edison Mission
Energy owns 0.01% (100% of the Class D shares) of MECI through its wholly owned subsidiary Edison Mission Project
Co.  MECI, through wholly owned subsidiaries of Edison Mission Energy, collectively owns 100% of the interests in
Loy Yang B Joint Venture, the foreign utility company, as explained below.

The system-owned venturer is Latrobe Power Partnership ("LPP"), which owns a 51% interest.  LPP is 1% owned by
Edison Mission Energy Australia Ltd. (the managing general partner) and 99% owned by Mission Victoria Partnership
(a general partner).

Edison Mission Energy Australia Ltd. is wholly owned by Edison Mission Energy Holdings Pty Ltd, which is wholly owned by Loy Yang Holdings Pty Ltd, which is a wholly owned subsidiary of MEC International B.V.

Mission Victoria Partnership is 52.31% owned by Latrobe Power Pty Ltd (general partner), 46.69% owned by
Traralgon Power Pty Ltd (general partner), and 1% owned by Mission Energy Ventures Australia Pty Ltd (managing general partner).  Latrobe Power Pty Ltd and Traralgon Power Pty Ltd are both owned 99% by MEC International B.V.
and 1% by Loy Yang Holdings Pty Ltd.  Mission Energy Ventures Australia Pty Ltd is wholly owned by Loy Yang
Holdings Pty Ltd, which is owned as described above.  Gippsland Power Pty Ltd.

owns the remaining 49% in LYBJV.  Gippsland is 100% owned by Mission Energy Development Australia Pty Ltd., which is 100% owned by EME Victoria Generation Ltd., which is 100% owned by EME Generation Holdings Ltd., which is 100%
owned by Mission Hydro Limited Partnership, which is 69% owned by MEC Wales BV, 30% owned by Mission Energy Wales
Company and 1% owned by Mission Hydro (UK) Limited.  All three partners to Mission Hydro Limited Partnership are
100% directly or indirectly owned by Edison Mission Energy.

(c)  In May 1997, Edison Mission Energy, through its indirect and direct subsidiaries, closed financing (the
"Financing") for the purchase of the remaining 49% of LYBJV.  The Financing was structured on a non-recourse basis.

Advance Opinion Undertaking - In the Advance Opinion Undertaking, EME is obligated to Chase Securities (as
Security Agent under the Project Facility) to cause to make available to the Project funds in an amount sufficient to pay income or capital gains taxes on assessments under the Australian income tax laws which materially and adversely affect (a) the Project, (b) the operating cash flow of the Project or (c) the ability to meet obligations to pay interest or repay principal or other amounts under the Project Facility (which result from an assessment which directly conflicts with certain tax assumptions expressed in the Advance Opinion from the Australian Tax Office).

On October 31, 2003, the existing EME Letter of Credit was retired and was replaced by one issued by Bank of
America on behalf of EME Australia Capital Pty Ltd., which is ultimately a wholly-owned subsidiary of MEC
International B.V., in favor of the Loy Yang B senior lenders, for the same amount.

LPP's and Gippsland's capital contribution = $50.8 million

(d)  LPP's and Gippsland's Equity = $0
LPP's and Gippsland's Net Income after taxes for 2004 = $44.9 million

(e)  An indirect, wholly owned subsidiary of MEC International B.V., Edison Mission Operation & Maintenance Loy
Yang Pty Ltd. operates the generating plant pursuant to an amended operating and maintenance contract.  The intermediate holding company of Edison Mission Operation & Maintenance Loy Yang Pty Ltd. is Edison Mission Energy
Holdings Pty Ltd.  As operator, Edison Mission Operation & Maintenance Loy Yang Pty Ltd. performs the following services:  management and supervision of the construction commissioning, testing, operation and maintenance of the Loy Yang B power station on behalf of the joint venture participants.

4.EME06  FIRST HYDRO COMPANY [FUCO]

(a)  First Hydro Company ("FHC"), Bala House, St. David's Park, Deeside, Flintshire, Wales CH5 3XJ

EME sold its 100% interest in this facility effective as of December 16, 2004.

The principal assets of FHC are two pumped storage stations located in North Wales at Dinorwig and Ffestiniog which have a combined registered capacity of 2,088 MW.  These facilities were built to provide additional generation for meeting peak demand throughout the day and to provide rapid generation response to sudden changes in electricity demands.

(b)  Edison International owns 100% of Edison Mission Group Inc.; Edison Mission Group Inc. owns 100% of Mission
Energy Holding Company; Mission Energy Holding Company owns 100% of Edison Mission Energy, which through its subsidiaries (i) wholly owned Mission Energy Wales Company, owns 30%LP of Mission Hydro Limited Partnership, which in turn owns 100% of EME Generation Holdings Ltd., which in turn owns 100% of FHH No. 1 Limited, which owns
99% of First Hydro Holdings Company, which directly owns 99% of FHC and indirectly through its wholly owned subsidiary First Hydro Finance plc owns the remaining 1% of FHC; (ii) wholly owned Mission Energy Holdings
International, Inc. directly owns 99.97% (100% of the Class A shares) of MEC International B.V. ("MECI") and indirectly owns 0.02% of MECI through its wholly owned subsidiaries EME UK International LLC, which owns 0.01% or
100% of the Class B shares of MECI, and EME Southwest Power Corporation, which owns 0.01 or 100% of the Class C shares of MECI; Edison Mission Energy owns 0.01% (100% of the Class D shares) of MECI through its wholly owned subsidiary Edison Mission Project Co.; MECI owns 100% of Mission Energy Company (UK) Limited, which owns 100% of
Mission Hydro (UK) Limited, which in turn directly owns 1% of First Hydro Holdings Company through its 100%
interest in FHH No. 2 Limited and indirectly owns the remaining 99% of First Hydro Holdings Company through its
1%GP interest in Mission Hydro Limited Partnership, Mission Hydro Limited Partnership owns 100% of EME Generation
Holdings Limited, which owns 100% of FHH No.

1 Limited, which in turn owns 99% in first Hydro Holdings Company, which in turn owns 100% of First Hydro Finance plc, which owns the remaining 1% of FHC, and (iii) the wholly owned subsidiary Mission Energy Holdings
International, Inc. owns 99.97% of MEC International B.V. (see above for remaining 0.03%), which directly owns
100% of MEC Wales B.V., MEC Wales B.V. owns 69%LP of Mission Hydro Limited Partnership, which in turn owns 100%
of EME Generation Holdings, Ltd., which owns 99% of First Hydro Holdings Company through its wholly owned subsidiary FHH No. 1 Limited; First Hydro Holdings Company owns 100% of First Hydro Finance plc, which owns 1% of
FHC the foreign utility company.

(c)  First Hydro Company ("FHC"), an indirect wholly owned subsidiary of EME, generates, markets and enters into contracts for the purchase and sale of electricity.  EME provides credit support to FHC in the form of guarantees and letters of credit with respect to FHC's obligations arising out of these transactions.  Following the downgrade of EME on October 1, 2002, Edison Mission Operation & Maintenance Limited, an indirect wholly owned subsidiary of EME ("EMOML") is providing credit support to FHC in the form of letters of credit, which replaced the credit support provided by EME.  Presently, EMOML is obligated to reimburse drawings under letters of credit in an aggregate amount of $48.9 million.

(d)  Capitalization or total equity = $0
Net income after taxes for 2004 = $38.6 million

(e)  There are no contracts between FHC and any system company.

4.EME07  CBK POWER COMPANY LTD.  [FUCO]

(a)  CBK Power Company Limited, a Philippine limited partnership ("CBK"), 1701 One Magnificent Mile Building, San
Miguel Avenue, Ortigas Center, Pasig City, Philippines

EME sold its 50% interest in this facility effective as of January 10, 2005.

Upon completion of all rehabilitation, upgrading and construction of 4 hydroelectric power plants known as
Caliraya, Botocan and Kalayaan I and II, and related civil structures located in the province of Laguna, Republic of the Philippines, have a combined capacity of 792 MW.

(b)  Edison International owns 100% of Edison Mission Group Inc.; Edison Mission Group Inc. owns 100% of Mission
Energy Holding Company; Mission Energy Holding Company owns 100% of Edison Mission Energy; Edison Mission Energy owns 100% of Mission Energy Holdings International, Inc.  Mission Energy Holdings International, Inc. directly owns 99.97% (100% of the Class A shares) of MEC International B.V. ("MECI") and indirectly owns 0.02% of MECI through its wholly owned subsidiaries EME UK International LLC, which owns 0.01% or 100% of the Class B shares of
MECI, and EME Southwest Power Corporation, which owns 0.01 or 100% of the Class C shares of MECI; Edison Mission
Energy owns 0.01% (100% of the Class D shares) of MECI through its wholly owned subsidiary Edison Mission Project
Co.  MECI owns 100% of Edison Mission  Millennium B.V. which owns 100% of EME Kalayaan B.V. and EME Caliraya
B.V.; EME Kalayaan B.V. owns 1% GP of CBK and EME Caliraya B.V. owns 49% LP of CBK.

(c)  Capital invest as of December 31, 2004
      Payment to IMPSA under General Engineering services = $20 million
      Equity contribution = $58.2 million

(d)  Capitalization or total equity = $107.2 million
Net income after taxes for 2004 = $7.0 million

(e)  (1)  Owner's Representative Agreement for onshore services - Entered into between CBK and EME Philippines
Services Corporation ("EME Philippines"). EME Philippines provides onshore owner's representative services to CBK during the construction period.  Total fee is $911,000.

(2)  Owner's Representative Agreement for offshore services - Entered into between CBK and Edison Mission Energy
Asia ("EME Asia").  EME Asia provides offshore owner's representative services to CBK during the construction period.  Total fee is $973,000.

(3)  Management and Technical Services Contract - This is the O&M contract entered into between CBK and  Kalayann
Power Management Corporation ("KPMC") for 25 years commencing on February 9, 2001.  KPMC is a 50/50 JV between
EMOM Services B.V. and IMPSA Construction and Services B.V.  KPMC provides service to manage the maintenance, repair and operation of CBK.  The Fee is US$500,000 per

year escalated according to US Producers Price Index.  CBK is also to reimburse all costs and expenses incurred by KPMC in performing these services.  The aggregate liability of KPMC shall in no event exceed the Management
Fee plus bonus.  There are no consequential damages.

4.EME08  KALAYAAN POWER MANAGEMENT CORPORATION (FUCO)

(a)  Kalayaan Power Management Corporation, a Philippines Corporation, NPC Compound, Kalayaan, Province of
Laguna, Philippines

EME sold its 100% interest in this facility effective as of January 10, 2005.

Kalayaan Power Management Corporation ("Kalayaan PMC"), Kalayaan PMC is to provide operation and services for CBK
Power Company Limited ("CBK") which has rehabilitated and upgraded four hydroelectric power plant projects in the province of Laguna, Republic of the Philippines.  Under the terms of a management and technical services contract between CBK and this project, this project has the total installed capacity of 792 MW, as follows:  (1) the
Kalayaan I facility, a pumped storage facility with two turbine pump units with a total of 362 MW; (2) the
Kalayaan II facility, another pumped storage facility, was constructed consisting of two pump units for a total of 369 MW; (3) the Caliraya hydroelectric facility was upgraded to divert water into two 19.37 MW units, for a total of 38.74 MW; and (4) the Botocan facility was upgraded to divert water into two 10.6 MW units, for a total of 22.2 MW.  Each power plant included auxiliary equipment and interconnecting transmission facilities.

(b)  Edison International owns 100% of Edison Mission Group Inc.; Edison Mission Group Inc. owns 100% of Mission
Energy Holding Company; Mission Energy Holding Company owns 100% of Edison Mission Energy; Edison Mission Energy owns 100% of Mission Energy Holdings International, Inc.  Mission Energy Holdings International, Inc. directly owns 99.97% (100% of the Class A shares) of MEC International B.V. ("MECI") and indirectly owns 0.02% of MECI through its wholly owned subsidiaries EME UK International LLC, which owns 0.01% or 100% of the Class B shares of
MECI, and EME Southwest Power Corporation, which owns 0.01 or 100% of the Class C shares of MECI; Edison Mission
Energy owns 0.01% (100% of the Class D shares).  MECI owns 100% of Edison Mission Operation and Maintenance
Services B.V., which owns 50% of Kalayaan Power Management Corporation.

(c)  Capital invest as of December 31, 2004 = $0.1 million

(d)  Capitalization or total equity = $0.3 million
Net income after taxes for 2004 = $0.1 million

(c)  (1)  Owner's Representative Agreement for onshore services - Entered into between CBK and EME Philippines
Services Corporation ("EME Philippines"). EME Philippines provides onshore owner's representative services to CBK during the construction period.  Total fee is $911,000.

(2)  Owner's Representative Agreement for offshore services - Entered into between CBK and Edison Mission Energy
Asia ("EME Asia").  EME Asia provides offshore owner's representative services to CBK during the construction period.  Total fee is $973,000.

(3)  Management and Technical Services Contract - This is the O&M contract entered into between CBK and  Kalayann
Power Management Corporation ("KPMC") for 25 years commencing on February 9, 2001.  KPMC is a 50/50 JV between
EMOM Services B.V. and IMPSA Construction and Services B.V.  KPMC provides service to manage the maintenance, repair and operation of CBK.  The Fee is US$500,000 per year escalated according to US Producers Price Index.
CBK is also to reimburse all costs and expenses incurred by KPMC in performing these services.  The aggregate liability of KPMC shall in no event exceed the Management Fee plus bonus.  There are no consequential damages.

4.EME09  ITALIAN VENTO POWER CORPORATION 4 S.R.L. [FUCO]

(a)  Italian Vento Power Corporation 4 S.r.l. ("IVPC"), Via Circumvallazione, 54/h, 83100 Avellino, Italy

EME sold its 50% interest in this facility effective as of December 16, 2004.

IVPC developed 280.7 MW of wind-generated capacity in rural Italy in eleven projects, consisting of clusters of
660 kW and 600kW turbines and associated equipment in the following comunes (townships):  (1) 47 turbines totaling 30 MW in Andretta and Bisaccia; (2) 60 turbines totaling 39.6 MW in Lacedonia and Monteverde;
(3) 41 turbines totaling 27.06 MW in Monacilioni, Pielracatella, and Sant Elia; (4) 60 turbines totaling 39.6 MW in Forenza and Maschito; (5) 25 turbines totaling 15 MW in Volturara and Motta Moniecorvino; (6) 30 turbines totaling 18 MW in Roselo; (7) 47 turbines totaling 30.3 MW in Celle San Vito, Greci and Montaguto; (8) 30
turbines totaling 19.8 MW in Panni; (9) 45 turbines totaling 29.7 MW in Bortigiadas, Aggius and Vidalba; (10) 34 turbines totaling 22.44 MW in Avigliano; and (11) 14 turbines totaling 9.24 MW in Roseto.  The projects include transmission lines connecting the generating facilities to the grid, ranging in length from less than 100 meters to a maximum of 9 kilometers. IVPC is also constructing, but will not own, substations associated with the projects.  IVPC also owns and is currently operating a 2.4 MW project in Rocca San Felice consisting of four 600
kW turbines and associated equipment.

(b)  Edison International owns 100% of Edison Mission Group Inc.; Edison Mission Group Inc. owns 100% of Mission
Energy Holding Company; Mission Energy Holding Company owns 100% of Edison Mission Energy; Edison Mission Energy owns 100% of Mission Energy Holdings International, Inc.  Mission Energy Holdings International, Inc. directly owns 99.97% (100% of the Class A shares) of MEC International B.V. ("MECI") and indirectly owns 0.02% of MECI through its wholly owned subsidiaries EME UK International LLC, which owns 0.01% or 100% of the Class B shares of
MECI, and EME Southwest Power Corporation, which owns 0.01 or 100% of the Class C shares of MECI; Edison Mission
Energy owns 0.01% (100% of the Class D shares) of MECI through its wholly owned subsidiary Edison Mission Project
Co.  MECI owns 100% of Edison Mission Wind Power Italy B.V. (formerly IVPC Energy 5 B.V.) ("EMWP"), which owns
50% of IVPC, the foreign utility company.

(c)  The capital contribution made by Edison Mission Energy through Edison Mission Wind Power was $55.7 million.

Under the terms of the Intercreditor Agreement dated March 3, 2000, to which EMWP is a party, any Junior Debt, which is widely defined as, essentially, any liability owed by IVPC to EMWP, is subordinated to the obligations of IVPC to the banks party thereto, in a manner in which any amount received or otherwise receivable by EMWP from
IVPC may be applied against IVPC's debts to such banks, save for certain excepted payments specified therein, referred to as Permitted Distributions.

Under the terms of the Project Finance Facilities Syndicated Credit Agreement dated September 7, 2000, to which
IVPC, but not EMWP, is a party, there are restrictions imposed upon IVPC on amounts that IVPC may distribute or otherwise pay to EMWP and in certain circumstances amounts otherwise so distributable or payable may be applied against the amounts outstanding under that agreement from IVPC to the banks lending thereunder.

EMWP has also pledged its shares to the lenders under the Facilities Agreement referred to above and other financial institutions as security for IVPC's obligations.

(c.1)  (a) on March 3, 2000, EMWP and IVPC entered into a "Subordinated Loan Agreement" according to which EMWP has undertaken to finance IVPC by way of subordinated loans in the amounts set forth therein; and (b) according to the "Development Permits for Stages A and B" letter dated March 15, 2000, MECI has undertaken toward UPC
International Partnership CV II, inter alia, the obligation to procure that EMWP extends a loan to IVPC for up to
50% of the equity contribution required to be contributed to IVPC with respect to such Stage under the Senior
Loan, in the event that any Permit for Stages A and B has not been issued.

(d)  Capitalization or total equity = $0
Net income after taxes for 2004 = $12.9 million

(e)  There are no services contracts between IVPC and any system company.

4.EME10  CONTACT ENERGY LIMITED [FUCO]

(a)  Contact Energy Limited ("Contact"), Level 1, Harbour City Tower, 29 Brandon Street, Box 10-742, Wellington,
New Zealand

EME completed the sale of its 51.2% interest in this facility effective as of September 30, 2004.

In March 1999, Edison Mission Energy Taupo Ltd.("EME Taupo"), an indirect, wholly owned subsidiary of Edison
Mission Energy entered into agreements with the government of New Zealand to acquire 40% of Contact.  Contact owns and operates hydroelectric, geothermal and natural gas-fired power generating plants in New Zealand with a total generating capacity of 2,449 MW.  Contact also supplies gas and electricity to customers in New Zealand and has a minority interest in a power project in Australia.  The acquisition was conditioned on the New Zealand government completing an initial public offering of the remaining 60% of Contact, which occurred in mid-May
1999.  In December 2000, Edison Mission Energy's ownership increased a total of 2.26% due to (i) Contact's buyback of shares from the open market and (ii) an additional purchase of shares by  Mission Energy Pacific Holdings
(formerly EME Pacific Holdings ("Pacific").

 (b)  Edison International owns 100% of Edison Mission Group Inc.; Edison Mission Group Inc. owns 100% of Mission
Energy Holding Company; Mission Energy Holding Company owns 100% of Edison Mission Energy; Edison Mission Energy owns 100% of Mission Energy Holdings International, Inc.  Mission Energy Holdings International, Inc. directly owns 99.97% (100% of the Class A shares) of MEC International B.V. ("MECI") and indirectly owns 0.02% of MECI through its wholly owned subsidiaries EME UK International LLC, which owns 0.01% or 100% of the Class B shares of
MECI, and EME Southwest Power Corporation, which owns 0.01 or 100% of the Class C shares of MECI; Edison Mission
Energy owns 0.01% (100% of the Class D shares) of MECI through its wholly owned subsidiary Edison Mission Project
Co.  MECI owns 100% of EME Atlantic Holdings Limited, which owns 100% of EME Ascot Limited, which owns 100% of
EME Buckingham Limited, which owns 100% of EME Precision B.V., which owns 100% of Mission Energy Universal
Holdings [formerly EME Universal Holdings], which now owns 0.624% of Contact and 100% of Mission Energy Pacific
Holdings [formerly EME Pacific Holdings], which now owns 50.598% of Contact, the foreign utility company.  EME, through its subsidiaries, now owns 51.2% of Contact.

(c)  Capital contributions were made by Edison Mission Energy through its subsidiary Edison Mission Project
Company, in the amount of $467 million.

In December 2000, EME Taupo transferred its 40% interest in Contact to Pacific as part of a global restructuring of Edison Mission Energy's investment in Contact (the "Transfer").  In connection with the Transfer, Edison
Mission Energy entered into a Deed of Covenant in favor of the institutional subscriber of (NZ)$160 million of the preferred stock issued by EME Taupo in May 1999.  This Deed of Covenant requires Edison Mission Energy to compensate the institutional preferred stock subscriber in the event that a private binding ruling issued to it by the New Zealand Inland Revenue Department ceases to apply as a direct result of the Transfer.  The amount of any compensation that may become payable by Edison Mission Energy under the further Deed of Covenant is limited to that necessary to keep the preferred stock subscriber in the same position that it would have been in had the private binding ruling continued to apply.  Also in December 2000, Edison Mission Energy's ownership increased a total of 2.26% due to (i) Contact's buyback of shares from the open market and (ii) an additional purchase of shares by Pacific.  In June of 2001, the existing EME Taupo and Pacific redeemable preference shares were redeemed and Pacific issued new redeemable preference shares.

The redemption of the NZ$400 million preferred stock was funded by the issue of preferred stock through Mission
Contact Finance Limited and also by borrowings from CSFB for the US dollar equivalent of NZ$386,523,000.

(d)  Capitalization or total equity = $0
Net income after taxes for 2004 = $39.2 million

(e)  There are no service, sales or construction agreements between Contact and any system company.

4.EME11  TRI ENERGY COMPANY LIMITED [FUCO]

(a)  Tri Energy Company Limited ("Tri Energy"), 16th Floor, Grand Amarin Tower, New Petchburi Road, Ratchathewi,
Bangkok 10320 Thailand

EME sold its 25% interest in this facility effective as of February 3, 2005.

Tri Energy's facilities consist of a 700 MW gas turbine combined cycle facility located in Ratchaburi Province, west of Bangkok, Thailand, and interconnection equipment necessary to connect the facility with the company's wholesale purchaser, the Electricity Generating Authority of Thailand.  Tri Energy became operational on June 30,
2000.

(b)  Edison International owns 100% of Edison Mission Group Inc.; Edison Mission Group Inc. owns 100% of Mission
Energy Holding Company; Mission Energy Holding Company owns 100% of Edison Mission Energy; Edison Mission Energy owns 100% of Mission Energy Holdings International, Inc.  Mission Energy Holdings International, Inc. directly owns 99.97% (100% of the Class A shares) of MEC International B.V. ("MECI") and indirectly owns 0.02% of MECI through its wholly owned subsidiaries EME UK International LLC, which owns 0.01% or 100% of the Class B shares of
MECI, and EME Southwest Power Corporation, which owns 0.01 or 100% of the Class C shares of MECI; Edison Mission
Energy owns 0.01% (100% of the Class D shares) of MECI through its wholly owned subsidiary Edison Mission Project
Co.  MECI owns 100% of EME Tri Gen B.V., which owns 25% of Tri Energy Company Limited, the foreign utility company.

(c)  Capital contributions were made by Edison Mission Energy through its subsidiary EME Tri Gen B.V. in the amount of $23.3 million.

(d)  Capitalization or total equity = $20.4 million
Net income after taxes for 2004 = $4.4 million

(e)  Edison Mission Energy Asia Pacific Pte Ltd. ("EME Asia") and Tri Energy have entered into an Onshore Service
Agreement and an Offshore Service Agreement.  Under the Onshore Service agreement, EME Asia is to provide managerial, professional and technical services within Thailand to Tri Energy for a fixed annual fee of
$385,000.  Under the Offshore Service agreement, EME Asia is to provide managerial, professional and technical services outside of Thailand on an hourly fee basis.  As of December 31, 2004, EME Asia has received payment of
$300,000.

4.EME12  IBERICA DE ENERGIAS, S.A. [FUCO]

(a)  Iberica de Energias, S.A. ("Iberica"), Paseo de Gracia 18, Planta 4, 08007, Barcelona, Spain

EME sold its 100% interest in these facilities effective as of December 16, 2004.

Iberica's facilities consist of the following fifteen mini-hydroelectric facilities which are capable of producing a total of 48.55 MW:
Quintana:  1.48MW facility in Herrera de Valdecana, Palencia
La Flecha:  2.66MW facility in Arroyo Encomienda, Valladolid
Toro:  4.50MW facility in Toro, Zamora
Tudela:  1.48MW facility in Tudela de Duero, Valladolid
Sardon Bajo:  1.60MW facility in Villabanez, Valladolid
Bocos:  1.60MW facility in Bocos de Duero, Valladolid
Monasterio:  1.60MW facility in Quintanilla de Arriba, Valladolid
Logrono:  3.68MW facility in Logrono, La Rioja
Mendavia:  5.60MW facility in Mendavia, Navarra
La Ribera:  4.40MW facility in Pradejon, La Rioja
Gelsa:  7.20MW facility in Gelsa, Zaragoza
Alos: 4.80MW facility in Alos de Balaguer, Lerida
Castellas:  2.25MW facility in Valls de Aguilar, Lerida
Sossis:  3.3MW facility in Pyrenees (Lerida)
Olvera:  2.4MW facility in south of Spain (Jaen)

(b)  Edison International owns 100% of Edison Mission Group Inc.; Edison Mission Group Inc. owns 100% of Mission
Energy Holding Company; Mission Energy Holding Company owns 100% of Edison Mission Energy; Edison Mission Energy owns 100% of Mission Energy Holdings International, Inc.  Mission Energy Holdings International, Inc. directly owns 99.97% (100% of the Class A shares) of MEC International B.V. ("MECI") and indirectly owns 0.02% of MECI through its wholly owned subsidiaries EME UK International LLC, which owns 0.01% or 100% of the Class B shares of
MECI, and EME Southwest Power Corporation, which owns 0.01 or 100% of the Class C shares of MECI; Edison Mission
Energy owns 0.01% (100% of the Class D shares) of MECI through its wholly owned subsidiary Edison Mission Project
Co.  MECI owns 10% of Hydro Energy B.V. and indirectly through its wholly owned subsidiary Iberian Hy-Power
Amsterdam B.V. owns the remaining 90% of Hydro Energy B.V.; Hydro Energy B.V. owns 96.65% of Iberica de Energias, the foreign utility company, and Iberian Hy-Power Amsterdam B.V. owns the remaining 3.35%.

 (c)  The capital contribution made by Edison Mission Energy through its subsidiary Iberian Hy-Power Amsterdam
B.V. was $21,992,654.  In August, 1993, MECI, through its 34% ownership interest and its direct ownership interest in Hydro Energy B.V., acquired an aggregate 40.6% interest in Energias Hidraulicas, S.A. ("EH") from
Energies, S.A., the hydroelectric development subsidiary of Vivendi (formerly

Compagne Generale des Eaux).  Subsequently, EH sold Iberica and Mediterranea to Hydro Energy B.V.  Compagne
Generale des Eaux is a French water utility company.  EH is a Spanish holding company which will develop water right concessions, but has no operating facilities.  During 1996, the five facilities previously owned by
Compania Mediterranea de Energias, S.A., were merged into Iberica.  Also in 1996, Energias Hidraulicas' name was changed to Edison Mission Energy Espana, S.A.  During 1997, EH, Hidroelectrica de Sossis S.A. and Hidroelectrica
de Olvera S.A. were merged into Iberica.

In connection with the acquisition of EH, Vivendi provided to Iberica and Mediterranea a 10-year limited revenue guaranty, which allowed Iberica and Mediterranea to secure non-resource project financing.  Consideration to
Vivendi for the acquisition of Iberica and Mediterranea included the assumption of Hydro Energy B.V. of an existing loan with deferred payments to Vivendi beginning in 1999 and ending in 2003.  On September 30, 2003, the loan wasrepaid to Vivendi in full.

(d)  Capitalization or total equity = $0
Net income after taxes for 2004 = $5.6 million

(e)  There is a management fee agreement between Iberica and Electro Metalurgica del Ebro S.L. (EMESA).   Iberica
provides administrative and financial services to EMESA.  As of December 31 2004, EMESA has paid Iberica $582,000 for services rendered under this management fee arrangement.

4.EME13  ELECTROMETALURGICA DEL EBRO, S.A. [FUCO]

(a)  Electrometalurgica del Ebro, S.A. ("EMESA"), Paseo de Gracia 18, Planta 4, 08007, Barcelona, Spain

EME sold its 100% interest in this facility effective as of December 16, 2004.

EMESA's facilities consist of three mini-hydroelectric facilities (Sastago I, Sastago II and Menza) all located near the Ebro River in Zaragoza.  The three mini-facilities are masonry weir, concrete intake structures capable of producing 3 MW, 17.3 MW and 13 MW, respectively.

(b)  Edison International owns 100% of Edison Mission Group Inc.; Edison Mission Group Inc. owns 100% of Mission
Energy Holding Company; Mission Energy Holding Company owns 100% of Edison Mission Energy; Edison Mission Energy owns 100% of Mission Energy Holdings International, Inc.  Mission Energy Holdings International, Inc. directly owns 99.97% (100% of the Class A shares) of MEC International B.V. ("MECI") and indirectly owns 0.02% of MECI through its wholly owned subsidiaries EME UK International LLC, which owns 0.01% or 100% of the Class B shares of
MECI, and EME Southwest Power Corporation, which owns 0.01 or 100% of the Class C shares of MECI; Edison Mission
Energy owns 0.01% (100% of the Class D shares) of MECI through its wholly owned subsidiary Edison Mission Project
Co.  MECI owns 10% of Hydro Energy B.V. and indirectly through its wholly owned subsidiary Iberian Hy-Power
Amsterdam B.V. owns the remaining 90% of Hydro Energy B.V.; Hydro Energy B.V. owns 96.65% of Iberica de Energias and Iberian Hy-Power Amsterdam B.V. owns the remaining 3.35%; Iberica de Energias owns 91.32% of EMESA, the foreign utility company.

 (c)  The capital contribution made by MECI through Iberian Hy-Power Amsterdam B.V. was $63,266.

(d)  Capitalization or total equity = $0
Net income after taxes for 2004 = $2.7 million

(e)  There is a management fee agreement between Iberica and Electro Metalurgica del Ebro S.L. (EMESA).   Iberica
provides administrative and financial services to EMESA.  As of December 31 2004, EMESA has paid Iberica $582,000 for services rendered under this management fee arrangement.

4.EME14  PERTH POWER PARTNERSHIP [FUCO] - SUCCESSOR OF INTEREST TO KWINANA POWER PARTNERSHIP ("KPP")

(a)  Perth Power Partnership ("PPP") (formerly Kwinana Power Partnership), James Court, Kwinana Beach 6167,
Western Australia.

EME sold its 70% interest in this facility effective as of December 16, 2004.

PPP's facilities used for the generation, transmission, or distribution of electric energy for sale consist of a
116 MW gas-fired combined cycle cogeneration plant at the oil refinery owned and operated by British Petroleum
Refinery Proprietary Limited at Kwinana near Perth, Australia, and interconnection equipment necessary to connect the plant with the refinery and with PPP's wholesale purchaser, Western Power Corporation.  KPP commenced operation in December 1996.  On August 11, 2000, KPP sold 30% of the facilities and obligations related to the facilities to SembCorp Energy (Kwinana) Pte Ltd. (SembCorp).  KPP and SembCorp simultaneously formed PPP, a partnership to directly own the facilities.  SembCorp owns a 30% partnership interest in PPP, and KPP owns a 70%
partnership interest.  The partners of KPP continue to be MEC Perth B.V. (99%) and Mission Energy (Kwinana) Pty
Ltd. (1%).

(b)  Edison International owns 100% of Edison Mission Group Inc.; Edison Mission Group Inc. owns 100% of Mission
Energy Holding Company; Mission Energy Holding Company owns 100% of Edison Mission Energy; Edison Mission Energy owns 100% of Mission Energy Holdings International, Inc.  Mission Energy Holdings International, Inc. directly owns 99.97% (100% of the Class A shares) of MEC International B.V. ("MECI") and indirectly owns 0.02% of MECI through its wholly owned subsidiaries EME UK International LLC, which owns 0.01% or 100% of the Class B shares of
MECI, and EME Southwest Power Corporation, which owns 0.01 or 100% of the Class C shares of MECI; Edison Mission
Energy owns 0.01% (100% of the Class D shares) of MECI through its wholly owned subsidiary Edison Mission Project
Co.  MECI owns 100% of MEC Perth B.V.; MEC Perth B.V. owns 99% of KPP, which owns 70% of PPP, the foreign utility company.  MECI also directly owns 100% of Loy Yang Holdings Pty Ltd, which owns 100% of Edison Mission Energy
Holdings Pty Ltd, which owns 100% of Mission Energy (Kwinana) Pty Ltd, which owns the remaining 1% of KPP, which owns 70% of PPP, the foreign utility company.

(c)  The only outstanding guarantee by Edison Mission Energy or a subsidiary in relation to PPP is the Guarantee and Indemnity dated March 21, 1995, between KPP and Edison Mission Operation & Maintenance, Inc. ("MOMI
Guarantee") (assigned to PPP on August 11, 2000). The MOMI Guarantee is given to Edison Mission Operation &
Maintenance, Inc. to guarantee the operations of Edison Mission Operations (Kwinana) Pty Ltd under the Kwinana
Operation and Maintenance Agreement dated March 21, 1995.

(d)  Capitalization or total equity = $0
Net income after taxes for 2004 = $2.7 million

(e)  The Administrative Support Agreement dated March 21, 1995, between Edison Mission Energy Holdings Pty Ltd and KPP (assigned to PPP pursuant to Assumption Deed dated August 8, 2000).  Under the Administrative Support
Agreement, Edison Mission Energy Holdings Pty Ltd agrees to provide personnel and administrative support, (e.g., accounting, banking and tax, business promotion) to KPP to assist KPP in fulfilling its obligations under the
Syndicated Project Facility Agreement dated March 21, 1995.

The Operation and Maintenance Agreement ("OMA") between Mission Operations (Kwinana) Pty Limited and KPP dated
March 21, 1995 (amended and restated pursuant to Deed of Amendment and Restatement dated August 7, 2000, and assigned to PPP on August 11, 2000.)  The OMA appoints an indirect, wholly owned subsidiary of MECI, Edison
Mission Operation & Maintenance Kwinana Pty Ltd ("EMOK") to operate and maintain the Kwinana cogeneration plant and equipment.  EMOK received $456,000 in compensation as operator in 2004.

Under the Professional and Administrative Services Agreement ("PASA") between EMOK and Edison Mission Energy
Holdings Pty Ltd. ("EMEH") dated March 17, 1995, EMEH agrees to provide professional and administrative services
(e.g., accounting, banking and tax, business promotion) and staff to EMOK to assist EMOK in fulfilling its obligations under the OMA.  EMEH received $0 in compensation under the PASA in 2004.

Under the Technical Support Agreement ("TSA") between Edison Mission Operation and Maintenance, Inc ("EMOMI") and
Edison Mission Operation & Maintenance Pty Ltd dated March 17, 1995, EMOMI provides technical support, (i.e., personnel and knowledge) to EMOK to enable EMOK to comply with its obligations under the OMA.  EMOMI received $0 in compensation under the TSA in 2004.

4.EME15  DOGA ENERJI URETIM SANAYI VE TICARET L.S.  [FUCO]

(a)  Doga Enerji Uretim Sanayi ve Ticaret L.S. ("Doga"), Merkez Mahallesi, Birlik Caddesi 11/8, Esenyurt,
Istanbul, Turkey

Doga's facility used for the generation, transmission, or distribution of electric energy for sale consists of a
180 MW combined cycle turbine cogeneration plant in Istanbul, Turkey.  Doga became operational in May 1999.

(b)  Edison International owns 100% of Edison Mission Group Inc.; Edison Mission Group Inc. owns 100% of Mission
Energy Holding Company; Mission Energy Holding Company owns 100% of Edison Mission Energy; Edison Mission Energy owns 100% of Mission Energy Holdings International, Inc.  Mission Energy Holdings International, Inc. directly owns 99.97% (100% of the Class A shares) of MEC International B.V. ("MECI") and indirectly owns 0.02% of MECI through its wholly owned subsidiaries EME UK International LLC, which owns 0.01% or 100% of the Class B shares of
MECI, and EME Southwest Power Corporation, which owns 0.01 or 100% of the Class C shares of MECI; Edison Mission
Energy owns 0.01% (100% of the Class D shares) of MECI through its wholly owned subsidiary Edison Mission Project
Co.  MECI owns 100% of MEC Esenyurt B.V.; MEC Esenyurt B.V. owns 80% of Doga, the foreign utility company.

(c)  In connection with the financing of Doga, Edison Mission Operation & Maintenance, Inc. ("EMOMI"), pursuant to a guarantee ("EMOMI Guarantee"), has guaranteed (for the benefit of Doga and the Banks) the financial obligations of Doga Isletme ve Bakim Ticaret L.S. (as operator) to Doga under the Operation and Maintenance
Agreement for the operation and maintenance of the power plant. The maximum amount payable by EMOMI under the
EMOMI Guarantee is capped at the base fee paid in any given year (no more than $1 million per year.)

The capital contribution made by Edison Mission Energy through MEC Esenyurt B.V. was $31.4 million.

(d)  Capitalization or total equity = $0
Net income after taxes for 2004 = $3.7 million

(e)  There are no contracts between Doga and any system company.

4.EME16  PT. PAITON ENERGY [FUCO]

(a)  PT. Paiton Energy ("Paiton"), Jl. Raya Surabaya Situbondo KM 141, Paiton 67291, Probolinggo, East Java,
Indonesia

EME sold its 45% interest in this facility effective as of December 16, 2004.

Paiton's facilities consist of two coal-fired electric generating units in Paiton, Indonesia, on the northeast
Java coast, both of which achieved commercial operation during 1999.  Each unit has a nominal net design capacity of 605 MW and is comprised of a boiler and steam turbine generator with ancillary facilities.  The two units share a control room.

(b)  Edison International owns 100% of Edison Mission Group Inc.; Edison Mission Group Inc. owns 100% of Mission
Energy Holding Company; Mission Energy Holding Company owns 100% of Edison Mission Energy; Edison Mission Energy owns 100% of Mission Energy Holdings International, Inc.  Mission Energy Holdings International, Inc. directly owns 99.97% (100% of the Class A shares) of MEC International B.V. ("MECI") and indirectly owns 0.02% of MECI through its wholly owned subsidiaries EME UK International LLC, which owns 0.01% or 100% of the Class B shares of
MECI, and EME Southwest Power Corporation, which owns 0.01 or 100% of the Class C shares of MECI; Edison Mission
Energy owns 0.01% (100% of the Class D shares) of MECI through its wholly owned subsidiary Edison Mission Project
Co.  MECI directly owns 99% of MEC Indonesia B.V. and through its wholly owned subsidiary MEC International
Holdings B.V. indirectly owns the remaining 1% of MEC Indonesia B.V.; MEC Indonesia B.V. owns 44.7% of PT. Paiton
Energy, the foreign utility company.

 (c)  Capital contribution made by Edison Mission Energy through its subsidiary MEC Indonesia B.V. was in the amount of $125,694,200.  Edison Mission Energy and its wholly owned affiliates, MEC Indonesia B.V., MEC
International B.V., and MEC International Holdings B.V. ("Mission Affiliates") have undertaken the following obligations:

The project is financed by multiple credit facilities (the "Credit Facilities"), of varying terms and tenor, provided by the Export-Import Bank of the United States, the Japan Bank for International Cooperation, Overseas
Private Investment Corporation and commercial banks.  The project also contains financing indirectly provided by the proceeds of $180,000,000 of bonds issued in reliance upon Rule 144A.

The following is a listing of the various obligations of EME with respect to the Paiton Project:

         Guarantees Related to Equity Infusion.  EME and its wholly-owned affiliates (MEC International, B.V.,
MEC International Holdings, B.V. and MEC Indonesia (the "Mission Affiliates")) have undertaken the following obligations:

         Equity Support Guarantee.  EME and the Mission Affiliates have guaranteed payment of 47.06% of PE's obligations to contribute base equity, overrun equity and contingent overrun equity to the Paiton
         Project.  EME and the Mission Affiliates' obligations are $320,008,000 for base equity (as of
         December 31, 1999 these obligations had been fully funded), $82,355,000 for overrun equity (as of
         September 30, 2000, this amount had been fully funded), and $58,825,000 for contingent overrun equity
         (as of December 31, 2003, $14,067,784 remains outstanding).  The total EME/Mission Affiliates'
         commitment is $461,188,000.

         (a)      Overrun Equity.  Overrun Equity in the amount of $82,355,000 (EME/Mission Affiliates' portion)
                  is for costs incurred by the Paiton Project that were not included in the project budget and not otherwise covered by third parties such as insurers or the construction contractor.

         (b)      Contingent Overrun Equity.  Contingent Overrun Equity in the amount of $58,825,000 (EME/Mission
                  Affiliates' portion) will be utilized on the same basis as Overrun Equity once the Overrun
                  Equity has been fully utilized.

         (c)      BHP Loans.  EME has agreed to lend 47.06% of the equity amount required to be contributed by
                  P.T. Batu Hitam Perkasa, an Indonesian limited liability company, and 15% shareholder in PE
                  (the "BHP Loans").  The BHP Loans are to be repaid out of PE dividends, carry an interest rate of Libor plus 2.25%, a term of 20 years.  The BHP Loan obligation is included in EME's Equity
                  Support Agreement commitment and accounts for $21,459,360 of that obligation.  This obligation has been fully funded.

(d)  Capitalization or total equity = $0
Net loss after taxes for 2004 = $36.9 million

(e)  Edison Mission Energy Asia Pte Ltd., a wholly owned subsidiary of MEC International B.V., has entered into an Operation and Maintenance Agreement with Paiton to provide operation and maintenance services.  The services under the Operation and Maintenance Agreement have been assumed by P.T. Edison Mission Operation & Maintenance
Indonesia ("PTEMO&M"), another indirect subsidiary of Edison Mission Energy.  PTEMO&M has received $15.9 million in fees from Paiton in 2004.

4.EME17  ISAB ENERGY, s.r.l. [FUCO]

(a)  ISAB Energy, s.r.l. ("ISAB"), Corso Gelone No. 103, Siracusa, Sicily, Italy

EME sold its 49% interest in this facility effective as of December 16, 2004.

ISAB's facilities consist of a 512 MW integrated gasification and combined cycle power plant, located in Priolo
Gargallo, 8 kilometers from Siracusa, Sicily.  ISAB became operational in April 2000.

 (b)  Edison International owns 100% of Edison Mission Group Inc.; Edison Mission Group Inc. owns 100% of Mission
Energy Holding Company; Mission Energy Holding Company owns 100% of Edison Mission Energy; Edison Mission Energy owns 100% of Mission Energy Holdings International, Inc.  Mission Energy Holdings International, Inc. directly owns 99.97% (100% of the Class A shares) of MEC International B.V. ("MECI") and indirectly owns 0.02% of MECI through its wholly owned subsidiaries EME UK International LLC, which owns 0.01% or 100% of the Class B shares of
MECI, and EME Southwest Power Corporation, which owns 0.01 or 100% of the Class C shares of MECI; Edison Mission
Energy owns 0.01% (100% of the Class D shares) of MECI through its wholly owned subsidiary Edison Mission Project
Co.  MECI directly owns 100% of MEC Priolo B.V.; MEC Priolo B.V. owns 49% of ISAB, the foreign utility company.

(c)  In connection with the refinancing of ISAB in June 2000, (i) the partners agreed to reduce the equity and subordinated debt required from 25% of project costs to 10%, and (ii) Edison Mission Energy guaranteed (for the benefit of the banks financing the construction of the power plant) MEC Priolo B.V.'s obligation to inject into
ISAB equity and subordinated debt totaling $45,133,150.   In connection with the financing of ISAB, Edison
Mission Operation & Maintenance, Inc. ("EMOMI") pursuant to a guarantee (the

"EMOMI Guarantee") has guaranteed (for the benefit of ISAB and the banks financing the construction of the ISAB power plant) ISAB Energy Services' financial obligations (as the operator) to ISAB under the Operation and
Maintenance Agreement for the operation and maintenance of the power plant.  The maximum payable by EMOMI under the EMOMI Guarantee is capped at the mobilization fee or base fee paid in any given year (anywhere from $3-5 million per year).  Deasphalter O&M (capped at base or mobilization fee - less than $1 million per year).

(d)  Capitalization or total equity = $0
Net income after taxes for 2004 = $39.2 million

(e)  ISAB and Edison Mission Energy Limited ("EMEL") entered into a Secondment Agreement on January 1, 1997, wherein EMEL seconds certain of its employees to ISAB to assist in areas related to ISAB's business (i.e., project management).  Under this agreement, EMEL has received compensation in the amount of $0 for 2004.

Mission Energy Italia s.r.l. ("MEI") and ISAB have entered into a Secondment Agreement effective January 1, 1997
(amended October 1, 2000), wherein MEI seconds certain of its employees to ISAB to assist in areas related to
ISAB's business (i.e., project control and general management).  Under this Secondment Agreement, MEI has received $16,000 for the year ended December 31, 2004.

EMEL entered into a Sponsor Support Agreement with ISAB effective January 1, 1997 (amended October 1, 2000), wherein EMEL provides activities to ISAB in the areas which include the following:  financial model administration; maintenance and development of relationship with lenders to ISAB; advice on finance; maintenance and development of relationship with insurance companies; maintenance and development of relationship with international law firms; supervision and preparation of legal contracts and provide interpretation of existing contracts.  During 2004, EMEL has received $873,000 under this Sponsor Support Agreement.

4.EME18  DERWENT COGENERATION LIMITED [FUCO]

(a)  Derwent Cogeneration Limited ("Derwent"), Lansdowne House, Berkeley Square, London W1X 5DH England

EME sold its 33% interest in this facility effective as of December 16, 2004.

The 214 MW plant at Spondon, Derbyshire, England, went into operation in 1995.

(b)  Edison International owns 100% of Edison Mission Group Inc.; Edison Mission Group Inc. owns 100% of Mission
Energy Holding Company; Mission Energy Holding Company owns 100% of Edison Mission Energy; Edison Mission Energy owns 100% of Mission Energy Holdings International, Inc.  Mission Energy Holdings International, Inc. directly owns 99.97% (100% of the Class A shares) of MEC International B.V. ("MECI") and indirectly owns 0.02% of MECI through its wholly owned subsidiaries EME UK International LLC, which owns 0.01% or 100% of the Class B shares of
MECI, and EME Southwest Power Corporation, which owns 0.01 or 100% of the Class C shares of MECI; Edison Mission
Energy owns 0.01% (100% of the Class D shares) of MECI through its wholly owned subsidiary Edison Mission Project
Co.  MECI owns 100% of Mission Energy Company (UK) Limited which owns 33% of Derwent, the foreign utility company.

 (c)  Total capital contribution = $3.3 million

(d)  Capitalization or total equity = $0
Net income after taxes for 2004 = $2.4 million

(e)  Edison Mission Services Limited (formerly Mission Energy Services Limited) ("EMSL") provided construction management services to Derwent throughout the construction phase of the project and is now the operator of the facility.  EMSL is to receive a fee of $3,266,808 per year for operation and maintenance services as well as reimbursement from Derwent for expenditures incurred for operation and maintenance services.  EMSL received $2.3 million in fees in 2004.

4.EME19  LAKELAND POWER LTD. [FUCO]

(a)  Lakeland Power Ltd. ("Lakeland"), Roosecote Power Station, Barrow-in-Furness, Cumbria, England LA13 OPQ

Lakeland's facilities consist of a 220 MW gas-fired combined cycle electricity generation plant.

(b)  Edison International owns 100% of Edison Mission Group Inc.; Edison Mission Group Inc. owns 100% of Mission
Energy Holding Company; Mission Energy Holding Company owns 100% of Edison Mission Energy; Edison Mission Energy owns 100% of Mission Energy Holdings International, Inc.  Mission Energy Holdings International, Inc. directly owns 99.97% (100% of the Class A shares) of MEC International B.V. ("MECI") and indirectly owns 0.02% of MECI through its wholly owned subsidiaries EME UK International LLC, which owns 0.01% or 100% of the Class B shares of
MECI, and EME Southwest Power Corporation, which owns 0.01 or 100% of the Class C shares of MECI; Edison Mission
Energy owns 0.01% (100% of the Class D shares) of MECI through its wholly owned subsidiary Edison Mission Project
Co.  MECI owns 1% of Pride Hold Limited and 100% of Mission Energy Company (UK) Limited; Mission Energy Company
(UK) Limited owns 99% of Pride Hold Limited.  Pride Hold Limited owns 100% of Lakeland Power Ltd., the foreign utility company.

(c)  The capital contribution made by Edison Mission Energy through its subsidiary Pride Hold Limited was $0.

(d)  Capitalization or total equity = $0
Net income after taxes for 2004 = $0

(e)  There are no contracts between Lakeland and any system company.

4.EME20  ECOELECTRICA LP [FUCO]

(a)  EcoElectrica L.P. ("EcoElectric"), a Bermuda limited partnership ("EcoElectrica") Plaza Scotiabank, Suite
902, Avenida Ponce de Leon 273, Hato Rey, Puerto Rico 00918

EME sold its 50% interest in this facility effective as of December 16, 2004.

EcoElectrica owns and operates a liquefied natural gas marine unloading facility, two 1,000,000-barrel LNG storage tanks, LNG vaporization equipment, an approximately 461 MW cogeneration power plant facility with two natural gas turbines and one steam turbine, and a desalination plant, located in Penuelas, Puerto Rico.
EcoElectrica also owns and operates: a 2.3 mile, 230 kV transmission line connecting the power plant substation to an existing Puerto Rico Electric Power Authority ("PREPA") substation, a 1.2 mile, 24 inch diameter natural gas accumulator pipeline, a 3.5 mile, 10 inch diameter pipeline to supply liquefied petroleum gas ("LPG") to the facility, and a 1.1 mile, 6 to 8 inch diameter pipeline connecting the natural gas accumulator and PREPA's Costa
Sur Power Plant.  EcoElectrica became operational in March 2000.

(b)  Edison International owns 100% of Edison Mission Group Inc.; Edison Mission Group Inc. owns 100% of Mission
Energy Holding Company; Mission Energy Holding Company owns 100% of Edison Mission Energy; Edison Mission Energy owns 100% of Mission Energy Holdings International, Inc.  Mission Energy Holdings International, Inc. directly owns 99.97% (100% of the Class A shares) of MEC International B.V. ("MECI") and indirectly owns 0.02% of MECI through its wholly owned subsidiaries EME UK International LLC, which owns 0.01% or 100% of the Class B shares of
MECI, and EME Southwest Power Corporation, which owns 0.01 or 100% of the Class C shares of MECI; Edison Mission
Energy owns 0.01% (100% of the Class D shares) of MECI through its wholly owned subsidiary Edison Mission Project
Co.  MECI owns 100% of EcoElectrica S.a.r.l; EcoElectrica S.a.r.l. owns 100% of EME del Caribe Holding GmbH; EME del Caribe Holding GmbH owns 100% of EME del Caribe; EME del Caribe owns 50% of EcoElectrica Holdings, Ltd.;
EcoElectrica Holdings, Ltd. owns 100% of EcoElectrica Ltd. and 99%LP of EcoElectrica; EcoElectrica Ltd. owns 1%GP of EcoElectrica, the foreign utility company.

(c)  Capital contributions were made by Edison Mission Energy through its subsidiary EcoElectrica S.a.r.l. in the amount of $258 million.

The following is a listing of the various obligations of Edison Mission Energy with respect to EcoElectrica:

EcoElectrica entered into an Option to Purchase Agreement with Union Carbide Caribe Inc. ("UCCI") under which
EcoElectrica agreed to indemnify UCCI with respect to certain post-closing activities (property damage or personal injury) and environmental contamination on the plant site.  This indemnity obligation was guaranteed by
Enron Power Corp. and Kenetech Energy Systems Inc., ("KES") pursuant to a Guaranty dated November 25, 1997 (the
"UCCI Guaranty").

Edison Mission Energy was required to execute a Guarantee Assumption Agreement under which Edison Mission Energy agreed to assume all of the obligations of KES under the UCCI Guaranty.

(d)  Capitalization or total equity = $0
Net income after taxes for 2004 = $24.0 million

(e)  Assignment and Assumption Agreement:  On October 31, 1997, KES Bermuda, Inc. and EcoElectrica entered into that certain Administrative Services Agreement pursuant to which KES Bermuda, Inc. receives a fee, plus expense reimbursement in return for providing advisory services to EcoElectrica.  As of December 23, 1998, KES Bermuda,
Inc. assigned its rights, title and interests under said agreement to EME del Caribe.  As of December 31, 2004,
EME del Caribe has received $678,000 for providing services to EcoElectrica.

                                                     EXHIBIT A

         A CONSOLIDATING STATEMENT OF INCOME AND SURPLUS OF THE
CLAIMANT AND ITS SUBSIDIARY COMPANIES FOR THE LAST CALENDAR YEAR,
TOGETHER WITH A CONSOLIDATING BALANCE SHEET OF CLAIMANT AND ITS
SUBSIDIARY COMPANIES AS OF THE CLOSE OF SUCH CALENDAR YEAR.

         Consolidating statements of income and surplus for the year ended December 31, 2004, and consolidating balance sheets as of December 31, 2004, for the claimant and its subsidiary companies.

                                                     EXHIBIT B

         AN ORGANIZATIONAL CHART SHOWING THE RELATIONSHIP OF EACH EWG
OR FOREIGN UTILITY COMPANY TO ASSOCIATE COMPANIES IN THE HOLDING
COMPANY SYSTEM.

         The above-named claimant has caused this statement to be duly executed on its behalf by its authorized officer on this 29th day of March, 2005.

                                                     EDISON INTERNATIONAL

                                                     By:  /s/ Barbara Mathews
                                                          ------------------------
                                                              Barbara E. Mathews
                                                           Associate General Counsel

Corporate Seal
Attest:

/s/ Bonita J. Smith
---------------------
Bonita J. Smith
Assistant Secretary

NAME, TITLE AND ADDRESS OF OFFICER TO WHOM NOTICES AND CORRESPONDENCE CONCERNING THIS STATEMENT SHOULD BE
ADDRESSED:
Barbara E. Mathews                   Associate General Counsel
--------------------------------------------------------------
      (Name)                         (Title)
2244 Walnut Grove Avenue, Post Office Box 999, Rosemead, CA 91770
-----------------------------------------------------------------
                        (Address)

                                                      SCHEDULE I
                                          SOUTHERN CALIFORNIA EDISON COMPANY
                                            ELECTRIC GENERATING PROPERTIES

                                                      SCHEDULE I
                                          SOUTHERN CALIFORNIA EDISON COMPANY
                                            ELECTRIC GENERATING PROPERTIES

                                                                                               Generator
                                              Location              Unit     Date of           Nameplate
Name of Plant                                 County                No.      Operation         Rating kW
--------------------------------------------- --------------------- -------- ----------------- ----------------

MAIN SYSTEM - SCE OWNED

COAL:

Four Corners                                  San Juan, NM          4        07/01/1969                818,100
    Owned by Others - 52%                                                                            (425,412)
                                                                                               ----------------
    Owned by SCE - 48%                                                                                 392,688

                                                                    5        07/01/1970                818,100
    Owned by Others - 52%                                                                            (425,412)
                                                                                               ----------------
    Owned by SCE - 48%                                                                                 392,688

                                                                             TOTAL SCE                 785,376
                                                                                               ================

Mohave                                        Clark, NV             1        04/01/1971                818,100
    Owned by Others - 44%                                                                            (359,964)
                                                                                               ----------------
    Owned by SCE - 56%                                                                                 458,136

                                                                    2        10/01/1971                818,100
    Owned by Others - 44%                                                                            (359,964)
                                                                                               ----------------
    Owned by SCE - 56%                                                                                 458,136

                                                                             TOTAL SCE                 916,272
                                                                                               ================

                                              TOTAL COAL                                             1,701,648
                                                                                               ================

NUCLEAR:

San Onofre                                    San Diego             1        01/01/1968                      0
    Owned by Others - 20%                                                                                    0
                                                                                               ----------------
    Owned by SCE - 80%                                                                                       0

                                                                    2        08/08/1983              1,127,000
    Owned by Others - 24.95%                                                                         (281,185)
                                                                                               ----------------
    Owned by SCE - 75.05%                                                                              845,815

                                                                    3        04/01/1984              1,127,000
    Owned by Others - 24.95%                                                                         (281,185)
                                                                                               ----------------
    Owned by SCE - 75.05%                                                                              845,815

                                                                             TOTAL SCE               1,691,630
                                                                                               ================

Palo Verde                                    Maricopa, AZ          1        02/01/1986              1,403,100
    Owned by Others - 84.2%                                                                        (1,181,410)
                                                                                               ----------------
    Owned by SCE - 15.8%                                                                               221,690

                                                                    2        09/19/1986              1,403,100
    Owned by Others - 84.2%                                                                        (1,181,410)
                                                                                               ----------------
    Owned by SCE - 15.8%                                                                               221,690

                                                                                               Generator
                                              Location              Unit     Date of           Nameplate
Name of Plant                                 County                No.      Operation         Rating kW
--------------------------------------------- --------------------- -------- ----------------- ----------------

                                                                    3        01/20/1988              1,403,100
    Owned by Others - 84.2%                                                                        (1,181,410)
                                                                                               ----------------
    Owned by SCE - 15.8%                                                                               221,690

                                                                             TOTAL SCE                 665,070
                                                                                               ================

                                              TOTAL NUCLEAR:                                         2,356,700
                                                                                               ================

HYDRO:

NORTHERN REGION HYDROELECTRIC PLANTS:

Big Creek #1                                  Fresno                1        11/08/1913                 19,800
                                                                    2        11/08/1913                 15,750
                                                                    3        07/12/1923                 21,600
                                                                    4        06/08/1925                 31,200
                                                                             ----------------- ----------------
                                                                             TOTAL PLANT                88,350

Big Creek #2                                  Fresno                3        12/18/1913                 15,750
                                                                    4        01/11/1914                 15,750
                                                                    5        02/01/1921                 17,500
                                                                    6        03/31/1925                 17,500
                                                                             ----------------- ----------------
                                                                             TOTAL PLANT                66,500

Big Creek #2A                                 Fresno                1        08/06/1928                 55,000
                                                                    2        12/21/1928                 55,000
                                                                             ----------------- ----------------
                                                                             TOTAL PLANT               110,000

Big Creek #3                                  Fresno & Madera       1        10/03/1923                 34,000
                                                                    2        09/30/1923                 34,000
                                                                    3        10/05/1923                 34,000
                                                                    4        04/28/1948                 36,000
                                                                    5        02/24/1980                 36,450
                                                                             ----------------- ----------------
                                                                             TOTAL PLANT               174,450

Big Creek #4                                  Fresno & Madera       1        06/12/1951                 50,000
                                                                    2        07/02/1951                 50,000
                                                                             ----------------- ----------------
                                                                             TOTAL PLANT               100,000

Big Creek #4 Dam 7                            Fresno & Madera                                              350
(fishwater generator)

Big Creek #8                                  Fresno                1        08/16/1921                 30,000
                                                                    2        06/08/1929                 45,000
                                                                             ----------------- ----------------
                                                                             TOTAL PLANT                75,000

Mammoth Pool                                  Madera                1        03/28/1960                 95,000
                                                                    2        03/28/1960                 95,000
                                                                             ----------------- ----------------
                                                                             TOTAL PLANT               190,000

                                                                                               Generator
                                              Location              Unit     Date of           Nameplate
Name of Plant                                 County                No.      Operation         Rating kW
--------------------------------------------- --------------------- -------- ----------------- ----------------
NORTHERN REGION HYDROELECTRIC PLANTS
(continued)

Mammoth Pool - Res.                           Madera                                                       937
(fishwater generator)

Portal                                        Fresno                1        12/22/1956                 10,800

John S. Eastwood                              Fresno                1        12/01/1987                199,800

                                              TOTAL NORTHERN REGION HYDRO
                                              PLANTS                                                 1,016,187
                                                                                               ================

EASTERN REGION HYDROELECTRIC PLANTS:

Fontana                                       San Bernardino        1        12/22/1917                  1,475
                                                                    2        12/22/1917                  1,475
                                                                             ----------------- ----------------
                                                                             TOTAL PLANT                 2,950

Kaweah #1                                     Tulare                1        05/25/1929                  2,250

Kaweah #2                                     Tulare                2        09/13/1929                  1,800

Kaweah #3                                     Tulare                1        05/29/1913                  2,400
                                                                    2        05/29/1913                  2,400
                                                                             ----------------- ----------------
                                                                             TOTAL PLANT                 4,800

Kern River #1                                 Kern                  1        05/19/1907                  6,570
                                                                    2        06/07/1907                  6,570
                                                                    3        07/29/1907                  6,570
                                                                    4        06/27/1907                  6,570
                                                                             ----------------- ----------------
                                                                             TOTAL PLANT                26,280

Kern River #3                                 Kern                  1        05/13/1921                 20,500
                                                                    2        03/22/1921                 19,675
                                                                             ----------------- ----------------
                                                                             TOTAL PLANT                40,175

Kern River Borel                              Kern                  1        12/31/1904                  3,000
                                                                    2        12/31/1904                  3,000
                                                                    3        01/23/1932                  6,000
                                                                             ----------------- ----------------
                                                                             TOTAL PLANT                12,000

Lytle Creek                                   San Bernardino        1        10/23/1904                    250
                                                                    2        09/15/1904                    250
                                                                             ----------------- ----------------
                                                                             TOTAL PLANT                   500

Ontario #1                                    Los Angeles           1        12/00/1902                    200
                                                                    2        12/00/1902                    200
                                                                    3        12/00/1902                    200
                                                                             ----------------- ----------------
                                                                             TOTAL PLANT                   600

Ontario #2                                    Los Angeles           1        06/13/1963                    320

                                                                                               Generator
                                              Location              Unit     Date of           Nameplate
Name of Plant                                 County                No.      Operation         Rating kW
--------------------------------------------- --------------------- -------- ----------------- ----------------
EASTERN REGION HYDROELECTRIC PLANTS
(continued)

San Gorgonio #1*                              Riverside             1        12/05/1923                      0

San Gorgonio #2*                              Riverside             1        12/17/1923                      0
(Slated for decommissioning)
Santa Ana #1                                  San Bernardino        1        02/14/1899                    800
                                                                    2        02/10/1899                    800
                                                                    3        01/09/1899                    800
                                                                    4        01/10/1899                    800
                                                                             ----------------- ----------------
                                                                             TOTAL PLANT                 3,200

Santa Ana #3                                  San Bernardino        1        11/16/1999                  3,100
[Santa Ana #2&#3 replaced by new Santa Ana #3 plant]

Sierra                                        Los Angeles           1        01/12/1922                    240
                                                                    2        02/16/1922                    240
                                                                             ----------------- ----------------
                                                                             TOTAL PLANT                   480

Tule River                                    Tulare                1        09/14/1909                  1,260
                                                                    2        09/14/1909                  1,260
                                                                             ----------------- ----------------
                                                                             TOTAL PLANT                 2,520

Mill Creek #1                                 San Bernardino        1        09/07/1893                    800

Mill Creek #2*                                San Bernardino        1        08/03/1904                      0

Mill Creek #3                                 San Bernardino        3        03/20/1903                  1,000
                                                                    4        01/23/1904                  1,000
                                                                    5        03/03/1904                  1,000
                                                                             ----------------- ----------------
                                                                             TOTAL PLANT                 3,000

Bishop Creek #2                               Inyo                  1        11/00/1908                  2,500
                                                                    2        11/00/1908                  2,500
                                                                    3        06/00/1911                  2,320
                                                                             ----------------- ----------------
                                                                             TOTAL PLANT                 7,320

Bishop Creek #3                               Inyo                  1        06/12/1913                  2,750
                                                                    2        06/12/1913                  2,340
                                                                    3        06/12/1913                  2,750
                                                                             ----------------- ----------------
                                                                             TOTAL PLANT                 7,840

Bishop Creek #4                               Inyo                  1        09/20/1905                  1,000
                                                                    2        09/20/1905                  1,000
                                                                    3        00/00/1906                  1,985
                                                                    4        10/01/1907                  1,985
                                                                    5        00/00/1909                  1,985
                                                                             ----------------- ----------------
                                                                             TOTAL PLANT                 7,955

Bishop Creek #5                               Inyo                  1        05/30/1943                  2,000
                                                                    2        06/01/1919                  2,532
                                                                             ----------------- ----------------
                                                                             TOTAL PLANT                 4,532
*Not operational; currently being decommissioned.

                                                                                               Generator
                                              Location              Unit     Date of           Nameplate
Name of Plant                                 County                No.      Operation         Rating kW
--------------------------------------------- --------------------- -------- ----------------- ----------------
EASTERN REGION HYDROELECTRIC PLANTS
(continued)

Bishop Creek #6                               Inyo                  1        03/12/1913                  1,600

Lundy                                         Mono                  1        12/09/1911                  1,500
                                                                    2        02/02/1912                  1,500
                                                                             ----------------- ----------------
                                                                             TOTAL PLANT                 3,000

Poole                                         Mono                  1        00/00/1924                 11,250

Rush Creek                                    Mono                  1        10/17/1916                  5,850
                                                                    2        12/11/1917                  7,161
                                                                             ----------------- ----------------
                                                                             TOTAL PLANT                13,011

                                              TOTAL EASTERN REGION HYDRO
                                              PLANTS                                                   161,283
                                                                                               ================

                                              TOTAL HYDRO PLANTS                                     1,177,470
                                                                                               ================

TOTAL SCE OWNED RESOURCES (MAIN SYSTEM)
                                                                                                     5,235,818
                                                                                               ================

ISOLATED SYSTEMS:

Pebbly Beach (Diesel)                         Los Angeles           7        07/03/1958                  1,000
                                              (Catalina)            8        06/26/1963                  1,500
                                                                    10       07/25/1966                  1,125
                                                                    12       06/18/1976                  1,550
                                                                    14       10/24/1986                  1,400
                                                                    15       12/31/1995                  2,800
                                                                             ----------------- ----------------
                                                                             TOTAL PLANT                 9,375

Catalina Hydro                                Los Angeles           1        05/05/1983                     30
                                                                    2        07/24/1985                     22
                                                                    3        07/24/1985                     57
                                                                             ----------------- ----------------
                                                                             TOTAL PLANT                   109

TOTAL SCE OWNED RESOURCES:                                                                               9,484
                                                                                               ================

TOTAL ISOLATED SYSTEMS RESOURCES
                                                                                                         9,484
                                                                                               ================

                                                     EXHIBIT A
                                  CONSOLIDATING STATEMENTS OF INCOME AND SURPLUS
                                           CONSOLIDATING BALANCE SHEETS

                                                     EXHIBIT A
                                  CONSOLIDATING STATEMENTS OF INCOME AND SURPLUS
                                           CONSOLIDATING BALANCE SHEETS

Attached hereto as Exhibit A are the following financial statements dated as of December 31, 2004, or for the year then ended:

Consolidating Balance Sheet and Consolidating Statements
of Income and Retained Earnings, unless otherwise noted:                                             PAGES

-------------------------------Part 2------------------------------
Edison International and Subsidiaries                                                                83-94
Southern California Edison Company and Subsidiaries                                                 95-112
Southern California Edison Company and Subsidiaries
       Equity Investments                                                                              113
Edison Ventures and Subsidiaries [Dissolved]                                                       114-119
Edison Mission Group Inc. and Subsidiaries                                                         120-131
Edison Mission Group Inc. and Subsidiaries
       Equity Investments                                                                              132
Edison Enterprises and Subsidiaries                                                                133-138
Edison Source and Subsidiaries                                                                     139-144
Edison Technology Solutions and Subsidiaries [Dissolved]                                           145-150
Mission Energy Holding Company and Subsidiaries                                                    151-156

-------------------------------Part 3------------------------------
Edison Capital and Subsidiaries
       Consolidating Balance Sheet                                                                 157-202
       Consolidating Statements of Income and Retained Earnings                                    203-225

-------------------------------Part 4 -----------------------------
Edison Capital and Subsidiaries
       Equity Investments in Real Estate Limited Partnerships
       [Based on financial statements as of December 31, 2003]                                     226-291
       Equity Investments
       [Based on financial statements as of December 31, 2003 unless otherwise noted]              292-297
Mission Land Company and Subsidiaries                                                              298-312
Mission Power Engineering Company and Subsidiaries                                                 313-318

-------------------------------Part 5 -----------------------------
Edison Mission Energy and Subsidiaries
       Consolidating Balance Sheet                                                                 319-384
       Consolidating Statements of Income and Retained Earnings                                    385-417
       Equity Investments                                                                          418-424

-------------------------------Part 6------------------------------
Edison Mission Energy Fuel and Subsidiaries                                                        425-433
Edison Mission Holdings Co. and Subsidiaries                                                       434-442
EME CP Holdings Co. and Subsidiaries                                                               443-448
EME Eastern Holdings Co. and Subsidiaries                                                          449-460
Midwest Generation EME, LLC and Subsidiaries                                                       461-472
Mission del Cielo, Inc. and Subsidiaries                                                           473-478
Mission Energy Holdings International, Inc. and Subsidiaries [SEE PART 6A]                         479-481
Mission Energy Wales Company and Subsidiaries *                                                    482-487
MEW, Mission Hydro Limited Partnership and Subsidiaries *                                          488-493
MEW, MHLP, EME Generation Holdings Limited and Subsidiaries *                                      494-502
MEW, MHLP, EGHI, EME Victoria Generation Limited and Subsidiaries *                                503-511
MEW, MHLP, EGHI, FFH No. 1 Limited and Subsidiaries *                                              512-520
MEW, MHLP, EGHI, Loyvic Pty. Ltd. and Subsidiaries *                                               521-526

* Sold.  Sheets remain but header marked "All assets of Mission Energy Wales Co. were sold or liquidated."

Consolidating Balance Sheet and Consolidating Statements
of Income and Retained Earnings, unless otherwise noted:                                             PAGES

-------------------------------Part 6A------------------------------
Mission Energy Holdings International, Inc. and Subsidiaries                                       527-550
MEHI, Beheer-en Beleggingsmaatschappij Plogema B.V. and Subsidiaries                               551-556
MEHI, Plogema, Beheer-en Beleggingsmaatschappij Kameka B.V. and Subsidiaries                       557-568
MEHI, Plogema, MEC Esenyurt B.V. and Subsidiaries                                                  569-574
MEHI, Edison First Power Holdings II and Subsidiaries                                              575-580
MEHI, Maplekey Holdings Limited and Subsidiaries                                                   581-589
MEHI, MEC San Pascual B.V. and Subsidiaries                                                        590-595

-------------------------------Part 7 ------------------------------
MEC International B.V. and Subsidiaries *                                                          596-649
MECI, EcoElectrica S.a.r.l. and Subsidiaries *                                                     650-658
MECI, EMEA, Mission Energy Universal Holdings and Subsidiaries *                                   659-667

-------------------------------Part 8 ------------------------------
MECI, Hydro Energy B.V. and Subsidiaries *                                                         668-673
MECI, Iberian Hy-Power Amsterdam B.V. and Subsidiaries *                                           674-685
MECI, Latrobe Power Pty Ltd and Subsidiaries *                                                     686-691
MECI, Latrobe Valley B.V. and Subsidiaries *                                                       692-697
MECI, Loy Yang Holdings Pty Ltd and Subsidiaries *                                                 698-706
MECI, Loy Yang, Edison Mission Energy Holdings Pty Ltd and Subsidiaries *                          707-721
MECI, Loy Yang, Latrobe Power Pty Ltd and Subsidiaries *                                           722-727
MECI, Loy Yang, Mission Energy Ventures Australia Pty Ltd and Subsidiaries *                       728-733
MECI, Loy Yang, Traralgon Power Pty. Ltd. and Subsidiaries *                                       734-739

-------------------------------Part 9 ------------------------------
MECI, Majestic Energy Limited and Subsidiaries *                                                   740-745
MECI, MEC International Holdings B.V. and Subsidiaries *                                           746-751
MECI, MEC Java B.V. and Subsidiaries *                                                             752-757
MECI, MEC Java, Edison Mission Energy Asia Pte Ltd. and Subsidiaries *                             758-766
MECI, MEC Perth B.V. and Subsidiaries *                                                            767-772
MECI, MEC Wales B.V. and Subsidiaries *                                                            773-778
MECI, MEC Wales, Mission Hydro Limited Partnership and Subsidiaries *                              779-784
MECI, MEC Wales, MHLP, EME Generation Holdings Limited and Subsidiaries *                          785-793
MECI, MEC Wales, MHLP, EGHI, EME Victoria Generation Limited and Subsidiaries *                    794-802
MECI, MEC Wales, MHLP, EGHI, FFH No. 1 Limited and Subsidiaries *                                  803-811
MECI, MEC Wales, MHLP, EGHI, Loyvic Pty. Ltd. and Subsidiaries *                                   812-817

-------------------------------Part 10------------------------------
MECI, Mission Energy Company (U.K.) Limited and Subsidiaries *                                     818-823
MECI, MEC(UK), Mission Hydro (UK) Limited and Subsidiaries *                                       824-829
MECI, MEC(UK), MH(UK), FFH No. 2 Limited and Subsidiaries *                                        830-838
MECI, MEC(UK), MH(UK), Mission Hydro Limited Partnership and Subsidiaries *                        839-844
MECI, MEC(UK), MH(UK), MHLP, EME Generation Holdings Limited and Subsidiaries *                    845-853
MECI, MEC(UK), MH(UK), MHLP, EME Gen, EME Victoria Generation Limited and Subsidiaries *           854-862
MECI, MEC(UK), MH(UK), MHLP, EME Gen, FFH No. 1 Limited and Subsidiaries *                         863-871
MECI, MEC(UK), MH(UK), MHLP, EME Gen, Loyvic Pty Ltd. and Subsidiaries *                           872-877
MECI, Traralgon Power Pty. Ltd. and Subsidiaries *                                                 878-883
MEC International B.V. and Subsidiaries Equity Investments *                                           884

* Sold.  Sheets remain but header marked "ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD."

                                                     EXHIBIT B
                                        EXEMPT WHOLESALE GENERATORS [EWGs]
                                       AND FOREIGN UTILITY COMPANIES [FUCOs]

                                                     EXHIBIT B
                                        EXEMPT WHOLESALE GENERATORS [EWGs]
                                       AND FOREIGN UTILITY COMPANIES [FUCOs]

EDISON CAPITAL

4.EC01  ELECTRICIDAD DE LA PAZ S.A.  [FUCO]
00    Edison International
01       Edison Mission Group Inc.
02           Edison Capital
03              Edison Funding Company
04                 Mission Funding Epsilon
05                    Edison Capital International (Bermuda) Ltd.
06                        Edison Capital Latin American Investments (Bermuda) Ltd.
07                           AIG-GE Capital Latin American Infrastructure Fund LP
08                              Andes Energy XII Ltd.
09                                  Paz Holdings Ltd.
10                                     Electricidad de La Paz S.A.

4.EC02  EMPRESA DE LUZ Y FUERZA ELECTRICA DE ORURO S.A.  [FUCO]
00    Edison International
01       Edison Mission Group Inc.
02           Edison Capital
03              Edison Funding Company
04                 Mission Funding Epsilon
05                    Edison Capital International (Bermuda) Ltd.
06                        Edison Capital Latin American Investments (Bermuda) Ltd.
07                           AIG-GE Capital Latin American Infrastructure Fund LP
08                              Andes Energy XII Ltd.
09                                  Paz Holdings Ltd.
10                                     Empresa de Luz y Fuerza Electrica de Oruro S.A.

4.EC03  EPZ MISSION FUNDING MU TRUST  [FUCO]
00    Edison International
01       Edison Mission Group Inc.
02           Edison Capital
03              Edison Funding Company
04                 Mission Funding Epsilon
05                    Mission Funding Alpha
06                        Mission Funding Mu
07                           EPZ Mission Funding Mu Trust

4.EC04  EPZ MISSION FUNDING NU TRUST  [FUCO]
00    Edison International
01       Edison Mission Group Inc.
02           Edison Capital
03              Edison Funding Company
04                 Mission Funding Epsilon
05                    Mission Funding Delta
06                        Mission Funding Nu
07                           EPZ Mission Funding Nu Trust

4.EC05  LAKOTA RIDGE LLC  [EWG]
00    Edison International
01       Edison Mission Group Inc.
02           Edison Capital
03              Edison Funding Company
04                 Mission Funding Zeta
05                    Lakota Ridge LLC 75%

4.EC06  SHAOKATAN HILLS LLC  [EWG]
00    Edison International
01       Edison Mission Group Inc.
02           Edison Capital
03              Edison Funding Company
04                 Mission Funding Zeta
05                    Shaokatan Hills LLC 75%

4.EC07  WOODSTOCK HILLS LLC  [EWG]
00    Edison International
01       Edison Mission Group Inc.
02           Edison Capital
03              Edison Funding Company
04                 Mission Funding Zeta
05                    Woodstock Hills LLC 75%

4.EC08  STORM LAKE POWER PARTNERS I LLC  [EWG]
00    Edison International
01       Edison Mission Group Inc.
02           Edison Capital
03              Edison Funding Company
04                 Mission Iowa Wind Company
05                    Storm Lake Partners I LLC 99%
---
04              Edison Capital Housing Investments
05                 Mission Housing Gamma
05                    Storm Lake Partners I LLC 1%

4.EC09  BISSON WINDFARM LLC  [EWG]
00    Edison International
01       Edison Mission Group Inc.
02           Edison Capital
03              Edison Funding Company
04                 Mission Funding Zeta
05                    Mission Minnesota Wind LLC
06                        Bisson Windfarm LLC 95%

4.EC10  BOEVE WINDFARM LLC  [EWG]
00    Edison International
01       Edison Mission Group Inc.
02           Edison Capital
03              Edison Funding Company
04                 Mission Funding Zeta
05                    Mission Minnesota Wind LLC
06                        Beove Windfarm LLC 99%

4.EC11  CG WINDFARM LLC  [EWG]
00    Edison International
01       Edison Mission Group Inc.
02           Edison Capital
03              Edison Funding Company
04                 Mission Funding Zeta
05                    Mission Minnesota Wind LLC
06                        CG Windfarm LLC 99%

4.EC12  FEY WINDFARM LLC  [EWG]
00    Edison International
01       Edison Mission Group Inc.
02           Edison Capital
03              Edison Funding Company
04                 Mission Funding Zeta
05                    Mission Minnesota Wind LLC
06                        Fey Windfarm LLC 99%

4.EC13  K-BRINK WINDFARM LLC  [EWG]
00    Edison International
01       Edison Mission Group Inc.
02           Edison Capital
03              Edison Funding Company
04                 Mission Funding Zeta
05                    Mission Minnesota Wind LLC
06                        K-Brink Windfarm LLC 99%

4.EC14  TG WINDFARM LLC  [EWG]
00    Edison International
01       Edison Mission Group Inc.
02           Edison Capital
03              Edison Funding Company
04                 Mission Funding Zeta
05                    Mission Minnesota Wind LLC
06                        TG Windfarm LLC 99%

4.EC15  TOFTELAND WINDFARM LLC  [EWG]
00    Edison International
01       Edison Mission Group Inc.
02           Edison Capital
03              Edison Funding Company
04                 Mission Funding Zeta
05                    Mission Minnesota Wind LLC
06                        Tofteland Windfarm LLC 91%

4.EC16  WESTRIDGE WINDFARM LLC  [EWG]
00    Edison International
01       Edison Mission Group Inc.
02           Edison Capital
03              Edison Funding Company
04                 Mission Funding Zeta
05                    Mission Minnesota Wind LLC
06                        Westridge Windfarm LLC 92%

4.EC17  WINDCURRENT WINDFARMS LLC  [EWG]
00    Edison International
01       Edison Mission Group Inc.
02           Edison Capital
03              Edison Funding Company
04                 Mission Funding Zeta
05                    Mission Minnesota Wind LLC
06                        Windcurrent Windfarms LLC 99%

4.EC18  CARSTENSEN WIND LLC  [EWG]
00    Edison International
01       Edison Mission Group Inc.
02           Edison Capital
03              Edison Funding Company
04                 Mission Funding Zeta
05                    Mission Minnesota Wind LLC
06                        Carstensen Wind LLC 99%

4.EC19  GREENBACK ENERGY LLC  [EWG]
00    Edison International
01       Edison Mission Group Inc.
02           Edison Capital
03              Edison Funding Company
04                 Mission Funding Zeta
05                    Mission Minnesota Wind LLC
06                        Greenback Energy LLC 99%

4.EC20  LUCKY WIND LLC  [EWG]
00    Edison International
01       Edison Mission Group Inc.
02           Edison Capital
03              Edison Funding Company
04                 Mission Funding Zeta
05                    Mission Minnesota Wind LLC
06                        Lucky Wind LLC 99%

4.EC21  NORTHERN LIGHTS WIND LLC  [EWG]
00    Edison International
01       Edison Mission Group Inc.
02           Edison Capital
03              Edison Funding Company
04                 Mission Funding Zeta
05                    Mission Minnesota Wind LLC
06                        Northern Lights Wind LLC 99%

4.EC 22  STAHL WIND ENERGY LLC  [EWG]
00    Edison International
01       Edison Mission Group Inc.
02           Edison Capital
03              Edison Funding Company
04                 Mission Funding Zeta
05                    Mission Minnesota Wind LLC
06                        Stahl Wind Energy LLC 99%

EDISON MISSION ENERGY

4.EME01  EME HOMER CITY GENERATION L.P.  [EWG]
00    Edison International
01       Edison Mission Group Inc.
02           Mission Energy Holding Company
03              Edison Mission Energy
04                 Edison Mission Holdings Co.
05                    Chestnut Ridge Energy Company
06                        EME Homer City Generation L.P. (99%LP)

00    Edison International
01       Edison Mission Group Inc.
02           Mission Energy Holding Company
03              Edison Mission Energy
04                 Edison Mission Holdings Co.
05                    Mission Energy Westside, Inc.
06                        EME Homer City Generation L.P. (1%GP)

4.EME02  MIDWEST GENERATION, LLC  [EWG]
00    Edison International
01       Edison Mission Group Inc.
02           Mission Energy Holding Company
03              Edison Mission Energy
04                 Midwest Generation EME, LLC
05                    Edison Mission Midwest Holdings Co.
06                        Midwest Generation, LLC

4.EME03  SUNRISE POWER COMPANY LLC  [EWG]
00    Edison International
01       Edison Mission Group Inc.
02           Mission Energy Holding Company
03              Edison Mission Energy
04                 Mission del Cielo, Inc.
05                    Mission del Sol, LLC
06                        Sunrise Power Company, LLC (50%)

4.EME04  BROOKLYN NAVY YARD COGENERATION PARTNERS, LP  [EWG]
00    Edison International
01       Edison Mission Group Inc.
02           Mission Energy Holding Company
03              Edison Mission Energy
04                 Mission Energy New York, Inc.
05                    Brooklyn Navy Yard Cogeneration Partners, LP (50%)

4.EME05  LOY YANG B JOINT VENTURE  [FUCO]
00    Edison International
01       Edison Mission Group Inc.
02           Mission Energy Holding Company
03              Edison Mission Energy
04                 Mission Energy Holdings International, Inc.*
05                    MEC International B.V.
---
06A                       Latrobe Power Pty Ltd (99%)
07A                          Mission Victoria Partnership (52.31%)
08A                             Latrobe Power Partnership (99%)
09A                                 Loy Yang B Joint Venture (51%)
---
06B                       Loy Yang Holdings Pty Ltd
07B                          Edison Mission Energy Holdings Pty Ltd
08B                             Edison Mission Energy Australia Ltd
09B                                 Latrobe Power Partnership (1%)
10B                                    Loy Yang B Joint Venture (51%)
---
06C                       Loy Yang Holdings Pty Ltd
07C                          Latrobe Power Pty Ltd (1%)
08C                             Mission Victoria Partnership (52.31%)
09C                                 Latrobe Power Partnership (99%)
10C                                    Loy Yang B Joint Venture (51%)
---

06D                       Loy Yang Holdings Pty Ltd
07D                          Mission Energy Ventures Australia Pty Ltd
08D                             Mission Victoria Partnership (1%)
09D                                 Latrobe Power Partnership (99%)
10D                                    Loy Yang B Joint Venture (51%)
---
06E                       Loy Yang Holdings Pty Ltd
07E                          Traralgon Power Pty Ltd (1%)
08E                             Mission Victoria Partnership (46.69%)
09E                                 Latrobe Power Partnership (99%)
10E                                    Loy Yang B Joint Venture (51%)
---
06F                       Traralgon Power Pty Ltd (99%)
07F                          Mission Victoria Partnership (46.69%)
08F                             Latrobe Power Partnership (99%)
09F                                 Loy Yang B Joint Venture (51%)
---
06G                       Mission Energy Company (UK) Limited
07G                          Mission Hydro (UK) Ltd
08G                             Mission Hydro Limited Partnership (1%)
09G                                 EME Generation Holdings Ltd
10G                                    EME Victoria Generation Ltd
11G                                       Mission Energy Development Australia Pty Ltd
12G                                          Gippsland Power Pty Ltd
13G                                              Loy Yang B Joint Venture (49%)
---
06H                       MEC Wales B.V. (100%)
07H                          Mission Hydro Limited Partnership (69%)
08H                             EME Generation Holdings Ltd
09H                                 EME Victoria Generation Ltd
10H                                    Mission Energy Development Australia Pty Ltd
11H                                       Gippsland Power Pty Ltd
12H                                          Loy Yang B Joint Venture (49%)

00    Edison International
01       Edison Mission Group Inc.
02           Mission Energy Holding Company
03              Edison Mission Energy
04                 Mission Energy Wales Company
05                    Mission Hydro Limited Partnership (30%)
06                        EME Generation Holdings Ltd
07                           EME Victoria Generation Ltd
08                              Mission Energy Development Australia Pty Ltd
09                                  Gippsland Power Pty Ltd
10                                     Loy Yang B Joint Venture (49%)

4.EME06  FIRST HYDRO COMPANY  [FUCO]
00    Edison International
01       Edison Mission Group Inc.
02           Mission Energy Holding Company
03              Edison Mission Energy
04                 Mission Energy Holdings International, Inc.*
05                    MEC International B.V.
---
06J                       Mission Energy Company (UK) Limited
07J                          Mission Hydro (UK) Ltd
08J                             Mission Hydro Limited Partnership (1%)
09J                                 EME Generation Holdings Ltd
10J                                    FFH No. 1 Limited
11J                                       First Hydro Holdings Company (99%)
12J                                          First Hydro Company (99%)
---

12J                                          First Hydro Finance plc
13J                                              First Hydro Company (1%)
---
06K                       MEC Wales B.V. (100%)
07K                          Mission Hydro Limited Partnership (69%)
08K                             EME Generation Holdings Ltd
09K                                 FFH No. 1 Limited
10K                                    First Hydro Holdings Company (99%)
11K                                       First Hydro Company (99%)
---
11K                                       First Hydro Finance plc
12K                                          First Hydro Company (1%)

00    Edison International
01       Edison Mission Group Inc.
02           Mission Energy Holding Company
03              Edison Mission Energy
04                 Mission Energy Wales Company
05                    Mission Hydro Limited Partnership (30%)
06                        EME Generation Holdings Ltd
07                           FFH No. 1 Limited
08                              First Hydro Holdings Company (99%)
09                                  First Hydro Company (99%)
---
09                                  First Hydro Finance plc
10                                     First Hydro Company (1%)

00    Edison International
01       Edison Mission Group Inc.
02           Mission Energy Holding Company
03              Edison Mission Energy
04                 Mission Energy Holdings International, Inc.*
05                    MEC International B.V.
06                        Mission Energy Company (UK) Limited
07                           Mission Hydro (UK) Ltd
08                              FFH No. 1 Limited
09                                  First Hydro Holdings Company (1%)
10                                     First Hydro Company (99%)
---
10                                     First Hydro Finance plc
11                                        First Hydro Company (1%)

4.EME07  CBK POWER COMPANY LTD.  [FUCO]
00    Edison International
01       Edison Mission Group Inc.
02           Mission Energy Holding Company
03              Edison Mission Energy
04                 Mission Energy Holdings International, Inc.*
05                    MEC International B.V.
06                        Edison Mission Millennium B.V.
07                           EME Caliraya B.V. (75%)
08                              CBK Power Company Ltd. (49%)
---
07                           EME Kayalaan B.V.
08                              CBK Power Company Ltd. (1%)

4.EME08  KALAYAAN POWER MANAGEMENT CORPORATION  [FUCO]
00    Edison International
01       Edison Mission Group Inc.
02           Mission Energy Holding Company
03              Edison Mission Energy

04                 Mission Energy Holdings International, Inc.*
05                    MEC International B.V.
06                        Edison Mission Operation and Maintenance Services B.V.
07                           Kalayaan Power Management Corporation (50%)

4.EME09  ITALIAN VENTO POWER CORPORATION 4 S.R.L.  [FUCO]
00    Edison International
01       Edison Mission Group Inc.
02           Mission Energy Holding Company
03              Edison Mission Energy
04                 Mission Energy Holdings International, Inc.*
05                    MEC International B.V.
06                        Edison Mission Wind Power Italy B.V.
07                           Italian Vento Power Corporation 4 S.r.l. (50%)

4.EME10  CONTACT ENERGY LIMITED  [EWG]
00    Edison International
01       Edison Mission Group Inc.
02           Mission Energy Holding Company
03              Edison Mission Energy
04                 Mission Energy Holdings International, Inc.*
05                    MEC International B.V.
06                        EME Atlantic Holdings Limited
07                           EME Ascot Limited
08                              EME Buckingham Limited
09                                  EME Precision B.V.
10                                     Mission Energy Universal Holdings
11                                        Mission Energy Pacific Holdings
12                                           Contact Energy Limited (50.598%)
---
10                                     Mission Energy Universal Holdings
11                                        Contact Energy Limited (0.624%)

4.EME11  TRI ENERGY COMPANY LIMITED  [FUCO]
00    Edison International
01       Edison Mission Group Inc.
02           Mission Energy Holding Company
03              Edison Mission Energy
04                 Mission Energy Holdings International, Inc.*
05                    MEC International B.V.
06                        EME Tri Gen B.V.
07                           Tri Energy Company Limited (25%)

4.EME12  IBERICA DE ENERGIAS, S.A.  [FUCO]
00    Edison International
01       Edison Mission Group Inc.
02           Mission Energy Holding Company
03              Edison Mission Energy
04                 Mission Energy Holdings International, Inc.*
05                    MEC International B.V.
06                        Hydro Energy B.V. (10%)
07                           Iberica de Energias, S.A. (96.65%)

00    Edison International
01       Edison Mission Group Inc.
02           Mission Energy Holding Company
03              Edison Mission Energy
04                 Mission Energy Holdings International, Inc.*

05                    MEC International B.V.
06                        Iberian Hy-Power Amsterdam B.V.
07                           Hydro Energy B.V. (90%)
08                              Iberica de Energias, S.A. (96.65%)
---
07                        Iberica de Energias (3.35%)

4.EME13  ELECTROMETALURGICA DEL EBRO, S.A.  [FUCO]
00    Edison International
01       Edison Mission Group Inc.
02           Mission Energy Holding Company
03              Edison Mission Energy
04                 Mission Energy Holdings International, Inc.*
05                    MEC International B.V.
06                        Hydro Energy B.V. (10%)
07                           Iberica de Energias, S.A. (96.65%)
08                              Electrometalurgica del Ebro, S.A. (91.32%)

00    Edison International
01       Edison Mission Group Inc.
02           Mission Energy Holding Company
03              Edison Mission Energy
04                 Mission Energy Holdings International, Inc.*
05                    MEC International B.V.
06                        Iberian Hy-Power Amsterdam B.V.
07                           Hydro Energy B.V. (90%)
08                              Iberica de Energias, S.A. (96.65%)
09                                  Electrometalurgica del Ebro, S.A. (91.32%)
--
07                           Iberica de Energias, S.A. (3.35%)
08                              Electrometalurgica del Ebro, S.A. (91.32%)

4.EME14  PERTH POWER PARTNERSHIP  [FUCO]
00    Edison International
01       Edison Mission Group Inc.
02           Mission Energy Holding Company
03              Edison Mission Energy
04                 Mission Energy Holdings International, Inc.*
05                    MEC International B.V.
06                        MEC Perth B.V. (100%)
07                           Kwinana Power Partnership (99%)
08                              Perth Power Partnership (70%)

00    Edison International
01       Edison Mission Group Inc.
02           Mission Energy Holding Company
03              Edison Mission Energy
04                 Mission Energy Holdings International, Inc.*
05                    MEC International B.V.
06                        Loy Yang Holdings Pty. Ltd.
07                           Edison Mission Energy Holdings Pty. Ltd.
08                              Mission Energy (Kwinana) Pty. Ltd.
09                                  Kwinana Power Partnership (1%)
10                                     Perth Power Partnership (70%)

4.EME15  DOGA ENERJI URETIM SANAYI VE TICARET L.S.  [FUCO]
00    Edison International
01       Edison Mission Group Inc.
02           Mission Energy Holding Company

03              Edison Mission Energy
04                 Mission Energy Holdings International, Inc.*
05                    MEC International B.V.
06                        MEC Esenyurt B.V. (100%)
07                           Doya Enerji Uretim Sanayi ve Ticaret L.S. (80%)

4.EME16  PT. PAITON ENERGY COMPANY  [FUCO]
00    Edison International
01       Edison Mission Group Inc.
02           Mission Energy Holding Company
03              Edison Mission Energy
04                 Mission Energy Holdings International, Inc.*
05                    MEC International B.V.
06                        MEC Indonesia B.V. (99%)
07                           P. T. Paiton Energy Company (40%)
---
06                        MEC International Holdings B.V.
07                           MEC Indonesia B.V. (1%)
08                              P. T. Paiton Energy Company (40%)

4.EME17  ISAB ENERGY, S.R.L.  [FUCO]
00    Edison International
01       Edison Mission Group Inc.
02           Mission Energy Holding Company
03              Edison Mission Energy
04                 Mission Energy Holdings International, Inc.*
05                    MEC International B.V.
06                        MEC Priolo B.V. (100%)
07                           ISAB Energy, s.r.l. (49%)

4.EME18  DERWENT COGENERATION LIMITED  [FUCO]
00    Edison International
01       Edison Mission Group Inc.
02           Mission Energy Holding Company
03              Edison Mission Energy
04                 Mission Energy Holdings International, Inc.*
05                    MEC International B.V.
06                        Mission Energy Company (UK) Limited
07                           Derwent Cogeneration Limited (33%)

4.EME19  LAKELAND POWER LIMITED  [FUCO]
00    Edison International
01       Edison Mission Group Inc.
02           Mission Energy Holding Company
03              Edison Mission Energy
04                 Mission Energy Holdings International, Inc.*
05                    MEC International B.V.
06                        Mission Energy Company (UK) Limited
07                           Pride Hold Limited (99%)
08                              Lakeland Power Limited
---
06                        Pride Hold Limited (1%)
07                           Lakeland Power Limited

4.EME20  ECOELECTRICA L.P.  [FUCO]
00    Edison International
01       Edison Mission Group Inc.
02           Mission Energy Holding Company

03              Edison Mission Energy
04                 Mission Energy Holdings International, Inc.*
05                    MEC International B.V.
06                        EcoElectrica S.a.r.l.
07                           EME del Caribe Holding GmbH
08                              EME del Caribe
09                                  EcoElectrica Holdings, Ltd. 50%
10                                     EcoElectrica Ltd.
11                                        Ecoelectrica LP (1%)
---
10                                     Ecoelectrica LP (99%)

*  Mission Energy Holdings International, Inc. directly owned 99.97% (100% of the Class A shares) of MEC
International B.V. ("MECI") and indirectly owned 0.02% of MECI through its wholly owned subsidiaries EME UK
International LLC, which owned 0.01% or 100% of the Class B shares of MECI, and EME Southwest Power Corporation, which owned 0.01 or 100% of the Class C shares of MECI; Edison Mission Energy owned 0.01% (100% of the Class D shares) of MECI through its wholly owned subsidiary Edison Mission Project Co.

PART 2

EDISON INTERNATIONAL and Subsidiaries [Tier 1]
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              Southern             Edison Mission       Edison Ventures
                                                              California Edison    Group Inc.           Consolidated
                                                              Company              Consolidated         [dissolved
                                                              Consolidated                              03/02/2004]
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                       $122               $2,459
Restricted cash                                                              61                   12
Receivables - net                                                           618                  612
Accrued unbilled revenue                                                    320
Fuel inventory                                                                8                   65
Materials and supplies, at average cost                                     188                   43
Accumulated deferred income taxes - net                                     134
Trading and price risk management assets                                                          41
Regulatory assets                                                           553
Prepayments                                                                                       16
Other current assets                                                         72                  247
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                      2,076                3,495
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                   583                2,959
Nuclear decommissioning trusts                                            2,757
Investments in partnerships
  and unconsolidated subsidiaries                                           377                  839
Investments in leveraged leases                                                                2,424
Other investments                                                           170
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------
Total investment and other assets                                         3,887                6,222
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution                                          15,685
  Generation                                                              1,356
Accumulated provision for depreciation                                   (4,506)
Construction work in progress                                               789
Nuclear fuel, at amortized cost                                             151
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------
Total utility plant                                                      13,475
------------------------------------------------------------- -------------------- -------------------- --------------------

Restricted cash                                                                                  155
Regulatory assets - net                                                   3,285
Other deferred charges                                                      567                1,270
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                    3,852                1,425
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations                                                                132
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                            $23,290              $11,274
============================================================= ==================== ==================== ====================

EDISON INTERNATIONAL and Subsidiaries [Tier 1]
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              Edison Insurance     Edison Drives        EIX Trust I
                                                              Services, Inc.       Electric             [cancelled
                                                                                   [dissolved           12/20/2004]
                                                                                   10/27/2004]
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net                                                            $3
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Regulatory assets
Prepayments
Other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                          3
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments                                                            27
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------
Total investment and other assets                                            27
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------
Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Restricted cash
Regulatory assets - net
Other deferred charges                                                        3
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                        3
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                $33
============================================================= ==================== ==================== ====================

EDISON INTERNATIONAL and Subsidiaries [Tier 1]
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              EIX Trust II         EIX Trust III        Edison
                                                              [cancelled           (inactive)           International
                                                              11/30/2004]
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                                                                 $109
Restricted cash
Receivables - net                                                                                                   1,299
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net                                                                               154
Trading and price risk management assets
Regulatory assets
Prepayments
Other current assets                                                                                                    1
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                                                                1,560
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                                                               1
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                                                   6,893
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------
Total investment and other assets                                                                                   6,894
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------
Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Restricted cash
Regulatory assets - net
Other deferred charges                                                                                                  1
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                                                                  1
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                                                       $8,455
============================================================= ==================== ==================== ====================

EDISON INTERNATIONAL and Subsidiaries [Tier 1]
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              Variable Interest    Consolidating        Edison
                                                              Entities             Adjustments          International
                                                                                                        Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                                              $1               $2,688
Restricted cash                                                                                                        73
Receivables - net                                                                             (1,686)                 846
Accrued unbilled revenue                                                                                              320
Fuel inventory                                                                                                         73
Materials and supplies, at average cost                                                                               231
Accumulated deferred income taxes - net                                                                               288
Trading and price risk management assets                                                                               41
Regulatory assets                                                                                                     553
Prepayments                                                                                       28                   44
Other current assets                                                         $3                  (31)                 292
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                          3               (1,688)               5,449
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                   379                                     3,922
Nuclear decommissioning trusts                                                                                      2,757
Investments in partnerships
  and unconsolidated subsidiaries                                          (231)              (7,270)                 608
Investments in leveraged leases                                                                                     2,424
Other investments                                                                                                     197
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------
Total investment and other assets                                           148               (7,270)               9,908
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution                                                                                    15,685
  Generation                                                                                                        1,356
Accumulated provision for depreciation                                                                             (4,506)
Construction work in progress                                                                                         789
Nuclear fuel, at amortized cost                                                                                       151
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------
Total utility plant                                                                                                13,475
------------------------------------------------------------- -------------------- -------------------- --------------------

Restricted cash                                                                                                       155
Regulatory assets - net                                                                                             3,288
Other deferred charges                                                        5                 (971)                 875
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                        5                 (971)               4,315
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations                                                                (10)                 122
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                               $156              ($9,939)             $33,269
============================================================= ==================== ==================== ====================

EDISON INTERNATIONAL and Subsidiaries [Tier 1]
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              Southern             Edison Mission       Edison Ventures
                                                              California Edison    Group Inc.           Consolidated
                                                              Company              Consolidated         [dissolved
                                                              Consolidated                              03/02/2004]
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt                                                             $88
Long-term debt due within one year                                          246                 $563
Preferred stock to be redeemed within one year                                9
Accounts payable                                                            700                   82
Accrued taxes                                                               357                   21
Accrued Interest                                                            155                  118
Customer deposits                                                           168
Book overdrafts                                                             232
Trading and risk management liabilities                                                           31
Regulatory liabilities                                                      490
Other current liabilities                                                   643                  278
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                 3,048                1,093
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                            5,225                4,641
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                   2,865                2,439
Accumulated deferred investment tax credits                                 126                   12
Customer advances and other deferred credits                                510                  599
Power-purchase contracts                                                    130
Preferred securities subject to mandatory redemption                        139
Accumulated provision for pensions and benefits                             417                   27
Asset retirement obligations                                              2,183                    5
Regulatory liabilities                                                    3,356
Other long-term liabilities                                                 232
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits and other liabilities                              9,958                3,084
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations                                                            15
------------------------------------------------------------- -------------------- -------------------- --------------------

Total Liabilities                                                        18,231                8,825
------------------------------------------------------------- -------------------- -------------------- --------------------
Commitments and contingencies
Minority Interest                                                           409                  107
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock not subject to mandatory redemption                         129
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                              2,518                2,990
Accumulated other comprehensive loss                                        (17)                  17
Retained earnings                                                         2,020                 (665)
------------------------------------------------------------- -------------------- -------------------- --------------------
Total common shareholders' equity                                         4,521                2,342
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                              $23,290              $11,274
============================================================= ==================== ==================== ====================

EDISON INTERNATIONAL and Subsidiaries [Tier 1]
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              Edison Insurance     Edison Drives        EIX Trust I
                                                              Services, Inc.       Electric             [cancelled
                                                                                   [dissolved           12/20/2004]
                                                                                   10/27/2004]
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                             $3
Accrued taxes
Accrued Interest
Customer deposits
Book overdrafts
Trading and risk management liabilities
Regulatory liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                     3
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits
Asset retirement obligations
Regulatory liabilities
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total Liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Commitments and contingencies
Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock not subject to mandatory redemption
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                  2
Accumulated other comprehensive loss
Retained earnings                                                            28
------------------------------------------------------------- -------------------- -------------------- --------------------
Total common shareholders' equity                                            30
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                  $33
============================================================= ==================== ==================== ====================

EDISON INTERNATIONAL and Subsidiaries [Tier 1]
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              EIX Trust II         EIX Trust III        Edison
                                                              [cancelled           (inactive)           International
                                                              11/30/2004]
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt                                                                                                        $3
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                                                                    1,656
Accrued taxes                                                                                                        (152)
Accrued Interest
Customer deposits
Book overdrafts
Trading and risk management liabilities
Regulatory liabilities
Other current liabilities                                                                                              82
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                                                           1,589
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                                                                        812
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                                                               (71)
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits                                                                        79
Asset retirement obligations
Regulatory liabilities
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits and other liabilities                                                                            8
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total Liabilities                                                                                                   2,409
------------------------------------------------------------- -------------------- -------------------- --------------------
Commitments and contingencies
Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock not subject to mandatory redemption
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                                                        1,975
Accumulated other comprehensive loss                                                                                   (5)
Retained earnings                                                                                                   4,078
------------------------------------------------------------- -------------------- -------------------- --------------------
Total common shareholders' equity                                                                                   6,048
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                                                         $8,457
============================================================= ==================== ==================== ====================

EDISON INTERNATIONAL and Subsidiaries [Tier 1]
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              Variable Interest    Consolidating        Edison
                                                              Entities             Adjustments          International
                                                                                                        Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt                                                                                  ($3)                 $88
Long-term debt due within one year                                                                                    809
Preferred stock to be redeemed within one year                                                                          9
Accounts payable                                                                              (1,692)                 749
Accrued taxes                                                                                                         226
Accrued Interest                                                                                                      233
Customer deposits                                                                                                     168
Book overdrafts                                                                                                       232
Trading and risk management liabilities                                                                                31
Regulatory liabilities                                                                                                490
Other current liabilities                                                    $2                   (3)               1,002
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                     2               (1,698)               4,037
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                               27               (1,019)               9,678
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                                          (27)               5,233
Accumulated deferred investment tax credits                                                                           138
Customer advances and other deferred credits                                                                        1,109
Power-purchase contracts                                                                                              130
Preferred securities subject to mandatory redemption                                                                  139
Accumulated provision for pensions and benefits                                                                       523
Asset retirement obligations                                                                                        2,188
Regulatory liabilities                                                                                              3,356
Other long-term liabilities                                                                                           232
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits and other liabilities                                                     (27)              13,048
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations                                                                                 15
------------------------------------------------------------- -------------------- -------------------- --------------------

Total Liabilities                                                                                                  26,778
------------------------------------------------------------- -------------------- -------------------- --------------------
Commitments and contingencies
Minority Interest                                                           205                 (408)                 313
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock not subject to mandatory redemption                                                                   129
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                                  (5,510)               1,975
Accumulated other comprehensive loss                                                               1                   (4)
Retained earnings                                                                             (1,383)               4,078
------------------------------------------------------------- -------------------- -------------------- --------------------
Total common shareholders' equity                                                             (6,892)               6,049
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                 $234             ($10,017)             $33,269
============================================================= ==================== ==================== ====================

EDISON INTERNATIONAL and Subsidiaries [Tier 1]
Consolidating Statements of Income (Loss) and Retained Earnings
For the Year Ended December 31, 2004
(In millions)

                                                               Southern             Edison Mission        Edison Ventures
                                                               California Edison    Group Inc.            Consolidated
                                                               Company              Consolidated          [dissolved
                                                               Consolidated                               03/02/2004]
-------------------------------------------------------------- -------------------- --------------------- --------------------
-------------------------------------------------------------- -------------------- --------------------- --------------------

Electric utility                                                          $8,448
Nonutility power generation                                                                    $1,639
Financial services and other                                                                      112
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating revenue                                                    8,448                1,751
-------------------------------------------------------------- -------------------- --------------------- --------------------

Fuel                                                                         810                  619
Purchased power                                                            2,332
Provisions for regulatory adjustment clauses - net                          (201)
Other operation and maintenance                                            2,457                  856
Asset impairment and loss on lease termination                                                    989
Depreciation, decommissioning and amortization                               860                  163
Property and other taxes                                                     177                    9
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating expenses                                                   6,435                2,626
-------------------------------------------------------------- -------------------- --------------------- --------------------

Operating income (loss)                                                    2,013                 (886)
Interest and dividend income                                                  20                   21
Equity in income from partnerships and
   unconsolidated subsidiaries - net                                                              227
Other nonoperating income                                                     84                   51
Interest expense - net of amounts capitalized                               (409)                (483)
Other nonoperating deductions                                                (69)                  (9)
Dividends on preferred securities
  subject to mandatory redemption
-------------------------------------------------------------- -------------------- --------------------- --------------------
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income from continuing operations before tax                               1,639               (1,079)
Income tax (benefit)                                                         438                 (474)
Dividends on utility preferred stock
   not subject to mandatory redemption                                        (6)
Minority interest                                                            280                   (1)
-------------------------------------------------------------- -------------------- --------------------- --------------------
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income from continuing operations                                            915                 (606)
Income from discontinued operations - net of tax                                                  690
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income before accounting change                                              915                   84
Cumulative effect of accounting change - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Net income (loss)                                                            915                   84
-------------------------------------------------------------- -------------------- --------------------- --------------------

Retained earnings - beginning of year                                      1,868                 (748)
Dividends declared on common stock                                          (750)
Shares purchased for stock-based compensation                                (43)
Proceeds from stock option exercises                                          29
Capital stock expense and other                                                1
-------------------------------------------------------------- -------------------- --------------------- --------------------
Retained earnings - end of year                                           $2,020                ($664)
============================================================== ==================== ===================== ====================

EDISON INTERNATIONAL and Subsidiaries [Tier 1]
Consolidating Statements of Income (Loss) and Retained Earnings
For the Year Ended December 31, 2004
(In millions)

                                                               Edison Insurance     Edison Drives         EIX Trust I
                                                               Services, Inc.       Electric [dissolved   [cancelled
                                                                                    10/27/2004]           12/20/2004]
-------------------------------------------------------------- -------------------- --------------------- --------------------
-------------------------------------------------------------- -------------------- --------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other                                                  $6
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating revenue                                                        6
-------------------------------------------------------------- -------------------- --------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Asset impairment and loss on lease termination
Depreciation, decommissioning and amortization
Property and other taxes
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating expenses
-------------------------------------------------------------- -------------------- --------------------- --------------------

Operating income (loss)                                                        6
Interest and dividend income
Equity in income from partnerships and
   unconsolidated subsidiaries - net                                                                                   ($13)
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
  subject to mandatory redemption
-------------------------------------------------------------- -------------------- --------------------- --------------------
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income from continuing operations before tax                                   6                                        (13)
Income tax (benefit)                                                           2
Dividends on utility preferred stock
   not subject to mandatory redemption
Minority interest
-------------------------------------------------------------- -------------------- --------------------- --------------------
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income from continuing operations                                              4                                        (13)
Income from discontinued operations - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income before accounting change                                                4                                        (13)
Cumulative effect of accounting change - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Net income (loss)                                                              4                                        (13)
-------------------------------------------------------------- -------------------- --------------------- --------------------

Retained earnings - beginning of year                                         25                                         (3)
Dividends declared on common stock
Shares purchased for stock-based compensation
Proceeds from stock option exercises
Stock option appreciation
-------------------------------------------------------------- -------------------- --------------------- --------------------
Retained earnings - end of year                                              $29                                       ($16)
============================================================== ==================== ===================== ====================

EDISON INTERNATIONAL and Subsidiaries [Tier 1]
Consolidating Statements of Income (Loss) and Retained Earnings
For the Year Ended December 31, 2004
(In millions)

                                                               EIX Trust II         EIX Trust III         Edison
                                                               [cancelled           (inactive)            International
                                                               11/30/2004]
-------------------------------------------------------------- -------------------- --------------------- --------------------
-------------------------------------------------------------- -------------------- --------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other                                                                                            $50
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating revenue                                                                                                  50
-------------------------------------------------------------- -------------------- --------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                                                          36
Asset impairment and loss on lease termination
Depreciation, decommissioning and amortization
Property and other taxes                                                                                                 48
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating expenses                                                                                                 84
-------------------------------------------------------------- -------------------- --------------------- --------------------

Operating income (loss)                                                                                                 (34)
Interest and dividend income                                                                                             11
Equity in income from partnerships and
   unconsolidated subsidiaries - net                                         ($8)
Other nonoperating income
Interest expense - net of amounts capitalized                                                                           (97)
Other nonoperating deductions                                                                                            (2)
Dividends on preferred securities
  subject to mandatory redemption
-------------------------------------------------------------- -------------------- --------------------- --------------------
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income from continuing operations before tax                                  (8)                                      (122)
Income tax (benefit)                                                                                                    (56)
Dividends on utility preferred stock
   not subject to mandatory redemption
Minority interest
-------------------------------------------------------------- -------------------- --------------------- --------------------
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income from continuing operations                                             (8)                                       (65)
Income from discontinued operations - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income before accounting change                                               (8)                                       (65)
Cumulative effect of accounting change - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Net income (loss)                                                             (8)                                       (65)
-------------------------------------------------------------- -------------------- --------------------- --------------------
Equity in earnings of subsidiaries                                                                                      981
Retained earnings - beginning of year                                         (2)                                     3,466
Dividends declared on common stock                                                                                     (277)
Shares purchased for stock-based compensation                                                                           (75)
Proceeds from stock option exercises                                                                                     48
Capital stock expense and other
-------------------------------------------------------------- -------------------- --------------------- --------------------
Retained earnings - end of year                                             ($10)                                    $4,078
============================================================== ==================== ===================== ====================

EDISON INTERNATIONAL and Subsidiaries [Tier 1]
Consolidating Statements of Income (Loss) and Retained Earnings
For the Year Ended December 31, 2004
(In millions)

                                                               Variable Interest    Consolidating         Edison
                                                               Entities             Adjustments           International
                                                                                                          Consolidated
-------------------------------------------------------------- -------------------- --------------------- --------------------
-------------------------------------------------------------- -------------------- --------------------- --------------------

Electric utility                                                                                                     $8,448
Nonutility power generation                                                                                           1,639
Financial services and other                                                                     ($56)                  112
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating revenue                                                                           (56)               10,199
-------------------------------------------------------------- -------------------- --------------------- --------------------

Fuel                                                                                                                  1,429
Purchased power                                                                                                       2,332
Provisions for regulatory adjustment clauses - net                                                                     (201)
Other operation and maintenance                                                                    (7)                3,342
Asset impairment and loss on lease termination                                                                          989
Depreciation, decommissioning and amortization                                                     (1)                1,022
Property and other taxes                                                                          (48)                  186
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating expenses                                                                          (56)                9,099
-------------------------------------------------------------- -------------------- --------------------- --------------------

Operating income (loss)                                                                                               1,100
Interest and dividend income                                                 ($2)                  (4)                   46
Equity in income from partnerships and
   unconsolidated subsidiaries - net                                        (139)                  (1)                   66
Other nonoperating income                                                                                               135
Interest expense - net of amounts capitalized                                                       4                  (985)
Other nonoperating deductions                                                                                           (80)
Dividends on preferred securities
  subject to mandatory redemption
-------------------------------------------------------------- -------------------- --------------------- --------------------
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income from continuing operations before tax                                (141)                                       282
Income tax (benefit)                                                                                                    (92)
Dividends on utility preferred stock
   not subject to mandatory redemption                                                                                   (6)
Minority interest                                                           $141                ($278)                  142
-------------------------------------------------------------- -------------------- --------------------- --------------------
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income from continuing operations                                                                                       226
Income from discontinued operations - net of tax                                                                        690
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income before accounting change                                                                                         916
Cumulative effect of accounting change - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Net income (loss)                                                                                                       916
-------------------------------------------------------------- -------------------- --------------------- --------------------
Equity in earnings of subsidiaries                                                               (981)
Retained earnings - beginning of year                                                          (1,140)                3,466
Dividends declared on common stock                                                                750                  (277)
Shares purchased for stock-based compensation                                                      43                   (75)
Proceeds from stock option exercises                                                              (29)                   48
Capital stock expense and other                                                                    (1)
-------------------------------------------------------------- -------------------- --------------------- --------------------
Retained earnings - end of year                                                               ($1,359)               $4,078
============================================================== ==================== ===================== ====================

SOUTHERN CALIFORNIA EDISON COMPANY and Subsidiaries [Tier 2]
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              Conservation         Edison ESI           Edison Material
                                                              Financing                                 Supply LLC
                                                              Corporation
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                                              $4
Restricted cash
Receivables - net                                                            $1                    2                  $32
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost                                                                               120
Accumulated deferred income taxes - net
Trading and price risk management assets
Regulatory assets
Prepayments and other current assets                                                               3
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                          1                    9                  152
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------
Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------
Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Restricted cash
Regulatory assets - net
Other deferred charges                                                      151
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                      151
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                               $152                   $9                 $152
============================================================= ==================== ==================== ====================

SOUTHERN CALIFORNIA EDISON COMPANY and Subsidiaries [Tier 2]
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              Mono Power Company   Mountainview Power   SCE Capital
                                                              (inactive)           Company LLC          Company (inactive)
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                         $1
Restricted cash
Receivables - net                                                                                $18
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Regulatory assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                          1                   18
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                                        470
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------
Total investment and other assets                                                                470
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------
Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Restricted cash
Regulatory assets - net
Other deferred charges                                                                            19
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                                            19
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                 $1                 $507
============================================================= ==================== ==================== ====================

SOUTHERN CALIFORNIA EDISON COMPANY and Subsidiaries [Tier 2]
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              SCE Funding LLC      SCE Trust I          SCE Trust II
                                                                                   (inactive)           (inactive)
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                         $2
Restricted cash                                                              61
Receivables - net
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Regulatory assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                         63
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------
Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------
Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Restricted cash
Regulatory assets - net
Other deferred charges                                                      739
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                      739
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                               $802
============================================================= ==================== ==================== ====================

SOUTHERN CALIFORNIA EDISON COMPANY and Subsidiaries [Tier 2]
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              SCE Trust III        SCE UK Services      Southern States
                                                              (inactive)           Limited [cancelled   Realty
                                                                                   06/29/2004]
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Regulatory assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------
Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------
Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets
============================================================= ==================== ==================== ====================

SOUTHERN CALIFORNIA EDISON COMPANY and Subsidiaries [Tier 2]
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              Variable Interest    Southern             Consolidating
                                                              Entities             California Edison    Adjustments
                                                                                   Company
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                        $91                  $24
Restricted cash
Receivables - net                                                           118                  602                ($155)
Accrued unbilled revenue                                                                         320
Fuel inventory                                                                                     8
Materials and supplies, at average cost                                      15                   82                  (29)
Accumulated deferred income taxes - net                                                          134
Trading and price risk management assets
Regulatory assets                                                                                553
Prepayments and other current assets                                          3                   66
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                        227                1,789                 (184)
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                                        113
Nuclear decommissioning trusts                                                                 2,757
Investments in partnerships
  and unconsolidated subsidiaries                                           377
Investments in leveraged leases
Other investments                                                                                170
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------
Total investment and other assets                                           377                3,040
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution                                                               15,685
  Generation                                                                                   1,356
Accumulated provision for depreciation                                                        (4,506)
Construction work in progress                                                                    789
Nuclear fuel, at amortized cost                                                                  151
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------
Total utility plant                                                                           13,475
------------------------------------------------------------- -------------------- -------------------- --------------------

Restricted cash
Regulatory assets - net                                                                        3,285
Other deferred charges                                                        5                  445                 (792)
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                        5                3,730                 (792)
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                               $609              $22,034                ($976)
============================================================= ==================== ==================== ====================

SOUTHERN CALIFORNIA EDISON COMPANY and Subsidiaries [Tier 2]
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              Southern
                                                              California Edison
                                                              Company
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                       $122
Restricted cash                                                              61
Receivables - net                                                           618
Accrued unbilled revenue                                                    320
Fuel inventory                                                                8
Materials and supplies, at average cost                                     188
Accumulated deferred income taxes - net                                     134
Trading and price risk management assets
Regulatory assets                                                           553
Prepayments and other current assets                                         72
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                      2,076
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                   583
Nuclear decommissioning trusts                                            2,757
Investments in partnerships
  and unconsolidated subsidiaries                                           377
Investments in leveraged leases
Other investments                                                           170
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------
Total investment and other assets                                         3,887
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution                                          15,685
  Generation                                                              1,356
Accumulated provision for depreciation                                   (4,506)
Construction work in progress                                               789
Nuclear fuel, at amortized cost                                             151
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------
Total utility plant                                                      13,475
------------------------------------------------------------- -------------------- -------------------- --------------------

Restricted cash
Regulatory assets - net                                                   3,285
Other deferred charges                                                      567
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                    3,852
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                            $23,290
============================================================= ==================== ==================== ====================

SOUTHERN CALIFORNIA EDISON COMPANY and Subsidiaries [Tier 2]
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              Conservation         Edison ESI           Edison Material
                                                              Financing                                 Supply LLC
                                                              Corporation
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                             $1                   $1                  $66
Accrued taxes
Accrued Interest
Customer deposits
Book overdrafts
Trading and risk management liabilities
Regulatory liabilities
Other current liabilities                                                                                              27
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                     1                    1                   93
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                     (45)                   1
Accumulated deferred investment tax credits
Customer advances and other deferred credits                                 54                    1
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits
Asset retirement obligations
Regulatory liabilities
Other long-term liabilities                                                  49
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits and other liabilities                                 58                    2
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total Liabilities                                                            59                    3                   93
------------------------------------------------------------- -------------------- -------------------- --------------------
Commitments and contingencies
Minority Interest                                                             1
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock not subject to mandatory redemption
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                 63                                        50
Accumulated other comprehensive loss
Retained earnings                                                            29                    7                    8
------------------------------------------------------------- -------------------- -------------------- --------------------
Total common shareholders' equity                                            92                    7                   58
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                 $152                  $10                 $151
============================================================= ==================== ==================== ====================

SOUTHERN CALIFORNIA EDISON COMPANY and Subsidiaries [Tier 2]
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              Mono Power Company   Mountainview Power   SCE Capital
                                                              (inactive)           Company LLC          Company (inactive)
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                                                  $1                   $3
Accrued taxes
Accrued Interest
Customer deposits
Book overdrafts
Trading and risk management liabilities
Regulatory liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                                          1                    3
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                                            3
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits
Asset retirement obligations
Regulatory liabilities
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits and other liabilities                                                       3
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total Liabilities                                                                                  4                    3
------------------------------------------------------------- -------------------- -------------------- --------------------
Commitments and contingencies
Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock not subject to mandatory redemption
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                 $3                  498
Accumulated other comprehensive loss
Retained earnings                                                            (2)                   4                   (3)
------------------------------------------------------------- -------------------- -------------------- --------------------
Total common shareholders' equity                                             1                  502                  ($3)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                   $1                 $506
============================================================= ==================== ==================== ====================

SOUTHERN CALIFORNIA EDISON COMPANY and Subsidiaries [Tier 2]
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              SCE Funding LLC      SCE Trust I          SCE Trust II
                                                                                   (inactive)           (inactive)
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt                                                            $246
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                             30
Accrued taxes
Accrued Interest                                                              1
Customer deposits
Book overdrafts
Trading and risk management liabilities
Regulatory liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                   277
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                              492
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits
Asset retirement obligations
Regulatory liabilities
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total Liabilities                                                           769
------------------------------------------------------------- -------------------- -------------------- --------------------
Commitments and contingencies
Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock not subject to mandatory redemption
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                 47
Accumulated other comprehensive loss
Retained earnings                                                           (15)
------------------------------------------------------------- -------------------- -------------------- --------------------
Total common shareholders' equity                                            32
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                 $802
============================================================= ==================== ==================== ====================

SOUTHERN CALIFORNIA EDISON COMPANY and Subsidiaries [Tier 2]
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              SCE Trust III        SCE UK Services      Southern States
                                                              (inactive)           Limited [cancelled   Realty
                                                                                   06/29/2004]
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes
Accrued Interest
Customer deposits
Book overdrafts
Trading and risk management liabilities
Regulatory liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits
Asset retirement obligations
Regulatory liabilities
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total Liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Commitments and contingencies
Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock not subject to mandatory redemption
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Accumulated other comprehensive loss
Retained earnings
------------------------------------------------------------- -------------------- -------------------- --------------------
Total common shareholders' equity
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity
============================================================= ==================== ==================== ====================

SOUTHERN CALIFORNIA EDISON COMPANY and Subsidiaries [Tier 2]
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              Variable Interest    Southern             Consolidating
                                                              Entities             California Edison    Adjustments
                                                                                   Company
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt                                                                                  $88
Long-term debt due within one year
Preferred stock to be redeemed within one year                                                     9
Accounts payable                                                            $62                  628                 ($92)
Accrued taxes                                                                                    357
Accrued Interest                                                                                 114
Customer deposits                                                                                168
Book overdrafts                                                                                  323
Trading and risk management liabilities
Regulatory liabilities                                                                           490
Other current liabilities                                                     3                  618                   (5)
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                    65                2,704                  (97)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                               54                5,417                 (738)
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                      (8)               2,914
Accumulated deferred investment tax credits                                                      126
Customer advances and other deferred credits                                 12                  515                  (72)
Power-purchase contracts                                                                         130
Preferred securities subject to mandatory redemption                                             139
Accumulated provision for pensions and benefits                                                  417
Asset retirement obligations                                                                   2,183
Regulatory liabilities                                                                         3,356
Other long-term liabilities                                                                      183
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits and other liabilities                                  4                9,963                  (72)
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total Liabilities                                                           123               18,084                 (907)
------------------------------------------------------------- -------------------- -------------------- --------------------
Commitments and contingencies
Minority Interest                                                           408
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock not subject to mandatory redemption                                              129
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                                   2,518                 (661)
Accumulated other comprehensive loss                                                             (17)
Retained earnings                                                                              2,015                  (24)
------------------------------------------------------------- -------------------- -------------------- --------------------
Total common shareholders' equity                                                              4,516                 (685)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                 $531              $22,729              ($1,592)
============================================================= ==================== ==================== ====================

SOUTHERN CALIFORNIA EDISON COMPANY and Subsidiaries [Tier 2]
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              Southern
                                                              California Edison
                                                              Company
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt                                                             $88
Long-term debt due within one year                                          246
Preferred stock to be redeemed within one year                                9
Accounts payable                                                            700
Accrued taxes                                                               357
Accrued Interest                                                            115
Customer deposits                                                           168
Book overdrafts                                                             232
Trading and risk management liabilities
Regulatory liabilities                                                      400
Other current liabilities                                                   643
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                 3,048
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                            5,225
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                   2,865
Accumulated deferred investment tax credits                                 126
Customer advances and other deferred credits                                510
Power-purchase contracts                                                    130
Preferred securities subject to mandatory redemption                        139
Accumulated provision for pensions and benefits                             417
Asset retirement obligations                                              2,183
Regulatory liabilities                                                    3,356
Other long-term liabilities                                                 232
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits and other liabilities                              9,958
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total Liabilities                                                        18,231
------------------------------------------------------------- -------------------- -------------------- --------------------
Commitments and contingencies
Minority Interest                                                           409
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock not subject to mandatory redemption                         129
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                              2,518
Accumulated other comprehensive loss                                        (17)
Retained earnings                                                         2,020
------------------------------------------------------------- -------------------- -------------------- --------------------
Total common shareholders' equity                                         4,521
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                              $23,290
============================================================= ==================== ==================== ====================

SOUTHERN CALIFORNIA EDISON COMPANY and Subsidiaries [Tier 2]
Consolidating Statements of Income (Loss) and Retained Earnings
For the Year Ended December 31, 2004
(In millions)

                                                               Conservation         Edison ESI            Edison Material
                                                               Financing                                  Supply LLC
                                                               Corporation
-------------------------------------------------------------- -------------------- --------------------- --------------------
-------------------------------------------------------------- -------------------- --------------------- --------------------

Electric utility                                                                                  $13                  $533
Nonutility power generation
Financial services and other
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating revenue                                                                            13                   533
-------------------------------------------------------------- -------------------- --------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net                                                  1
Other operation and maintenance                                                                    11                   533
Asset impairment and loss on lease termination
Depreciation, decommissioning and amortization
Property and other taxes
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating expenses                                                                           12                   532
-------------------------------------------------------------- -------------------- --------------------- --------------------

Operating income (loss)                                                                             1                     1
Interest and dividend income                                                  $5                                          3
Equity in income from partnerships and
   unconsolidated subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
  subject to mandatory redemption
-------------------------------------------------------------- -------------------- --------------------- --------------------
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income from continuing operations before tax                                   5                    1                     3
Income tax (benefit)                                                           2
Dividends on utility preferred stock
   not subject to mandatory redemption
Minority interest
-------------------------------------------------------------- -------------------- --------------------- --------------------
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income from continuing operations                                              3                    1                     3
Income from discontinued operations - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income before accounting change                                                3                    1                     3
Cumulative effect of accounting change - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Net income (loss)                                                              3                    1                     3
-------------------------------------------------------------- -------------------- --------------------- --------------------

Retained earnings - beginning of year                                         27                    6                     5
Dividends declared on common stock
Shares purchased for stock-based compensation
Proceeds from stock option exercises
Capital stock expense and other
-------------------------------------------------------------- -------------------- --------------------- --------------------
Retained earnings - end of year                                              $30                   $7                    $8
============================================================== ==================== ===================== ====================

SOUTHERN CALIFORNIA EDISON COMPANY and Subsidiaries [Tier 2]
Consolidating Statements of Income (Loss) and Retained Earnings
For the Year Ended December 31, 2004
(In millions)

                                                               Mono Power Company   Mountainview Power    SCE Capital
                                                               (inactive)           Company LLC           Company (inactive)
-------------------------------------------------------------- -------------------- --------------------- --------------------
-------------------------------------------------------------- -------------------- --------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating revenue
-------------------------------------------------------------- -------------------- --------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                                    $1
Asset impairment and loss on lease termination
Depreciation, decommissioning and amortization
Property and other taxes
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating expenses                                                                            1
-------------------------------------------------------------- -------------------- --------------------- --------------------

Operating income (loss)                                                                            (1)
Interest and dividend income
Equity in income from partnerships and
   unconsolidated subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized                                                       8
Other nonoperating deductions
Dividends on preferred securities
  subject to mandatory redemption
-------------------------------------------------------------- -------------------- --------------------- --------------------
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income from continuing operations before tax                                                        7
Income tax (benefit)                                                                                3
Dividends on utility preferred stock
   not subject to mandatory redemption
Minority interest
-------------------------------------------------------------- -------------------- --------------------- --------------------
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income from continuing operations                                                                   4
Income from discontinued operations - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income before accounting change                                                                     4
Cumulative effect of accounting change - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Net income (loss)                                                                                   4
-------------------------------------------------------------- -------------------- --------------------- --------------------

Retained earnings - beginning of year                                        ($2)                                       ($3)
Dividends declared on common stock
Shares purchased for stock-based compensation
Proceeds from stock option exercises
Capital stock expense and other
-------------------------------------------------------------- -------------------- --------------------- --------------------
Retained earnings - end of year                                              ($2)                  $4                   ($3)
============================================================== ==================== ===================== ====================

SOUTHERN CALIFORNIA EDISON COMPANY and Subsidiaries [Tier 2]
Consolidating Statements of Income (Loss) and Retained Earnings
For the Year Ended December 31, 2004
(In millions)

                                                               SCE Funding LLC      SCE Trust I           SCE Trust II
                                                                                    (inactive)            (inactive)
-------------------------------------------------------------- -------------------- --------------------- --------------------
-------------------------------------------------------------- -------------------- --------------------- --------------------

Electric utility                                                             $59
Nonutility power generation
Financial services and other
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating revenue                                                       59
-------------------------------------------------------------- -------------------- --------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                3
Asset impairment and loss on lease termination
Depreciation, decommissioning and amortization
Property and other taxes
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating expenses                                                       3
-------------------------------------------------------------- -------------------- --------------------- --------------------

Operating income (loss)                                                       56
Interest and dividend income                                                   1
Equity in income from partnerships and
   unconsolidated subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized                                (59)
Other nonoperating deductions
Dividends on preferred securities
  subject to mandatory redemption
-------------------------------------------------------------- -------------------- --------------------- --------------------
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income from continuing operations before tax                                  (2)
Income tax (benefit)
Dividends on utility preferred stock
   not subject to mandatory redemption
Minority interest
-------------------------------------------------------------- -------------------- --------------------- --------------------
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income from continuing operations                                             (2)
Income from discontinued operations - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income before accounting change                                               (2)
Cumulative effect of accounting change - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Net income (loss)                                                             (2)
-------------------------------------------------------------- -------------------- --------------------- --------------------

Retained earnings - beginning of year                                        (13)
Dividends declared on common stock
Shares purchased for stock-based compensation
Proceeds from stock option exercises
Capital stock expense and other
-------------------------------------------------------------- -------------------- --------------------- --------------------
Retained earnings - end of year                                             ($15)
============================================================== ==================== ===================== ====================

SOUTHERN CALIFORNIA EDISON COMPANY and Subsidiaries [Tier 2]
Consolidating Statements of Income (Loss) and Retained Earnings
For the Year Ended December 31, 2004
(In millions)

                                                               SCE Trust III        SCE UK Services       Southern States
                                                               (inactive)           Limited [cancelled    Realty
                                                                                    06/29/2004]
-------------------------------------------------------------- -------------------- --------------------- --------------------
-------------------------------------------------------------- -------------------- --------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating revenue
-------------------------------------------------------------- -------------------- --------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Asset impairment and loss on lease termination
Depreciation, decommissioning and amortization
Property and other taxes
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating expenses
-------------------------------------------------------------- -------------------- --------------------- --------------------

Operating income (loss)
Interest and dividend income
Equity in income from partnerships and
   unconsolidated subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
  subject to mandatory redemption
-------------------------------------------------------------- -------------------- --------------------- --------------------
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income from continuing operations before tax
Income tax (benefit)
Dividends on utility preferred stock
   not subject to mandatory redemption
Minority interest
-------------------------------------------------------------- -------------------- --------------------- --------------------
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income from continuing operations
Income from discontinued operations - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income before accounting change
Cumulative effect of accounting change - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Net income (loss)
-------------------------------------------------------------- -------------------- --------------------- --------------------

Retained earnings - beginning of year
Dividends declared on common stock
Shares purchased for stock-based compensation
Proceeds from stock option exercises
Capital stock expense and other
-------------------------------------------------------------- -------------------- --------------------- --------------------
Retained earnings - end of year
============================================================== ==================== ===================== ====================

SOUTHERN CALIFORNIA EDISON COMPANY and Subsidiaries [Tier 2]
Consolidating Statements of Income (Loss) and Retained Earnings
For the Year Ended December 31, 2004
(In millions)

                                                               ENvestSCE            Edison Carrier        Southern
                                                                                    Solutions             California Edison
                                                                                                          Company
-------------------------------------------------------------- -------------------- --------------------- --------------------
-------------------------------------------------------------- -------------------- --------------------- --------------------

Electric utility                                                                                  $32                $8,117
Nonutility power generation
Financial services and other
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating revenue                                                                            32                 8,117
-------------------------------------------------------------- -------------------- --------------------- --------------------

Fuel                                                                                                                    232
Purchased power                                                                                                       3,001
Provisions for regulatory adjustment clauses - net                                                                     (201)
Other operation and maintenance                                                                    12                 2,366
Asset impairment and loss on lease termination
Depreciation, decommissioning and amortization                                                     10                   822
Property and other taxes                                                                                                177
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating expenses                                                                           22                 6,397
-------------------------------------------------------------- -------------------- --------------------- --------------------

Operating income (loss)                                                                            10                 1,720
Interest and dividend income                                                                                             14
Equity in income from partnerships and
   unconsolidated subsidiaries - net
Other nonoperating income                                                                                                87
Interest expense - net of amounts capitalized                                                                          (420)
Other nonoperating deductions                                                                                           (69)
Dividends on preferred securities
  subject to mandatory redemption
-------------------------------------------------------------- -------------------- --------------------- --------------------
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income from continuing operations before tax                                                       10                 1,332
Income tax (benefit)                                                                                2                   431
Dividends on utility preferred stock
   not subject to mandatory redemption                                                                                   (6)
Minority interest
-------------------------------------------------------------- -------------------- --------------------- --------------------
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income from continuing operations                                                                   8                   895
Income from discontinued operations - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income before accounting change                                                                     8                   895
Cumulative effect of accounting change - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Net income (loss)                                                                                   8                   895
-------------------------------------------------------------- -------------------- --------------------- --------------------

Retained earnings - beginning of year                                                                                 1,868
Dividends declared on common stock                                                                                     (750)
Shares purchased for stock-based compensation                                                                           (43)
Proceeds from stock option exercises                                                                                     29
Capital stock expense and other                                                                                           1
-------------------------------------------------------------- -------------------- --------------------- --------------------
Retained earnings - end of year                                                                    $8                $2,020
============================================================== ==================== ===================== ====================

SOUTHERN CALIFORNIA EDISON COMPANY and Subsidiaries [Tier 2]
Consolidating Statements of Income (Loss) and Retained Earnings
For the Year Ended December 31, 2004
(In millions)

                                                               Variable Interest    Consolidating         Southern
                                                               Entities             Adjustments           California Edison
                                                                                                          Company
                                                                                                          Consolidated
-------------------------------------------------------------- -------------------- --------------------- --------------------
-------------------------------------------------------------- -------------------- --------------------- --------------------

Electric utility                                                            $285                ($591)               $8,448
Nonutility power generation
Financial services and other
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating revenue                                                      285                 (591)                8,448
-------------------------------------------------------------- -------------------- --------------------- --------------------

Fuel                                                                         578                                        819
Purchased power                                                             (669)                                     2,332
Provisions for regulatory adjustment clauses - net                                                                     (201)
Other operation and maintenance                                               67                 (536)                2,457
Asset impairment and loss on lease termination
Depreciation, decommissioning and amortization                                28                                        860
Property and other taxes                                                                                                177
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating expenses                                                       4                 (536)                6,435
-------------------------------------------------------------- -------------------- --------------------- --------------------

Operating income (loss)                                                      281                  (55)                2,013
Interest and dividend income                                                                       (3)                   20
Equity in income from partnerships and
   unconsolidated subsidiaries - net
Other nonoperating income                                                                          (3)                   84
Interest expense - net of amounts capitalized                                                      62                  (409)
Other nonoperating deductions                                                                                           (69)
Dividends on preferred securities
  subject to mandatory redemption
-------------------------------------------------------------- -------------------- --------------------- --------------------
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income from continuing operations before tax                                 281                    2                 1,639
Income tax (benefit)                                                                                                    438
Dividends on utility preferred stock
   not subject to mandatory redemption                                                                                   (6)
Minority interest                                                            280                                        280
-------------------------------------------------------------- -------------------- --------------------- --------------------
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income from continuing operations                                              1                    2                   915
Income from discontinued operations - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income before accounting change                                                1                    2                   915
Cumulative effect of accounting change - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Net income (loss)                                                             $1                   $2                   915
-------------------------------------------------------------- -------------------- --------------------- --------------------

Retained earnings - beginning of year                                                                                 1,868
Dividends declared on common stock                                                                                     (750)
Shares purchased for stock-based compensation                                                                           (43)
Proceeds from stock option exercises                                                                                     29
Capital stock expense and other                                                                                           1
-------------------------------------------------------------- -------------------- --------------------- --------------------
Retained earnings - end of year
============================================================== ==================== ===================== ====================
                                                                                                                     $2,020

SOUTHERN CALIFORNIA EDISON COMPANY and Subsidiaries
Equity Investments
December 31, 2004
(In millions)

                                         Bear Creek Uranium
Name of Entity:                          Company (inactive)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets

  Revenues

  Net Income (Loss)

Nature/Purpose of Business:              To develop and operate an
                                         integrated uranium mining
                                         complex in Wyoming.

Ownership Interest(s):                   50% by Mono Power Company

EDISON VENTURES and Subsidiaries [Tier 2]
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              Edison Ventures      Edison TransEnergy   Consolidating
                                                              [dissolved           [dissolved           Adjustments
                                                              03/02/2004]          03/02/2004]
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Regulatory assets
Prepayments
Other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------
Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------
Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets
============================================================= ==================== ==================== ====================

EDISON VENTURES and Subsidiaries [Tier 2]
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              Edison Ventures
                                                              Consolidated
                                                              [dissolved
                                                              03/02/2004]
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Regulatory assets
Prepayments
Other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------
Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------
Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets
============================================================= ==================== ==================== ====================

EDISON VENTURES and Subsidiaries [Tier 2]
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              Edison Ventures      Edison TransEnergy   Consolidating
                                                              [dissolved           [dissolved           Adjustments
                                                              03/02/2004]          03/02/2004]
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes
Trading and risk management liabilities
Regulatory liabilities - net
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits
Asset retirement obligations
Regulatory liabilities
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total Liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock not subject to mandatory redemption
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Accumulated other comprehensive loss
Retained earnings
------------------------------------------------------------- -------------------- -------------------- --------------------
Total common shareholders' equity
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity
============================================================= ==================== ==================== ====================

EDISON VENTURES and Subsidiaries [Tier 2]
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              Edison Ventures
                                                              Consolidated
                                                              [dissolved
                                                              03/02/2004]
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes
Trading and risk management liabilities
Regulatory liabilities - net
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits
Asset retirement obligations
Regulatory liabilities
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total Liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock not subject to mandatory redemption
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Accumulated other comprehensive loss
Retained earnings
------------------------------------------------------------- -------------------- -------------------- --------------------
Total common shareholders' equity
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity
============================================================= ==================== ==================== ====================

EDISON VENTURES and Subsidiaries [Tier 2]
Consolidating Statements of Income (Loss) and Retained Earnings
For the Year Ended December 31, 2004
(In millions)

                                                               Edison Ventures      Edison TransEnergy    Consolidating
                                                               [dissolved           [dissolved            Adjustments
                                                               03/02/2004]          03/02/2004]
-------------------------------------------------------------- -------------------- --------------------- --------------------
-------------------------------------------------------------- -------------------- --------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating revenue
-------------------------------------------------------------- -------------------- --------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Asset impairment and loss on lease termination
Depreciation, decommissioning and amortization
Property and other taxes
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating expenses
-------------------------------------------------------------- -------------------- --------------------- --------------------

Operating income (loss)
Interest and dividend income
Equity in income from partnerships and
   unconsolidated subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Minority interest
Dividends on preferred securities
  subject to mandatory redemption
Dividends on utility preferred stock
   not subject to mandatory redemption
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income from continuing operations before tax
Income tax (benefit)
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income from continuing operations
Income from discontinued operations - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income before accounting change
Cumulative effect of accounting change - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Net income (loss)
-------------------------------------------------------------- -------------------- --------------------- --------------------

Retained earnings - beginning of year
Dividends declared on common stock
Dividends declared on preferred stock
Stock option appreciation
-------------------------------------------------------------- -------------------- --------------------- --------------------
Retained earnings - end of year
============================================================== ==================== ===================== ====================

EDISON VENTURES and Subsidiaries [Tier 2]
Consolidating Statements of Income (Loss) and Retained Earnings
For the Year Ended December 31, 2004
(In millions)

                                                               Edison Ventures
                                                               Consolidated
                                                               [dissolved
                                                               03/02/2004]
-------------------------------------------------------------- -------------------- --------------------- --------------------
-------------------------------------------------------------- -------------------- --------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating revenue
-------------------------------------------------------------- -------------------- --------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Asset impairment and loss on lease termination
Depreciation, decommissioning and amortization
Property and other taxes
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating expenses
-------------------------------------------------------------- -------------------- --------------------- --------------------

Operating income (loss)
Interest and dividend income
Equity in income from partnerships and
   unconsolidated subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Minority interest
Dividends on preferred securities
  subject to mandatory redemption
Dividends on utility preferred stock
   not subject to mandatory redemption
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income from continuing operations before tax
Income tax (benefit)
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income from continuing operations
Income from discontinued operations - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income before accounting change
Cumulative effect of accounting change - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Net income (loss)
-------------------------------------------------------------- -------------------- --------------------- --------------------

Retained earnings - beginning of year
Dividends declared on common stock
Dividends declared on preferred stock
Stock option appreciation
-------------------------------------------------------------- -------------------- --------------------- --------------------
Retained earnings - end of year
============================================================== ==================== ===================== ====================

EDISON MISSION GROUP INC. and Subsidiaries [Tier 2]
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              Edison Mission       Edison Capital       Edison Enterprises
                                                              Group Inc.           Consolidated         Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                                            $179                   $3
Restricted cash                                                                                   12
Receivables - net                                                                                349                    2
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost                                                                                 1
Accumulated deferred income taxes - net
Trading and price risk management assets
Regulatory assets
Prepayments                                                                                        2
Other current assets                                                                               1
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                                             543                    6
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                                        175
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                                384
Investments in leveraged leases                                                                2,424
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------
Total investment and other assets                                                              2,983
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------
Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Restricted cash
Regulatory assets - net
Other deferred charges                                                     $820                   11                    2
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                                            11                    2
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations                                                                                      21
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                                  $3,587                  $29
============================================================= ==================== ==================== ====================

EDISON MISSION GROUP INC. and Subsidiaries [Tier 2]
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              Edison OandM         Edison Technology    Mission Energy
                                                              Services (inactive)  Solutions            Holding Company
                                                                                   Consolidated         Consolidated
                                                                                   [dissolved
                                                                                   10/06/2004]
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                         $5                                    $2,272
Restricted cash
Receivables - net                                                                                                     263
Accrued unbilled revenue
Fuel inventory                                                                                                         65
Materials and supplies, at average cost                                                                                42
Accumulated deferred income taxes - net
Trading and price risk management assets                                                                               41
Regulatory assets
Prepayments                                                                                                            14
Other current assets                                                                                                  240
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                          5                                     2,937
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                                                           2,784
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                                                     454
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------
Total investment and other assets                                                                                   3,238
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------
Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Restricted cash                                                                                                       155
Regulatory assets - net
Other deferred charges                                                                                                447
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                                                                602
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations                                                                                     111
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                 $5                                    $6,888
============================================================= ==================== ==================== ====================

EDISON MISSION GROUP INC. and Subsidiaries [Tier 2]
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              Mission Land         Mission Power        Consolidating
                                                              Company              Engineering          Adjustments
                                                              Consolidated         Company
                                                                                   Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net                                                            $4                                       ($6)
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Regulatory assets
Prepayments
Other current assets                                                                                                    6
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                          4
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                                                       1
Investments in leveraged leases
Other investments                                                             1
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------
Total investment and other assets                                             1                                        $1
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------
Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                 $6
============================================================= ==================== ==================== ====================

EDISON MISSION GROUP INC. and Subsidiaries [Tier 2]
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              Edison Mission
                                                              Group Inc.
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                     $2,459
Restricted cash                                                              12
Receivables - net                                                           612
Accrued unbilled revenue
Fuel inventory                                                               65
Materials and supplies, at average cost                                      43
Accumulated deferred income taxes - net
Trading and price risk management assets                                     41
Regulatory assets
Prepayments                                                                  16
Other current assets                                                        247
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                      3,495
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                 2,959
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                           839
Investments in leveraged leases                                           2,424
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------
Total investment and other assets                                         6,222
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------
Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Restricted cash                                                             155
Regulatory assets - net
Other deferred charges                                                    1,270
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                    1,425
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations                                           132
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                            $11,274
============================================================= ==================== ==================== ====================

EDISON MISSION GROUP INC. and Subsidiaries [Tier 2]
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              Edison Mission       Edison Capital       Edison Enterprises
                                                              Group Inc.           Consolidated         Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year                                                               $66
Preferred stock to be redeemed within one year
Accounts payable                                                                                   4
Accrued taxes
Accrued interest                                                                                   7
Trading and risk management liabilities
Regulatory liabilities - net
Other current liabilities                                                                         28                   $4
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                                        105                    4
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                                                   340
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                                        2,242                    7
Accumulated deferred investment tax credits
Customer advances and other deferred credits                                                     128
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits                                                    8
Asset retirement obligations
Regulatory liabilities
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits and other liabilities                                                   2,378                    7
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations                                                                                 10
------------------------------------------------------------- -------------------- -------------------- --------------------

Total Liabilities                                                                              2,823                   21
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                                                 107
Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock not subject to mandatory redemption
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                             $2,990                   82                  315
Accumulated other comprehensive loss
Retained earnings                                                          (749)                 525                 (307)
------------------------------------------------------------- -------------------- -------------------- --------------------
Total common shareholders' equity                                         2,241                  607                    8
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                               $2,241               $3,537                  $29
============================================================= ==================== ==================== ====================

EDISON MISSION GROUP INC. and Subsidiaries [Tier 2]
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              Edison OandM         Edison Technology    Mission Energy
                                                              Services (inactive)  Solutions            Holding Company
                                                                                   Consolidated         Consolidated
                                                                                   [dissolved
                                                                                   10/06/2004]
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year                                                                                   $496
Preferred stock to be redeemed within one year
Accounts payable                                                             $2                                        76
Accrued taxes                                                                                                          21
Accrued interest                                                                                                      111
Trading and risk management liabilities                                                                                31
Regulatory liabilities - net
Other current liabilities                                                                                             247
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                     2                                       982
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                                                                      4,293
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                                                               192
Accumulated deferred investment tax credits                                                                            12
Customer advances and other deferred credits                                                                          470
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits                                                                        17
Asset retirement obligations                                                                                            5
Regulatory liabilities
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits and other liabilities                                                                          696
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations                                                                                  5
------------------------------------------------------------- -------------------- -------------------- --------------------

Total Liabilities                                                             2                                     5,976
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock not subject to mandatory redemption
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                                      $4                2,223
Accumulated other comprehensive loss                                                                                   17
Retained earnings                                                             3                  ($4)              (1,328)
------------------------------------------------------------- -------------------- -------------------- --------------------
Total common shareholders' equity                                             3                                       912
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                   $5                                    $6,888
============================================================= ==================== ==================== ====================

EDISON MISSION GROUP INC. and Subsidiaries [Tier 2]
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              Mission Land         Mission Power        Consolidating
                                                              Company              Engineering          Adjustments
                                                              Consolidated         Company
                                                                                   Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt                                                                                                        $1
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes
Accrued interest
Trading and risk management liabilities
Regulatory liabilities - net
Other current liabilities                                                    $1                                        (2)
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                     1                                        (1)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits                                                                            1
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits                               2
Asset retirement obligations
Regulatory liabilities
Other long-term liabilities                                                                       $9                   (9)
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits and other liabilities                                  2                                        (8)
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total Liabilities                                                             3                    9                   (9)
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock not subject to mandatory redemption
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                                       3               (2,627)
Accumulated other comprehensive loss
Retained earnings                                                             3                  (12)               1,204
------------------------------------------------------------- -------------------- -------------------- --------------------
Total common shareholders' equity                                             3                  ($9)              (1,423)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                   $6                                   ($1,432
============================================================= ==================== ==================== ====================

EDISON MISSION GROUP INC. and Subsidiaries [Tier 2]
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              Edison Mission
                                                              Group Inc.
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year                                         $563
Preferred stock to be redeemed within one year
Accounts payable                                                             82
Accrued taxes                                                                21
Accrued interest                                                            118
Trading and risk management liabilities                                      31
Regulatory liabilities - net
Other current liabilities                                                   278
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                 1,093
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                            4,633
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                   2,441
Accumulated deferred investment tax credits                                  12
Customer advances and other deferred credits                                599
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits                              27
Asset retirement obligations                                                  5
Regulatory liabilities
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits and other liabilities                              3,084
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations                                       15
------------------------------------------------------------- -------------------- -------------------- --------------------

Total Liabilities                                                         8,825
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest                                                           107
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock not subject to mandatory redemption
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                              2,990
Accumulated other comprehensive loss                                         17
Retained earnings                                                          (665)
------------------------------------------------------------- -------------------- -------------------- --------------------
Total common shareholders' equity                                         2,342
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                              $11,274
============================================================= ==================== ==================== ====================

EDISON MISSION GROUP INC. and Subsidiaries [Tier 2]
Consolidating Statements of Income (Loss) and Retained Earnings
For the Year Ended December 31, 2004
(In millions)

                                                               Edison Mission       Edison Capital        Edison Enterprises
                                                               Group Inc.           Consolidated          Consolidated
-------------------------------------------------------------- -------------------- --------------------- --------------------
-------------------------------------------------------------- -------------------- --------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other                                                                     $102                    $8
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating revenue                                                                           102                     8
-------------------------------------------------------------- -------------------- --------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                                    24                    10
Asset impairment and loss on lease termination
Depreciation, decommissioning and amortization                                                     19
Property and other taxes
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating expenses                                                                           43                    10
-------------------------------------------------------------- -------------------- --------------------- --------------------

Operating income (loss)                                                                            59                    (2)
Interest and dividend income                                                                       10
Equity in income from partnerships and
   unconsolidated subsidiaries - net                                                               12
Other nonoperating income
Interest expense - net of amounts capitalized                                                     (32)
Other nonoperating deductions
Minority interest
Dividends on preferred securities
  subject to mandatory redemption
Dividends on utility preferred stock
   not subject to mandatory redemption
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income from continuing operations before tax                                                       49                    (2)
Income tax (benefit)                                                                              (11)                   (1)
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income from continuing operations                                                                  60                    (1)
Income from discontinued operations - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income before accounting change                                                                    60                    (1)
Cumulative effect of accounting change - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Net income (loss)                                                                                  60                    (1)
-------------------------------------------------------------- -------------------- --------------------- --------------------

Retained earnings - beginning of year                                                             465                  (306)
Dividends declared on common stock
Dividends declared on preferred stock
Stock option appreciation
-------------------------------------------------------------- -------------------- --------------------- --------------------
Retained earnings - end of year                                                                  $525                 ($307)
============================================================== ==================== ===================== ====================

EDISON MISSION GROUP INC. and Subsidiaries [Tier 2]
Consolidating Statements of Income (Loss) and Retained Earnings
For the Year Ended December 31, 2004
(In millions)

                                                               Edison OandM         Edison Technology     Mission Energy
                                                               Services (inactive)  Solutions             Holding Company
                                                                                    Consolidated          Consolidated
                                                                                    [dissolved
                                                                                    10/06/2004]
-------------------------------------------------------------- -------------------- --------------------- --------------------
-------------------------------------------------------------- -------------------- --------------------- --------------------

Electric utility
Nonutility power generation                                                                                          $1,639
Financial services and other
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating revenue                                                                                               1,639
-------------------------------------------------------------- -------------------- --------------------- --------------------

Fuel                                                                                                                    619
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                                   ($1)                  822
Asset impairment and loss on lease termination                                                                          989
Depreciation, decommissioning and amortization                                                                          144
Property and other taxes                                                                                                  9
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating expenses                                                                           (1)                2,583
-------------------------------------------------------------- -------------------- --------------------- --------------------

Operating income (loss)                                                                             1                  (944)
Interest and dividend income                                                                                             10
Equity in income from partnerships and
   unconsolidated subsidiaries - net                                                                                    215
Other nonoperating income                                                                                                43
Interest expense - net of amounts capitalized                                                                          (451)
Other nonoperating deductions
Minority interest                                                                                                        (1)
Dividends on preferred securities
  subject to mandatory redemption
Dividends on utility preferred stock
   not subject to mandatory redemption
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income from continuing operations before tax                                                        1                (1,128)
Income tax (benefit)                                                                                                   (462)
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income from continuing operations                                                                   1                  (666)
Income from discontinued operations - net of tax                                                                        690
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income before accounting change                                                                     1                    24
Cumulative effect of accounting change - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Net income (loss)                                                                                   1                    24
-------------------------------------------------------------- -------------------- --------------------- --------------------

Retained earnings - beginning of year                                         $3                   (5)               (1,344)
Dividends declared on common stock
Dividends declared on preferred stock
Stock option appreciation                                                                                                (8)
-------------------------------------------------------------- -------------------- --------------------- --------------------
Retained earnings - end of year                                               $3                  ($4)              ($1,328)
============================================================== ==================== ===================== ====================

EDISON MISSION GROUP INC. and Subsidiaries [Tier 2]
Consolidating Statements of Income (Loss) and Retained Earnings
For the Year Ended December 31, 2004
(In millions)

                                                               Mission Land         Mission Power         Consolidating
                                                               Company              Engineering Company   Adjustments
                                                               Consolidated         Consolidated
-------------------------------------------------------------- -------------------- --------------------- --------------------
-------------------------------------------------------------- -------------------- --------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other                                                                                             $2
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating revenue                                                                                                   2
-------------------------------------------------------------- -------------------- --------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                               $1
Asset impairment and loss on lease termination
Depreciation, decommissioning and amortization
Property and other taxes
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating expenses                                                       1
-------------------------------------------------------------- -------------------- --------------------- --------------------

Operating income (loss)                                                       (1)                                         1
Interest and dividend income                                                   1
Equity in income from partnerships and
   unconsolidated subsidiaries - net
Other nonoperating income                                                                                                 8
Interest expense - net of amounts capitalized
Other nonoperating deductions
Minority interest
Dividends on preferred securities
  subject to mandatory redemption
Dividends on utility preferred stock
   not subject to mandatory redemption
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income from continuing operations before tax
Income tax (benefit)
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income from continuing operations
Income from discontinued operations - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income before accounting change
Cumulative effect of accounting change - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Net income (loss)
-------------------------------------------------------------- -------------------- --------------------- --------------------

Retained earnings - beginning of year                                          3                                        436
Dividends declared on common stock
Dividends declared on preferred stock
Stock option appreciation
-------------------------------------------------------------- -------------------- --------------------- --------------------
Retained earnings - end of year                                               $3
============================================================== ==================== ===================== ====================
                                                                                                                       $444

EDISON MISSION GROUP INC. and Subsidiaries [Tier 2]
Consolidating Statements of Income (Loss) and Retained Earnings
For the Year Ended December 31, 2004
(In millions)

                                                               Edison Mission
                                                               Group Inc.
                                                               Consolidated
-------------------------------------------------------------- -------------------- --------------------- --------------------
-------------------------------------------------------------- -------------------- --------------------- --------------------

Electric utility
Nonutility power generation                                               $1,639
Financial services and other                                                 112
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating revenue                                                    1,751
-------------------------------------------------------------- -------------------- --------------------- --------------------

Fuel                                                                         619
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                              856
Asset impairment and loss on lease termination                               989
Depreciation, decommissioning and amortization                               163
Property and other taxes                                                       9
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating expenses                                                   2,636
-------------------------------------------------------------- -------------------- --------------------- --------------------

Operating income (loss)                                                     (886)
Interest and dividend income                                                  21
Equity in income from partnerships and
   unconsolidated subsidiaries - net                                         227
Other nonoperating income                                                     51
Interest expense - net of amounts capitalized                               (483)
Other nonoperating deductions                                                 (9)
Minority interest                                                             (1)
Dividends on preferred securities
  subject to mandatory redemption
Dividends on utility preferred stock
   not subject to mandatory redemption
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income from continuing operations before tax                               1,080
Income tax (benefit)                                                        (474)
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income from continuing operations                                           (606)
Income from discontinued operations - net of tax                             690
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income before accounting change                                               84
Cumulative effect of accounting change - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Net income (loss)                                                             84
-------------------------------------------------------------- -------------------- --------------------- --------------------

Retained earnings - beginning of year                                       (748)
Dividends declared on common stock
Dividends declared on preferred stock
Stock option appreciation
-------------------------------------------------------------- -------------------- --------------------- --------------------
Retained earnings - end of year                                            ($664)
============================================================== ==================== ===================== ====================

EDISON MISSION GROUP INC. and Subsidiaries
Equity Investments
December 31, 2004
(In millions)

Name of Entity:                          Facilichem, Inc.
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets

  Revenues

  Net Income (Loss)

Nature/Purpose of Business:              Research, development and
                                         commercialization of
                                         liquid membrane
                                         technologies

Ownership Interest(s):                   10% by Edison Mission
                                         Group Inc.

EDISON ENTERPRISES and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              Edison Enterprises   Edison Source        Consolidating
                                                                                   Consolidated         Adjustments
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                                              $3
Restricted cash
Receivables - net                                                                                  2
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost                                                            1
Accumulated deferred income taxes - net
Trading and price risk management assets
Regulatory assets
Prepayments
Other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                                               6
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments                                                            $7                                       ($7)
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------
Total investment and other assets                                             7                                        (7)
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------
Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Restricted cash
Regulatory assets - net
Other deferred charges                                                                             1                    1
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                                             1                    1
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations                                            12                    9
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                $19                  $16                  ($6)
============================================================= ==================== ==================== ====================

EDISON ENTERPRISES and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              Edison Enterprises
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                         $3
Restricted cash
Receivables - net                                                             2
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost                                       1
Accumulated deferred income taxes - net
Trading and price risk management assets
Regulatory assets
Prepayments
Other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                          6
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------
Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------
Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Restricted cash
Regulatory assets - net
Other deferred charges                                                        2
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                        2
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations                                            21
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                $29
============================================================= ==================== ==================== ====================

EDISON ENTERPRISES and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              Edison Enterprises   Edison Source        Consolidating
                                                                                   Consolidated         Adjustments
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes
Trading and risk management liabilities
Regulatory liabilities - net
Other current liabilities                                                    $2                   $1                   $1
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                     2                    1                    1
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                                            7
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits
Asset retirement obligations
Regulatory liabilities
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits and other liabilities                                                       7
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations                                        9                    1
------------------------------------------------------------- -------------------- -------------------- --------------------

Total Liabilities                                                            11                    9                    1
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock not subject to mandatory redemption
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                315                   91                  (91)
Accumulated other comprehensive loss
Retained earnings                                                          (307)                 (84)                  84
------------------------------------------------------------- -------------------- -------------------- --------------------
Total common shareholders' equity                                             8                    7                   (7)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                  $19                  $16                  ($6)
============================================================= ==================== ==================== ====================

EDISON ENTERPRISES and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              Edison Enterprises
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes
Trading and risk management liabilities
Regulatory liabilities - net
Other current liabilities                                                    $4
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                     4
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                       7
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits
Asset retirement obligations
Regulatory liabilities
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits and other liabilities                                  7
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations                                       10
------------------------------------------------------------- -------------------- -------------------- --------------------

Total Liabilities                                                            21
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock not subject to mandatory redemption
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                315
Accumulated other comprehensive loss
Retained earnings                                                          (307)
------------------------------------------------------------- -------------------- -------------------- --------------------
Total common shareholders' equity                                             8
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                  $29
============================================================= ==================== ==================== ====================

EDISON ENTERPRISES and Subsidiaries [Tier 3]
Consolidating Statements of Income (Loss) and Retained Earnings
For the Year Ended December 31, 2004
(In millions)

                                                               Edison Enterprises   Edison Source         Consolidating
                                                                                    Consolidated          Adjustments
-------------------------------------------------------------- -------------------- --------------------- --------------------
-------------------------------------------------------------- -------------------- --------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other                                                                       $8
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating revenue                                                                             8
-------------------------------------------------------------- -------------------- --------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                               $2                    8
Asset impairment and loss on lease termination
Depreciation, decommissioning and amortization
Property and other taxes
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating expenses                                                       2                    8
-------------------------------------------------------------- -------------------- --------------------- --------------------

Operating income (loss)                                                       (2)
Interest and dividend income
Equity in income from partnerships and
   unconsolidated subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Minority interest
Dividends on preferred securities
  subject to mandatory redemption
Dividends on utility preferred stock
   not subject to mandatory redemption
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income from continuing operations before tax                                  (2)
Income tax (benefit)                                                          (1)
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income from continuing operations                                             (1)
Income from discontinued operations - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income before accounting change
Cumulative effect of accounting change - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Net income (loss)                                                             (1)
-------------------------------------------------------------- -------------------- --------------------- --------------------

Retained earnings - beginning of year                                       (308)                   2
Dividends declared on common stock
Dividends declared on preferred stock
Stock option appreciation
-------------------------------------------------------------- -------------------- --------------------- --------------------
Retained earnings - end of year                                            ($309)                  $2
============================================================== ==================== ===================== ====================

EDISON ENTERPRISES and Subsidiaries [Tier 3]
Consolidating Statements of Income (Loss) and Retained Earnings
For the Year Ended December 31, 2004
(In millions)

                                                               Edison Enterprises
                                                               Consolidated
-------------------------------------------------------------- -------------------- --------------------- --------------------
-------------------------------------------------------------- -------------------- --------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other                                                  $8
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating revenue                                                        8
-------------------------------------------------------------- -------------------- --------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                               10
Asset impairment and loss on lease termination
Depreciation, decommissioning and amortization
Property and other taxes
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating expenses                                                      10
-------------------------------------------------------------- -------------------- --------------------- --------------------

Operating income (loss)                                                       (2)
Interest and dividend income
Equity in income from partnerships and
   unconsolidated subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Minority interest
Dividends on preferred securities
  subject to mandatory redemption
Dividends on utility preferred stock
   not subject to mandatory redemption
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income from continuing operations before tax                                  (2)
Income tax (benefit)                                                          (1)
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income from continuing operations                                             (1)
Income from discontinued operations - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income before accounting change
Cumulative effect of accounting change - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Net income (loss)                                                             (1)
-------------------------------------------------------------- -------------------- --------------------- --------------------

Retained earnings - beginning of year                                       (306)
Dividends declared on common stock
Dividends declared on preferred stock
Stock option appreciation
-------------------------------------------------------------- -------------------- --------------------- --------------------
Retained earnings - end of year                                            ($307)
============================================================== ==================== ===================== ====================

EDISON SOURCE and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              Edison Source        Edison Source        G.H.V.
                                                                                   Norvik Company       Refrigeration,
                                                                                                        Inc. (inactive)
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                         $3
Restricted cash
Receivables - net                                                             2
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost                                                           $1
Accumulated deferred income taxes - net
Trading and price risk management assets
Regulatory assets
Prepayments
Other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                          5                    1
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------
Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------
Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Restricted cash
Regulatory assets - net
Other deferred charges                                                        1
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                        1
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations                                             9
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                $15                   $1
============================================================= ==================== ==================== ====================

EDISON SOURCE and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              Consolidating        Edison Source
                                                              Adjustments          Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                                              $3
Restricted cash
Receivables - net                                                                                  2
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost                                                            1
Accumulated deferred income taxes - net
Trading and price risk management assets
Regulatory assets
Prepayments
Other current assets                                                                               1
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                                               6
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------
Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------
Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Restricted cash
Regulatory assets - net
Other deferred charges                                                                             1
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                                             1
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations                                                                  9
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                                     $16
============================================================= ==================== ==================== ====================

EDISON SOURCE and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              Edison Source        Edison Source        G.H.V.
                                                                                   Norvik Company       Refrigeration,
                                                                                                        Inc. (inactive)
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes
Trading and risk management liabilities
Regulatory liabilities - net
Other current liabilities                                                    $1
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                     1
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                       7
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits
Asset retirement obligations
Regulatory liabilities
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits and other liabilities                                  7
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations                                        1
------------------------------------------------------------- -------------------- -------------------- --------------------

Total Liabilities                                                             9
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock not subject to mandatory redemption
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                 91
Accumulated other comprehensive loss
Retained earnings                                                           (84)
------------------------------------------------------------- -------------------- -------------------- --------------------
Total common shareholders' equity                                             7
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                  $16
============================================================= ==================== ==================== ====================

EDISON SOURCE and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              Consolidating        Edison Source
                                                              Adjustments          Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes
Trading and risk management liabilities
Regulatory liabilities - net
Other current liabilities                                                                         $1
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                                          1
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                                            7
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits
Asset retirement obligations
Regulatory liabilities
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits and other liabilities                                                       7
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations                                                             1
------------------------------------------------------------- -------------------- -------------------- --------------------

Total Liabilities                                                                                  9
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock not subject to mandatory redemption
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                                      91
Accumulated other comprehensive loss
Retained earnings                                                                                (84)
------------------------------------------------------------- -------------------- -------------------- --------------------
Total common shareholders' equity                                                                  7
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                                       $16
============================================================= ==================== ==================== ====================

EDISON SOURCE and Subsidiaries [Tier 4]
Consolidating Statements of Income (Loss) and Retained Earnings
For the Year Ended December 31, 2004
(In millions)

                                                               Edison Source        Edison Source         G.H.V.
                                                                                    Norvik Company        Refrigeration,
                                                                                                          Inc. (inactive)
-------------------------------------------------------------- -------------------- --------------------- --------------------
-------------------------------------------------------------- -------------------- --------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other                                                  $8
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating revenue                                                        8
-------------------------------------------------------------- -------------------- --------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                8
Asset impairment and loss on lease termination
Depreciation, decommissioning and amortization
Property and other taxes
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating expenses                                                       8
-------------------------------------------------------------- -------------------- --------------------- --------------------

Operating income (loss)
Interest and dividend income
Equity in income from partnerships and
   unconsolidated subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Minority interest
Dividends on preferred securities
  subject to mandatory redemption
Dividends on utility preferred stock
   not subject to mandatory redemption
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income from continuing operations before tax
Income tax (benefit)
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income from continuing operations
Income from discontinued operations - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income before accounting change
Cumulative effect of accounting change - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Net income (loss)
-------------------------------------------------------------- -------------------- --------------------- --------------------

Retained earnings - beginning of year                                          2
Dividends declared on common stock
Dividends declared on preferred stock
Stock option appreciation
-------------------------------------------------------------- -------------------- --------------------- --------------------
Retained earnings - end of year                                               $2
============================================================== ==================== ===================== ====================

EDISON SOURCE and Subsidiaries [Tier 4]
Consolidating Statements of Income (Loss) and Retained Earnings
For the Year Ended December 31, 2004
(In millions)

                                                               Consolidating        Edison Source
                                                               Adjustments          Consolidated
-------------------------------------------------------------- -------------------- --------------------- --------------------
-------------------------------------------------------------- -------------------- --------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other                                                                       $8
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating revenue                                                                             8
-------------------------------------------------------------- -------------------- --------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                                     8
Asset impairment and loss on lease termination
Depreciation, decommissioning and amortization
Property and other taxes
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating expenses                                                                            8
-------------------------------------------------------------- -------------------- --------------------- --------------------

Operating income (loss)
Interest and dividend income
Equity in income from partnerships and
   unconsolidated subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Minority interest
Dividends on preferred securities
  subject to mandatory redemption
Dividends on utility preferred stock
   not subject to mandatory redemption
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income from continuing operations before tax
Income tax (benefit)
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income from continuing operations
Income from discontinued operations - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income before accounting change
Cumulative effect of accounting change - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Net income (loss)
-------------------------------------------------------------- -------------------- --------------------- --------------------

Retained earnings - beginning of year                                                               2
Dividends declared on common stock
Dividends declared on preferred stock
Stock option appreciation
-------------------------------------------------------------- -------------------- --------------------- --------------------
Retained earnings - end of year                                                                    $2
============================================================== ==================== ===================== ====================

EDISON TECHNOLOGY SOLUTIONS and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              Edison Technology    Edison EV            Consolidating
                                                              Solutions            [conditionally       Adjustments
                                                              [dissolved           dissolved
                                                              10/06/2004]          10/26/2004]
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Regulatory assets
Prepayments
Other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------
Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------
Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets
============================================================= ==================== ==================== ====================

EDISON TECHNOLOGY SOLUTIONS and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              Edison Technology
                                                              Solutions
                                                              Consolidated
                                                              [dissolved
                                                              10/06/2004]
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Regulatory assets
Prepayments
Other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------
Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------
Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets
============================================================= ==================== ==================== ====================

EDISON TECHNOLOGY SOLUTIONS and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              Edison Technology    Edison EV            Consolidating
                                                              Solutions            [conditionally       Adjustments
                                                              [dissolved           dissolved
                                                              10/06/2004]          10/26/2004]
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes
Trading and risk management liabilities
Regulatory liabilities - net
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits
Asset retirement obligations
Regulatory liabilities
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total Liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock not subject to mandatory redemption
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                 $3                   $1
Accumulated other comprehensive loss
Retained earnings                                                           ($3)                 ($1)
------------------------------------------------------------- -------------------- -------------------- --------------------
Total common shareholders' equity
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity
============================================================= ==================== ==================== ====================

EDISON TECHNOLOGY SOLUTIONS and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              Edison Technology
                                                              Solutions
                                                              Consolidated
                                                              [dissolved
                                                              10/06/2004]
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes
Trading and risk management liabilities
Regulatory liabilities - net
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits
Asset retirement obligations
Regulatory liabilities
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total Liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock not subject to mandatory redemption
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                 $4
Accumulated other comprehensive loss
Retained earnings                                                           ($4)
------------------------------------------------------------- -------------------- -------------------- --------------------
Total common shareholders' equity
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity
============================================================= ==================== ==================== ====================

EDISON TECHNOLOGY SOLUTIONS and Subsidiaries [Tier 3]
Consolidating Statements of Income (Loss) and Retained Earnings
For the Year Ended December 31, 2004
(In millions)

                                                               Edison Technology    Edison EV             Consolidating
                                                               Solutions            [conditionally        Adjustments
                                                               [dissolved           dissolved
                                                               10/06/2004]          10/26/2004]
-------------------------------------------------------------- -------------------- --------------------- --------------------
-------------------------------------------------------------- -------------------- --------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating revenue
-------------------------------------------------------------- -------------------- --------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                                   ($1)
Asset impairment and loss on lease termination
Depreciation, decommissioning and amortization
Property and other taxes
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating expenses                                                                           (1)
-------------------------------------------------------------- -------------------- --------------------- --------------------

Operating income (loss)                                                                             1
Interest and dividend income
Equity in income from partnerships and
   unconsolidated subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Minority interest
Dividends on preferred securities
  subject to mandatory redemption
Dividends on utility preferred stock
   not subject to mandatory redemption
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income from continuing operations before tax                                                        1
Income tax (benefit)                                                         ($1)                  $1
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income from continuing operations                                              1
Income from discontinued operations - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income before accounting change                                                1
Cumulative effect of accounting change - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Net income (loss)                                                              1
-------------------------------------------------------------- -------------------- --------------------- --------------------

Retained earnings - beginning of year                                         (5)
Dividends declared on common stock
Dividends declared on preferred stock
Stock option appreciation
-------------------------------------------------------------- -------------------- --------------------- --------------------
Retained earnings - end of year
============================================================== ==================== ===================== ====================
                                                                             ($4)

EDISON TECHNOLOGY SOLUTIONS and Subsidiaries [Tier 3]
Consolidating Statements of Income (Loss) and Retained Earnings
For the Year Ended December 31, 2004
(In millions)

                                                               Edison Technology
                                                               Solutions
                                                               Consolidated
                                                               [dissolved
                                                               10/06/2004]
-------------------------------------------------------------- -------------------- --------------------- --------------------
-------------------------------------------------------------- -------------------- --------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating revenue
-------------------------------------------------------------- -------------------- --------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                              ($1)
Asset impairment and loss on lease termination
Depreciation, decommissioning and amortization
Property and other taxes
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating expenses                                                      (1)
-------------------------------------------------------------- -------------------- --------------------- --------------------

Operating income (loss)                                                        1
Interest and dividend income
Equity in income from partnerships and
   unconsolidated subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Minority interest
Dividends on preferred securities
  subject to mandatory redemption
Dividends on utility preferred stock
   not subject to mandatory redemption
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income from continuing operations before tax                                   1
Income tax (benefit)
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income from continuing operations                                              1
Income from discontinued operations - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income before accounting change                                                1
Cumulative effect of accounting change - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Net income (loss)                                                              1
-------------------------------------------------------------- -------------------- --------------------- --------------------

Retained earnings - beginning of year                                         (5)
Dividends declared on common stock
Dividends declared on preferred stock
Stock option appreciation
-------------------------------------------------------------- -------------------- --------------------- --------------------
Retained earnings - end of year                                              ($4)
============================================================== ==================== ===================== ====================

MISSION ENERGY HOLDING COMPANY and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              Edison Mission       Mission Energy       Consolidating
                                                              Energy Consolidated  Holding Company      Adjustments
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                     $2,270                   $2
Restricted cash
Receivables - net                                                           220                  348                ($305)
Accrued unbilled revenue
Fuel inventory                                                               65
Materials and supplies, at average cost                                      42
Accumulated deferred income taxes - net
Trading and price risk management assets                                     41
Regulatory assets
Prepayments                                                                  14
Other current assets                                                        240
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                      2,892                  350                 (305)
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                 2,784
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                           454                1,542               (1,542)
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------
Total investment and other assets                                         3,238                1,542               (1,542)
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------
Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Restricted cash                                                             155
Regulatory assets - net
Other deferred charges                                                      432                   16                   (1)
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                      587                   16                   (1)
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations                                           111
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                             $6,828               $1,908              ($1,848)
============================================================= ==================== ==================== ====================

MISSION ENERGY HOLDING COMPANY and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              Mission Energy
                                                              Holding Company
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                     $2,272
Restricted cash
Receivables - net                                                           263
Accrued unbilled revenue
Fuel inventory                                                               65
Materials and supplies, at average cost                                      42
Accumulated deferred income taxes - net
Trading and price risk management assets                                     41
Regulatory assets
Prepayments                                                                  14
Other current assets                                                        240
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                      2,937
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                 2,784
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                           454
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------
Total investment and other assets                                         3,238
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------
Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Restricted cash                                                             155
Regulatory assets - net
Other deferred charges                                                      447
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                      602
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations                                           111
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                             $6,888
============================================================= ==================== ==================== ====================

MISSION ENERGY HOLDING COMPANY and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              Edison Mission       Mission Energy       Consolidating
                                                              Energy Consolidated  Holding Company      Adjustments
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year                                         $211                 $285
Preferred stock to be redeemed within one year
Accounts payable                                                             74                    2
Accrued taxes                                                                21
Trading and risk management liabilities                                      31
Regulatory liabilities - net
Other current liabilities                                                   607                   56                ($305)
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                   944                  343                 (305)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                            3,507                  786
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                     186                    6
Accumulated deferred investment tax credits                                  12
Customer advances and other deferred credits                                470
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits                              17
Asset retirement obligations                                                  5
Regulatory liabilities
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits and other liabilities                                690                    6
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations                                        5
------------------------------------------------------------- -------------------- -------------------- --------------------

Total Liabilities                                                         5,146                1,135                 (305)
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock not subject to mandatory redemption
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                              2,323                2,560               (2,660)
Accumulated other comprehensive loss                                         17
Retained earnings                                                          (658)              (1,787)               1,117
------------------------------------------------------------- -------------------- -------------------- --------------------
Total common shareholders' equity                                         1,682                  773               (1,543)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                               $6,828               $1,908              ($1,848)
============================================================= ==================== ==================== ====================

MISSION ENERGY HOLDING COMPANY and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              Mission Energy
                                                              Holding Company
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year                                         $496
Preferred stock to be redeemed within one year
Accounts payable                                                             76
Accrued taxes                                                                21
Trading and risk management liabilities                                      31
Regulatory liabilities - net
Other current liabilities                                                   358
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                   982
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                            4,293
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                     192
Accumulated deferred investment tax credits                                  12
Customer advances and other deferred credits                                470
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits                              17
Asset retirement obligations                                                  5
Regulatory liabilities
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits and other liabilities                                696
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations                                        5
------------------------------------------------------------- -------------------- -------------------- --------------------

Total Liabilities                                                         5,976
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock not subject to mandatory redemption
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                              2,223
Accumulated other comprehensive loss                                         17
Retained earnings                                                        (1,328)
------------------------------------------------------------- -------------------- -------------------- --------------------
Total common shareholders' equity                                           912
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                               $6,888
============================================================= ==================== ==================== ====================

MISSION ENERGY HOLDING COMPANY and Subsidiaries [Tier 3]
Consolidating Statements of Income (Loss) and Retained Earnings
For the Year Ended December 31, 2004
(In millions)

                                                               Edison Mission       Mission Energy        Consolidating
                                                               Energy Consolidated  Holding Company       Adjustments
-------------------------------------------------------------- -------------------- --------------------- --------------------
-------------------------------------------------------------- -------------------- --------------------- --------------------

Electric utility
Nonutility power generation                                               $1,639
Financial services and other
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating revenue                                                    1,639
-------------------------------------------------------------- -------------------- --------------------- --------------------

Fuel                                                                         619
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                              820                   $2
Asset impairment and loss on lease termination                               989
Depreciation, decommissioning and amortization                               144
Property and other taxes                                                       9
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating expenses                                                   2,581                    2
-------------------------------------------------------------- -------------------- --------------------- --------------------

Operating income (loss)                                                     (942)                  (2)
Interest and dividend income                                                   9                    1
Equity in income from partnerships and
   unconsolidated subsidiaries - net                                         215
Other nonoperating income                                                     43
Interest expense - net of amounts capitalized                               (293)                (158)
Other nonoperating deductions
Minority interest                                                             (1)
Dividends on preferred securities
  subject to mandatory redemption
Dividends on utility preferred stock
   not subject to mandatory redemption
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income from continuing operations before tax                                (969)                (159)
Income tax (benefit)                                                        (401)                 (61)
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income from continuing operations                                           (568)                 (98)
Income from discontinued operations - net of tax                             690
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income before accounting change                                              122                  (98)
Cumulative effect of accounting change - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Net income (loss)                                                            122                  (98)
-------------------------------------------------------------- -------------------- --------------------- --------------------

Retained earnings - beginning of year                                       (772)              (1,680)               $1,108
Dividends declared on common stock
Dividends declared on preferred stock
Stock option appreciation                                                     (8)                  (9)                    9
-------------------------------------------------------------- -------------------- --------------------- --------------------
Retained earnings - end of year                                            ($658)             ($1,787)               $1,117
============================================================== ==================== ===================== ====================

MISSION ENERGY HOLDING COMPANY and Subsidiaries [Tier 3]
Consolidating Statements of Income (Loss) and Retained Earnings
For the Year Ended December 31, 2004
(In millions)

                                                               Mission Energy
                                                               Holding Company
                                                               Consolidated
-------------------------------------------------------------- -------------------- --------------------- --------------------
-------------------------------------------------------------- -------------------- --------------------- --------------------

Electric utility
Nonutility power generation                                               $1,639
Financial services and other
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating revenue                                                    1,639
-------------------------------------------------------------- -------------------- --------------------- --------------------

Fuel                                                                         619
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                              822
Asset impairment and loss on lease termination                               989
Depreciation, decommissioning and amortization                               144
Property and other taxes                                                       9
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating expenses                                                   2,583
-------------------------------------------------------------- -------------------- --------------------- --------------------

Operating income (loss)                                                     (944)
Interest and dividend income                                                  10
Equity in income from partnerships and
   unconsolidated subsidiaries - net                                         215
Other nonoperating income                                                     43
Interest expense - net of amounts capitalized                               (451)
Other nonoperating deductions
Minority interest                                                             (1)
Dividends on preferred securities
  subject to mandatory redemption
Dividends on utility preferred stock
   not subject to mandatory redemption
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income from continuing operations before tax                              (1,128)
Income tax (benefit)                                                        (462)
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income from continuing operations                                           (666)
Income from discontinued operations - net of tax                             690
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income before accounting change                                               24
Cumulative effect of accounting change - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Net income (loss)                                                             24
-------------------------------------------------------------- -------------------- --------------------- --------------------

Retained earnings - beginning of year                                     (1,344)
Dividends declared on common stock
Dividends declared on preferred stock
Stock option appreciation                                                     (8)
-------------------------------------------------------------- -------------------- --------------------- --------------------
Retained earnings - end of year                                          ($1,328)
============================================================== ==================== ===================== ====================

EDISON CAPITAL and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 2004
(In millions)

PART 3

                                                              Burlington           Edison Capital       Edison Funding
                                                              Apartments, Inc.     Europe Limited       Company
                                                                                                        Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                                                                 $178
Restricted cash                                                                                                        11
Receivables - net                                                                                                     349
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments                                                                                                             2
Other current assets                                                                                                    1
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                                                                  541
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                                                             176
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                                                     387
Investments in leveraged leases                                                                                     2,422
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------
Total investment and other assets                                                                                   2,985
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------
Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Restricted cash
Regulatory assets - net
Other deferred charges                                                                                                 11
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                                                                 11
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                                                       $3,537
============================================================= ==================== ==================== ====================

EDISON CAPITAL and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              Edison Capital       Consolidating        Edison Capital
                                                                                   Adjustments          Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                                              $1                 $179
Restricted cash                                                                                    1                   12
Receivables - net                                                           ($5)                   5                  349
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments                                                                                                             2
Other current assets                                                                                                    1
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                         (5)                   7                  543
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                                         (1)                 175
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                           127                 (130)                 384
Investments in leveraged leases                                                                    2                2,424
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------
Total investment and other assets                                           127                 (129)               2,983
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------
Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Restricted cash
Regulatory assets - net
Other deferred charges                                                                                                 11
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                                                                 11
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                               $122                ($122)              $3,537
============================================================= ==================== ==================== ====================

EDISON CAPITAL and Subsidiaries [Tier 4]
EDISON FUNDING COMPANY CONSOLIDATED
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              Edison Capital       Mission Funding      Mission Funding
                                                              Housing              Beta                 Epsilon
                                                              Investments                               Consolidated
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                         $2                                      $146
Restricted cash
Receivables - net                                                                                ($1)                  33
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net                                      70
Trading and price risk management assets
Prepayments                                                                   1
Other current assets                                                          1
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                         74                   (1)                 179
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                    23
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                           176                                       543
Investments in leveraged leases                                                                  566                  973
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------
Total investment and other assets                                           199                  566                1,516
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------
Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Restricted cash
Regulatory assets - net
Other deferred charges                                                        3
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                               $276                 $565               $1,695
============================================================= ==================== ==================== ====================

EDISON CAPITAL and Subsidiaries [Tier 4]
EDISON FUNDING COMPANY CONSOLIDATED
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              Mission Funding      Mission Funding      Mission Funding
                                                              Gamma                Kappa                Zeta
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                                              $8                   $2
Restricted cash
Receivables - net
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net                                      $2                   47
Trading and price risk management assets
Prepayments
Other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                          2                   55                    2
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts                                                                                         53
Investments in partnerships
  and unconsolidated subsidiaries                                                                                      29
Investments in leveraged leases                                             282                  601
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------
Total investment and other assets                                           282                  601                   82
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------
Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Restricted cash
Regulatory assets - net
Other deferred charges                                                                                                  3
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                                                                  3
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                               $284                 $656                  $87
============================================================= ==================== ==================== ====================

EDISON CAPITAL and Subsidiaries [Tier 4]
EDISON FUNDING COMPANY CONSOLIDATED
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              Mission Iowa Wind    Edison Funding       Consolidating
                                                              Company              Company              Adjustments
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                                             $20
Restricted cash                                                              $6                    5
Receivables - net                                                            72                  131                  ($4)
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments                                                                   1
Other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                         79                  156                   (4)
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                   100
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                              1,360               (1,721)
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------
Total investment and other assets                                           100                1,360               (1,721)
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------
Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Restricted cash
Regulatory assets - net
Other deferred charges                                                        2                    3
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                        2                    3
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                               $181               $1,519              ($1,725)
============================================================= ==================== ==================== ====================

EDISON CAPITAL and Subsidiaries [Tier 4]
EDISON FUNDING COMPANY CONSOLIDATED
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              Edison Funding
                                                              Company
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                       $178
Restricted cash                                                              11
Receivables - net                                                           349
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments                                                                   2
Other current assets                                                          1
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                        541
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                   176
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                           387
Investments in leveraged leases                                           2,422
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------
Total investment and other assets                                         2,985
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------
Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Restricted cash
Regulatory assets - net
Other deferred charges                                                       11
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                       11
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                             $3,537
============================================================= ==================== ==================== ====================

EDISON CAPITAL and Subsidiaries [Tier 5]
EDISON CAPITAL HOUSING INVESTMENTS CONSOLIDATED
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              EC Asset Services,   EC Properties, Inc.  EC Properties III,
                                                              Inc.                                      Inc.
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments
Other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------
Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------
Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets
============================================================= ==================== ==================== ====================

EDISON CAPITAL and Subsidiaries [Tier 5]
EDISON CAPITAL HOUSING INVESTMENTS CONSOLIDATED
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              EC-SLP, Inc.         ECHP Investment      Edison Capital
                                                                                   Company              Housing Delaware
                                                                                                        Inc.
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments
Other current assets                                                                                                   $1
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                                                                    1
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                                                               4
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------
Total investment and other assets                                                                                       4
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------
Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                                                           $5
============================================================= ==================== ==================== ====================

EDISON CAPITAL and Subsidiaries [Tier 5]
EDISON CAPITAL HOUSING INVESTMENTS CONSOLIDATED
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              Edison Capital       Edison Capital       Edison Capital
                                                              Housing Management   Housing New Jersey   Housing
                                                                                   [dissolved]          Pennsylvania
                                                                                                        [dissolved]
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments
Other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                                 $4                   $4
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------
Total investment and other assets                                                                  4                    4
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------
Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                                      $4                   $4
============================================================= ==================== ==================== ====================

EDISON CAPITAL and Subsidiaries [Tier 5]
EDISON CAPITAL HOUSING INVESTMENTS CONSOLIDATED
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              Edison Funding       Edison Funding       Edison Housing
                                                              Omicron Inc.         Olive Court [6]      North Carolina
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net                                     $19
Trading and price risk management assets
Prepayments
Other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                         19
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                                         $3
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                            55                                        $2
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------
Total investment and other assets                                            55                    3                    2
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------
Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                $74                   $3                   $2
============================================================= ==================== ==================== ====================

EDISON CAPITAL and Subsidiaries [Tier 5]
EDISON CAPITAL HOUSING INVESTMENTS CONSOLIDATED
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              Edison Housing       EHI Development      EHI Development
                                                              South Carolina       Company              Fund
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                                                                   $2
Restricted cash
Receivables - net
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments
Other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                                                                    2
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                                                       1
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------
Total investment and other assets                                                                                       1
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------
Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                                                           $3
============================================================= ==================== ==================== ====================

EDISON CAPITAL and Subsidiaries [Tier 5]
EDISON CAPITAL HOUSING INVESTMENTS CONSOLIDATED
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              MHICAL 94 Company    MHICAL 95 Company    Edison Housing
                                                                                                        Consolidation Co.
                                                                                                        (6)
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments
Other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                           ($1)                 ($2)                 $15
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------
Total investment and other assets                                            (1)                  (2)                  15
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------
Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                ($1)                 ($2)                 $15
============================================================= ==================== ==================== ====================

EDISON CAPITAL and Subsidiaries [Tier 5]
EDISON CAPITAL HOUSING INVESTMENTS CONSOLIDATED
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              MHICAL 96 Company    MHICAL 97 Company    Mission Housing
                                                                                                        Alpha
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net                                                            $1                   $1
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments
Other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                          1                    1
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                             2                    1
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------
Total investment and other assets                                             2                    1
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------
Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                 $3                   $2
============================================================= ==================== ==================== ====================

EDISON CAPITAL and Subsidiaries [Tier 5]
EDISON CAPITAL HOUSING INVESTMENTS CONSOLIDATED
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              Mission Housing      Mission Housing      Mission Housing
                                                              Beta                 Delta                Denver [dissolved]
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments
Other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------
Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------
Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets
============================================================= ==================== ==================== ====================

EDISON CAPITAL and Subsidiaries [Tier 5]
EDISON CAPITAL HOUSING INVESTMENTS CONSOLIDATED
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              Mission Housing      Mission Housing      Mission Housing
                                                              Epsilon              Gamma                Holdings
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments
Other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                            $1                                        $3
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------
Total investment and other assets                                             1                                         3
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------
Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                                                                  3
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                 $1                                        $3
============================================================= ==================== ==================== ====================

EDISON CAPITAL and Subsidiaries [Tier 5]
EDISON CAPITAL HOUSING INVESTMENTS CONSOLIDATED
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              Mission Housing      Mission Funding      Mission Housing
                                                              Theta                Theta [6]            Zeta [dissolved]
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments
Other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships                                                                                            $4
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------
Total investment and other assets                                                                                       4
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------
Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                                                           $4
============================================================= ==================== ==================== ====================

EDISON CAPITAL and Subsidiaries [Tier 5]
EDISON CAPITAL HOUSING INVESTMENTS CONSOLIDATED
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              Edison Capital       Consolidating        Edison Capital
                                                              Housing Investments  Adjustments          Housing
                                                                                                        Investments
                                                                                                        Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                                                                   $2
Restricted cash
Receivables - net                                                           $49                                        70
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments                                                                   1                                         1
Other current assets                                                                                                    1
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                         50                                        74
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                    16                                        23
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                           316                ($229)                 176
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------
Total investment and other assets                                           332                 (229)                 199
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------
Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Restricted cash
Regulatory assets - net
Other deferred charges                                                        3                                         3
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                        3                                         3
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                               $385                ($229)                $276
============================================================= ==================== ==================== ====================

EDISON CAPITAL and Subsidiaries [Tier 5]
MISSION FUNDING EPSILON CONSOLIDATED
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              Edison Capital       Edison Capital LAI   Edison Capital
                                                              (Bermuda)            (Bermuda) Ltd. [6]   Latin American
                                                              Investments, Ltd.                         Investments
                                                              55                                        (Bermuda), Ltd. [6]
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                       $146
Restricted cash
Receivables - net                                                            (7)
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments
Other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                        139
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                           (13)
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------
Total investment and other assets                                           (13)
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------
Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                               $126
============================================================= ==================== ==================== ====================

EDISON CAPITAL and Subsidiaries [Tier 5]
MISSION FUNDING EPSILON CONSOLIDATED
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              Edison Capital       Edison Capital       Edison Capital
                                                              International        Latin American       (Netherlands)
                                                              (Bermuda) Ltd.       Investments          Holdings Company
                                                                                   Holding Company      B.V. 110
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net                                                                                ($3)
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments
Other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                                              (3)
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                           $35                  169                   $5
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------
Total investment and other assets                                            35                  169                    5
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------
Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                $35                 $166                   $5
============================================================= ==================== ==================== ====================

EDISON CAPITAL and Subsidiaries [Tier 5]
MISSION FUNDING EPSILON CONSOLIDATED
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              Edison Capital       Mission Funding      Mission Funding Mu
                                                              (Netherlands)        Alpha                [6]
                                                              Investments B.V.
                                                              [6]
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net                                                                                 $4                   $2
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments
Other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                                               4                    2
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases                                                                  676                   27
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------
Total investment and other assets                                                                676                   27
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------
Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                                    $680                  $29
============================================================= ==================== ==================== ====================

EDISON CAPITAL and Subsidiaries [Tier 5]
MISSION FUNDING EPSILON CONSOLIDATED
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              Mission Funding      Mission Funding Nu   Mission
                                                              Delta                [6]                  Investments, Inc.
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net                                                                                 $3
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments
Other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                                               3
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases                                                                   64
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------
Total investment and other assets                                                                 64
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------
Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                                     $67
============================================================= ==================== ==================== ====================

EDISON CAPITAL and Subsidiaries [Tier 5]
MISSION FUNDING EPSILON CONSOLIDATED
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              Mission (Bermuda)    Mission Funding      Consolidating
                                                              Investments, Ltd.    Epsilon              Adjustments
                                                              28
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net                                                            $1                  $33
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments
Other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                          1                   33
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                                347
Investments in leveraged leases                                                                  206
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------
Total investment and other assets                                                                553
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------
Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                 $1                 $586
============================================================= ==================== ==================== ====================

EDISON CAPITAL and Subsidiaries [Tier 5]
MISSION FUNDING EPSILON CONSOLIDATED
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              Mission Funding
                                                              Epsilon
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                       $146
Restricted cash
Receivables - net                                                            33
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments
Other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                        179
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                           543
Investments in leveraged leases                                             973
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------
Total investment and other assets                                         1,516
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------
Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                             $1,695
============================================================= ==================== ==================== ====================

EDISON CAPITAL and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              Burlington           Edison Capital       Edison Funding
                                                              Apartments, Inc.     Europe Limited       Company
                                                                                                        Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year                                                                                    $67
Preferred stock to be redeemed within one year
Accounts payable                                                                                                     (170)
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities - net
Other current liabilities                                                                                              19
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                                                             (84)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                                                                        339
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                                                             2,274
Accumulated deferred investment tax credits
Customer advances and other deferred credits                                                                          124
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits
Asset retirement obligations
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits and other liabilities                                                                        2,398
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total Liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest                                                                                                     108
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock not subject to mandatory redemption
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                                                           27
Accumulated other comprehensive loss
Retained earnings                                                                                                     650
------------------------------------------------------------- -------------------- -------------------- --------------------
Total common shareholders' equity                                                                                     777
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                                                         $3,538
============================================================= ==================== ==================== ====================

EDISON CAPITAL and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              Edison Capital       Consolidating        Edison Capital
                                                                                   Adjustments          Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year                                                               ($1)                 $66
Preferred stock to be redeemed within one year
Accounts payable                                                           $169                    5                    4
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities - net
Other current liabilities                                                    12                    4                   35
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                   181                    8                  105
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                                                     1                  340
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                     (32)                                    2,242
Accumulated deferred investment tax credits
Customer advances and other deferred credits                                  5                   (1)                 128
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits                               8                                         8
Asset retirement obligations
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits and other liabilities                                (19)                  (1)               2,378
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total Liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest                                                                                 (1)                 107
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock not subject to mandatory redemption
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                 82                 (127)                  82
Accumulated other comprehensive loss                                         (1)                   1
Retained earnings                                                          (121)                  (4)                 525
------------------------------------------------------------- -------------------- -------------------- --------------------
Total common shareholders' equity                                           (40)                (130)                 607
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                 $122                ($123)              $3,537
============================================================= ==================== ==================== ====================

EDISON CAPITAL and Subsidiaries [Tier 4]
EDISON FUNDING COMPANY CONSOLIDATED
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              Edison Capital       Mission Funding      Mission Funding
                                                              Housing              Beta                 Epsilon
                                                              Investments                               Consolidated
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                          ($231)               ($173)               ($803)
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities - net
Other current liabilities                                                     9                                         6
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                  (222)                (173)                (797)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                               22
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                      22                  577                1,066
Accumulated deferred investment tax credits
Customer advances and other deferred credits                                 11                                        (1)
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits
Asset retirement obligations
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits and other liabilities                                 33                  577                1,065
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total Liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest                                                           103
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock not subject to mandatory redemption
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                 47                  115                1,225
Accumulated other comprehensive loss
Retained earnings                                                           293                   46                  202
------------------------------------------------------------- -------------------- -------------------- --------------------
Total common shareholders' equity                                           340                  161                1,427
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                 $276                 $565               $1,695
============================================================= ==================== ==================== ====================

EDISON CAPITAL and Subsidiaries [Tier 4]
EDISON FUNDING COMPANY CONSOLIDATED
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              Mission Funding      Mission Funding      Mission Funding
                                                              Gamma                Kappa                Zeta
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year                                                                                     $2
Preferred stock to be redeemed within one year
Accounts payable                                                          ($102)                 $64                  (46)
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities - net
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                  (102)                  64                  (44)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                                                                         23
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                     281                  269                   31
Accumulated deferred investment tax credits
Customer advances and other deferred credits                                                                            9
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits
Asset retirement obligations
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits and other liabilities                                281                  269                   40
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total Liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest                                                                                                       5
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock not subject to mandatory redemption
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                 75                  116                   49
Accumulated other comprehensive loss
Retained earnings                                                            30                  207                   14
------------------------------------------------------------- -------------------- -------------------- --------------------
Total common shareholders' equity                                           105                  323                   63
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                 $284                 $656                  $87
============================================================= ==================== ==================== ====================

EDISON CAPITAL and Subsidiaries [Tier 4]
EDISON FUNDING COMPANY CONSOLIDATED
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              Mission Iowa Wind    Edison Funding       Consolidating
                                                              Company              Company              Adjustments
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year                                          $40                  $25
Preferred stock to be redeemed within one year
Accounts payable                                                            (53)               1,179                  ($5)
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities - net
Other current liabilities                                                                          4
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                   (13)               1,208                   (5)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                                                   294
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                      41                  (13)
Accumulated deferred investment tax credits
Customer advances and other deferred credits                                 37                   68
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits
Asset retirement obligations
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits and other liabilities                                 78                   55
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total Liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock not subject to mandatory redemption
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                 93                  127               (1,720)
Accumulated other comprehensive loss
Retained earnings                                                            23                 (165)
------------------------------------------------------------- -------------------- -------------------- --------------------
Total common shareholders' equity                                           116                  (38)              (1,720)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                 $181               $1,519              ($1,725)
============================================================= ==================== ==================== ====================

EDISON CAPITAL and Subsidiaries [Tier 4]
EDISON FUNDING COMPANY CONSOLIDATED
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              Edison Funding
                                                              Company
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year                                          $67
Preferred stock to be redeemed within one year
Accounts payable                                                           (170)
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities - net
Other current liabilities                                                    19
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                   (84)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                              339
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                   2,274
Accumulated deferred investment tax credits
Customer advances and other deferred credits                                124
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits
Asset retirement obligations
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits and other liabilities                              2,396
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total Liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest                                                           108
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock not subject to mandatory redemption
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                127
Accumulated other comprehensive loss
Retained earnings                                                           650
------------------------------------------------------------- -------------------- -------------------- --------------------
Total common shareholders' equity                                           777
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                               $3,538
============================================================= ==================== ==================== ====================

EDISON CAPITAL and Subsidiaries [Tier 5]
EDISON CAPITAL HOUSING INVESTMENTS CONSOLIDATED
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              EC Asset Services,   EC Properties, Inc.  EC Properties III,
                                                              Inc.                                      Inc.
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                            ($1)                 ($1)
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities - net
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                    (1)                  (1)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits
Asset retirement obligations
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total Liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock not subject to mandatory redemption
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Accumulated other comprehensive loss
Retained earnings                                                             1                    1
------------------------------------------------------------- -------------------- -------------------- --------------------
Total common shareholders' equity                                            $1                   $1
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity
============================================================= ==================== ==================== ====================

EDISON CAPITAL and Subsidiaries [Tier 5]
EDISON CAPITAL HOUSING INVESTMENTS CONSOLIDATED
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              EC SLP, Inc.         ECHP Investment      Edison Capital
                                                                                   Company              Housing Delaware
                                                                                                        Inc.
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                            ($2)
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities - net
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                    (2)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                                                                         $5
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits
Asset retirement obligations
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total Liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock not subject to mandatory redemption
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Accumulated other comprehensive loss
Retained earnings                                                             2
------------------------------------------------------------- -------------------- -------------------- --------------------
Total common shareholders' equity                                            $2
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                                                             $5
============================================================= ==================== ==================== ====================

EDISON CAPITAL and Subsidiaries [Tier 5]
EDISON CAPITAL HOUSING INVESTMENTS CONSOLIDATED
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              Edison Capital       Edison Capital       Edison Capital
                                                              Housing Management   Housing New Jersey   Housing
                                                                                   [dissolved]          Pennsylvania
                                                                                                        [dissolved]
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                            ($4)                 ($5)                 ($5)
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities - net
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                    (4)                  (5)                  (5)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits
Asset retirement obligations
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total Liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock not subject to mandatory redemption
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                  4                    9                    9
Accumulated other comprehensive loss
Retained earnings
------------------------------------------------------------- -------------------- -------------------- --------------------
Total common shareholders' equity                                            $4                    9                    9
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                                        $4                   $4
============================================================= ==================== ==================== ====================

EDISON CAPITAL and Subsidiaries [Tier 5]
EDISON CAPITAL HOUSING INVESTMENTS CONSOLIDATED
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              Edison Funding       Edison Funding       Edison Housing
                                                              Omicron Inc.         Olive Court [6]      North Carolina
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                           ($73)                                      ($1)
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities - net
Other current liabilities                                                                         $1
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                   (73)                   1                   (1)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                                                     2
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                     (11)
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits
Asset retirement obligations
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits and other liabilities                                (11)
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total Liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest                                                                                  1
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock not subject to mandatory redemption
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                 13                                         2
Accumulated other comprehensive loss
Retained earnings                                                           145                   (1)                   1
------------------------------------------------------------- -------------------- -------------------- --------------------
Total common shareholders' equity                                           158                   (1)                   3
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                  $74                   $3                   $2
============================================================= ==================== ==================== ====================

EDISON CAPITAL and Subsidiaries [Tier 5]
EDISON CAPITAL HOUSING INVESTMENTS CONSOLIDATED
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              Edison Housing       EHI Development      EHI Development
                                                              South Carolina       Company              Fund
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                            ($2)                 ($1)                 ($1)
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities - net
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                    (2)                  (1)                  (1)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                                                                (1)
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits
Asset retirement obligations
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits and other liabilities                                                                           (1)
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total Liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock not subject to mandatory redemption
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                  2                    1                    5
Accumulated other comprehensive loss
Retained earnings
------------------------------------------------------------- -------------------- -------------------- --------------------
Total common shareholders' equity                                            $2                   $1                    5
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                                                             $3
============================================================= ==================== ==================== ====================

EDISON CAPITAL and Subsidiaries [Tier 5]
EDISON CAPITAL HOUSING INVESTMENTS CONSOLIDATED
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              MHICAL 94 Company    MHICAL 95 Company    Edison Housing
                                                                                                        Consolidation Co.
                                                                                                        (6)
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                           ($41)                ($56)                 ($8)
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities - net
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                   (41)                 (56)                  (8)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits
Asset retirement obligations
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total Liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock not subject to mandatory redemption
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                 30                   44                   15
Accumulated other comprehensive loss
Retained earnings                                                            10                   10                    8
------------------------------------------------------------- -------------------- -------------------- --------------------
Total common shareholders' equity                                            40                   54                   23
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                  ($1)                 ($2)                 $15
============================================================= ==================== ==================== ====================

EDISON CAPITAL and Subsidiaries [Tier 5]
EDISON CAPITAL HOUSING INVESTMENTS CONSOLIDATED
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              MHICAL 96 Company    MHICAL 97 Company    Mission Housing
                                                                                                        Alpha
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                           ($37)                ($12)                 ($4)
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities - net
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                   (37)                 (12)                  (4)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits
Asset retirement obligations
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total Liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock not subject to mandatory redemption
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                 26                    4                    3
Accumulated other comprehensive loss
Retained earnings                                                            14                   10                    1
------------------------------------------------------------- -------------------- -------------------- --------------------
Total common shareholders' equity                                            40                   14                   $4
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                   $3                   $2
============================================================= ==================== ==================== ====================

EDISON CAPITAL and Subsidiaries [Tier 5]
EDISON CAPITAL HOUSING INVESTMENTS CONSOLIDATED
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              Mission Housing      Mission Housing      Mission Housing
                                                              Beta                 Delta                Denver [dissolved]
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                            ($7)                ($16)                ($11)
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities - net
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                    (7)                 (16)                 (11)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                                            1
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits
Asset retirement obligations
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits and other liabilities                                                       1
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total Liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock not subject to mandatory redemption
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                  4                   10                    8
Accumulated other comprehensive loss
Retained earnings                                                             3                    5                    3
------------------------------------------------------------- -------------------- -------------------- --------------------
Total common shareholders' equity                                            $7                  $15                  $11
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity
============================================================= ==================== ==================== ====================

EDISON CAPITAL and Subsidiaries [Tier 5]
EDISON CAPITAL HOUSING INVESTMENTS CONSOLIDATED
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              Mission Housing      Mission Housing      Mission Housing
                                                              Epsilon              Gamma                Holdings
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                                                 ($5)                ($18)
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities - net
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                                         (5)                 (18)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits
Asset retirement obligations
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total Liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock not subject to mandatory redemption
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                 $1                    3                   18
Accumulated other comprehensive loss
Retained earnings                                                                                  2                    3
------------------------------------------------------------- -------------------- -------------------- --------------------
Total common shareholders' equity                                             1                   $5                   21
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                   $1                                        $3
============================================================= ==================== ==================== ====================

EDISON CAPITAL and Subsidiaries [Tier 5]
EDISON CAPITAL HOUSING INVESTMENTS CONSOLIDATED
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              Mission Housing      Mission Funding      Mission Housing
                                                              Theta                Theta [6]            Zeta [dissolved]
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                            ($3)                                      ($9)
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities - net
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                    (3)                                       (9)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits
Asset retirement obligations
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total Liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock not subject to mandatory redemption
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                  1                                        13
Accumulated other comprehensive loss
Retained earnings                                                             2
------------------------------------------------------------- -------------------- -------------------- --------------------
Total common shareholders' equity                                            $3                                        13
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                                                             $4
============================================================= ==================== ==================== ====================

EDISON CAPITAL and Subsidiaries [Tier 5]
EDISON CAPITAL HOUSING INVESTMENTS CONSOLIDATED
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              Edison Capital       Consolidating        Edison Capital
                                                              Housing Investments  Adjustments          Housing
                                                                                                        Investments
                                                                                                        Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                            $94                  ($2)               ($231)
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities - net
Other current liabilities                                                     9                   (1)                  10
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                   103                   (3)                (222)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                               16                   (1)                  22
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                      33                                        22
Accumulated deferred investment tax credits
Customer advances and other deferred credits                                 11                                        11
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits
Asset retirement obligations
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits and other liabilities                                 44                                        33
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total Liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest                                                           102                                       103
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock not subject to mandatory redemption
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                 47                 (225)                  47
Accumulated other comprehensive loss
Retained earnings                                                            73                                       293
------------------------------------------------------------- -------------------- -------------------- --------------------
Total common shareholders' equity                                           120                 (225)                 340
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                 $385                ($229)                $276
============================================================= ==================== ==================== ====================

EDISON CAPITAL and Subsidiaries [Tier 5]
MISSION FUNDING EPSILON CONSOLIDATED
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              Edison Capital       Edison Capital LAI   Edison Capital
                                                              (Bermuda)            (Bermuda) Ltd. [6]   Latin American
                                                              Investments, Ltd.                         Investments
                                                                                                        (Bermuda), Ltd. [6]
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                            $93
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities - net
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                    93
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                      19
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits
Asset retirement obligations
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits and other liabilities                                 19
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total Liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock not subject to mandatory redemption
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                  7
Accumulated other comprehensive loss
Retained earnings                                                             7
------------------------------------------------------------- -------------------- -------------------- --------------------
Total common shareholders' equity                                            14
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                 $126
============================================================= ==================== ==================== ====================

EDISON CAPITAL and Subsidiaries [Tier 5]
MISSION FUNDING EPSILON CONSOLIDATED
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              Edison Capital       Edison Capital       Edison Capital
                                                              International        Latin American       (Netherlands)
                                                              (Bermuda) Ltd.       Investments          Holdings Company
                                                                                   Holding Company      B.V.
                                                                                                        110
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                             $4                  $10                   $1
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities - net
Other current liabilities                                                                          6
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                     4                   16                    1
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                                           (3)
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits
Asset retirement obligations
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits and other liabilities                                                      (3)
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total Liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock not subject to mandatory redemption
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                 29                  124                    5
Accumulated other comprehensive loss
Retained earnings                                                             2                   29                   (1)
------------------------------------------------------------- -------------------- -------------------- --------------------
Total common shareholders' equity                                            31                  153                    4
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                  $35                 $166                   $5
============================================================= ==================== ==================== ====================

EDISON CAPITAL and Subsidiaries [Tier 5]
MISSION FUNDING EPSILON CONSOLIDATED
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              Edison Capital       Mission Funding      Mission Funding Mu
                                                              (Netherlands)        Alpha                [6]
                                                              Investments B.V.
                                                              [6]
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                            ($6)               ($226)                ($17)
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities - net
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                    (6)                (226)                 (17)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                                          683                   20
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits
Asset retirement obligations
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits and other liabilities                                                     683                   20
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total Liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock not subject to mandatory redemption
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                  5                  158                   15
Accumulated other comprehensive loss
Retained earnings                                                             1                   65                   11
------------------------------------------------------------- -------------------- -------------------- --------------------
Total common shareholders' equity                                            $6                  223                   26
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                                      $680                  $29
============================================================= ==================== ==================== ====================

EDISON CAPITAL and Subsidiaries [Tier 5]
MISSION FUNDING EPSILON CONSOLIDATED
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              Mission Funding      Mission Funding Nu   Mission
                                                              Delta                [6]                  Investments, Inc.
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                           ($20)                ($36)
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities - net
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                   (20)                 (36)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                                           46                  ($1)
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits
Asset retirement obligations
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits and other liabilities                                                      46                   (1)
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total Liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock not subject to mandatory redemption
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                 14                   33
Accumulated other comprehensive loss
Retained earnings                                                             6                   24                    1
------------------------------------------------------------- -------------------- -------------------- --------------------
Total common shareholders' equity                                           $20                   57                   $1
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                                       $67
============================================================= ==================== ==================== ====================

EDISON CAPITAL and Subsidiaries [Tier 5]
MISSION FUNDING EPSILON CONSOLIDATED
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              Mission (Bermuda)    Mission Funding      Consolidating
                                                              Investments, Ltd.    Epsilon              Adjustments
                                                              28
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                                               ($606)
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities - net
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                                       (606)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                                          302
Accumulated deferred investment tax credits
Customer advances and other deferred credits                                                      (1)
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits
Asset retirement obligations
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits and other liabilities                                                     301
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total Liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock not subject to mandatory redemption
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                 $1                  834
Accumulated other comprehensive loss
Retained earnings                                                                                 57
------------------------------------------------------------- -------------------- -------------------- --------------------
Total common shareholders' equity                                             1                  891
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                   $1                 $586
============================================================= ==================== ==================== ====================

EDISON CAPITAL and Subsidiaries [Tier 5]
MISSION FUNDING EPSILON CONSOLIDATED
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              Mission Funding
                                                              Epsilon
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                          ($803)
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities - net
Other current liabilities                                                     6
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                  (797)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                   1,066
Accumulated deferred investment tax credits
Customer advances and other deferred credits                                 (1)
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits
Asset retirement obligations
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits and other liabilities                              1,065
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total Liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock not subject to mandatory redemption
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                              1,225
Accumulated other comprehensive loss
Retained earnings                                                           202
------------------------------------------------------------- -------------------- -------------------- --------------------
Total common shareholders' equity                                         1,427
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                               $1,695
============================================================= ==================== ==================== ====================

EDISON CAPITAL and Subsidiaries [Tier 3]
Consolidating Statements of Income (Loss) and Retained Earnings
December 31, 2004
(In millions)

                                                               Burlington           Edison Capital        Edison Funding
                                                               Apartments, Inc.     Europe Limited        Company
                                                                                                          Consolidated
-------------------------------------------------------------- -------------------- --------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other                                                                                           $102
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating revenue                                                                                                 102
-------------------------------------------------------------- -------------------- --------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                                                           5
Asset impairment and loss on lease termination
Depreciation, decommissioning and amortization                                                                           19
Property and other taxes
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating expenses                                                                                                 24
-------------------------------------------------------------- -------------------- --------------------- --------------------

Operating income (loss)                                                                                                  78
Interest and dividend income                                                                                              9
Equity in income from partnerships and                                                                                   14
   unconsolidated subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized                                                                           (32)
Other nonoperating deductions
Minority interest                                                                                                        (1)
Dividends on preferred securities
  subject to mandatory redemption
Dividends on utility preferred stock
   not subject to mandatory redemption
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations before tax                                                                      68
Income tax (benefit)                                                                                                     (2)
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations                                                                                 70
Income from discontinued operations - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) before accounting change
Cumulative effect of accounting change - net of tax
Income tax benefit on discontinued operations
-------------------------------------------------------------- -------------------- --------------------- --------------------
Net income (loss)                                                                                                        70
-------------------------------------------------------------- -------------------- --------------------- --------------------

Retained earnings - beginning of year                                                                                   580
Dividends declared on common stock
Dividends declared on preferred stock
Stock option appreciation
-------------------------------------------------------------- -------------------- --------------------- --------------------
Retained earnings - end of year                                                                                        $650
============================================================== ==================== ===================== ====================

EDISON CAPITAL and Subsidiaries [Tier 3]
Consolidating Statements of Income (Loss) and Retained Earnings
December 31, 2004
(In millions)

                                                               Edison Capital       Consolidating         Edison Capital
                                                                                    Adjustments           Consolidated
-------------------------------------------------------------- -------------------- --------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other                                                                                           $102
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating revenue                                                                                                 102
-------------------------------------------------------------- -------------------- --------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                              $20                                         25
Asset impairment and loss on lease termination
Depreciation, decommissioning and amortization                                                                           19
Property and other taxes
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating expenses                                                      20                                         44
-------------------------------------------------------------- -------------------- --------------------- --------------------

Operating income (loss)                                                      (20)                                        58
Interest and dividend income                                                  75                 ($76)                    8
Equity in income from partnerships and
   unconsolidated subsidiaries - net                                                               (2)                   12
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions                                                                                           (32)
Minority interest
Dividends on preferred securities
  subject to mandatory redemption
Dividends on utility preferred stock
   not subject to mandatory redemption
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations before tax                           55                  (78)                   46
Income tax (benefit)                                                          (9)                  (3)                  (14)
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations                                      64                  (75)                   60
Income from discontinued operations - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) before accounting change
Cumulative effect of accounting change - net of tax
Income tax benefit on discontinued operations
-------------------------------------------------------------- -------------------- --------------------- --------------------
Net income (loss)                                                             64                  (75)                   60
-------------------------------------------------------------- -------------------- --------------------- --------------------

Retained earnings - beginning of year                                       (185)                  71                   465
Dividends declared on common stock
Dividends declared on preferred stock
Stock option appreciation
-------------------------------------------------------------- -------------------- --------------------- --------------------
Retained earnings - end of year                                            ($121)                 ($4)                 $525
============================================================== ==================== ===================== ====================

EDISON CAPITAL and Subsidiaries [Tier 4]
EDISON FUNDING COMPANY CONSOLIDATED
Consolidating Statements of Income (Loss) and Retained Earnings
December 31, 2004
(In millions)

                                                               Edison Capital       Mission Funding Beta  Mission Funding
                                                               Housing                                    Epsilon
                                                               Investments                                Consolidated
                                                               Consolidated
-------------------------------------------------------------- -------------------- --------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other                                                  $4                   $3                   $13
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating revenue                                                        4                    3                    13
-------------------------------------------------------------- -------------------- --------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                3
Asset impairment and loss on lease termination
Depreciation, decommissioning and amortization                                11
Property and other taxes
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating expenses                                                      14
-------------------------------------------------------------- -------------------- --------------------- --------------------

Operating income (loss)                                                      (10)                   3                    13
Interest and dividend income                                                                                              6
Equity in income from partnerships and
   unconsolidated subsidiaries - net                                         (14)                                        37
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Minority interest                                                              1
Dividends on preferred securities
  subject to mandatory redemption
Dividends on utility preferred stock
   not subject to mandatory redemption
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations before tax                          (25)                   3                    56
Income tax (benefit)                                                         (29)                   2                    16
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations                                       4                    1                    40
Income from discontinued operations - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) before accounting change
Cumulative effect of accounting change - net of tax
Income tax benefit on discontinued operations
-------------------------------------------------------------- -------------------- --------------------- --------------------
Net income (loss)                                                              4                                         40
-------------------------------------------------------------- -------------------- --------------------- --------------------

Retained earnings - beginning of year                                        289                   45                   162
Dividends declared on common stock
Dividends declared on preferred stock
Stock option appreciation
-------------------------------------------------------------- -------------------- --------------------- --------------------
Retained earnings - end of year                                             $293                  $46                  $202
============================================================== ==================== ===================== ====================

EDISON CAPITAL and Subsidiaries [Tier 4]
EDISON FUNDING COMPANY CONSOLIDATED
Consolidating Statements of Income (Loss) and Retained Earnings
December 31, 2004
(In millions)

                                                               Mission Funding      Mission Funding       Mission Funding
                                                               Gamma                Kappa                 Zeta
-------------------------------------------------------------- -------------------- --------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other                                                  $1                  $64                    $4
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating revenue                                                        1                   64                     4
-------------------------------------------------------------- -------------------- --------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                                                           1
Asset impairment and loss on lease termination
Depreciation, decommissioning and amortization                                                                            3
Property and other taxes
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating expenses                                                                                                  4
-------------------------------------------------------------- -------------------- --------------------- --------------------

Operating income (loss)                                                        1                   64
Interest and dividend income
Equity in income from partnerships and
   unconsolidated subsidiaries - net                                                                                      2
Other nonoperating income
Interest expense - net of amounts capitalized                                                                             2
Other nonoperating deductions
Minority interest
Dividends on preferred securities
  subject to mandatory redemption
Dividends on utility preferred stock
   not subject to mandatory redemption
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations before tax                            1                   64
Income tax (benefit)                                                           1                   26
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations                                                           38
Income from discontinued operations - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) before accounting change
Cumulative effect of accounting change - net of tax
Income tax benefit on discontinued operations
-------------------------------------------------------------- -------------------- --------------------- --------------------
Net income (loss)                                                                                  38
-------------------------------------------------------------- -------------------- --------------------- --------------------

Retained earnings - beginning of year                                         30                  169                    14
Dividends declared on common stock
Dividends declared on preferred stock
Stock option appreciation
-------------------------------------------------------------- -------------------- --------------------- --------------------
Retained earnings - end of year                                              $30                 $207                   $14
============================================================== ==================== ===================== ====================

EDISON CAPITAL and Subsidiaries [Tier 4]
EDISON FUNDING COMPANY CONSOLIDATED
Consolidating Statements of Income (Loss) and Retained Earnings
December 31, 2004
(In millions)

                                                               Mission Iowa Wind    Edison Funding        Consolidating
                                                               Company              Company               Adjustments
-------------------------------------------------------------- -------------------- --------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other                                                 $11                                         $2
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating revenue                                                       11                                          2
-------------------------------------------------------------- -------------------- --------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                1
Asset impairment and loss on lease termination
Depreciation, decommissioning and amortization                                 5                                          2
Property and other taxes
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating expenses                                                       6
-------------------------------------------------------------- -------------------- --------------------- --------------------

Operating income (loss)                                                        5
Interest and dividend income                                                                       $3
Equity in income from partnerships and
   unconsolidated subsidiaries - net                                           1                  (10)                  ($2)
Other nonoperating income
Interest expense - net of amounts capitalized                                  3                   27
Other nonoperating deductions
Minority interest
Dividends on preferred securities
  subject to mandatory redemption
Dividends on utility preferred stock
   not subject to mandatory redemption
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations before tax                            3                  (34)
Income tax (benefit)                                                          (4)                 (14)
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations                                       7                  (20)
Income from discontinued operations - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) before accounting change
Cumulative effect of accounting change - net of tax
Income tax benefit on discontinued operations
-------------------------------------------------------------- -------------------- --------------------- --------------------
Net income (loss)                                                              7                  (20)
-------------------------------------------------------------- -------------------- --------------------- --------------------

Retained earnings - beginning of year                                         16                 (145)
Dividends declared on common stock
Dividends declared on preferred stock
Stock option appreciation
-------------------------------------------------------------- -------------------- --------------------- --------------------
Retained earnings - end of year                                              $23                ($165)
============================================================== ==================== ===================== ====================

EDISON CAPITAL and Subsidiaries [Tier 4]
EDISON FUNDING COMPANY CONSOLIDATED
Consolidating Statements of Income (Loss) and Retained Earnings
December 31, 2004
(In millions)

                                                               Edison Funding
                                                               Company
                                                               Consolidated
-------------------------------------------------------------- -------------------- --------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other                                                $102
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating revenue                                                      102
-------------------------------------------------------------- -------------------- --------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                5
Asset impairment and loss on lease termination
Depreciation, decommissioning and amortization                                19
Property and other taxes
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating expenses                                                      24
-------------------------------------------------------------- -------------------- --------------------- --------------------

Operating income (loss)                                                       76
Interest and dividend income                                                   9
Equity in income from partnerships and
   unconsolidated subsidiaries - net                                          14
Other nonoperating income
Interest expense - net of amounts capitalized                                (32)
Other nonoperating deductions
Minority interest                                                              1
Dividends on preferred securities
  subject to mandatory redemption
Dividends on utility preferred stock
   not subject to mandatory redemption
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations before tax                           68
Income tax (benefit)                                                          (2)
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations                                      70
Income from discontinued operations - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) before accounting change
Cumulative effect of accounting change - net of tax
Income tax benefit on discontinued operations
-------------------------------------------------------------- -------------------- --------------------- --------------------
Net income (loss)                                                             70
-------------------------------------------------------------- -------------------- --------------------- --------------------

Retained earnings - beginning of year                                        580
Dividends declared on common stock
Dividends declared on preferred stock
Stock option appreciation
-------------------------------------------------------------- -------------------- --------------------- --------------------
Retained earnings - end of year                                             $650
============================================================== ==================== ===================== ====================

EDISON CAPITAL and Subsidiaries [Tier 5]
EDISON CAPITAL HOUSING INVESTMENTS CONSOLIDATED
Consolidating Statements of Income (Loss) and Retained Earnings
December 31, 2004
(In millions)

                                                               EC Asset Services,   EC Properties, Inc.   EC Properties III,
                                                               Inc.                                       Inc.
-------------------------------------------------------------- -------------------- --------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating revenue
-------------------------------------------------------------- -------------------- --------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Asset impairment and loss on lease termination
Depreciation, decommissioning and amortization
Property and other taxes
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating expenses
-------------------------------------------------------------- -------------------- --------------------- --------------------

Operating income (loss)
Interest and dividend income
Equity in income from partnerships and
   unconsolidated subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Minority interest
Dividends on preferred securities
  subject to mandatory redemption
Dividends on utility preferred stock
   not subject to mandatory redemption
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations before tax
Income tax (benefit)
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations
Income from discontinued operations - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) before accounting change
Cumulative effect of accounting change - net of tax
Income tax benefit on discontinued operations
-------------------------------------------------------------- -------------------- --------------------- --------------------
Net income (loss)
-------------------------------------------------------------- -------------------- --------------------- --------------------

Retained earnings - beginning of year                                         $1                   $1
Dividends declared on common stock
Dividends declared on preferred stock
Stock option appreciation
-------------------------------------------------------------- -------------------- --------------------- --------------------
Retained earnings - end of year                                               $1                   $1
============================================================== ==================== ===================== ====================

EDISON CAPITAL and Subsidiaries [Tier 5]
EDISON CAPITAL HOUSING INVESTMENTS CONSOLIDATED
Consolidating Statements of Income (Loss) and Retained Earnings
December 31, 2004
(In millions)

                                                               EC-SLP, Inc.         ECHP Investment       Edison Capital
                                                                                    Company               Housing Delaware
                                                                                                          Inc.
-------------------------------------------------------------- -------------------- --------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other                                                                                             $1
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating revenue                                                                                                   1
-------------------------------------------------------------- -------------------- --------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                                                           1
Asset impairment and loss on lease termination
Depreciation, decommissioning and amortization
Property and other taxes
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating expenses                                                                                                 $1
-------------------------------------------------------------- -------------------- --------------------- --------------------

Operating income (loss)
Interest and dividend income
Equity in income from partnerships and
   unconsolidated subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Minority interest
Dividends on preferred securities
  subject to mandatory redemption
Dividends on utility preferred stock
   not subject to mandatory redemption
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations before tax
Income tax (benefit)
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations
Income from discontinued operations - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) before accounting change
Cumulative effect of accounting change - net of tax
Income tax benefit on discontinued operations
-------------------------------------------------------------- -------------------- --------------------- --------------------
Net income (loss)
-------------------------------------------------------------- -------------------- --------------------- --------------------

Retained earnings - beginning of year                                         $2
Dividends declared on common stock
Dividends declared on preferred stock
Stock option appreciation
-------------------------------------------------------------- -------------------- --------------------- --------------------
Retained earnings - end of year                                               $2
============================================================== ==================== ===================== ====================

EDISON CAPITAL and Subsidiaries [Tier 5]
EDISON CAPITAL HOUSING INVESTMENTS CONSOLIDATED
Consolidating Statements of Income (Loss) and Retained Earnings
December 31, 2004
(In millions)

                                                               Edison Capital       Edison Capital        Edison Capital
                                                               Housing Management   Housing New Jersey    Housing
                                                                                    [dissolved]           Pennsylvania
                                                                                                          [dissolved]
-------------------------------------------------------------- -------------------- --------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating revenue
-------------------------------------------------------------- -------------------- --------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Asset impairment and loss on lease termination
Depreciation, decommissioning and amortization
Property and other taxes
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating expenses
-------------------------------------------------------------- -------------------- --------------------- --------------------

Operating income (loss)
Interest and dividend income
Equity in income from partnerships and
   unconsolidated subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Minority interest
Dividends on preferred securities
  subject to mandatory redemption
Dividends on utility preferred stock
   not subject to mandatory redemption
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations before tax
Income tax (benefit)
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations
Income from discontinued operations - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) before accounting change
Cumulative effect of accounting change - net of tax
Income tax benefit on discontinued operations
-------------------------------------------------------------- -------------------- --------------------- --------------------
Net income (loss)
-------------------------------------------------------------- -------------------- --------------------- --------------------

Retained earnings - beginning of year                                                                                   ($1)
Dividends declared on common stock
Dividends declared on preferred stock
Stock option appreciation
-------------------------------------------------------------- -------------------- --------------------- --------------------
Retained earnings - end of year                                                                                         ($1)
============================================================== ==================== ===================== ====================

EDISON CAPITAL and Subsidiaries [Tier 5]
EDISON CAPITAL HOUSING INVESTMENTS CONSOLIDATED
Consolidating Statements of Income (Loss) and Retained Earnings
December 31, 2004
(In millions)

                                                               Edison Funding       Edison Funding        Edison Housing
                                                               Omicron Inc.         Olive Court [6]       North Carolina
-------------------------------------------------------------- -------------------- --------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other                                                                       $1
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating revenue                                                                             1
-------------------------------------------------------------- -------------------- --------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                                     1
Asset impairment and loss on lease termination
Depreciation, decommissioning and amortization                                $3
Property and other taxes
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating expenses                                                       3                    1
-------------------------------------------------------------- -------------------- --------------------- --------------------

Operating income (loss)                                                       (3)
Interest and dividend income
Equity in income from partnerships and
   unconsolidated subsidiaries - net                                          (4)
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Minority interest
Dividends on preferred securities
  subject to mandatory redemption
Dividends on utility preferred stock
   not subject to mandatory redemption
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations before tax                           (7)
Income tax (benefit)                                                         (14)
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations                                       7
Income from discontinued operations - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) before accounting change
Cumulative effect of accounting change - net of tax
Income tax benefit on discontinued operations
-------------------------------------------------------------- -------------------- --------------------- --------------------
Net income (loss)                                                              7
-------------------------------------------------------------- -------------------- --------------------- --------------------

Retained earnings - beginning of year                                        138                   (1)                   $1
Dividends declared on common stock
Dividends declared on preferred stock
Stock option appreciation
-------------------------------------------------------------- -------------------- --------------------- --------------------
Retained earnings - end of year                                             $145                  ($1)                   $1
============================================================== ==================== ===================== ====================

EDISON CAPITAL and Subsidiaries [Tier 5]
EDISON CAPITAL HOUSING INVESTMENTS CONSOLIDATED
Consolidating Statements of Income (Loss) and Retained Earnings
December 31, 2004
(In millions)

                                                               Edison Housing       EHI Development       EHI Development
                                                               South Carolina       Company               Fund
-------------------------------------------------------------- -------------------- --------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating revenue
-------------------------------------------------------------- -------------------- --------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Asset impairment and loss on lease termination
Depreciation, decommissioning and amortization
Property and other taxes
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating expenses
-------------------------------------------------------------- -------------------- --------------------- --------------------

Operating income (loss)
Interest and dividend income
Equity in income from partnerships and
   unconsolidated subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Minority interest
Dividends on preferred securities
  subject to mandatory redemption
Dividends on utility preferred stock
   not subject to mandatory redemption
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations before tax
Income tax (benefit)
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations
Income from discontinued operations - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) before accounting change
Cumulative effect of accounting change - net of tax
Income tax benefit on discontinued operations
-------------------------------------------------------------- -------------------- --------------------- --------------------
Net income (loss)
-------------------------------------------------------------- -------------------- --------------------- --------------------

Retained earnings - beginning of year
Dividends declared on common stock
Dividends declared on preferred stock
Stock option appreciation
-------------------------------------------------------------- -------------------- --------------------- --------------------
Retained earnings - end of year
============================================================== ==================== ===================== ====================

EDISON CAPITAL and Subsidiaries [Tier 5]
EDISON CAPITAL HOUSING INVESTMENTS CONSOLIDATED
Consolidating Statements of Income (Loss) and Retained Earnings
December 31, 2004
(In millions)

                                                               MHICAL 94 Company    MHICAL 95 Company     Edison Housing
                                                                                                          Consolidation Co.
                                                                                                          [6]
-------------------------------------------------------------- -------------------- --------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating revenue
-------------------------------------------------------------- -------------------- --------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Asset impairment and loss on lease termination
Depreciation, decommissioning and amortization
Property and other taxes
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating expenses
-------------------------------------------------------------- -------------------- --------------------- --------------------

Operating income (loss)
Interest and dividend income
Equity in income from partnerships and
   unconsolidated subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Minority interest
Dividends on preferred securities
  subject to mandatory redemption
Dividends on utility preferred stock
   not subject to mandatory redemption
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations before tax
Income tax (benefit)
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations
Income from discontinued operations - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) before accounting change
Cumulative effect of accounting change - net of tax
Income tax benefit on discontinued operations
-------------------------------------------------------------- -------------------- --------------------- --------------------
Net income (loss)
-------------------------------------------------------------- -------------------- --------------------- --------------------

Retained earnings - beginning of year                                        $10                  $10                    $8
Dividends declared on common stock
Dividends declared on preferred stock
Stock option appreciation
-------------------------------------------------------------- -------------------- --------------------- --------------------
Retained earnings - end of year                                              $10                  $10                    $8
============================================================== ==================== ===================== ====================

EDISON CAPITAL and Subsidiaries [Tier 5]
EDISON CAPITAL HOUSING INVESTMENTS CONSOLIDATED
Consolidating Statements of Income (Loss) and Retained Earnings
December 31, 2004
(In millions)

                                                               MHICAL 96 Company    MHICAL 97 Company     Mission Housing
                                                                                                          Alpha
-------------------------------------------------------------- -------------------- --------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating revenue
-------------------------------------------------------------- -------------------- --------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Asset impairment and loss on lease termination
Depreciation, decommissioning and amortization
Property and other taxes
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating expenses
-------------------------------------------------------------- -------------------- --------------------- --------------------

Operating income (loss)
Interest and dividend income
Equity in income from partnerships and
   unconsolidated subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Minority interest
Dividends on preferred securities
  subject to mandatory redemption
Dividends on utility preferred stock
   not subject to mandatory redemption
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations before tax
Income tax (benefit)
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations
Income from discontinued operations - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) before accounting change
Cumulative effect of accounting change - net of tax
Income tax benefit on discontinued operations
-------------------------------------------------------------- -------------------- --------------------- --------------------
Net income (loss)
-------------------------------------------------------------- -------------------- --------------------- --------------------

Retained earnings - beginning of year                                        $14                  $10                    $1
Dividends declared on common stock
Dividends declared on preferred stock
Stock option appreciation
-------------------------------------------------------------- -------------------- --------------------- --------------------
Retained earnings - end of year                                              $14                  $10                    $1
============================================================== ==================== ===================== ====================

EDISON CAPITAL and Subsidiaries [Tier 5]
EDISON CAPITAL HOUSING INVESTMENTS CONSOLIDATED
Consolidating Statements of Income (Loss) and Retained Earnings
December 31, 2004
(In millions)

                                                               Mission Housing      Mission Housing       Mission Housing
                                                               Beta                 Delta                 Denver [dissolved]
-------------------------------------------------------------- -------------------- --------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating revenue
-------------------------------------------------------------- -------------------- --------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Asset impairment and loss on lease termination
Depreciation, decommissioning and amortization
Property and other taxes
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating expenses
-------------------------------------------------------------- -------------------- --------------------- --------------------

Operating income (loss)
Interest and dividend income
Equity in income from partnerships and
   unconsolidated subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Minority interest
Dividends on preferred securities
  subject to mandatory redemption
Dividends on utility preferred stock
   not subject to mandatory redemption
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations before tax
Income tax (benefit)
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations
Income from discontinued operations - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) before accounting change
Cumulative effect of accounting change - net of tax
Income tax benefit on discontinued operations
-------------------------------------------------------------- -------------------- --------------------- --------------------
Net income (loss)
-------------------------------------------------------------- -------------------- --------------------- --------------------

Retained earnings - beginning of year                                         $3                   $5                    $3
Dividends declared on common stock
Dividends declared on preferred stock
Stock option appreciation
-------------------------------------------------------------- -------------------- --------------------- --------------------
Retained earnings - end of year                                               $3                   $5                    $3
============================================================== ==================== ===================== ====================

EDISON CAPITAL and Subsidiaries [Tier 5]
EDISON CAPITAL HOUSING INVESTMENTS CONSOLIDATED
Consolidating Statements of Income (Loss) and Retained Earnings
December 31, 2004
(In millions)

                                                               Mission Housing      Mission Housing       Mission Housing
                                                               Epsilon              Gamma                 Holdings
-------------------------------------------------------------- -------------------- --------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating revenue
-------------------------------------------------------------- -------------------- --------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Asset impairment and loss on lease termination
Depreciation, decommissioning and amortization
Property and other taxes
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating expenses
-------------------------------------------------------------- -------------------- --------------------- --------------------

Operating income (loss)
Interest and dividend income
Equity in income from partnerships and
   unconsolidated subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Minority interest
Dividends on preferred securities
  subject to mandatory redemption
Dividends on utility preferred stock
   not subject to mandatory redemption
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations before tax
Income tax (benefit)
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations
Income from discontinued operations - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) before accounting change
Cumulative effect of accounting change - net of tax
Income tax benefit on discontinued operations
-------------------------------------------------------------- -------------------- --------------------- --------------------
Net income (loss)
-------------------------------------------------------------- -------------------- --------------------- --------------------

Retained earnings - beginning of year                                                              $2                    $3
Dividends declared on common stock
Dividends declared on preferred stock
Stock option appreciation
-------------------------------------------------------------- -------------------- --------------------- --------------------
Retained earnings - end of year                                                                    $2                    $3
============================================================== ==================== ===================== ====================

EDISON CAPITAL and Subsidiaries [Tier 5]
EDISON CAPITAL HOUSING INVESTMENTS CONSOLIDATED
Consolidating Statements of Income (Loss) and Retained Earnings
December 31, 2004
(In millions)

                                                               Mission Housing      Mission Funding       Mission Housing
                                                               Theta                Theta [6]             Zeta [dissolved]
-------------------------------------------------------------- -------------------- --------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating revenue
-------------------------------------------------------------- -------------------- --------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Asset impairment and loss on lease termination
Depreciation, decommissioning and amortization
Property and other taxes
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating expenses
-------------------------------------------------------------- -------------------- --------------------- --------------------

Operating income (loss)
Interest and dividend income
Equity in income from partnerships and
   unconsolidated subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Minority interest
Dividends on preferred securities
  subject to mandatory redemption
Dividends on utility preferred stock
   not subject to mandatory redemption
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations before tax
Income tax (benefit)
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations
Income from discontinued operations - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) before accounting change
Cumulative effect of accounting change - net of tax
Income tax benefit on discontinued operations
-------------------------------------------------------------- -------------------- --------------------- --------------------
Net income (loss)
-------------------------------------------------------------- -------------------- --------------------- --------------------

Retained earnings - beginning of year                                         $2
Dividends declared on common stock
Dividends declared on preferred stock
Stock option appreciation
-------------------------------------------------------------- -------------------- --------------------- --------------------
Retained earnings - end of year                                               $2
============================================================== ==================== ===================== ====================

EDISON CAPITAL and Subsidiaries [Tier 5]
EDISON CAPITAL HOUSING INVESTMENTS CONSOLIDATED
Consolidating Statements of Income (Loss) and Retained Earnings
December 31, 2004
(In millions)

                                                               Edison Capital       Consolidating         Edison Capital
                                                               Housing Investments  Adjustments           Housing
                                                                                                          Investments
                                                                                                          Consolidated
-------------------------------------------------------------- -------------------- --------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other                                                  $2                                         $4
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating revenue                                                        2                                          4
-------------------------------------------------------------- -------------------- --------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                1                                          3
Asset impairment and loss on lease termination
Depreciation, decommissioning and amortization                                 8                                         11
Property and other taxes
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating expenses                                                       9                                         14
-------------------------------------------------------------- -------------------- --------------------- --------------------

Operating income (loss)                                                       (7)                                       (10)
Interest and dividend income
Equity in income from partnerships and
   unconsolidated subsidiaries - net                                         (10)                                       (14)
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Minority interest                                                              1                                          1
Dividends on preferred securities
  subject to mandatory redemption
Dividends on utility preferred stock
   not subject to mandatory redemption
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations before tax                          (18)                                       (25)
Income tax (benefit)                                                         (15)                                       (29)
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations                                      (3)                                         4
Income from discontinued operations - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) before accounting change
Cumulative effect of accounting change - net of tax
Income tax benefit on discontinued operations
-------------------------------------------------------------- -------------------- --------------------- --------------------
Net income (loss)                                                             (3)                                         4
-------------------------------------------------------------- -------------------- --------------------- --------------------

Retained earnings - beginning of year                                         76                                        289
Dividends declared on common stock
Dividends declared on preferred stock
Stock option appreciation
-------------------------------------------------------------- -------------------- --------------------- --------------------
Retained earnings - end of year                                              $73                                       $293
============================================================== ==================== ===================== ====================

EDISON CAPITAL and Subsidiaries [Tier 5]
MISSION FUNDING EPSILON CONSOLIDATED
Consolidating Statements of Income (Loss) and Retained Earnings
December 31, 2004
(In millions)

                                                               Edison Capital       Edison Capital LAI    Edison Capital
                                                               (Bermuda)            (Bermuda) Ltd. [6]    Latin American
                                                               Investments, Ltd.                          Investments
                                                                                                          (Bermuda), Ltd. [6]
-------------------------------------------------------------- -------------------- --------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating revenue
-------------------------------------------------------------- -------------------- --------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Asset impairment and loss on lease termination
Depreciation, decommissioning and amortization
Property and other taxes
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating expenses
-------------------------------------------------------------- -------------------- --------------------- --------------------

Operating income (loss)
Interest and dividend income                                                  $6
Equity in income from partnerships and
   unconsolidated subsidiaries - net                                           8
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Minority interest
Dividends on preferred securities
  subject to mandatory redemption
Dividends on utility preferred stock
   not subject to mandatory redemption
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations before tax                           14
Income tax (benefit)                                                          13
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations                                       1
Income from discontinued operations - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) before accounting change
Cumulative effect of accounting change - net of tax
Income tax benefit on discontinued operations
-------------------------------------------------------------- -------------------- --------------------- --------------------
Net income (loss)                                                              1
-------------------------------------------------------------- -------------------- --------------------- --------------------

Retained earnings - beginning of year                                          6
Dividends declared on common stock
Dividends declared on preferred stock
Stock option appreciation
-------------------------------------------------------------- -------------------- --------------------- --------------------
Retained earnings - end of year                                               $7
============================================================== ==================== ===================== ====================

EDISON CAPITAL and Subsidiaries [Tier 5]
MISSION FUNDING EPSILON CONSOLIDATED
Consolidating Statements of Income (Loss) and Retained Earnings
December 31, 2004
(In millions)

                                                               Edison Capital       Edison Capital        Edison Capital
                                                               International        Latin American        (Netherlands)
                                                               (Bermuda) Ltd.       Investments Holding   Holdings Company
                                                                                    Company               B.V.
                                                                                                          110
-------------------------------------------------------------- -------------------- --------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating revenue
-------------------------------------------------------------- -------------------- --------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Asset impairment and loss on lease termination
Depreciation, decommissioning and amortization
Property and other taxes
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating expenses
-------------------------------------------------------------- -------------------- --------------------- --------------------

Operating income (loss)
Interest and dividend income
Equity in income from partnerships and
   unconsolidated subsidiaries - net                                                              $29
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Minority interest
Dividends on preferred securities
  subject to mandatory redemption
Dividends on utility preferred stock
   not subject to mandatory redemption
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations before tax                                                29
Income tax (benefit)                                                                                3
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations                                                           26
Income from discontinued operations - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) before accounting change
Cumulative effect of accounting change - net of tax
Income tax benefit on discontinued operations
-------------------------------------------------------------- -------------------- --------------------- --------------------
Net income (loss)                                                                                  26
-------------------------------------------------------------- -------------------- --------------------- --------------------

Retained earnings - beginning of year                                         $2                    3                   ($1)
Dividends declared on common stock
Dividends declared on preferred stock
Stock option appreciation
-------------------------------------------------------------- -------------------- --------------------- --------------------
Retained earnings - end of year                                               $2                  $29                   ($1)
============================================================== ==================== ===================== ====================

EDISON CAPITAL and Subsidiaries [Tier 5]
MISSION FUNDING EPSILON CONSOLIDATED
Consolidating Statements of Income (Loss) and Retained Earnings
December 31, 2004
(In millions)

                                                               Edison Capital       Mission Funding       Mission Funding Mu
                                                               (Netherlands)        Alpha                 [6]
                                                               Investments B.V.
                                                               [6]
-------------------------------------------------------------- -------------------- --------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other                                                                       $6                    $1
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating revenue                                                                             6                     1
-------------------------------------------------------------- -------------------- --------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Asset impairment and loss on lease termination
Depreciation, decommissioning and amortization
Property and other taxes
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating expenses
-------------------------------------------------------------- -------------------- --------------------- --------------------

Operating income (loss)                                                                             6                     1
Interest and dividend income
Equity in income from partnerships and
   unconsolidated subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Minority interest
Dividends on preferred securities
  subject to mandatory redemption
Dividends on utility preferred stock
   not subject to mandatory redemption
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations before tax                                                 6                     1
Income tax (benefit)                                                                                2
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations                                                            4                     1
Income from discontinued operations - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) before accounting change
Cumulative effect of accounting change - net of tax
Income tax benefit on discontinued operations
-------------------------------------------------------------- -------------------- --------------------- --------------------
Net income (loss)                                                                                   4                     1
-------------------------------------------------------------- -------------------- --------------------- --------------------

Retained earnings - beginning of year                                         $1                   61                    10
Dividends declared on common stock
Dividends declared on preferred stock
Stock option appreciation
-------------------------------------------------------------- -------------------- --------------------- --------------------
Retained earnings - end of year                                               $1                  $65                   $11
============================================================== ==================== ===================== ====================

EDISON CAPITAL and Subsidiaries [Tier 5]
MISSION FUNDING EPSILON CONSOLIDATED
Consolidating Statements of Income (Loss) and Retained Earnings
December 31, 2004
(In millions)

                                                               Mission Funding      Mission Funding Nu    Mission
                                                               Delta                [6]                   Investments, Inc.
-------------------------------------------------------------- -------------------- --------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other                                                                       $2                    $4
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating revenue                                                                             2                     4
-------------------------------------------------------------- -------------------- --------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Asset impairment and loss on lease termination
Depreciation, decommissioning and amortization
Property and other taxes
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating expenses
-------------------------------------------------------------- -------------------- --------------------- --------------------

Operating income (loss)                                                                             2                     4
Interest and dividend income
Equity in income from partnerships and
   unconsolidated subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Minority interest
Dividends on preferred securities
  subject to mandatory redemption
Dividends on utility preferred stock
   not subject to mandatory redemption
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations before tax                                                 2                     4
Income tax (benefit)
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations                                                            2                     4
Income from discontinued operations - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) before accounting change
Cumulative effect of accounting change - net of tax
Income tax benefit on discontinued operations
-------------------------------------------------------------- -------------------- --------------------- --------------------
Net income (loss)                                                                                   2                     4
-------------------------------------------------------------- -------------------- --------------------- --------------------

Retained earnings - beginning of year                                         $6                   22                    (3)
Dividends declared on common stock
Dividends declared on preferred stock
Stock option appreciation
-------------------------------------------------------------- -------------------- --------------------- --------------------
Retained earnings - end of year                                               $6                  $24                    $1
============================================================== ==================== ===================== ====================

EDISON CAPITAL and Subsidiaries [Tier 5]
MISSION FUNDING EPSILON CONSOLIDATED
Consolidating Statements of Income (Loss) and Retained Earnings
December 31, 2004
(In millions)

                                                               Mission (Bermuda)    Mission Funding       Consolidating
                                                               Investments, Ltd.    Epsilon               Adjustments
                                                               28
-------------------------------------------------------------- -------------------- --------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other                                                  $4                   $4                   ($8)
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating revenue                                                        4                    4                    (8)
-------------------------------------------------------------- -------------------- --------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                                     8                    (8)
Asset impairment and loss on lease termination
Depreciation, decommissioning and amortization
Property and other taxes
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating expenses                                                                            8
-------------------------------------------------------------- -------------------- --------------------- --------------------

Operating income (loss)                                                        4                   (4)
Interest and dividend income
Equity in income from partnerships and
   unconsolidated subsidiaries - net                                                                7                    (7)
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Minority interest
Dividends on preferred securities
  subject to mandatory redemption
Dividends on utility preferred stock
   not subject to mandatory redemption
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations before tax                            4                    3                    (7)
Income tax (benefit)                                                                               (2)
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations                                       4                    5                    (7)
Income from discontinued operations - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) before accounting change
Cumulative effect of accounting change - net of tax
Income tax benefit on discontinued operations
-------------------------------------------------------------- -------------------- --------------------- --------------------
Net income (loss)                                                              4                    5                    (7)
-------------------------------------------------------------- -------------------- --------------------- --------------------

Retained earnings - beginning of year                                        ($4)                  52                    $7
Dividends declared on common stock
Dividends declared on preferred stock
Stock option appreciation
-------------------------------------------------------------- -------------------- --------------------- --------------------
Retained earnings - end of year                                                                   $57
============================================================== ==================== ===================== ====================

EDISON CAPITAL and Subsidiaries [Tier 5]
MISSION FUNDING EPSILON CONSOLIDATED
Consolidating Statements of Income (Loss) and Retained Earnings
December 31, 2004
(In millions)

                                                               Mission Funding
                                                               Epsilon
                                                               Consolidated
-------------------------------------------------------------- -------------------- --------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other                                                 $13
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating revenue                                                       13
-------------------------------------------------------------- -------------------- --------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Asset impairment and loss on lease termination
Depreciation, decommissioning and amortization
Property and other taxes
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating expenses
-------------------------------------------------------------- -------------------- --------------------- --------------------

Operating income (loss)                                                       13
Interest and dividend income                                                   6
Equity in income from partnerships and
   unconsolidated subsidiaries - net                                          37
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Minority interest
Dividends on preferred securities
  subject to mandatory redemption
Dividends on utility preferred stock
   not subject to mandatory redemption
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations before tax                           56
Income tax (benefit)                                                          16
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations                                      40
Income from discontinued operations - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) before accounting change
Cumulative effect of accounting change - net of tax
Income tax benefit on discontinued operations
-------------------------------------------------------------- -------------------- --------------------- --------------------
Net income (loss)                                                             40
-------------------------------------------------------------- -------------------- --------------------- --------------------

Retained earnings - beginning of year                                        162
Dividends declared on common stock
Dividends declared on preferred stock
Stock option appreciation
-------------------------------------------------------------- -------------------- --------------------- --------------------
Retained earnings - end of year                                             $202
============================================================== ==================== ===================== ====================

Part 4

EDISON CAPITAL
Equity Investments in Real Estate Limited Partnerships
December 31, 2004 - Based on financial statements as of December 31, 2003
(In millions)

Name of Entity:                   1st Time Homebuyer
                                  Opportunities LP
                                  (Chester County Homes)      1010 SVN Assoc LP           1028 Howard St Assoc LP
--------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                          $1                          $0                          $0

  Revenues                        $0                          $0                          $0

  Net Income (Loss)               $0                          $0                          $0

Ownership Interest(s):            99.00% by Edison Capital    99.9% by Edison Capital     99.00% by Mission Housing
                                  Housing Investments         Housing Partners IX LP      Investors Partnership

Name of Entity:                   1101 Howard St Assoc LP     1475 167th Ave Assoc LP     16th and Church St Assoc
                                                              (Bermuda Gardens Apts)      LP
--------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                          $0                          $1                          $2

  Revenues                        $0                          $0                          $0

  Net Income (Loss)               $0                          $0                          $0

Ownership Interest(s):            99.00% by MHIFED 95 LP      99.90% by Edison Capital    99.00% by Edison Funding
                                                              Housing Partners XI LP      Omicron Inc.

EDISON CAPITAL
Equity Investments in Real Estate Limited Partnerships
December 31, 2004 - Based on financial statements as of December 31, 2003
(In millions)

Name of Entity:                          1732 Champa LP (Buerger     18303 Kittridge Assoc-39    1856 Wells Court Partners
                                         Brothers Lofts)             LP (Kittridge)              LP (Wells Court)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $6                          $2                          $2

  Revenues                               $1                          $0                          $0

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   99.00% by Edison Capital    99.00% by Edison Capital    99.00% by Edison Funding
                                         Housing Investments         Housing Investments         Omicron Inc.

Name of Entity:                          210 Washington Ave Assoc    2400 Locust Assoc LP        2601 North Broad St Assoc
                                         (Renaissance Plaza)         (Locust on the Park)        LP (Station House)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $3                          $21                         $0

  Revenues                               $1                          $3                          $0

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   99.00% by Edison Capital    99.00% by Edison Capital    99.00% by Corporations
                                         Housing Investments         Housing Investments         for Affordable Housing LP
                                                                                                 II

EDISON CAPITAL
Equity Investments in Real Estate Limited Partnerships
December 31, 2004 - Based on financial statements as of December 31, 2003
(In millions)

Name of Entity:                          2814 Fifth St Assoc LP      3790 Wisconsin Street       5363 Dent Ave Assoc LP
                                         (Land Park Woods)           Partners LP (Wisconsin
                                                                     III) [SOLD]
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $0                          $0                          $1

  Revenues                               $0                          $0                          $0

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   99.00% by Edison Capital    99.90% by Edison Capital    99.00% by MH II LP
                                         Housing Partners IX LP      Housing Investments

Name of Entity:                          708 Pico LP (Wavecrest      Aaron Michael Assoc LP      Abby Assoc LP (Windmere)
                                         Housing)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $0                          $0                          $4

  Revenues                               $0                          $0                          $0

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   99.9% by Edison Capital     99.9% by Edison Capital     99.00% by MHICAL 95 LP
                                         Housing Partners XV LP      Housing Investments

EDISON CAPITAL
Equity Investments in Real Estate Limited Partnerships
December 31, 2004 - Based on financial statements as of December 31, 2003
(In millions)

Name of Entity:                          Admiralty Heights Assoc     AE Assoc LP (Avenida        Affordable/Citrus Glenn
                                         II 1995 LP (Kent Manor)     Espana)                     Phase II, Ltd (Citrus
                                                                                                 Glenn Apts Phase II)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $2                          $7                          $2

  Revenues                               $0                          $1                          $0

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   99.00% by Edison Capital    99.00% by Edison Funding    99.00% by Edison Capital
                                         Housing Partners VI LP      Omicron Inc.                Housing Partners VI LP

Name of Entity:                          Agape Housing LP            Alhambra Apts LP            Alma Place Assoc LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $1                          $2                          $0

  Revenues                               $0                          $0                          $0

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   99.00% by Edison Funding    99.90% by Edison Capital    99.00% by Edison Capital
                                         Omicron Inc.                Housing Partners XIII LP    Housing Partners IX LP

EDISON CAPITAL
Equity Investments in Real Estate Limited Partnerships
December 31, 2004 - Based on financial statements as of December 31, 2003
(In millions)

Name of Entity:                          Altamont Hotel Assoc LP     AMCAL Santa Barbara Fund    Antelope Assoc LP
                                                                     XXXVI LP (Positano)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $3                          $1                          $0

  Revenues                               $0                          $0                          $0

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   99.00% by Edison Capital    99.00% by Edison Capital    99.00% by Edison Capital
                                         Housing Partners VI LP      Housing Partners V LP       Housing Partners XVII LP

Name of Entity:                          Apollo Development Assoc    Arbor Lane Assoc Phase II   Argyle Redevelopment
                                         LP (Apollo Hotel)           LP (Timberwood)             Partnership LP (The
                                                                                                 Argyle)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $1                          $0                          $0

  Revenues                               $0                          $0                          $0

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   99.90% by Edison Capital    99.00% by Corporations      99.00% by Edison Capital
                                         Housing Partners XIV LP     for Affordable Housing LP   Housing Investments

EDISON CAPITAL
Equity Investments in Real Estate Limited Partnerships
December 31, 2004 - Based on financial statements as of December 31, 2003
(In millions)

Name of Entity:                          Arroyo Vista Assoc LP       Artloft Assoc LP            Auburn Manor Apts LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $0                          $0                          $3

  Revenues                               $0                          $0                          $0

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   99.00% by Corporations      35.60% by Corporations      99.00% by Edison Capital
                                         for Affordable Housing LP   for Affordable Housing LP   Housing Partners XI LP

                                                                     53.39% by Corporations
                                                                     for Affordable Housing LP
                                                                     II

Name of Entity:                          Auburn Manor LLC            Avalon Courtyard LP         B.A.I. Edison Ravenwood
                                                                     (Carson Senior Housing)     LP (Ravenwood)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $0                          $0                          $0

  Revenues                               $0                          $0                          $0

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   50.00% by Edison Capital    99.00% by MHIFED 95 LP      90.00% by Edison Capital
                                         Housing Investments                                     Housing Delaware, Inc.

EDISON CAPITAL
Equity Investments in Real Estate Limited Partnerships
December 31, 2004 - Based on financial statements as of December 31, 2003
(In millions)

Name of Entity:                          Baker Park Assoc LP         Barnsdall Court LP (Villa   Bartlett Hill Assoc LP
                                                                     Mariposa)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $0                          $1                          $4

  Revenues                               $0                          $0                          $1

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   99.00% by Edison Capital    99.90% by Edison Capital    99.00% by Edison Capital
                                         Housing Partners XVII LP    Housing Partners XI LP      Housing Investments

Name of Entity:                          Beacon Manor Assoc LP       Benton Green LP             Berry Ave Assoc LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $1                          $1                          $0

  Revenues                               $0                          $0                          $0

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   99.00% by Edison Capital    99.90% by Edison Capital    99.00% by MHIFED 94 LP
                                         Housing Partners X LP       Housing Partners XV LP

EDISON CAPITAL
Equity Investments in Real Estate Limited Partnerships
December 31, 2004 - Based on financial statements as of December 31, 2003
(In millions)

Name of Entity:                          Bodega Hills Investors LP   Borregas Court LP           Boulder Creek Apartments
                                                                                                 LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $1                          $2                          $4

  Revenues                               $0                          $0                          $0

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   99.00% by Edison Capital    99.00% by Edison Capital    99.90% by Edison Capital
                                         Housing Partners V LP       Housing Partners XI LP      Housing Partners X LP

Name of Entity:                          Bouquet Canyon Seniors LP   Bracher Assoc LP            Bradley Manor Senior
                                                                                                 Apartments LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $0                          $0                          $1

  Revenues                               $0                          $0                          $0

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   99.90% by Edison Capital    99.00% by Edison Capital    99.00% by Edison Capital
                                         Housing Partners XVI LP     Housing Partners XVIII LP   Housing Partners VI LP

EDISON CAPITAL
Equity Investments in Real Estate Limited Partnerships
December 31, 2004 - Based on financial statements as of December 31, 2003
(In millions)

Name of Entity:                          Brantwood II Assoc LP       Brookline Housing Assoc     Brooks School Assoc LP
                                                                     LLC (Bridgewater)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $2                          $0                          $3

  Revenues                               $0                          $0                          $0

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   99.00% by Edison Funding    99.00% by Corporations      99.00% by Edison Funding
                                         Omicron Inc.                for Affordable Housing LP   Omicron Inc.
                                                                     II

Name of Entity:                          Bryn Mawr - Belle Shore     Bryson Family Apts LP       Burlington Senior Housing
                                         LP (The)                                                LLC
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $22                         $2                          $1

  Revenues                               $3                          $0                          $0

  Net Income (Loss)                      ($1)                        $0                          $0

Ownership Interest(s):                   99.00% by Edison Funding    99.90% by Edison Capital    99.90% by Edison Capital
                                         Omicron Inc.                Housing Partners XI LP      Housing Partners X LP

EDISON CAPITAL
Equity Investments in Real Estate Limited Partnerships
December 31, 2004 - Based on financial statements as of December 31, 2003
(In millions)

Name of Entity:                          Bush Hotel LP               Caleb Affordable Housing    California Park Apts LP
                                                                     Assoc LP
                                                                     (Ledges/Pinebrook)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $10                         $0                          $3

  Revenues                               $1                          $0                          $0

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   99.00% by Edison Funding    99.00% by Corporations      99.00% by MH I LP
                                         Omicron Inc.                for Affordable Housing LP

Name of Entity:                          Carlin LP (The)             Carlton Way Apts LP         Carson Housing LP (Carson
                                                                                                 Street)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $0                          $0                          $2

  Revenues                               $0                          $0                          $0

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   99.00% by Corporations      99.00% by MHIFED 94 LP      98.00% by Edison Capital
                                         for Affordable Housing LP                               Housing Partners XI LP

EDISON CAPITAL
Equity Investments in Real Estate Limited Partnerships
December 31, 2004 - Based on financial statements as of December 31, 2003
(In millions)

Name of Entity:                          Carson Terrace LP           Casa Rampart LP (Rampart    C-Court LP (Cawelti Court)
                                                                     Apts)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $1                          $1                          $0

  Revenues                               $0                          $0                          $0

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   99.90% by Edison Capital    99.90% by Edison Capital    99.00% by Edison Capital
                                         Housing Partners XIV LP     Housing Partners XI LP      Housing Partners VII LP

Name of Entity:                          CCS/Bellingham LP           CCS/Mount Vernon Housing    CCS/Renton Housing LP
                                         (Washington Grocery         LP (La Venture)             (Renton)
                                         Building)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $4                          $0                          $1

  Revenues                               $0                          $0                          $0

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   99.00% by Edison Capital    99.90% by Edison Capital    99.90% by Edison Capital
                                         Housing Investments         Housing Partners XIX LP     Housing Partners X LP

EDISON CAPITAL
Equity Investments in Real Estate Limited Partnerships
December 31, 2004 - Based on financial statements as of December 31, 2003
(In millions)

Name of Entity:                          CDR Senior Housing Assoc    Catalonia Assoc LP          Cedarshores Limited
                                         LP (Casa del Rio)                                       Dividend Housing
                                                                                                 Association LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $0                          $2                          $1

  Revenues                               $0                          $0                          $0

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   99.00% by MHIFED 94 LP      99.00% by Edison Capital    99.99% by Edison Capital
                                                                     Housing Partners VIII LP    Housing Partners XII LP

                                                                                                 0.01% by Mission Funding
                                                                                                 Theta LP Syndicated in
                                                                                                 2002

Name of Entity:                          Centennial Place LP         Centertown Assoc LP         Centro Partners LP (El
                                                                                                 Centro)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $7                          $6                          $5

  Revenues                               $1                          $0                          $0

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   99.00% by MH V LP           99.00% by Edison Funding    99.00% by Edison Funding
                                                                     Omicron Inc.                Omicron Inc.

EDISON CAPITAL
Equity Investments in Real Estate Limited Partnerships
December 31, 2004 - Based on financial statements as of December 31, 2003
(In millions)

Name of Entity:                          Cincinnati Ravenwood Apts   Chamber Apts LP (The        Cochrane Village Apts LP
                                         LP (Ravenwood)              Chamber Bldg)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $5                          $1                          $0

  Revenues                               $1                          $0                          $0

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   99.00% by Edison Funding    99.00% by Edison Capital    99.00% by Edison Capital
                                         Omicron Inc.                Housing Partners XIII LP    Housing Partners XIX LP

                                         0.95%% by B.A.I. Edison
                                         Ravenwood LP (Ravenwood)

Name of Entity:                          Colina Vista LP             Conejo Valley Community     Coolidge Station Apts LLC
                                                                     Housing Assoc (Community
                                                                     House Apts)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $5                          $2                          $0

  Revenues                               $0                          $0                          $0

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   99.00% by MHICAL 95 LP      99.00% by Edison Capital    99.00% by Edison Capital
                                                                     Housing Investments         Housing Partners X LP

EDISON CAPITAL
Equity Investments in Real Estate Limited Partnerships
December 31, 2004 - Based on financial statements as of December 31, 2003
(In millions)

Name of Entity:                          Corporations for            Corporations for            Corporations for
                                         Affordable Housing LP       Affordable Housing LP II    Affordable Housing LP III
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $0                          $0                          $0

  Revenues                               $0                          $0                          $0

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   1.00% by EC Properties,     1.00% by EC Properties,     1.00% by EC Properties
                                         Inc.                        Inc.                        III, Inc.

Name of Entity:                          Corona Ely/Ranch Assoc LP   Cottonwood Affordable       Coyote Springs Apts Assoc
                                                                     Housing LP (Verde Vista)    LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $0                          $1                          $10

  Revenues                               $0                          $0                          $1

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   99.00% by MHIFED 94 LP      99.00% by Edison Capital    99.00% by Edison Funding
                                                                     Housing Partners VII LP     Omicron Inc.

EDISON CAPITAL
Equity Investments in Real Estate Limited Partnerships
December 31, 2004 - Based on financial statements as of December 31, 2003
(In millions)

Name of Entity:                          Cypress Cove Assoc          Davis MHA Twin Pines        Del Carlo Court Assoc LP
                                                                     Community Assoc LP
                                                                     (Northstar Apts)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $2                          $1                          $5

  Revenues                               $0                          $0                          $0

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   99.00% by Edison Funding    99.90% by Edison Capital    99.00% by Edison Funding
                                         Omicron Inc.                Housing Partners XI LP      Omicron Inc.

Name of Entity:                          Delta Plaza Apts LP         DeRose Housing Assoc LP     Diamond Creek Apts LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $2                          $4                          $0

  Revenues                               $0                          $1                          $0

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   99.00% by Edison Funding    99.00% by MH III LP         99.90% by Edison Capital
                                         Omicron Inc.                                            Housing Investments

EDISON CAPITAL
Equity Investments in Real Estate Limited Partnerships
December 31, 2004 - Based on financial statements as of December 31, 2003
(In millions)

Name of Entity:                          Diamond Phase III Venture   Don Avante Assoc I LP       Don Avante Assoc II LP
                                         LP                          (Don de Dios)               (Village Avante)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $0                          $1                          $1

  Revenues                               $0                          $0                          $0

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   99.00% by Corporations      99.90% by Edison Capital    99.90% by Edison Capital
                                         for Affordable Housing LP   Housing Partners XV LP      Housing Partners XIV LP

Name of Entity:                          Double X Assoc 1995 LP      EAH Larkspur Creekside      East Cotati Ave Partners
                                         (Terrace Manor)             Assoc LP                    LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $2                          $2                          $5

  Revenues                               $0                          $0                          $0

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   99.00% by Edison Capital    99.00% by Edison Funding    99.00% by Edison Funding
                                         Housing Partners VI LP      Omicron Inc.                Omicron Inc.

EDISON CAPITAL
Equity Investments in Real Estate Limited Partnerships
December 31, 2004 - Based on financial statements as of December 31, 2003
(In millions)

Name of Entity:                          Eastwood Homes LP           ECH/HFC GP Partnership      ECH/HFC GP Partnership
                                                                     No. 1                       No. 2
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $2                          $15                         $1

  Revenues                               $0                          $0                          $0

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   99.00% by Edison Capital    34.90% by Edison Capital    56.70% by Edison Capital
                                         Housing Partners XI LP      Housing Investments         Housing Investments

                                                                     50.44% by GP MHICAL 96 LP   43.30% GP by MHICAL 95
                                                                                                 Company

                                                                     14.66% by GP MHICAL 97 LP

Name of Entity:                          ECH Investor Partners       ECH Investor Partners       ECHP LLC
                                         VI-A LP                     VI-B LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $4                          $0                          $12

  Revenues                               $0                          $0                          $0

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   15.3877% by Edison          99% by Edison Capital       99.999% by ECHP
                                         Capital Contributions VI    Contributions VI Partners   Investment Company
                                         Partners

                                         1% GP by Edison Capital     1% GP by Edison Capital
                                         Housing Investments         Housing Investments

EDISON CAPITAL
Equity Investments in Real Estate Limited Partnerships
December 31, 2004 - Based on financial statements as of December 31, 2003
(In millions)

Name of Entity:                          EDA LP (Eagle's Nest)       Edison Capital Affordable   Edison Capital Affordable
                                                                     Housing 99A G.P.            Housing 99B G.P.
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $0                          $6                          $2

  Revenues                               $0                          $0                          $0

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   48.00% by Corporations      27.69% by Edison Capital    99.99% by Edison Capital
                                         for Affordable Housing LP   Housing Investments         Housing Investments
                                         II
                                                                     36.47% GP by MHICAL 96 LP
                                                                     33.05% by MHICAL 97 LP      0.01% by Mission Funding
                                                                                                 Theta
                                                                     2.78% by Mission Housing
                                                                     Epsilon
                                                                     0.01% by Mission Funding
                                                                     Theta

Name of Entity:                          Edison Capital Housing      Edison Capital Housing      Edison Capital Housing
                                         Partners V LP               Partners VI LP              Partners VII LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $0                          $7                          $4

  Revenues                               $0                          $0                          $0

  Net Income (Loss)                      $0                          ($1)                        $0

Ownership Interest(s):                   16.18% by Edison Capital    61.8166% by ECH Investor    19.4187% GP by ECH/HFC GP
                                         Housing Investments         Partners VI-A LP            Partnership No. 1

                                                                     37.1834% by ECH Investor
                                                                     Partners VI-B LP

                                                                     1% GP by Edison Capital
                                                                     Housing Investments

EDISON CAPITAL
Equity Investments in Real Estate Limited Partnerships
December 31, 2004 - Based on financial statements as of December 31, 2003
(In millions)

Name of Entity:                          Edison Capital Housing      Edison Capital Housing      Edison Capital Housing
                                         Partners VIII LP            Partners IX LP              Partners X LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $1                          $7                          $9

  Revenues                               $0                          $0                          $0

  Net Income (Loss)                      $0                          $0                          ($1)

Ownership Interest(s):                   18.54% by ECH/HFC GP        13.5533% GP by Edison       19.3952% by Edison
                                         Partnership No. 2           Capital Affordable          Capital Affordable
                                                                     Housing 99A G.P.            Housing 99B GP

Name of Entity:                          Edison Capital Housing      Edison Capital Housing      Edison Capital Housing
                                         Partners XI LP              Partners XII LP             Partners XIII LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $5                          $4                          $1

  Revenues                               $0                          $0                          $0

  Net Income (Loss)                      ($1)                        $0                          $0

Ownership Interest(s):                   18.62486% by Edison         13.73759% by Edison         17.03513% by Edison
                                         Capital Affordable          Capital Affordable          Capital Affordable
                                         Housing 99B GP              Housing 99B GP              Housing 99B GP

EDISON CAPITAL
Equity Investments in Real Estate Limited Partnerships
December 31, 2004 - Based on financial statements as of December 31, 2003
(In millions)

Name of Entity:                          Edison Capital Housing      Edison Capital Housing      Edison Capital Housing
                                         Partners XIV LP             Partners XV LP              Partners XVI LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $2                          $0                          $0

  Revenues                               $0                          $0                          $0

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   7.6118% by Edison Capital   9.567% by Edison Capital    0.01% by ECHP LLC
                                         Affordable Housing 99B GP   Affordable Housing 99B GP

Name of Entity:                          Edison Capital Housing      Edison Capital Housing      Edison Capital Housing
                                         Partners XVII LP            Partners XVIII LP           Partners XIX LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $0                          $0                          $22

  Revenues                               $0                          $0                          $0

  Net Income (Loss)                      $0                          $0                          ($3)

Ownership Interest(s):                   0.01% by ECHP LLC           0.01% by ECHP LLC           0.01% by ECHP LLC

EDISON CAPITAL
Equity Investments in Real Estate Limited Partnerships
December 31, 2004 - Based on financial statements as of December 31, 2003
(In millions)

Name of Entity:                          Edison Capital              Edgewood Manor Assoc II LP  Edmundson Assoc LP (The
                                         Contributions VI Partners                               Willows)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $18                         $0                          $3

  Revenues                               $0                          $0                          $0

  Net Income (Loss)                      ($2)                        $0                          $0

Ownership Interest(s):                   91.77% by Edison Capital    99.00% by Corporations      99.00% by Edison Funding
                                         Housing Investments         for Affordable Housing LP   Omicron Inc.
                                                                     II

                                         4.03% GP by Edison
                                         Housing North Carolina

                                         4.20% GP by Edison
                                         Housing South Carolina

Name of Entity:                          El Barrio Academy Urban     Electra Arms Senior Assoc   Elizabeth West and East LP
                                         Renewal Assoc LP (Academy   LP
                                         Street)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $5                          $3                          $2

  Revenues                               $0                          $0                          $0

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   99.00% by Edison Funding    99.00% by Edison Capital    99.00% by Edison Funding
                                         Omicron Inc.                Housing Partners XI LP      Omicron Inc.

EDISON CAPITAL
Equity Investments in Real Estate Limited Partnerships
December 31, 2004 - Based on financial statements as of December 31, 2003
(In millions)

Name of Entity:                          Emanuel Grant Company LLC   Eugene Hotel LP             Fairmont Hotel Urban
                                         (Capitol Heights)                                       Renewal Assoc LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $2                          $0                          $0

  Revenues                               $0                          $0                          $0

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   99.90% by Edison Capital    99.90% by Edison Capital    99.00% by Corporations
                                         Housing Partners XV LP      Housing Partners XVI LP     for Affordable Housing LP

Name of Entity:                          Fairview Village Assoc LP   Farm (The) Assoc LP         Fell St Housing Assoc LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $0                          $6                          $0

  Revenues                               $0                          $0                          $0

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   99.00% by MHIFED 94 LP      99.00% by Edison Funding    99.00% by MHIFED 94 LP
                                                                     Omicron Inc.

EDISON CAPITAL
Equity Investments in Real Estate Limited Partnerships
December 31, 2004 - Based on financial statements as of December 31, 2003
(In millions)

Name of Entity:                          Fifth and Wilshire Apts LP  Flagstaff Affordable        Florence Apts LLC
                                                                     Housing II LP (Forest
                                                                     View Apts)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $1                          $1                          $3

  Revenues                               $0                          $0                          $0

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   99.00% by Edison Capital    99.00% by Edison Capital    99.00% by Edison Capital
                                         Housing Partners VII LP     Housing Partners VII LP     Housing Investments

Name of Entity:                          Florin Woods Assoc LP       Forest Winds Assoc LP       Fremont Building LP
                                                                                                 (Crescent Arms)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $0                          $0                          $0

  Revenues                               $0                          $0                          $0

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   99.00% by Edison Capital    99.00% by Mission Housing   99.00% by Edison Capital
                                         Housing Partners XVIII LP   Investors Partnership       Housing Partners XVII LP

EDISON CAPITAL
Equity Investments in Real Estate Limited Partnerships
December 31, 2004 - Based on financial statements as of December 31, 2003
(In millions)

Name of Entity:                          Garnet Housing Assoc LP     Gateway Housing LP          Gilroy Redwood Assoc LP
                                         (Garnet Lane Apts)          (Gateway Plaza)             (Redwoods)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $2                          $0                          $3

  Revenues                               $0                          $0                          $0

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   99.00% by MHICAL 97 LP      99.00% by Corporations      99.00% by Edison Funding
                                                                     for Affordable Housing LP   Omicron Inc.
                                                                     II

Name of Entity:                          Ginzton Assoc LP            Glen Eden Assoc LP (A       Good Samaritan Assoc LP
                                                                     Street)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $9                          $0                          $0

  Revenues                               $1                          $0                          $0

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   99.00% by Edison Funding    99.00% by Mission Housing   99.00% by MHIFED 96A LP
                                         Omicron Inc.                Investors Partnership

EDISON CAPITAL
Equity Investments in Real Estate Limited Partnerships
December 31, 2004 - Based on financial statements as of December 31, 2003
(In millions)

Name of Entity:                          Grace Housing LP (Grace     Gray's Meadows Investors    Greenway Village Assoc LP
                                         Street)                     LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $2                          $0                          $3

  Revenues                               $0                          $0                          $0

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   99.00% by Edison Capital    99.00% by Mission Housing   99.00% by MHICAL 96 LP
                                         Housing Partners XI LP      Investors Partnership

Name of Entity:                          Grossman Apts Investors LP  Hamilton Place Apts LP      Hamilton Place Senior
                                                                     (Larkin Place)              Living LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $1                          $3                          $3

  Revenues                               $0                          $0                          $0

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   99.00% by Edison Funding    99.00% by Edison Capital    99.00% by Edison Capital
                                         Omicron Inc.                Housing Partners VI LP      Housing Partners VI LP

EDISON CAPITAL
Equity Investments in Real Estate Limited Partnerships
December 31, 2004 - Based on financial statements as of December 31, 2003
(In millions)

Name of Entity:                          Hearthstone Group 3 LP      Heather Glen Assoc LP       Hercules Senior Housing
                                         (Evergreen Court)                                       Assoc LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $1                          $4                          $0

  Revenues                               $0                          $0                          $0

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   99.00% by Edison Capital    99.00% by Edison Funding    99.90% by Edison Capital
                                         Housing Partners VI LP      Omicron Inc.                Housing Partners XVII LP

Name of Entity:                          Heritage Partners LP        Highland Village Partners   Hilltop Farms LP
                                         (Heritage Villas)           LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $2                          $1                          $0

  Revenues                               $0                          $0                          $0

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   99.90% by Edison Capital    99.90% by Edison Capital    99.90% by Edison Capital
                                         Housing Partners XII LP     Housing Partners XV LP      Housing Partners XVI LP

EDISON CAPITAL
Equity Investments in Real Estate Limited Partnerships
December 31, 2004 - Based on financial statements as of December 31, 2003
(In millions)

Name of Entity:                          HMB-Atlanta I LP (Spring    Hollywood El Centro LP      Holy Family Assoc LP
                                         Branch)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $5                          $1                          $8

  Revenues                               $1                          $0                          $1

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   99.00% by Edison Funding    99.00% by MHIFED 95 LP      99.00% by Edison Funding
                                         Omicron Inc.                                            Omicron Inc.

Name of Entity:                          Homestead Village Assoc LP  Hope West Apts LP           Hotel Elkhart LLC (The
                                                                                                 Cornerstone)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $0                          $0                          $0

  Revenues                               $0                          $0                          $0

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   99.00% by Corporations      99.00% by MHIFED 94 LP      99.00% by Mission Housing
                                         for Affordable Housing LP                               Epsilon
                                         II

EDISON CAPITAL
Equity Investments in Real Estate Limited Partnerships
December 31, 2004 - Based on financial statements as of December 31, 2003
(In millions)

Name of Entity:                          Huff Ave Assoc LP           I.G. Partners LP (Island    Josephinum Assoc LP (The)
                                                                     Gardens)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $2                          $1                          $7

  Revenues                               $0                          $0                          $1

  Net Income (Loss)                      $0                          $0                          ($1)

Ownership Interest(s):                   99.00% by Edison Capital    99.90% by Edison Capital    99.00% by Edison Capital
                                         Housing Partners VII LP     Housing Partners XV LP      Housing Investments

Name of Entity:                          Junction City Apts LP       Karen Partners LP           KDF Malabar LP (Malabar
                                         (Green Park)                                            Apts)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $0                          $1                          $4

  Revenues                               $0                          $0                          $1

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   99.00% by Corporations      99.90% by Edison Capital    99.00% by Edison Capital
                                         for Affordable Housing LP   Housing Partners XV LP      Housing Partners VI LP
                                         II

EDISON CAPITAL
Equity Investments in Real Estate Limited Partnerships
December 31, 2004 - Based on financial statements as of December 31, 2003
(In millions)

Name of Entity:                          KDF Park Glenn LP (Park     KDF Park Glenn Seniors LP   KDF Santa Paula LP (Santa
                                         Glenn Apartments)           (Park Glenn Senior Apts     Paula)
                                                                     II)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $0                          $0                          $0

  Revenues                               $0                          $0                          $0

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   99.00% by Edison Capital    99.90% by Edison Capital    99.00% by Edison Capital
                                         Housing Partners XVI LP     Housing Partners XVI LP     Housing Partners XIX LP

Name of Entity:                          Kennedy Court Partners LP   Kennedy Lofts Assoc LP      King Road Assoc LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $3                          $14                         $0

  Revenues                               $0                          $2                          $0

  Net Income (Loss)                      $0                          ($2)                        $0

Ownership Interest(s):                   99.00% by MHICAL 96 LP      99.00% by Edison Capital    99.90% by Edison Capital
                                                                     Housing Investments         Housing Partners XVI LP

EDISON CAPITAL
Equity Investments in Real Estate Limited Partnerships
December 31, 2004 - Based on financial statements as of December 31, 2003
(In millions)

Name of Entity:                          Klamath Assoc LP            Knolls Community Assoc LP   La Brea/Franklin LP
                                                                     (The Knolls)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $3                          $0                          $0

  Revenues                               $0                          $0                          $0

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   99.00% by MHICAL 96 LP      99.90% by Edison Capital    99.00% by MHIFED 95 LP
                                                                     Housing Partners IX LP

Name of Entity:                          Lackawana Housing Assoc     Lark Ellen LP               Larkin Pine LP
                                         (Goodwill)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $4                          $2                          $0

  Revenues                               $0                          $0                          $0

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   99.00% by Edison Funding    99.00% by Edison Capital    99.00% by MHIFED 95 LP
                                         Omicron Inc.                Housing Partners X LP

EDISON CAPITAL
Equity Investments in Real Estate Limited Partnerships
December 31, 2004 - Based on financial statements as of December 31, 2003
(In millions)

Name of Entity:                          La Terraza Assoc LP         Laurel Lakes LP             Lavell Village Assoc LP
                                         (Villa Loma)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $0                          $0                          $0

  Revenues                               $0                          $0                          $0

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   99.00% by Edison Capital    1.0% by LL Housing LLC      99.00% by MHIFED 96 LP
                                         Housing Partners XVII LP

Name of Entity:                          LL Housing LLC              Liberty House Assoc LP      Lilac Estates LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $0                          $0                          $0

  Revenues                               $0                          $0                          $0

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   24.50% by Mission Housing   99.00% by Corporations      99.90% by Edison Capital
                                         Alpha                       for Affordable Housing LP   Housing Partners XV LP
                                                                     II

EDISON CAPITAL
Equity Investments in Real Estate Limited Partnerships
December 31, 2004 - Based on financial statements as of December 31, 2003
(In millions)

Name of Entity:                          LINC-Bristol Assoc I, LP    Lovejoy Station LP          Mackenzie Park Assoc LP
                                         (City Gardens)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $7                          $0                          $0

  Revenues                               $1                          $0                          $0

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   99.00% by Edison Capital    99.90% by Edison Capital    99.00% by Corporations
                                         Housing Partners VI LP      Housing Investments         for Affordable Housing LP

Name of Entity:                          Madison/Mollison LP (Park   Maple Ridge Development     Maplewood Housing
                                         Mollison)                   Assoc LP                    Associates LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $6                          $0                          $5

  Revenues                               $1                          $0                          $1

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   99.90% by Edison Capital    99.00% by Corporations      99.90% by Edison Capital
                                         Housing Investments         for Affordable Housing LP   Housing Investments
                                                                     II

EDISON CAPITAL
Equity Investments in Real Estate Limited Partnerships
December 31, 2004 - Based on financial statements as of December 31, 2003
(In millions)

Name of Entity:                          Maplewood School Apts LP    Mar Assoc LP (Frank Mar)    MAS-WT LP (Washington
                                                                                                 Terrace)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $5                          $9                          $5

  Revenues                               $0                          $1                          $1

  Net Income (Loss)                      $0                          ($1)                        $0

Ownership Interest(s):                   99.00% by Edison Funding    99.00% by Edison Funding    99.00% by Edison Capital
                                         Omicron Inc.                Omicron Inc.                Housing Partners VI LP

Name of Entity:                          Mayacamas Village Assoc LP  McFarland Press Assoc LP    Mercantile Housing LLC
                                                                                                 (Mercantile Square)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $6                          $6                          $17

  Revenues                               $0                          $0                          $2

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   99.00% by MHICAL 94 LP      99.00% by Edison Funding    99.00% by Edison Funding
                                                                     Omicron Inc.                Omicron Inc.

EDISON CAPITAL
Equity Investments in Real Estate Limited Partnerships
December 31, 2004 - Based on financial statements as of December 31, 2003
(In millions)

Name of Entity:                          Mercy Housing California    Mercy Housing California    Mercy Housing California
                                         III LP (3rd and Reed)       IV LP (Vista Grande)        VI LP (205 Jones)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $0                          $1                          $3

  Revenues                               $0                          $0                          $0

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   99.00% by MHIFED 95 LP      99.00% by Edison Capital    99.00% by MHICAL 95 LP
                                                                     Housing Partners V LP

Name of Entity:                          Mercy Housing California    Merrill Road Assoc LP       Metro Senior Assoc LP
                                         IX LP (Sycamore)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $2                          $3                          $0

  Revenues                               $0                          $0                          $0

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   99.90% by Edison Capital    99.00% by Edison Funding    99.00% by MHIFED 96A LP
                                         Housing Partners X LP       Omicron Inc.

EDISON CAPITAL
Equity Investments in Real Estate Limited Partnerships
December 31, 2004 - Based on financial statements as of December 31, 2003
(In millions)

Name of Entity:                          MH I LP                     MH II LP                    MH III LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $0                          $0                          ($1)

  Revenues                               $0                          $0                          $0

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   1.00% by Edison Capital     1.00% by Edison Capital     1.00% by Edison Capital
                                         Housing Investments         Housing Investments         Housing Investments

                                         99.00% by Edison Funding    99.00% by Mission Housing   99.00% by Mission Housing
                                         Omicron Inc.                Delta                       Delta

Name of Entity:                          MH IV LP                    MH V LP                     MHIFED 94 LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 ($2)                        $0                          $25

  Revenues                               $0                          $0                          $0

  Net Income (Loss)                      $0                          $0                          ($3)

Ownership Interest(s):                   1.00% by Edison Capital     1.00% by Edison Capital     1.00% by Edison Capital
                                         Housing Investments         Housing Investments         Housing Investments

                                         99.00% by Mission Housing   99.00% by Mission Housing
                                         Delta                       Delta

EDISON CAPITAL
Equity Investments in Real Estate Limited Partnerships
December 31, 2004 - Based on financial statements as of December 31, 2003
(In millions)

Name of Entity:                          MHICAL 94 LP                MHIFED 95 LP                MHICAL 95 LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $0                          $21                         $0

  Revenues                               $0                          $0                          $0

  Net Income (Loss)                      $0                          ($3)                        $0

Ownership Interest(s):                   1.00% by Edison Capital     1.00% by Edison Capital     1.00% by Edison Capital
                                         Housing Investments         Housing Investments         Housing Investments

                                         99.00% by Edison Funding                                99.00% by Edison Funding
                                         Omicron Inc.                                            Omicron Inc.

Name of Entity:                          MHIFED 96 LP                MHIFED 96A LP               MHICAL 96 LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $0                          $22                         $3

  Revenues                               $0                          $0                          $0

  Net Income (Loss)                      $0                          ($2)                        ($1)

Ownership Interest(s):                   5.00% by Edison Capital     1.00% by Edison Capital     1.00% by Edison Capital
                                         Housing Investments         Housing Investments         Housing Investments

                                                                                                 99.00% by MHICAL 96
                                                                                                 Company

EDISON CAPITAL
Equity Investments in Real Estate Limited Partnerships
December 31, 2004 - Based on financial statements as of December 31, 2003
(In millions)

Name of Entity:                          MHICAL 97 LP                Mid-Peninsula Century       Mid-Peninsula Sharmon
                                                                     Village Assoc LP (Century   Palms Assoc LP (Sharmon
                                                                     Village)                    Palms)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $0                          $7                          $2

  Revenues                               $0                          $1                          $0

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   1.00% by Edison Capital     99.00% by Edison Funding    99.00% by Edison Capital
                                         Housing Investments         Omicron Inc.                Housing Investments

                                         99.00% by MHICAL 97
                                         Company

Name of Entity:                          Mission Capp LP             Mission Housing Investors   Mission Housing
                                                                     Partnership                 Partnership 1996 LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $4                          $16                         $0

  Revenues                               $1                          $0                          $0

  Net Income (Loss)                      $0                          ($2)                        $0

Ownership Interest(s):                   99.00% by Edison Funding    5.00% by Mission Housing    1.00% by Edison Capital
                                         Omicron Inc.                Theta                       Housing Investments

                                                                                                 99.00% by Edison Funding
                                                                                                 Omicron Inc.

EDISON CAPITAL
Equity Investments in Real Estate Limited Partnerships
December 31, 2004 - Based on financial statements as of December 31, 2003
(In millions)

Name of Entity:                          Mission Minnesota Wind,     Monterra Village Assoc LP   Morgan Hill Ranch Housing
                                         LLC                                                     LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:
  Assets                                 $0                          $0                          $2

  Revenues                               $0                          $0                          $0

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   100% by Mission Funding     99.00% by Edison Capital    99.00% by Edison Capital
                                         Zeta                        Housing Partners IX LP      Housing Partners X LP

Name of Entity:                          Morrone Gardens Assoc LP    Mountainlands Housing       Mountain View Townhomes
                                                                     Partners LP (Holiday        Assoc LP
                                                                     Village Apts)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $0                          $1                          $1

  Revenues                               $0                          $0                          $0

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   99.00% by MHIFED 94 LP      99.90% by Edison Capital    99.00% by Edison Capital
                                                                     Housing Partners XV LP      Housing Partners VII LP

EDISON CAPITAL
Equity Investments in Real Estate Limited Partnerships
December 31, 2004 - Based on financial statements as of December 31, 2003
(In millions)

Name of Entity:                          MPT Apts LP (MacArthur      NAHF Brockton LP            National Boston Lofts
                                         Park)                       (Southfield Gardens)        Assoc LLLP (Boston Lofts)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $5                          $1                          $20

  Revenues                               $1                          $0                          $2

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   99.00% by MH IV LP          99.90% by Edison Capital    99.00% by Edison Capital
                                                                     Housing Partners XV LP      Housing Investments

Name of Entity:                          Neary Lagoon Partners LP    Northern Senior Housing     North Park Village LLC
                                                                     LP (St. Johnsbury)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $8                          $0                          $2

  Revenues                               $1                          $0                          $0

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   99.00% by Edison Funding    99.9% by Edison Capital     99.00% by Edison Funding
                                         Omicron Inc.                Housing Partners XV LP      Omicron Inc.

EDISON CAPITAL
Equity Investments in Real Estate Limited Partnerships
December 31, 2004 - Based on financial statements as of December 31, 2003
(In millions)

Name of Entity:                          North Town Housing          Northwood Manor Assoc LP    Oak Forest Assoc LP
                                         Partners LP (Villa del
                                         Norte Village)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $1                          $2                          $0

  Revenues                               $0                          $0                          $0

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   99.00% by MHIFED 96 LP      99.00% by Edison Capital    99.00% by Edison Capital
                                                                     Housing Partners VI LP      Housing Partners VII LP

Name of Entity:                          Oakdale Terrace Leased      Oceanside Gardens LP        Ohlone Housing Assoc LP
                                         Housing Assoc LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $1                          $2                          $2

  Revenues                               $0                          $0                          $0

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   98.99% by Edison Capital    99.00% by Edison Funding    99.00% by Edison Capital
                                         Housing Investments         Omicron Inc.                Housing Partners VIII LP

                                         0.01% by Mission Funding
                                         Theta

EDISON CAPITAL
Equity Investments in Real Estate Limited Partnerships
December 31, 2004 - Based on financial statements as of December 31, 2003
(In millions)

Name of Entity:                          Olive Court Housing         OL Hope LP (Olympic Hope)   Omaha Amber Ridge LP
                                         Associates LP                                           (Amber Ridge)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $3                          $0                          $7

  Revenues                               $0                          $0                          $1

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   98.90% by Edison Capital    99.90% by Edison Capital    99.00% by Edison Funding
                                         Housing Investments         Housing Investments         Omicron Inc.

                                         1.10% by Edison Funding
                                         Olive Court

Name of Entity:                          Ontario Senior Housing LP   Open Door Assoc LP          Osage Terrace LP
                                         (Ontario Plaza)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $0                          $7                          $0

  Revenues                               $0                          $1                          $0

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   98.90% by Edison Capital    99.00% by Edison Funding    99.89% by Edison Capital
                                         Housing Partners XIX LP     Omicron Inc.                Housing Partners XII LP

EDISON CAPITAL
Equity Investments in Real Estate Limited Partnerships
December 31, 2004 - Based on financial statements as of December 31, 2003
(In millions)

Name of Entity:                          Oxnard Housing Assoc LP     Pacific Terrace Assoc LP    Pacifica Community Assoc
                                                                                                 LP (Villa Pacifica)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $0                          $0                          $2

  Revenues                               $0                          $0                          $0

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   99.00% by MHIFED 96A LP     99.90% by Edison Capital    99.00% by Edison Capital
                                                                     Housing Partners IX LP      Housing Partners X LP

Name of Entity:                          Pacific Vista Las Flores    Pajaro Court Assoc LP       Palmer Heights, LLC
                                         LP (Vista Las Flores)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $4                          $0                          $0

  Revenues                               $0                          $0                          $0

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   99.90% by Edison Capital    99.00% by MHIFED 94 LP      99.90% by Edison Capital
                                         Housing Investments                                     Housing Investments

EDISON CAPITAL
Equity Investments in Real Estate Limited Partnerships
December 31, 2004 - Based on financial statements as of December 31, 2003
(In millions)

Name of Entity:                          Palmer House LP             Paradise Road Partners LP   Park Land Senior Apts
                                                                     (Gateway Village)           Investors LP (Banducci)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $1                          $1                          $0

  Revenues                               $0                          $0                          $0

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   99.00% by Edison Funding    99.00% by Edison Capital    99.90% by Edison Capital
                                         Omicron Inc.                Housing Partners VII LP     Housing Partners XIII LP

Name of Entity:                          Park Place Terrace LP       Park Place 1998, LLC        Park Williams Partners LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $1                          $0                          $0

  Revenues                               $0                          $0                          $0

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   99.00% by Edison Capital    99.90% by Edison Capital    99.90% by Edison Capital
                                         Housing Partners V LP       Housing Partners XV LP      Housing Partners XV LP

EDISON CAPITAL
Equity Investments in Real Estate Limited Partnerships
December 31, 2004 - Based on financial statements as of December 31, 2003
(In millions)

Name of Entity:                          Parkside Assoc LP           Parkview Apts Assoc LP      Parsonage Cottage Senior
                                         (Parkside Senior)           (Parkview/Sunburst)         Residence LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $0                          $0                          $0

  Revenues                               $0                          $0                          $0

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   99.00% by Corporations      99.90% by Edison Capital    99.00% by Corporations
                                         for Affordable Housing LP   Housing Partners XVII LP    for Affordable Housing LP
                                                                                                 II

Name of Entity:                          Patriots Pointe at          Pecan Court Assoc LP        Pellettieri Homes Urban
                                         Colonial Hills LP                                       Renewal Assoc LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $0                          $0                          $0

  Revenues                               $0                          $0                          $0

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   99.9% by Edison Capital     99.90% by Edison Capital    99.00% by Edison Capital
                                         Housing Partners XV LP      Housing Partners XIX LP     Housing Partners XIX LP

EDISON CAPITAL
Equity Investments in Real Estate Limited Partnerships
December 31, 2004 - Based on financial statements as of December 31, 2003
(In millions)

Name of Entity:                          Persimmon Assoc LP          Piedmont Housing Assoc      Pilot Grove LP
                                         (Persimmon Tree)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $1                          $0                          $5

  Revenues                               $0                          $0                          $1

  Net Income (Loss)                      $0                          $0                          ($1)

Ownership Interest(s):                   99.00% by Edison Capital    99.00% by Corporations      99.00% by Edison Capital
                                         Housing Partners X LP       for Affordable Housing LP   Housing Investments
                                                                     III

Name of Entity:                          Pines Housing LP            Pines Housing II LP         Pines Housing III LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $0                          $0                          $0

  Revenues                               $0                          $0                          $0

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   99.00% by Corporations      99.00% by Corporations      99.00% by Corporations
                                         for Affordable Housing LP   for Affordable Housing LP   for Affordable Housing LP
                                                                                                 III

EDISON CAPITAL
Equity Investments in Real Estate Limited Partnerships
December 31, 2004 - Based on financial statements as of December 31, 2003
(In millions)

Name of Entity:                          Pinmore Assoc LP            Pinole Grove Assoc LP       PlumTree Preservation LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $0                          $0                          $1

  Revenues                               $0                          $0                          $0

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   99.90% by Edison Capital    99.00% by MHIFED 95 LP      99.9% by Edison Capital
                                         Housing Partners XVIII LP                               Housing Partners XV LP

Name of Entity:                          Poco Way Assoc LP           Poinsettia Housing          Post Office Plaza LP
                                                                     Associates
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $1                          $1                          $46

  Revenues                               $0                          $0                          $6

  Net Income (Loss)                      $0                          $0                          ($3)

Ownership Interest(s):                   99.00% by MHIFED 96 LP      99.9% by Edison Capital     99.00% by Edison Capital
                                                                     Housing Partners XV LP      Housing Investments

EDISON CAPITAL
Equity Investments in Real Estate Limited Partnerships
December 31, 2004 - Based on financial statements as of December 31, 2003
(In millions)

Name of Entity:                          Preservation Properties I   Preservation Properties     Preservation Properties
                                         LP                          II LP                       III LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $0                          $0                          $0

  Revenues                               $0                          $0                          $0

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   99.90% by Edison Capital    99.90% by Edison Capital    99.90% by Edison Capital
                                         Housing Partners XIV LP     Housing Partners XIV LP     Housing Partners XIV LP

Name of Entity:                          Preservation Properties     Preservation Properties V   President John Adams
                                         IV LP                       LP                          Manor Apts LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $0                          $0                          $2

  Revenues                               $0                          $0                          $0

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   99.90% by Edison Capital    99.90% by Edison Capital    99.90% by Edison Capital
                                         Housing Partners XIV LP     Housing Partners XIV LP     Housing Partners XIII LP

EDISON CAPITAL
Equity Investments in Real Estate Limited Partnerships
December 31, 2004 - Based on financial statements as of December 31, 2003
(In millions)

Name of Entity:                          Prince Bozzuto LP           Project Home I LLC          Providence-Brown St
                                         (Fairground Commons)                                    Housing LP (Brown St)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $0                          $0                          $0

  Revenues                               $0                          $0                          $0

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   99.00% by Mission Housing   99.99% by Edison Capital    99.90% by Edison Capital
                                         Investors Partnership       Housing Partners XV LP      Housing Partners X LP

Name of Entity:                          PVA LP (Park Victoria)      Quebec Arms Apartments LP   Rancho Park Assoc LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $0                          $0                          $0

  Revenues                               $0                          $0                          $0

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   99.00% by Edison Capital    99.9% by Edison Capital     99.00% by Mission Housing
                                         Housing Partners IX LP      Housing Partners XVII LP    Investors Partnership

                                                                     0.05% by Mission Housing
                                                                     Alpha

EDISON CAPITAL
Equity Investments in Real Estate Limited Partnerships
December 31, 2004 - Based on financial statements as of December 31, 2003
(In millions)

Name of Entity:                          Red Lake LP #1              Reseda Village LP           Richmond City Center
                                                                                                 Assoc LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $0                          $0                          $6

  Revenues                               $0                          $0                          $0

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   99.90% by Edison Capital    99.00% by MHIFED 96A LP     99.00% by Edison Funding
                                         Housing Partners XVI LP                                 Omicron Inc.

Name of Entity:                          Rincon De Los Esteros       Rittenhouse School LP       Riverside/Liebrandt
                                         Assoc LP                                                Partners LP (La Playa)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $0                          $0                          $2

  Revenues                               $0                          $0                          $0

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   99.90% by Edison Capital    99.00% by Corporations      99.00% by Edison Funding
                                         Housing Partners XIX LP     for Affordable Housing LP   Omicron Inc.
                                                                     II

EDISON CAPITAL
Equity Investments in Real Estate Limited Partnerships
December 31, 2004 - Based on financial statements as of December 31, 2003
(In millions)

Name of Entity:                          River Walk Apts Homes LP    Riverwalk Apts, Ltd         Roebling Village Inn
                                                                     (Colorado)                  Urban Renewal LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $0                          $2                          $2

  Revenues                               $0                          $0                          $0

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   99.00% by Edison Capital    99.80% by Edison Capital    99.00% by Edison Funding
                                         Housing Partners V LP       Housing Partners XIII LP    Omicron Inc.

Name of Entity:                          Rosebloom Assoc LP          Rosecreek Senior Living LP  Round Walk Village Apts LP
                                         (Oakshade)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $2                          $1                          $0

  Revenues                               $0                          $0                          $0

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   99.00% by Edison Funding    99.90% by Edison Capital    99.00% by MHIFED 96A LP
                                         Omicron Inc.                Housing Partners XIII LP

EDISON CAPITAL
Equity Investments in Real Estate Limited Partnerships
December 31, 2004 - Based on financial statements as of December 31, 2003
(In millions)

Name of Entity:                          Rowland Heights             Rustic Gardens Assoc LP     Salem Lafayette Urban
                                         Preservation LP                                         Renewal Assoc LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $1                          $0                          $0

  Revenues                               $0                          $0                          $0

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   99.9% by Edison Capital     99.00% by Mission Housing   99.00% by Corporations
                                         Housing Partners XIV LP     Investors Partnership       for Affordable Housing LP
                                                                                                 III

Name of Entity:                          San Diego Golden Villa      San Juan Commons 1996 LP    San Martin de Porres LP
                                         Partners LP (Golden Villa)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $0                          $0                          $0

  Revenues                               $0                          $0                          $0

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   98.90% by Edison Capital    99.90% by Edison Capital    99.90% by Edison Capital
                                         Housing Partners V LP       Housing Partners X LP       Housing Investments

EDISON CAPITAL
Equity Investments in Real Estate Limited Partnerships
December 31, 2004 - Based on financial statements as of December 31, 2003
(In millions)

Name of Entity:                          San Pablo Senior Housing    San Pedro Gardens Assoc LP  Santa Alicia Family
                                         Assoc LP                                                Housing Assoc
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $3                          $2                          $0

  Revenues                               $0                          $0                          $0

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   99.00% by Edison Funding    99.00% by Edison Funding    99.00% by MHIFED 96A LP
                                         Omicron Inc.                Omicron Inc.

Name of Entity:                          Santa Alicia Gardens        Santa Paulan Senior Apts    Saratoga Vacaville LP
                                         Townhomes LP (Gardens       Assoc LP (The Paulan)       (Saratoga Senior)
                                         Townhomes)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $0                          $8                          $1

  Revenues                               $0                          $1                          $0

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   99.00% by Edison Capital    99.00% by Edison Funding    99.90% by Edison Capital
                                         Housing Partners V LP       Omicron Inc.                Housing Partners XV LP

EDISON CAPITAL
Equity Investments in Real Estate Limited Partnerships
December 31, 2004 - Based on financial statements as of December 31, 2003
(In millions)

Name of Entity:                          Schoolhouse Court Housing   SD Regency Centre LP        Sea Ranch Apts LP
                                         Assoc LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $0                          $0                          $0

  Revenues                               $0                          $0                          $0

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   99.90% by Edison Capital    99.90% by Edison Capital    99.00% by Mission Housing
                                         Housing Partners XIX LP     Housing Partners XVIII LP   Investors Partnership

Name of Entity:                          Seasons Affordable Senior   Second St Center LP         Serena Sunbow LP (Villa
                                         Housing LP                                              Serena)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $0                          $0                          $1

  Revenues                               $0                          $0                          $0

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   99.00% by MHIFED 96 LP      99.00% by MHIFED 95 LP      99.90% by Edison Capital
                                                                                                 Housing Partners XV LP

EDISON CAPITAL
Equity Investments in Real Estate Limited Partnerships
December 31, 2004 - Based on financial statements as of December 31, 2003
(In millions)

Name of Entity:                          Sherman Glen, LLC           Silver City Housing LP      Silver Lake Properties LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $0                          $0                          $1

  Revenues                               $0                          $0                          $0

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   99.00% by Edison Capital    99.00% by Corporations      99.00% by Edison Capital
                                         Housing Partners IX LP      for Affordable Housing LP   Housing Partners VI LP
                                                                     II

Name of Entity:                          Sky Parkway Housing Assoc   Smyrna Gardens Assoc LP     Solinas Village Partners
                                         LP                                                      LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $0                          $0                          $0

  Revenues                               $0                          $0                          $0

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   99.00% by Edison Capital    99.00% by Corporations      99.00% by MHIFED 95 LP
                                         Housing Partners XVII LP    for Affordable Housing LP

EDISON CAPITAL
Equity Investments in Real Estate Limited Partnerships
December 31, 2004 - Based on financial statements as of December 31, 2003
(In millions)

Name of Entity:                          South 55th St LP            South Beach Housing Assoc   South Winery Assoc LP
                                                                     LP (Steamboat Point)        (The Winery Apts)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $0                          $11                         $7

  Revenues                               $0                          $1                          $1

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   49.5% by Corporations for   99.00% by Edison Funding    99.00% by Edison Funding
                                         Affordable Housing LP II    Omicron Inc.                Omicron Inc.

Name of Entity:                          Southern Hotel LP           Springdale Kresson Assoc    Springdale Preservation
                                                                     LP (Jewish Federation)      LP (Springdale West)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $0                          $0                          $2

  Revenues                               $0                          $0                          $0

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   99.90% by Edison Capital    99.00% by Mission Housing   99.90% by Edison Capital
                                         Housing Partners XVI LP     Investors Partnership       Housing Partners XIV LP

EDISON CAPITAL
Equity Investments in Real Estate Limited Partnerships
December 31, 2004 - Based on financial statements as of December 31, 2003
(In millions)

Name of Entity:                          Spring Valley Commons       Stevenson Housing Assoc     St. Hedwig's Gardens
                                                                     (Park Vista)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $0                          $0                          $1

  Revenues                               $0                          $0                          $0

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   99.00% by Corporations      99.00% by Corporations      99.00% by Edison Capital
                                         for Affordable Housing LP   for Affordable Housing LP   Housing Partners V LP
                                         III                         III

Name of Entity:                          St. Regis Park LP (Pear     Stoney Creek Assoc LP       Stony Point Apt Investors
                                         Tree)                                                   LP (Panas Place)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $1                          $8                          $2

  Revenues                               $0                          $1                          $0

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   99.9% by Edison Capital     99.00% by Edison Funding    99.90% by Edison Capital
                                         Housing Partners XV LP      Omicron Inc.                Housing Partners XI LP

EDISON CAPITAL
Equity Investments in Real Estate Limited Partnerships
December 31, 2004 - Based on financial statements as of December 31, 2003
(In millions)

Name of Entity:                          Strobridge Housing Assoc    Studebaker Building LP      Sultana Acres Assoc LP
                                         LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $0                          $2                          $2

  Revenues                               $0                          $0                          $0

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   99.00% by Edison Capital    99.00% by Edison Funding    99.00% by Edison Funding
                                         Housing Partners IX LP      Omicron Inc.                Omicron Inc.

Name of Entity:                          Sunset Creek Partners LP    Sunshine Terrace LP         Tabor Grand LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $0                          $1                          $2

  Revenues                               $0                          $0                          $0

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   99.00% by Edison Capital    99.00% by Edison Capital    99.00% by Edison Capital
                                         Housing Partners XVII LP    Housing Partners V LP       Housing Investments

EDISON CAPITAL
Equity Investments in Real Estate Limited Partnerships
December 31, 2004 - Based on financial statements as of December 31, 2003
(In millions)

Name of Entity:                          Terra Cotta Housing Assoc   Thomson Rental Housing LP   Three Oaks Housing LP
                                         LP                          (Washington Place)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $0                          $2                          $0

  Revenues                               $0                          $0                          $0

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   99.90% by Edison Capital    99.00% by Edison Funding    99.00% by MHIFED 95 LP
                                         Housing Investments         Omicron Inc.

Name of Entity:                          Tierra Linda Assoc LP       Timber Sound, Ltd           Timber Sound II, Ltd
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $0                          $1                          $2

  Revenues                               $0                          $0                          $0

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   99.00% by MHIFED 94 LP      99.00% by Edison Capital    99.00% by Edison Capital
                                                                     Housing Partners X LP       Housing Partners X LP

EDISON CAPITAL
Equity Investments in Real Estate Limited Partnerships
December 31, 2004 - Based on financial statements as of December 31, 2003
(In millions)

Name of Entity:                          Tioga Gardens LP            Tlaquepaque Housing Assoc   Trinity Park Apts LP
                                                                     LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $0                          $0                          $0

  Revenues                               $0                          $0                          $0

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   99.00% by Corporations      99.00% by MHIFED 94 LP      99.90% by Edison Capital
                                         for Affordable Housing LP                               Housing Partners X LP

Name of Entity:                          Trolley Terrace Townhomes   Tuscany Assoc LP (Tuscany   Twin Ponds Apts LP
                                         LP                          Villa)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $0                          $3                          $2

  Revenues                               $0                          $0                          $0

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   99.90% by Edison Capital    99.00% by Edison Funding    99.90% by Edison Capital
                                         Housing Partners IX LP      Omicron Inc.                Housing Partners XIII LP

EDISON CAPITAL
Equity Investments in Real Estate Limited Partnerships
December 31, 2004 - Based on financial statements as of December 31, 2003
(In millions)

Name of Entity:                          Union Meadows Apts          University Manor            University Park
                                                                     Apartments LP               Properties LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $1                          $0                          $1

  Revenues                               $0                          $0                          $0

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   99.00% by Edison Capital    99.9% by Edison Capital     99.00% by Edison Capital
                                         Housing Partners V LP       Housing Partners XVII LP    Housing Partners VI LP

                                                                     0.05% by Mission Housing
                                                                     Alpha

Name of Entity:                          Upland Senior Housing LP    Venbury Trail LP            Villa Maria Housing
                                         (Coy D. Estes)                                          Partnership
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $3                          $1                          $4

  Revenues                               $0                          $0                          $0

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   99.00% by Edison Capital    99.90% by Edison Capital    99.00% by Edison Funding
                                         Housing Partners VI LP      Housing Partners X LP       Omicron Inc.

EDISON CAPITAL
Equity Investments in Real Estate Limited Partnerships
December 31, 2004 - Based on financial statements as of December 31, 2003
(In millions)

Name of Entity:                          Vine St Court LP            Vine St Court LP II         Virginia Lane LP
                                                                                                 (Maplewood/Golden Glenn)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $0                          $0                          $0

  Revenues                               $0                          $0                          $0

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   99.00% by MHIFED 96A LP     99.00% by MHIFED 96A LP     99.90% by Edison Capital
                                                                                                 Housing Partners XIX LP

Name of Entity:                          Vista Properties LLC        Vista Sonoma Senior         Vista Verde Housing
                                         (Vista View)                Living LP                   Associates LP (California)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $2                          $2                          $0

  Revenues                               $0                          $0                          $0

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   99.90% by Edison Capital    99.90% by Edison Capital    99.9% by Edison Capital
                                         Housing Partners VI LP      Housing Partners XV LP      Housing Partners XVII LP

EDISON CAPITAL
Equity Investments in Real Estate Limited Partnerships
December 31, 2004 - Based on financial statements as of December 31, 2003
(In millions)

Name of Entity:                          Vista Verde Townhomes II    W.M. Housing Assoc LP       Walden Pond Ltd LP
                                         LLC (Colorado)              (Williamsport Manor)        (Hamlet)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $1                          $0                          $0

  Revenues                               $0                          $0                          $0

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   99.00% by Edison Capital    99.00% by Corporations      99.00% by Corporations
                                         Housing Partners VI LP      for Affordable Housing LP   for Affordable Housing LP
                                                                     II

Name of Entity:                          Wall Street Palmer House    Walnut Ave Partnership LP   Washington Creek Assoc LP
                                         LP (Palmer Hotel)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $1                          $0                          $3

  Revenues                               $0                          $0                          $0

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   99.00% by Edison Capital    99.00% by Edison Capital    99.00% by Edison Funding
                                         Housing Partners XI LP      Housing Partners IX LP      Omicron Inc.

EDISON CAPITAL
Equity Investments in Real Estate Limited Partnerships
December 31, 2004 - Based on financial statements as of December 31, 2003
(In millions)

Name of Entity:                          West Capital Courtyard LP   Westfair LLC (Cedar Ridge)  Westfield Condominium
                                                                                                 Investment LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $5                          $0                          $1

  Revenues                               $0                          $0                          $0

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   99.00% by MHICAL 94 LP      99.90% by Edison Capital    98.99% by Edison Capital
                                                                     Housing Partners XV LP      Housing Investments

                                                                                                 0.01% by Mission Funding
                                                                                                 Theta

Name of Entity:                          Westgate Townhomes Assoc    West Oaks Apts LP           Westport Village Homes
                                         LP                                                      Assoc LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $4                          $1                          $1

  Revenues                               $0                          $0                          $0

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   99.00% by MHICAL 96 LP      99.90% by Edison Capital    99.00% by Edison Funding
                                                                     Housing Partners XII LP     Omicron Inc.

EDISON CAPITAL
Equity Investments in Real Estate Limited Partnerships
December 31, 2004 - Based on financial statements as of December 31, 2003
(In millions)

Name of Entity:                          West Valley Hart LP (Hart   Wheeler Manor Assoc LP      White Mountain Apache
                                         and Alabama)                                            Housing
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $2                          $10                         $2

  Revenues                               $0                          $1                          $0

  Net Income (Loss)                      $0                          ($1)                        $0

Ownership Interest(s):                   99.90% by Edison Capital    99.00% by Edison Funding    99.00% by Edison Capital
                                         Housing Investments         Omicron Inc.                Housing Investments

Name of Entity:                          Wilmington Housing Assoc    Windrush Apartments of      Winfield Hill Assoc LP
                                         LP (New Harbor Vista)       Statesville LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $2                          $0                          $0

  Revenues                               $0                          $0                          $0

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   99.90% by Edison Capital    99.9% by Edison Capital     99.00% by Edison Capital
                                         Housing Partners XI LP      Housing Partners XV LP      Housing Partners XIX LP

EDISON CAPITAL
Equity Investments in Real Estate Limited Partnerships
December 31, 2004 - Based on financial statements as of December 31, 2003
(In millions)

Name of Entity:                          Wingate LLC (Regency Park)  Winnsboro Apts LP (Deer     Women's Westlake LP
                                                                     Wood)                       (Dorothy Day)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $2                          $0                          $1

  Revenues                               $0                          $0                          $0

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   99.9% by Edison Capital     99.00% by Corporations      99.90% by Edison Capital
                                         Housing Partners XV LP      for Affordable Housing LP   Housing Partners XIII LP
                                                                     II

Name of Entity:                          Woodland Arms Apts, Ltd     Woodleaf Village LP         Yale Street LP
                                         (Willow Creek)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $1                          $1                          $1

  Revenues                               $0                          $0                          $0

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   99.00% by Edison Capital    99.90% by Edison Capital    99.90% by Edison Capital
                                         Housing Partners VII LP     Housing Partners XIII LP    Housing Partners XII LP

EDISON CAPITAL
Equity Investments in Real Estate Limited Partnerships
December 31, 2004 - Based on financial statements as of December 31, 2003
(In millions)

Name of Entity:                          YWCA Villa Nueva Partners
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $7

  Revenues                               $0

  Net Income (Loss)                      $0

Ownership Interest(s):                   99.00% by Edison Funding
                                         Omicron Inc.

Name of Entity:
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets

  Revenues

  Net Income (Loss)

Ownership Interest(s):

EDISON CAPITAL
Equity Investments
December 31, 2004 - Based on financial statements as of December 31, 2003
(In millions)

Name of Entity:                          AIG Asian Infrastructure    AIG Emerging Europe         AIG Emerging Europe
                                         Fund II LP                  Infrastructure Fund LP      Infrastructure Management
                                                                                                 LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $630                        $337                        $1

  Revenues                               $9                          $10                         $11

  Net Income (Loss)                      ($9)                        $1                          $1

Ownership Interest(s):                   5.80% by Edison Capital     22.70% by Edison Capital    18.05% by Edison Capital
                                         Latin American              Latin American              Latin American
                                         Investments (Bermuda) Ltd.  Investments (Bermuda) Ltd.  Investments (Bermuda) Ltd.

Name of Entity:                          AIG-GE Capital Latin        Bisson Windfarm LLC         Boeve Windfarm LLC
                                         American Infrastructure
                                         Fund LP
---------------------------------------- --------------------------- --------------------------- ---------------------------
                                                                     Based on financial state-   Based on financial state-
                                                                     ments as of 12/31/2004      ments as of 12/31/2004
Equity Interest:

  Assets                                 $12                         $2                          $2

  Revenues                               $12                         $0                          $0

  Net Income (Loss)                      $1                          $0                          $0

Ownership Interest(s):                   8.00% by Edison Capital     95% by Mission Minnesota    99% by Mission Minnesota
                                         Latin American              Wind LLC                    Wind LLC
                                         Investments (Bermuda) Ltd.

EDISON CAPITAL
Equity Investments
December 31, 2004 - Based on financial statements as of December 31, 2003
(In millions)

Name of Entity:                          CG Windfarm LLC             Carstensen Wind LLC         Compania Adminstradora de
                                                                                                 Empresas Bolivia SA (Cade)
---------------------------------------- --------------------------- --------------------------- ---------------------------
                                         Based on financial state-   Based on financial state-
                                         ments as of 12/31/2004      ments as of 12/31/2004
Equity Interest:

  Assets                                 $2                          $2                          $6

  Revenues                               $0                          $0                          $4

  Net Income (Loss)                      $0                          $0                          $1

Ownership Interest(s):                   99% by Mission Minnesota    99% by Mission Minnesota    12.55% by Edison Capital
                                         Wind LLC                    Wind LLC                    International (Bermuda)
                                                                                                 Ltd.

Name of Entity:                          DanMar Transmission LLC     Electricidad de La Paz,     Empresa de Servicios
                                                                     S.A. (Electropaz)           Edeser S.A. (Edesar)
---------------------------------------- --------------------------- --------------------------- ---------------------------
                                         Based on financial state-
                                         ments as of 12/31/2004
Equity Interest:

  Assets                                 $0                          $95                         $3

  Revenues                               $0                          $54                         $3

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   0.5% by Mission Minnesota   10% by Edison Capital       12.55% by Edison Capital
                                         Wind LLC                    International (Bermuda)     International (Bermuda)
                                                                     Ltd.                        Ltd.

                                         19.9% each by Bisson
                                         Windfarm LLC, CG Windfarm
                                         LLC, TG Windfarm LLC,
                                         Tofteland Windfarm LLC
                                         and Westridge Windfarm LLC

EDISON CAPITAL
Equity Investments
December 31, 2004 - Based on financial statements as of December 31, 2003
(In millions)

Name of Entity:                          Empresa de Luz y Fuerza     Fey Windfarm LLC            Greenback Energy LLC
                                         Electrica de Oruro SA
                                         (Elfeo)
---------------------------------------- --------------------------- --------------------------- ---------------------------
                                                                     Based on financial state-   Based on financial state-
                                                                     ments as of 12/31/2004      ments as of 12/31/2004
Equity Interest:

  Assets                                 $14                         $2                          $2

  Revenues                               $10                         $0                          $0

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   12.55% by Edison Capital    99% by Mission Minnesota    99% by Mission Minnesota
                                         International (Bermuda)     Wind LLC                    Wind LLC
                                         Ltd.

Name of Equity                           Huntington LP               K-Brink Windfarm LLC        Lakota Ridge LLC
---------------------------------------- --------------------------- --------------------------- ---------------------------
                                         Based on financial state-   Based on financial state-   Based on financial state-
                                         ments as of 12/31/2004      ments as of 12/31/2004      ments as of 12/31/2004
Equity Interest:

  Assets                                 $0                          $2                          $12

  Revenues                               $0                          $0                          $0

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   37.707% by Mission          99% by Mission Minnesota    75.00% by Mission Funding
                                         Funding Zeta                Wind LLC                    Zeta

EDISON CAPITAL
Equity Investments
December 31, 2004 - Based on financial statements as of December 31, 2003
(In millions)

Name of Entity:                          Lucky Wind LLC              Northern Lights LLC         Olmeca Cable Investments
                                                                                                 Ltd.
---------------------------------------- --------------------------- --------------------------- ---------------------------
                                         Based on financial state-   Based on financial state-   Based on financial state-
                                         ments as of 12/31/2004      ments as of 12/31/2004      ments as of 12/31/2001
Equity Interest:

  Assets                                 $2                          $2                          $18

  Revenues                               $0                          $0                          $0

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   99% by Mission Minnesota    99% by Mission Minnesota    21.7% by Edison Capital
                                         Wind LLC                    Wind LLC                    International (Bermuda)
                                                                                                 Ltd.

Name of Equity                           Shaokatan Hills LLC         Stahl Wind Energy LLC       Storm Lake Power Partners
---------------------------------------- --------------------------- --------------------------- ---------------------------
                                         Based on financial state-   Based on financial state-   Based on financial state-
                                         ments as of 12/31/2004      ments as of 12/31/2004      ments as of 12/31/2004
Equity Interest:

  Assets                                 $14                         $2                          $157

  Revenues                               $0                          $0                          $10

  Net Income (Loss)                      $0                          $0                          $2

Ownership Interest(s):                   75.00% by Mission Funding   99% by Mission Minnesota    99.00% by Mission Iowa
                                         Zeta                        Wind LLC                    Wind Company

EDISON CAPITAL
Equity Investments
December 31, 2004 - Based on financial statements as of December 31, 2003
(In millions)

Name of Entity:                          TG Windfarm LLC             Tofteland Windfarm LLC      Trinidad and Tobago
                                                                                                 Methanol Company Limited
---------------------------------------- --------------------------- --------------------------- ---------------------------
                                         Based on financial state-   Based on financial state-
                                         ments as of 12/31/2004      ments as of 12/31/2004
Equity Interest:

  Assets                                 $2                          $2                          $0

  Revenues                               $0                          $0                          $0

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   99% by Mission Minnesota    91% by Mission Minnesota    1.0% by Edison Capital
                                         Wind LLC                    Wind LLC                    LAI (Bermuda) Ltd.

Name of Equity                           West Pipestone              Westridge Windfarm LLC      Windcurrent Farms LLC
                                         Transmission LLC
---------------------------------------- --------------------------- --------------------------- ---------------------------
                                         Based on financial state-   Based on financial state-   Based on financial state-
                                         ments as of 12/31/2004      ments as of 12/31/2004      ments as of 12/31/2004
Equity Interest:

  Assets                                 $1                          $2                          $2

  Revenues                               $0                          $0                          $0

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   0.5% by Mission Minnesota   92% by Mission Minnesota    99% by Mission Minnesota
                                         Wind LLC                    Wind LLC                    Wind LLC

                                         19.9% each by Carstensen
                                         Wind LLC, Greenback
                                         Energy LLC, Lucky Wind
                                         LLC, Northern Lights LLC
                                         and Stahl Wind LLC

EDISON CAPITAL
Equity Investments
December 31, 2004 - Based on financial statements as of December 31, 2003
(In millions)

Name of Entity:                          Woodstock Hills LLC
---------------------------------------- --------------------------- --------------------------- ---------------------------
                                         Based on financial state-
                                         ments as of 12/31/2004
Equity Interest:

  Assets                                 $10

  Revenues                               $0

  Net Income (Loss)                      $0

Ownership Interest(s):                   75.00% by Mission Funding
                                         Zeta

Name of Equity
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets

  Revenues

  Net Income (Loss)

Ownership Interest(s):

MISSION LAND COMPANY and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              Associated           Calabasas            Carol Stream
                                                              Southern             Palatino, Inc.       Developers G.P.
                                                              Investment Company   (inactive)           (inactive)
                                                              (inactive)
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments
Other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------
Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------
Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets
============================================================= ==================== ==================== ====================

MISSION LAND COMPANY and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              Centrelake           Irwindale Land       Mission Airport
                                                              Partners LP          Company (inactive)   Park Development
                                                              (inactive)                                Company (inactive)
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments
Other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------
Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------
Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets
============================================================= ==================== ==================== ====================

MISSION LAND COMPANY and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              Mission Industrial   Mission-Oceangate    Mission/Ontario,
                                                              Constructors, Inc.   (inactive)           Inc. (inactive)
                                                              (inactive)
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments
Other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------
Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------
Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets
============================================================= ==================== ==================== ====================

MISSION LAND COMPANY and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              Mission South Bay    Mission Texas        Mission Vacaville
                                                              Company (inactive)   Property Holdings,   LP (inactive)
                                                                                   Inc. (inactive)
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments
Other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------
Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------
Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets
============================================================= ==================== ==================== ====================

MISSION LAND COMPANY and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              Mission Land         Consolidating        Mission Land
                                                              Company              Adjustments          Company
                                                                                                        Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net                                                            $4                                        $4
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net                                       1                                         1
Trading and price risk management assets
Prepayments
Other current assets                                                          1                                         1
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                          6                                         6
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------
Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------
Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                 $6                                        $6
============================================================= ==================== ==================== ====================

MISSION LAND COMPANY and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              Associated           Calabasas            Carol Stream
                                                              Southern             Palatino, Inc.       Developers G.P.
                                                              Investment Company   (inactive)           (inactive)
                                                              (inactive)
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities - net
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits
Asset retirement obligations
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total Liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock not subject to mandatory redemption
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Accumulated other comprehensive loss
Retained earnings
------------------------------------------------------------- -------------------- -------------------- --------------------
Total common shareholders' equity
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity
============================================================= ==================== ==================== ====================

MISSION LAND COMPANY and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              Centrelake           Irwindale Land       Mission Airport
                                                              Partners LP          Company (inactive)   Park Development
                                                              (inactive)                                Company (inactive)
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities - net
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits
Asset retirement obligations
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total Liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock not subject to mandatory redemption
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Accumulated other comprehensive loss
Retained earnings
------------------------------------------------------------- -------------------- -------------------- --------------------
Total common shareholders' equity
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity
============================================================= ==================== ==================== ====================

MISSION LAND COMPANY and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              Mission Industrial   Mission-Oceangate    Mission/Ontario,
                                                              Constructors, Inc.   (inactive)           Inc. (inactive)
                                                              (inactive)
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities - net
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits
Asset retirement obligations
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total Liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock not subject to mandatory redemption
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Accumulated other comprehensive loss
Retained earnings
------------------------------------------------------------- -------------------- -------------------- --------------------
Total common shareholders' equity
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity
============================================================= ==================== ==================== ====================

MISSION LAND COMPANY and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              Mission South Bay    Mission Texas        Mission Vacaville
                                                              Company (inactive)   Property Holdings,   LP (inactive)
                                                                                   Inc. (inactive)
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities - net
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits
Asset retirement obligations
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total Liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock not subject to mandatory redemption
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Accumulated other comprehensive loss
Retained earnings
------------------------------------------------------------- -------------------- -------------------- --------------------
Total common shareholders' equity
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity
============================================================= ==================== ==================== ====================

MISSION LAND COMPANY and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              Mission Land         Consolidating        Mission Land
                                                              Company              Adjustments          Company
                                                                                                        Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities - net
Other current liabilities                                                    $1                                        $1
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                     1                                         1
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits                               2                                         2
Asset retirement obligations
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits and other liabilities                                  2                                         2
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total Liabilities                                                             3                                         3
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock not subject to mandatory redemption
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Accumulated other comprehensive loss
Retained earnings                                                             3                                         3
------------------------------------------------------------- -------------------- -------------------- --------------------
Total common shareholders' equity                                             3                                         3
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                   $6                                        $6
============================================================= ==================== ==================== ====================

MISSION LAND COMPANY and Subsidiaries [Tier 3]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2004
(In millions)

                                                               Associated           Calabasas Palatino,   Carol Stream
                                                               Southern             Inc. (inactive)       Developers G.P.
                                                               Investment Company                         (inactive)
                                                               (inactive)
-------------------------------------------------------------- -------------------- --------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating revenue
-------------------------------------------------------------- -------------------- --------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Asset impairment and loss on lease termination
Depreciation, decommissioning and amortization
Property and other taxes
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating expenses
-------------------------------------------------------------- -------------------- --------------------- --------------------

Operating income (loss)
Interest and dividend income
Equity in income from partnerships and
   unconsolidated subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Minority interest
Dividends on preferred securities
  subject to mandatory redemption
Dividends on utility preferred stock
   not subject to mandatory redemption
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations before tax
Income tax (benefit)
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations
Income from discontinued operations - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) before accounting change
Cumulative effect of accounting change - net of tax
Income tax benefit on discontinued operations
-------------------------------------------------------------- -------------------- --------------------- --------------------
Net income (loss)
-------------------------------------------------------------- -------------------- --------------------- --------------------

Retained earnings - beginning of year
Dividends declared on common stock
Dividends declared on preferred stock
Stock option appreciation
-------------------------------------------------------------- -------------------- --------------------- --------------------
Retained earnings - end of year
============================================================== ==================== ===================== ====================

MISSION LAND COMPANY and Subsidiaries [Tier 3]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2004
(In millions)

                                                               Centrelake           Irwindale Land        Mission Airport
                                                               Partners LP          Company (inactive)    Park Development
                                                               (inactive)                                 Company (inactive)
-------------------------------------------------------------- -------------------- --------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating revenue
-------------------------------------------------------------- -------------------- --------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Asset impairment and loss on lease termination
Depreciation, decommissioning and amortization
Property and other taxes
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating expenses
-------------------------------------------------------------- -------------------- --------------------- --------------------

Operating income (loss)
Interest and dividend income
Equity in income from partnerships and
   unconsolidated subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Minority interest
Dividends on preferred securities
  subject to mandatory redemption
Dividends on utility preferred stock
   not subject to mandatory redemption
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations before tax
Income tax (benefit)
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations
Income from discontinued operations - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) before accounting change
Cumulative effect of accounting change - net of tax
Income tax benefit on discontinued operations
-------------------------------------------------------------- -------------------- --------------------- --------------------
Net income (loss)
-------------------------------------------------------------- -------------------- --------------------- --------------------

Retained earnings - beginning of year
Dividends declared on common stock
Dividends declared on preferred stock
Stock option appreciation
-------------------------------------------------------------- -------------------- --------------------- --------------------
Retained earnings - end of year
============================================================== ==================== ===================== ====================

MISSION LAND COMPANY and Subsidiaries [Tier 3]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2004
(In millions)

                                                               Mission Industrial   Mission-Oceangate     Mission/Ontario,
                                                               Constructors, Inc.   (inactive)            Inc. (inactive)
                                                               (inactive)
-------------------------------------------------------------- -------------------- --------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating revenue
-------------------------------------------------------------- -------------------- --------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Asset impairment and loss on lease termination
Depreciation, decommissioning and amortization
Property and other taxes
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating expenses
-------------------------------------------------------------- -------------------- --------------------- --------------------

Operating income (loss)
Interest and dividend income
Equity in income from partnerships and
   unconsolidated subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Minority interest
Dividends on preferred securities
  subject to mandatory redemption
Dividends on utility preferred stock
   not subject to mandatory redemption
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations before tax
Income tax (benefit)
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations
Income from discontinued operations - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) before accounting change
Cumulative effect of accounting change - net of tax
Income tax benefit on discontinued operations
-------------------------------------------------------------- -------------------- --------------------- --------------------
Net income (loss)
-------------------------------------------------------------- -------------------- --------------------- --------------------

Retained earnings - beginning of year
Dividends declared on common stock
Dividends declared on preferred stock
Stock option appreciation
-------------------------------------------------------------- -------------------- --------------------- --------------------
Retained earnings - end of year
============================================================== ==================== ===================== ====================

MISSION LAND COMPANY and Subsidiaries [Tier 3]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2004
(In millions)

                                                               Mission South Bay    Mission Texas         Mission Vacaville
                                                               Company (inactive)   Property Holdings,    LP (inactive)
                                                                                    Inc. (inactive)
-------------------------------------------------------------- -------------------- --------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating revenue
-------------------------------------------------------------- -------------------- --------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Asset impairment and loss on lease termination
Depreciation, decommissioning and amortization
Property and other taxes
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating expenses
-------------------------------------------------------------- -------------------- --------------------- --------------------

Operating income (loss)
Interest and dividend income
Equity in income from partnerships and
   unconsolidated subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Minority interest
Dividends on preferred securities
  subject to mandatory redemption
Dividends on utility preferred stock
   not subject to mandatory redemption
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations before tax
Income tax (benefit)
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations
Income from discontinued operations - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) before accounting change
Cumulative effect of accounting change - net of tax
Income tax benefit on discontinued operations
-------------------------------------------------------------- -------------------- --------------------- --------------------
Net income (loss)
-------------------------------------------------------------- -------------------- --------------------- --------------------

Retained earnings - beginning of year
Dividends declared on common stock
Dividends declared on preferred stock
Stock option appreciation
-------------------------------------------------------------- -------------------- --------------------- --------------------
Retained earnings - end of year
============================================================== ==================== ===================== ====================

MISSION LAND COMPANY and Subsidiaries [Tier 3]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2004
(In millions)

                                                               Mission Land         Consolidating         Mission Land
                                                               Company              Adjustments           Company
                                                                                                          Consolidated
-------------------------------------------------------------- -------------------- --------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating revenue
-------------------------------------------------------------- -------------------- --------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                               $1                                         $1
Asset impairment and loss on lease termination
Depreciation, decommissioning and amortization
Property and other taxes
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating expenses                                                       1                                          1
-------------------------------------------------------------- -------------------- --------------------- --------------------

Operating income (loss)                                                       (1)                                        (1)
Interest and dividend income                                                                                              1
Equity in income from partnerships and
   unconsolidated subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Minority interest
Dividends on preferred securities
  subject to mandatory redemption
Dividends on utility preferred stock
   not subject to mandatory redemption
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations before tax                           (1)
Income tax (benefit)
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations
Income from discontinued operations - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) before accounting change
Cumulative effect of accounting change - net of tax
Income tax benefit on discontinued operations
-------------------------------------------------------------- -------------------- --------------------- --------------------
Net income (loss)                                                             (1)
-------------------------------------------------------------- -------------------- --------------------- --------------------

Retained earnings - beginning of year                                          3                                          3
Dividends declared on common stock
Dividends declared on preferred stock
Stock option appreciation
-------------------------------------------------------------- -------------------- --------------------- --------------------
Retained earnings - end of year                                               $3                                         $3
============================================================== ==================== ===================== ====================

MISSION POWER ENGINEERING COMPANY and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              Associated           Mission Power        Consolidating
                                                              Southern             Engineering          Adjustments
                                                              Engineering          Company (inactive)
                                                              Company (inactive)
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments
Other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------
Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------
Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets
============================================================= ==================== ==================== ====================

MISSION POWER ENGINEERING COMPANY and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              Mission Power
                                                              Engineering
                                                              Company
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments
Other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------
Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------
Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets
============================================================= ==================== ==================== ====================

MISSION POWER ENGINEERING COMPANY and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              Associated           Mission Power        Consolidating
                                                              Southern             Engineering          Adjustments
                                                              Engineering          Company (inactive)
                                                              Company (inactive)
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities - net
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits
Asset retirement obligations
Other long-term liabilities                                                                       $9
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total Liabilities                                                                                  9
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock not subject to mandatory redemption
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                                       3
Accumulated other comprehensive loss
Retained earnings                                                                                (12)
------------------------------------------------------------- -------------------- -------------------- --------------------
Total common shareholders' equity                                                                ($9)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity
============================================================= ==================== ==================== ====================

MISSION POWER ENGINEERING COMPANY and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              Mission Power
                                                              Engineering
                                                              Company
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities - net
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits
Asset retirement obligations
Other long-term liabilities                                                  $9
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total Liabilities                                                             9
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock not subject to mandatory redemption
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                  3
Accumulated other comprehensive loss
Retained earnings                                                           (12)
------------------------------------------------------------- -------------------- -------------------- --------------------
Total common shareholders' equity                                           ($9)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity
============================================================= ==================== ==================== ====================

MISSION POWER ENGINEERING COMPANY and Subsidiaries [Tier 3]
Consolidating Statements of Income (Loss) and Retained Earnings
For the Year Ended December 31, 2004
(In millions)

                                                               Associated           Mission Power         Consolidating
                                                               Southern             Engineering Company   Adjustments
                                                               Engineering          (inactive)
                                                               Company (inactive)
-------------------------------------------------------------- -------------------- --------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating revenue
-------------------------------------------------------------- -------------------- --------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Asset impairment and loss on lease termination
Depreciation, decommissioning and amortization
Property and other taxes
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating expenses
-------------------------------------------------------------- -------------------- --------------------- --------------------

Operating income (loss)
Interest and dividend income
Equity in income from partnerships and
   unconsolidated subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Minority interest
Dividends on preferred securities
  subject to mandatory redemption
Dividends on utility preferred stock
   not subject to mandatory redemption
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations before tax
Income tax (benefit)
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations
Income from discontinued operations - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) before accounting change
Cumulative effect of accounting change - net of tax
Income tax benefit on discontinued operations
-------------------------------------------------------------- -------------------- --------------------- --------------------
Net income (loss)
-------------------------------------------------------------- -------------------- --------------------- --------------------

Retained earnings - beginning of year
Dividends declared on common stock
Dividends declared on preferred stock
Stock option appreciation
-------------------------------------------------------------- -------------------- --------------------- --------------------
Retained earnings - end of year
============================================================== ==================== ===================== ====================

MISSION POWER ENGINEERING COMPANY and Subsidiaries [Tier 3]
Consolidating Statements of Income (Loss) and Retained Earnings
For the Year Ended December 31, 2004
(In millions)

                                                               Mission Power
                                                               Engineering
                                                               Company
                                                               Consolidated
-------------------------------------------------------------- -------------------- --------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating revenue
-------------------------------------------------------------- -------------------- --------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Asset impairment and loss on lease termination
Depreciation, decommissioning and amortization
Property and other taxes
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating expenses
-------------------------------------------------------------- -------------------- --------------------- --------------------

Operating income (loss)
Interest and dividend income
Equity in income from partnerships and
   unconsolidated subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Minority interest
Dividends on preferred securities
  subject to mandatory redemption
Dividends on utility preferred stock
   not subject to mandatory redemption
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations before tax
Income tax (benefit)
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations
Income from discontinued operations - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) before accounting change
Cumulative effect of accounting change - net of tax
Income tax benefit on discontinued operations
-------------------------------------------------------------- -------------------- --------------------- --------------------
Net income (loss)
-------------------------------------------------------------- -------------------- --------------------- --------------------

Retained earnings - beginning of year
Dividends declared on common stock
Dividends declared on preferred stock
Stock option appreciation
-------------------------------------------------------------- -------------------- --------------------- --------------------
Retained earnings - end of year
============================================================== ==================== ===================== ====================

Part 5

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              Aguila Energy        Anacapa Energy       Arrowhead Energy
                                                              Company              Company              Company (inactive)
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments
Other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                                $16
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------
Total investment and other assets                                                                 16
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------
Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                                     $16
============================================================= ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              Balboa Energy        Blue Ridge Energy    Bretton Woods
                                                              Company (inactive)   Company (inactive)   Energy Company
                                                                                                        (inactive)
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments
Other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------
Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------
Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets
============================================================= ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              Camino Energy        Centerport Energy    Chesapeake Bay
                                                              Company              Company (inactive)   Energy Company
                                                                                                        (inactive)
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                         $1
Restricted cash
Receivables - net
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments
Other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                          1
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                            88
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------
Total investment and other assets                                            88
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------
Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                $89
============================================================= ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              Chester Energy       Clayville Energy     Colonial Energy
                                                              Company (inactive)   Company (inactive)   Company [Dissolved
                                                                                                        06/08/2004]
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments
Other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------
Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------
Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets
============================================================= ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              Coronado Energy      Crescent Valley      Del Mar Energy
                                                              Company (inactive)   Energy Company       Company
                                                                                   [Dissolved
                                                                                   10/26/2004]
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments
Other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                                                      $5
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------
Total investment and other assets                                                                                       5
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------
Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                                                           $5
============================================================= ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              Delaware Energy      Desert Sunrise       Devereaux Energy
                                                              Conservers, Inc.     Energy Company       Company [Dissolved
                                                              [Dissolved           (inactive)           06/08/2004]
                                                              06/08/2004]
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments
Other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------
Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------
Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets
============================================================= ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              East Maine Energy    Edison Alabama       Edison Mission
                                                              Company [Dissolved   Generating Company   Development, Inc.
                                                              06/08/2004]          [Dissolved
                                                                                   10/26/2004]
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments
Other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------
Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------
Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets
============================================================= ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              Edison Mission       Edison Mission       Edison Mission
                                                              Energy Fuel          Energy Funding       Energy Interface
                                                              Consolidated         Corp.                Ltd.
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments
Other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------
Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------
Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Restricted cash                                                                                  $36
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                                            36
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                                     $36
============================================================= ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              Edison Mission       Edison Mission       Edison Mission
                                                              Energy Services,     Fuel Resources,      Fuel
                                                              Inc.                 Inc.                 Transportation,
                                                                                                        Inc.
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments
Other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------
Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------
Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets
============================================================= ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              Edison Mission       Midwest Generation   Edison Mission
                                                              Marketing and        Energy Services,     Holdings Co.
                                                              Trading, Inc.        LLC [5]              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                        $47                                       $74
Restricted cash
Receivables - net                                                           118                                         2
Accrued unbilled revenue
Fuel inventory                                                                                                         25
Materials and supplies, at average cost                                                                                24
Accumulated deferred income taxes - net
Trading and price risk management assets                                     36                                         8
Prepayments                                                                   3                                         2
Other current assets                                                         43                                        44
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                        247                                       179
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                     6                                       452
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------
Total investment and other assets                                             6                                       452
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------
Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Restricted cash                                                                                                        47
Regulatory assets - net
Other deferred charges                                                        2                                       196
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                        2                                       243
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                               $255                                      $874
============================================================= ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              Edison Mission       Edison Mission       El Dorado Energy
                                                              Operation and        Project Co.          Company [Dissolved
                                                              Maintenance, Inc.                         06/08/2004]
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                         $4
Restricted cash
Receivables - net                                                             6
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments
Other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                         10
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------
Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------
Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                $10
============================================================= ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              EME CP Holdings      EME Eastern          EMOM Services, Inc.
                                                              Co. Consolidated     Holdings Co.
                                                                                   Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                         $1
Restricted cash
Receivables - net                                                             1
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets                                      2
Prepayments
Other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                          4
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                                $10
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------
Total investment and other assets                                                                 10
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------
Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Restricted cash
Regulatory assets - net
Other deferred charges                                                       94
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                       94
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                $98                  $10
============================================================= ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              EMP, Inc.            Four Counties Gas    Global Power
                                                              (inactive)           Company (inactive)   Investors, Inc.
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments
Other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------
Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------
Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets
============================================================= ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              Hancock Generation   Holtsville Energy    Indian Bay Energy
                                                              LLC (inactive)       Company (inactive)   Company (inactive)
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments
Other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------
Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------
Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets
============================================================= ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              Jefferson Energy     Kings Canyon         Kingspark Energy
                                                              Company [Dissolved   Energy Company       Company (inactive)
                                                              10/26/2004]          [Dissolved
                                                                                   06/08/2004]
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments
Other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------
Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------
Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets
============================================================= ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              Laguna Energy        La Jolla Energy      Lakeview Energy
                                                              Company (inactive)   Company [Dissolved   Company (inactive)
                                                                                   06/08/2004]
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments
Other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------
Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------
Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets
============================================================= ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              Lehigh River         Longview             Madera Energy
                                                              Energy Company       Cogeneration         Company (inactive)
                                                              (inactive)           Company [Dissolved
                                                                                   10/26/2004]
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments
Other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------
Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------
Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets
============================================================= ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              Madison Energy       Midwest Generation   Midwest Peaker
                                                              Company (inactive)   EME, LLC             Holdings, Inc.
                                                                                   Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                                            $157
Restricted cash
Receivables - net                                                                                 34
Accrued unbilled revenue
Fuel inventory                                                                                    40
Materials and supplies, at average cost                                                           18
Accumulated deferred income taxes - net
Trading and price risk management assets                                                          20
Prepayments                                                                                        7
Other current assets                                                                              21
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                                             297
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                                      2,319
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------
Total investment and other assets                                                              2,319
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------
Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Restricted cash                                                                                   14
Regulatory assets - net
Other deferred charges                                                                           165
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                                           179
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                                  $2,795
============================================================= ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              Mission Capital LP   Mission Del Cielo,   Mission/Eagle
                                                                                   Inc. Consolidated    Energy Company
                                                                                                        (inactive)
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments                                                                                       $1
Other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                                               1
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                                (80)
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------
Total investment and other assets                                                                (80)
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------
Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                                    ($79)
============================================================= ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              Mission Energy       Mission Energy       Mission Energy
                                                              Construction         Generation, Inc.     Holdings, Inc.
                                                              Services, Inc.       (inactive)
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments
Other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------
Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------
Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Restricted cash
Regulatory assets - net
Other deferred charges                                                                                                 $4
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                                                                  4
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                                                           $4
============================================================= ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              Mission Energy       Mission Energy       Mission Energy
                                                              Holdings             Indonesia            Mexico [Dissolved
                                                              International Inc.   [Dissolved           06/08/2004]
                                                              Consolidated         06/08/2004]
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                         $7
Restricted cash
Receivables - net                                                             2
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments
Other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                          9
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                            49
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------
Total investment and other assets                                            49
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------
Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Restricted cash
Regulatory assets - net
Other deferred charges                                                        1
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                        1
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                $59
============================================================= ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              Mission Energy New   Mission Energy       Mission Triple
                                                              York, Inc.           Wales Company        Cycle Systems
                                                                                   Consolidated         Company (inactive)
                                                                                   (inactive; all
                                                                                   assets sold)
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments
Other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------
Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------
Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets
============================================================= ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              North Jackson        Northern Sierra      Ortega Energy
                                                              Energy Company       Energy Company       Company (inactive)
                                                              [Dissolved           (inactive)
                                                              10/26/2004]
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments
Other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------
Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------
Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets
============================================================= ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              Panther Timber       Paradise Energy      Pleasant Valley
                                                              Company (inactive)   Company (inactive)   Energy Company
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments
Other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------
Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------
Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets
============================================================= ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              Quartz Peak Energy   Rapid Energy         Edison Mission
                                                              Company [Dissolved   Limited [SOLD        Services Limited
                                                              10/26/2004]          12/16/2004]          [5] [SOLD
                                                                                                        12/16/2004]
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments
Other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------
Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------
Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets
============================================================= ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              Rapidan Energy       Reeves Bay Energy    Ridgecrest Energy
                                                              Company (inactive)   Company (inactive)   Company (inactive)
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments
Other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------
Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------
Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets
============================================================= ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              Rio Escondido        Riverport Energy     San Gabriel Energy
                                                              Energy Company       Company (inactive)   Company (inactive)
                                                              (inactive)
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments
Other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------
Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------
Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets
============================================================= ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              San Joaquin Energy   San Juan Energy      San Pedro Energy
                                                              Company              Company              Company (inactive)
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments
Other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                           $51                  $64
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------
Total investment and other assets                                            51                   64
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------
Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                $51                  $64
============================================================= ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              Santa Ana Energy     Santa Clara Energy   Silverado Energy
                                                              Company (inactive)   Company (inactive)   Company
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments
Other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                                                     $14
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------
Total investment and other assets                                                                                      14
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------
Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                                                          $14
============================================================= ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              Silver Springs       Sonoma Geothermal    South Coast Energy
                                                              Energy Company       Company [Dissolved   Company [Dissolved
                                                              (inactive)           06/09/2004]          06/09/2004]
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments
Other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------
Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------
Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets
============================================================= ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              Southern Sierra      Thorofare Energy     Viejo Energy
                                                              Energy Company       Company (inactive)   Company
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments
Other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                           $37                                       $16
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------
Total investment and other assets                                            37                                        16
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------
Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                $37                                       $16
============================================================= ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              Vista Energy         Western Sierra       Edison Mission
                                                              Company (inactive)   Energy Company       Energy
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                                                               $2,096
Restricted cash
Receivables - net                                                                                                      60
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments                                                                                       $1                    2
Other current assets                                                                                                   13
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                                               1                2,171
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                                                               7
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                                 48                6,217
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------
Total investment and other assets                                                                 48                6,224
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------
Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Restricted cash                                                                                                         6
Regulatory assets - net
Other deferred charges                                                                                                 26
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                                                                 32
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                                     $49               $8,427
============================================================= ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              Consolidating        Edison Mission
                                                              Adjustments          Energy Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                      ($117)              $2,270
Restricted cash
Receivables - net                                                            (3)                 220
Accrued unbilled revenue
Fuel inventory                                                                                    65
Materials and supplies, at average cost                                                           42
Accumulated deferred income taxes - net
Trading and price risk management assets                                    (25)                  41
Prepayments                                                                  (2)                  14
Other current assets                                                        119                  240
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                        (28)               2,892
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                                      2,784
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                        (6,081)                 454
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------
Total investment and other assets                                        (6,081)               3,238
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------
Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Restricted cash                                                              52                  155
Regulatory assets - net
Other deferred charges                                                      (56)                 432
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                       (4)                 587
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations                                           111                  111
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                            ($6,002)              $6,828
============================================================= ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              Aguila Energy        Anacapa Energy       Arrowhead Energy
                                                              Company              Company              Company (inactive)
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                           ($30)                 ($1)
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities - net
Other current liabilities                                                     1
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                   (29)                  (1)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                      29                    4
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits
Asset retirement obligations
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits and other liabilities                                 29                    4
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total Liabilities                                                                                  3
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock not subject to mandatory redemption
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                  8                    9
Accumulated other comprehensive loss                                                               2
Retained earnings                                                           ($8)                   2
------------------------------------------------------------- -------------------- -------------------- --------------------
Total common shareholders' equity                                                                 13
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                                       $16
============================================================= ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              Balboa Energy        Blue Ridge Energy    Bretton Woods
                                                              Company (inactive)   Company (inactive)   Energy Company
                                                                                                        (inactive)
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities - net
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits
Asset retirement obligations
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total Liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock not subject to mandatory redemption
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Accumulated other comprehensive loss
Retained earnings
------------------------------------------------------------- -------------------- -------------------- --------------------
Total common shareholders' equity
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity
============================================================= ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              Camino Energy        Centerport Energy    Chesapeake Bay
                                                              Company              Company (inactive)   Energy Company
                                                                                                        (inactive)
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                            ($9)
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities - net
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                    (9)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                      15
Accumulated deferred investment tax credits                                   5
Customer advances and other deferred credits
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits
Asset retirement obligations
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits and other liabilities                                 20
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total Liabilities                                                            11
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock not subject to mandatory redemption
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                 48                                        $1
Accumulated other comprehensive loss
Retained earnings                                                            30                                       ($1)
------------------------------------------------------------- -------------------- -------------------- --------------------
Total common shareholders' equity                                            78
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                  $89
============================================================= ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              Chester Energy       Clayville Energy     Colonial Energy
                                                              Company (inactive)   Company (inactive)   Company [Dissolved
                                                                                                        06/08/2004]
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities - net
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits
Asset retirement obligations
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total Liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock not subject to mandatory redemption
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Accumulated other comprehensive loss
Retained earnings
------------------------------------------------------------- -------------------- -------------------- --------------------
Total common shareholders' equity
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity
============================================================= ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              Coronado Energy      Crescent Valley      Del Mar Energy
                                                              Company (inactive)   Energy Company       Company
                                                                                   [Dissolved
                                                                                   10/26/2004]
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                                                                       $1
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities - net
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                                                               1
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                                                                 2
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits
Asset retirement obligations
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits and other liabilities                                                                            2
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total Liabilities                                                                                                       3
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock not subject to mandatory redemption
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                                                            2
Accumulated other comprehensive loss
Retained earnings
------------------------------------------------------------- -------------------- -------------------- --------------------
Total common shareholders' equity                                                                                       2
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                                                             $5
============================================================= ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              Delaware Energy      Desert Sunrise       Devereaux Energy
                                                              Conservers, Inc.     Energy Company       Company [Dissolved
                                                              [Dissolved           (inactive)           06/08/2004]
                                                              06/08/2004]
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities - net
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits
Asset retirement obligations
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total Liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock not subject to mandatory redemption
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Accumulated other comprehensive loss
Retained earnings
------------------------------------------------------------- -------------------- -------------------- --------------------
Total common shareholders' equity
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity
============================================================= ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              East Maine Energy    Edison Alabama       Edison Mission
                                                              Company [Dissolved   Generating Company   Development, Inc.
                                                              06/08/2004]          [Dissolved
                                                                                   10/26/2004]
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                                                                     ($70)
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities - net
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                                                             (70)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits
Asset retirement obligations
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total Liabilities                                                                                                     (70)
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock not subject to mandatory redemption
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                                                           84
Accumulated other comprehensive loss
Retained earnings                                                                                                     (14)
------------------------------------------------------------- -------------------- -------------------- --------------------
Total common shareholders' equity                                                                                     $70
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity
============================================================= ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              Edison Mission       Edison Mission       Edison Mission
                                                              Energy Fuel          Energy Funding       Energy Interface
                                                              Consolidated         Corp.                Ltd.
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year                                                               $47
Preferred stock to be redeemed within one year
Accounts payable                                                            $24                 (105)
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities - net
Other current liabilities                                                                          3
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                    24                  (55)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                                                    91
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                      (1)
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits
Asset retirement obligations
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits and other liabilities                                 (1)
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total Liabilities                                                            23                   36
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock not subject to mandatory redemption
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                 24
Accumulated other comprehensive loss
Retained earnings                                                           (47)
------------------------------------------------------------- -------------------- -------------------- --------------------
Total common shareholders' equity                                          ($23)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                                       $36
============================================================= ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              Edison Mission       Edison Mission       Edison Mission
                                                              Energy Services,     Fuel Resources,      Fuel
                                                              Inc.                 Inc.                 Transportation,
                                                                                                        Inc.
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities - net
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits
Asset retirement obligations
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total Liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock not subject to mandatory redemption
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Accumulated other comprehensive loss
Retained earnings
------------------------------------------------------------- -------------------- -------------------- --------------------
Total common shareholders' equity
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity
============================================================= ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              Edison Mission       Midwest Generation   Edison Mission
                                                              Marketing and        Energy Services,     Holdings Co.
                                                              Trading, Inc.        LLC [5]              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                           $175                                       $34
Accrued taxes
Trading and price risk management liabilities                                39                                         3
Regulatory liabilities - net
Other current liabilities                                                     3                                        29
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                   217                                        66
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                      (7)                                       48
Accumulated deferred investment tax credits
Customer advances and other deferred credits                                  1                                        29
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits
Asset retirement obligations
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits and other liabilities                                 (6)                                       77
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total Liabilities                                                           211                                       143
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock not subject to mandatory redemption
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                 61                                       594
Accumulated other comprehensive loss                                                                                    5
Retained earnings                                                           (17)                                      132
------------------------------------------------------------- -------------------- -------------------- --------------------
Total common shareholders' equity                                            44                                       731
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                 $255                                      $874
============================================================= ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              Edison Mission       Edison Mission       El Dorado Energy
                                                              Operation and        Project Co.          Company [Dissolved
                                                              Maintenance, Inc.                         06/08/2004]
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                           ($18)               ($413)
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities - net
Other current liabilities                                                    12
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                    (6)                (413)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                      (4)                  (4)
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits
Asset retirement obligations
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits and other liabilities                                 (4)                  (4)
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total Liabilities                                                           (10)                (417)
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock not subject to mandatory redemption
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                 14                  287
Accumulated other comprehensive loss
Retained earnings                                                             6                  130
------------------------------------------------------------- -------------------- -------------------- --------------------
Total common shareholders' equity                                            20                 $417
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                  $10
============================================================= ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              EME CP Holdings      EME Eastern          EMOM Services, Inc.
                                                              Co. Consolidated     Holdings Co.
                                                                                   Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year                                           $2
Preferred stock to be redeemed within one year
Accounts payable                                                             (5)                 ($2)
Accrued taxes
Trading and price risk management liabilities                                 4
Regulatory liabilities - net
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                     1                   (2)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                               79
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                      12                    1
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits
Asset retirement obligations
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits and other liabilities                                 12                    1
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total Liabilities                                                            92                   (1)
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock not subject to mandatory redemption
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                                      14
Accumulated other comprehensive loss
Retained earnings                                                             6                   (3)
------------------------------------------------------------- -------------------- -------------------- --------------------
Total common shareholders' equity                                             6                   11
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                  $98                  $10
============================================================= ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              EMP, Inc.            Four Counties Gas    Global Power
                                                              (inactive)           Company (inactive)   Investors, Inc.
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                            ($7)
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities - net
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                    (7)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits
Asset retirement obligations
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total Liabilities                                                            (7)
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock not subject to mandatory redemption
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                  9
Accumulated other comprehensive loss
Retained earnings                                                            (2)
------------------------------------------------------------- -------------------- -------------------- --------------------
Total common shareholders' equity                                            $7
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity
============================================================= ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              Hancock Generation   Holtsville Energy    Indian Bay Energy
                                                              LLC (inactive)       Company (inactive)   Company (inactive)
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities - net
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits
Asset retirement obligations
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total Liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock not subject to mandatory redemption
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                                      $1
Accumulated other comprehensive loss
Retained earnings                                                                                ($1)
------------------------------------------------------------- -------------------- -------------------- --------------------
Total common shareholders' equity
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity
============================================================= ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              Jefferson Energy     Kings Canyon         Kingspark Energy
                                                              Company [Dissolved   Energy Company       Company (inactive)
                                                              10/26/2004]          [Dissolved
                                                                                   06/08/2004]
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                                                                      ($1)
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities - net
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                                                              (1)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits
Asset retirement obligations
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total Liabilities                                                                                                      (1)
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock not subject to mandatory redemption
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Accumulated other comprehensive loss
Retained earnings                                                                                                       1
------------------------------------------------------------- -------------------- -------------------- --------------------
Total common shareholders' equity                                                                                      $1
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity
============================================================= ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              Laguna Energy        La Jolla Energy      Lakeview Energy
                                                              Company (inactive)   Company [Dissolved   Company (inactive)
                                                                                   06/08/2004]
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                            ($1)
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities - net
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                    (1)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits
Asset retirement obligations
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total Liabilities                                                            (1)
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock not subject to mandatory redemption
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                  2
Accumulated other comprehensive loss
Retained earnings                                                            (1)
------------------------------------------------------------- -------------------- -------------------- --------------------
Total common shareholders' equity                                            $1
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity
============================================================= ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              Lehigh River         Longview             Madera Energy
                                                              Energy Company       Cogeneration         Company (inactive)
                                                              (inactive)           Company [Dissolved
                                                                                   10/26/2004]
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities - net
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits
Asset retirement obligations
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total Liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock not subject to mandatory redemption
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                $10
Accumulated other comprehensive loss
Retained earnings                                                          ($10)
------------------------------------------------------------- -------------------- -------------------- --------------------
Total common shareholders' equity
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity
============================================================= ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              Madison Energy       Midwest Generation   Midwest Peaker
                                                              Company (inactive)   EME, LLC             Holdings, Inc.
                                                                                   Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year                                                                $7
Preferred stock to be redeemed within one year
Accounts payable                                                           ($27)              (1,905)               ($253)
Accrued taxes
Trading and price risk management liabilities                                                     16
Regulatory liabilities - net
Other current liabilities                                                                         96
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                   (27)              (1,786)                (253)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                                                 1,660
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                      (1)                 117
Accumulated deferred investment tax credits
Customer advances and other deferred credits                                                     163
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits
Asset retirement obligations
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits and other liabilities                                 (1)                 280
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total Liabilities                                                           (28)                 154                 (253)
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock not subject to mandatory redemption
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                 22                3,091                  249
Accumulated other comprehensive loss                                                               5
Retained earnings                                                             6                 (455)                   4
------------------------------------------------------------- -------------------- -------------------- --------------------
Total common shareholders' equity                                           $28                2,641                 $253
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                                    $2,795
============================================================= ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              Mission Capital LP   Mission Del Cielo,   Mission/Eagle
                                                                                   Inc. Consolidated    Energy Company
                                                                                                        (inactive)
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                                                ($39)
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities - net
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                                        (39)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                                            8
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits
Asset retirement obligations
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits and other liabilities                                                       8
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total Liabilities                                                                                (31)
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock not subject to mandatory redemption
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                                     (92)
Accumulated other comprehensive loss
Retained earnings                                                                                 44
------------------------------------------------------------- -------------------- -------------------- --------------------
Total common shareholders' equity                                                                (48)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                                      ($79)
============================================================= ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              Mission Energy       Mission Energy       Mission Energy
                                                              Construction         Generation, Inc.     Holdings, Inc.
                                                              Services, Inc.       (inactive)
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                            ($2)
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities - net
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                    (2)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                                                               ($1)
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits
Asset retirement obligations
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits and other liabilities                                                                           (1)
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total Liabilities                                                            (2)                                       (1)
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock not subject to mandatory redemption
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                  5                                         6
Accumulated other comprehensive loss
Retained earnings                                                            (3)                                       (1)
------------------------------------------------------------- -------------------- -------------------- --------------------
Total common shareholders' equity                                            $2                                         5
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                                                             $4
============================================================= ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              Mission Energy       Mission Energy       Mission Energy
                                                              Holdings             Indonesia            Mexico [Dissolved
                                                              International Inc.   [Dissolved           06/08/2004]
                                                              Consolidated         06/08/2004]
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                        ($1,396)
Accrued taxes                                                                16
Trading and price risk management liabilities
Regulatory liabilities - net
Other current liabilities                                                     2
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                (1,378)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                       9
Accumulated deferred investment tax credits
Customer advances and other deferred credits                                 91
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits
Asset retirement obligations
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits and other liabilities                                100
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total Liabilities                                                        (1,278)
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock not subject to mandatory redemption
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                              3,320
Accumulated other comprehensive loss                                         (7)
Retained earnings                                                        (1,976)
------------------------------------------------------------- -------------------- -------------------- --------------------
Total common shareholders' equity                                         1,337
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                  $59
============================================================= ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 2004
(In millions)7

                                                              Mission Energy New   Mission Energy       Mission Triple
                                                              York, Inc.           Wales Company        Cycle Systems
                                                                                   Consolidated         Company (inactive)
                                                                                   (inactive; all
                                                                                   assets sold)
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities - net
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits
Asset retirement obligations
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total Liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock not subject to mandatory redemption
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Accumulated other comprehensive loss
Retained earnings
------------------------------------------------------------- -------------------- -------------------- --------------------
Total common shareholders' equity
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity
============================================================= ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              North Jackson        Northern Sierra      Ortega Energy
                                                              Energy Company       Energy Company       Company (inactive)
                                                              [Dissolved           (inactive)
                                                              10/26/2004]
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities - net
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits
Asset retirement obligations
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total Liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock not subject to mandatory redemption
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Accumulated other comprehensive loss
Retained earnings
------------------------------------------------------------- -------------------- -------------------- --------------------
Total common shareholders' equity
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity
============================================================= ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              Panther Timber       Paradise Energy      Pleasant Valley
                                                              Company (inactive)   Company (inactive)   Energy Company
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                                                 ($4)                 ($2)
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities - net
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                                         (4)                  (2)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                                            4                    1
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits
Asset retirement obligations
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits and other liabilities                                                      $4                    1
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total Liabilities                                                                                                      (1)
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock not subject to mandatory redemption
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                                                            3
Accumulated other comprehensive loss
Retained earnings                                                                                                      (2)
------------------------------------------------------------- -------------------- -------------------- --------------------
Total common shareholders' equity                                                                                      $1
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity
============================================================= ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              Quartz Peak Energy   Rapid Energy         Edison Mission
                                                              Company [Dissolved   Limited [SOLD        Services Limited
                                                              10/26/2004]          12/16/2004]          [5] [SOLD
                                                                                                        12/16/2004]
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities - net
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits
Asset retirement obligations
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total Liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock not subject to mandatory redemption
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Accumulated other comprehensive loss
Retained earnings
------------------------------------------------------------- -------------------- -------------------- --------------------
Total common shareholders' equity
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity
============================================================= ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              Rapidan Energy       Reeves Bay Energy    Ridgecrest Energy
                                                              Company (inactive)   Company (inactive)   Company (inactive)
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                             $1
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities - net
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                     1
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits
Asset retirement obligations
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total Liabilities                                                             1
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock not subject to mandatory redemption
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                  4
Accumulated other comprehensive loss
Retained earnings                                                            (5)
------------------------------------------------------------- -------------------- -------------------- --------------------
Total common shareholders' equity                                           ($1)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity
============================================================= ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              Rio Escondido        Riverport Energy     San Gabriel Energy
                                                              Energy Company       Company (inactive)   Company (inactive)
                                                              (inactive)
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                                                                      ($6)
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities - net
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                                                              (6)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits
Asset retirement obligations
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total Liabilities                                                                                                      (6)
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock not subject to mandatory redemption
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                                                            2
Accumulated other comprehensive loss
Retained earnings                                                                                                       4
------------------------------------------------------------- -------------------- -------------------- --------------------
Total common shareholders' equity                                                                                      $6
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity
============================================================= ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              San Joaquin Energy   San Juan Energy      San Pedro Energy
                                                              Company              Company              Company (inactive)
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                            $12                   $2
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities - net
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                    12                    2
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                       6                   14
Accumulated deferred investment tax credits                                   2
Customer advances and other deferred credits
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits
Asset retirement obligations
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits and other liabilities                                  8                   14
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total Liabilities                                                            20                   16
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock not subject to mandatory redemption
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                 10                   (2)
Accumulated other comprehensive loss                                                               9
Retained earnings                                                            21                   41
------------------------------------------------------------- -------------------- -------------------- --------------------
Total common shareholders' equity                                            31                   48
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                  $51                  $64
============================================================= ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              Santa Ana Energy     Santa Clara Energy   Silverado Energy
                                                              Company (inactive)   Company (inactive)   Company
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                                                                      ($2)
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities - net
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                                                              (2)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                                                                 4
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits
Asset retirement obligations
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits and other liabilities                                                                            4
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total Liabilities                                                                                                       2
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock not subject to mandatory redemption
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                                                            8
Accumulated other comprehensive loss                                                                                    2
Retained earnings                                                                                                       2
------------------------------------------------------------- -------------------- -------------------- --------------------
Total common shareholders' equity                                                                                      12
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                                                            $14
============================================================= ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              Silver Springs       Sonoma Geothermal    South Coast Energy
                                                              Energy Company       Company [Dissolved   Company [Dissolved
                                                              (inactive)           06/09/2004]          06/09/2004]
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities - net
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits
Asset retirement obligations
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total Liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock not subject to mandatory redemption
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Accumulated other comprehensive loss
Retained earnings
------------------------------------------------------------- -------------------- -------------------- --------------------
Total common shareholders' equity
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity
============================================================= ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              Southern Sierra      Thorofare Energy     Viejo Energy
                                                              Energy Company       Company (inactive)   Company
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                           ($41)                                      ($1)
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities - net
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                   (41)                                       (1)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                       5                                         4
Accumulated deferred investment tax credits                                   2
Customer advances and other deferred credits
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits
Asset retirement obligations
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits and other liabilities                                  7                                         4
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total Liabilities                                                           (34)                                        3
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock not subject to mandatory redemption
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                 44                                         8
Accumulated other comprehensive loss                                                                                    2
Retained earnings                                                            27                                         3
------------------------------------------------------------- -------------------- -------------------- --------------------
Total common shareholders' equity                                            71                                        13
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                  $37                                       $16
============================================================= ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              Vista Energy         Western Sierra       Edison Mission
                                                              Company (inactive)   Energy Company       Energy
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                            ($1)                ($39)              $4,292
Accrued taxes                                                                                                           2
Trading and price risk management liabilities
Regulatory liabilities - net
Other current liabilities                                                                                             463
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                    (1)                 (39)               4,757
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                                                                      1,676
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                      (1)                   9                   (7)
Accumulated deferred investment tax credits                                                        2
Customer advances and other deferred credits                                                                           40
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits                                                                        17
Asset retirement obligations
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits and other liabilities                                 (1)                  11                   50
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total Liabilities                                                            (2)                 (28)               6,483
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock not subject to mandatory redemption
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                  1                   51                2,322
Accumulated other comprehensive loss                                                                                   (1)
Retained earnings                                                             1                   26                 (377)
------------------------------------------------------------- -------------------- -------------------- --------------------
Total common shareholders' equity                                            $2                   77                1,944
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                                       $49               $8,427
============================================================= ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              Consolidating        Edison Mission
                                                              Adjustments          Energy Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year                                         $155                 $211
Preferred stock to be redeemed within one year
Accounts payable                                                            (87)                  74
Accrued taxes                                                                 3                   21
Trading and price risk management liabilities                               (31)                  31
Regulatory liabilities - net
Other current liabilities                                                    (2)                 607
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                    38                  944
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                                1                3,507
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                     (80)                 186
Accumulated deferred investment tax credits                                   1                   12
Customer advances and other deferred credits                                146                  470
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits                                                   17
Asset retirement obligations                                                  5                    5
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits and other liabilities                                 72                  690
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations                                        5                    5
------------------------------------------------------------- -------------------- -------------------- --------------------

Total Liabilities                                                           116                5,146
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock not subject to mandatory redemption
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                             (7,897)               2,323
Accumulated other comprehensive loss                                                              17
Retained earnings                                                         1,779                 (658)
------------------------------------------------------------- -------------------- -------------------- --------------------
Total common shareholders' equity                                        (6,118)               1,682
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                              ($6,002)              $6,828
============================================================= ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2004
(In millions)

                                                               Aguila Energy        Anacapa Energy        Arrowhead Energy
                                                               Company              Company               Company
                                                                                                          (inactive)
-------------------------------------------------------------- -------------------- --------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating revenue
-------------------------------------------------------------- -------------------- --------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Asset impairment and loss on lease termination
Depreciation, decommissioning and amortization
Property and other taxes
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating expenses
-------------------------------------------------------------- -------------------- --------------------- --------------------

Operating income (loss)
Interest and dividend income
Equity in income from partnerships and
   unconsolidated subsidiaries - net                                          $1                   $2
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Minority interest
Dividends on preferred securities
  subject to mandatory redemption
Dividends on utility preferred stock
   not subject to mandatory redemption
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations before tax                            1                    2
Income tax (benefit)                                                           4                    1
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations                                      (3)                   1
Income from discontinued operations - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) before accounting change                                        (3)                   1
Cumulative effect of accounting change - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Net income (loss)                                                             (3)                   1
-------------------------------------------------------------- -------------------- --------------------- --------------------

Retained earnings - beginning of year                                         (5)                   1
Dividends declared on common stock
Dividends declared on preferred stock
Stock option appreciation
-------------------------------------------------------------- -------------------- --------------------- --------------------
Retained earnings - end of year                                              ($8)                  $2
============================================================== ==================== ===================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2004
(In millions)

                                                               Balboa Energy        Blue Ridge Energy     Bretton Woods
                                                               Company (inactive)   Company (inactive)    Energy Company
                                                                                                          (inactive)
-------------------------------------------------------------- -------------------- --------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating revenue
-------------------------------------------------------------- -------------------- --------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Asset impairment and loss on lease termination
Depreciation, decommissioning and amortization
Property and other taxes
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating expenses
-------------------------------------------------------------- -------------------- --------------------- --------------------

Operating income (loss)
Interest and dividend income
Equity in income from partnerships and
   unconsolidated subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Minority interest
Dividends on preferred securities
  subject to mandatory redemption
Dividends on utility preferred stock
   not subject to mandatory redemption
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations before tax
Income tax (benefit)
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations
Income from discontinued operations - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) before accounting change
Cumulative effect of accounting change - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Net income (loss)
-------------------------------------------------------------- -------------------- --------------------- --------------------

Retained earnings - beginning of year
Dividends declared on common stock
Dividends declared on preferred stock
Stock option appreciation
-------------------------------------------------------------- -------------------- --------------------- --------------------
Retained earnings - end of year
============================================================== ==================== ===================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2004
(In millions)

                                                               Camino Energy        Centerport Energy     Chesapeake Bay
                                                               Company              Company (inactive)    Energy Company
                                                                                                          (inactive)
-------------------------------------------------------------- -------------------- --------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating revenue
-------------------------------------------------------------- -------------------- --------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                               $1
Asset impairment and loss on lease termination
Depreciation, decommissioning and amortization
Property and other taxes
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating expenses                                                       1
-------------------------------------------------------------- -------------------- --------------------- --------------------

Operating income (loss)                                                       (1)
Interest and dividend income
Equity in income from partnerships and
   unconsolidated subsidiaries - net                                          49
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Minority interest
Dividends on preferred securities
  subject to mandatory redemption
Dividends on utility preferred stock
   not subject to mandatory redemption
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations before tax                           48
Income tax (benefit)                                                          18
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations                                      30
Income from discontinued operations - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) before accounting change                                        30
Cumulative effect of accounting change - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Net income (loss)                                                             30
-------------------------------------------------------------- -------------------- --------------------- --------------------

Retained earnings - beginning of year                                         52                                        ($1)
Dividends declared on common stock                                           (52)
Dividends declared on preferred stock
Stock option appreciation
-------------------------------------------------------------- -------------------- --------------------- --------------------
Retained earnings - end of year                                              $30                                        ($1)
============================================================== ==================== ===================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2004
(In millions)

                                                               Chester Energy       Clayville Energy      Colonial Energy
                                                               Company (inactive)   Company (inactive)    Company [Dissolved
                                                                                                          06/08/2004]
-------------------------------------------------------------- -------------------- --------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating revenue
-------------------------------------------------------------- -------------------- --------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Asset impairment and loss on lease termination
Depreciation, decommissioning and amortization
Property and other taxes
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating expenses
-------------------------------------------------------------- -------------------- --------------------- --------------------

Operating income (loss)
Interest and dividend income
Equity in income from partnerships and
   unconsolidated subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Minority interest
Dividends on preferred securities
  subject to mandatory redemption
Dividends on utility preferred stock
   not subject to mandatory redemption
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations before tax
Income tax (benefit)
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations
Income from discontinued operations - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) before accounting change
Cumulative effect of accounting change - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Net income (loss)
-------------------------------------------------------------- -------------------- --------------------- --------------------

Retained earnings - beginning of year
Dividends declared on common stock
Dividends declared on preferred stock
Stock option appreciation
-------------------------------------------------------------- -------------------- --------------------- --------------------
Retained earnings - end of year
============================================================== ==================== ===================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2004
(In millions)

                                                               Coronado Energy      Crescent Valley       Del Mar Energy
                                                               Company (inactive)   Energy Company        Company
                                                                                    [Dissolved
                                                                                    10/26/2004]
-------------------------------------------------------------- -------------------- --------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating revenue
-------------------------------------------------------------- -------------------- --------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Asset impairment and loss on lease termination
Depreciation, decommissioning and amortization
Property and other taxes
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating expenses
-------------------------------------------------------------- -------------------- --------------------- --------------------

Operating income (loss)
Interest and dividend income
Equity in income from partnerships and
   unconsolidated subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Minority interest
Dividends on preferred securities
  subject to mandatory redemption
Dividends on utility preferred stock
   not subject to mandatory redemption
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations before tax
Income tax (benefit)
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations
Income from discontinued operations - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) before accounting change
Cumulative effect of accounting change - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Net income (loss)
-------------------------------------------------------------- -------------------- --------------------- --------------------

Retained earnings - beginning of year
Dividends declared on common stock
Dividends declared on preferred stock
Stock option appreciation
-------------------------------------------------------------- -------------------- --------------------- --------------------
Retained earnings - end of year
============================================================== ==================== ===================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2004
(In millions)

                                                               Delaware Energy      Desert Sunrise        Devereaux Energy
                                                               Conservers, Inc.     Energy Company        Company [Dissolved
                                                               [Dissolved           (inactive)            06/08/2004]
                                                               06/08/2004]
-------------------------------------------------------------- -------------------- --------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating revenue
-------------------------------------------------------------- -------------------- --------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Asset impairment and loss on lease termination
Depreciation, decommissioning and amortization
Property and other taxes
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating expenses
-------------------------------------------------------------- -------------------- --------------------- --------------------

Operating income (loss)
Interest and dividend income
Equity in income from partnerships and
   unconsolidated subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Minority interest
Dividends on preferred securities
  subject to mandatory redemption
Dividends on utility preferred stock
   not subject to mandatory redemption
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations before tax
Income tax (benefit)
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations
Income from discontinued operations - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) before accounting change
Cumulative effect of accounting change - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Net income (loss)
-------------------------------------------------------------- -------------------- --------------------- --------------------

Retained earnings - beginning of year                                                                                   ($2)
Dividends declared on common stock                                                                                       $2
Dividends declared on preferred stock
Stock option appreciation
-------------------------------------------------------------- -------------------- --------------------- --------------------
Retained earnings - end of year
============================================================== ==================== ===================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2004
(In millions)

                                                               East Maine Energy    Edison Alabama        Edison Mission
                                                               Company [Dissolved   Generating Company    Development, Inc.
                                                               06/08/2004]          [Dissolved
                                                                                    10/26/2004]
-------------------------------------------------------------- -------------------- --------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating revenue
-------------------------------------------------------------- -------------------- --------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Asset impairment and loss on lease termination
Depreciation, decommissioning and amortization
Property and other taxes
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating expenses
-------------------------------------------------------------- -------------------- --------------------- --------------------

Operating income (loss)
Interest and dividend income
Equity in income from partnerships and
   unconsolidated subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Minority interest
Dividends on preferred securities
  subject to mandatory redemption
Dividends on utility preferred stock
   not subject to mandatory redemption
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations before tax
Income tax (benefit)
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations
Income from discontinued operations - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) before accounting change
Cumulative effect of accounting change - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Net income (loss)
-------------------------------------------------------------- -------------------- --------------------- --------------------

Retained earnings - beginning of year                                                                                  ($14)
Dividends declared on common stock
Dividends declared on preferred stock
Stock option appreciation
-------------------------------------------------------------- -------------------- --------------------- --------------------
Retained earnings - end of year                                                                                        ($14)
============================================================== ==================== ===================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2004
(In millions)

                                                               Edison Mission       Edison Mission        Edison Mission
                                                               Energy Fuel          Energy Funding Corp.  Energy Interface
                                                               Consolidated                               Ltd
-------------------------------------------------------------- -------------------- --------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating revenue
-------------------------------------------------------------- -------------------- --------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Asset impairment and loss on lease termination
Depreciation, decommissioning and amortization
Property and other taxes
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating expenses
-------------------------------------------------------------- -------------------- --------------------- --------------------

Operating income (loss)
Interest and dividend income                                                  $1                  $12
Equity in income from partnerships and
   unconsolidated subsidiaries - net                                          (2)
Other nonoperating income                                                     47
Interest expense - net of amounts capitalized                                                    ($12)
Other nonoperating deductions
Minority interest
Dividends on preferred securities
  subject to mandatory redemption
Dividends on utility preferred stock
   not subject to mandatory redemption
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations before tax                           46
Income tax (benefit)                                                          18
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations                                      28
Income from discontinued operations - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) before accounting change                                        28
Cumulative effect of accounting change - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Net income (loss)                                                             28
-------------------------------------------------------------- -------------------- --------------------- --------------------

Retained earnings - beginning of year                                         25
Dividends declared on common stock                                          (100)
Dividends declared on preferred stock
Stock option appreciation
-------------------------------------------------------------- -------------------- --------------------- --------------------
Retained earnings - end of year                                             ($47)
============================================================== ==================== ===================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2004
(In millions)

                                                               Edison Mission       Edison Mission Fuel   Edison Mission
                                                               Energy Services,     Resources, Inc.       Fuel
                                                               Inc.                                       Transportation,
                                                                                                          Inc.
-------------------------------------------------------------- -------------------- --------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating revenue
-------------------------------------------------------------- -------------------- --------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Asset impairment and loss on lease termination
Depreciation, decommissioning and amortization
Property and other taxes
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating expenses
-------------------------------------------------------------- -------------------- --------------------- --------------------

Operating income (loss)
Interest and dividend income
Equity in income from partnerships and
   unconsolidated subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Minority interest
Dividends on preferred securities
  subject to mandatory redemption
Dividends on utility preferred stock
   not subject to mandatory redemption
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations before tax
Income tax (benefit)
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations
Income from discontinued operations - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) before accounting change
Cumulative effect of accounting change - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Net income (loss)
-------------------------------------------------------------- -------------------- --------------------- --------------------

Retained earnings - beginning of year
Dividends declared on common stock
Dividends declared on preferred stock
Stock option appreciation
-------------------------------------------------------------- -------------------- --------------------- --------------------
Retained earnings - end of year
============================================================== ==================== ===================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2004
(In millions)

                                                               Edison Mission       Midwest Generation    Edison Mission
                                                               Marketing and        Energy Services,      Holdings Co.
                                                               Trading, Inc.        LLC [5]               Consolidated
-------------------------------------------------------------- -------------------- --------------------- --------------------

Electric utility
Nonutility power generation                                                  $22                                       $497
Financial services and other
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating revenue                                                       22                                        497
-------------------------------------------------------------- -------------------- --------------------- --------------------

Fuel                                                                                                                    215
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                               22                                        188
Asset impairment and loss on lease termination
Depreciation, decommissioning and amortization                                 2                                         16
Property and other taxes                                                                                                  3
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating expenses                                                      24                                        422
-------------------------------------------------------------- -------------------- --------------------- --------------------

Operating income (loss)                                                       (2)                                        75
Interest and dividend income                                                  (7)                                         4
Equity in income from partnerships and
   unconsolidated subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized                                                                            (1)
Other nonoperating deductions
Minority interest
Dividends on preferred securities
  subject to mandatory redemption
Dividends on utility preferred stock
   not subject to mandatory redemption
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations before tax                           (9)                                        78
Income tax (benefit)                                                          (4)                                        31
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations                                      (5)                                        47
Income from discontinued operations - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) before accounting change                                        (5)                                        47
Cumulative effect of accounting change - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Net income (loss)                                                             (5)                                        47
-------------------------------------------------------------- -------------------- --------------------- --------------------

Retained earnings - beginning of year                                        (12)                                       102
Dividends declared on common stock                                                                                      (17)
Dividends declared on preferred stock
Stock option appreciation
-------------------------------------------------------------- -------------------- --------------------- --------------------
Retained earnings - end of year                                             ($17)                                      $132
============================================================== ==================== ===================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2004
(In millions)

                                                               Edison Mission       Edison Mission        El Dorado Energy
                                                               Operation and        Project Co.           Company [Dissolved
                                                               Maintenance, Inc.                          06/08/2004]
-------------------------------------------------------------- -------------------- --------------------- --------------------

Electric utility
Nonutility power generation                                                  $23
Financial services and other
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating revenue                                                       23
-------------------------------------------------------------- -------------------- --------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                               21
Asset impairment and loss on lease termination
Depreciation, decommissioning and amortization
Property and other taxes
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating expenses                                                      21
-------------------------------------------------------------- -------------------- --------------------- --------------------

Operating income (loss)                                                        2
Interest and dividend income
Equity in income from partnerships and
   unconsolidated subsidiaries - net
Other nonoperating income                                                                        $211
Interest expense - net of amounts capitalized
Other nonoperating deductions
Minority interest
Dividends on preferred securities
  subject to mandatory redemption
Dividends on utility preferred stock
   not subject to mandatory redemption
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations before tax                            2                  211
Income tax (benefit)                                                           1                   81
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations                                       1                  130
Income from discontinued operations - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) before accounting change                                         1                  130
Cumulative effect of accounting change - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Net income (loss)                                                              1                  130
-------------------------------------------------------------- -------------------- --------------------- --------------------

Retained earnings - beginning of year                                          5                                        ($9)
Dividends declared on common stock                                                                                       $9
Dividends declared on preferred stock
Stock option appreciation
-------------------------------------------------------------- -------------------- --------------------- --------------------
Retained earnings - end of year                                               $6                 $130
============================================================== ==================== ===================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2004
(In millions)

                                                               EME CP Holdings      EME Eastern           EMOM Services, Inc.
                                                               Co. Consolidated     Holdings Co.
                                                                                    Consolidated
-------------------------------------------------------------- -------------------- --------------------- --------------------

Electric utility
Nonutility power generation                                                   $7                                         $1
Financial services and other
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating revenue                                                        7                                          1
-------------------------------------------------------------- -------------------- --------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                                                           1
Asset impairment and loss on lease termination
Depreciation, decommissioning and amortization
Property and other taxes
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating expenses                                                                                                 $1
-------------------------------------------------------------- -------------------- --------------------- --------------------

Operating income (loss)                                                        7
Interest and dividend income
Equity in income from partnerships and
   unconsolidated subsidiaries - net                                                               $1
Other nonoperating income                                                     (6)
Interest expense - net of amounts capitalized
Other nonoperating deductions
Minority interest
Dividends on preferred securities
  subject to mandatory redemption
Dividends on utility preferred stock
   not subject to mandatory redemption
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations before tax                            1                    1
Income tax (benefit)                                                           1
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations                                                            1
Income from discontinued operations - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) before accounting change                                                              1
Cumulative effect of accounting change - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Net income (loss)                                                                                   1
-------------------------------------------------------------- -------------------- --------------------- --------------------

Retained earnings - beginning of year                                          7                   (3)
Dividends declared on common stock                                            (1)                  (1)
Dividends declared on preferred stock
Stock option appreciation
-------------------------------------------------------------- -------------------- --------------------- --------------------
Retained earnings - end of year                                               $6                  ($3)
============================================================== ==================== ===================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2004
(In millions)

                                                               EMP, Inc.            Four Counties Gas     Global Power
                                                               (inactive)           Company (inactive)    Investors, Inc.
-------------------------------------------------------------- -------------------- --------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating revenue
-------------------------------------------------------------- -------------------- --------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Asset impairment and loss on lease termination
Depreciation, decommissioning and amortization
Property and other taxes
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating expenses
-------------------------------------------------------------- -------------------- --------------------- --------------------

Operating income (loss)
Interest and dividend income
Equity in income from partnerships and
   unconsolidated subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Minority interest
Dividends on preferred securities
  subject to mandatory redemption
Dividends on utility preferred stock
   not subject to mandatory redemption
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations before tax
Income tax (benefit)                                                          $1
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations                                      (1)
Income from discontinued operations - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) before accounting change                                        (1)
Cumulative effect of accounting change - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Net income (loss)                                                             (1)
-------------------------------------------------------------- -------------------- --------------------- --------------------

Retained earnings - beginning of year                                         (1)
Dividends declared on common stock
Dividends declared on preferred stock
Stock option appreciation
-------------------------------------------------------------- -------------------- --------------------- --------------------
Retained earnings - end of year                                              ($2)
============================================================== ==================== ===================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2004
(In millions)

                                                               Hancock Generation   Holtsville Energy     Indian Bay Energy
                                                               LLC (inactive)       Company (inactive)    Company (inactive)
-------------------------------------------------------------- -------------------- --------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating revenue
-------------------------------------------------------------- -------------------- --------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Asset impairment and loss on lease termination
Depreciation, decommissioning and amortization
Property and other taxes
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating expenses
-------------------------------------------------------------- -------------------- --------------------- --------------------

Operating income (loss)
Interest and dividend income
Equity in income from partnerships and
   unconsolidated subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Minority interest
Dividends on preferred securities
  subject to mandatory redemption
Dividends on utility preferred stock
   not subject to mandatory redemption
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations before tax
Income tax (benefit)
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations
Income from discontinued operations - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) before accounting change
Cumulative effect of accounting change - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Net income (loss)
-------------------------------------------------------------- -------------------- --------------------- --------------------

Retained earnings - beginning of year                                                             ($1)
Dividends declared on common stock
Dividends declared on preferred stock
Stock option appreciation
-------------------------------------------------------------- -------------------- --------------------- --------------------
Retained earnings - end of year                                                                   ($1)
============================================================== ==================== ===================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2004
(In millions)

                                                               Jefferson Energy     Kings Canyon Energy   Kingspark Energy
                                                               Company [Dissolved   Company [Dissolved    Company (inactive)
                                                               10/26/2004]          06/08/2004]
-------------------------------------------------------------- -------------------- --------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating revenue
-------------------------------------------------------------- -------------------- --------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Asset impairment and loss on lease termination
Depreciation, decommissioning and amortization
Property and other taxes
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating expenses
-------------------------------------------------------------- -------------------- --------------------- --------------------

Operating income (loss)
Interest and dividend income
Equity in income from partnerships and
   unconsolidated subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Minority interest
Dividends on preferred securities
  subject to mandatory redemption
Dividends on utility preferred stock
   not subject to mandatory redemption
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations before tax
Income tax (benefit)
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations
Income from discontinued operations - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) before accounting change
Cumulative effect of accounting change - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Net income (loss)
-------------------------------------------------------------- -------------------- --------------------- --------------------

Retained earnings - beginning of year                                                                                    $1
Dividends declared on common stock
Dividends declared on preferred stock
Stock option appreciation
-------------------------------------------------------------- -------------------- --------------------- --------------------
Retained earnings - end of year                                                                                          $1
============================================================== ==================== ===================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2004
(In millions)

                                                               Laguna Energy        La Jolla Energy       Lakeview Energy
                                                               Company (inactive)   Company [Dissolved    Company (inactive)
                                                                                    06/08/2004]
-------------------------------------------------------------- -------------------- --------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating revenue
-------------------------------------------------------------- -------------------- --------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Asset impairment and loss on lease termination
Depreciation, decommissioning and amortization
Property and other taxes
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating expenses
-------------------------------------------------------------- -------------------- --------------------- --------------------

Operating income (loss)
Interest and dividend income
Equity in income from partnerships and
   unconsolidated subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Minority interest
Dividends on preferred securities
  subject to mandatory redemption
Dividends on utility preferred stock
   not subject to mandatory redemption
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations before tax
Income tax (benefit)
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations
Income from discontinued operations - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) before accounting change
Cumulative effect of accounting change - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Net income (loss)
-------------------------------------------------------------- -------------------- --------------------- --------------------

Retained earnings - beginning of year                                        ($1)
Dividends declared on common stock
Dividends declared on preferred stock
Stock option appreciation
-------------------------------------------------------------- -------------------- --------------------- --------------------
Retained earnings - end of year                                              ($1)
============================================================== ==================== ===================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2004
(In millions)

                                                               Lehigh River         Longview              Madera Energy
                                                               Energy Company       Cogeneration          Company (inactive)
                                                               (inactive)           Company [Dissolved
                                                                                    10/26/2004]
-------------------------------------------------------------- -------------------- --------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating revenue
-------------------------------------------------------------- -------------------- --------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Asset impairment and loss on lease termination
Depreciation, decommissioning and amortization
Property and other taxes
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating expenses
-------------------------------------------------------------- -------------------- --------------------- --------------------

Operating income (loss)
Interest and dividend income
Equity in income from partnerships and
   unconsolidated subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Minority interest
Dividends on preferred securities
  subject to mandatory redemption
Dividends on utility preferred stock
   not subject to mandatory redemption
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations before tax
Income tax (benefit)
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations
Income from discontinued operations - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) before accounting change
Cumulative effect of accounting change - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Net income (loss)
-------------------------------------------------------------- -------------------- --------------------- --------------------

Retained earnings - beginning of year                                       ($10)
Dividends declared on common stock
Dividends declared on preferred stock
Stock option appreciation
-------------------------------------------------------------- -------------------- --------------------- --------------------
Retained earnings - end of year                                             ($10)
============================================================== ==================== ===================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2004
(In millions)

                                                               Madison Energy       Midwest Generation    Midwest Peaker
                                                               Company (inactive)   EME, LLC              Holdings, Inc.
                                                                                    Consolidated
-------------------------------------------------------------- -------------------- --------------------- --------------------

Electric utility
Nonutility power generation                                                                    $1,058
Financial services and other
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating revenue                                                                         1,058
-------------------------------------------------------------- -------------------- --------------------- --------------------

Fuel                                                                                              381
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                                   482
Asset impairment and loss on lease termination                                                    990
Depreciation, decommissioning and amortization                                                    118
Property and other taxes                                                                            6
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating expenses                                                                        1,977
-------------------------------------------------------------- -------------------- --------------------- --------------------

Operating income (loss)                                                                          (919)
Interest and dividend income                                                                      114
Equity in income from partnerships and
   unconsolidated subsidiaries - net
Other nonoperating income                                                                           1
Interest expense - net of amounts capitalized                                                    (102)
Other nonoperating deductions
Minority interest
Dividends on preferred securities
  subject to mandatory redemption
Dividends on utility preferred stock
   not subject to mandatory redemption
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations before tax                                              (906)
Income tax (benefit)                                                                             (348)
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations                                                         (558)
Income from discontinued operations - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) before accounting change                                                           (558)
Cumulative effect of accounting change - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Net income (loss)                                                                                (558)
-------------------------------------------------------------- -------------------- --------------------- --------------------

Retained earnings - beginning of year                                         $7                  (15)                   $4
Dividends declared on common stock                                            (1)                 118
Dividends declared on preferred stock
Stock option appreciation
-------------------------------------------------------------- -------------------- --------------------- --------------------
Retained earnings - end of year                                               $6                ($455)                   $4
============================================================== ==================== ===================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2004
(In millions)

                                                               Mission Capital LP   Mission Del Cielo,    Mission/Eagle
                                                                                    Inc. Consolidated     Energy Company
                                                                                                          (inactive)
-------------------------------------------------------------- -------------------- --------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating revenue
-------------------------------------------------------------- -------------------- --------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Asset impairment and loss on lease termination
Depreciation, decommissioning and amortization
Property and other taxes
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating expenses
-------------------------------------------------------------- -------------------- --------------------- --------------------

Operating income (loss)
Interest and dividend income                                                 $14
Equity in income from partnerships and
   unconsolidated subsidiaries - net                                                              $29
Other nonoperating income
Interest expense - net of amounts capitalized                               ($14)
Other nonoperating deductions
Minority interest
Dividends on preferred securities
  subject to mandatory redemption
Dividends on utility preferred stock
   not subject to mandatory redemption
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations before tax                                                29
Income tax (benefit)                                                                               10
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations                                                           19
Income from discontinued operations - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) before accounting change                                                             19
Cumulative effect of accounting change - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Net income (loss)                                                                                  19
-------------------------------------------------------------- -------------------- --------------------- --------------------

Retained earnings - beginning of year                                                              25
Dividends declared on common stock
Dividends declared on preferred stock
Stock option appreciation
-------------------------------------------------------------- -------------------- --------------------- --------------------
Retained earnings - end of year                                                                   $44
============================================================== ==================== ===================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2004
(In millions)

                                                               Mission Energy       Mission Energy        Mission Energy
                                                               Construction         Generation, Inc.      Holdings, Inc.
                                                               Services, Inc.       (inactive)
-------------------------------------------------------------- -------------------- --------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating revenue
-------------------------------------------------------------- -------------------- --------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Asset impairment and loss on lease termination
Depreciation, decommissioning and amortization
Property and other taxes
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating expenses
-------------------------------------------------------------- -------------------- --------------------- --------------------

Operating income (loss)
Interest and dividend income
Equity in income from partnerships and
   unconsolidated subsidiaries - net
Other nonoperating income                                                    ($4)
Interest expense - net of amounts capitalized
Other nonoperating deductions
Minority interest
Dividends on preferred securities
  subject to mandatory redemption
Dividends on utility preferred stock
   not subject to mandatory redemption
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations before tax                           (4)
Income tax (benefit)                                                          (2)                                       ($2)
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations                                      (2)                                         2
Income from discontinued operations - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) before accounting change                                        (2)                                         2
Cumulative effect of accounting change - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Net income (loss)                                                             (2)                                         2
-------------------------------------------------------------- -------------------- --------------------- --------------------

Retained earnings - beginning of year                                         (2)                                        (3)
Dividends declared on common stock                                             1
Dividends declared on preferred stock
Stock option appreciation
-------------------------------------------------------------- -------------------- --------------------- --------------------
Retained earnings - end of year                                              ($3)                                       ($1)
============================================================== ==================== ===================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2004
(In millions)

                                                               Mission Energy       Mission Energy        Mission Energy
                                                               Holdings             Indonesia             Mexico [Dissolved
                                                               International Inc.   [Dissolved            06/08/2004]
                                                               Consolidated         06/08/2004]
-------------------------------------------------------------- -------------------- --------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating revenue
-------------------------------------------------------------- -------------------- --------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                               $8
Asset impairment and loss on lease termination                                 5
Depreciation, decommissioning and amortization                                 4
Property and other taxes
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating expenses                                                      17
-------------------------------------------------------------- -------------------- --------------------- --------------------

Operating income (loss)                                                      (17)
Interest and dividend income                                                  14
Equity in income from partnerships and
   unconsolidated subsidiaries - net                                          15
Other nonoperating income                                                    878
Interest expense - net of amounts capitalized                                (69)
Other nonoperating deductions
Minority interest
Dividends on preferred securities
  subject to mandatory redemption
Dividends on utility preferred stock
   not subject to mandatory redemption
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations before tax                          821
Income tax (benefit)                                                         273
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations                                     548
Income from discontinued operations - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) before accounting change                                       548
Cumulative effect of accounting change - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Net income (loss)                                                            548
-------------------------------------------------------------- -------------------- --------------------- --------------------

Retained earnings - beginning of year                                     (1,438)                                       ($1)
Dividends declared on common stock                                        (1,086)                                        $1
Dividends declared on preferred stock
Stock option appreciation
-------------------------------------------------------------- -------------------- --------------------- --------------------
Retained earnings - end of year                                          ($1,976)
============================================================== ==================== ===================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2004
(In millions)

                                                               Mission Energy New   Mission Energy        Mission Triple
                                                               York, Inc.           Wales Company         Cycle Systems
                                                                                    Consolidated          Company (inactive)
                                                                                    (inactive; all
                                                                                    assets sold)
-------------------------------------------------------------- -------------------- --------------------- --------------------

Electric utility
Nonutility power generation                                                                      $480
Financial services and other
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating revenue                                                                           480
-------------------------------------------------------------- -------------------- --------------------- --------------------

Fuel                                                                                              227
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                                    90
Asset impairment and loss on lease termination
Depreciation, decommissioning and amortization                                                     25
Property and other taxes                                                                           17
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating expenses                                                                          359
-------------------------------------------------------------- -------------------- --------------------- --------------------

Operating income (loss)                                                                           121
Interest and dividend income                                                                      161
Equity in income from partnerships and
   unconsolidated subsidiaries - net
Other nonoperating income                                                                         641
Interest expense - net of amounts capitalized                                                    (232)
Other nonoperating deductions
Minority interest                                                                                 (12)
Dividends on preferred securities
  subject to mandatory redemption
Dividends on utility preferred stock
   not subject to mandatory redemption
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations before tax                                               679
Income tax (benefit)                                                        ($21)                   4
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations                                      21                  675
Income from discontinued operations - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) before accounting change                                        21                  675
Cumulative effect of accounting change - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Net income (loss)                                                             21                  675
-------------------------------------------------------------- -------------------- --------------------- --------------------

Retained earnings - beginning of year                                       (140)                 515
Dividends declared on common stock                                          $119              ($1,190)
Dividends declared on preferred stock
Stock option appreciation
-------------------------------------------------------------- -------------------- --------------------- --------------------
Retained earnings - end of year
============================================================== ==================== ===================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2004
(In millions)

                                                               North Jackson        Northern Sierra       Ortega Energy
                                                               Energy Company       Energy Company        Company (inactive)
                                                               [Dissolved           (inactive)
                                                               10/26/2004]
-------------------------------------------------------------- -------------------- --------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating revenue
-------------------------------------------------------------- -------------------- --------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Asset impairment and loss on lease termination
Depreciation, decommissioning and amortization
Property and other taxes
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating expenses
-------------------------------------------------------------- -------------------- --------------------- --------------------

Operating income (loss)
Interest and dividend income
Equity in income from partnerships and
   unconsolidated subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Minority interest
Dividends on preferred securities
  subject to mandatory redemption
Dividends on utility preferred stock
   not subject to mandatory redemption
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations before tax
Income tax (benefit)
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations
Income from discontinued operations - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) before accounting change
Cumulative effect of accounting change - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Net income (loss)
-------------------------------------------------------------- -------------------- --------------------- --------------------

Retained earnings - beginning of year
Dividends declared on common stock
Dividends declared on preferred stock
Stock option appreciation
-------------------------------------------------------------- -------------------- --------------------- --------------------
Retained earnings - end of year
============================================================== ==================== ===================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2004
(In millions)

                                                               Panther Timber       Paradise Energy       Pleasant Valley
                                                               Company (inactive)   Company (inactive)    Energy Company
-------------------------------------------------------------- -------------------- --------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating revenue
-------------------------------------------------------------- -------------------- --------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Asset impairment and loss on lease termination
Depreciation, decommissioning and amortization
Property and other taxes
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating expenses
-------------------------------------------------------------- -------------------- --------------------- --------------------

Operating income (loss)
Interest and dividend income
Equity in income from partnerships and
   unconsolidated subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Minority interest
Dividends on preferred securities
  subject to mandatory redemption
Dividends on utility preferred stock
   not subject to mandatory redemption
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations before tax
Income tax (benefit)                                                                                                     $1
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations                                                                                 (1)
Income from discontinued operations - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) before accounting change                                                                                   (1)
Cumulative effect of accounting change - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Net income (loss)                                                                                                        (1)
-------------------------------------------------------------- -------------------- --------------------- --------------------

Retained earnings - beginning of year                                                                                    (1)
Dividends declared on common stock
Dividends declared on preferred stock
Stock option appreciation
-------------------------------------------------------------- -------------------- --------------------- --------------------
Retained earnings - end of year                                                                                         ($2)
============================================================== ==================== ===================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2004
(In millions)

                                                               Quartz Peak Energy   Rapid Energy          Edison Mission
                                                               Company [Dissolved   Limited [SOLD         Services Limited
                                                               10/26/2004]          12/16/2004]           [5] [SOLD
                                                                                                          12/16/2004]
-------------------------------------------------------------- -------------------- --------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating revenue
-------------------------------------------------------------- -------------------- --------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Asset impairment and loss on lease termination
Depreciation, decommissioning and amortization
Property and other taxes
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating expenses
-------------------------------------------------------------- -------------------- --------------------- --------------------

Operating income (loss)
Interest and dividend income
Equity in income from partnerships and
   unconsolidated subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Minority interest
Dividends on preferred securities
  subject to mandatory redemption
Dividends on utility preferred stock
   not subject to mandatory redemption
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations before tax
Income tax (benefit)
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations
Income from discontinued operations - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) before accounting change
Cumulative effect of accounting change - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Net income (loss)
-------------------------------------------------------------- -------------------- --------------------- --------------------

Retained earnings - beginning of year                                        ($8)
Dividends declared on common stock                                            $8
Dividends declared on preferred stock
Stock option appreciation
-------------------------------------------------------------- -------------------- --------------------- --------------------
Retained earnings - end of year
============================================================== ==================== ===================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2004
(In millions)

                                                               Rapidan Energy       Reeves Bay Energy     Ridgecrest Energy
                                                               Company (inactive)   Company (inactive)    Company (inactive)
-------------------------------------------------------------- -------------------- --------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating revenue
-------------------------------------------------------------- -------------------- --------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Asset impairment and loss on lease termination
Depreciation, decommissioning and amortization
Property and other taxes
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating expenses
-------------------------------------------------------------- -------------------- --------------------- --------------------

Operating income (loss)
Interest and dividend income
Equity in income from partnerships and
   unconsolidated subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Minority interest
Dividends on preferred securities
  subject to mandatory redemption
Dividends on utility preferred stock
   not subject to mandatory redemption
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations before tax
Income tax (benefit)
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations
Income from discontinued operations - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) before accounting change
Cumulative effect of accounting change - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Net income (loss)
-------------------------------------------------------------- -------------------- --------------------- --------------------

Retained earnings - beginning of year                                        ($5)
Dividends declared on common stock
Dividends declared on preferred stock
Stock option appreciation
-------------------------------------------------------------- -------------------- --------------------- --------------------
Retained earnings - end of year                                              ($5)
============================================================== ==================== ===================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2004
(In millions)

                                                               Rio Escondido        Riverport Energy      San Gabriel Energy
                                                               Energy Company       Company (inactive)    Company (inactive)
                                                               (inactive)
-------------------------------------------------------------- -------------------- --------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating revenue
-------------------------------------------------------------- -------------------- --------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Asset impairment and loss on lease termination
Depreciation, decommissioning and amortization
Property and other taxes
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating expenses
-------------------------------------------------------------- -------------------- --------------------- --------------------

Operating income (loss)
Interest and dividend income
Equity in income from partnerships and
   unconsolidated subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Minority interest
Dividends on preferred securities
  subject to mandatory redemption
Dividends on utility preferred stock
   not subject to mandatory redemption
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations before tax
Income tax (benefit)
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations
Income from discontinued operations - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) before accounting change
Cumulative effect of accounting change - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Net income (loss)
-------------------------------------------------------------- -------------------- --------------------- --------------------

Retained earnings - beginning of year                                                                                    $4
Dividends declared on common stock
Dividends declared on preferred stock
Stock option appreciation
-------------------------------------------------------------- -------------------- --------------------- --------------------
Retained earnings - end of year                                                                                          $4
============================================================== ==================== ===================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2004
(In millions)

                                                               San Joaquin Energy   San Juan Energy       San Pedro Energy
                                                               Company              Company               Company (inactive)
-------------------------------------------------------------- -------------------- --------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating revenue
-------------------------------------------------------------- -------------------- --------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Asset impairment and loss on lease termination
Depreciation, decommissioning and amortization                                                    ($1)
Property and other taxes
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating expenses                                                                           (1)
-------------------------------------------------------------- -------------------- --------------------- --------------------

Operating income (loss)                                                                             1
Interest and dividend income
Equity in income from partnerships and
   unconsolidated subsidiaries - net                                         $20                   15
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Minority interest
Dividends on preferred securities
  subject to mandatory redemption
Dividends on utility preferred stock
   not subject to mandatory redemption
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations before tax                           20                   16
Income tax (benefit)                                                           8                    5
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations                                      12                   11
Income from discontinued operations - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) before accounting change                                        12                   11
Cumulative effect of accounting change - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Net income (loss)                                                             12                   11
-------------------------------------------------------------- -------------------- --------------------- --------------------

Retained earnings - beginning of year                                         23                   30
Dividends declared on common stock                                           (14)
Dividends declared on preferred stock
Stock option appreciation
-------------------------------------------------------------- -------------------- --------------------- --------------------
Retained earnings - end of year                                              $21                  $41
============================================================== ==================== ===================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2004
(In millions)

                                                               Santa Ana Energy     Santa Clara Energy    Silverado Energy
                                                               Company (inactive)   Company (inactive)    Company
-------------------------------------------------------------- -------------------- --------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating revenue
-------------------------------------------------------------- -------------------- --------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Asset impairment and loss on lease termination
Depreciation, decommissioning and amortization
Property and other taxes
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating expenses
-------------------------------------------------------------- -------------------- --------------------- --------------------

Operating income (loss)
Interest and dividend income
Equity in income from partnerships and
   unconsolidated subsidiaries - net                                                                                     $4
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Minority interest
Dividends on preferred securities
  subject to mandatory redemption
Dividends on utility preferred stock
   not subject to mandatory redemption
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations before tax                                                                       4
Income tax (benefit)                                                                                                      2
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations                                                                                  2
Income from discontinued operations - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) before accounting change                                                                                    2
Cumulative effect of accounting change - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Net income (loss)                                                                                                         2
-------------------------------------------------------------- -------------------- --------------------- --------------------

Retained earnings - beginning of year                                                                                     2
Dividends declared on common stock                                                                                       (2)
Dividends declared on preferred stock
Stock option appreciation
-------------------------------------------------------------- -------------------- --------------------- --------------------
Retained earnings - end of year                                                                                          $2
============================================================== ==================== ===================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2004
(In millions)

                                                               Silver Springs       Sonoma Geothermal     South Coast Energy
                                                               Energy Company       Company [Dissolved    Company [Dissolved
                                                               (inactive)           06/09/2004]           06/09/2004]
-------------------------------------------------------------- -------------------- --------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating revenue
-------------------------------------------------------------- -------------------- --------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Asset impairment and loss on lease termination
Depreciation, decommissioning and amortization
Property and other taxes
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating expenses
-------------------------------------------------------------- -------------------- --------------------- --------------------

Operating income (loss)
Interest and dividend income
Equity in income from partnerships and
   unconsolidated subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Minority interest
Dividends on preferred securities
  subject to mandatory redemption
Dividends on utility preferred stock
   not subject to mandatory redemption
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations before tax
Income tax (benefit)
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations
Income from discontinued operations - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) before accounting change
Cumulative effect of accounting change - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Net income (loss)
-------------------------------------------------------------- -------------------- --------------------- --------------------

Retained earnings - beginning of year                                                             ($4)                  ($6)
Dividends declared on common stock                                                                 $4                    $6
Dividends declared on preferred stock
Stock option appreciation
-------------------------------------------------------------- -------------------- --------------------- --------------------
Retained earnings - end of year
============================================================== ==================== ===================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2004
(In millions)

                                                               Southern Sierra      Thorofare Energy      Viejo Energy
                                                               Energy Company       Company (inactive)    Company
-------------------------------------------------------------- -------------------- --------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating revenue
-------------------------------------------------------------- -------------------- --------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Asset impairment and loss on lease termination
Depreciation, decommissioning and amortization
Property and other taxes
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating expenses
-------------------------------------------------------------- -------------------- --------------------- --------------------

Operating income (loss)
Interest and dividend income                                                 ($1)
Equity in income from partnerships and
   unconsolidated subsidiaries - net                                          45                                         $4
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Minority interest
Dividends on preferred securities
  subject to mandatory redemption
Dividends on utility preferred stock
   not subject to mandatory redemption
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations before tax                           44                                          4
Income tax (benefit)                                                          17                                          2
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations                                      27                                          2
Income from discontinued operations - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) before accounting change                                        27                                          2
Cumulative effect of accounting change - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Net income (loss)                                                             27                                          2
-------------------------------------------------------------- -------------------- --------------------- --------------------

Retained earnings - beginning of year                                         35                                          1
Dividends declared on common stock                                           (35)
Dividends declared on preferred stock
Stock option appreciation
-------------------------------------------------------------- -------------------- --------------------- --------------------
Retained earnings - end of year                                              $27                                         $3
============================================================== ==================== ===================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2004
(In millions)

                                                               Vista Energy         Western Sierra        Edison Mission
                                                               Company (inactive)   Energy Company        Energy
-------------------------------------------------------------- -------------------- --------------------- --------------------

Electric utility
Nonutility power generation                                                                                            ($26)
Financial services and other
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating revenue                                                                                                 (26)
-------------------------------------------------------------- -------------------- --------------------- --------------------

Fuel                                                                                                                      5
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                                                         126
Asset impairment and loss on lease termination                                                                            1
Depreciation, decommissioning and amortization                                                                            6
Property and other taxes
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating expenses                                                                                                138
-------------------------------------------------------------- -------------------- --------------------- --------------------

Operating income (loss)                                                                                                (164)
Interest and dividend income                                                                       $1                  (142)
Equity in income from partnerships and
   unconsolidated subsidiaries - net                                                               42                     1
Other nonoperating income                                                                                               (95)
Interest expense - net of amounts capitalized                                                                          (152)
Other nonoperating deductions
Minority interest
Dividends on preferred securities
  subject to mandatory redemption
Dividends on utility preferred stock
   not subject to mandatory redemption
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations before tax                                                43                  (552)
Income tax (benefit)                                                                               16                  (322)
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations                                                           27                  (230)
Income from discontinued operations - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) before accounting change                                                             27                  (230)
Cumulative effect of accounting change - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Net income (loss)                                                                                  27                  (230)
-------------------------------------------------------------- -------------------- --------------------- --------------------

Retained earnings - beginning of year                                         $1                   42                  (500)
Dividends declared on common stock                                                                (43)                  353
Dividends declared on preferred stock
Stock option appreciation
-------------------------------------------------------------- -------------------- --------------------- --------------------
Retained earnings - end of year                                               $1                  $26                 ($377)
============================================================== ==================== ===================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2004
(In millions)

                                                               Consolidating        Edison Mission
                                                               Adjustments          Energy Consolidated
-------------------------------------------------------------- -------------------- --------------------- --------------------

Electric utility
Nonutility power generation                                                ($423)              $1,639
Financial services and other
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating revenue                                                     (423)               1,639
-------------------------------------------------------------- -------------------- --------------------- --------------------

Fuel                                                                        (209)                 619
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                             (119)                 820
Asset impairment and loss on lease termination                                (7)                 989
Depreciation, decommissioning and amortization                               (26)                 144
Property and other taxes                                                     (17)                   9
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating expenses                                                    (378)               2,581
-------------------------------------------------------------- -------------------- --------------------- --------------------

Operating income (loss)                                                      (45)                (942)
Interest and dividend income                                                (162)                   9
Equity in income from partnerships and
   unconsolidated subsidiaries - net                                         (11)                 215
Other nonoperating income                                                 (1,630)                  43
Interest expense - net of amounts capitalized                                289                 (293)
Other nonoperating deductions
Minority interest                                                             11                   (1)
Dividends on preferred securities
  subject to mandatory redemption
Dividends on utility preferred stock
   not subject to mandatory redemption
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations before tax                       (1,548)                (969)
Income tax (benefit)                                                        (196)                (401)
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations                                  (1,352)                (568)
Income from discontinued operations - net of tax                             690                  690
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) before accounting change                                      (662)                 122
Cumulative effect of accounting change - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Net income (loss)                                                           (662)                 122
-------------------------------------------------------------- -------------------- --------------------- --------------------

Retained earnings - beginning of year                                        528                 (772)
Dividends declared on common stock                                         1,921
Dividends declared on preferred stock
Stock option appreciation                                                     (8)                  (8)
-------------------------------------------------------------- -------------------- --------------------- --------------------
Retained earnings - end of year                                           $1,779                ($658)
============================================================== ==================== ===================== ====================

EDISON MISSION ENERGY [Tier 5]
Equity Investments
December 31, 2004
(In millions)

Name of Entity:                          American Bituminous Power   American Kiln Partners,     Bretton Woods
                                         Partners, LP                LP (inactive)               Cogeneration, LP
                                                                                                 (inactive)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $61                         $                           $

  Revenues                               $15                         $                           $

  Net Income (Loss)                      $1                          $                           $

Nature/Purpose of Business:              To own an 80MW              Currently inactive.         To own and operate power
                                         cogeneration facility in                                production facilities.
                                         Grant Town, WV.

Ownership Interest(s):                   49.5% LP by Aguila Energy   2% GP by Panther Timber     50% GP by Blue Ridge
                                         Company                     Company                     Energy Company

                                         0.5% GP by Pleasant         49.5% of 53% LP by Aguila   50% GP and LP by Bretton
                                         Valley Energy Co.           Energy Company              Woods Energy Company

                                                                     0.5% of 53% GP by
                                                                     Pleasant Valley Energy
                                                                     Company

Name of Entity:                          Brookhaven Cogeneration     Brooklyn Navy Yard          CL Power Sales One,
                                         LP (inactive)               Cogeneration Partners, LP   L.L.C. [6]
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $                           $242                        $9

  Revenues                               $                           $31                         $1

  Net Income (Loss)                      $                           $(2)                        $1

Nature/Purpose of Business:              To own and operate power    To own and operate a        To own and operate power
                                         production facilities.      286MW power production      production facilities.
                                                                     facility near the
                                                                     Brooklyn Bridge, NY.

Ownership Interest(s):                   50% GP and LP by            50% GP and LP by Mission    25% by Citizens Power
                                         Holtsville Energy Company   Energy New York, Inc.       Holdings One, LLC

                                         50% GP by Madera Energy
                                         Company

EDISON MISSION ENERGY [Tier 5]
Equity Investments
December 31, 2004
(In millions)

Name of Entity:                          CL Power Sales Two,         CL Power Sales Seven,       CL Power Sales Eight,
                                         L.L.C. [6]                  L.L.C. [6]                  L.L.C. [6]
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $7                          $7                          $19

  Revenues                               $4                          $3                          $6

  Net Income (Loss)                      $                           $                           $3

Nature/Purpose of Business:              To own and operate power    To own and operate power    To own and operate power
                                         production facilities.      production facilities.      production facilities.

Ownership Interest(s):                   25% by Citizens Power       25% by Citizens Power       25% by Citizens Power
                                         Holdings One, LLC           Holdings One, LLC           Holdings One, LLC

Name of Entity:                          CL Power Sales Nine,        CL Power Sales Ten,         Coalinga Cogeneration
                                         L.L.C. [6]                  L.L.C. [6]                  Company
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $                           $5                          $15

  Revenues                               $1                          $                           $18

  Net Income (Loss)                      $                           $                           $4

Nature/Purpose of Business:              To own and operate power    To own and operate power    To own and operate a 38MW
                                         production facilities.      production facilities.      cogeneration facility in
                                                                                                 Fresno County, CA.

Ownership Interest(s):                   25% by Citizens Power       25% by Citizens Power       50% GP by Silverado
                                         Holdings One, LLC           Holdings One, LLC           Energy Company

EDISON MISSION ENERGY [Tier 5]
Equity Investments
December 31, 2004
(In millions)

Name of Entity:                          Delaware Clean Energy       Four Star Oil and Gas       Georgia Peaker, LP
                                         Project (inactive)          Company [SOLD 01/072004]    (inactive)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $                           $

  Revenues                               $                           $

  Net Income (Loss)                      $                           $

Nature/Purpose of Business:              To own and operate power    To own an interest in       To own and operate power
                                         production facilities.      common stock of domestic    production facilities.
                                                                     oil and gas exploration
                                                                     and production co.

Ownership Interest(s):                   50% GP by Chesapeake Bay    35.84% by Edison Mission    50% by Lakeview Energy
                                         Energy Company              Energy Oil and Gas [sold    Company
                                                                     01/07/2004]

                                                                                                 50% by Silver Springs
                                                                                                 Energy Company

Name of Entity:                          Kern River Cogeneration     March Point Cogeneration    Mid-Set Cogeneration
                                         Company                     Company                     Company
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $63                         $73                         $7

  Revenues                               $149                        $38                         $16

  Net Income (Loss)                      $45                         $15                         $

Nature/Purpose of Business:              To own and operate a        To own and operate a        To own and operate a 38MW
                                         300MW Kern River (Omar      140MW cogeneration          cogeneration facility in
                                         Hill) cogeneration          facility in Anacortes, WA.  Kern Co., CA
                                         facility at Texaco's Kern
                                         River Oil Field near
                                         Bakersfield, CA.

Ownership Interest(s):                   50% GP by Southern Sierra   50% GP by San Juan Energy   50% GP by Del Mar Energy
                                         Energy Company              Company                     Company

EDISON MISSION ENERGY [Tier 5]
Equity Investments
December 31, 2004
(In millions)

Name of Entity:                          Midway-Sunset               Mission Interface           North Shore Energy, LP
                                         Cogeneration Company        Partnership                 (inactive)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $78

  Revenues                               $100

  Net Income (Loss)                      $19

Nature/Purpose of Business:              To own and operate a        To own and operate power    To own and operate power
                                         225MW cogeneration          production facilities.      production facilities.
                                         facility near Taft in
                                         Kern County, CA.

Ownership Interest(s):                   50% GP by San Joaquin       50% by Edison Mission       50% GP and LP by Reeves
                                         Energy Company              Energy Interface, Ltd       Bay Energy Company

                                                                                                 50% GP by Santa Clara
                                                                                                 Energy Company

Name of Entity:                          Northville Energy           Oconee Energy, LP           Riverhead Cogeneration I,
                                         Corporation (inactive)      (inactive)                  LP (inactive)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $                           $                           $

  Revenues                               $                           $                           $

  Net Income (Loss)                      $                           $                           $

Nature/Purpose of Business:              To own and operate power    To own and operate power    To own and operate power
                                         production facilities.      production facilities.      production facilities.

Ownership Interest(s):                   100% by North Shore         50% by Clayville Energy     50% GP and LP by
                                         Energy LP                   Company                     Centerport Energy Company

                                                                     50% by Coronado Energy      50% GP by Ridgecrest
                                                                     Company                     Energy Company

EDISON MISSION ENERGY [Tier 5]
Equity Investments
December 31, 2004
(In millions)

Name of Entity:                          Riverhead Cogeneration      Riverhead Cogeneration      Salinas River
                                         II, LP (inactive)           III, LP (inactive)          Cogeneration Company
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $                           $                           $18

  Revenues                               $                           $                           $16

  Net Income (Loss)                      $                           $                           $2

Nature/Purpose of Business:              To own and operate power    To own and operate power    To own and operate a 38MW
                                         production facilities.      production facilities.      cogeneration facility in
                                                                                                 Monterey Co., CA.

Ownership Interest(s):                   50% GP and LP by            50% GP and LP by Indian     50% GP by Anacapa Energy
                                         Riverport Energy Company    Bay Energy Company          Company

                                         50% GP by San Pedro         50% GP by Santa Ana
                                         Energy Company              Energy Company

Name of Entity:                          Sargent Canyon              Smithtown Cogeneration,     Sobel Cogeneration
                                         Cogeneration Company        LP (inactive)               Company (inactive)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $18                         $                           $

  Revenues                               $16                         $                           $

  Net Income (Loss)                      $4                          $                           $

Nature/Purpose of Business:              To own and operate a 38MW   To own and operate power    Currently is inactive.
                                         cogeneration facility in    production facilities.
                                         Monterey Co, CA

Ownership Interest(s):                   50% GP by Viejo Energy      50% GP by Balboa Energy     50% GP by Northern Sierra
                                         Company                     Company                     Energy Company

                                                                     50% GP and LP by
                                                                     Kingspark Energy Company

EDISON MISSION ENERGY [Tier 5]
Equity Investments
December 31, 2004
(In millions)

Name of Entity:                          Sunrise Power Company, LLC  Sycamore Cogeneration       TM Star Fuel Company
                                                                     Company                     [Cancelled 01/16/2004]
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $234                        $76                         $

  Revenues                               $59                         $154                        $

  Net Income (Loss)                      $28                         $43                         $

Nature/Purpose of Business:              To own and operate a        To own and operate a        To own a 50% interest in
                                         320MW power production      300MW cogeneration          a domestic oil and gas
                                         facility in Fellows, CA.    facility at Texaco's Kern   exploration and
                                                                     River Oil Field near        production company.
                                                                     Bakersfield, CA.

Ownership Interest(s):                   50% GP by Mission del       50% GP by Western Sierra    Merged into March Point
                                         Sol, LLC                    Energy Co.                  Cogeneration Company
                                                                                                 01/16/2004

Name of Entity:                          Triple Cycle Partnership    Watson Cogeneration
                                         (inactive)                  Company
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $                           $103

  Revenues                               $                           $17

  Net Income (Loss)                      $                           $3

Nature/Purpose of Business:              To own 25% interest in      To own and operate a
                                         partnership that has        385MW cogeneration
                                         rights to a proprietary     facility at ARCO's LA
                                         technology.                 Refinery in Carson, CA

Ownership Interest(s):                   50% GP by Mission Triple    49% GP by Camino Energy
                                         Cycle Systems Company       Company

EDISON MISSION ENERGY [Tier 5]
Equity Investments [INTERNATIONAL]
December 31, 2004
(In millions)

Name of Entity:                          CBK Power Company Ltd.      San Pascual Cogeneration    Tri Energy Company Limited
                                         [SOLD 01/10/2005]           Company (Philippines) Ltd.
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $281                        $9                          $98

  Revenues                               $57                         $4                          $59

  Net Income (Loss)                      $21                         $(2)                        $7

Nature/Purpose of Business:              To own and operate a 728    To develope a 300 MW        To own and operate a 700
                                         MW hydroelectric power      combined cycle              MW combined cycle
                                         plant in the Philippines.   cogeneration facility       cogeneration facility
                                                                     located in Philippines.     located in Thailand.

Ownership Interest(s):                   49% LP by EME Caliraya      1% GP and 74% LP by San     25% by EME Tri Gen B.V.
                                         B.V.                        Pascual Cogeneration
                                                                     Company International B.V.

                                         1% GP by EME Kayalaan B.V.

Name of Entity:
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets

  Revenues

  Net Income (Loss)

Nature/Purpose of Business:

Ownership Interest(s):

Part 6

EDISON MISSION ENERGY FUEL and Subsidiaries [Tier 5]
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              Edison Mission       Edison Mission       Edison Mission
                                                              Energy Fuel          Energy Oil and Gas   Energy Petroleum
                                                                                   [sold 01/07/2004]
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments
Other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                          ($15)
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------
Total investment and other assets                                           (15)
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------
Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                               ($15)
============================================================= ==================== ==================== ====================

EDISON MISSION ENERGY FUEL and Subsidiaries [Tier 5]
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              Pocono Fuels         Southern Sierra      Consolidating
                                                              Company (inactive)   Gas Company          Adjustments
                                                                                   (inactive)
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments
Other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                                                     $15
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------
Total investment and other assets                                                                                      15
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------
Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                                                          $15
============================================================= ==================== ==================== ====================

EDISON MISSION ENERGY FUEL and Subsidiaries [Tier 5]
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              Edison Mission
                                                              Energy Fuel
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments
Other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------
Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------
Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets
============================================================= ==================== ==================== ====================

EDISON MISSION ENERGY FUEL and Subsidiaries [Tier 5]
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              Edison Mission       Edison Mission       Edison Mission
                                                              Energy Fuel          Energy Oil and Gas   Energy Petroleum
                                                                                   [sold 01/07/2004]
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                            $25
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities - net
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                    25
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                      (1)
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits
Asset retirement obligations
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits and other liabilities                                 (1)
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total Liabilities                                                            24
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock not subject to mandatory redemption
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                (39)
Accumulated other comprehensive loss
Retained earnings
------------------------------------------------------------- -------------------- -------------------- --------------------
Total common shareholders' equity                                           (39)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                 ($15)
============================================================= ==================== ==================== ====================

EDISON MISSION ENERGY FUEL and Subsidiaries [Tier 5]
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              Pocono Fuels         Southern Sierra      Consolidating
                                                              Company (inactive)   Gas Company          Adjustments
                                                                                   (inactive)
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                            ($1)
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities - net
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                    (1)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits
Asset retirement obligations
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total Liabilities                                                            (1)
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock not subject to mandatory redemption
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                                      $9                  $54
Accumulated other comprehensive loss
Retained earnings                                                             1                  ($9)                 (39)
------------------------------------------------------------- -------------------- -------------------- --------------------
Total common shareholders' equity                                            $1                                        15
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                                                            $15
============================================================= ==================== ==================== ====================

EDISON MISSION ENERGY FUEL and Subsidiaries [Tier 5]
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              Edison Mission
                                                              Energy Fuel
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                            $24
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities - net
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                    24
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                      (1)
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits
Asset retirement obligations
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits and other liabilities                                 (1)
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total Liabilities                                                            23
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock not subject to mandatory redemption
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                 24
Accumulated other comprehensive loss
Retained earnings                                                           (47)
------------------------------------------------------------- -------------------- -------------------- --------------------
Total common shareholders' equity                                          ($23)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity
============================================================= ==================== ==================== ====================

EDISON MISSION ENERGY FUEL and Subsidiaries [Tier 5]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2004
(In millions)

                                                               Edison Mission       Edison Mission        Edison Mission
                                                               Energy Fuel          Energy Oil and Gas    Energy Petroleum
                                                                                    [sold 01/07/2004]
-------------------------------------------------------------- -------------------- --------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating revenue
-------------------------------------------------------------- -------------------- --------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Asset impairment and loss on lease termination
Depreciation, decommissioning and amortization
Property and other taxes
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating expenses
-------------------------------------------------------------- -------------------- --------------------- --------------------

Operating income (loss)
Interest and dividend income                                                  $1
Equity in income from partnerships and
   Unconsolidated subsidiaries - net
Other nonoperating income                                                     47
Interest expense - net of amounts capitalized
Other nonoperating deductions
Minority interest
Dividends on preferred securities
  subject to mandatory redemption
Dividends on utility preferred stock
   not subject to mandatory redemption
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations before tax                           48
Income tax (benefit)                                                          18
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations                                      30
Income from discontinued operations - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) before accounting change                                        30
Cumulative effect of accounting change - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Net income (loss)                                                             30
-------------------------------------------------------------- -------------------- --------------------- --------------------

Retained earnings - beginning of year                                         16                  $40
Dividends declared on common stock                                          ($46)                ($40)
Dividends declared on preferred stock
Stock option appreciation
-------------------------------------------------------------- -------------------- --------------------- --------------------
Retained earnings - end of year
============================================================== ==================== ===================== ====================

EDISON MISSION ENERGY FUEL and Subsidiaries [Tier 5]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2004
(In millions)

                                                               Pocono Fuels         Southern Sierra Gas   Consolidating
                                                               Company (inactive)   Company (inactive)    Adjustments
-------------------------------------------------------------- -------------------- --------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating revenue
-------------------------------------------------------------- -------------------- --------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Asset impairment and loss on lease termination
Depreciation, decommissioning and amortization
Property and other taxes
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating expenses
-------------------------------------------------------------- -------------------- --------------------- --------------------

Operating income (loss)
Interest and dividend income
Equity in income from partnerships and
   unconsolidated subsidiaries - net                                                              ($2)
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Minority interest
Dividends on preferred securities
  subject to mandatory redemption
Dividends on utility preferred stock
   not subject to mandatory redemption
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations before tax                                                (2)
Income tax (benefit)
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations                                                           (2)
Income from discontinued operations - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) before accounting change                                                             (2)
Cumulative effect of accounting change - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Net income (loss)                                                                                  (2)
-------------------------------------------------------------- -------------------- --------------------- --------------------

Retained earnings - beginning of year                                         $1                   (7)                 ($25)
Dividends declared on common stock                                                                                      (14)
Dividends declared on preferred stock
Stock option appreciation
-------------------------------------------------------------- -------------------- --------------------- --------------------
Retained earnings - end of year                                               $1                  ($9)                 ($39)
============================================================== ==================== ===================== ====================

EDISON MISSION ENERGY FUEL and Subsidiaries [Tier 5]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2004
(In millions)

                                                               Edison Mission
                                                               Energy Fuel
                                                               Consolidated
-------------------------------------------------------------- -------------------- --------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating revenue
-------------------------------------------------------------- -------------------- --------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Asset impairment and loss on lease termination
Depreciation, decommissioning and amortization
Property and other taxes
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating expenses
-------------------------------------------------------------- -------------------- --------------------- --------------------

Operating income (loss)
Interest and dividend income                                                  $1
Equity in income from partnerships and
   unconsolidated subsidiaries - net                                          (2)
Other nonoperating income                                                     47
Interest expense - net of amounts capitalized
Other nonoperating deductions
Minority interest
Dividends on preferred securities
  subject to mandatory redemption
Dividends on utility preferred stock
   not subject to mandatory redemption
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations before tax                           46
Income tax (benefit)                                                          18
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations                                      28
Income from discontinued operations - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) before accounting change                                        28
Cumulative effect of accounting change - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Net income (loss)                                                             28

-------------------------------------------------------------- -------------------- --------------------- --------------------

Retained earnings - beginning of year                                         25
Dividends declared on common stock                                          (100)
Dividends declared on preferred stock
Stock option appreciation
-------------------------------------------------------------- -------------------- --------------------- --------------------
Retained earnings - end of year                                             ($47)
============================================================== ==================== ===================== ====================

EDISON MISSION HOLDINGS CO. and Subsidiaries [Tier 5]
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              Chestnut Ridge       EME Homer City       Edison Mission
                                                              Energy Company       Generation LP [6]    Finance Co.
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                                             $74
Restricted cash
Receivables - net                                                                                  2
Accrued unbilled revenue
Fuel inventory                                                                                    25
Materials and supplies, at average cost                                                           24
Accumulated deferred income taxes - net
Trading and price risk management assets                                                           8
Prepayments                                                                                        2
Other current assets                                                                              44
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                                             179
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                                      1,898
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                           $53
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------
Total investment and other assets                                            53                1,898
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------
Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Restricted cash                                                                                   47
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                                            47
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                $53               $2,124
============================================================= ==================== ==================== ====================

EDISON MISSION HOLDINGS CO. and Subsidiaries [Tier 5]
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              Homer City           Mission Energy       EME Homer City
                                                              Property Holdings,   Westside, Inc.       Generation LP [6]
                                                              Inc.
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments
Other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                                 $1
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------
Total investment and other assets                                                                  1
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------
Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                                      $1
============================================================= ==================== ==================== ====================

EDISON MISSION HOLDINGS CO. and Subsidiaries [Tier 5]
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              Edison Mission       Consolidating        Edison Mission
                                                              Holdings Co.         Adjustments          Holdings Co.
                                                                                                        Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                                                                  $74
Restricted cash
Receivables - net                                                                                                       2
Accrued unbilled revenue
Fuel inventory                                                                                                         25
Materials and supplies, at average cost                                                                                24
Accumulated deferred income taxes - net
Trading and price risk management assets                                                                                8
Prepayments                                                                                                             2
Other current assets                                                                                                   44
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                                                                  179
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                                    ($1,446)                 452
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                          $624                 (678)
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------
Total investment and other assets                                           624               (2,124)                 452
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------
Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Restricted cash                                                                                                        47
Regulatory assets - net
Other deferred charges                                                                           196                  196
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                                           196                  243
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                               $624              ($1,928)                $874
============================================================= ==================== ==================== ====================

EDISON MISSION HOLDINGS CO. and Subsidiaries [Tier 5]
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              Chestnut Ridge       EME Homer City       Edison Mission
                                                              Energy Company       Generation LP [6]    Finance Co.
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year                                                               $41
Preferred stock to be redeemed within one year
Accounts payable                                                            ($1)                 602                ($567)
Accrued taxes
Trading and price risk management liabilities                                                      1
Regulatory liabilities - net
Other current liabilities                                                                         66
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                    (1)                 710                 (567)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                                                 1,357
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                                          (34)                  (1)
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits
Asset retirement obligations
Other long-term liabilities                                                                       29
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits and other liabilities                                                      (5)                  (1)
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total Liabilities                                                            (1)               2,062                 (568)
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock not subject to mandatory redemption
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                 64                   63                  538
Accumulated other comprehensive loss                                                               5
Retained earnings                                                           (10)                  (8)                  30
------------------------------------------------------------- -------------------- -------------------- --------------------
Total common shareholders' equity                                            54                   60                 $568
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                  $53               $2,122
============================================================= ==================== ==================== ====================

EDISON MISSION HOLDINGS CO. and Subsidiaries [Tier 5]
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              Homer City           Mission Energy       EME Homer City
                                                              Property Holdings,   Westside, Inc.       Generation LP [6]
                                                              Inc.
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities - net
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits
Asset retirement obligations
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total Liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock not subject to mandatory redemption
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                                      $1
Accumulated other comprehensive loss
Retained earnings
------------------------------------------------------------- -------------------- -------------------- --------------------
Total common shareholders' equity                                                                  1
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                                        $1
============================================================= ==================== ==================== ====================

EDISON MISSION HOLDINGS CO. and Subsidiaries [Tier 5]
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              Edison Mission       Consolidating        Edison Mission
                                                              Holdings Co.         Adjustments          Holdings Co.
                                                                                                        Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year                                                              ($41)
Preferred stock to be redeemed within one year
Accounts payable                                                                                                      $34
Accrued taxes
Trading and price risk management liabilities                                                                           2
Regulatory liabilities - net
Other current liabilities                                                                        (37)                  29
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                                        (78)                  66
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                                                (1,357)
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                                           83                   48
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits
Asset retirement obligations
Other long-term liabilities                                                                                            29
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits and other liabilities                                                      83                   77
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total Liabilities                                                                             (1,352)                 143
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock not subject to mandatory redemption
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                               $593                 (665)                 594
Accumulated other comprehensive loss                                                                                    5
Retained earnings                                                            14                   89                  132
------------------------------------------------------------- -------------------- -------------------- --------------------
Total common shareholders' equity                                           607                 (576)                 731
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                 $607              ($1,928)                $874
============================================================= ==================== ==================== ====================

EDISON MISSION HOLDINGS CO. and Subsidiaries [Tier 5]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2004
(In millions)

                                                               Chestnut Ridge       EME Homer City        Edison Mission
                                                               Energy Company       Generation LP [6]     Finance Co.
-------------------------------------------------------------- -------------------- --------------------- --------------------

Electric utility
Nonutility power generation                                                                      $497
Financial services and other
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating revenue                                                                           497
-------------------------------------------------------------- -------------------- --------------------- --------------------

Fuel                                                                                              215
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                                    87
Asset impairment and loss on lease termination
Depreciation, decommissioning and amortization                                                     63
Property and other taxes                                                                            3
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating expenses                                                                          368
-------------------------------------------------------------- -------------------- --------------------- --------------------

Operating income (loss)                                                                           129
Interest and dividend income                                                                      (36)                  $40
Equity in income from partnerships and
   unconsolidated subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized                                                    (112)
Other nonoperating deductions
Minority interest
Dividends on preferred securities
  subject to mandatory redemption
Dividends on utility preferred stock
   not subject to mandatory redemption
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations before tax                                               (19)                   40
Income tax (benefit)                                                         ($3)                  (9)                   15
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations                                       3                  (10)                   25
Income from discontinued operations - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) before accounting change                                         3                  (10)                   25
Cumulative effect of accounting change - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Net income (loss)                                                              3                  (10)                   25
-------------------------------------------------------------- -------------------- --------------------- --------------------

Retained earnings - beginning of year                                         (2)                   2                     5
Dividends declared on common stock                                           (11)
Dividends declared on preferred stock
Stock option appreciation
-------------------------------------------------------------- -------------------- --------------------- --------------------
Retained earnings - end of year                                             ($10)                 ($8)                  $30
============================================================== ==================== ===================== ====================

EDISON MISSION HOLDINGS CO. and Subsidiaries [Tier 5]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2004
(In millions)

                                                               Homer City           Mission Energy        EME Homer City
                                                               Property Holdings,   Westside, Inc.        Generation LP [6]
                                                               Inc.
-------------------------------------------------------------- -------------------- --------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating revenue
-------------------------------------------------------------- -------------------- --------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Asset impairment and loss on lease termination
Depreciation, decommissioning and amortization
Property and other taxes
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating expenses
-------------------------------------------------------------- -------------------- --------------------- --------------------

Operating income (loss)
Interest and dividend income
Equity in income from partnerships and
   unconsolidated subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Minority interest
Dividends on preferred securities
  subject to mandatory redemption
Dividends on utility preferred stock
   not subject to mandatory redemption
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations before tax
Income tax (benefit)
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations
Income from discontinued operations - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) before accounting change
Cumulative effect of accounting change - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Net income (loss)
-------------------------------------------------------------- -------------------- --------------------- --------------------

Retained earnings - beginning of year
Dividends declared on common stock
Dividends declared on preferred stock
Stock option appreciation
-------------------------------------------------------------- -------------------- --------------------- --------------------
Retained earnings - end of year
============================================================== ==================== ===================== ====================

EDISON MISSION HOLDINGS CO. and Subsidiaries [Tier 5]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2004
(In millions)

                                                               Edison Mission       Consolidating         Edison Mission
                                                               Holdings Co.         Adjustments           Holdings Co.
                                                                                                          Consolidated
-------------------------------------------------------------- -------------------- --------------------- --------------------

Electric utility
Nonutility power generation                                                                                            $497
Financial services and other
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating revenue                                                                                                 497
-------------------------------------------------------------- -------------------- --------------------- --------------------

Fuel                                                                                                                    215
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                                  $101                   188
Asset impairment and loss on lease termination
Depreciation, decommissioning and amortization                                                    (47)                   16
Property and other taxes                                                                                                  3
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating expenses                                                                           54                   422
-------------------------------------------------------------- -------------------- --------------------- --------------------

Operating income (loss)                                                                           (54)                   75
Interest and dividend income                                                                                              4
Equity in income from partnerships and
   unconsolidated subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized                                                     111                    (1)
Other nonoperating deductions
Minority interest
Dividends on preferred securities
  subject to mandatory redemption
Dividends on utility preferred stock
   not subject to mandatory redemption
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations before tax                                                57                    78
Income tax (benefit)                                                                               28                    31
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations                                                           29                    47
Income from discontinued operations - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) before accounting change                                                             29                    47
Cumulative effect of accounting change - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Net income (loss)                                                                                  29                    47
-------------------------------------------------------------- -------------------- --------------------- --------------------

Retained earnings - beginning of year                                        $31                   66                   102
Dividends declared on common stock                                                                 (6)                  (17)
Dividends declared on preferred stock
Stock option appreciation
-------------------------------------------------------------- -------------------- --------------------- --------------------
Retained earnings - end of year                                              $31                  $89                  $132
============================================================== ==================== ===================== ====================

EME CP HOLDINGS CO. and Subsidiaries [Tier 5]
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              CP Power Sales       CP Power Sales       CP Power Sales
                                                              Seventeen, L.L.C.    Nineteen, L.L.C.     Twenty, L.L.C.
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                         $1
Restricted cash
Receivables - net                                                             1
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets                                      2
Prepayments
Other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                          4
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------
Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------
Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Restricted cash
Regulatory assets - net
Other deferred charges                                                       94
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                       94
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                $98
============================================================= ==================== ==================== ====================

EME CP HOLDINGS CO. and Subsidiaries [Tier 5]
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              EME CP Holdings Co.  Consolidating        EME CP Holdings
                                                                                   Adjustments          Co. Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                                                                   $1
Restricted cash
Receivables - net                                                                                                       1
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets                                                                                2
Prepayments
Other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                                                                    4
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                           $15                 ($15)
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------
Total investment and other assets                                            15                  (15)
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------
Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Restricted cash
Regulatory assets - net
Other deferred charges                                                                                                 94
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                                                                 94
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                $15                 ($15)                 $98
============================================================= ==================== ==================== ====================

EME CP HOLDINGS CO. and Subsidiaries [Tier 5]
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              CP Power Sales       CP Power Sales       CP Power Sales
                                                              Seventeen, L.L.C.    Nineteen, L.L.C.     Twenty, L.L.C.
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year                                           $2
Preferred stock to be redeemed within one year
Accounts payable                                                             (1)
Accrued taxes
Trading and price risk management liabilities                                 4
Regulatory liabilities - net
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                     5
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                               79
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                       2
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits
Asset retirement obligations
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits and other liabilities                                  2
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total Liabilities                                                            86
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock not subject to mandatory redemption
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Accumulated other comprehensive loss
Retained earnings                                                            12
------------------------------------------------------------- -------------------- -------------------- --------------------
Total common shareholders' equity                                            12
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                  $98
============================================================= ==================== ==================== ====================

EME CP HOLDINGS CO. and Subsidiaries [Tier 5]
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              EME CP Holdings Co.  Consolidating        EME CP Holdings
                                                                                   Adjustments          Co. Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year                                                                                     $2
Preferred stock to be redeemed within one year
Accounts payable                                                            ($4)                                       (5)
Accrued taxes
Trading and price risk management liabilities                                                                           4
Regulatory liabilities - net
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                    (4)                                        1
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                                                                         79
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                      10                                        12
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits
Asset retirement obligations
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits and other liabilities                                 10                                        12
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total Liabilities                                                             6                                        92
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock not subject to mandatory redemption
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Accumulated other comprehensive loss
Retained earnings                                                             9                 ($15)                   6
------------------------------------------------------------- -------------------- -------------------- --------------------
Total common shareholders' equity                                             9                  (15)                   6
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                  $15                 ($15)                 $98
============================================================= ==================== ==================== ====================

EME CP HOLDINGS CO. and Subsidiaries [Tier 5]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2004
(In millions)

                                                               CP Power Sales       CP Power Sales        CP Power Sales
                                                               Seventeen, L.L.C.    Nineteen, L.L.C.      Twenty, L.L.C.
-------------------------------------------------------------- -------------------- --------------------- --------------------

Electric utility
Nonutility power generation                                                   $7
Financial services and other
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating revenue                                                        7
-------------------------------------------------------------- -------------------- --------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Asset impairment and loss on lease termination
Depreciation, decommissioning and amortization
Property and other taxes
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating expenses
-------------------------------------------------------------- -------------------- --------------------- --------------------

Operating income (loss)                                                        7
Interest and dividend income
Equity in income from partnerships and
   unconsolidated subsidiaries - net
Other nonoperating income                                                     (6)
Interest expense - net of amounts capitalized
Other nonoperating deductions
Minority interest
Dividends on preferred securities
  subject to mandatory redemption
Dividends on utility preferred stock
   not subject to mandatory redemption
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations before tax                            1
Income tax (benefit)                                                           1
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations
Income from discontinued operations - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) before accounting change
Cumulative effect of accounting change - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Net income (loss)
-------------------------------------------------------------- -------------------- --------------------- --------------------

Retained earnings - beginning of year                                         13
Dividends declared on common stock                                            (1)
Dividends declared on preferred stock
Stock option appreciation
-------------------------------------------------------------- -------------------- --------------------- --------------------
Retained earnings - end of year                                              $12
============================================================== ==================== ===================== ====================

EME CP HOLDINGS CO. and Subsidiaries [Tier 5]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2004
(In millions)

                                                               EME CP Holdings Co.  Consolidating         EME CP Holdings
                                                                                    Adjustments           Co. Consolidated
-------------------------------------------------------------- -------------------- --------------------- --------------------

Electric utility
Nonutility power generation                                                                                              $7
Financial services and other
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating revenue                                                                                                   7
-------------------------------------------------------------- -------------------- --------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Asset impairment and loss on lease termination
Depreciation, decommissioning and amortization
Property and other taxes
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating expenses
-------------------------------------------------------------- -------------------- --------------------- --------------------

Operating income (loss)                                                                                                   7
Interest and dividend income
Equity in income from partnerships and
   unconsolidated subsidiaries - net
Other nonoperating income                                                                                                (6)
Interest expense - net of amounts capitalized
Other nonoperating deductions
Minority interest
Dividends on preferred securities
  subject to mandatory redemption
Dividends on utility preferred stock
   not subject to mandatory redemption
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations before tax                                                                       1
Income tax (benefit)                                                                                                      1
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations
Income from discontinued operations - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) before accounting change
Cumulative effect of accounting change - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Net income (loss)
-------------------------------------------------------------- -------------------- --------------------- --------------------

Retained earnings - beginning of year                                         $9                 ($15)                    7
Dividends declared on common stock                                                                                       (1)
Dividends declared on preferred stock
Stock option appreciation
-------------------------------------------------------------- -------------------- --------------------- --------------------
Retained earnings - end of year                                               $9                 ($15)                   $6
============================================================== ==================== ===================== ====================

EME EASTERN HOLDINGS CO. and Subsidiaries [Tier 5]
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              Athens Funding,      Citizens Power       CP Power Sales
                                                              L.L.C.               Holdings One, LLC    One, L.L.C. [6]
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments
Other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                                 $2
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------
Total investment and other assets                                                                  2
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------
Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                                      $2
============================================================= ==================== ==================== ====================

EME EASTERN HOLDINGS CO. and Subsidiaries [Tier 5]
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              CP Power Sales       CP Power Sales       CP Power Sales
                                                              Two, L.L.C. [6]      Seven, L.L.C. [6]    Eight, L.L.C. [6]
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments
Other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------
Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------
Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets
============================================================= ==================== ==================== ====================

EME EASTERN HOLDINGS CO. and Subsidiaries [Tier 5]
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              CP Power Sales       CP Power Sales       CP Power Sales
                                                              Nine, L.L.C. [6]     Ten, L.L.C. [6]      Twelve, L.L.C.
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments
Other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------
Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------
Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets
============================================================= ==================== ==================== ====================

EME EASTERN HOLDINGS CO. and Subsidiaries [Tier 5]
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              EME Eastern          Consolidating        EME Eastern
                                                              Holdings Co.         Adjustments          Holdings Co.
                                                                                                        Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments
Other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                            $2                   $6                  $10
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------
Total investment and other assets                                             2                    6                   10
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------
Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                 $2                   $6                  $10
============================================================= ==================== ==================== ====================

EME EASTERN HOLDINGS CO. and Subsidiaries [Tier 5]
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              Athens Funding,      Citizens Power       CP Power Sales
                                                              L.L.C.               Holdings One, LLC    One, L.L.C. [6]
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                                                 ($1)
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities - net
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                                         (1)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                                            1
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits
Asset retirement obligations
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits and other liabilities                                                       1
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total Liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock not subject to mandatory redemption
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                                       5
Accumulated other comprehensive loss
Retained earnings                                                                                 (3)
------------------------------------------------------------- -------------------- -------------------- --------------------
Total common shareholders' equity                                                                  2
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                                        $2
============================================================= ==================== ==================== ====================

EME EASTERN HOLDINGS CO. and Subsidiaries [Tier 5]
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              CP Power Sales       CP Power Sales       CP Power Sales
                                                              Two, L.L.C. [6]      Seven, L.L.C. [6]    Eight, L.L.C. [6]
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities - net
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits
Asset retirement obligations
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total Liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock not subject to mandatory redemption
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Accumulated other comprehensive loss
Retained earnings
------------------------------------------------------------- -------------------- -------------------- --------------------
Total common shareholders' equity
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity
============================================================= ==================== ==================== ====================

EME EASTERN HOLDINGS CO. and Subsidiaries [Tier 5]
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              CP Power Sales       CP Power Sales       CP Power Sales
                                                              Nine, L.L.C. [6]     Ten, L.L.C. [6]      Twelve, L.L.C.
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities - net
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits
Asset retirement obligations
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total Liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock not subject to mandatory redemption
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Accumulated other comprehensive loss
Retained earnings
------------------------------------------------------------- -------------------- -------------------- --------------------
Total common shareholders' equity
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity
============================================================= ==================== ==================== ====================

EME EASTERN HOLDINGS CO. and Subsidiaries [Tier 5]
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              EME Eastern          Consolidating        EME Eastern
                                                              Holdings Co.         Adjustments          Holdings Co.
                                                                                                        Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                            ($1)                                      ($2)
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities - net
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                    (1)                                       (2)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                                                                 1
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits
Asset retirement obligations
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits and other liabilities                                                                            1
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total Liabilities                                                            (1)                                       (1)
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock not subject to mandatory redemption
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                  6                   $3                   14
Accumulated other comprehensive loss
Retained earnings                                                            (3)                   3                   (3)
------------------------------------------------------------- -------------------- -------------------- --------------------
Total common shareholders' equity                                             3                    6                   11
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                   $2                   $6                  $10
============================================================= ==================== ==================== ====================

EME EASTERN HOLDINGS CO. and Subsidiaries [Tier 5]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2004
(In millions)

                                                               Athens Funding,      Citizens Power        CP Power Sales
                                                               L.L.C.               Holdings One, LLC     One, L.L.C. [6]
-------------------------------------------------------------- -------------------- --------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating revenue
-------------------------------------------------------------- -------------------- --------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Asset impairment and loss on lease termination
Depreciation, decommissioning and amortization
Property and other taxes
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating expenses
-------------------------------------------------------------- -------------------- --------------------- --------------------

Operating income (loss)
Interest and dividend income
Equity in income from partnerships and
   unconsolidated subsidiaries - net                                                               $1
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Minority interest
Dividends on preferred securities
  subject to mandatory redemption
Dividends on utility preferred stock
   not subject to mandatory redemption
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations before tax                                                 1
Income tax (benefit)                                                                                1
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations
Income from discontinued operations - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) before accounting change
Cumulative effect of accounting change - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Net income (loss)
-------------------------------------------------------------- -------------------- --------------------- --------------------

Retained earnings - beginning of year                                                              (3)
Dividends declared on common stock
Dividends declared on preferred stock
Stock option appreciation
-------------------------------------------------------------- -------------------- --------------------- --------------------
Retained earnings - end of year                                                                   ($3)
============================================================== ==================== ===================== ====================

EME EASTERN HOLDINGS CO. and Subsidiaries [Tier 5]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2004
(In millions)

                                                               CP Power Sales       CP Power Sales        CP Power Sales
                                                               Two, L.L.C. [6]      Seven, L.L.C. [6]     Eight, L.L.C. [6]
-------------------------------------------------------------- -------------------- --------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating revenue
-------------------------------------------------------------- -------------------- --------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Asset impairment and loss on lease termination
Depreciation, decommissioning and amortization
Property and other taxes
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating expenses
-------------------------------------------------------------- -------------------- --------------------- --------------------

Operating income (loss)
Interest and dividend income
Equity in income from partnerships and
   unconsolidated subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Minority interest
Dividends on preferred securities
  subject to mandatory redemption
Dividends on utility preferred stock
   not subject to mandatory redemption
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations before tax
Income tax (benefit)
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations
Income from discontinued operations - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) before accounting change
Cumulative effect of accounting change - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Net income (loss)
-------------------------------------------------------------- -------------------- --------------------- --------------------

Retained earnings - beginning of year
Dividends declared on common stock
Dividends declared on preferred stock
Stock option appreciation
-------------------------------------------------------------- -------------------- --------------------- --------------------
Retained earnings - end of year
============================================================== ==================== ===================== ====================

EME EASTERN HOLDINGS CO. and Subsidiaries [Tier 5]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2004
(In millions)

                                                               CP Power Sales       CP Power Sales Ten,   CP Power Sales
                                                               Nine, L.L.C. [6]     L.L.C. [6]            Twelve, L.L.C.
-------------------------------------------------------------- -------------------- --------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating revenue
-------------------------------------------------------------- -------------------- --------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Asset impairment and loss on lease termination
Depreciation, decommissioning and amortization
Property and other taxes
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating expenses
-------------------------------------------------------------- -------------------- --------------------- --------------------

Operating income (loss)
Interest and dividend income
Equity in income from partnerships and
   unconsolidated subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Minority interest
Dividends on preferred securities
  subject to mandatory redemption
Dividends on utility preferred stock
   not subject to mandatory redemption
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations before tax
Income tax (benefit)
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations
Income from discontinued operations - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) before accounting change
Cumulative effect of accounting change - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Net income (loss)
-------------------------------------------------------------- -------------------- --------------------- --------------------

Retained earnings - beginning of year
Dividends declared on common stock
Dividends declared on preferred stock
Stock option appreciation
-------------------------------------------------------------- -------------------- --------------------- --------------------
Retained earnings - end of year
============================================================== ==================== ===================== ====================

EME EASTERN HOLDINGS CO. and Subsidiaries [Tier 5]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2004
(In millions)

                                                               EME Eastern          Consolidating         EME Eastern
                                                               Holdings Co.         Adjustments           Holdings Co.
                                                                                                          Consolidated
-------------------------------------------------------------- -------------------- --------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating revenue
-------------------------------------------------------------- -------------------- --------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Asset impairment and loss on lease termination
Depreciation, decommissioning and amortization
Property and other taxes
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating expenses
-------------------------------------------------------------- -------------------- --------------------- --------------------

Operating income (loss)
Interest and dividend income
Equity in income from partnerships and
   unconsolidated subsidiaries - net                                                                                     $1
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Minority interest
Dividends on preferred securities
  subject to mandatory redemption
Dividends on utility preferred stock
   not subject to mandatory redemption
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations before tax                                                                       1
Income tax (benefit)                                                         ($1)
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations                                       1                                          1
Income from discontinued operations - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) before accounting change                                         1                                          1
Cumulative effect of accounting change - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Net income (loss)                                                              1                                          1
-------------------------------------------------------------- -------------------- --------------------- --------------------

Retained earnings - beginning of year                                         (3)                  $3                    (3)
Dividends declared on common stock                                            (1)                                        (1)
Dividends declared on preferred stock
Stock option appreciation
-------------------------------------------------------------- -------------------- --------------------- --------------------
Retained earnings - end of year                                              ($3)                  $3                   ($3)
============================================================== ==================== ===================== ====================

MIDWEST GENERATION EME, LLC and Subsidiaries [Tier 5]
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              Midwest Generation   Collins Holdings     Edison Mission
                                                              EME, LLC             EME, LLC             Midwest Holdings
                                                                                                        Co.
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                                                                   $1
Restricted cash
Receivables - net
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments
Other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                                                                    1
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                    $4
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                         2,405                                     2,351
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------
Total investment and other assets                                         2,409                                     2,351
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------
Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Restricted cash
Regulatory assets - net
Other deferred charges                                                       53
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                       53
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                             $2,462                                    $2,352
============================================================= ==================== ==================== ====================

MIDWEST GENERATION EME, LLC and Subsidiaries [Tier 5]
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              Edison Mission       Edison Mission       Edison Mission
                                                              Energy Fuel          Overseas Co. [6]     Overseas Ltd. [6]
                                                              Services, LLC [6]    [Merged into
                                                                                   Edison Mission
                                                                                   Midwest Holdings
                                                                                   Co. 04/27/04]
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments
Other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------
Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------
Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets
============================================================= ==================== ==================== ====================

MIDWEST GENERATION EME, LLC and Subsidiaries [Tier 5]
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              Midwest Generation   Midwest Finance      Consolidating
                                                              LLC [6]              Corp. [7]            Adjustments
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                       $156
Restricted cash
Receivables - net                                                            34
Accrued unbilled revenue
Fuel inventory                                                               40
Materials and supplies, at average cost                                      18
Accumulated deferred income taxes - net
Trading and price risk management assets                                     20
Prepayments                                                                   7
Other current assets                                                         21
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                        296
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                 3,469                                   ($1,154)
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                                                  (4,756)
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------
Total investment and other assets                                         3,469                                    (5,910)
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------
Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Restricted cash                                                              14
Regulatory assets - net
Other deferred charges                                                       31                                        81
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                       45                                        81
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                             $3,810                                   ($5,829)
============================================================= ==================== ==================== ====================

MIDWEST GENERATION EME, LLC and Subsidiaries [Tier 5]
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              Midwest Generation
                                                              EME, LLC
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                       $157
Restricted cash
Receivables - net                                                            34
Accrued unbilled revenue
Fuel inventory                                                               40
Materials and supplies, at average cost                                      18
Accumulated deferred income taxes - net
Trading and price risk management assets                                     20
Prepayments                                                                   7
Other current assets                                                         21
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                        297
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                 2,319
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------
Total investment and other assets                                         2,319
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------
Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Restricted cash                                                              14
Regulatory assets - net
Other deferred charges                                                      165
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                      179
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                             $2,795
============================================================= ==================== ==================== ====================

MIDWEST GENERATION EME, LLC and Subsidiaries [Tier 5]
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              Midwest Generation   Collins Holdings     Edison Mission
                                                              EME, LLC             EME, LLC             Midwest Holdings
                                                                                                        Co.
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                           ($12)                                     ($52)
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities - net
Other current liabilities                                                     1
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                   (11)                                      (52)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                       1                                        (1)
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits
Asset retirement obligations
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits and other liabilities                                  1                                        (1)
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total Liabilities                                                           (10)                                      (53)
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock not subject to mandatory redemption
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                              3,091                                     2,975
Accumulated other comprehensive loss
Retained earnings                                                          (619)                                     (570)
------------------------------------------------------------- -------------------- -------------------- --------------------
Total common shareholders' equity                                         2,472                                     2,405
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                               $2,462                                    $2,352
============================================================= ==================== ==================== ====================

MIDWEST GENERATION EME, LLC and Subsidiaries [Tier 5]
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              Edison Mission       Edison Mission       Edison Mission
                                                              Energy Fuel          Overseas Co. [6]     Overseas Ltd. [7]
                                                              Services, LLC [6]    [Merged into
                                                                                   Edison Mission
                                                                                   Midwest Holdings
                                                                                   Co. 04/27/04]
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities - net
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits
Asset retirement obligations
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total Liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock not subject to mandatory redemption
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Accumulated other comprehensive loss
Retained earnings
------------------------------------------------------------- -------------------- -------------------- --------------------
Total common shareholders' equity
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity
============================================================= ==================== ==================== ====================

MIDWEST GENERATION EME, LLC and Subsidiaries [Tier 5]
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              Midwest Generation   Midwest Finance      Consolidating
                                                              LLC [6]              Corp. [7]            Adjustments
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year                                          $62                                      ($55)
Preferred stock to be redeemed within one year
Accounts payable                                                         (1,841)
Accrued taxes
Trading and price risk management liabilities                                16
Regulatory liabilities - net
Other current liabilities                                                   138                                       (43)
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                (1,625)                                      (98)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                            2,905                                    (1,245)
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                      10                                       107
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits
Asset retirement obligations
Other long-term liabilities                                                 163
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits and other liabilities                                173                                       107
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total Liabilities                                                         1,453                                    (1,236)
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock not subject to mandatory redemption
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                              3,391                                    (6,366)
Accumulated other comprehensive loss                                          5
Retained earnings                                                        (1,039)                                    1,773
------------------------------------------------------------- -------------------- -------------------- --------------------
Total common shareholders' equity                                         2,357                                    (4,593)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                               $3,810                                   ($5,829)
============================================================= ==================== ==================== ====================

MIDWEST GENERATION EME, LLC and Subsidiaries [Tier 5]
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              Midwest Generation
                                                              EME, LLC
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year                                           $7
Preferred stock to be redeemed within one year
Accounts payable                                                         (1,905)
Accrued taxes
Trading and price risk management liabilities                                16
Regulatory liabilities - net
Other current liabilities                                                    96
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                (1,786)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                            1,660
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                     117
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits
Asset retirement obligations
Other long-term liabilities                                                 163
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits and other liabilities                                280
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total Liabilities                                                           154
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock not subject to mandatory redemption
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                              3,091
Accumulated other comprehensive loss                                          5
Retained earnings                                                          (455)
------------------------------------------------------------- -------------------- -------------------- --------------------
Total common shareholders' equity                                         2,641
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                               $2,795
============================================================= ==================== ==================== ====================

MIDWEST GENERATION EME, LLC and Subsidiaries [Tier 5]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2004
(In millions)

                                                               Midwest Generation   Collins Holdings      Edison Mission
                                                               EME, LLC             EME, LLC              Midwest Holdings
                                                                                                          Co.
-------------------------------------------------------------- -------------------- --------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating revenue
-------------------------------------------------------------- -------------------- --------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                               $4                  $18                    $4
Asset impairment and loss on lease termination
Depreciation, decommissioning and amortization                                 2
Property and other taxes
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating expenses                                                       6                   18                     4
-------------------------------------------------------------- -------------------- --------------------- --------------------

Operating income (loss)                                                       (6)                 (18)                   (4)
Interest and dividend income                                                  (1)                                        67
Equity in income from partnerships and
   Unconsolidated subsidiaries - net
Other nonoperating income                                                      4                   $8
Interest expense - net of amounts capitalized                                                                           (15)
Other nonoperating deductions
Minority interest
Dividends on preferred securities
  subject to mandatory redemption
Dividends on utility preferred stock
   not subject to mandatory redemption
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations before tax                           (3)                 (10)                   48
Income tax (benefit)                                                          (1)                                        19
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations                                      (2)                 (10)                   29
Income from discontinued operations - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) before accounting change                                        (2)                 (10)                   29
Cumulative effect of accounting change - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Net income (loss)                                                             (2)                 (10)                   29
-------------------------------------------------------------- -------------------- --------------------- --------------------

Retained earnings - beginning of year                                       (565)                                      (517)
Dividends declared on common stock                                           (52)                                       (82)
Dividends declared on preferred stock
Stock option appreciation
-------------------------------------------------------------- -------------------- --------------------- --------------------
Retained earnings - end of year                                            ($619)                                     ($570)
============================================================== ==================== ===================== ====================

MIDWEST GENERATION EME, LLC and Subsidiaries [Tier 5]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2004
(In millions)

                                                               Edison Mission       Edison Mission        Edison Mission
                                                               Energy Fuel          Overseas Co. [6]      Overseas Ltd. [7]
                                                               Services, LLC [6]    [Merged into Edison
                                                                                    Mission Midwest
                                                                                    Holdings Co.
                                                                                    04/27/04]
-------------------------------------------------------------- -------------------- --------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating revenue
-------------------------------------------------------------- -------------------- --------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Asset impairment and loss on lease termination
Depreciation, decommissioning and amortization
Property and other taxes
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating expenses
-------------------------------------------------------------- -------------------- --------------------- --------------------

Operating income (loss)
Interest and dividend income
Equity in income from partnerships and
   unconsolidated subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Minority interest
Dividends on preferred securities
  subject to mandatory redemption
Dividends on utility preferred stock
   not subject to mandatory redemption
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations before tax
Income tax (benefit)
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations
Income from discontinued operations - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) before accounting change
Cumulative effect of accounting change - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Net income (loss)
-------------------------------------------------------------- -------------------- --------------------- --------------------

Retained earnings - beginning of year                                                             $88
Dividends declared on common stock                                                               ($88)
Dividends declared on preferred stock
Stock option appreciation
-------------------------------------------------------------- -------------------- --------------------- --------------------
Retained earnings - end of year
============================================================== ==================== ===================== ====================

MIDWEST GENERATION EME, LLC and Subsidiaries [Tier 5]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2004
(In millions)

                                                               Midwest Generation   Midwest Finance       Consolidating
                                                               LLC [6]              Corp. [7]             Adjustments
-------------------------------------------------------------- -------------------- --------------------- --------------------

Electric utility
Nonutility power generation                                               $1,058
Financial services and other
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating revenue                                                    1,058
-------------------------------------------------------------- -------------------- --------------------- --------------------

Fuel                                                                         381
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                              390                                        $66
Asset impairment and loss on lease termination                               105                                        885
Depreciation, decommissioning and amortization                               170                                        (54)
Property and other taxes                                                       6
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating expenses                                                   1,052                                        897
-------------------------------------------------------------- -------------------- --------------------- --------------------

Operating income (loss)                                                        6                                       (897)
Interest and dividend income                                                  48
Equity in income from partnerships and
   unconsolidated subsidiaries - net
Other nonoperating income                                                     (3)                                       (18)
Interest expense - net of amounts capitalized                               (184)                                        97
Other nonoperating deductions
Minority interest
Dividends on preferred securities
  subject to mandatory redemption
Dividends on utility preferred stock
   not subject to mandatory redemption
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations before tax                         (133)                                      (818)
Income tax (benefit)                                                         (51)                                      (315)
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations                                     (82)                                      (503)
Income from discontinued operations - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) before accounting change                                       (82)                                      (503)
Cumulative effect of accounting change - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Net income (loss)                                                            (82)                                      (503)
-------------------------------------------------------------- -------------------- --------------------- --------------------

Retained earnings - beginning of year                                       (870)                                     1,849
Dividends declared on common stock                                           (87)                                       427
Dividends declared on preferred stock
Stock option appreciation
-------------------------------------------------------------- -------------------- --------------------- --------------------
Retained earnings - end of year                                          ($1,039)                                    $1,773
============================================================== ==================== ===================== ====================

MIDWEST GENERATION EME, LLC and Subsidiaries [Tier 5]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2004
(In millions)

                                                               Midwest Generation
                                                               EME, LLC
                                                               Consolidated
-------------------------------------------------------------- -------------------- --------------------- --------------------

Electric utility
Nonutility power generation                                               $1,058
Financial services and other
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating revenue                                                    1,058
-------------------------------------------------------------- -------------------- --------------------- --------------------

Fuel                                                                         381
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                              482
Asset impairment and loss on lease termination                               990
Depreciation, decommissioning and amortization                               118
Property and other taxes                                                       6
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating expenses                                                   1,977
-------------------------------------------------------------- -------------------- --------------------- --------------------

Operating income (loss)                                                     (919)
Interest and dividend income                                                 114
Equity in income from partnerships and
   unconsolidated subsidiaries - net
Other nonoperating income                                                     (9)
Interest expense - net of amounts capitalized                               (102)
Other nonoperating deductions
Minority interest
Dividends on preferred securities
  subject to mandatory redemption
Dividends on utility preferred stock
   not subject to mandatory redemption
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations before tax                         (906)
Income tax (benefit)                                                        (348)
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations                                    (558)
Income from discontinued operations - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) before accounting change                                      (558)
Cumulative effect of accounting change - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Net income (loss)                                                           (558)
-------------------------------------------------------------- -------------------- --------------------- --------------------

Retained earnings - beginning of year                                        (15)
Dividends declared on common stock                                           118
Dividends declared on preferred stock
Stock option appreciation
-------------------------------------------------------------- -------------------- --------------------- --------------------
Retained earnings - end of year                                            ($455)
============================================================== ==================== ===================== ====================

MISSION DEL CIELO, INC. and Subsidiaries [Tier 5]
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              Mission del Cielo    Mission del Sol LLC  Sunrise Power
                                                              Inc.                                      Company, LLC [6]
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments                                                                                       $1
Other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                                               1
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                          $117                   85
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------
Total investment and other assets                                           117                   85
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------
Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                               $117                  $86
============================================================= ==================== ==================== ====================

MISSION DEL CIELO, INC. and Subsidiaries [Tier 5]
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              Mission De Las       Consolidating        Mission del Cielo
                                                              Estrellas LLC [7]    Adjustments          Inc. Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments                                                                                                            $1
Other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                                                                    1
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                              ($282)                 (80)
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------
Total investment and other assets                                                               (282)                 (80)
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------
Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                                   ($282)                ($79)
============================================================= ==================== ==================== ====================

MISSION DEL CIELO, INC. and Subsidiaries [Tier 5]
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              Mission del Cielo    Mission del Sol LLC  Sunrise Power
                                                              Inc.                                      Company, LLC [6]
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                                                ($39)
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities - net
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                                        (39)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                                            8
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits
Asset retirement obligations
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits and other liabilities                                                       8
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total Liabilities                                                                                (31)
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock not subject to mandatory redemption
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                $72                   94
Accumulated other comprehensive loss
Retained earnings                                                            45                   23
------------------------------------------------------------- -------------------- -------------------- --------------------
Total common shareholders' equity                                           117                  117
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                 $117                  $86
============================================================= ==================== ==================== ====================

MISSION DEL CIELO, INC. and Subsidiaries [Tier 5]
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              Mission De Las       Consolidating        Mission del Cielo,
                                                              Estrellas, LLC [7]   Adjustments          Inc. Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                                                                     ($39)
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities - net
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                                                             (39)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                                                                 8
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits
Asset retirement obligations
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits and other liabilities                                                                            8
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total Liabilities                                                                                                     (31)
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock not subject to mandatory redemption
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                                   ($258)                 (92)
Accumulated other comprehensive loss
Retained earnings                                                                                (24)                  44
------------------------------------------------------------- -------------------- -------------------- --------------------
Total common shareholders' equity                                                               (282)                 (48)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                                     ($282)                ($79)
============================================================= ==================== ==================== ====================

MISSION DEL CIELO, INC. and Subsidiaries [Tier 5]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2004
(In millions)

                                                               Mission del Cielo    Mission del Sol LLC   Sunrise Power
                                                               Inc.                                       Company, LLC [6]
-------------------------------------------------------------- -------------------- --------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating revenue
-------------------------------------------------------------- -------------------- --------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Asset impairment and loss on lease termination
Depreciation, decommissioning and amortization
Property and other taxes
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating expenses
-------------------------------------------------------------- -------------------- --------------------- --------------------

Operating income (loss)
Interest and dividend income
Equity in income from partnerships and
   unconsolidated subsidiaries - net                                                              $32
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Minority interest
Dividends on preferred securities
  subject to mandatory redemption
Dividends on utility preferred stock
   not subject to mandatory redemption
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations before tax                                                32
Income tax (benefit)                                                                               12
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations                                                           20
Income from discontinued operations - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) before accounting change                                                             20
Cumulative effect of accounting change - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Net income (loss)                                                                                  20
-------------------------------------------------------------- -------------------- --------------------- --------------------

Retained earnings - beginning of year                                        $45                    3
Dividends declared on common stock
Dividends declared on preferred stock
Stock option appreciation
-------------------------------------------------------------- -------------------- --------------------- --------------------
Retained earnings - end of year                                              $45                  $23
============================================================== ==================== ===================== ====================

MISSION DEL CIELO, INC. and Subsidiaries [Tier 5]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2004
(In millions)

                                                               Mission De Las       Consolidating         Mission del Cielo
                                                               Estrellas, LLC [7]   Adjustments           Inc. Consolidated
-------------------------------------------------------------- -------------------- --------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating revenue
-------------------------------------------------------------- -------------------- --------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Asset impairment and loss on lease termination
Depreciation, decommissioning and amortization
Property and other taxes
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating expenses
-------------------------------------------------------------- -------------------- --------------------- --------------------

Operating income (loss)
Interest and dividend income
Equity in income from partnerships and
   unconsolidated subsidiaries - net                                                              ($3)                  $29
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Minority interest
Dividends on preferred securities
  subject to mandatory redemption
Dividends on utility preferred stock
   not subject to mandatory redemption
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations before tax                                                (3)                   29
Income tax (benefit)                                                                               (2)                   10
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations                                                           (1)                   19
Income from discontinued operations - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) before accounting change                                                             (1)                   19
Cumulative effect of accounting change - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Net income (loss)                                                                                  (1)                   19
-------------------------------------------------------------- -------------------- --------------------- --------------------

Retained earnings - beginning of year                                                             (23)                   25
Dividends declared on common stock
Dividends declared on preferred stock
Stock option appreciation
-------------------------------------------------------------- -------------------- --------------------- --------------------
Retained earnings - end of year                                                                  ($24)                  $44
============================================================== ==================== ===================== ====================

MISSION ENERGY HOLDINGS INTERNATIONAL, INC. and Subsidiaries [Tier 5]
Consolidating Balance Sheet
December 31, 2004
(In millions)

SEE PART 6A

------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments
Other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------
Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------
Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets
============================================================= ==================== ==================== ====================

MISSION ENERGY HOLDINGS INTERNATIONAL, INC. and Subsidiaries [Tier 5]
Consolidating Balance Sheet
December 31, 2004
(In millions)

SEE PART 6A

------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities - net
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits
Asset retirement obligations
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total Liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock not subject to mandatory redemption
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Accumulated other comprehensive loss
Retained earnings
------------------------------------------------------------- -------------------- -------------------- --------------------
Total common shareholders' equity
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity
============================================================= ==================== ==================== ====================

MISSION ENERGY HOLDINGS INTERNATIONAL, INC. and Subsidiaries [Tier 5]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2004
(In millions)

SEE PART 6A

-------------------------------------------------------------- -------------------- --------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating revenue
-------------------------------------------------------------- -------------------- --------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Asset impairment and loss on lease termination
Depreciation, decommissioning and amortization
Property and other taxes
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating expenses
-------------------------------------------------------------- -------------------- --------------------- --------------------

Operating income (loss)
Interest and dividend income
Equity in income from partnerships and
   unconsolidated subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Minority interest
Dividends on preferred securities
  subject to mandatory redemption
Dividends on utility preferred stock
   not subject to mandatory redemption
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations before tax
Income tax (benefit)
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations
Income from discontinued operations - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) before accounting change
Cumulative effect of accounting change - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Net income (loss)
-------------------------------------------------------------- -------------------- --------------------- --------------------

Retained earnings - beginning of year
Dividends declared on common stock
Dividends declared on preferred stock
Stock option appreciation
-------------------------------------------------------------- -------------------- --------------------- --------------------
Retained earnings - end of year
============================================================== ==================== ===================== ====================

MISSION ENERGY WALES COMPANY AND SUBSIDIARIES [TIER 5]
Consolidating Balance Sheet
December 31, 2004
(In millions)

ALL ASSETS OF MISSION ENERGY WALES CO. WERE SOLD OR LIQUIDATED.

                                                              Mission Hydro        Mission Energy       Consolidating
                                                              Limited              Wales Company        Adjustments
                                                              Partnership
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments
Other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------
Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------
Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets
============================================================= ==================== ==================== ====================

MISSION ENERGY WALES COMPANY AND SUBSIDIARIES [TIER 5]
Consolidating Balance Sheet
December 31, 2004
(In millions)

ALL ASSETS OF MISSION ENERGY WALES CO. WERE SOLD OR LIQUIDATED.

                                                              Mission Energy
                                                              Wales Company
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments
Other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------
Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------
Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets
============================================================= ==================== ==================== ====================

MISSION ENERGY WALES COMPANY AND SUBSIDIARIES [TIER 5]
Consolidating Balance Sheet
December 31, 2004
(In millions)

ALL ASSETS OF MISSION ENERGY WALES CO. WERE SOLD OR LIQUIDATED.

                                                              Mission Hydro        Mission Energy       Consolidating
                                                              Limited              Wales Company        Adjustments
                                                              Partnership
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities - net
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits
Asset retirement obligations
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total Liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock not subject to mandatory redemption
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Accumulated other comprehensive loss
Retained earnings
------------------------------------------------------------- -------------------- -------------------- --------------------
Total common shareholders' equity
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity
============================================================= ==================== ==================== ====================

MISSION ENERGY WALES COMPANY AND SUBSIDIARIES [TIER 5]
Consolidating Balance Sheet
December 31, 2004
(In millions)

ALL ASSETS OF MISSION ENERGY WALES CO. WERE SOLD OR LIQUIDATED.

                                                              Mission Energy
                                                              Wales Company
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities - net
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits
Asset retirement obligations
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total Liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock not subject to mandatory redemption
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Accumulated other comprehensive loss
Retained earnings
------------------------------------------------------------- -------------------- -------------------- --------------------
Total common shareholders' equity
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity
============================================================= ==================== ==================== ====================

MISSION ENERGY WALES COMPANY AND SUBSIDIARIES [TIER 5]
Consolidating Balance Sheet
December 31, 2004
(In millions)

ALL ASSETS OF MISSION ENERGY WALES CO. WERE SOLD OR LIQUIDATED.

                                                               Mission Hydro        Mission Energy        Consolidating
                                                               Limited              Wales Company         Adjustments
                                                               Partnership
                                                               Consolidated
-------------------------------------------------------------- -------------------- --------------------- --------------------

Electric utility
Nonutility power generation                                                 $480
Financial services and other
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating revenue                                                      480
-------------------------------------------------------------- -------------------- --------------------- --------------------

Fuel                                                                         227
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                               90
Asset impairment and loss on lease termination
Depreciation, decommissioning and amortization                                25
Property and other taxes                                                      17
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating expenses                                                     359
-------------------------------------------------------------- -------------------- --------------------- --------------------

Operating income (loss)                                                      121
Interest and dividend income                                                 156                   $5
Equity in income from partnerships and
   unconsolidated subsidiaries - net
Other nonoperating income                                                      1                                       $640
Interest expense - net of amounts capitalized                               (232)
Other nonoperating deductions
Minority interest                                                                                                       (12)
Dividends on preferred securities
  subject to mandatory redemption                                             13                                        (13)
Dividends on utility preferred stock
   not subject to mandatory redemption
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations before tax                           59                    5                   615
Income tax (benefit)                                                           4
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations                                      55                    5                   615
Income from discontinued operations - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) before accounting change                                        55                    5                   615
Cumulative effect of accounting change - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Net income (loss)                                                             55                    5                   615
-------------------------------------------------------------- -------------------- --------------------- --------------------

Retained earnings - beginning of year                                        200                  119                   196
Dividends declared on common stock                                         ($255)               ($124)                ($811)
Dividends declared on preferred stock
Stock option appreciation
-------------------------------------------------------------- -------------------- --------------------- --------------------
Retained earnings - end of year
============================================================== ==================== ===================== ====================

MISSION ENERGY WALES COMPANY AND SUBSIDIARIES [TIER 5]
Consolidating Balance Sheet
December 31, 2004
(In millions)

ALL ASSETS OF MISSION ENERGY WALES CO. WERE SOLD OR LIQUIDATED.

                                                               Mission Energy
                                                               Wales Company
                                                               Consolidated
-------------------------------------------------------------- -------------------- --------------------- --------------------

Electric utility
Nonutility power generation                                                 $480
Financial services and other
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating revenue                                                      480
-------------------------------------------------------------- -------------------- --------------------- --------------------

Fuel                                                                         227
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                               90
Asset impairment and loss on lease termination
Depreciation, decommissioning and amortization                                25
Property and other taxes                                                      17
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating expenses                                                     359
-------------------------------------------------------------- -------------------- --------------------- --------------------

Operating income (loss)                                                      121
Interest and dividend income                                                 161
Equity in income from partnerships and
   unconsolidated subsidiaries - net
Other nonoperating income                                                    641
Interest expense - net of amounts capitalized                               (232)
Other nonoperating deductions
Minority interest                                                            (12)
Dividends on preferred securities
  subject to mandatory redemption
Dividends on utility preferred stock
   not subject to mandatory redemption
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations before tax                          679
Income tax (benefit)                                                           4
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations                                     675
Income from discontinued operations - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) before accounting change                                       675
Cumulative effect of accounting change - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Net income (loss)                                                            675
-------------------------------------------------------------- -------------------- --------------------- --------------------

Retained earnings - beginning of year                                        515
Dividends declared on common stock                                       ($1,190)
Dividends declared on preferred stock
Stock option appreciation
-------------------------------------------------------------- -------------------- --------------------- --------------------
Retained earnings - end of year
============================================================== ==================== ===================== ====================

MISSION ENERGY WALES COMPANY
MISSION HYDRO LIMITED PARTNERSHIP AND SUBSIDIARIES [TIER 6]
Consolidating Balance Sheet
December 31, 2004
(In millions)

ALL ASSETS OF MISSION ENERGY WALES CO. WERE SOLD OR LIQUIDATED.

                                                              EME Generation       Mission Hydro        Consolidating
                                                              Holdings Limited     Limited Partnership  Adjustments
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments
Other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------
Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------
Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets
============================================================= ==================== ==================== ====================

MISSION ENERGY WALES COMPANY
MISSION HYDRO LIMITED PARTNERSHIP AND SUBSIDIARIES [TIER 6]
Consolidating Balance Sheet
December 31, 2004
(In millions)

ALL ASSETS OF MISSION ENERGY WALES CO. WERE SOLD OR LIQUIDATED.

                                                              Mission Hydro
                                                              Limited
                                                              Partnership
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments
Other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------
Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------
Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets
============================================================= ==================== ==================== ====================

MISSION ENERGY WALES COMPANY
MISSION HYDRO LIMITED PARTNERSHIP AND SUBSIDIARIES [TIER 6]
Consolidating Balance Sheet
December 31, 2004
(In millions)

ALL ASSETS OF MISSION ENERGY WALES CO. WERE SOLD OR LIQUIDATED.

                                                              EME Generation       Mission Hydro        Consolidating
                                                              Holdings Limited     Limited Partnership  Adjustments
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities - net
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits
Asset retirement obligations
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total Liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock not subject to mandatory redemption
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Accumulated other comprehensive loss
Retained earnings
------------------------------------------------------------- -------------------- -------------------- --------------------
Total common shareholders' equity
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity
============================================================= ==================== ==================== ====================

MISSION ENERGY WALES COMPANY
MISSION HYDRO LIMITED PARTNERSHIP AND SUBSIDIARIES [TIER 6]
Consolidating Balance Sheet
December 31, 2004
(In millions)

ALL ASSETS OF MISSION ENERGY WALES CO. WERE SOLD OR LIQUIDATED.

                                                              Mission Hydro
                                                              Limited
                                                              Partnership
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities - net
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits
Asset retirement obligations
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total Liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock not subject to mandatory redemption
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Accumulated other comprehensive loss
Retained earnings
------------------------------------------------------------- -------------------- -------------------- --------------------
Total common shareholders' equity
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity
============================================================= ==================== ==================== ====================

MISSION ENERGY WALES COMPANY
MISSION HYDRO LIMITED PARTNERSHIP AND SUBSIDIARIES [TIER 6]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2004
(In millions)

ALL ASSETS OF MISSION ENERGY WALES CO. WERE SOLD OR LIQUIDATED.

                                                               EME Generation       Mission Hydro         Consolidating
                                                               Holdings Limited     Limited Partnership   Adjustments
                                                               Consolidated
-------------------------------------------------------------- -------------------- --------------------- --------------------

Electric utility
Nonutility power generation                                                 $480
Financial services and other
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating revenue                                                      480
-------------------------------------------------------------- -------------------- --------------------- --------------------

Fuel                                                                         227
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                               90
Asset impairment and loss on lease termination
Depreciation, decommissioning and amortization                                25
Property and other taxes                                                      17
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating expenses                                                     359
-------------------------------------------------------------- -------------------- --------------------- --------------------

Operating income (loss)                                                      121
Interest and dividend income                                                 156
Equity in income from partnerships and
   unconsolidated subsidiaries - net
Other nonoperating income                                                      1
Interest expense - net of amounts capitalized                               (232)
Other nonoperating deductions
Minority interest
Dividends on preferred securities
  subject to mandatory redemption                                             13
Dividends on utility preferred stock
   not subject to mandatory redemption
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations before tax                           59
Income tax (benefit)                                                           4
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations                                      55
Income from discontinued operations - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) before accounting change                                        55
Cumulative effect of accounting change - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Net income (loss)                                                             55
-------------------------------------------------------------- -------------------- --------------------- --------------------

Retained earnings - beginning of year                                        202                  ($2)
Dividends declared on common stock                                         ($257)                  $2
Dividends declared on preferred stock
Stock option appreciation
-------------------------------------------------------------- -------------------- --------------------- --------------------
Retained earnings - end of year
============================================================== ==================== ===================== ====================

MISSION ENERGY WALES COMPANY
MISSION HYDRO LIMITED PARTNERSHIP AND SUBSIDIARIES [TIER 6]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2004
(In millions)

ALL ASSETS OF MISSION ENERGY WALES CO. WERE SOLD OR LIQUIDATED.

                                                               Mission Hydro
                                                               Limited
                                                               Partnership
                                                               Consolidated
-------------------------------------------------------------- -------------------- --------------------- --------------------

Electric utility
Nonutility power generation                                                 $480
Financial services and other
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating revenue                                                      480
-------------------------------------------------------------- -------------------- --------------------- --------------------

Fuel                                                                         227
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                               90
Asset impairment and loss on lease termination
Depreciation, decommissioning and amortization                                25
Property and other taxes                                                      17
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating expenses                                                     359
-------------------------------------------------------------- -------------------- --------------------- --------------------

Operating income (loss)                                                      121
Interest and dividend income                                                 156
Equity in income from partnerships and
   unconsolidated subsidiaries - net
Other nonoperating income                                                      1
Interest expense - net of amounts capitalized                               (232)
Other nonoperating deductions
Minority interest
Dividends on preferred securities
  subject to mandatory redemption                                             13
Dividends on utility preferred stock
   not subject to mandatory redemption
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations before tax                           59
Income tax (benefit)                                                           4
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations                                      55
Income from discontinued operations - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) before accounting change                                        55
Cumulative effect of accounting change - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Net income (loss)                                                             55
-------------------------------------------------------------- -------------------- --------------------- --------------------

Retained earnings - beginning of year                                        200
Dividends declared on common stock                                         ($255)
Dividends declared on preferred stock
Stock option appreciation
-------------------------------------------------------------- -------------------- --------------------- --------------------
Retained earnings - end of year
============================================================== ==================== ===================== ====================

MISSION ENERGY WALES COMPANY, MISSION HYDRO LIMITED PARTNERSHIP,
EME GENERATION HOLDINGS LIMITED AND SUBSIDIARIES [TIER 7, ET SEQ.]
Consolidating Balance Sheet
December 31, 2004
(In millions)

ALL ASSETS OF MISSION ENERGY WALES CO. WERE SOLD OR LIQUIDATED.

                                                              Edison Mission       EME Victoria         Energy Capital
                                                              Operation and        Generation Limited   Partnership
                                                              Maintenance Limited  Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments
Other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------
Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------
Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets
============================================================= ==================== ==================== ====================

MISSION ENERGY WALES COMPANY, MISSION HYDRO LIMITED PARTNERSHIP,
EME GENERATION HOLDINGS LIMITED AND SUBSIDIARIES [TIER 7, ET SEQ.]
Consolidating Balance Sheet
December 31, 2004
(In millions)

ALL ASSETS OF MISSION ENERGY WALES CO. WERE SOLD OR LIQUIDATED.

                                                              Enerloy Pty Ltd [8]  FHH No. 1 Limited    Loyvic Pty. Ltd.
                                                                                   Consolidated         Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments
Other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------
Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------
Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets
============================================================= ==================== ==================== ====================

MISSION ENERGY WALES COMPANY, MISSION HYDRO LIMITED PARTNERSHIP,
EME GENERATION HOLDINGS LIMITED AND SUBSIDIARIES [TIER 7, ET SEQ.]
Consolidating Balance Sheet
December 31, 2004
(In millions)

ALL ASSETS OF MISSION ENERGY WALES CO. WERE SOLD OR LIQUIDATED.

                                                              EME Generation       Consolidating        EME Generation
                                                              Holdings Limited     Adjustments          Holdings Limited
                                                                                                        Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments
Other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------
Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------
Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets
============================================================= ==================== ==================== ====================

MISSION ENERGY WALES COMPANY, MISSION HYDRO LIMITED PARTNERSHIP,
EME GENERATION HOLDINGS LIMITED AND SUBSIDIARIES [TIER 7, ET SEQ.]
Consolidating Balance Sheet
December 31, 2004
(In millions)

ALL ASSETS OF MISSION ENERGY WALES CO. WERE SOLD OR LIQUIDATED.

                                                              Edison Mission       EME Victoria         Energy Capital
                                                              Operation &          Generation Limited   Partnership
                                                              Maintenance Limited  Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities - net
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits
Asset retirement obligations
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total Liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock not subject to mandatory redemption
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Accumulated other comprehensive loss
Retained earnings
------------------------------------------------------------- -------------------- -------------------- --------------------
Total common shareholders' equity
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity
============================================================= ==================== ==================== ====================

MISSION ENERGY WALES COMPANY, MISSION HYDRO LIMITED PARTNERSHIP,
EME GENERATION HOLDINGS LIMITED AND SUBSIDIARIES [TIER 7, ET SEQ.]
Consolidating Balance Sheet
December 31, 2004
(In millions)

ALL ASSETS OF MISSION ENERGY WALES CO. WERE SOLD OR LIQUIDATED.

                                                              Enerloy Pty Ltd [8]  FHH No. 1 Limited    Loyvic Pty. Ltd.
                                                                                   Consolidated         Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities - net
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits
Asset retirement obligations
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total Liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock not subject to mandatory redemption
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Accumulated other comprehensive loss
Retained earnings
------------------------------------------------------------- -------------------- -------------------- --------------------
Total common shareholders' equity
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity
============================================================= ==================== ==================== ====================

MISSION ENERGY WALES COMPANY, MISSION HYDRO LIMITED PARTNERSHIP,
EME GENERATION HOLDINGS LIMITED AND SUBSIDIARIES [TIER 7, ET SEQ.]
Consolidating Balance Sheet
December 31, 2004
(In millions)

ALL ASSETS OF MISSION ENERGY WALES CO. WERE SOLD OR LIQUIDATED.

                                                              EME Generation       Consolidating        EME Generation
                                                              Holdings Limited     Adjustments          Holdings Limited
                                                                                                        Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities - net
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits
Asset retirement obligations
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total Liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock not subject to mandatory redemption
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Accumulated other comprehensive loss
Retained earnings
------------------------------------------------------------- -------------------- -------------------- --------------------
Total common shareholders' equity
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity
============================================================= ==================== ==================== ====================

MISSION ENERGY WALES COMPANY, MISSION HYDRO LIMITED PARTNERSHIP,
EME GENERATION HOLDINGS LIMITED AND SUBSIDIARIES [TIER 7, ET SEQ.]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2004
(In millions)

ALL ASSETS OF MISSION ENERGY WALES CO. WERE SOLD OR LIQUIDATED.

                                                               Edison Mission       EME Victoria          Energy Capital
                                                               Operation &          Generation Limited    Partnership
                                                               Maintenance Limited  Consolidated
-------------------------------------------------------------- -------------------- --------------------- --------------------

Electric utility
Nonutility power generation                                                                       $82
Financial services and other
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating revenue                                                                            82
-------------------------------------------------------------- -------------------- --------------------- --------------------

Fuel                                                                                               13
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                                    19
Asset impairment and loss on lease termination
Depreciation, decommissioning and amortization                                                     13
Property and other taxes
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating expenses                                                                           45
-------------------------------------------------------------- -------------------- --------------------- --------------------

Operating income (loss)                                                                            37
Interest and dividend income                                                                       39                   $56
Equity in income from partnerships and
   unconsolidated subsidiaries - net
Other nonoperating income                                                                          (1)
Interest expense - net of amounts capitalized                                                     (57)                  (56)
Other nonoperating deductions
Minority interest
Dividends on preferred securities
  subject to mandatory redemption
Dividends on utility preferred stock
   not subject to mandatory redemption
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations before tax                                                18
Income tax (benefit)                                                                                6
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations                                                           12
Income from discontinued operations - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) before accounting change                                                             12
Cumulative effect of accounting change - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Net income (loss)                                                                                  12
-------------------------------------------------------------- -------------------- --------------------- --------------------

Retained earnings - beginning of year                                        ($2)                                      (356)
Dividends declared on common stock                                            $2                 ($12)                 $356
Dividends declared on preferred stock
Stock option appreciation
-------------------------------------------------------------- -------------------- --------------------- --------------------
Retained earnings - end of year
============================================================== ==================== ===================== ====================

MISSION ENERGY WALES COMPANY, MISSION HYDRO LIMITED PARTNERSHIP,
EME GENERATION HOLDINGS LIMITED AND SUBSIDIARIES [TIER 7, ET SEQ.]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2004
(In millions)

ALL ASSETS OF MISSION ENERGY WALES CO. WERE SOLD OR LIQUIDATED.

                                                               Enerloy Pty Ltd [8]  FHH No. 1 Limited     Loyvic Pty. Ltd.
                                                                                    Consolidated          Consolidated
-------------------------------------------------------------- -------------------- --------------------- --------------------

Electric utility
Nonutility power generation                                                                      $398
Financial services and other
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating revenue                                                                           398
-------------------------------------------------------------- -------------------- --------------------- --------------------

Fuel                                                                                              214
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                                    59
Asset impairment and loss on lease termination
Depreciation, decommissioning and amortization                                                     11
Property and other taxes                                                                           16
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating expenses                                                                          300
-------------------------------------------------------------- -------------------- --------------------- --------------------

Operating income (loss)                                                                            98
Interest and dividend income                                                                        3
Equity in income from partnerships and
   unconsolidated subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized                                                     (63)
Other nonoperating deductions
Minority interest
Dividends on preferred securities
  subject to mandatory redemption
Dividends on utility preferred stock
   not subject to mandatory redemption
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations before tax                                                38
Income tax (benefit)                                                                               (1)
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations                                                           39
Income from discontinued operations - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) before accounting change                                                             39
Cumulative effect of accounting change - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Net income (loss)                                                                                  39
-------------------------------------------------------------- -------------------- --------------------- --------------------

Retained earnings - beginning of year                                      ($356)                  74
Dividends declared on common stock                                          $356                ($113)
Dividends declared on preferred stock
Stock option appreciation
-------------------------------------------------------------- -------------------- --------------------- --------------------
Retained earnings - end of year
============================================================== ==================== ===================== ====================

MISSION ENERGY WALES COMPANY, MISSION HYDRO LIMITED PARTNERSHIP,
EME GENERATION HOLDINGS LIMITED AND SUBSIDIARIES [TIER 7, ET SEQ.]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2004
(In millions)

ALL ASSETS OF MISSION ENERGY WALES CO. WERE SOLD OR LIQUIDATED.

                                                               EME Generation       Consolidating         EME Generation
                                                               Holdings Limited     Adjustments           Holdings Limited
                                                                                                          Consolidated
-------------------------------------------------------------- -------------------- --------------------- --------------------

Electric utility
Nonutility power generation                                                                                            $480
Financial services and other
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating revenue                                                                                                 480
-------------------------------------------------------------- -------------------- --------------------- --------------------

Fuel                                                                                                                    227
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                                   $12                    90
Asset impairment and loss on lease termination
Depreciation, decommissioning and amortization                                                      1                    25
Property and other taxes                                                                            1                    17
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating expenses                                                                           14                   359
-------------------------------------------------------------- -------------------- --------------------- --------------------

Operating income (loss)                                                                           (14)                  121
Interest and dividend income                                                  $1                   57                   156
Equity in income from partnerships and
   unconsolidated subsidiaries - net
Other nonoperating income                                                      2                                          1
Interest expense - net of amounts capitalized                                                     (56)                 (232)
Other nonoperating deductions
Minority interest
Dividends on preferred securities
  subject to mandatory redemption                                             13                                         13
Dividends on utility preferred stock
   not subject to mandatory redemption
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations before tax                           16                  (13)                   59
Income tax (benefit)                                                                               (1)                    4
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations                                      16                  (12)                   55
Income from discontinued operations - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) before accounting change                                        16                  (12)                   55
Cumulative effect of accounting change - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Net income (loss)                                                             16                  (12)                   55
-------------------------------------------------------------- -------------------- --------------------- --------------------

Retained earnings - beginning of year                                         15                  827                   202
Dividends declared on common stock                                          ($31)               ($815)                ($257)
Dividends declared on preferred stock
Stock option appreciation
-------------------------------------------------------------- -------------------- --------------------- --------------------
Retained earnings - end of year
============================================================== ==================== ===================== ====================

MISSION ENERGY WALES COMPANY
MISSION HYDRO LIMITED PARTNERSHIP, EME GENERATION HOLDINGS LIMITED,
EME VICTORIA GENERATION LIMITED AND SUBSIDIARIES [TIER 8, ET SEQ.]
Consolidating Balance Sheet
December 31, 2004
(In millions)

ALL ASSETS OF MISSION ENERGY WALES CO. WERE SOLD OR LIQUIDATED.

                                                              Energy Capital       Enerloy Pty Ltd [9]  Mission Energy
                                                              Partnership                               Development
                                                                                                        Australia Pty Ltd
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments
Other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------
Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------
Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets
============================================================= ==================== ==================== ====================

MISSION ENERGY WALES COMPANY
MISSION HYDRO LIMITED PARTNERSHIP, EME GENERATION HOLDINGS LIMITED,
EME VICTORIA GENERATION LIMITED AND SUBSIDIARIES [TIER 8, ET SEQ.]
Consolidating Balance Sheet
December 31, 2004
(In millions)

ALL ASSETS OF MISSION ENERGY WALES CO. WERE SOLD OR LIQUIDATED.

                                                              Gippsland Power      Loy Yang B Joint     EME Victoria
                                                              Pty Ltd [9]          Venture [10]         Generation Limited
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments
Other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------
Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------
Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets
============================================================= ==================== ==================== ====================

MISSION ENERGY WALES COMPANY
MISSION HYDRO LIMITED PARTNERSHIP, EME GENERATION HOLDINGS LIMITED,
EME VICTORIA GENERATION LIMITED AND SUBSIDIARIES [TIER 8, ET SEQ.]
Consolidating Balance Sheet
December 31, 2004
(In millions)

ALL ASSETS OF MISSION ENERGY WALES CO. WERE SOLD OR LIQUIDATED.

                                                              Consolidating        EME Victoria
                                                              Adjustments          Generation Limited
                                                                                   Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments
Other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------
Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------
Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets
============================================================= ==================== ==================== ====================

MISSION ENERGY WALES COMPANY
MISSION HYDRO LIMITED PARTNERSHIP, EME GENERATION HOLDINGS LIMITED,
EME VICTORIA GENERATION LIMITED AND SUBSIDIARIES [TIER 8, ET SEQ.]
Consolidating Balance Sheet
December 31, 2004
(In millions)

ALL ASSETS OF MISSION ENERGY WALES CO. WERE SOLD OR LIQUIDATED.

                                                              Energy Capital       Enerloy Pty Ltd [9]  Mission Energy
                                                              Partnership                               Development
                                                                                                        Australia Pty Ltd
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities - net
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits
Asset retirement obligations
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total Liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock not subject to mandatory redemption
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Accumulated other comprehensive loss
Retained earnings
------------------------------------------------------------- -------------------- -------------------- --------------------
Total common shareholders' equity
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity
============================================================= ==================== ==================== ====================

MISSION ENERGY WALES COMPANY
MISSION HYDRO LIMITED PARTNERSHIP, EME GENERATION HOLDINGS LIMITED,
EME VICTORIA GENERATION LIMITED AND SUBSIDIARIES [TIER 8, ET SEQ.]
Consolidating Balance Sheet
December 31, 2004
(In millions)

ALL ASSETS OF MISSION ENERGY WALES CO. WERE SOLD OR LIQUIDATED.

                                                              Gippsland Power      Loy Yang B Joint     EME Victoria
                                                              Pty Ltd [9]          Venture [10]         Generation Limited
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities - net
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits
Asset retirement obligations
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total Liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock not subject to mandatory redemption
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Accumulated other comprehensive loss
Retained earnings
------------------------------------------------------------- -------------------- -------------------- --------------------
Total common shareholders' equity
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity
============================================================= ==================== ==================== ====================

MISSION ENERGY WALES COMPANY
MISSION HYDRO LIMITED PARTNERSHIP, EME GENERATION HOLDINGS LIMITED,
EME VICTORIA GENERATION LIMITED AND SUBSIDIARIES [TIER 8, ET SEQ.]
Consolidating Balance Sheet
December 31, 2004
(In millions)

ALL ASSETS OF MISSION ENERGY WALES CO. WERE SOLD OR LIQUIDATED.

                                                              Consolidating        EME Victoria
                                                              Adjustments          Generation Limited
                                                                                   Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities - net
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits
Asset retirement obligations
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total Liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock not subject to mandatory redemption
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Accumulated other comprehensive loss
Retained earnings
------------------------------------------------------------- -------------------- -------------------- --------------------
Total common shareholders' equity
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity
============================================================= ==================== ==================== ====================

MISSION ENERGY WALES COMPANY
MISSION HYDRO LIMITED PARTNERSHIP, EME GENERATION HOLDINGS LIMITED,
EME VICTORIA GENERATION LIMITED AND SUBSIDIARIES [TIER 8, ET SEQ.]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2004
(In millions)

ALL ASSETS OF MISSION ENERGY WALES CO. WERE SOLD OR LIQUIDATED.

                                                               Energy Capital       Enerloy Pty Ltd [9]   Mission Energy
                                                               Partnership                                Development
                                                                                                          Australia Pty Ltd
-------------------------------------------------------------- -------------------- --------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating revenue
-------------------------------------------------------------- -------------------- --------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Asset impairment and loss on lease termination
Depreciation, decommissioning and amortization
Property and other taxes
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating expenses
-------------------------------------------------------------- -------------------- --------------------- --------------------

Operating income (loss)
Interest and dividend income                                                                      $56
Equity in income from partnerships and
   unconsolidated subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized                               ($56)
Other nonoperating deductions
Minority interest
Dividends on preferred securities
  subject to mandatory redemption
Dividends on utility preferred stock
   not subject to mandatory redemption
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations before tax                          (56)                  56
Income tax (benefit)
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations                                     (56)                  56
Income from discontinued operations - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) before accounting change                                       (56)                  56
Cumulative effect of accounting change - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Net income (loss)                                                            (56)                  56
-------------------------------------------------------------- -------------------- --------------------- --------------------

Retained earnings - beginning of year                                       (356)                 356
Dividends declared on common stock                                          $412                ($412)
Dividends declared on preferred stock
Stock option appreciation
-------------------------------------------------------------- -------------------- --------------------- --------------------
Retained earnings - end of year
============================================================== ==================== ===================== ====================

MISSION ENERGY WALES COMPANY
MISSION HYDRO LIMITED PARTNERSHIP, EME GENERATION HOLDINGS LIMITED,
EME VICTORIA GENERATION LIMITED AND SUBSIDIARIES [TIER 8, ET SEQ.]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2004
(In millions)

ALL ASSETS OF MISSION ENERGY WALES CO. WERE SOLD OR LIQUIDATED.

                                                               Gippsland Power      Loy Yang B Joint      EME Victoria
                                                               Pty Ltd [9]          Venture [10]          Generation Limited
-------------------------------------------------------------- -------------------- --------------------- --------------------

Electric utility
Nonutility power generation                                                  $82
Financial services and other
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating revenue                                                       82
-------------------------------------------------------------- -------------------- --------------------- --------------------

Fuel                                                                          13
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                               19
Asset impairment and loss on lease termination
Depreciation, decommissioning and amortization                                14
Property and other taxes
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating expenses                                                      46
-------------------------------------------------------------- -------------------- --------------------- --------------------

Operating income (loss)                                                       36
Interest and dividend income                                                 (18)
Equity in income from partnerships and
   unconsolidated subsidiaries - net
Other nonoperating income                                                     (1)
Interest expense - net of amounts capitalized                                 (1)
Other nonoperating deductions
Minority interest
Dividends on preferred securities
  subject to mandatory redemption
Dividends on utility preferred stock
   not subject to mandatory redemption
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations before tax                           16
Income tax (benefit)                                                           5
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations                                      11
Income from discontinued operations - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) before accounting change                                        11
Cumulative effect of accounting change - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Net income (loss)                                                             11
-------------------------------------------------------------- -------------------- --------------------- --------------------

Retained earnings - beginning of year                                        109                                       ($20)
Dividends declared on common stock                                         ($120)                                       $20
Dividends declared on preferred stock
Stock option appreciation
-------------------------------------------------------------- -------------------- --------------------- --------------------
Retained earnings - end of year
============================================================== ==================== ===================== ====================

MISSION ENERGY WALES COMPANY
MISSION HYDRO LIMITED PARTNERSHIP, EME GENERATION HOLDINGS LIMITED,
EME VICTORIA GENERATION LIMITED AND SUBSIDIARIES [TIER 8, ET SEQ.]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2004
(In millions)

ALL ASSETS OF MISSION ENERGY WALES CO. WERE SOLD OR LIQUIDATED.

                                                               Consolidating        EME Victoria
                                                               Adjustments          Generation Limited
                                                                                    Consolidated
-------------------------------------------------------------- -------------------- --------------------- --------------------

Electric utility
Nonutility power generation                                                                       $82
Financial services and other
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating revenue                                                                            82
-------------------------------------------------------------- -------------------- --------------------- --------------------

Fuel                                                                                               13
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                                    19
Asset impairment and loss on lease termination
Depreciation, decommissioning and amortization                               ($1)                  13
Property and other taxes
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating expenses                                                      (1)                  45
-------------------------------------------------------------- -------------------- --------------------- --------------------

Operating income (loss)                                                        1                   37
Interest and dividend income                                                   1                   39
Equity in income from partnerships and
   unconsolidated subsidiaries - net
Other nonoperating income                                                                          (1)
Interest expense - net of amounts capitalized                                                     (57)
Other nonoperating deductions
Minority interest
Dividends on preferred securities
  subject to mandatory redemption
Dividends on utility preferred stock
   not subject to mandatory redemption
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations before tax                            2                   18
Income tax (benefit)                                                           1                    6
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations                                       1                   12
Income from discontinued operations - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) before accounting change                                         1                   12
Cumulative effect of accounting change - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Net income (loss)                                                              1                   12
-------------------------------------------------------------- -------------------- --------------------- --------------------

Retained earnings - beginning of year                                        (89)
Dividends declared on common stock                                           $88                 ($12)
Dividends declared on preferred stock
Stock option appreciation
-------------------------------------------------------------- -------------------- --------------------- --------------------
Retained earnings - end of year
============================================================== ==================== ===================== ====================

MISSION ENERGY WALES COMPANY
MISSION HYDRO LIMITED PARTNERSHIP, EME GENERATION HOLDINGS LIMITED,
FFH NO. 1 LIMITED AND SUBSIDIARIES [TIER 8, ET SEQ.]
Consolidating Balance Sheet
December 31, 2004
(In millions)

ALL ASSETS OF MISSION ENERGY WALES CO. WERE SOLD OR LIQUIDATED.

                                                              First Hydro          First Hydro          First Hydro
                                                              Holdings Company     Company [9]          Finance plc [9]
                                                              [8]
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments
Other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------
Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------
Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets
============================================================= ==================== ==================== ====================

MISSION ENERGY WALES COMPANY
MISSION HYDRO LIMITED PARTNERSHIP, EME GENERATION HOLDINGS LIMITED,
FFH NO. 1 LIMITED AND SUBSIDIARIES [TIER 8, ET SEQ.]
Consolidating Balance Sheet
December 31, 2004
(In millions)

ALL ASSETS OF MISSION ENERGY WALES CO. WERE SOLD OR LIQUIDATED.

                                                              First Hydro          FFH No. 1 Limited    Consolidating
                                                              Company [10]                              Adjustments
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments
Other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------
Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------
Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets
============================================================= ==================== ==================== ====================

MISSION ENERGY WALES COMPANY
MISSION HYDRO LIMITED PARTNERSHIP, EME GENERATION HOLDINGS LIMITED,
FFH NO. 1 LIMITED AND SUBSIDIARIES [TIER 8, ET SEQ.]
Consolidating Balance Sheet
December 31, 2004
(In millions)

ALL ASSETS OF MISSION ENERGY WALES CO. WERE SOLD OR LIQUIDATED.

                                                              FFH No. 1 Limited
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments
Other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
---------------------------------------------------------- -------------------- -------------------- --------------------
Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------
Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets
============================================================= ==================== ==================== ====================

MISSION ENERGY WALES COMPANY
MISSION HYDRO LIMITED PARTNERSHIP, EME GENERATION HOLDINGS LIMITED,
FFH NO. 1 LIMITED AND SUBSIDIARIES [TIER 8, ET SEQ.]
Consolidating Balance Sheet
December 31, 2004
(In millions)

ALL ASSETS OF MISSION ENERGY WALES CO. WERE SOLD OR LIQUIDATED.

                                                              First Hydro          First Hydro          First Hydro
                                                              Holdings Company     Company [9]          Finance plc [9]
                                                              [8]
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities - net
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits
Asset retirement obligations
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total Liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock not subject to mandatory redemption
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Accumulated other comprehensive loss
Retained earnings
------------------------------------------------------------- -------------------- -------------------- --------------------
Total common shareholders' equity
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity
============================================================= ==================== ==================== ====================

MISSION ENERGY WALES COMPANY
MISSION HYDRO LIMITED PARTNERSHIP, EME GENERATION HOLDINGS LIMITED,
FFH NO. 1 LIMITED AND SUBSIDIARIES [TIER 8, ET SEQ.]
Consolidating Balance Sheet
December 31, 2004
(In millions)

ALL ASSETS OF MISSION ENERGY WALES CO. WERE SOLD OR LIQUIDATED.

                                                              First Hydro          FFH No. 1 Limited    Consolidating
                                                              Company [10]                              Adjustments
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities - net
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits
Asset retirement obligations
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total Liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock not subject to mandatory redemption
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Accumulated other comprehensive loss
Retained earnings
------------------------------------------------------------- -------------------- -------------------- --------------------
Total common shareholders' equity
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity
============================================================= ==================== ==================== ====================

MISSION ENERGY WALES COMPANY
MISSION HYDRO LIMITED PARTNERSHIP, EME GENERATION HOLDINGS LIMITED,
FFH NO. 1 LIMITED AND SUBSIDIARIES [TIER 8, ET SEQ.]
Consolidating Balance Sheet
December 31, 2004
(In millions)

ALL ASSETS OF MISSION ENERGY WALES CO. WERE SOLD OR LIQUIDATED.

                                                              FFH No. 1 Limited
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities - net
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits
Asset retirement obligations
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total Liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock not subject to mandatory redemption
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Accumulated other comprehensive loss
Retained earnings
------------------------------------------------------------- -------------------- -------------------- --------------------
Total common shareholders' equity
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity
============================================================= ==================== ==================== ====================

MISSION ENERGY WALES COMPANY
MISSION HYDRO LIMITED PARTNERSHIP, EME GENERATION HOLDINGS LIMITED,
FFH NO. 1 LIMITED AND SUBSIDIARIES [TIER 8, ET SEQ.]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2004
(In millions)

ALL ASSETS OF MISSION ENERGY WALES CO. WERE SOLD OR LIQUIDATED.

                                                               First Hydro          First Hydro Company   First Hydro
                                                               Holdings Company     [9]                   Finance plc [9]
                                                               [8]
-------------------------------------------------------------- -------------------- --------------------- --------------------

Electric utility
Nonutility power generation                                                                      $392
Financial services and other
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating revenue                                                                           392
-------------------------------------------------------------- -------------------- --------------------- --------------------

Fuel                                                                                              214
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                                    58
Asset impairment and loss on lease termination
Depreciation, decommissioning and amortization                                                     12
Property and other taxes                                                                           17
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating expenses                                                                          301
-------------------------------------------------------------- -------------------- --------------------- --------------------

Operating income (loss)                                                                            91
Interest and dividend income                                                ($63)                   2                   $64
Equity in income from partnerships and
   unconsolidated subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized                                                                           (63)
Other nonoperating deductions
Minority interest
Dividends on preferred securities
  subject to mandatory redemption                                             79                 (121)                    1
Dividends on utility preferred stock
   not subject to mandatory redemption
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations before tax                           16                  (28)                    2
Income tax (benefit)
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations                                      16                  (28)                    2
Income from discontinued operations - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) before accounting change                                        16                  (28)                    2
Cumulative effect of accounting change - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Net income (loss)                                                             16                  (28)                    2
-------------------------------------------------------------- -------------------- --------------------- --------------------

Retained earnings - beginning of year                                          5                  193                     9
Dividends declared on common stock                                          ($21)               ($165)                 ($11)
Dividends declared on preferred stock
Stock option appreciation
-------------------------------------------------------------- -------------------- --------------------- --------------------
Retained earnings - end of year
============================================================== ==================== ===================== ====================

MISSION ENERGY WALES COMPANY
MISSION HYDRO LIMITED PARTNERSHIP, EME GENERATION HOLDINGS LIMITED,
FFH NO. 1 LIMITED AND SUBSIDIARIES [TIER 8, ET SEQ.]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2004
(In millions)

ALL ASSETS OF MISSION ENERGY WALES CO. WERE SOLD OR LIQUIDATED.

                                                               First Hydro          FFH No. 1 Limited     Consolidating
                                                               Company [10]                               Adjustments
-------------------------------------------------------------- -------------------- --------------------- --------------------

Electric utility
Nonutility power generation                                                 $392                                      ($386)
Financial services and other
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating revenue                                                      392                                       (386)
-------------------------------------------------------------- -------------------- --------------------- --------------------

Fuel                                                                         214                                       (214)
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                               58                                        (57)
Asset impairment and loss on lease termination
Depreciation, decommissioning and amortization                                12                                        (13)
Property and other taxes                                                      17                                        (18)
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating expenses                                                     301                                       (302)
-------------------------------------------------------------- -------------------- --------------------- --------------------

Operating income (loss)                                                       91                                        (84)
Interest and dividend income                                                   2                                         (2)
Equity in income from partnerships and
   unconsolidated subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Minority interest
Dividends on preferred securities
  subject to mandatory redemption                                           (121)                                       162
Dividends on utility preferred stock
   not subject to mandatory redemption
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations before tax                          (28)                                        76
Income tax (benefit)                                                                                                     (1)
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations                                     (28)                                        77
Income from discontinued operations - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) before accounting change                                       (28)                                        77
Cumulative effect of accounting change - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Net income (loss)                                                            (28)                                        77
-------------------------------------------------------------- -------------------- --------------------- --------------------

Retained earnings - beginning of year                                        193                                       (326)
Dividends declared on common stock                                         ($165)                                      $249
Dividends declared on preferred stock
Stock option appreciation
-------------------------------------------------------------- -------------------- --------------------- --------------------
Retained earnings - end of year
============================================================== ==================== ===================== ====================

MISSION ENERGY WALES COMPANY
MISSION HYDRO LIMITED PARTNERSHIP, EME GENERATION HOLDINGS LIMITED,
FFH NO. 1 LIMITED AND SUBSIDIARIES [TIER 8, ET SEQ.]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2004
(In millions)

ALL ASSETS OF MISSION ENERGY WALES CO. WERE SOLD OR LIQUIDATED.

                                                               FFH No. 1 Limited
                                                               Consolidated
-------------------------------------------------------------- -------------------- --------------------- --------------------

Electric utility
Nonutility power generation                                                 $398
Financial services and other
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating revenue                                                      398
-------------------------------------------------------------- -------------------- --------------------- --------------------

Fuel                                                                         214
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                               59
Asset impairment and loss on lease termination
Depreciation, decommissioning and amortization                                11
Property and other taxes                                                      16
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating expenses                                                     300
-------------------------------------------------------------- -------------------- --------------------- --------------------

Operating income (loss)                                                       98
Interest and dividend income                                                   3
Equity in income from partnerships and
   unconsolidated subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized                                (63)
Other nonoperating deductions
Minority interest
Dividends on preferred securities
  subject to mandatory redemption
Dividends on utility preferred stock
   not subject to mandatory redemption
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations before tax                           38
Income tax (benefit)                                                          (1)
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations                                      39
Income from discontinued operations - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) before accounting change                                        39
Cumulative effect of accounting change - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Net income (loss)                                                             39
-------------------------------------------------------------- -------------------- --------------------- --------------------

Retained earnings - beginning of year                                         74
Dividends declared on common stock                                         ($113)
Dividends declared on preferred stock
Stock option appreciation
-------------------------------------------------------------- -------------------- --------------------- --------------------
Retained earnings - end of year
============================================================== ==================== ===================== ====================

MISSION ENERGY WALES COMPANY
MISSION HYDRO LIMITED PARTNERSHIP, EME GENERATION HOLDINGS LIMITED,
LOYVIC PTY. LTD. AND SUBSIDIARIES [TIER 8, ET SEQ.]
Consolidating Balance Sheet
December 31, 2004
(In millions)

ALL ASSETS OF MISSION ENERGY WALES CO. WERE SOLD OR LIQUIDATED.

                                                              Energy Capital       Enerloy Pty Ltd.     Loyvic Pty. Ltd.
                                                              Partnership [8]      [9]
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments
Other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------
Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------
Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets
============================================================= ==================== ==================== ====================

MISSION ENERGY WALES COMPANY
MISSION HYDRO LIMITED PARTNERSHIP, EME GENERATION HOLDINGS LIMITED,
LOYVIC PTY. LTD. AND SUBSIDIARIES [TIER 8, ET SEQ.]
Consolidating Balance Sheet
December 31, 2004
(In millions)

ALL ASSETS OF MISSION ENERGY WALES CO. WERE SOLD OR LIQUIDATED.

                                                              Consolidating        Loyvic Pty. Ltd.
                                                              Adjustments          Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments
Other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------
Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------
Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets
============================================================= ==================== ==================== ====================

MISSION ENERGY WALES COMPANY
MISSION HYDRO LIMITED PARTNERSHIP, EME GENERATION HOLDINGS LIMITED,
LOYVIC PTY. LTD. AND SUBSIDIARIES [TIER 8, ET SEQ.]
Consolidating Balance Sheet
December 31, 2004
(In millions)

ALL ASSETS OF MISSION ENERGY WALES CO. WERE SOLD OR LIQUIDATED.

                                                              Energy Capital       Enerloy Pty Ltd.     Loyvic Pty. Ltd.
                                                              Partnership [8]      [9]
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities - net
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits
Asset retirement obligations
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total Liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock not subject to mandatory redemption
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Accumulated other comprehensive loss
Retained earnings
------------------------------------------------------------- -------------------- -------------------- --------------------
Total common shareholders' equity
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity
============================================================= ==================== ==================== ====================

MISSION ENERGY WALES COMPANY
MISSION HYDRO LIMITED PARTNERSHIP, EME GENERATION HOLDINGS LIMITED,
LOYVIC PTY. LTD. AND SUBSIDIARIES [TIER 8, ET SEQ.]
Consolidating Balance Sheet
December 31, 2004
(In millions)

ALL ASSETS OF MISSION ENERGY WALES CO. WERE SOLD OR LIQUIDATED.

                                                              Consolidating        Loyvic Pty. Ltd.
                                                              Adjustments          Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities - net
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits
Asset retirement obligations
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total Liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock not subject to mandatory redemption
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Accumulated other comprehensive loss
Retained earnings
------------------------------------------------------------- -------------------- -------------------- --------------------
Total common shareholders' equity
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity
============================================================= ==================== ==================== ====================

MISSION ENERGY WALES COMPANY
MISSION HYDRO LIMITED PARTNERSHIP, EME GENERATION HOLDINGS LIMITED,
LOYVIC PTY. LTD. AND SUBSIDIARIES [TIER 8, ET SEQ.]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2004
(In millions)

ALL ASSETS OF MISSION ENERGY WALES CO. WERE SOLD OR LIQUIDATED.

                                                               Energy Capital       Enerloy Pty Ltd. [9]  Loyvic Pty. Ltd.
                                                               Partnership [8]
-------------------------------------------------------------- -------------------- --------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating revenue
-------------------------------------------------------------- -------------------- --------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Asset impairment and loss on lease termination
Depreciation, decommissioning and amortization
Property and other taxes
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating expenses
-------------------------------------------------------------- -------------------- --------------------- --------------------

Operating income (loss)
Interest and dividend income                                                                                            $56
Equity in income from partnerships and
   unconsolidated subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized                               ($56)
Other nonoperating deductions
Minority interest
Dividends on preferred securities
  subject to mandatory redemption
Dividends on utility preferred stock
   not subject to mandatory redemption
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations before tax                          (56)                                        56
Income tax (benefit)
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations                                     (56)                                        56
Income from discontinued operations - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) before accounting change                                       (56)                                        56
Cumulative effect of accounting change - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Net income (loss)                                                            (56)                                        56
-------------------------------------------------------------- -------------------- --------------------- --------------------

Retained earnings - beginning of year                                       (356)                                       356
Dividends declared on common stock                                          $412                                      ($412)
Dividends declared on preferred stock
Stock option appreciation
-------------------------------------------------------------- -------------------- --------------------- --------------------
Retained earnings - end of year
============================================================== ==================== ===================== ====================

MISSION ENERGY WALES COMPANY
MISSION HYDRO LIMITED PARTNERSHIP, EME GENERATION HOLDINGS LIMITED,
LOYVIC PTY. LTD. AND SUBSIDIARIES [TIER 8, ET SEQ.]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2004
(In millions)

ALL ASSETS OF MISSION ENERGY WALES CO. WERE SOLD OR LIQUIDATED.

                                                               Consolidating        Loyvic Pty. Ltd.
                                                               Adjustments          Consolidated
-------------------------------------------------------------- -------------------- --------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating revenue
-------------------------------------------------------------- -------------------- --------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Asset impairment and loss on lease termination
Depreciation, decommissioning and amortization
Property and other taxes
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating expenses
-------------------------------------------------------------- -------------------- --------------------- --------------------

Operating income (loss)
Interest and dividend income                                                ($56)
Equity in income from partnerships and
   unconsolidated subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized                                $56
Other nonoperating deductions
Minority interest
Dividends on preferred securities
  subject to mandatory redemption
Dividends on utility preferred stock
   not subject to mandatory redemption
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations before tax
Income tax (benefit)
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations
Income from discontinued operations - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) before accounting change
Cumulative effect of accounting change - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Net income (loss)
-------------------------------------------------------------- -------------------- --------------------- --------------------

Retained earnings - beginning of year
Dividends declared on common stock
Dividends declared on preferred stock
Stock option appreciation
-------------------------------------------------------------- -------------------- --------------------- --------------------
Retained earnings - end of year
============================================================== ==================== ===================== ====================

Part 6A

MISSION ENERGY HOLDINGS INTERNATIONAL, INC. and Subsidiaries [Tier 5]
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              Beheer-en Belegg     Beheer-en Belegg     Caresale Services
                                                              ingsmaatschappij     ingsmaatschappij     Limited
                                                              Pego B.V.            Plogema B.V.
                                                                                   Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments
Other current assets                                                                              $1
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                                               1
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                                121
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------
Total investment and other assets                                                                121
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------
Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Restricted cash
Regulatory assets - net
Other deferred charges                                                                            12
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                                            12
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                                    $134
============================================================= ==================== ==================== ====================

MISSION ENERGY HOLDINGS INTERNATIONAL, INC. and Subsidiaries [Tier 5]
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              Edison First Power   EME Finance UK       EME Investments,
                                                              Holdings II          Limited              LLC (inactive)
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments
Other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------
Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------
Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets
============================================================= ==================== ==================== ====================

MISSION ENERGY HOLDINGS INTERNATIONAL, INC. and Subsidiaries [Tier 5]
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              EME Investments      EME Southwest        EME UK
                                                              II, LL (inactive)    Power Corporation    International LLC
                                                                                   (inactive)           (inactive)
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments
Other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------
Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------
Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets
============================================================= ==================== ==================== ====================

MISSION ENERGY HOLDINGS INTERNATIONAL, INC. and Subsidiaries [Tier 5]
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              First Hydro          First Hydro          Lakeland Power
                                                              Renewables Limited   Renewables Number    Limited (inactive)
                                                              (inactive)           2 Limited
                                                                                   (inactive) [6]
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                         $1
Restricted cash
Receivables - net
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments
Other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                          1
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------
Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------
Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                 $1
============================================================= ==================== ==================== ====================

MISSION ENERGY HOLDINGS INTERNATIONAL, INC. and Subsidiaries [Tier 5]
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              Maplekey Holdings    MEC San Pascual      Pego Limited
                                                              Limited              B.V. Consolidated
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments
Other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------
Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------
Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets
============================================================= ==================== ==================== ====================

MISSION ENERGY HOLDINGS INTERNATIONAL, INC. and Subsidiaries [Tier 5]
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              Pride Hold Limited   Lakeland Power       Redbill Contracts
                                                                                   Development          Limited
                                                                                   Company Limited
                                                                                   (inactive) [6]
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net                                                            $1
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments
Other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                          1
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------
Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------
Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                 $1
============================================================= ==================== ==================== ====================

MISSION ENERGY HOLDINGS INTERNATIONAL, INC. and Subsidiaries [Tier 5]
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              MEC International    Mission Energy       Consolidating
                                                              B.V. Consolidated    Holdings             Adjustments
                                                              [SOLD 12/16/2004]    International, Inc.
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                                              $5                   $1
Restricted cash
Receivables - net                                                                                  1
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments
Other current assets                                                                                                   (1)
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                                               6
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                              1,108               (1,180)
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------
Total investment and other assets                                                              1,108               (1,180)
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------
Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Restricted cash
Regulatory assets - net
Other deferred charges                                                                            70                  (81)
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                                            70                  (81)
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                                  $1,184              ($1,261)
============================================================= ==================== ==================== ====================

MISSION ENERGY HOLDINGS INTERNATIONAL, INC. and Subsidiaries [Tier 5]
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              Mission Energy
                                                              Holdings
                                                              International,
                                                              Inc. Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                         $7
Restricted cash
Receivables - net                                                             2
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments
Other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                          9
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                            49
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------
Total investment and other assets                                            49
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------
Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Restricted cash
Regulatory assets - net
Other deferred charges                                                        1
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                        1
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                $59
============================================================= ==================== ==================== ====================

MISSION ENERGY HOLDINGS INTERNATIONAL, INC. and Subsidiaries [Tier 5]
Consolidating Balance Sheet
December 31, 2004 (In millions)

                                                              Beheer-en Belegg     Beheer-en Belegg     Caresale Services
                                                              ingsmaatschappij     ingsmaatschappij     Limited
                                                              Pego B.V.            Plogema B.V.
                                                                                   Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                                                $208
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities - net
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                                        208
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits
Asset retirement obligations
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total Liabilities                                                                                208
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock not subject to mandatory redemption
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                                       9                 $560
Accumulated other comprehensive loss                                                              (7)
Retained earnings                                                                                (76)               ($560)
------------------------------------------------------------- -------------------- -------------------- --------------------
Total common shareholders' equity                                                                (74)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                                      $134
============================================================= ==================== ==================== ====================

MISSION ENERGY HOLDINGS INTERNATIONAL, INC. and Subsidiaries [Tier 5]
Consolidating Balance Sheet
December 31, 2004 (In millions)

                                                              Edison First Power   EME Finance UK       EME Investments,
                                                              Holdings II          Limited              LLC (inactive)
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                            ($1)
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities - net
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                    (1)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits
Asset retirement obligations
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total Liabilities                                                            (1)
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock not subject to mandatory redemption
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                              1,261
Accumulated other comprehensive loss
Retained earnings                                                        (1,260)
------------------------------------------------------------- -------------------- -------------------- --------------------
Total common shareholders' equity                                            $1
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity
============================================================= ==================== ==================== ====================

MISSION ENERGY HOLDINGS INTERNATIONAL, INC. and Subsidiaries [Tier 5]
Consolidating Balance Sheet
December 31, 2004 (In millions)

                                                              EME Investments      EME Southwest        EME UK
                                                              II, LL (inactive)    Power Corporation    International LLC
                                                                                   (inactive)           (inactive)
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                                               ($555)               ($728)
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities - net
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                                       (555)                (728)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                                           (5)                   1
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits
Asset retirement obligations
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits and other liabilities                                                      (5)                   1
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total Liabilities                                                                               (560)                (727)
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock not subject to mandatory redemption
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                                     385                  719
Accumulated other comprehensive loss
Retained earnings                                                                                175                    8
------------------------------------------------------------- -------------------- -------------------- --------------------
Total common shareholders' equity                                                               $560                 $727
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity
============================================================= ==================== ==================== ====================

MISSION ENERGY HOLDINGS INTERNATIONAL, INC. and Subsidiaries [Tier 5]
Consolidating Balance Sheet
December 31, 2004 (In millions)

                                                              First Hydro          First Hydro          Lakeland Power
                                                              Renewables Limited   Renewables Number    Limited (inactive)
                                                              (inactive)           2 Limited
                                                                                   (inactive) [6]
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities - net
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits
Asset retirement obligations
Other long-term liabilities                                                                                            $4
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits and other liabilities                                                                            4
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total Liabilities                                                                                                       4
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock not subject to mandatory redemption
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Accumulated other comprehensive loss
Retained earnings                                                            $1                                        (4)
------------------------------------------------------------- -------------------- -------------------- --------------------
Total common shareholders' equity                                             1                                       ($4)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                   $1
============================================================= ==================== ==================== ====================

MISSION ENERGY HOLDINGS INTERNATIONAL, INC. and Subsidiaries [Tier 5]
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              Maplekey Holdings    MEC San Pascual      Pego Limited
                                                              Limited              B.V. Consolidated
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                                                                      ($3)
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities - net
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                                                              (3)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits
Asset retirement obligations
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total Liabilities                                                                                                      (3)
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock not subject to mandatory redemption
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                             $1,301                   $2                    3
Accumulated other comprehensive loss
Retained earnings                                                       ($1,301)                 ($2)
------------------------------------------------------------- -------------------- -------------------- --------------------
Total common shareholders' equity                                                                                      $3
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity
============================================================= ==================== ==================== ====================

MISSION ENERGY HOLDINGS INTERNATIONAL, INC. and Subsidiaries [Tier 5]
Consolidating Balance Sheet
December 31, 2004 (In millions)

                                                              Pride Hold Limited   Lakeland Power       Redbill Contracts
                                                                                   Development          Limited
                                                                                   Company Limited
                                                                                   (inactive) [6]
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                           ($18)
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities - net
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                   (18)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits
Asset retirement obligations
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total Liabilities                                                           (18)
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock not subject to mandatory redemption
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Accumulated other comprehensive loss
Retained earnings                                                            19
------------------------------------------------------------- -------------------- -------------------- --------------------
Total common shareholders' equity                                            19
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                   $1
============================================================= ==================== ==================== ====================

MISSION ENERGY HOLDINGS INTERNATIONAL, INC. and Subsidiaries [Tier 5]
Consolidating Balance Sheet
December 31, 2004 (In millions)

                                                              MEC International    Mission Energy       Consolidating
                                                              B.V. Consolidated    Holdings             Adjustments
                                                              [SOLD 12/16/2004]    International, Inc.
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                                               ($280)                ($19)
Accrued taxes                                                                                     16
Trading and price risk management liabilities
Regulatory liabilities - net
Other current liabilities                                                                                               2
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                                       (264)                 (17)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                                          (55)                  68
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits
Asset retirement obligations
Other long-term liabilities                                                                       86                    1
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits and other liabilities                                                      31                   69
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total Liabilities                                                                               (233)                  52
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock not subject to mandatory redemption
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                                   1,894               (2,814)
Accumulated other comprehensive loss
Retained earnings                                                                               (477)               1,501
------------------------------------------------------------- -------------------- -------------------- --------------------
Total common shareholders' equity                                                              1,417               (1,313)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                                    $1,184              ($1,261)
============================================================= ==================== ==================== ====================

MISSION ENERGY HOLDINGS INTERNATIONAL, INC. and Subsidiaries [Tier 5]
Consolidating Balance Sheet
December 31, 2004 (In millions)

                                                              Mission Energy
                                                              Holdings
                                                              International,
                                                              Inc. Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                        ($1,396)
Accrued taxes                                                                16
Trading and price risk management liabilities
Regulatory liabilities - net
Other current liabilities                                                     2
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                (1,378)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                       9
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits
Asset retirement obligations
Other long-term liabilities                                                  91
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits and other liabilities                                100
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total Liabilities                                                        (1,278)
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock not subject to mandatory redemption
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                              3,320
Accumulated other comprehensive loss                                         (7)
Retained earnings                                                        (1,976)
------------------------------------------------------------- -------------------- -------------------- --------------------
Total common shareholders' equity                                         1,337
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                  $59
============================================================= ==================== ==================== ====================

MISSION ENERGY HOLDINGS INTERNATIONAL, INC. and Subsidiaries [Tier 5]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2004
(In millions)

                                                               Beheer-en Belegg     Beheer-en Belegg      Caresale Services
                                                               ingsmaatschappij     ingsmaatschappij      Limited
                                                               Pego B.V.            Plogema B.V.
                                                                                    Consolidated
-------------------------------------------------------------- -------------------- --------------------- --------------------

Electric utility
Nonutility power generation                                                                        $1
Financial services and other
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating revenue                                                                             1
-------------------------------------------------------------- -------------------- --------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                                     2
Asset impairment and loss on lease termination                                                      5
Depreciation, decommissioning and amortization                                                      3
Property and other taxes
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating expenses                                                                           10
-------------------------------------------------------------- -------------------- --------------------- --------------------

Operating income (loss)                                                                            (9)
Interest and dividend income
Equity in income from partnerships and
   unconsolidated subsidiaries - net                                                               15
Other nonoperating income                                                                         (71)                   $1
Interest expense - net of amounts capitalized
Other nonoperating deductions
Minority interest
Dividends on preferred securities
  subject to mandatory redemption
Dividends on utility preferred stock
   not subject to mandatory redemption
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations before tax                                               (65)                    1
Income tax (benefit)                                                                               (4)
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations                                                          (61)                    1
Income from discontinued operations - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) before accounting change                                                            (61)                    1
Cumulative effect of accounting change - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Net income (loss)                                                                                 (61)                    1
-------------------------------------------------------------- -------------------- --------------------- --------------------

Retained earnings - beginning of year                                                             (15)                 (561)
Dividends declared on common stock
Dividends declared on preferred stock
Stock option appreciation
-------------------------------------------------------------- -------------------- --------------------- --------------------
Retained earnings - end of year                                                                  ($76)                ($560)
============================================================== ==================== ===================== ====================

MISSION ENERGY HOLDINGS INTERNATIONAL, INC. and Subsidiaries [Tier 5]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2004
(In millions)

                                                               Edison First Power   EME Finance UK        EME Investments,
                                                               Holdings II          Limited               LLC (inactive)
                                                               Consolidated
-------------------------------------------------------------- -------------------- --------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating revenue
-------------------------------------------------------------- -------------------- --------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                               $5                 $660
Asset impairment and loss on lease termination
Depreciation, decommissioning and amortization                                 2
Property and other taxes
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating expenses                                                       7                  660
-------------------------------------------------------------- -------------------- --------------------- --------------------

Operating income (loss)                                                       (7)                (660)
Interest and dividend income
Equity in income from partnerships and
   unconsolidated subsidiaries - net
Other nonoperating income                                                    (31)                $660
Interest expense - net of amounts capitalized
Other nonoperating deductions
Minority interest
Dividends on preferred securities
  subject to mandatory redemption
Dividends on utility preferred stock
   not subject to mandatory redemption
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations before tax                          (38)
Income tax (benefit)
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations                                     (38)
Income from discontinued operations - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) before accounting change                                       (38)
Cumulative effect of accounting change - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Net income (loss)                                                            (38)
-------------------------------------------------------------- -------------------- --------------------- --------------------

Retained earnings - beginning of year                                     (1,222)
Dividends declared on preferred stock
Stock option appreciation
-------------------------------------------------------------- -------------------- --------------------- --------------------
Retained earnings - end of year                                          ($1,260)
============================================================== ==================== ===================== ====================

MISSION ENERGY HOLDINGS INTERNATIONAL, INC. and Subsidiaries [Tier 5]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2004
(In millions)

                                                               EME Investments      EME Southwest Power   EME UK
                                                               II, LL (inactive)    Corporation           International LLC
                                                                                    (inactive)            (inactive)
-------------------------------------------------------------- -------------------- --------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating revenue
-------------------------------------------------------------- -------------------- --------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Asset impairment and loss on lease termination
Depreciation, decommissioning and amortization
Property and other taxes
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating expenses
-------------------------------------------------------------- -------------------- --------------------- --------------------

Operating income (loss)
Interest and dividend income                                                                                             $4
Equity in income from partnerships and
   unconsolidated subsidiaries - net
Other nonoperating income                                                                        $284                   (19)
Interest expense - net of amounts capitalized
Other nonoperating deductions
Minority interest
Dividends on preferred securities
  subject to mandatory redemption
Dividends on utility preferred stock
   not subject to mandatory redemption
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations before tax                                               284                   (15)
Income tax (benefit)                                                                              110                   (18)
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations                                                          174                     3
Income from discontinued operations - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) before accounting change                                                            174                     3
Cumulative effect of accounting change - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Net income (loss)                                                                                 174                     3
-------------------------------------------------------------- -------------------- --------------------- --------------------

Retained earnings - beginning of year                                                               1                     5
Dividends declared on common stock
Dividends declared on preferred stock
Stock option appreciation
-------------------------------------------------------------- -------------------- --------------------- --------------------
Retained earnings - end of year                                                                  $175                    $8
============================================================== ==================== ===================== ====================

MISSION ENERGY HOLDINGS INTERNATIONAL, INC. and Subsidiaries [Tier 5]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2004
(In millions)

                                                               First Hydro          First Hydro           Lakeland Power
                                                               Renewables Limited   Renewables Number 2   Limited (inactive)
                                                               (inactive)           Limited (inactive)
                                                                                    [6]
-------------------------------------------------------------- -------------------- --------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating revenue
-------------------------------------------------------------- -------------------- --------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Asset impairment and loss on lease termination
Depreciation, decommissioning and amortization
Property and other taxes
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating expenses
-------------------------------------------------------------- -------------------- --------------------- --------------------

Operating income (loss)
Interest and dividend income
Equity in income from partnerships and
   unconsolidated subsidiaries - net
Other nonoperating income                                                     $1                                         $3
Interest expense - net of amounts capitalized
Other nonoperating deductions
Minority interest
Dividends on preferred securities
  subject to mandatory redemption
Dividends on utility preferred stock
   not subject to mandatory redemption
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations before tax                            1                                          3
Income tax (benefit)
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations                                       1                                          3
Income from discontinued operations - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) before accounting change                                         1                                          3
Cumulative effect of accounting change - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Net income (loss)                                                              1                                          3
-------------------------------------------------------------- -------------------- --------------------- --------------------

Retained earnings - beginning of year                                                                                    (7)
Dividends declared on common stock
Dividends declared on preferred stock
Stock option appreciation
-------------------------------------------------------------- -------------------- --------------------- --------------------
Retained earnings - end of year                                               $1                                        ($4)
============================================================== ==================== ===================== ====================

MISSION ENERGY HOLDINGS INTERNATIONAL, INC. and Subsidiaries [Tier 5]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2004
(In millions)

                                                               Maplekey Holdings    MEC San Pascual       Pego Limited
                                                               Limited              B.V. Consolidated
                                                               Consolidated
-------------------------------------------------------------- -------------------- --------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating revenue
-------------------------------------------------------------- -------------------- --------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Asset impairment and loss on lease termination
Depreciation, decommissioning and amortization
Property and other taxes
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating expenses
-------------------------------------------------------------- -------------------- --------------------- --------------------

Operating income (loss)
Interest and dividend income
Equity in income from partnerships and
   unconsolidated subsidiaries - net
Other nonoperating income                                                   $601
Interest expense - net of amounts capitalized
Other nonoperating deductions
Minority interest
Dividends on preferred securities
  subject to mandatory redemption
Dividends on utility preferred stock
   not subject to mandatory redemption
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations before tax                          601
Income tax (benefit)
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations                                     601
Income from discontinued operations - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) before accounting change                                       601
Cumulative effect of accounting change - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Net income (loss)                                                            601
-------------------------------------------------------------- -------------------- --------------------- --------------------

Retained earnings - beginning of year                                     (2,663)                 ($2)
Dividends declared on common stock                                           761
Dividends declared on preferred stock
Stock option appreciation
-------------------------------------------------------------- -------------------- --------------------- --------------------
Retained earnings - end of year                                          ($1,301)                 ($2)
============================================================== ==================== ===================== ====================

MISSION ENERGY HOLDINGS INTERNATIONAL, INC. and Subsidiaries [Tier 5]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2004
(In millions)

                                                               Pride Hold Limited   Lakeland Power        Redbill Contracts
                                                                                    Development Company   Limited
                                                                                    Limited (inactive)
                                                                                    [6]
-------------------------------------------------------------- -------------------- --------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating revenue
-------------------------------------------------------------- -------------------- --------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Asset impairment and loss on lease termination
Depreciation, decommissioning and amortization
Property and other taxes
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating expenses
-------------------------------------------------------------- -------------------- --------------------- --------------------

Operating income (loss)
Interest and dividend income
Equity in income from partnerships and
   unconsolidated subsidiaries - net
Other nonoperating income                                                    $15
Interest expense - net of amounts capitalized
Other nonoperating deductions
Minority interest
Dividends on preferred securities
  subject to mandatory redemption
Dividends on utility preferred stock
   not subject to mandatory redemption
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations before tax                           15
Income tax (benefit)
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations                                      15
Income from discontinued operations - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) before accounting change                                        15
Cumulative effect of accounting change - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Net income (loss)                                                             15
-------------------------------------------------------------- -------------------- --------------------- --------------------

Retained earnings - beginning of year                                          4
Dividends declared on common stock
Dividends declared on preferred stock
Stock option appreciation
-------------------------------------------------------------- -------------------- --------------------- --------------------
Retained earnings - end of year                                              $19
============================================================== ==================== ===================== ====================

MISSION ENERGY HOLDINGS INTERNATIONAL, INC. and Subsidiaries [Tier 5]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2004
(In millions)

                                                               MEC International    Mission Energy        Consolidating
                                                               B.V. Consolidated    Holdings              Adjustments
                                                               [SOLD 12/16/2004]    International, Inc.
-------------------------------------------------------------- -------------------- --------------------- --------------------

Electric utility
Nonutility power generation                                               $2,711                                    ($2,712)
Financial services and other
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating revenue                                                    2,711                                     (2,712)
-------------------------------------------------------------- -------------------- --------------------- --------------------

Fuel                                                                         729                                       (729)
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                              683                                     (1,342)
Asset impairment and loss on lease termination                                16                                        (16)
Depreciation, decommissioning and amortization                               211                                       (212)
Property and other taxes                                                      34                                        (34)
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating expenses                                                   1,673                                     (2,333)
-------------------------------------------------------------- -------------------- --------------------- --------------------

Operating income (loss)                                                    1,038                                       (379)
Interest and dividend income                                                 353                   $9                  (352)
Equity in income from partnerships and
   unconsolidated subsidiaries - net                                         177                                       (177)
Other nonoperating income                                                    327                  130                (1,023)
Interest expense - net of amounts capitalized                               (836)                 (69)                  836
Other nonoperating deductions
Minority interest                                                            (64)                                        64
Dividends on preferred securities
  subject to mandatory redemption                                             13                                        (13)
Dividends on utility preferred stock
   not subject to mandatory redemption
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations before tax                        1,008                   70                (1,044)
Income tax (benefit)                                                         177                  129                  (121)
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations                                     831                  (59)                 (923)
Income from discontinued operations - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) before accounting change                                       831                  (59)                 (923)
Cumulative effect of accounting change - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Net income (loss)                                                            831                  (59)                 (923)
-------------------------------------------------------------- -------------------- --------------------- --------------------

Retained earnings - beginning of year                                       (468)              (1,140)                4,630
Dividends declared on common stock                                         ($363)                 722                (2,206)
Dividends declared on preferred stock
Stock option appreciation
-------------------------------------------------------------- -------------------- --------------------- --------------------
Retained earnings - end of year                                                                 ($477)               $1,501
============================================================== ==================== ===================== ====================

MISSION ENERGY HOLDINGS INTERNATIONAL, INC. and Subsidiaries [Tier 5]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2004
(In millions)

                                                               Mission Energy
                                                               Holdings
                                                               International,
                                                               Inc. Consolidated
-------------------------------------------------------------- -------------------- --------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating revenue
-------------------------------------------------------------- -------------------- --------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                               $8
Asset impairment and loss on lease termination                                 5
Depreciation, decommissioning and amortization                                 4
Property and other taxes
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating expenses                                                      17
-------------------------------------------------------------- -------------------- --------------------- --------------------

Operating income (loss)                                                      (17)
Interest and dividend income                                                  14
Equity in income from partnerships and
   unconsolidated subsidiaries - net                                          15
Other nonoperating income                                                    878
Interest expense - net of amounts capitalized                                (69)
Other nonoperating deductions
Minority interest
Dividends on preferred securities
  subject to mandatory redemption
Dividends on utility preferred stock
   not subject to mandatory redemption
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations before tax                          821
Income tax (benefit)                                                         273
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations                                     548
Income from discontinued operations - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) before accounting change                                       548
Cumulative effect of accounting change - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Net income (loss)                                                            548
-------------------------------------------------------------- -------------------- --------------------- --------------------

Retained earnings - beginning of year                                     (1,438)
Dividends declared on common stock                                        (1,086)
Dividends declared on preferred stock
Stock option appreciation
-------------------------------------------------------------- -------------------- --------------------- --------------------
Retained earnings - end of year                                          ($1,976)
============================================================== ==================== ===================== ====================

MISSION ENERGY HOLDINGS INTERNATIONAL, INC.
BEHEER-EN BELEGGINGSMAATSCHAPPIJ PLOGEMA B.V. AND SUBSIDIARIES [TIER 6]
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              Beheer-en Belegg     EME Tri Gen B.V.     MEC Esenyurt B.V.
                                                              ingsmaatschappij                          Consolidated
                                                              Kameka B.V.
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments
Other current assets                                                         $1
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                          1
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                            86                  $20                  $15
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------
Total investment and other assets                                            86                   20                   15
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------
Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Restricted cash
Regulatory assets - net
Other deferred charges                                                       12
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                       12
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                $99                  $20                  $15
============================================================= ==================== ==================== ====================

MISSION ENERGY HOLDINGS INTERNATIONAL, INC.
BEHEER-EN BELEGGINGSMAATSCHAPPIJ PLOGEMA B.V. AND SUBSIDIARIES [TIER 6]
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              Beheer-en Belegg     Consolidating        Beheer-en Belegg
                                                              ingsmaatschappij     Adjustments          ingsmaatschappij
                                                              Plogema B.V.                              Plogema B.V.
                                                                                                        Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments
Other current assets                                                                                                   $1
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                                                                    1
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                           $42                 ($42)                 121
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------
Total investment and other assets                                            42                  (42)                 121
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------
Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Restricted cash
Regulatory assets - net
Other deferred charges                                                       70                  (70)                  12
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                       70                  (70)                  12
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                               $112                ($112)                $134
============================================================= ==================== ==================== ====================

MISSION ENERGY HOLDINGS INTERNATIONAL, INC.
BEHEER-EN BELEGGINGSMAATSCHAPPIJ PLOGEMA B.V. AND SUBSIDIARIES [TIER 6]
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              Beheer-en Belegg     EME Tri Gen B.V.     MEC Esenyurt B.V.
                                                              ingsmaatschappij                          Consolidated
                                                              Kameka B.V.
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                           $105                  ($2)                  $1
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities - net
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                   105                   (2)                   1
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits
Asset retirement obligations
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total Liabilities                                                           105                   (2)                   1
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock not subject to mandatory redemption
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                                      24                   37
Accumulated other comprehensive loss                                         (7)
Retained earnings                                                             1                   (2)                 (23)
------------------------------------------------------------- -------------------- -------------------- --------------------
Total common shareholders' equity                                            (6)                  22                   14
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                  $99                  $20                  $15
============================================================= ==================== ==================== ====================

MISSION ENERGY HOLDINGS INTERNATIONAL, INC.
BEHEER-EN BELEGGINGSMAATSCHAPPIJ PLOGEMA B.V. AND SUBSIDIARIES [TIER 6]
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              Beheer-en Belegg     Consolidating        Beheer-en Belegg
                                                              ingsmaatschappij     Adjustments          ingsmaatschappij
                                                              Plogema B.V.                              Plogema B.V.
                                                                                                        Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                           $103                   $1                 $208
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities - net
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                   103                    1                  208
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits
Asset retirement obligations
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total Liabilities                                                           103                    1                  208
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock not subject to mandatory redemption
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                  9                  (61)                   9
Accumulated other comprehensive loss                                                                                   (7)
Retained earnings                                                                                (52)                 (76)
------------------------------------------------------------- -------------------- -------------------- --------------------
Total common shareholders' equity                                             9                 (113)                 (74)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                 $112                ($112)                $134
============================================================= ==================== ==================== ====================

MISSION ENERGY HOLDINGS INTERNATIONAL, INC.
BEHEER-EN BELEGGINGSMAATSCHAPPIJ PLOGEMA B.V. AND SUBSIDIARIES [TIER 6]
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                               Beheer-en Belegg     EME Tri Gen B.V.      MEC Esenyurt B.V.
                                                               ingsmaatschappij                           Consolidated
                                                               Kameka B.V.
                                                               Consolidated
-------------------------------------------------------------- -------------------- --------------------- --------------------

Electric utility
Nonutility power generation                                                   $1
Financial services and other
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating revenue                                                        1
-------------------------------------------------------------- -------------------- --------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                2
Asset impairment and loss on lease termination                                                     $5
Depreciation, decommissioning and amortization                                                                           $2
Property and other taxes
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating expenses                                                       2                    5                     2
-------------------------------------------------------------- -------------------- --------------------- --------------------

Operating income (loss)                                                       (1)                  (5)                   (2)
Interest and dividend income
Equity in income from partnerships and
   unconsolidated subsidiaries - net                                           7                    4                     4
Other nonoperating income                                                                                                (1)
Interest expense - net of amounts capitalized
Other nonoperating deductions
Minority interest
Dividends on preferred securities
  subject to mandatory redemption
Dividends on utility preferred stock
   not subject to mandatory redemption
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations before tax                            6                   (1)                    1
Income tax (benefit)                                                                                                     (3)
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations                                       6                   (1)                    4
Income from discontinued operations - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) before accounting change                                         6                   (1)                    4
Cumulative effect of accounting change - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Net income (loss)                                                              6                   (1)                    4
-------------------------------------------------------------- -------------------- --------------------- --------------------

Retained earnings - beginning of year                                         (5)                  (1)                   26
Dividends declared on common stock                                                                                      (53)
Dividends declared on preferred stock
Stock option appreciation
-------------------------------------------------------------- -------------------- --------------------- --------------------
Retained earnings - end of year                                               $1                  ($2)                 ($23)
============================================================== ==================== ===================== ====================

MISSION ENERGY HOLDINGS INTERNATIONAL, INC.
BEHEER-EN BELEGGINGSMAATSCHAPPIJ PLOGEMA B.V. AND SUBSIDIARIES [TIER 6]
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                               Beheer-en Belegg     Consolidating         Beheer-en Belegg
                                                               ingsmaatschappij     Adjustments           ingsmaatschappij
                                                               Plogema B.V.                               Plogema B.V.
                                                                                                          Consolidated
-------------------------------------------------------------- -------------------- --------------------- --------------------

Electric utility
Nonutility power generation                                                                                              $1
Financial services and other
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating revenue                                                                                                   1
-------------------------------------------------------------- -------------------- --------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                                                           2
Asset impairment and loss on lease termination                                                                            5
Depreciation, decommissioning and amortization                                                     $1                     3
Property and other taxes
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating expenses                                                                            1                    10
-------------------------------------------------------------- -------------------- --------------------- --------------------

Operating income (loss)                                                                            (1)                   (9)
Interest and dividend income
Equity in income from partnerships and
   unconsolidated subsidiaries - net                                                                                     15
Other nonoperating income                                                                         (70)                  (71)
Interest expense - net of amounts capitalized
Other nonoperating deductions
Minority interest
Dividends on preferred securities
  subject to mandatory redemption
Dividends on utility preferred stock
   not subject to mandatory redemption
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations before tax                                               (71)                  (65)
Income tax (benefit)                                                                               (1)                   (4)
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations                                                          (70)                  (61)
Income from discontinued operations - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) before accounting change                                                            (70)                  (61)
Cumulative effect of accounting change - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Net income (loss)                                                                                 (70)                  (61)
-------------------------------------------------------------- -------------------- --------------------- --------------------

Retained earnings - beginning of year                                                             (35)                  (15)
Dividends declared on common stock                                                                 53
Dividends declared on preferred stock
Stock option appreciation
-------------------------------------------------------------- -------------------- --------------------- --------------------
Retained earnings - end of year                                                                  ($52)                 ($76)
============================================================== ==================== ===================== ====================

MISSION ENERGY HOLDINGS INTERNATIONAL, INC.
BEHEER-EN BELEGGINGSMAATSCHAPPIJ PLOGEMA B.V.
BEHEER-EN BELEGGINGSMAATSCHAPPIJ KAMEKA B.V. AND SUBSIDIARIES [TIER 7]
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              Edison Mission       EME Caliraya B.V.    EME Kayalaan B.V.
                                                              Millennium B.V.      [8] [SOLD            [SOLD 01/10/2005]
                                                              [SOLD 01/10/2005]    01/10/2005]
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments
Other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                           $86
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------
Total investment and other assets                                            86
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------
Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                $86
============================================================= ==================== ==================== ====================

MISSION ENERGY HOLDINGS INTERNATIONAL, INC.
BEHEER-EN BELEGGINGSMAATSCHAPPIJ PLOGEMA B.V.
BEHEER-EN BELEGGINGSMAATSCHAPPIJ KAMEKA B.V. AND SUBSIDIARIES [TIER 7]
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              Edison Mission       Edison Mission       EME Philippines
                                                              Operation and        Operation and        Services
                                                              Maintenance          Maintenance          Corporation [8]
                                                              Services B.V.        (Thailand) Company   [SOLD 01/10/2005]
                                                              [SOLD 01/10/2005]    Limited [8]
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments
Other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------
Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------
Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets
============================================================= ==================== ==================== ====================

MISSION ENERGY HOLDINGS INTERNATIONAL, INC.
BEHEER-EN BELEGGINGSMAATSCHAPPIJ PLOGEMA B.V.
BEHEER-EN BELEGGINGSMAATSCHAPPIJ KAMEKA B.V. AND SUBSIDIARIES [TIER 7]
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              Kalayaan Power       Beheer-en Belegg     Consolidating
                                                              Management           ingsmaatschappij     Adjustment
                                                              Corporation [SOLD    Kameka B.V.
                                                              01/10/2005]
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments                                                                                                            $1
Other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                                                                    1
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                                        $93                  (93)
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------
Total investment and other assets                                                                 93                  (93)
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------
Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Restricted cash
Regulatory assets - net
Other deferred charges                                                                            11                    1
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                                            11                    1
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                                    $104                 ($91)
============================================================= ==================== ==================== ====================

MISSION ENERGY HOLDINGS INTERNATIONAL, INC.
BEHEER-EN BELEGGINGSMAATSCHAPPIJ PLOGEMA B.V.
BEHEER-EN BELEGGINGSMAATSCHAPPIJ KAMEKA B.V. AND SUBSIDIARIES [TIER 7]
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              Beheer-en Belegg
                                                              ingsmaatschappij
                                                              Kameka B.V.
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments                                                                  $1
Other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                          1
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                            86
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------
Total investment and other assets                                            86
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------
Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Restricted cash
Regulatory assets - net
Other deferred charges                                                       12
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                       12
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                $99
============================================================= ==================== ==================== ====================

MISSION ENERGY HOLDINGS INTERNATIONAL, INC.
BEHEER-EN BELEGGINGSMAATSCHAPPIJ PLOGEMA B.V.
BEHEER-EN BELEGGINGSMAATSCHAPPIJ KAMEKA B.V. AND SUBSIDIARIES [TIER 7]
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              Edison Mission       EME Caliraya B.V.    EME Kayalaan B.V.
                                                              Millennium B.V.      [8] [SOLD            [8] [SOLD
                                                              [SOLD 01/10/2005]    01/10/2005]          01/10/2005]
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities - net
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits
Asset retirement obligations
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total Liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock not subject to mandatory redemption
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                $79
Accumulated other comprehensive loss                                         (7)
Retained earnings                                                            14
------------------------------------------------------------- -------------------- -------------------- --------------------
Total common shareholders' equity                                            86
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                  $86
============================================================= ==================== ==================== ====================

MISSION ENERGY HOLDINGS INTERNATIONAL, INC.
BEHEER-EN BELEGGINGSMAATSCHAPPIJ PLOGEMA B.V.
BEHEER-EN BELEGGINGSMAATSCHAPPIJ KAMEKA B.V. AND SUBSIDIARIES [TIER 7]
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              Edison Mission       Edison Mission       EME Philippines
                                                              Operation and        Operation and        Services
                                                              Maintenance          Maintenance          Corporation [8]
                                                              Services B.V.        (Thailand) Company   [SOLD 01/10/2005]
                                                              [SOLD 01/10/2005]    Limited [8]
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                                                                       $1
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities - net
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                                                               1
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits
Asset retirement obligations
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total Liabilities                                                                                                       1
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock not subject to mandatory redemption
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Accumulated other comprehensive loss
Retained earnings                                                                                                      (1)
------------------------------------------------------------- -------------------- -------------------- --------------------
Total common shareholders' equity                                                                                     ($1)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity
============================================================= ==================== ==================== ====================

MISSION ENERGY HOLDINGS INTERNATIONAL, INC.
BEHEER-EN BELEGGINGSMAATSCHAPPIJ PLOGEMA B.V.
BEHEER-EN BELEGGINGSMAATSCHAPPIJ KAMEKA B.V. AND SUBSIDIARIES [TIER 7]
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              Kalayaan Power       Beheer-en Belegg     Consolidating
                                                              Management           ingsmaatschappij     Adjustment
                                                              Corporation [SOLD    Kameka B.V.
                                                              01/10/2005]
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                                                $104
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities - net
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                                        104
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits
Asset retirement obligations
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total Liabilities                                                                                104
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock not subject to mandatory redemption
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                                                         ($79)
Accumulated other comprehensive loss
Retained earnings                                                                                                     (12)
------------------------------------------------------------- -------------------- -------------------- --------------------
Total common shareholders' equity                                                                                     (91)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                                      $104                 ($91)
============================================================= ==================== ==================== ====================

MISSION ENERGY HOLDINGS INTERNATIONAL, INC.
BEHEER-EN BELEGGINGSMAATSCHAPPIJ PLOGEMA B.V.
BEHEER-EN BELEGGINGSMAATSCHAPPIJ KAMEKA B.V. AND SUBSIDIARIES [TIER 7]
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              Beheer-en Belegg
                                                              ingsmaatschappij
                                                              Kameka B.V.
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                           $105
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities - net
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                   105
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits
Asset retirement obligations
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total Liabilities                                                           105
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock not subject to mandatory redemption
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Accumulated other comprehensive loss                                         (7)
Retained earnings                                                             1
------------------------------------------------------------- -------------------- -------------------- --------------------
Total common shareholders' equity                                            (6)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                  $99
============================================================= ==================== ==================== ====================

MISSION ENERGY HOLDINGS INTERNATIONAL, INC.
BEHEER-EN BELEGGINGSMAATSCHAPPIJ PLOGEMA B.V.
BEHEER-EN BELEGGINGSMAATSCHAPPIJ KAMEKA B.V. AND SUBSIDIARIES [TIER 7]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2004
(In millions)

                                                               Edison Mission       EME Caliraya B.V.     EME Kayalaan B.V.
                                                               Millennium B.V.      [8] [SOLD             [8] [SOLD
                                                               [SOLD 01/10/2005]    01/10/2005]           01/10/2005]
-------------------------------------------------------------- -------------------- --------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating revenue
-------------------------------------------------------------- -------------------- --------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Asset impairment and loss on lease termination
Depreciation, decommissioning and amortization
Property and other taxes
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating expenses
-------------------------------------------------------------- -------------------- --------------------- --------------------

Operating income (loss)
Interest and dividend income
Equity in income from partnerships and
   unconsolidated subsidiaries - net                                          $6                   $5
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Minority interest
Dividends on preferred securities
  subject to mandatory redemption
Dividends on utility preferred stock
   not subject to mandatory redemption
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations before tax                            6                    5
Income tax (benefit)
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations                                       6                    5
Income from discontinued operations - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) before accounting change                                         6                    5
Cumulative effect of accounting change - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Net income (loss)                                                              6                    5
-------------------------------------------------------------- -------------------- --------------------- --------------------

Retained earnings - beginning of year                                          8                  ($5)
Dividends declared on common stock
Dividends declared on preferred stock
Stock option appreciation
-------------------------------------------------------------- -------------------- --------------------- --------------------
Retained earnings - end of year                                              $14
============================================================== ==================== ===================== ====================

MISSION ENERGY HOLDINGS INTERNATIONAL, INC.
BEHEER-EN BELEGGINGSMAATSCHAPPIJ PLOGEMA B.V.
BEHEER-EN BELEGGINGSMAATSCHAPPIJ KAMEKA B.V. AND SUBSIDIARIES [TIER 7]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2004
(In millions)

                                                               Edison Mission       Edison Mission        EME Philippines
                                                               Operation and        Operation and         Services
                                                               Maintenance          Maintenance           Corporation [8]
                                                               Services B.V.        (Thailand) Company    [SOLD 01/10/2005]
                                                               [SOLD 01/10/2005]    Limited [8]
-------------------------------------------------------------- -------------------- --------------------- --------------------

Electric utility
Nonutility power generation                                                                                              $1
Financial services and other
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating revenue                                                                                                   1
-------------------------------------------------------------- -------------------- --------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                                                           1
Asset impairment and loss on lease termination
Depreciation, decommissioning and amortization
Property and other taxes
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating expenses                                                                                                  1
-------------------------------------------------------------- -------------------- --------------------- --------------------

Operating income (loss)
Interest and dividend income
Equity in income from partnerships and
   unconsolidated subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Minority interest
Dividends on preferred securities
  subject to mandatory redemption
Dividends on utility preferred stock
   not subject to mandatory redemption
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations before tax
Income tax (benefit)
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations
Income from discontinued operations - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) before accounting change
Cumulative effect of accounting change - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Net income (loss)
-------------------------------------------------------------- -------------------- --------------------- --------------------

Retained earnings - beginning of year                                                                                    (1)
Dividends declared on common stock
Dividends declared on preferred stock
Stock option appreciation
-------------------------------------------------------------- -------------------- --------------------- --------------------
Retained earnings - end of year                                                                                         ($1)
============================================================== ==================== ===================== ====================

MISSION ENERGY HOLDINGS INTERNATIONAL, INC.
BEHEER-EN BELEGGINGSMAATSCHAPPIJ PLOGEMA B.V.
BEHEER-EN BELEGGINGSMAATSCHAPPIJ KAMEKA B.V. AND SUBSIDIARIES [TIER 7]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2004
(In millions)

                                                               Kalayaan Power       Beheer-en Belegg      Consolidating
                                                               Management           ingsmaatschappij      Adjustment
                                                               Corporation [SOLD    Kameka B.V.
                                                               01/10/2005]
-------------------------------------------------------------- -------------------- --------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating revenue
-------------------------------------------------------------- -------------------- --------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                                                          $1
Asset impairment and loss on lease termination
Depreciation, decommissioning and amortization
Property and other taxes
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating expenses                                                                                                  1
-------------------------------------------------------------- -------------------- --------------------- --------------------

Operating income (loss)                                                                                                  (1)
Interest and dividend income
Equity in income from partnerships and
   unconsolidated subsidiaries - net
Other nonoperating income                                                                                                (4)
Interest expense - net of amounts capitalized
Other nonoperating deductions
Minority interest
Dividends on preferred securities
  subject to mandatory redemption
Dividends on utility preferred stock
   not subject to mandatory redemption
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations before tax                                                                      (5)
Income tax (benefit)
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations                                                                                 (5)
Income from discontinued operations - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) before accounting change                                                                                   (5)
Cumulative effect of accounting change - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Net income (loss)                                                                                                        (5)
-------------------------------------------------------------- -------------------- --------------------- --------------------

Retained earnings - beginning of year                                                                                    (7)
Dividends declared on common stock
Dividends declared on preferred stock
Stock option appreciation
-------------------------------------------------------------- -------------------- --------------------- --------------------
Retained earnings - end of year                                                                                        ($12)
============================================================== ==================== ===================== ====================

MISSION ENERGY HOLDINGS INTERNATIONAL, INC.
BEHEER-EN BELEGGINGSMAATSCHAPPIJ PLOGEMA B.V.
BEHEER-EN BELEGGINGSMAATSCHAPPIJ KAMEKA B.V. AND SUBSIDIARIES [TIER 7]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2004
(In millions)

                                                               Beheer-en Belegg
                                                               ingsmaatschappij
                                                               Kameka B.V.
                                                               Consolidated
-------------------------------------------------------------- -------------------- --------------------- --------------------

Electric utility
Nonutility power generation                                                   $1
Financial services and other
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating revenue                                                        1
-------------------------------------------------------------- -------------------- --------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                2
Asset impairment and loss on lease termination
Depreciation, decommissioning and amortization
Property and other taxes
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating expenses                                                       2
-------------------------------------------------------------- -------------------- --------------------- --------------------

Operating income (loss)                                                       (1)
Interest and dividend income
Equity in income from partnerships and
   unconsolidated subsidiaries - net                                           7
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Minority interest
Dividends on preferred securities
  subject to mandatory redemption
Dividends on utility preferred stock
   not subject to mandatory redemption
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations before tax                            6
Income tax (benefit)
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations                                       6
Income from discontinued operations - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) before accounting change                                         6
Cumulative effect of accounting change - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Net income (loss)                                                              6
-------------------------------------------------------------- -------------------- --------------------- --------------------

Retained earnings - beginning of year                                         (5)
Dividends declared on common stock
Dividends declared on preferred stock
Stock option appreciation
-------------------------------------------------------------- -------------------- --------------------- --------------------
Retained earnings - end of year                                               $1
============================================================== ==================== ===================== ====================

MISSION ENERGY HOLDINGS INTERNATIONAL, INC.
BEHEER-EN BELEGGINGSMAATSCHAPPIJ PLOGEMA B.V.
MEC ESENYURT B.V. AND SUBSIDIARIES [TIER 7]
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              Doga Enerji Uretim   Doga Isi Satis       Doga Isletme ve
                                                              Sanayi ve Ticaret    Hismetleri ve        Bakim Ticaret L.S.
                                                              L.S.                 Ticaret L.S.
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments
Other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------
Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------
Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets
============================================================= ==================== ==================== ====================

MISSION ENERGY HOLDINGS INTERNATIONAL, INC.
BEHEER-EN BELEGGINGSMAATSCHAPPIJ PLOGEMA B.V.
MEC ESENYURT B.V. AND SUBSIDIARIES [TIER 7]
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              MEC Esenyurt B.V.    Consolidating        MEC Esenyurt B.V.
                                                                                   Adjustments          Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments
Other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                           $15                                       $15
Investments in leveraged leases
Other investments
------------------------------------------------------------ -------------------- -------------------- --------------------
Total investment and other assets                                            15                                        15
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------
Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                $15                                       $15
============================================================= ==================== ==================== ====================

MISSION ENERGY HOLDINGS INTERNATIONAL, INC.
BEHEER-EN BELEGGINGSMAATSCHAPPIJ PLOGEMA B.V.
MEC ESENYURT B.V. AND SUBSIDIARIES [TIER 7]
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              Doga Enerji Uretim   Doga Isi Satis       Doga Isletme ve
                                                              Sanayi ve Ticaret    Hismetleri ve        Bakim Ticaret L.S.
                                                              L.S.                 Ticaret L.S.
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities - net
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits
Asset retirement obligations
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total Liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock not subject to mandatory redemption
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Accumulated other comprehensive loss
Retained earnings
------------------------------------------------------------- -------------------- -------------------- --------------------
Total common shareholders' equity
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity
============================================================= ==================== ==================== ====================

MISSION ENERGY HOLDINGS INTERNATIONAL, INC.
BEHEER-EN BELEGGINGSMAATSCHAPPIJ PLOGEMA B.V.
MEC ESENYURT B.V. AND SUBSIDIARIES [TIER 7]
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              MEC Esenyurt B.V.    Consolidating        MEC Esenyurt B.V.
                                                                                   Adjustments          Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                             $1                                        $1
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities - net
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                     1                                         1
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits
Asset retirement obligations
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total Liabilities                                                             1                                         1
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock not subject to mandatory redemption
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                 37                                        37
Accumulated other comprehensive loss
Retained earnings                                                           (23)                                      (23)
------------------------------------------------------------- -------------------- -------------------- --------------------
Total common shareholders' equity                                            14                                        14
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                  $15                                       $15
============================================================= ==================== ==================== ====================

MISSION ENERGY HOLDINGS INTERNATIONAL, INC.
BEHEER-EN BELEGGINGSMAATSCHAPPIJ PLOGEMA B.V.
MEC ESENYURT B.V. AND SUBSIDIARIES [TIER 7]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2004
(In millions)

                                                               Doga Enerji Uretim   Doga Isi Satis        Doga Isletme ve
                                                               Sanayi ve Ticaret    Hismetleri ve         Bakim Ticaret L.S.
                                                               L.S.                 Ticaret L.S.
-------------------------------------------------------------- -------------------- --------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating revenue
-------------------------------------------------------------- -------------------- --------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Asset impairment and loss on lease termination
Depreciation, decommissioning and amortization
Property and other taxes
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating expenses
-------------------------------------------------------------- -------------------- --------------------- --------------------

Operating income (loss)
Interest and dividend income
Equity in income from partnerships and
   unconsolidated subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Minority interest
Dividends on preferred securities
  subject to mandatory redemption
Dividends on utility preferred stock
   not subject to mandatory redemption
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations before tax
Income tax (benefit)
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations
Income from discontinued operations - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) before accounting change
Cumulative effect of accounting change - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Net income (loss)
-------------------------------------------------------------- -------------------- --------------------- --------------------

Retained earnings - beginning of year                                       $109                                         $1
Dividends declared on common stock                                         ($109)                                       ($1)
Dividends declared on preferred stock
Stock option appreciation
-------------------------------------------------------------- -------------------- --------------------- --------------------
Retained earnings - end of year
============================================================== ==================== ===================== ====================

MISSION ENERGY HOLDINGS INTERNATIONAL, INC.
BEHEER-EN BELEGGINGSMAATSCHAPPIJ PLOGEMA B.V.
MEC ESENYURT B.V. AND SUBSIDIARIES [TIER 7]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2004
(In millions)

                                                               MEC Esenyurt B.V.    Consolidating         MEC Esenyurt B.V.
                                                                                    Adjustments           Consolidated
-------------------------------------------------------------- -------------------- --------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating revenue
-------------------------------------------------------------- -------------------- --------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Asset impairment and loss on lease termination
Depreciation, decommissioning and amortization                                $2                                         $2
Property and other taxes
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating expenses                                                       2                                          2
-------------------------------------------------------------- -------------------- --------------------- --------------------

Operating income (loss)                                                       (2)                                        (2)
Interest and dividend income
Equity in income from partnerships and
   unconsolidated subsidiaries - net                                           4                                          4
Other nonoperating income                                                     (1)                                        (1)
Interest expense - net of amounts capitalized
Other nonoperating deductions
Minority interest
Dividends on preferred securities
  subject to mandatory redemption
Dividends on utility preferred stock
   not subject to mandatory redemption
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations before tax                            1                                          1
Income tax (benefit)                                                          (4)                  $1                    (3)
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations                                       5                   (1)                    4
Income from discontinued operations - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) before accounting change                                         5                   (1)                    4
Cumulative effect of accounting change - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Net income (loss)                                                              5                   (1)                    4
-------------------------------------------------------------- -------------------- --------------------- --------------------

Retained earnings - beginning of year                                         (3)                 (81)                   26
Dividends declared on common stock                                           (25)                 $82                   (53)
Dividends declared on preferred stock
Stock option appreciation
-------------------------------------------------------------- -------------------- --------------------- --------------------
Retained earnings - end of year                                             ($23)                                      ($23)
============================================================== ==================== ===================== ====================

MISSION ENERGY HOLDINGS INTERNATIONAL, INC.
EDISON FIRST POWER HOLDINGS II AND SUBSIDIARIES [TIER 6]
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              Edison First Power   Caresale Services    Energy Generation
                                                              Holdings I           Limited [7]          Finance UK Plc [7]
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments
Other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------
Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------
Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets
============================================================= ==================== ==================== ====================

MISSION ENERGY HOLDINGS INTERNATIONAL, INC.
EDISON FIRST POWER HOLDINGS II AND SUBSIDIARIES [TIER 6]
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              Edison First Power   Consolidating        Edison First Power
                                                              Holdings II          Adjustments          Holdings II
                                                                                                        Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments
Other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------
Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------
Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets
============================================================= ==================== ==================== ====================

MISSION ENERGY HOLDINGS INTERNATIONAL, INC.
EDISON FIRST POWER HOLDINGS II AND SUBSIDIARIES [TIER 6]
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              Edison First Power   Caresale Services    Energy Generation
                                                              Holdings I           Limited [7]          Finance UK Plc [7]
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                           $215
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities - net
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                   215
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits
Asset retirement obligations
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total Liabilities                                                           215
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock not subject to mandatory redemption
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                              2,099
Accumulated other comprehensive loss
Retained earnings                                                        (2,314)
------------------------------------------------------------- -------------------- -------------------- --------------------
Total common shareholders' equity                                         ($215)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity
============================================================= ==================== ==================== ====================

MISSION ENERGY HOLDINGS INTERNATIONAL, INC.
EDISON FIRST POWER HOLDINGS II AND SUBSIDIARIES [TIER 6]
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              Edison First Power   Consolidating        Edison First Power
                                                              Holdings II          Adjustments          Holdings II
                                                                                                        Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                          ($217)                  $1                  ($1)
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities - net
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                  (217)                   1                   (1)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits
Asset retirement obligations
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total Liabilities                                                          (217)                   1                   (1)
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock not subject to mandatory redemption
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                986               (1,824)               1,261
Accumulated other comprehensive loss
Retained earnings                                                          (769)               1,823               (1,260)
------------------------------------------------------------- -------------------- -------------------- --------------------
Total common shareholders' equity                                          $217                  ($1)                  $1
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity
============================================================= ==================== ==================== ====================

MISSION ENERGY HOLDINGS INTERNATIONAL, INC.
EDISON FIRST POWER HOLDINGS II AND SUBSIDIARIES [TIER 6]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2004
(In millions)

                                                               Edison First Power   Caresale Services     Energy Generation
                                                               Holdings I           Limited [7]           Finance UK Plc [7]
-------------------------------------------------------------- -------------------- --------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating revenue
-------------------------------------------------------------- -------------------- --------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                               $4
Asset impairment and loss on lease termination
Depreciation, decommissioning and amortization                                 3
Property and other taxes
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating expenses                                                       7
-------------------------------------------------------------- -------------------- --------------------- --------------------

Operating income (loss)                                                       (7)
Interest and dividend income
Equity in income from partnerships and
   unconsolidated subsidiaries - net
Other nonoperating income                                                    (49)                  $1
Interest expense - net of amounts capitalized                                 (1)
Other nonoperating deductions
Minority interest
Dividends on preferred securities
  subject to mandatory redemption
Dividends on utility preferred stock
   not subject to mandatory redemption
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations before tax                          (57)                   1
Income tax (benefit)
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations                                     (57)                   1
Income from discontinued operations - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) before accounting change                                       (57)                   1
Cumulative effect of accounting change - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Net income (loss)                                                            (57)                   1
-------------------------------------------------------------- -------------------- --------------------- --------------------

Retained earnings - beginning of year                                     (2,257)                (560)
Dividends declared on common stock                                                               $559
Dividends declared on preferred stock
Stock option appreciation
-------------------------------------------------------------- -------------------- --------------------- --------------------
Retained earnings - end of year                                          ($2,314)
============================================================== ==================== ===================== ====================

MISSION ENERGY HOLDINGS INTERNATIONAL, INC.
EDISON FIRST POWER HOLDINGS II AND SUBSIDIARIES [TIER 6]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2004
(In millions)

                                                               Edison First Power   Consolidating         Edison First Power
                                                               Holdings II          Adjustments           Holdings II
                                                                                                          Consolidated
-------------------------------------------------------------- -------------------- --------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating revenue
-------------------------------------------------------------- -------------------- --------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                                    $1                    $5
Asset impairment and loss on lease termination
Depreciation, decommissioning and amortization                                                     (1)                    2
Property and other taxes
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating expenses                                                                                                  7
-------------------------------------------------------------- -------------------- --------------------- --------------------

Operating income (loss)                                                                                                  (7)
Interest and dividend income
Equity in income from partnerships and
   unconsolidated subsidiaries - net
Other nonoperating income                                                    $22                   (5)                  (31)
Interest expense - net of amounts capitalized                                                       1
Other nonoperating deductions
Minority interest
Dividends on preferred securities
  subject to mandatory redemption
Dividends on utility preferred stock
   not subject to mandatory redemption
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations before tax                           22                   (4)                  (38)
Income tax (benefit)
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations                                      22                   (4)                  (38)
Income from discontinued operations - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) before accounting change                                        22                   (4)                  (38)
Cumulative effect of accounting change - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Net income (loss)                                                             22                   (4)                  (38)
-------------------------------------------------------------- -------------------- --------------------- --------------------

Retained earnings - beginning of year                                       (791)               2,386                (1,222)
Dividends declared on common stock                                                               (559)
Dividends declared on preferred stock
Stock option appreciation
-------------------------------------------------------------- -------------------- --------------------- --------------------
Retained earnings - end of year                                            ($769)              $1,823               ($1,260)
============================================================== ==================== ===================== ====================

MISSION ENERGY HOLDINGS INTERNATIONAL, INC.
MAPLEKEY HOLDINGS LIMITED AND SUBSIDIARIES [TIER 6]
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              EME Atlantic         EME Ascot Limited    EME Buckingham
                                                              Holdings Limited     [7]                  Limited [8]
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments
Other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------
Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------
Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets
============================================================= ==================== ==================== ====================

MISSION ENERGY HOLDINGS INTERNATIONAL, INC.
MAPLEKEY HOLDINGS LIMITED AND SUBSIDIARIES [TIER 6]
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              Maplekey UK          Maplekey UK          Edison First Power
                                                              Finance Limited      Limited [7]          Limited [8]
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments
Other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------
Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------
Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets
============================================================= ==================== ==================== ====================

MISSION ENERGY HOLDINGS INTERNATIONAL, INC.
MAPLEKEY HOLDINGS LIMITED AND SUBSIDIARIES [TIER 6]
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              Maplekey Holdings    Consolidating        Maplekey Holdings
                                                              Limited              Adjustments          Limited
                                                                                                        Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments
Other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------
Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------
Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets
============================================================= ==================== ==================== ====================

MISSION ENERGY HOLDINGS INTERNATIONAL, INC.
MAPLEKEY HOLDINGS LIMITED AND SUBSIDIARIES [TIER 6]
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              EME Atlantic         EME Ascot Limited    EME Buckingham
                                                              Holdings Limited     [7]                  Limited [8]
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities - net
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits
Asset retirement obligations
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total Liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock not subject to mandatory redemption
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Accumulated other comprehensive loss
Retained earnings
------------------------------------------------------------- -------------------- -------------------- --------------------
Total common shareholders' equity
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity
============================================================= ==================== ==================== ====================

MISSION ENERGY HOLDINGS INTERNATIONAL, INC.
MAPLEKEY HOLDINGS LIMITED AND SUBSIDIARIES [TIER 6]
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              Maplekey UK          Maplekey UK          Edison First Power
                                                              Finance Limited      Limited [7]          Limited [8]
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities - net
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits
Asset retirement obligations
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total Liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock not subject to mandatory redemption
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                               $867
Accumulated other comprehensive loss
Retained earnings                                                         ($867)
------------------------------------------------------------- -------------------- -------------------- --------------------
Total common shareholders' equity
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity
============================================================= ==================== ==================== ====================

MISSION ENERGY HOLDINGS INTERNATIONAL, INC.
MAPLEKEY HOLDINGS LIMITED AND SUBSIDIARIES [TIER 6]
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              Maplekey Holdings    Consolidating        Maplekey Holdings
                                                              Limited              Adjustments          Limited
                                                                                                        Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities - net
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits
Asset retirement obligations
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total Liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock not subject to mandatory redemption
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                               $434                                    $1,301
Accumulated other comprehensive loss
Retained earnings                                                         ($434)                                  ($1,301)
------------------------------------------------------------- -------------------- -------------------- --------------------
Total common shareholders' equity
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity
============================================================= ==================== ==================== ====================

MISSION ENERGY HOLDINGS INTERNATIONAL, INC.
MAPLEKEY HOLDINGS LIMITED AND SUBSIDIARIES [TIER 6]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2004
(In millions)

                                                               EME Atlantic         EME Ascot Limited     EME Buckingham
                                                               Holdings Limited     [7]                   Limited [8]
-------------------------------------------------------------- -------------------- --------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating revenue
-------------------------------------------------------------- -------------------- --------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Asset impairment and loss on lease termination
Depreciation, decommissioning and amortization
Property and other taxes
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating expenses
-------------------------------------------------------------- -------------------- --------------------- --------------------

Operating income (loss)
Interest and dividend income
Equity in income from partnerships and
   unconsolidated subsidiaries - net
Other nonoperating income                                                   $599
Interest expense - net of amounts capitalized
Other nonoperating deductions
Minority interest
Dividends on preferred securities
  subject to mandatory redemption
Dividends on utility preferred stock
   not subject to mandatory redemption
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations before tax                          599
Income tax (benefit)
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations                                     599
Income from discontinued operations - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) before accounting change                                       599
Cumulative effect of accounting change - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Net income (loss)                                                            599
-------------------------------------------------------------- -------------------- --------------------- --------------------

Retained earnings - beginning of year                                         39
Dividends declared on common stock                                         ($638)
Dividends declared on preferred stock
Stock option appreciation
-------------------------------------------------------------- -------------------- --------------------- --------------------
Retained earnings - end of year
============================================================== ==================== ===================== ====================

MISSION ENERGY HOLDINGS INTERNATIONAL, INC.
MAPLEKEY HOLDINGS LIMITED AND SUBSIDIARIES [TIER 6]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2004
(In millions)

                                                               Maplekey UK          Maplekey UK Limited   Edison First Power
                                                               Finance Limited      [7]                   Limited [8]
-------------------------------------------------------------- -------------------- --------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating revenue
-------------------------------------------------------------- -------------------- --------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Asset impairment and loss on lease termination
Depreciation, decommissioning and amortization
Property and other taxes
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating expenses
-------------------------------------------------------------- -------------------- --------------------- --------------------

Operating income (loss)
Interest and dividend income
Equity in income from partnerships and
   unconsolidated subsidiaries - net
Other nonoperating income                                                     $2
Interest expense - net of amounts capitalized
Other nonoperating deductions
Minority interest
Dividends on preferred securities
  subject to mandatory redemption
Dividends on utility preferred stock
   not subject to mandatory redemption
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations before tax                            2
Income tax (benefit)
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations                                       2
Income from discontinued operations - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) before accounting change                                         2
Cumulative effect of accounting change - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Net income (loss)                                                              2
-------------------------------------------------------------- -------------------- --------------------- --------------------

Retained earnings - beginning of year                                       (867)                                   ($1,359)
Dividends declared on common stock                                            (2)                                    $1,359
Dividends declared on preferred stock
Stock option appreciation
-------------------------------------------------------------- -------------------- --------------------- --------------------
Retained earnings - end of year                                            ($867)
============================================================== ==================== ===================== ====================

MISSION ENERGY HOLDINGS INTERNATIONAL, INC.
MAPLEKEY HOLDINGS LIMITED AND SUBSIDIARIES [TIER 6]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2004
(In millions)

                                                               Maplekey Holdings    Consolidating         Maplekey Holdings
                                                               Limited              Adjustments           Limited
                                                                                                          Consolidated
-------------------------------------------------------------- -------------------- --------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating revenue
-------------------------------------------------------------- -------------------- --------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Asset impairment and loss on lease termination
Depreciation, decommissioning and amortization
Property and other taxes
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating expenses
-------------------------------------------------------------- -------------------- --------------------- --------------------

Operating income (loss)
Interest and dividend income
Equity in income from partnerships and
   unconsolidated subsidiaries - net
Other nonoperating income                                                                                              $601
Interest expense - net of amounts capitalized
Other nonoperating deductions
Minority interest
Dividends on preferred securities
  subject to mandatory redemption
Dividends on utility preferred stock
   not subject to mandatory redemption
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations before tax                                                                     601
Income tax (benefit)
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations                                                                                601
Income from discontinued operations - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) before accounting change                                                                                  601
Cumulative effect of accounting change - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Net income (loss)                                                                                                       601
-------------------------------------------------------------- -------------------- --------------------- --------------------

Retained earnings - beginning of year                                      ($434)                ($42)               (2,663)
Dividends declared on common stock                                                                $42                   761
Dividends declared on preferred stock
Stock option appreciation
-------------------------------------------------------------- -------------------- --------------------- --------------------
Retained earnings - end of year                                            ($434)                                   ($1,301)
============================================================== ==================== ===================== ====================

MISSION ENERGY HOLDINGS INTERNATIONAL, INC.
MEC SAN PASCUAL B.V. AND SUBSIDIARIES [TIER 6]
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              San Pascual          Morningstar          MEC San Pascual
                                                              Cogeneration         Holdings B.V.        B.V.
                                                              Company
                                                              International B.V.
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments
Other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------
Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------
Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets
============================================================= ==================== ==================== ====================

MISSION ENERGY HOLDINGS INTERNATIONAL, INC.
MEC SAN PASCUAL B.V. AND SUBSIDIARIES [TIER 6]
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              Consolidating        MEC San Pascual
                                                              Adjustments          B.V. Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments
Other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------
Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------
Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets
============================================================= ==================== ==================== ====================

MISSION ENERGY HOLDINGS INTERNATIONAL, INC.
MEC SAN PASCUAL B.V. AND SUBSIDIARIES [TIER 6]
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              San Pascual          Morningstar          MEC San Pascual
                                                              Cogeneration         Holdings B.V.        B.V.
                                                              Company
                                                              International B.V.
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities - net
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits
Asset retirement obligations
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total Liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock not subject to mandatory redemption
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                                                           $2
Accumulated other comprehensive loss
Retained earnings                                                                                                     ($2)
------------------------------------------------------------- -------------------- -------------------- --------------------
Total common shareholders' equity
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity
============================================================= ==================== ==================== ====================

MISSION ENERGY HOLDINGS INTERNATIONAL, INC.
MEC SAN PASCUAL B.V. AND SUBSIDIARIES [TIER 6]
Consolidating Balance Sheet
December 31, 2004
(In millions)

                                                              Consolidating        MEC San Pascual
                                                              Adjustments          B.V. Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities - net
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits
Asset retirement obligations
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total Liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock not subject to mandatory redemption
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                                      $2
Accumulated other comprehensive loss
Retained earnings                                                                                ($2)
------------------------------------------------------------- -------------------- -------------------- --------------------
Total common shareholders' equity
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity
============================================================= ==================== ==================== ====================

MISSION ENERGY HOLDINGS INTERNATIONAL, INC.
MEC SAN PASCUAL B.V. AND SUBSIDIARIES [TIER 6]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2004
(In millions)

                                                               San Pascual          Morningstar           MEC San Pascual
                                                               Cogeneration         Holdings B.V.         B.V.
                                                               Company
                                                               International B.V.
-------------------------------------------------------------- -------------------- --------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating revenue
-------------------------------------------------------------- -------------------- --------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Asset impairment and loss on lease termination
Depreciation, decommissioning and amortization
Property and other taxes
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating expenses
-------------------------------------------------------------- -------------------- --------------------- --------------------

Operating income (loss)
Interest and dividend income
Equity in income from partnerships and
   unconsolidated subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Minority interest
Dividends on preferred securities
  subject to mandatory redemption
Dividends on utility preferred stock
   not subject to mandatory redemption
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations before tax
Income tax (benefit)
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations
Income from discontinued operations - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) before accounting change
Cumulative effect of accounting change - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Net income (loss)
-------------------------------------------------------------- -------------------- --------------------- --------------------

Retained earnings - beginning of year                                                                                   ($2)
Dividends declared on common stock
Dividends declared on preferred stock
Stock option appreciation
-------------------------------------------------------------- -------------------- --------------------- --------------------
Retained earnings - end of year                                                                                         ($2)
============================================================== ==================== ===================== ====================

MISSION ENERGY HOLDINGS INTERNATIONAL, INC.
MEC SAN PASCUAL B.V. AND SUBSIDIARIES [TIER 6]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2004
(In millions)

                                                               Consolidating        MEC San Pascual
                                                               Adjustments          B.V. Consolidated
-------------------------------------------------------------- -------------------- --------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating revenue
-------------------------------------------------------------- -------------------- --------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Asset impairment and loss on lease termination
Depreciation, decommissioning and amortization
Property and other taxes
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating expenses
-------------------------------------------------------------- -------------------- --------------------- --------------------

Operating income (loss)
Interest and dividend income
Equity in income from partnerships and
   unconsolidated subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Minority interest
Dividends on preferred securities
  subject to mandatory redemption
Dividends on utility preferred stock
   not subject to mandatory redemption
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations before tax
Income tax (benefit)
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations
Income from discontinued operations - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) before accounting change
Cumulative effect of accounting change - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Net income (loss)
-------------------------------------------------------------- -------------------- --------------------- --------------------

Retained earnings - beginning of year                                                             ($2)
Dividends declared on common stock
Dividends declared on preferred stock
Stock option appreciation
-------------------------------------------------------------- -------------------- --------------------- --------------------
Retained earnings - end of year                                                                   ($2)
============================================================== ==================== ===================== ====================

MEC INTERNATIONAL B.V. and Subsidiaries [TIER 6]
Consolidating Balance Sheet
December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                              Beheer-en            Vindoor              Coaltrade Services
                                                              BeleggingsmaatschappiInvestments          International Pte
                                                              Jydeno B.V.          Mauritius Limited    Ltd. [8]
                                                                                   [7]
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments
Other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------
Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------
Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V. AND SUBSIDIARIES [TIER 6]
Consolidating Balance Sheet
December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                              EcoElectrica         Edison Mission       Edison Mission LYB
                                                              S.a.r.l.             Advantage B.V.       PEDS Pty Ltd. [7]
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments
Other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------
Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------
Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V. AND SUBSIDIARIES [TIER 6]
Consolidating Balance Sheet
December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                              Edison Mission       Edison Mission       Edison Mission
                                                              Ausone Pty. Ltd.     Energy               Energy Services
                                                              (inactive)           International B.V.   B.V.
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments
Other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------
Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------
Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V. AND SUBSIDIARIES [TIER 6]
Consolidating Balance Sheet
December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                              EME Australia        Edison Mission       Edison Mission
                                                              Capital Pty. Ltd.    Retail Pty. Ltd.     Utilities Pty.
                                                              [7]                  (inactive)           Ltd. (inactive)
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments
Other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------
Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------
Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V. AND SUBSIDIARIES [TIER 6]
Consolidating Balance Sheet
December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                              Edison Mission       Italian Vento        Edison Mission
                                                              Wind Power Italy     Power Corporation    Vendesi Pty Ltd.
                                                              B.V.                 4 S.r.l. [7]         (inactive)
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments
Other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------
Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------
Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V. AND SUBSIDIARIES [TIER 6]
Consolidating Balance Sheet
December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                              EME Precision B.V.   EME Victoria B.V.    Global Generation
                                                              Consolidated         (Inactive)           B.V.
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments
Other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------
Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------
Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V. AND SUBSIDIARIES [TIER 6]
Consolidating Balance Sheet
December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                              Hydro Energy B.V     Iberian              Latrobe Power Pty.
                                                              Consolidated         Hy-Power Amsterdam   Ltd. Consolidated
                                                                                   B.V. Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments
Other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------
Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------
Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V. AND SUBSIDIARIES [TIER 6]
Consolidating Balance Sheet
December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                              Latrobe Valley B.V.  Valley Power Pty     Loy Yang Holdings
                                                                                   Ltd. [7]             Pty. Ltd.
                                                                                                        Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments
Other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------
Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------
Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V. AND SUBSIDIARIES [TIER 6]
Consolidating Balance Sheet
December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                              Majestic Energy      MEC IES              ISAB Energy
                                                              Limited              B.V.                 Services s.r.l. [7]
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments
Other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------
Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------
Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V. AND SUBSIDIARIES [TIER 6]
Consolidating Balance Sheet
December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                              MEC Indo Coal B.V.   MEC Indonesia B.V.   Edison Mission
                                                                                                        Energy Power
                                                                                                        (inactive) [7]
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments
Other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------
Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------
Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V. AND SUBSIDIARIES [TIER 6]
Consolidating Balance Sheet
December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                              MEC International    MEC Java B.V.        MEC Laguna Power
                                                              Holdings B.V.        Consolidated         B.V. (inactive)
                                                              Consolidated
                                                              [Dissolved
                                                              ----------]
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments
Other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------
Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------
Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V. AND SUBSIDIARIES [TIER 6]
Consolidating Balance Sheet
December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                              MEC Perth B.V.       MEC Priolo B.V.      MEC Sidi Krir B.V.
                                                              Consolidated                              (inactive)
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments
Other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------
Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------
Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V. AND SUBSIDIARIES [TIER 6]
Consolidating Balance Sheet
December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                              MEC Sumatra B.V.     MEC Wales B.V.       Mission Energy
                                                              (inactive)           Consolidated         Company (UK)
                                                                                                        Limited
                                                                                                        Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments
Other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------
Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------
Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V. AND SUBSIDIARIES [TIER 6]
Consolidating Balance Sheet
December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                              Mission Energy       Mission NZ           Southwestern
                                                              Italia s.r.l.        Operations B.V.      Generation B.V.
                                                                                   (Inactive)
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments
Other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------
Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------
Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V. AND SUBSIDIARIES [TIER 6]
Consolidating Balance Sheet
December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                              Traralgon Power      MEC International    Consolidating
                                                              Pty. Ltd.            B.V.                 Adjustments
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments
Other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------
Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------
Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V. AND SUBSIDIARIES [TIER 6]
Consolidating Balance Sheet
December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                              MEC International
                                                              B.V. Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments
Other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------
Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------
Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V. AND SUBSIDIARIES [TIER 6]
Consolidating Balance Sheet
December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                              Beheer-en            Vindoor              Coaltrade Services
                                                              BeleggingsmaatschappiInvestments          International Pte
                                                              Jydeno B.V.          (Mauritius)          Ltd. [8]
                                                                                   Limited [7]
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities - net
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits
Asset retirement obligations
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total Liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock not subject to mandatory redemption
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Accumulated other comprehensive loss
Retained earnings
------------------------------------------------------------- -------------------- -------------------- --------------------
Total common shareholders' equity
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V. AND SUBSIDIARIES [TIER 6]
Consolidating Balance Sheet
December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                              EcoElectrica         Edison Mission       Edison Mission LYB
                                                              S.a.r.l.             Advantage B.V.       PEDS Pty Ltd. [7]
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities - net
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits
Asset retirement obligations
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total Liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock not subject to mandatory redemption
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Accumulated other comprehensive loss
Retained earnings
------------------------------------------------------------- -------------------- -------------------- --------------------
Total common shareholders' equity
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V. AND SUBSIDIARIES [TIER 6]
Consolidating Balance Sheet
December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                              Edison Mission       Edison Mission       Edison Mission
                                                              Ausone Pty Ltd.      Energy               Energy Services
                                                              (inactive)           International B.V.   B.V.
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities - net
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits
Asset retirement obligations
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total Liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock not subject to mandatory redemption
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Accumulated other comprehensive loss
Retained earnings
------------------------------------------------------------- -------------------- -------------------- --------------------
Total common shareholders' equity
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V. AND SUBSIDIARIES [TIER 6]
Consolidating Balance Sheet
December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                              EME Australia        Edison Mission       Edison Mission
                                                              Capital Pty. Ltd.    Millennium B.V.      Operation and
                                                              [7]                  Consolidated         Maintenance
                                                                                                        Services B.V.
                                                                                                        Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities - net
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits
Asset retirement obligations
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total Liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock not subject to mandatory redemption
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Accumulated other comprehensive loss
Retained earnings
------------------------------------------------------------- -------------------- -------------------- --------------------
Total common shareholders' equity
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V. AND SUBSIDIARIES [TIER 6]
Consolidating Balance Sheet
December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                              Edison Mission       Edison Mission       Edison Mission
                                                              Retail Pty. Ltd.     Utilities Pty.       Wind Power Italy
                                                              (inactive)           Ltd. (inactive)      B.V.
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities - net
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits
Asset retirement obligations
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total Liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock not subject to mandatory redemption
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Accumulated other comprehensive loss
Retained earnings
------------------------------------------------------------- -------------------- -------------------- --------------------
Total common shareholders' equity
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V. AND SUBSIDIARIES [TIER 6]
Consolidating Balance Sheet
December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                              Italian Vento        Edison Mission       EME Atlantic
                                                              Power Corporation    Vendesi Pty Ltd.     Holdings Limited
                                                              4 S.r.l. [7]         (inactive)           Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities - net
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits
Asset retirement obligations
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total Liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock not subject to mandatory redemption
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Accumulated other comprehensive loss
Retained earnings
------------------------------------------------------------- -------------------- -------------------- --------------------
Total common shareholders' equity
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V. AND SUBSIDIARIES [TIER 6]
Consolidating Balance Sheet
December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                              EME Tri Gen B.V.     EME Victoria B.V.    First Hydro
                                                                                   [Inactive]           Renewables Limited
                                                                                                        (inactive)
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities - net
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits
Asset retirement obligations
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total Liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock not subject to mandatory redemption
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Accumulated other comprehensive loss
Retained earnings
------------------------------------------------------------- -------------------- -------------------- --------------------
Total common shareholders' equity
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V. AND SUBSIDIARIES [TIER 6]
Consolidating Balance Sheet
December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                              First Hydro          Global Generation    Hydro Energy B.V.
                                                              Renewables Number    B.V. Consolidated    Consolidated
                                                              2 Limited
                                                              (inactive) [7]
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities - net
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits
Asset retirement obligations
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total Liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
----------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock not subject to mandatory redemption
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Accumulated other comprehensive loss
Retained earnings
------------------------------------------------------------- -------------------- -------------------- --------------------
Total common shareholders' equity
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V. AND SUBSIDIARIES [TIER 6]
Consolidating Balance Sheet
December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                              Iberian              Latrobe Power Pty.   Latrobe Valley B.V.
                                                              HyPower Amsterdam    Ltd. Consolidated
                                                              B.V. Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities - net
Other current liabilities
------------------------------------------------------------ -------------------- -------------------- --------------------
Total current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits
Asset retirement obligations
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total Liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock not subject to mandatory redemption
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Accumulated other comprehensive loss
Retained earnings
------------------------------------------------------------- -------------------- -------------------- --------------------
Total common shareholders' equity
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V. AND SUBSIDIARIES [TIER 6]
Consolidating Balance Sheet
December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                              Valley Power Pty     Loy Yang Holdings    Majestic Energy
                                                              Ltd. [7]             Pty Ltd.             Limited
                                                                                   Consolidated         Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities - net
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits
Asset retirement obligations
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total Liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock not subject to mandatory redemption
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Accumulated other comprehensive loss
Retained earnings
------------------------------------------------------------- -------------------- -------------------- --------------------
Total common shareholders' equity
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V. AND SUBSIDIARIES [TIER 6]
Consolidating Balance Sheet
December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                              MEC Esenyurt B.V.    MEC IES B.V.         ISAB Energy
                                                              Consolidated                              Services s.r.l. [7]
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities - net
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits
Asset retirement obligations
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total Liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock not subject to mandatory redemption
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Accumulated other comprehensive loss
Retained earnings
------------------------------------------------------------- -------------------- -------------------- --------------------
Total common shareholders' equity
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V. AND SUBSIDIARIES [TIER 6]
Consolidating Balance Sheet
December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                              MEC Indo Coal B.V.   MEC Indonesia B.V.   Edison Mission
                                                                                                        Energy Power
                                                                                                        (inactive) [7]
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities - net
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits
Asset retirement obligations
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total Liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock not subject to mandatory redemption
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Accumulated other comprehensive loss
Retained earnings
------------------------------------------------------------- -------------------- -------------------- --------------------
Total common shareholders' equity
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V. AND SUBSIDIARIES [TIER 6]
Consolidating Balance Sheet
December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                              MEC International    MEC Java B.V.        MEC Laguna Power
                                                              Holdings B.V.        Consolidated         B.V. (inactive)
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities - net
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits
Asset retirement obligations
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total Liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock not subject to mandatory redemption
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Accumulated other comprehensive loss
Retained earnings
------------------------------------------------------------- -------------------- -------------------- --------------------
Total common shareholders' equity
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V. AND SUBSIDIARIES [TIER 6]
Consolidating Balance Sheet
December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                              Gulf Power           MEC Perth B.V.       MEC Priolo B.V.
                                                              Generation Co.       Consolidated
                                                              Ltd. [7] [sold
                                                              12/12/2003]
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities - net
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits
Asset retirement obligations
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total Liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock not subject to mandatory redemption
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Accumulated other comprehensive loss
Retained earnings
------------------------------------------------------------- -------------------- -------------------- --------------------
Total common shareholders' equity
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V. AND SUBSIDIARIES [TIER 6]
Consolidating Balance Sheet
December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                              MEC San Pascual      MEC Sidi Krir B.V.   MEC Sumatra B.V.
                                                              B.V. Consolidated    (inactive)           (inactive)
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities - net
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits
Asset retirement obligations
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total Liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock not subject to mandatory redemption
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Accumulated other comprehensive loss
Retained earnings
------------------------------------------------------------- -------------------- -------------------- --------------------
Total common shareholders' equity
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V. AND SUBSIDIARIES [TIER 6]
Consolidating Balance Sheet
December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                              MEC Wales B.V.       Mission Energy       Mission Energy
                                                              Consolidated         Company (UK)         Italia s.r.l.
                                                                                   Limited
                                                                                   Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities - net
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits
Asset retirement obligations
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total Liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock not subject to mandatory redemption
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Accumulated other comprehensive loss
Retained earnings
------------------------------------------------------------- -------------------- -------------------- --------------------
Total common shareholders' equity
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V. AND SUBSIDIARIES [TIER 6]
Consolidating Balance Sheet
December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                              Mission NZ           Pride Hold Limited   Southwestern
                                                              Operations B.V.      Consolidated         Generation B.V.
                                                              (inactive)
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities - net
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits
Asset retirement obligations
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total Liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock not subject to mandatory redemption
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Accumulated other comprehensive loss
Retained earnings
------------------------------------------------------------- -------------------- -------------------- --------------------
Total common shareholders' equity
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V. AND SUBSIDIARIES [TIER 6]
Consolidating Balance Sheet
December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                              Traralgon Power      MEC International    Consolidating
                                                              Pty. Ltd.            B.V.                 Adjustments
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities - net
Other current liabilities
------------------------------------- -------------------- -------------------- --------------------
Total current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits
Asset retirement obligations
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total Liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock not subject to mandatory redemption
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Accumulated other comprehensive loss
Retained earnings
------------------------------------------------------------- -------------------- -------------------- --------------------
Total common shareholders' equity
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V. AND SUBSIDIARIES [TIER 6]
Consolidating Balance Sheet
December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                              MEC International
                                                              B.V. Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities - net
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits
Asset retirement obligations
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total Liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock not subject to mandatory redemption
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Accumulated other comprehensive loss
Retained earnings
------------------------------------------------------------- -------------------- -------------------- --------------------
Total common shareholders' equity
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V. AND SUBSIDIARIES [TIER 6]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                               Beheer-en            Vindoor Investments   Coaltrade Services
                                                               Beleggingsmaatschappi(Mauritius) Limited   International Pte
                                                               Jydeno B.V.          [7]                   Ltd [8]
-------------------------------------------------------------- -------------------- --------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating revenue
-------------------------------------------------------------- -------------------- --------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Asset impairment and loss on lease termination
Depreciation, decommissioning and amortization
Property and other taxes
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating expenses
-------------------------------------------------------------- -------------------- --------------------- --------------------

Operating income (loss)
Interest and dividend income
Equity in income from partnerships and
   unconsolidated subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Minority interest
Dividends on preferred securities
  subject to mandatory redemption
Dividends on utility preferred stock
   not subject to mandatory redemption
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations before tax
Income tax (benefit)
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations
Income from discontinued operations - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) before accounting change
Cumulative effect of accounting change - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Net income (loss)
-------------------------------------------------------------- -------------------- --------------------- --------------------

Retained earnings - beginning of year
Dividends declared on common stock
Dividends declared on preferred stock
Stock option appreciation
-------------------------------------------------------------- -------------------- --------------------- --------------------
Retained earnings - end of year
============================================================== ==================== ===================== ====================

MEC INTERNATIONAL B.V. AND SUBSIDIARIES [TIER 6]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                               EcoElectrica         Edison Mission        Edison Mission LYB
                                                               S.a.r.l.             Advantage B.V.        PEDS Pty Ltd [7]
                                                               Consolidated
-------------------------------------------------------------- -------------------- --------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating revenue
-------------------------------------------------------------- -------------------- --------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Asset impairment and loss on lease termination
Depreciation, decommissioning and amortization                                $6
Property and other taxes
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating expenses                                                       6
-------------------------------------------------------------- -------------------- --------------------- --------------------

Operating income (loss)                                                       (6)
Interest and dividend income
Equity in income from partnerships and
   unconsolidated subsidiaries - net                                          24
Other nonoperating income                                                     29
Interest expense - net of amounts capitalized
Other nonoperating deductions
Minority interest
Dividends on preferred securities
  subject to mandatory redemption
Dividends on utility preferred stock
   not subject to mandatory redemption
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations before tax                           47
Income tax (benefit)
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations                                      47
Income from discontinued operations - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) before accounting change                                        47
Cumulative effect of accounting change - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Net income (loss)                                                             47
-------------------------------------------------------------- -------------------- --------------------- --------------------

Retained earnings - beginning of year
Dividends declared on common stock                                          ($47)
Dividends declared on preferred stock
Stock option appreciation
-------------------------------------------------------------- -------------------- --------------------- --------------------
Retained earnings - end of year
============================================================== ==================== ===================== ====================

MEC INTERNATIONAL B.V. AND SUBSIDIARIES [TIER 6]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                               Edison Mission       Edison Mission        Edison Mission
                                                               Ausone Pty. Ltd.     Energy                Energy Services
                                                               (inactive)           International B.V.    B.V.
-------------------------------------------------------------- -------------------- --------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating revenue
-------------------------------------------------------------- -------------------- --------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Asset impairment and loss on lease termination
Depreciation, decommissioning and amortization
Property and other taxes
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating expenses
-------------------------------------------------------------- -------------------- --------------------- --------------------

Operating income (loss)
Interest and dividend income
Equity in income from partnerships and
   unconsolidated subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Minority interest
Dividends on preferred securities
  subject to mandatory redemption
Dividends on utility preferred stock
   not subject to mandatory redemption
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations before tax
Income tax (benefit)
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations
Income from discontinued operations - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) before accounting change
Cumulative effect of accounting change - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Net income (loss)
-------------------------------------------------------------- -------------------- --------------------- --------------------

Retained earnings - beginning of year
Dividends declared on common stock
Dividends declared on preferred stock
Stock option appreciation
-------------------------------------------------------------- -------------------- --------------------- --------------------
Retained earnings - end of year
============================================================== ==================== ===================== ====================

MEC INTERNATIONAL B.V. AND SUBSIDIARIES [TIER 6]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                               EME Australia        Edison Mission        Edison Mission
                                                               Capital Pty. Ltd.    Millennium B.V.       Operation and
                                                               [7]                  Consolidated          Maintenance
                                                                                                          Services B.V.
                                                                                                          Consolidated
-------------------------------------------------------------- -------------------- --------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating revenue
-------------------------------------------------------------- -------------------- --------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Asset impairment and loss on lease termination
Depreciation, decommissioning and amortization
Property and other taxes
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating expenses
-------------------------------------------------------------- -------------------- --------------------- --------------------

Operating income (loss)
Interest and dividend income
Equity in income from partnerships and
   unconsolidated subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Minority interest
Dividends on preferred securities
  subject to mandatory redemption
Dividends on utility preferred stock
   not subject to mandatory redemption
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations before tax
Income tax (benefit)
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations
Income from discontinued operations - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) before accounting change
Cumulative effect of accounting change - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Net income (loss)
-------------------------------------------------------------- -------------------- --------------------- --------------------

Retained earnings - beginning of year
Dividends declared on common stock
Dividends declared on preferred stock
Stock option appreciation
-------------------------------------------------------------- -------------------- --------------------- --------------------
Retained earnings - end of year
============================================================== ==================== ===================== ====================

MEC INTERNATIONAL B.V. AND SUBSIDIARIES [TIER 6]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                               Edison Mission       Edison Mission        Edison Mission
                                                               Retail Pty. Ltd.     Utilities Pty. Ltd.   Wind Power Italy
                                                               (inactive)           (inactive)            B.V.
-------------------------------------------------------------- -------------------- --------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating revenue
-------------------------------------------------------------- -------------------- --------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Asset impairment and loss on lease termination
Depreciation, decommissioning and amortization
Property and other taxes
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating expenses
-------------------------------------------------------------- -------------------- --------------------- --------------------

Operating income (loss)
Interest and dividend income
Equity in income from partnerships and
   unconsolidated subsidiaries - net                                                                                    $13
Other nonoperating income                                                                                                (2)
Interest expense - net of amounts capitalized                                                                            (2)
Other nonoperating deductions
Minority interest
Dividends on preferred securities
  subject to mandatory redemption
Dividends on utility preferred stock
   not subject to mandatory redemption
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations before tax                                                                       9
Income tax (benefit)
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations                                                                                  9
Income from discontinued operations - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) before accounting change                                                                                    9
Cumulative effect of accounting change - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Net income (loss)                                                                                                         9
-------------------------------------------------------------- -------------------- --------------------- --------------------

Retained earnings - beginning of year                                                                                     9
Dividends declared on common stock                                                                                     ($18)
Dividends declared on preferred stock
Stock option appreciation
-------------------------------------------------------------- -------------------- --------------------- --------------------
Retained earnings - end of year
============================================================== ==================== ===================== ====================

MEC INTERNATIONAL B.V. AND SUBSIDIARIES [TIER 6]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                               Italian Vento        Edison Mission        EME Atlantic
                                                               Power Corporation    Vendesi Pty Ltd.      Holdings Limited
                                                               4 S.r.l. [7]         (inactive)            Consolidated
-------------------------------------------------------------- -------------------- --------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating revenue
-------------------------------------------------------------- -------------------- --------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Asset impairment and loss on lease termination
Depreciation, decommissioning and amortization
Property and other taxes
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating expenses
-------------------------------------------------------------- -------------------- --------------------- --------------------

Operating income (loss)
Interest and dividend income
Equity in income from partnerships and
   unconsolidated subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Minority interest
Dividends on preferred securities
  subject to mandatory redemption
Dividends on utility preferred stock
   not subject to mandatory redemption
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations before tax
Income tax (benefit)
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations
Income from discontinued operations - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) before accounting change
Cumulative effect of accounting change - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Net income (loss)
-------------------------------------------------------------- -------------------- --------------------- --------------------

Retained earnings - beginning of year
Dividends declared on common stock
Dividends declared on preferred stock
Stock option appreciation
-------------------------------------------------------------- -------------------- --------------------- --------------------
Retained earnings - end of year
============================================================== ==================== ===================== ====================

MEC INTERNATIONAL B.V. AND SUBSIDIARIES [TIER 6]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                               EME Tri Gen B.V.     EME Victoria B.V.     First Hydro
                                                                                    (Inactive)            Renewables Limited
                                                                                                          (inactive)
-------------------------------------------------------------- -------------------- --------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating revenue
-------------------------------------------------------------- -------------------- --------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Asset impairment and loss on lease termination
Depreciation, decommissioning and amortization
Property and other taxes
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating expenses
-------------------------------------------------------------- -------------------- --------------------- --------------------

Operating income (loss)
Interest and dividend income
Equity in income from partnerships and
   unconsolidated subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Minority interest
Dividends on preferred securities
  subject to mandatory redemption
Dividends on utility preferred stock
   not subject to mandatory redemption
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations before tax
Income tax (benefit)
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations
Income from discontinued operations - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) before accounting change
Cumulative effect of accounting change - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Net income (loss)
-------------------------------------------------------------- -------------------- --------------------- --------------------

Retained earnings - beginning of year
Dividends declared on common stock
Dividends declared on preferred stock
Stock option appreciation
-------------------------------------------------------------- -------------------- --------------------- --------------------
Retained earnings - end of year
============================================================== ==================== ===================== ====================

MEC INTERNATIONAL B.V. AND SUBSIDIARIES [TIER 6]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                               First Hydro          Global Generation     Hydro Energy B.V.
                                                               Renewables Number    B.V. Consolidated     Consolidated
                                                               2 Limited
                                                               (inactive) [7]
-------------------------------------------------------------- -------------------- --------------------- --------------------

Electric utility
Nonutility power generation                                                                                             $24
Financial services and other
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating revenue                                                                                                  24
-------------------------------------------------------------- -------------------- --------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                                                           5
Asset impairment and loss on lease termination
Depreciation, decommissioning and amortization                                                                            3
Property and other taxes
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating expenses                                                                                                  8
-------------------------------------------------------------- -------------------- --------------------- --------------------

Operating income (loss)                                                                                                  16
Interest and dividend income                                                                     ($34)
Equity in income from partnerships and
   unconsolidated subsidiaries - net
Other nonoperating income                                                                         (24)
Interest expense - net of amounts capitalized                                                                            (6)
Other nonoperating deductions
Minority interest
Dividends on preferred securities
  subject to mandatory redemption
Dividends on utility preferred stock
   not subject to mandatory redemption
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations before tax                                               (58)                   10
Income tax (benefit)                                                                                                      3
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations                                                          (58)                    7
Income from discontinued operations - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) before accounting change                                                            (58)                    7
Cumulative effect of accounting change - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Net income (loss)                                                                                 (58)                    7
-------------------------------------------------------------- -------------------- --------------------- --------------------

Retained earnings - beginning of year                                                          (1,920)                    8
Dividends declared on common stock                                                             $1,978                  ($15)
Dividends declared on preferred stock
Stock option appreciation
-------------------------------------------------------------- -------------------- --------------------- --------------------
Retained earnings - end of year
============================================================== ==================== ===================== ====================

MEC INTERNATIONAL B.V. AND SUBSIDIARIES [TIER 6]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                               Iberian              Latrobe Power Pty.    Latrobe Valley B.V.
                                                               Hy-Power Amsterdam   Ltd. Consolidated
                                                               B.V. Consolidated
-------------------------------------------------------------- -------------------- --------------------- --------------------

Electric utility
Nonutility power generation                                                  $24                 $194
Financial services and other
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating revenue                                                       24                  194
-------------------------------------------------------------- -------------------- --------------------- --------------------

Fuel                                                                                               27
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                5                   36
Asset impairment and loss on lease termination
Depreciation, decommissioning and amortization                                 3                   19
Property and other taxes
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating expenses                                                       8                   82
-------------------------------------------------------------- -------------------- --------------------- --------------------

Operating income (loss)                                                       16                  112
Interest and dividend income                                                                       11
Equity in income from partnerships and
   unconsolidated subsidiaries - net
Other nonoperating income                                                     (1)                  (2)
Interest expense - net of amounts capitalized                                 (6)                 (57)
Other nonoperating deductions
Minority interest
Dividends on preferred securities
  subject to mandatory redemption
Dividends on utility preferred stock
   not subject to mandatory redemption
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations before tax                            9                   64
Income tax (benefit)                                                           4                   18
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations                                       5                   46
Income from discontinued operations - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) before accounting change                                         5                   46
Cumulative effect of accounting change - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Net income (loss)                                                              5                   46
-------------------------------------------------------------- -------------------- --------------------- --------------------

Retained earnings - beginning of year                                          9                  188
Dividends declared on common stock                                          ($14)               ($234)
Dividends declared on preferred stock
Stock option appreciation
-------------------------------------------------------------- -------------------- --------------------- --------------------
Retained earnings - end of year
============================================================== ==================== ===================== ====================

MEC INTERNATIONAL B.V. AND SUBSIDIARIES [TIER 6]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                               Valley Power Pty     Loy Yang Holdings     Majestic Energy
                                                               Ltd. [7]             Pty. Ltd.             Limited
                                                                                    Consolidated          Consolidated
-------------------------------------------------------------- -------------------- --------------------- --------------------

Electric utility
Nonutility power generation                                                  $18                  $16
Financial services and other
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating revenue                                                       18                   16
-------------------------------------------------------------- -------------------- --------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                1                   23
Asset impairment and loss on lease termination
Depreciation, decommissioning and amortization                                 2                    1
Property and other taxes
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating expenses                                                       3                   24
-------------------------------------------------------------- -------------------- --------------------- --------------------

Operating income (loss)                                                       15                   (8)
Interest and dividend income                                                                        1
Equity in income from partnerships and
   unconsolidated subsidiaries - net
Other nonoperating income                                                                          11
Interest expense - net of amounts capitalized                                 (5)
Other nonoperating deductions                                                 (6)
Minority interest
Dividends on preferred securities
  subject to mandatory redemption
Dividends on utility preferred stock
   not subject to mandatory redemption
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations before tax                            4                    4
Income tax (benefit)                                                                                1
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations                                       4                    3
Income from discontinued operations - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) before accounting change                                         4                    3
Cumulative effect of accounting change - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Net income (loss)                                                              4                    3
-------------------------------------------------------------- -------------------- --------------------- --------------------

Retained earnings - beginning of year                                          9                  516                 ($305)
Dividends declared on common stock                                          ($13)               ($519)                 $305
Dividends declared on preferred stock
Stock option appreciation
-------------------------------------------------------------- -------------------- --------------------- --------------------
Retained earnings - end of year
============================================================== ==================== ===================== ====================

MEC INTERNATIONAL B.V. AND SUBSIDIARIES [TIER 6]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                               MEC Esenyurt B.V.    MEC IES B.V.          ISAB Energy
                                                               Consolidated                               Services s.r.l. [7]
-------------------------------------------------------------- -------------------- --------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating revenue
-------------------------------------------------------------- -------------------- --------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Asset impairment and loss on lease termination
Depreciation, decommissioning and amortization
Property and other taxes
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating expenses
-------------------------------------------------------------- -------------------- --------------------- --------------------

Operating income (loss)
Interest and dividend income
Equity in income from partnerships and
   Unconsolidated subsidiaries - net                                                               $2
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Minority interest
Dividends on preferred securities
  subject to mandatory redemption
Dividends on utility preferred stock
   not subject to mandatory redemption
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations before tax                                                 2
Income tax (benefit)
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations                                                            2
Income from discontinued operations - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) before accounting change                                                              2
Cumulative effect of accounting change - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Net income (loss)                                                                                   2
-------------------------------------------------------------- -------------------- --------------------- --------------------

Retained earnings - beginning of year                                                               4
Dividends declared on common stock                                                                ($6)
Dividends declared on preferred stock
Stock option appreciation
-------------------------------------------------------------- -------------------- --------------------- --------------------
Retained earnings - end of year
============================================================== ==================== ===================== ====================

MEC INTERNATIONAL B.V. AND SUBSIDIARIES [TIER 6]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                               MEC Indo Coal B.V.   MEC Indonesia B.V.    Edison Mission
                                                                                                          Energy Power
                                                                                                          (inactive) [7]
-------------------------------------------------------------- -------------------- --------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating revenue
-------------------------------------------------------------- -------------------- --------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Asset impairment and loss on lease termination
Depreciation, decommissioning and amortization
Property and other taxes
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating expenses
-------------------------------------------------------------- -------------------- --------------------- --------------------

Operating income (loss)
Interest and dividend income
Equity in income from partnerships and
   unconsolidated subsidiaries - net                                                              $37
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Minority interest
Dividends on preferred securities
  subject to mandatory redemption
Dividends on utility preferred stock
   not subject to mandatory redemption
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations before tax                                                37
Income tax (benefit)
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations                                                           37
Income from discontinued operations - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) before accounting change                                                             37
Cumulative effect of accounting change - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Net income (loss)                                                                                  37
-------------------------------------------------------------- -------------------- --------------------- --------------------

Retained earnings - beginning of year
Dividends declared on common stock                                                               ($37)
Dividends declared on preferred stock
Stock option appreciation
-------------------------------------------------------------- -------------------- --------------------- --------------------
Retained earnings - end of year
============================================================== ==================== ===================== ====================

MEC INTERNATIONAL B.V. AND SUBSIDIARIES [TIER 6]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                               MEC International    MEC Java B.V.         MEC Laguna Power
                                                               Holdings B.V.        Consolidated          B.V. (inactive)
                                                               Consolidated
-------------------------------------------------------------- -------------------- --------------------- --------------------

Electric utility
Nonutility power generation                                                  $15                  $16
Financial services and other
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating revenue                                                       15                   16
-------------------------------------------------------------- -------------------- --------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                               13                    5
Asset impairment and loss on lease termination
Depreciation, decommissioning and amortization
Property and other taxes
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating expenses                                                      13                    5
-------------------------------------------------------------- -------------------- --------------------- --------------------

Operating income (loss)                                                        2                   11
Interest and dividend income                                                                        3
Equity in income from partnerships and
   unconsolidated subsidiaries - net                                          37                   28
Other nonoperating income                                                                           1
Interest expense - net of amounts capitalized
Other nonoperating deductions
Minority interest
Dividends on preferred securities
  subject to mandatory redemption
Dividends on utility preferred stock
   not subject to mandatory redemption
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations before tax                           39                   43
Income tax (benefit)                                                                                9
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations                                      39                   34
Income from discontinued operations - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) before accounting change                                        39                   34
Cumulative effect of accounting change - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Net income (loss)                                                             39                   34
-------------------------------------------------------------- -------------------- --------------------- --------------------

Retained earnings - beginning of year                                         50                   60                    $2
Dividends declared on common stock                                          ($89)                ($94)                  ($2)
Dividends declared on preferred stock
Stock option appreciation
-------------------------------------------------------------- -------------------- --------------------- --------------------
Retained earnings - end of year
============================================================== ==================== ===================== ====================

MEC INTERNATIONAL B.V. AND SUBSIDIARIES [TIER 6]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                                                    MEC Perth B.V.        MEC Priolo B.V.
                                                                                    Consolidated
-------------------------------------------------------------- -------------------- --------------------- --------------------

Electric utility
Nonutility power generation                                                                       $43
Financial services and other
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating revenue                                                                            43
-------------------------------------------------------------- -------------------- --------------------- --------------------

Fuel                                                                                               23
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                                     6
Asset impairment and loss on lease termination
Depreciation, decommissioning and amortization                                                      5                    $1
Property and other taxes
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating expenses                                                                           34                     1
-------------------------------------------------------------- -------------------- --------------------- --------------------

Operating income (loss)                                                                             9                    (1)
Interest and dividend income                                                                        2
Equity in income from partnerships and
   unconsolidated subsidiaries - net                                                                                     37
Other nonoperating income
Interest expense - net of amounts capitalized                                                      (6)
Other nonoperating deductions
Minority interest
Dividends on preferred securities
  subject to mandatory redemption
Dividends on utility preferred stock
   not subject to mandatory redemption
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations before tax                                                 5                    36
Income tax (benefit)                                                                                1
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations                                                            4                    36
Income from discontinued operations - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) before accounting change                                                              4                    36
Cumulative effect of accounting change - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Net income (loss)                                                                                   4                    36
-------------------------------------------------------------- -------------------- --------------------- --------------------

Retained earnings - beginning of year                                                              29                    44
Dividends declared on common stock                                                               ($33)                 ($80)
Dividends declared on preferred stock
Stock option appreciation
-------------------------------------------------------------- -------------------- --------------------- --------------------
Retained earnings - end of year
============================================================== ==================== ===================== ====================

MEC INTERNATIONAL B.V. AND SUBSIDIARIES [TIER 6]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                               MEC San Pascual      MEC Sidi Krir B.V.    MEC Sumatra B.V.
                                                               B.V. Consolidated    (inactive)            (inactive)
-------------------------------------------------------------- -------------------- --------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating revenue
-------------------------------------------------------------- -------------------- --------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Asset impairment and loss on lease termination
Depreciation, decommissioning and amortization
Property and other taxes
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating expenses
-------------------------------------------------------------- -------------------- --------------------- --------------------

Operating income (loss)
Interest and dividend income
Equity in income from partnerships and
   unconsolidated subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Minority interest
Dividends on preferred securities
  subject to mandatory redemption
Dividends on utility preferred stock
   not subject to mandatory redemption
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations before tax
Income tax (benefit)
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations
Income from discontinued operations - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) before accounting change
Cumulative effect of accounting change - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Net income (loss)
-------------------------------------------------------------- -------------------- --------------------- --------------------

Retained earnings - beginning of year
Dividends declared on common stock
Dividends declared on preferred stock
Stock option appreciation
-------------------------------------------------------------- -------------------- --------------------- --------------------
Retained earnings - end of year
============================================================== ==================== ===================== ====================

MEC INTERNATIONAL B.V. AND SUBSIDIARIES [TIER 6]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                               MEC Wales B.V.       Mission Energy        Mission Energy
                                                               Consolidated         Company (UK)          Italia s.r.l.
                                                                                    Limited Consolidated
-------------------------------------------------------------- -------------------- --------------------- --------------------

Electric utility
Nonutility power generation                                                 $480                 $480
Financial services and other
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating revenue                                                      480                  480
-------------------------------------------------------------- -------------------- --------------------- --------------------

Fuel                                                                         227                  227
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                               90                   96
Asset impairment and loss on lease termination                                                      8
Depreciation, decommissioning and amortization                                25                   26
Property and other taxes                                                      17                   17
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating expenses                                                     359                  374
-------------------------------------------------------------- -------------------- --------------------- --------------------

Operating income (loss)                                                      121                  106
Interest and dividend income                                                 161                  156
Equity in income from partnerships and
   unconsolidated subsidiaries - net                                                                2
Other nonoperating income                                                    641                   67
Interest expense - net of amounts capitalized                               (232)                (232)
Other nonoperating deductions
Minority interest                                                            (12)
Dividends on preferred securities
  subject to mandatory redemption                                                                  13
Dividends on utility preferred stock
   not subject to mandatory redemption
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations before tax                          679                  112
Income tax (benefit)                                                           4                    4
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations                                     675                  108
Income from discontinued operations - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) before accounting change                                       675                  108
Cumulative effect of accounting change - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Net income (loss)                                                            675                  108
-------------------------------------------------------------- -------------------- --------------------- --------------------

Retained earnings - beginning of year                                        515                  263
Dividends declared on common stock                                       ($1,190)               ($371)
Dividends declared on preferred stock
Stock option appreciation
-------------------------------------------------------------- -------------------- --------------------- --------------------
Retained earnings - end of year
============================================================== ==================== ===================== ====================

MEC INTERNATIONAL B.V. AND SUBSIDIARIES [TIER 6]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                               Mission NZ           Pride Hold Limited    Southwestern
                                                               Operations B.V.      Consolidated          Generation B.V.
                                                               (Inactive)
-------------------------------------------------------------- -------------------- --------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating revenue
-------------------------------------------------------------- -------------------- --------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Asset impairment and loss on lease termination
Depreciation, decommissioning and amortization
Property and other taxes
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating expenses
-------------------------------------------------------------- -------------------- --------------------- --------------------

Operating income (loss)
Interest and dividend income
Equity in income from partnerships and
   unconsolidated subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Minority interest
Dividends on preferred securities
  subject to mandatory redemption
Dividends on utility preferred stock
   not subject to mandatory redemption
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations before tax
Income tax (benefit)
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations
Income from discontinued operations - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) before accounting change
Cumulative effect of accounting change - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Net income (loss)
-------------------------------------------------------------- -------------------- --------------------- --------------------

Retained earnings - beginning of year
Dividends declared on common stock
Dividends declared on preferred stock
Stock option appreciation
-------------------------------------------------------------- -------------------- --------------------- --------------------
Retained earnings - end of year
============================================================== ==================== ===================== ====================

MEC INTERNATIONAL B.V. AND SUBSIDIARIES [TIER 6]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                               Traralgon Power      MEC International     Consolidating
                                                               Pty. Ltd.            B.V.                  Adjustments
                                                               Consolidated
-------------------------------------------------------------- -------------------- --------------------- --------------------

Electric utility
Nonutility power generation                                                 $103                                     $1,298
Financial services and other
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating revenue                                                      103                                      1,298
-------------------------------------------------------------- -------------------- --------------------- --------------------

Fuel                                                                          14                                        211
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                               18                   $1                   384
Asset impairment and loss on lease termination                                                                            8
Depreciation, decommissioning and amortization                                11                    3                   106
Property and other taxes
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating expenses                                                      43                    4                   709
-------------------------------------------------------------- -------------------- --------------------- --------------------

Operating income (loss)                                                       60                   (4)                  589
Interest and dividend income                                                 (27)                                        80
Equity in income from partnerships and
   unconsolidated subsidiaries - net                                                                                     (3)
Other nonoperating income                                                     (1)                 (73)                 (317)
Interest expense - net of amounts capitalized                                                     (12)                 (280)
Other nonoperating deductions                                                                                             6
Minority interest                                                                                                       (52)
Dividends on preferred securities
  subject to mandatory redemption
Dividends on utility preferred stock
   not subject to mandatory redemption
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations before tax                           32                  (89)                   23
Income tax (benefit)                                                          10                    1                   122
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations                                      22                  (90)                  (99)
1Income from discontinued operations - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) before accounting change                                        22                  (90)                  (99)
Cumulative effect of accounting change - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Net income (loss)                                                             22                  (90)                  (99)
-------------------------------------------------------------- -------------------- --------------------- --------------------

Retained earnings - beginning of year                                        208                  (60)                  (60)
Dividends declared on common stock                                         ($230)                $150                  $159
Dividends declared on preferred stock
Stock option appreciation
-------------------------------------------------------------- -------------------- --------------------- --------------------
Retained earnings - end of year
============================================================== ==================== ===================== ====================

MEC INTERNATIONAL B.V. AND SUBSIDIARIES [TIER 6]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                               MEC International
                                                               B.V. Consolidated
-------------------------------------------------------------- -------------------- --------------------- --------------------

Electric utility
Nonutility power generation                                               $2,711
Financial services and other
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating revenue                                                    2,711
-------------------------------------------------------------- -------------------- --------------------- --------------------

Fuel                                                                         729
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                              683
Asset impairment and loss on lease termination                                16
Depreciation, decommissioning and amortization                               211
Property and other taxes                                                      34
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating expenses                                                   1,673
-------------------------------------------------------------- -------------------- --------------------- --------------------

Operating income (loss)                                                    1,038
Interest and dividend income                                                 353
Equity in income from partnerships and
   unconsolidated subsidiaries - net                                         177
Other nonoperating income                                                    329
Interest expense - net of amounts capitalized                               (838)
Other nonoperating deductions
Minority interest                                                            (64)
Dividends on preferred securities
  subject to mandatory redemption                                             13
Dividends on utility preferred stock
   not subject to mandatory redemption
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations before tax                        1,008
Income tax (benefit)                                                         177
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations                                     831
Income from discontinued operations - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) before accounting change                                       831
Cumulative effect of accounting change - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Net income (loss)                                                            831
-------------------------------------------------------------- -------------------- --------------------- --------------------

Retained earnings - beginning of year                                       (431)
Dividends declared on common stock                                         ($400)
Dividends declared on preferred stock
Stock option appreciation
-------------------------------------------------------------- -------------------- --------------------- --------------------
Retained earnings - end of year
============================================================== ==================== ===================== ====================

MEC INTERNATIONAL B.V.
ECOELECTRICA S.A.R.L. AND SUBSIDIARIES [TIER 7, ET SEQ.]
Consolidating Balance Sheet
December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                              EME del Caribe       EME del Caribe [8]   EcoElectrica
                                                              Holding GmbH                              Holdings, Ltd. [9]
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments
Other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------
Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------
Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
ECOELECTRICA S.A.R.L. AND SUBSIDIARIES [TIER 7, ET SEQ.]
Consolidating Balance Sheet
December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                              EcoElectrica Ltd.    EcoElectrica         Consolidating
                                                              [10]                 S.a.r.l.             Adjustments
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments
Other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------
Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------
Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
ECOELECTRICA S.A.R.L. AND SUBSIDIARIES [TIER 7, ET SEQ.]
Consolidating Balance Sheet
December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                              EcoElectrica
                                                              S.a.r.l.
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments
Other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------
Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------
Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
ECOELECTRICA S.A.R.L. AND SUBSIDIARIES [TIER 7, ET SEQ.]
Consolidating Balance Sheet
December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                              EME del Caribe       EME del Caribe [8]   EcoElectrica
                                                              Holding GmbH                              Holdings, Ltd. [9]
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities - net
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits
Asset retirement obligations
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total Liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock not subject to mandatory redemption
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Accumulated other comprehensive loss
Retained earnings
------------------------------------------------------------- -------------------- -------------------- --------------------
Total common shareholders' equity
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
ECOELECTRICA S.A.R.L. AND SUBSIDIARIES [TIER 7, ET SEQ.]
Consolidating Balance Sheet
December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                              EcoElectrica Ltd.    EcoElectrica         Consolidating
                                                              [10]                 S.a.r.l.             Adjustments
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities - net
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits
Asset retirement obligations
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total Liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock not subject to mandatory redemption
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Accumulated other comprehensive loss
Retained earnings
------------------------------------------------------------- -------------------- -------------------- --------------------
Total common shareholders' equity
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
ECOELECTRICA S.A.R.L. AND SUBSIDIARIES [TIER 7, ET SEQ.]
Consolidating Balance Sheet
December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                              EcoElectrica
                                                              S.a.r.l.
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities - net
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits
Asset retirement obligations
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total Liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock not subject to mandatory redemption
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Accumulated other comprehensive loss
Retained earnings
------------------------------------------------------------- -------------------- -------------------- --------------------
Total common shareholders' equity
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
ECOELECTRICA S.A.R.L. AND SUBSIDIARIES [TIER 7, ET SEQ.]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                               EME del Caribe       EME del Caribe [8]    EcoElectrica
                                                               Holding GmbH                               Holdings, Ltd. [9]
-------------------------------------------------------------- -------------------- --------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating revenue
-------------------------------------------------------------- -------------------- --------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Asset impairment and loss on lease termination
Depreciation, decommissioning and amortization                                                     $6
Property and other taxes
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating expenses                                                                            6
-------------------------------------------------------------- -------------------- --------------------- --------------------

Operating income (loss)                                                                            (6)
Interest and dividend income
Equity in income from partnerships and
   Unconsolidated subsidiaries - net                                                               24
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Minority interest
Dividends on preferred securities
  subject to mandatory redemption
Dividends on utility preferred stock
   not subject to mandatory redemption
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations before tax                                                18
Income tax (benefit)
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations                                                           18
Income from discontinued operations - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) before accounting change                                                             18
Cumulative effect of accounting change - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Net income (loss)                                                                                  18
-------------------------------------------------------------- -------------------- --------------------- --------------------

Retained earnings - beginning of year                                                              $1
Dividends declared on common stock                                                               ($19)
Dividends declared on preferred stock
Stock option appreciation
-------------------------------------------------------------- -------------------- --------------------- --------------------
Retained earnings - end of year
============================================================== ==================== ===================== ====================

MEC INTERNATIONAL B.V.
ECOELECTRICA S.A.R.L. AND SUBSIDIARIES [TIER 7, ET SEQ.]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                               EcoElectrica Ltd.    EcoElectrica          Consolidating
                                                               [10]                 S.a.r.l.              Adjustments
-------------------------------------------------------------- -------------------- --------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating revenue
-------------------------------------------------------------- -------------------- --------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Asset impairment and loss on lease termination
Depreciation, decommissioning and amortization
Property and other taxes
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating expenses
-------------------------------------------------------------- -------------------- --------------------- --------------------

Operating income (loss)
Interest and dividend income
Equity in income from partnerships and
   unconsolidated subsidiaries - net
Other nonoperating income                                                                         $30                   ($1)
Interest expense - net of amounts capitalized
Other nonoperating deductions
Minority interest
Dividends on preferred securities
  subject to mandatory redemption
Dividends on utility preferred stock
   not subject to mandatory redemption
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations before tax                                                30                    (1)
Income tax (benefit)
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations                                                           30                    (1)
Income from discontinued operations - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) before accounting change                                                             30                    (1)
Cumulative effect of accounting change - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Net income (loss)                                                                                  30                    (1)
-------------------------------------------------------------- -------------------- --------------------- --------------------

Retained earnings - beginning of year                                                                                    (1)
Dividends declared on common stock                                                               ($30)                   $2
Dividends declared on preferred stock
Stock option appreciation
-------------------------------------------------------------- -------------------- --------------------- --------------------
Retained earnings - end of year
============================================================== ==================== ===================== ====================

MEC INTERNATIONAL B.V.
ECOELECTRICA S.A.R.L. AND SUBSIDIARIES [TIER 7, ET SEQ.]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                               EcoElectrica
                                                               S.a.r.l.
                                                               Consolidated
-------------------------------------------------------------- -------------------- --------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating revenue
-------------------------------------------------------------- -------------------- --------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Asset impairment and loss on lease termination
Depreciation, decommissioning and amortization                                $6
Property and other taxes
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating expenses                                                       6
-------------------------------------------------------------- -------------------- --------------------- --------------------

Operating income (loss)                                                       (6)
Interest and dividend income
Equity in income from partnerships and
   unconsolidated subsidiaries - net                                          24
Other nonoperating income                                                     29
Interest expense - net of amounts capitalized
Other nonoperating deductions
Minority interest
Dividends on preferred securities
  subject to mandatory redemption
Dividends on utility preferred stock
   not subject to mandatory redemption
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations before tax                           47
Income tax (benefit)
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations                                      47
Income from discontinued operations - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) before accounting change                                        47
Cumulative effect of accounting change - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Net income (loss)                                                             47
-------------------------------------------------------------- -------------------- --------------------- --------------------

Retained earnings - beginning of year
Dividends declared on common stock                                          ($47)
Dividends declared on preferred stock
Stock option appreciation
-------------------------------------------------------------- -------------------- --------------------- --------------------
Retained earnings - end of year
============================================================== ==================== ===================== ====================

MEC INTERNATIONAL B.V.
MISSION ENERGY UNIVERSAL HOLDINGS AND SUBSIDIARIES [TIER 8, ET SEQ.]
Consolidating Balance Sheet
December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                              Contact Energy       Mission Contact      Mission Energy
                                                              Limited              Finance Limited      Five Star
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments
Other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------
Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------
Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V., EME ATLANTIC HOLDINGS LIMITED,
MISSION ENERGY UNIVERSAL HOLDINGS AND SUBSIDIARIES [TIER 8, ET SEQ.]
Consolidating Balance Sheet
December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                              Mission Energy       Contact Energy       Mission Energy
                                                              Pacific Holdings     Limited [9]          Universal Holdings
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments
Other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------
Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------
Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
MISSION ENERGY UNIVERSAL HOLDINGS AND SUBSIDIARIES [TIER 8, ET SEQ.]
Consolidating Balance Sheet
December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                              Consolidating        Mission Energy
                                                              Adjustments          Universal Holdings
                                                                                   Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments
Other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------
Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------
Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
MISSION ENERGY UNIVERSAL HOLDINGS AND SUBSIDIARIES [TIER 8, ET SEQ.]
Consolidating Balance Sheet
December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                              Contact Energy       Mission Contact      Mission Energy
                                                              Limited              Finance Limited      Five Star
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities - net
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits
Asset retirement obligations
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total Liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock not subject to mandatory redemption
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Accumulated other comprehensive loss
Retained earnings
------------------------------------------------------------- -------------------- -------------------- --------------------
Total common shareholders' equity
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
MISSION ENERGY UNIVERSAL HOLDINGS AND SUBSIDIARIES [TIER 8, ET SEQ.]
Consolidating Balance Sheet
December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                              Mission Energy       Contact Energy       Mission Energy
                                                              Pacific Holdings     Limited [9]          Universal Holdings
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities - net
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits
Asset retirement obligations
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total Liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock not subject to mandatory redemption
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Accumulated other comprehensive loss
Retained earnings
------------------------------------------------------------- -------------------- -------------------- --------------------
Total common shareholders' equity
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
MISSION ENERGY UNIVERSAL HOLDINGS AND SUBSIDIARIES [TIER 8, ET SEQ.]
Consolidating Balance Sheet
December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                              Consolidating        Mission Energy
                                                              Adjustments          Universal Holdings
                                                                                   Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities - net
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits
Asset retirement obligations
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total Liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock not subject to mandatory redemption
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Accumulated other comprehensive loss
Retained earnings
------------------------------------------------------------- -------------------- -------------------- --------------------
Total common shareholders' equity
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
MISSION ENERGY UNIVERSAL HOLDINGS AND SUBSIDIARIES [TIER 8, ET SEQ.]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                               Contact Energy       Mission Contact       Mission Energy
                                                               Limited              Finance Limited       Five Star
-------------------------------------------------------------- -------------------- --------------------- --------------------

Electric utility
Nonutility power generation                                                 $634
Financial services and other
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating revenue                                                      634
-------------------------------------------------------------- -------------------- --------------------- --------------------

Fuel                                                                         115
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                              290
Asset impairment and loss on lease termination
Depreciation, decommissioning and amortization                                60
Property and other taxes
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating expenses                                                     465
-------------------------------------------------------------- -------------------- --------------------- --------------------

Operating income (loss)                                                      169
Interest and dividend income                                                   2
Equity in income from partnerships and
   unconsolidated subsidiaries - net                                          (1)
Other nonoperating income
Interest expense - net of amounts capitalized                                (43)
Other nonoperating deductions
Minority interest
Dividends on preferred securities
  subject to mandatory redemption
Dividends on utility preferred stock
   not subject to mandatory redemption
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations before tax                          127
Income tax (benefit)                                                          52
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations                                      75
Income from discontinued operations - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) before accounting change                                        75
Cumulative effect of accounting change - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Net income (loss)                                                             75
-------------------------------------------------------------- -------------------- --------------------- --------------------

Retained earnings - beginning of year                                         28                                        ($1)
Dividends declared on common stock                                         ($103)                                        $1
Dividends declared on preferred stock
Stock option appreciation
-------------------------------------------------------------- -------------------- --------------------- --------------------
Retained earnings - end of year
============================================================== ==================== ===================== ====================

MEC INTERNATIONAL B.V., EME ATLANTIC HOLDINGS LIMITED,
MISSION ENERGY UNIVERSAL HOLDINGS AND SUBSIDIARIES [TIER 11, ET SEQ.]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                               Mission Energy       Contact Energy        Mission Energy
                                                               Pacific Holdings     Limited [9]           Universal Holdings
-------------------------------------------------------------- -------------------- --------------------- --------------------

Electric utility
Nonutility power generation                                                                      $634
Financial services and other
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating revenue                                                                           634
-------------------------------------------------------------- -------------------- --------------------- --------------------

Fuel                                                                                              115
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                                   290
Asset impairment and loss on lease termination
Depreciation, decommissioning and amortization                                                     60
Property and other taxes
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating expenses                                                                          465
-------------------------------------------------------------- -------------------- --------------------- --------------------

Operating income (loss)                                                                           169
Interest and dividend income                                                                        2
Equity in income from partnerships and
   unconsolidated subsidiaries - net                                                               (1)
Other nonoperating income
Interest expense - net of amounts capitalized                               ($20)                 (43)
Other nonoperating deductions
Minority interest
Dividends on preferred securities
  subject to mandatory redemption                                             48                                        $28
Dividends on utility preferred stock
   not subject to mandatory redemption
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations before tax                           28                  127                    28
Income tax (benefit)                                                          20                   52                     6
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations                                       8                   75                    22
Income from discontinued operations - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) before accounting change                                         8                   75                    22
Cumulative effect of accounting change - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Net income (loss)                                                              8                   75                    22
-------------------------------------------------------------- -------------------- --------------------- --------------------

Retained earnings - beginning of year                                         13                   28                    (3)
Dividends declared on common stock                                          ($21)               ($103)                 ($19)
Dividends declared on preferred stock
Stock option appreciation
-------------------------------------------------------------- -------------------- --------------------- --------------------
Retained earnings - end of year
============================================================== ==================== ===================== ====================

MEC INTERNATIONAL B.V.
MISSION ENERGY UNIVERSAL HOLDINGS AND SUBSIDIARIES [TIER 8, ET SEQ.]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                               Consolidating        Mission Energy
                                                               Adjustments          Universal Holdings
                                                                                    Consolidated
-------------------------------------------------------------- -------------------- --------------------- --------------------

Electric utility
Nonutility power generation                                                ($628)                $640
Financial services and other
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating revenue                                                     (628)                 640
-------------------------------------------------------------- -------------------- --------------------- --------------------

Fuel                                                                        (116)                 114
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                             (289)                 291
Asset impairment and loss on lease termination
Depreciation, decommissioning and amortization                               (75)                  45
Property and other taxes
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating expenses                                                    (480)                 450
-------------------------------------------------------------- -------------------- --------------------- --------------------

Operating income (loss)                                                     (148)                 190
Interest and dividend income                                                  (1)                   3
Equity in income from partnerships and
   unconsolidated subsidiaries - net                                           4                    2
Other nonoperating income
Interest expense - net of amounts capitalized                                 42                  (64)
Other nonoperating deductions
Minority interest                                                            (48)                 (48)
Dividends on preferred securities
  subject to mandatory redemption                                            (76)
Dividends on utility preferred stock
   not subject to mandatory redemption
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations before tax                         (227)                  83
Income tax (benefit)                                                         (75)                  55
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations                                    (152)                  28
Income from discontinued operations - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) before accounting change                                      (152)                  28
Cumulative effect of accounting change - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Net income (loss)                                                           (152)                  28
-------------------------------------------------------------- -------------------- --------------------- --------------------

Retained earnings - beginning of year                                        (75)                 (10)
Dividends declared on common stock                                          $227                 ($18)
Dividends declared on preferred stock
Stock option appreciation
-------------------------------------------------------------- -------------------- --------------------- --------------------
Retained earnings - end of year
============================================================== ==================== ===================== ====================

Part 8

MEC INTERNATIONAL B.V.
HYDRO ENERGY B.V. AND SUBSIDIARIES [TIER 7]
Consolidating Balance Sheet
December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                              Iberica de           Electrometalurgica   Hydro Energy B.V
                                                              Energias S.L.        del Ebro, S.L. [8]
---------------------------------------------------------------------------------------------------------------------------
ASSETS
---------------------------------------------------------------------------------------------------------------------------
Cash and equivalents
Restricted cash
Receivables - net
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments
Other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------
Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------
Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
HYDRO ENERGY B.V.AND SUBSIDIARIES [TIER 7]
Consolidating Balance Sheet
December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                              Consolidating        Hydro Energy B.V.
                                                              Adjustments          Consolidated
---------------------------------------------------------------------------------------------------------------------------
ASSETS
---------------------------------------------------------------------------------------------------------------------------
Cash and equivalents
Restricted cash
Receivables - net
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments
Other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------
Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------
Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
HYDRO ENERGY B.V.AND SUBSIDIARIES [TIER 7]
Consolidating Balance Sheet
December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                              Iberica de           Electrometalurgica   Hydro Energy B.V
                                                              Energias S.L.        del Ebro, S.L. [8]
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities - net
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits
Asset retirement obligations
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total Liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock not subject to mandatory redemption
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Accumulated other comprehensive loss
Retained earnings
------------------------------------------------------------- -------------------- -------------------- --------------------
Total common shareholders' equity
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
HYDRO ENERGY B.V. AND SUBSIDIARIES [TIER 7]
Consolidating Balance Sheet
December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                              Consolidating        Hydro Energy B.V.
                                                              Adjustments          Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities - net
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits
Asset retirement obligations
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total Liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock not subject to mandatory redemption
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Accumulated other comprehensive loss
Retained earnings
------------------------------------------------------------- -------------------- -------------------- --------------------
Total common shareholders' equity
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
HYDRO ENERGY B.V. AND SUBSIDIARIES [TIER 7]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                               Iberica de           Electrometalurgica    Hydro Energy B.V
                                                               Energias S.L.        del Ebro, S.L. [8]
-------------------------------------------------------------- -------------------- --------------------- --------------------

Electric utility
Nonutility power generation                                                  $11
Financial services and other
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating revenue                                                       11
-------------------------------------------------------------- -------------------- --------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                3
Asset impairment and loss on lease termination
Depreciation, decommissioning and amortization                                 2
Property and other taxes
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating expenses                                                       5
-------------------------------------------------------------- -------------------- --------------------- --------------------

Operating income (loss)                                                        6
Interest and dividend income
Equity in income from partnerships and
   unconsolidated subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized                                 (3)
Other nonoperating deductions
Minority interest
Dividends on preferred securities
  subject to mandatory redemption
Dividends on utility preferred stock
   not subject to mandatory redemption
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations before tax                            3
Income tax (benefit)                                                           1
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations                                       2
Income from discontinued operations - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) before accounting change                                         2
Cumulative effect of accounting change - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Net income (loss)                                                              2
-------------------------------------------------------------- -------------------- --------------------- --------------------

Retained earnings - beginning of year                                         22                                       ($11)
Dividends declared on common stock                                          ($24)                                       $11
Dividends declared on preferred stock
Stock option appreciation
-------------------------------------------------------------- -------------------- --------------------- --------------------
Retained earnings - end of year
============================================================== ==================== ===================== ====================

MEC INTERNATIONAL B.V.
HYDRO ENERGY B.V. AND SUBSIDIARIES [TIER 6]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                               Consolidating        Hydro Energy B.V.
                                                               Adjustments          Consolidated
-------------------------------------------------------------- -------------------- --------------------- --------------------

Electric utility
Nonutility power generation                                                  $13                  $24
Financial services and other
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating revenue                                                       13                   24
-------------------------------------------------------------- -------------------- --------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                2                    5
Asset impairment and loss on lease termination
Depreciation, decommissioning and amortization                                 1                    3
Property and other taxes
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating expenses                                                       3                    8
-------------------------------------------------------------- -------------------- --------------------- --------------------

Operating income (loss)                                                       10                   16
Interest and dividend income
Equity in income from partnerships and
   unconsolidated subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized                                 (3)                  (6)
Other nonoperating deductions
Minority interest
Dividends on preferred securities
  subject to mandatory redemption
Dividends on utility preferred stock
   not subject to mandatory redemption
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations before tax                            7                   10
Income tax (benefit)                                                           2                    3
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations                                       5                    7
Income from discontinued operations - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) before accounting change                                         5                    7
Cumulative effect of accounting change - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Net income (loss)                                                              5                    7
-------------------------------------------------------------- -------------------- --------------------- --------------------

Retained earnings - beginning of year                                         (3)                   8
Dividends declared on common stock                                           ($2)                ($15)
Dividends declared on preferred stock
Stock option appreciation
-------------------------------------------------------------- -------------------- --------------------- --------------------
Retained earnings - end of year
============================================================== ==================== ===================== ====================

MEC INTERNATIONAL B.V.
IBERIAN HY-POWER AMSTERDAM B.V. AND SUBSIDIARIES [TIER 7, ET SEQ.]
Consolidating Balance Sheet
December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                              Edison Mission       Hydro Energy B.V.    Iberica de
                                                              Energy Desarrollos                        Energias, S.L. [8]
                                                              Espana, S.L.
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments
Other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------
Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------
Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
IBERIAN HY-POWER AMSTERDAM B.V. AND SUBSIDIARIES [TIER 7, ET SEQ.]
Consolidating Balance Sheet
December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                              Electrometalurgica   Monasterio de        Iberica de
                                                              del Ebro, S.L. [9]   Rueda, S.L. [10]     Energias S.L.
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments
Other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------
Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------
Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
IBERIAN HY-POWER AMSTERDAM B.V. AND SUBSIDIARIES [TIER 7, ET SEQ.]
Consolidating Balance Sheet
December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                              Electrometalurgica   Monasterio de        Iberian Hy-Power
                                                              del Ebro, S.L. [8]   Rueda, S.L. [9]      Amsterdam B.V.
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments
Other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------
Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------
Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
IBERIAN HY-POWER AMSTERDAM B.V. AND SUBSIDIARIES [TIER 7, ET SEQ.]
Consolidating Balance Sheet
December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                              Consolidating        Iberian Hy-Power
                                                              Adjustments          Amsterdam B.V.
                                                                                   Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments
Other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------
Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------
Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
IBERIAN HY-POWER AMSTERDAM B.V. AND SUBSIDIARIES [TIER 7, ET SEQ.]
Consolidating Balance Sheet
December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                              Edison Mission       Hydro Energy B.V.    Iberica de
                                                              Energy Desarrollos                        Energias, S.L. [8]
                                                              Espana, S.L.
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities - net
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits
Asset retirement obligations
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total Liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock not subject to mandatory redemption
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Accumulated other comprehensive loss
Retained earnings
------------------------------------------------------------- -------------------- -------------------- --------------------
Total common shareholders' equity
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
IBERIAN HY-POWER AMSTERDAM B.V. AND SUBSIDIARIES [TIER 7, ET SEQ.]
Consolidating Balance Sheet
December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                              Electrometalurgica   Monasterio de        Iberica de
                                                              del Ebro, S.L. [9]   Rueda, S.L. [10]     Energias S.L.
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities - net
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits
Asset retirement obligations
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total Liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock not subject to mandatory redemption
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Accumulated other comprehensive loss
Retained earnings
------------------------------------------------------------- -------------------- -------------------- --------------------
Total common shareholders' equity
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
IBERIAN HY-POWER AMSTERDAM B.V. AND SUBSIDIARIES [TIER 7, ET SEQ.]
Consolidating Balance Sheet
December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                              Electrometalurgica   Monasterio de        Iberian Hy-Power
                                                              del Ebro, S.L. [8]   Rueda, S.L. [9]      Amsterdam B.V.
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities - net
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits
Asset retirement obligations
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total Liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock not subject to mandatory redemption
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Accumulated other comprehensive loss
Retained earnings
------------------------------------------------------------- -------------------- -------------------- --------------------
Total common shareholders' equity
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
IBERIAN HY-POWER AMSTERDAM B.V. AND SUBSIDIARIES [TIER 7, ET SEQ.]
Consolidating Balance Sheet
December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                              Consolidating        Iberian Hy-Power
                                                              Adjustments          Amsterdam B.V.
                                                                                   Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities - net
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits
Asset retirement obligations
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total Liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock not subject to mandatory redemption
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Accumulated other comprehensive loss
Retained earnings
------------------------------------------------------------- -------------------- -------------------- --------------------
Total common shareholders' equity
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
IBERIAN HY-POWER AMSTERDAM B.V. AND SUBSIDIARIES [TIER 7, ET SEQ.]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                               Edison Mission       Hydro Energy B.V.     Iberica de
                                                               Energy Desarrollos                         Energias, S.L. [8]
                                                               Espana, S.L.
-------------------------------------------------------------- -------------------- --------------------- --------------------

Electric utility
Nonutility power generation                                                                                             $11
Financial services and other
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating revenue                                                                                                  11
-------------------------------------------------------------- -------------------- --------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                                                           3
Asset impairment and loss on lease termination
Depreciation, decommissioning and amortization                                                                            2
Property and other taxes
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating expenses                                                                                                  5
-------------------------------------------------------------- -------------------- --------------------- --------------------

Operating income (loss)                                                                                                   6
Interest and dividend income
Equity in income from partnerships and
   unconsolidated subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized                                                                            (3)
Other nonoperating deductions
Minority interest
Dividends on preferred securities
  subject to mandatory redemption
Dividends on utility preferred stock
   not subject to mandatory redemption
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations before tax                                                                       3
Income tax (benefit)                                                                                                      1
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations                                                                                  2
Income from discontinued operations - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) before accounting change                                                                                    2
Cumulative effect of accounting change - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Net income (loss)                                                                                                         2
-------------------------------------------------------------- -------------------- --------------------- --------------------

Retained earnings - beginning of year                                        ($1)                ($11)                   22
Dividends declared on common stock                                            $1                  $11                  ($24)
Dividends declared on preferred stock
Stock option appreciation
-------------------------------------------------------------- -------------------- --------------------- --------------------
Retained earnings - end of year
============================================================== ==================== ===================== ====================

MEC INTERNATIONAL B.V.
IBERIAN HY-POWER AMSTERDAM B.V. AND SUBSIDIARIES [TIER 7, ET SEQ.]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                               Electrometalurgica   Monasterio de         Iberica de
                                                               del Ebro, S.L. [9]   Rueda, S.L. [10]      Energias S.L.
-------------------------------------------------------------- -------------------- --------------------- --------------------

Electric utility
Nonutility power generation                                                                                             $11
Financial services and other
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating revenue                                                                                                  11
-------------------------------------------------------------- -------------------- --------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                                                           3
Asset impairment and loss on lease termination
Depreciation, decommissioning and amortization                                                                            2
Property and other taxes
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating expenses                                                                                                  5
-------------------------------------------------------------- -------------------- --------------------- --------------------

Operating income (loss)                                                                                                   6
Interest and dividend income
Equity in income from partnerships and
   unconsolidated subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized                                                                            (3)
Other nonoperating deductions
Minority interest
Dividends on preferred securities
  subject to mandatory redemption
Dividends on utility preferred stock
   not subject to mandatory redemption
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations before tax                                                                       3
Income tax (benefit)                                                                                                      1
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations                                                                                  2
Income from discontinued operations - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) before accounting change                                                                                    2
Cumulative effect of accounting change - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Net income (loss)                                                                                                         2
-------------------------------------------------------------- -------------------- --------------------- --------------------

Retained earnings - beginning of year                                                                                    22
Dividends declared on common stock                                                                                     ($24)
Dividends declared on preferred stock
Stock option appreciation
-------------------------------------------------------------- -------------------- --------------------- --------------------
Retained earnings - end of year
============================================================== ==================== ===================== ====================

MEC INTERNATIONAL B.V.
IBERIAN HY-POWER AMSTERDAM B.V. AND SUBSIDIARIES [TIER 7, ET SEQ.]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                               Electrometalurgica   Monasterio de         Iberian Hy-Power
                                                               del Ebro, S.L. [8]   Rueda, S.L. [9]       Amsterdam B.V.
-------------------------------------------------------------- -------------------- --------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating revenue
-------------------------------------------------------------- -------------------- --------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Asset impairment and loss on lease termination
Depreciation, decommissioning and amortization
Property and other taxes
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating expenses
-------------------------------------------------------------- -------------------- --------------------- --------------------

Operating income (loss)
Interest and dividend income
Equity in income from partnerships and
   unconsolidated subsidiaries - net
Other nonoperating income                                                                                               ($1)
Interest expense - net of amounts capitalized
Other nonoperating deductions
Minority interest
Dividends on preferred securities
  subject to mandatory redemption
Dividends on utility preferred stock
   not subject to mandatory redemption
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations before tax                                                                      (1)
Income tax (benefit)
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations                                                                                 (1)
Income from discontinued operations - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) before accounting change                                                                                   (1)
Cumulative effect of accounting change - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Net income (loss)                                                                                                        (1)
-------------------------------------------------------------- -------------------- --------------------- --------------------

Retained earnings - beginning of year                                                                                   (11)
Dividends declared on common stock                                                                                      $12
Dividends declared on preferred stock
Stock option appreciation
-------------------------------------------------------------- -------------------- --------------------- --------------------
Retained earnings - end of year
============================================================== ==================== ===================== ====================

MEC INTERNATIONAL B.V.
IBERIAN HY-POWER AMSTERDAM B.V. AND SUBSIDIARIES [TIER 7, ET SEQ.]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                               Consolidating        Iberian Hy-Power
                                                               Adjustments          Amsterdam B.V.
                                                                                    Consolidated
-------------------------------------------------------------- -------------------- --------------------- --------------------

Electric utility
Nonutility power generation                                                   $2                  $24
Financial services and other
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating revenue                                                        2                   24
-------------------------------------------------------------- -------------------- --------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                               (1)                   5
Asset impairment and loss on lease termination
Depreciation, decommissioning and amortization                                (1)                   3
Property and other taxes
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating expenses                                                      (2)                   8
-------------------------------------------------------------- -------------------- --------------------- --------------------

Operating income (loss)                                                        4                   16
Interest and dividend income
Equity in income from partnerships and
   unconsolidated subsidiaries - net
Other nonoperating income                                                                          (1)
Interest expense - net of amounts capitalized                                                      (6)
Other nonoperating deductions
Minority interest
Dividends on preferred securities
  subject to mandatory redemption
Dividends on utility preferred stock
   not subject to mandatory redemption
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations before tax                            4                    9
Income tax (benefit)                                                           2                    4
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations                                       2                    5
Income from discontinued operations - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) before accounting change                                         2                    5
Cumulative effect of accounting change - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Net income (loss)                                                              2                    5
-------------------------------------------------------------- -------------------- --------------------- --------------------

Retained earnings - beginning of year                                        (12)                   9
Dividends declared on common stock                                           $10                 ($14)
Dividends declared on preferred stock
Stock option appreciation
-------------------------------------------------------------- -------------------- --------------------- --------------------
Retained earnings - end of year
============================================================== ==================== ===================== ====================

MEC INTERNATIONAL B.V.
LATROBE POWER PTY. LTD. AND SUBSIDIARIES [TIER 7, ET SEQ.]
Consolidating Balance Sheet
December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                              Mission Victoria     Latrobe Power        Loy Yang B Joint
                                                              Partnership          Partnership [8]      Venture [9]
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments
Other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------
Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------
Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
LATROBE POWER PTY. LTD. AND SUBSIDIARIES [TIER 7, ET SEQ.]
Consolidating Balance Sheet
December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                              Latrobe Power Pty.   Consolidating        Latrobe Power Pty.
                                                              Ltd.                 Adjustments          Ltd. Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments
Other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------
Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------
Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
LATROBE POWER PTY. LTD. AND SUBSIDIARIES [TIER 7, ET SEQ.]
Consolidating Balance Sheet
December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                              Mission Victoria     Latrobe Power        Loy Yang B Joint
                                                              Partnership          Partnership [8]      Venture [9]
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities - net
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits
Asset retirement obligations
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total Liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock not subject to mandatory redemption
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Accumulated other comprehensive loss
Retained earnings
------------------------------------------------------------- -------------------- -------------------- --------------------
Total common shareholders' equity
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
LATROBE POWER PTY. LTD. AND SUBSIDIARIES [TIER 7, ET SEQ.]
Consolidating Balance Sheet
December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                              Latrobe Power Pty.   Consolidating        Latrobe Power Pty.
                                                              Ltd.                 Adjustments          Ltd. Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities - net
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits
Asset retirement obligations
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total Liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock not subject to mandatory redemption
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Accumulated other comprehensive loss
Retained earnings
------------------------------------------------------------- -------------------- -------------------- --------------------
Total common shareholders' equity
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
LATROBE POWER PTY. LTD. AND SUBSIDIARIES [TIER 7, ET SEQ.]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                               Mission Victoria     Latrobe Power         Loy Yang B Joint
                                                               Partnership          Partnership [8]       Venture [9]
-------------------------------------------------------------- -------------------- --------------------- --------------------

Electric utility
Nonutility power generation                                                                      $102
Financial services and other
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating revenue                                                                           102
-------------------------------------------------------------- -------------------- --------------------- --------------------

Fuel                                                                                               14
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                                    17
Asset impairment and loss on lease termination
Depreciation, decommissioning and amortization                                                     17
Property and other taxes
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating expenses                                                                           48
-------------------------------------------------------------- -------------------- --------------------- --------------------

Operating income (loss)                                                                            54
Interest and dividend income                                                                      (28)
Equity in income from partnerships and
   unconsolidated subsidiaries - net
Other nonoperating income                                                                          (1)
Interest expense - net of amounts capitalized
Other nonoperating deductions
Minority interest
Dividends on preferred securities
  subject to mandatory redemption
Dividends on utility preferred stock
   not subject to mandatory redemption
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations before tax                                                25
Income tax (benefit)                                                                                8
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations                                                           17
Income from discontinued operations - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) before accounting change                                                             17
Cumulative effect of accounting change - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Net income (loss)                                                                                  17
-------------------------------------------------------------- -------------------- --------------------- --------------------

Retained earnings - beginning of year                                       $192                  186
Dividends declared on common stock                                         ($192)               ($203)
Dividends declared on preferred stock
Stock option appreciation
-------------------------------------------------------------- -------------------- --------------------- --------------------
Retained earnings - end of year
============================================================== ==================== ===================== ====================

MEC INTERNATIONAL B.V.
LATROBE POWER PTY. LTD. AND SUBSIDIARIES [TIER 7, ET SEQ.]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                               Latrobe Power Pty.   Consolidating         Latrobe Power Pty.
                                                               Ltd.                 Adjustments           Ltd. Consolidated
-------------------------------------------------------------- -------------------- --------------------- --------------------

Electric utility
Nonutility power generation                                                                       $92                  $194
Financial services and other
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating revenue                                                                            92                   194
-------------------------------------------------------------- -------------------- --------------------- --------------------

Fuel                                                                                               13                    27
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                               $1                   18                    36
Asset impairment and loss on lease termination
Depreciation, decommissioning and amortization                                                      2                    19
Property and other taxes
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating expenses                                                       1                   33                    82
-------------------------------------------------------------- -------------------- --------------------- --------------------

Operating income (loss)                                                       (1)                  59                   112
Interest and dividend income                                                   1                   38                    11
Equity in income from partnerships and
   unconsolidated subsidiaries - net
Other nonoperating income                                                                          (1)                   (2)
Interest expense - net of amounts capitalized                                                     (57)                  (57)
Other nonoperating deductions
Minority interest
Dividends on preferred securities
  subject to mandatory redemption
Dividends on utility preferred stock
   not subject to mandatory redemption
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations before tax                                                39                    64
Income tax (benefit)                                                                               10                    18
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations                                                           29                    46
Income from discontinued operations - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) before accounting change                                                             29                    46
Cumulative effect of accounting change - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Net income (loss)                                                                                  29                    46
-------------------------------------------------------------- -------------------- --------------------- --------------------

Retained earnings - beginning of year                                         22                 (212)                  188
Dividends declared on common stock                                          ($22)                $183                 ($234)
Dividends declared on preferred stock
Stock option appreciation
-------------------------------------------------------------- -------------------- --------------------- --------------------
Retained earnings - end of year
============================================================== ==================== ===================== ====================

MEC INTERNATIONAL B.V.
LATROBE VALLEY B.V. AND SUBSIDIARIES [TIER 7]
Consolidating Balance Sheet
December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                              Valley Power Pty     Latrobe Valley B.V.  Consolidating
                                                              Ltd.                                      Adjustments
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments
Other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------
Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------
Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
LATROBE VALLEY B.V. AND SUBSIDIARIES [TIER 7]
Consolidating Balance Sheet
December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                              Latrobe Valley
                                                              B.V. Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments
Other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------
Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------
Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
LATROBE VALLEY B.V. AND SUBSIDIARIES [TIER 7]
Consolidating Balance Sheet
December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                              Valley Power Pty     Latrobe Valley B.V.  Consolidating
                                                              Ltd.                                      Adjustments
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities - net
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits
Asset retirement obligations
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total Liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock not subject to mandatory redemption
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Accumulated other comprehensive loss
Retained earnings
------------------------------------------------------------- -------------------- -------------------- --------------------
Total common shareholders' equity
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
LATROBE VALLEY B.V. AND SUBSIDIARIES [TIER 7]
Consolidating Balance Sheet
December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                              Latrobe Valley
                                                              B.V. Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities - net
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits
Asset retirement obligations
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total Liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock not subject to mandatory redemption
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Accumulated other comprehensive loss
Retained earnings
------------------------------------------------------------- -------------------- -------------------- --------------------
Total common shareholders' equity
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
LATROBE VALLEY B.V. AND SUBSIDIARIES [TIER 7]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                               Valley Power Pty     Latrobe Valley B.V.   Consolidating
                                                               Ltd.                                       Adjustments
-------------------------------------------------------------- -------------------- --------------------- --------------------

Electric utility
Nonutility power generation                                                  $18                                       ($18)
Financial services and other
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating revenue                                                       18                                        (18)
-------------------------------------------------------------- -------------------- --------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                1                                         (1)
Asset impairment and loss on lease termination
Depreciation, decommissioning and amortization                                 2                                         (1)
Property and other taxes
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating expenses                                                       3                                         (2)
-------------------------------------------------------------- -------------------- --------------------- --------------------

Operating income (loss)                                                       15                                        (16)
Interest and dividend income
Equity in income from partnerships and
   unconsolidated subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized                                 (5)                                         5
Other nonoperating deductions                                                 (6)                                         6
Minority interest
Dividends on preferred securities
  subject to mandatory redemption
Dividends on utility preferred stock
   not subject to mandatory redemption
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations before tax                            4                                         (5)
Income tax (benefit)
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations                                       4                                         (5)
Income from discontinued operations - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) before accounting change                                         4                                         (5)
Cumulative effect of accounting change - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Net income (loss)                                                              4                                         (5)
-------------------------------------------------------------- -------------------- --------------------- --------------------

Retained earnings - beginning of year                                          9                                         (8)
Dividends declared on common stock                                          ($13)                                       $13
Dividends declared on preferred stock
Stock option appreciation
-------------------------------------------------------------- -------------------- --------------------- --------------------
Retained earnings - end of year
============================================================== ==================== ===================== ====================

MEC INTERNATIONAL B.V.
LATROBE VALLEY B.V. AND SUBSIDIARIES [TIER 7]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                               Latrobe Valley
                                                               B.V. Consolidated
-------------------------------------------------------------- -------------------- --------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating revenue
-------------------------------------------------------------- -------------------- --------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Asset impairment and loss on lease termination
Depreciation, decommissioning and amortization                                $1
Property and other taxes
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating expenses                                                       1
-------------------------------------------------------------- -------------------- --------------------- --------------------

Operating income (loss)                                                       (1)
Interest and dividend income
Equity in income from partnerships and
   unconsolidated subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Minority interest
Dividends on preferred securities
  subject to mandatory redemption
Dividends on utility preferred stock
   not subject to mandatory redemption
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations before tax                           (1)
Income tax (benefit)
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations                                      (1)
Income from discontinued operations - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) before accounting change                                        (1)
Cumulative effect of accounting change - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Net income (loss)                                                             (1)
-------------------------------------------------------------- -------------------- --------------------- --------------------

Retained earnings - beginning of year                                         $1
Dividends declared on common stock
Dividends declared on preferred stock
Stock option appreciation
-------------------------------------------------------------- -------------------- --------------------- --------------------
Retained earnings - end of year
============================================================== ==================== ===================== ====================

MEC INTERNATIONAL B.V.
LOY YANG HOLDINGS PTY. LTD. AND SUBSIDIARIES [TIER 7]
Consolidating Balance Sheet
December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                              Edison Mission       Latrobe Power Pty.   Mission Energy
                                                              Energy Holdings      Ltd. Consolidated    Ventures Australia
                                                              Pty. Ltd.                                 Pty. Ltd.
                                                              Consolidated                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments
Other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------
Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------
Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
LOY YANG HOLDINGS PTY. LTD. AND SUBSIDIARIES [TIER 7]
Consolidating Balance Sheet
December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                              Traralgon Power      Loy Yang Holdings    Consolidating
                                                              Pty. Ltd.            Pty. Ltd.            Adjustments
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments
Other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------
Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------
Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
LOY YANG HOLDINGS PTY. LTD. AND SUBSIDIARIES [TIER 7]
Consolidating Balance Sheet
December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                              Loy Yang Holdings
                                                              Pty. Ltd.
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments
Other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------
Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------
Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
LOY YANG HOLDINGS PTY. LTD. AND SUBSIDIARIES [TIER 7]
Consolidating Balance Sheet
December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                              Edison Mission       Latrobe Power Pty.   Mission Energy
                                                              Energy Holdings      Ltd. Consolidated    Ventures Australia
                                                              Pty. Ltd.                                 Pty. Ltd.
                                                              Consolidated                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities - net
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits
Asset retirement obligations
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total Liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock not subject to mandatory redemption
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Accumulated other comprehensive loss
Retained earnings
------------------------------------------------------------- -------------------- -------------------- --------------------
Total common shareholders' equity
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
LOY YANG HOLDINGS PTY. LTD. AND SUBSIDIARIES [TIER 7]
Consolidating Balance Sheet
December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                              Traralgon Power      Loy Yang Holdings    Consolidating
                                                              Pty. Ltd.            Pty. Ltd.            Adjustments
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities - net
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits
Asset retirement obligations
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total Liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock not subject to mandatory redemption
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Accumulated other comprehensive loss
Retained earnings
------------------------------------------------------------- -------------------- -------------------- --------------------
Total common shareholders' equity
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
LOY YANG HOLDINGS PTY. LTD. AND SUBSIDIARIES [TIER 7]
Consolidating Balance Sheet
December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                              Loy Yang Holdings
                                                              Pty. Ltd.
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities - net
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits
Asset retirement obligations
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total Liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock not subject to mandatory redemption
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Accumulated other comprehensive loss
Retained earnings
------------------------------------------------------------- -------------------- -------------------- --------------------
Total common shareholders' equity
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
LOY YANG HOLDINGS PTY. LTD. AND SUBSIDIARIES [TIER 7]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                               Edison Mission       Latrobe Power Pty.    Mission Energy
                                                               Energy Holdings      Ltd. Consolidated     Ventures Australia
                                                               Pty. Ltd.                                  Pty. Ltd.
                                                               Consolidated                               Consolidated
-------------------------------------------------------------- -------------------- --------------------- --------------------

Electric utility
Nonutility power generation                                                  $16                 $194                  $194
Financial services and other
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating revenue                                                       16                  194                   194
-------------------------------------------------------------- -------------------- --------------------- --------------------

Fuel                                                                                               27                    27
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                               24                   36                    35
Asset impairment and loss on lease termination
Depreciation, decommissioning and amortization                                                     19                    19
Property and other taxes
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating expenses                                                      24                   82                    81
-------------------------------------------------------------- -------------------- --------------------- --------------------

Operating income (loss)                                                       (8)                 112                   113
Interest and dividend income                                                   1                   11                    10
Equity in income from partnerships and
   unconsolidated subsidiaries - net
Other nonoperating income                                                     11                   (2)                   (2)
Interest expense - net of amounts capitalized                                                     (57)                  (57)
Other nonoperating deductions
Minority interest
Dividends on preferred securities
  subject to mandatory redemption
Dividends on utility preferred stock
   not subject to mandatory redemption
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations before tax                            4                   64                    64
Income tax (benefit)                                                           1                   18                    18
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations                                       3                   46                    46
Income from discontinued operations - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) before accounting change                                         3                   46                    46
Cumulative effect of accounting change - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Net income (loss)                                                              3                   46                    46
-------------------------------------------------------------- -------------------- --------------------- --------------------

Retained earnings - beginning of year                                        101                  188                   188
Dividends declared on common stock                                         ($104)               ($234)                ($234)
Dividends declared on preferred stock
Stock option appreciation
-------------------------------------------------------------- -------------------- --------------------- --------------------
Retained earnings - end of year
============================================================== ==================== ===================== ====================

MEC INTERNATIONAL B.V.
LOY YANG HOLDINGS PTY. LTD. AND SUBSIDIARIES [TIER 7]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                               Traralgon Power      Loy Yang Holdings     Consolidating
                                                               Pty. Ltd.            Pty. Ltd.             Adjustments
                                                               Consolidated
-------------------------------------------------------------- -------------------- --------------------- --------------------

Electric utility
Nonutility power generation                                                 $103                                      ($491)
Financial services and other
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating revenue                                                      103                                       (491)
-------------------------------------------------------------- -------------------- --------------------- --------------------

Fuel                                                                          14                                        (68)
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                               18                                        (90)
Asset impairment and loss on lease termination
Depreciation, decommissioning and amortization                                11                                        (48)
Property and other taxes
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating expenses                                                      43                                       (206)
-------------------------------------------------------------- -------------------- --------------------- --------------------

Operating income (loss)                                                       60                                       (285)
Interest and dividend income                                                 (27)                                         6
Equity in income from partnerships and
   unconsolidated subsidiaries - net
Other nonoperating income                                                     (1)                                         5
Interest expense - net of amounts capitalized                                                                           114
Other nonoperating deductions
Minority interest
Dividends on preferred securities
  subject to mandatory redemption
Dividends on utility preferred stock
   not subject to mandatory redemption
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations before tax                           32                                       (160)
Income tax (benefit)                                                          10                                        (46)
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations                                      22                                       (114)
Income from discontinued operations - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) before accounting change                                        22                                       (114)
Cumulative effect of accounting change - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Net income (loss)                                                             22                                       (114)
-------------------------------------------------------------- -------------------- --------------------- --------------------

Retained earnings - beginning of year                                        209                                       (170)
Dividends declared on common stock                                         ($231)                                      $284
Dividends declared on preferred stock
Stock option appreciation
-------------------------------------------------------------- -------------------- --------------------- --------------------
Retained earnings - end of year
============================================================== ==================== ===================== ====================

MEC INTERNATIONAL B.V.
LOY YANG HOLDINGS PTY. LTD. AND SUBSIDIARIES [TIER 7]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                               Loy Yang Holdings
                                                               Pty. Ltd.
                                                               Consolidated
-------------------------------------------------------------- -------------------- --------------------- --------------------

Electric utility
Nonutility power generation                                                  $16
Financial services and other
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating revenue                                                       16
-------------------------------------------------------------- -------------------- --------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                               23
Asset impairment and loss on lease termination
Depreciation, decommissioning and amortization                                 1
Property and other taxes
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating expenses                                                      24
-------------------------------------------------------------- -------------------- --------------------- --------------------

Operating income (loss)                                                       (8)
Interest and dividend income                                                   1
Equity in income from partnerships and
   unconsolidated subsidiaries - net
Other nonoperating income                                                     11
Interest expense - net of amounts capitalized
Other nonoperating deductions
Minority interest
Dividends on preferred securities
  subject to mandatory redemption
Dividends on utility preferred stock
   not subject to mandatory redemption
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations before tax                            4
Income tax (benefit)                                                           1
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations                                       3
Income from discontinued operations - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) before accounting change                                         3
Cumulative effect of accounting change - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Net income (loss)                                                              3
-------------------------------------------------------------- -------------------- --------------------- --------------------

Retained earnings - beginning of year                                        516
Dividends declared on common stock                                         ($519)
Dividends declared on preferred stock
Stock option appreciation
-------------------------------------------------------------- -------------------- --------------------- --------------------
Retained earnings - end of year
============================================================== ==================== ===================== ====================

MEC INTERNATIONAL B.V., LOY YANG HOLDINGS PTY. LTD.
EDISON MISSION ENERGY HOLDINGS PTY. LTD. AND SUBSIDIARIES [TIER 8]
Consolidating Balance Sheet
December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                              Edison Mission       Latrobe Power        Loy Yang B Joint
                                                              Energy Australia     Partnership [9]      Venture [10]
                                                              Limited
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments
Other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------
Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------
Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V., LOY YANG HOLDINGS PTY. LTD.
EDISON MISSION ENERGY HOLDINGS PTY. LTD. AND SUBSIDIARIES [TIER 8]
Consolidating Balance Sheet
December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                              Edison Mission       Edison Mission       Edison Mission
                                                              Energy Australia     Operation and        Operation and
                                                              Pilbara Power Pty.   Maintenance          Maintenance Loy
                                                              Ltd. (inactive)      Kwinana Pty. Ltd.    Yang Pty. Ltd.
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments
Other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------
Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------
Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V., LOY YANG HOLDINGS PTY. LTD.
EDISON MISSION ENERGY HOLDINGS PTY. LTD. AND SUBSIDIARIES [TIER 8]
Consolidating Balance Sheet
December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                              Mission Energy       Mission Energy       Kwinana Power
                                                              Holdings             (Kwinana) Pty. Ltd.  Partnership [9]
                                                              Superannuation
                                                              Fund Pty. Ltd.
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments
Other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------
Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------
Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V., LOY YANG HOLDINGS PTY. LTD.
EDISON MISSION ENERGY HOLDINGS PTY. LTD. AND SUBSIDIARIES [TIER 8]
Consolidating Balance Sheet
December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                              Perth Power          Edison Mission       Consolidating
                                                              Partnership [10]     Energy Holdings      Adjustments
                                                                                   Pty. Ltd.
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments
Other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------
Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------
Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V., LOY YANG HOLDINGS PTY. LTD.
EDISON MISSION ENERGY HOLDINGS PTY. LTD. AND SUBSIDIARIES [TIER 8]
Consolidating Balance Sheet
December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                              Edison Mission
                                                              Energy Holdings
                                                              Pty. Ltd.
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments
Other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------
Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------
Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V., LOY YANG HOLDINGS PTY. LTD.
EDISON MISSION ENERGY HOLDINGS PTY. LTD. AND SUBSIDIARIES [TIER 8]
Consolidating Balance Sheet
December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                              Edison Mission       Latrobe Power        Loy Yang B Joint
                                                              Energy Australia     Partnership [9]      Venture [10]
                                                              Limited
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities - net
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits
Asset retirement obligations
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total Liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock not subject to mandatory redemption
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Accumulated other comprehensive loss
Retained earnings
------------------------------------------------------------- -------------------- -------------------- --------------------
Total common shareholders' equity
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V., LOY YANG HOLDINGS PTY. LTD.
EDISON MISSION ENERGY HOLDINGS PTY. LTD. AND SUBSIDIARIES [TIER 8]
Consolidating Balance Sheet
December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                              Edison Mission       Edison Mission       Edison Mission
                                                              Energy Australia     Operation and        Operation and
                                                              Pilbara Power Pty.   Maintenance          Maintenance Loy
                                                              Ltd. (inactive)      Kwinana Pty. Ltd.    Yang Pty. Ltd.
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities - net
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits
Asset retirement obligations
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total Liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock not subject to mandatory redemption
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Accumulated other comprehensive loss
Retained earnings
------------------------------------------------------------- -------------------- -------------------- --------------------
Total common shareholders' equity
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V., LOY YANG HOLDINGS PTY. LTD.
EDISON MISSION ENERGY HOLDINGS PTY. LTD. AND SUBSIDIARIES [TIER 8]
Consolidating Balance Sheet
December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                              Mission Energy       Mission Energy       Kwinana Power
                                                              Holdings             (Kwinana) Pty. Ltd.  Partnership [9]
                                                              Superannuation
                                                              Fund Pty. Ltd.
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities - net
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits
Asset retirement obligations
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total Liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock not subject to mandatory redemption
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Accumulated other comprehensive loss
Retained earnings
------------------------------------------------------------- -------------------- -------------------- --------------------
Total common shareholders' equity
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V., LOY YANG HOLDINGS PTY. LTD.
EDISON MISSION ENERGY HOLDINGS PTY. LTD. AND SUBSIDIARIES [TIER 8]
Consolidating Balance Sheet
December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                              Perth Power          Edison Mission       Consolidating
                                                              Partnership [10]     Energy Holdings      Adjustments
                                                                                   Pty. Ltd.
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities - net
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits
Asset retirement obligations
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total Liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock not subject to mandatory redemption
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Accumulated other comprehensive loss
Retained earnings
------------------------------------------------------------- -------------------- -------------------- --------------------
Total common shareholders' equity
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V., LOY YANG HOLDINGS PTY. LTD.
EDISON MISSION ENERGY HOLDINGS PTY. LTD. AND SUBSIDIARIES [TIER 8]
Consolidating Balance Sheet
December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                              Edison Mission
                                                              Energy Holdings
                                                              Pty. Ltd.
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities - net
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits
Asset retirement obligations
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total Liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock not subject to mandatory redemption
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Accumulated other comprehensive loss
Retained earnings
------------------------------------------------------------- -------------------- -------------------- --------------------
Total common shareholders' equity
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V., LOY YANG HOLDINGS PTY. LTD.
EDISON MISSION ENERGY HOLDINGS PTY. LTD. AND SUBSIDIARIES [TIER 8]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                               Edison Mission       Latrobe Power         Loy Yang B Joint
                                                               Energy Australia     Partnership [9]       Venture [10]
                                                               Limited
-------------------------------------------------------------- -------------------- --------------------- --------------------

Electric utility
Nonutility power generation                                                                      $102
Financial services and other
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating revenue                                                                           102
-------------------------------------------------------------- -------------------- --------------------- --------------------

Fuel                                                                                               14
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                               $1                   17
Asset impairment and loss on lease termination
Depreciation, decommissioning and amortization                                                     17
Property and other taxes
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating expenses                                                       1                   48
-------------------------------------------------------------- -------------------- --------------------- --------------------

Operating income (loss)                                                       (1)                  54
Interest and dividend income                                                                      (28)
Equity in income from partnerships and
   unconsolidated subsidiaries - net
Other nonoperating income                                                      1                   (1)
Interest expense - net of amounts capitalized
Other nonoperating deductions
Minority interest
Dividends on preferred securities
  subject to mandatory redemption
Dividends on utility preferred stock
   not subject to mandatory redemption
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations before tax                                                25
Income tax (benefit)                                                                                8
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations                                                           17
Income from discontinued operations - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) before accounting change                                                             17
Cumulative effect of accounting change - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Net income (loss)                                                                                  17
-------------------------------------------------------------- -------------------- --------------------- --------------------

Retained earnings - beginning of year                                         (1)                 186
Dividends declared on common stock                                            $1                ($203)
Dividends declared on preferred stock
Stock option appreciation
-------------------------------------------------------------- -------------------- --------------------- --------------------
Retained earnings - end of year
============================================================== ==================== ===================== ====================

MEC INTERNATIONAL B.V., LOY YANG HOLDINGS PTY. LTD.
EDISON MISSION ENERGY HOLDINGS PTY. LTD. AND SUBSIDIARIES [TIER 8]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                               Edison Mission       Edison Mission        Edison Mission
                                                               Energy Australia     Operation and         Operation and
                                                               Pilbara Power Pty.   Maintenance Kwinana   Maintenance Loy
                                                               Ltd. (inactive)      Pty. Ltd.             Yang Pty. Ltd.
-------------------------------------------------------------- -------------------- --------------------- --------------------

Electric utility
Nonutility power generation                                                                        $2                   $13
Financial services and other
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating revenue                                                                             2                    13
-------------------------------------------------------------- -------------------- --------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                                     2                    13
Asset impairment and loss on lease termination
Depreciation, decommissioning and amortization
Property and other taxes
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating expenses                                                                            2                   $13
-------------------------------------------------------------- -------------------- --------------------- --------------------

Operating income (loss)
Interest and dividend income
Equity in income from partnerships and
   unconsolidated subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Minority interest
Dividends on preferred securities
  subject to mandatory redemption
Dividends on utility preferred stock
   not subject to mandatory redemption
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations before tax
Income tax (benefit)
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations
Income from discontinued operations - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) before accounting change
Cumulative effect of accounting change - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Net income (loss)
-------------------------------------------------------------- -------------------- --------------------- --------------------

Retained earnings - beginning of year                                                               2
Dividends declared on common stock                                                                ($2)
Dividends declared on preferred stock
Stock option appreciation
-------------------------------------------------------------- -------------------- --------------------- --------------------
Retained earnings - end of year
============================================================== ==================== ===================== ====================

MEC INTERNATIONAL B.V., LOY YANG HOLDINGS PTY. LTD.
EDISON MISSION ENERGY HOLDINGS PTY. LTD. AND SUBSIDIARIES [TIER 8]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                               Mission Energy       Mission Energy        Kwinana Power
                                                               Holdings             (Kwinana) Pty. Ltd.   Partnership [9]
                                                               Superannuation
                                                               Fund Pty. Ltd.
-------------------------------------------------------------- -------------------- --------------------- --------------------

Electric utility
Nonutility power generation                                                                                             $46
Financial services and other
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating revenue                                                                                                  46
-------------------------------------------------------------- -------------------- --------------------- --------------------

Fuel                                                                                                                     23
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                                                           3
Asset impairment and loss on lease termination
Depreciation, decommissioning and amortization                                                                            5
Property and other taxes
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating expenses                                                                                                 31
-------------------------------------------------------------- -------------------- --------------------- --------------------

Operating income (loss)                                                                                                  15
Interest and dividend income
Equity in income from partnerships and
   unconsolidated subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Minority interest
Dividends on preferred securities
  subject to mandatory redemption
Dividends on utility preferred stock
   not subject to mandatory redemption
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations before tax                                                                      15
Income tax (benefit)
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations                                                                                 15
Income from discontinued operations - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) before accounting change                                                                                   15
Cumulative effect of accounting change - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Net income (loss)                                                                                                        15
-------------------------------------------------------------- -------------------- --------------------- --------------------

Retained earnings - beginning of year                                                                                    44
Dividends declared on common stock                                                                                     ($59)
Dividends declared on preferred stock
Stock option appreciation
-------------------------------------------------------------- -------------------- --------------------- --------------------
Retained earnings - end of year
============================================================== ==================== ===================== ====================

MEC INTERNATIONAL B.V., LOY YANG HOLDINGS PTY. LTD.
EDISON MISSION ENERGY HOLDINGS PTY. LTD. AND SUBSIDIARIES [TIER 8]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                               Perth Power          Edison Mission        Consolidating
                                                               Partnership [10]     Energy Holdings       Adjustments
                                                                                    Pty. Ltd.
-------------------------------------------------------------- -------------------- --------------------- --------------------

Electric utility
Nonutility power generation                                                  ($3)                                     ($144)
Financial services and other
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating revenue                                                       (3)                                      (144)
-------------------------------------------------------------- -------------------- --------------------- --------------------

Fuel                                                                                                                    (37)
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                2                   $8                   (22)
Asset impairment and loss on lease termination
Depreciation, decommissioning and amortization                                                                          (22)
Property and other taxes
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating expenses                                                       2                    8                   (81)
-------------------------------------------------------------- -------------------- --------------------- --------------------

Operating income (loss)                                                       (5)                  (8)                  (63)
Interest and dividend income                                                                                             29
Equity in income from partnerships and
   unconsolidated subsidiaries - net
Other nonoperating income                                                                          11
Interest expense - net of amounts capitalized                                 (6)                                         6
Other nonoperating deductions
Minority interest
Dividends on preferred securities
  subject to mandatory redemption
Dividends on utility preferred stock
   not subject to mandatory redemption
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations before tax                          (11)                   3                   (28)
Income tax (benefit)                                                                                1                    (8)
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations                                     (11)                   2                   (20)
Income from discontinued operations - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) before accounting change                                       (11)                   2                   (20)
Cumulative effect of accounting change - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Net income (loss)                                                            (11)                   2                   (20)
-------------------------------------------------------------- -------------------- --------------------- --------------------

Retained earnings - beginning of year                                        (57)                  15                   (88)
Dividends declared on common stock                                           $68                 ($17)                 $108
Dividends declared on preferred stock
Stock option appreciation
-------------------------------------------------------------- -------------------- --------------------- --------------------
Retained earnings - end of year
============================================================== ==================== ===================== ====================

MEC INTERNATIONAL B.V., LOY YANG HOLDINGS PTY. LTD.
EDISON MISSION ENERGY HOLDINGS PTY. LTD. AND SUBSIDIARIES [TIER 8]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                               Edison Mission
                                                               Energy Holdings
                                                               Pty. Ltd.
                                                               Consolidated
-------------------------------------------------------------- -------------------- --------------------- --------------------

Electric utility
Nonutility power generation                                                  $16
Financial services and other
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating revenue                                                       16
-------------------------------------------------------------- -------------------- --------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                               24
Asset impairment and loss on lease termination
Depreciation, decommissioning and amortization
Property and other taxes
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating expenses                                                      24
-------------------------------------------------------------- -------------------- --------------------- --------------------

Operating income (loss)                                                       (8)
Interest and dividend income                                                   1
Equity in income from partnerships and
   unconsolidated subsidiaries - net
Other nonoperating income                                                     11
Interest expense - net of amounts capitalized
Other nonoperating deductions
Minority interest
Dividends on preferred securities
  subject to mandatory redemption
Dividends on utility preferred stock
   not subject to mandatory redemption
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations before tax                            4
Income tax (benefit)                                                           1
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations                                       3
Income from discontinued operations - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) before accounting change                                         3
Cumulative effect of accounting change - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Net income (loss)                                                              3
-------------------------------------------------------------- -------------------- --------------------- --------------------

Retained earnings - beginning of year                                        101
Dividends declared on common stock                                         ($104)
Dividends declared on preferred stock
Stock option appreciation
-------------------------------------------------------------- -------------------- --------------------- --------------------
Retained earnings - end of year
============================================================== ==================== ===================== ====================

MEC INTERNATIONAL B.V., LOY YANG HOLDINGS PTY. LTD.
LATROBE POWER PTY. LTD. AND SUBSIDIARIES [TIER 8, ET SEQ.]
Consolidating Balance Sheet
December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                              Mission Victoria     Latrobe Power        Loy Yang B Joint
                                                              Partnership          Partnership [9]      Venture [10]
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments
Other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------
Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------
Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V., LOY YANG HOLDINGS PTY. LTD.
LATROBE POWER PTY. LTD. AND SUBSIDIARIES [TIER 8, ET SEQ.]
Consolidating Balance Sheet
December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                              Latrobe Power Pty.   Consolidating        Latrobe Power Pty.
                                                              Ltd.                 Adjustments          Ltd. Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments
Other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------
Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------
Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V., LOY YANG HOLDINGS PTY. LTD.
LATROBE POWER PTY. LTD. AND SUBSIDIARIES [TIER 8, ET SEQ.]
Consolidating Balance Sheet
December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                              Mission Victoria     Latrobe Power        Loy Yang B Joint
                                                              Partnership          Partnership [9]      Venture [10]
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities - net
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits
Asset retirement obligations
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total Liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock not subject to mandatory redemption
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Accumulated other comprehensive loss
Retained earnings
------------------------------------------------------------- -------------------- -------------------- --------------------
Total common shareholders' equity
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V., LOY YANG HOLDINGS PTY. LTD.
LATROBE POWER PTY. LTD. AND SUBSIDIARIES [TIER 8, ET SEQ.]
Consolidating Balance Sheet
December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                              Latrobe Power Pty.   Consolidating        Latrobe Power Pty.
                                                              Ltd.                 Adjustments          Ltd. Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities - net
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits
Asset retirement obligations
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total Liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock not subject to mandatory redemption
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Accumulated other comprehensive loss
Retained earnings
------------------------------------------------------------- -------------------- -------------------- --------------------
Total common shareholders' equity
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V., LOY YANG HOLDINGS PTY. LTD.
LATROBE POWER PTY. LTD. AND SUBSIDIARIES [TIER 8, ET SEQ.]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                               Mission Victoria     Latrobe Power         Loy Yang B Joint
                                                               Partnership          Partnership [9]       Venture [10]
-------------------------------------------------------------- -------------------- --------------------- --------------------

Electric utility
Nonutility power generation                                                                      $102
Financial services and other
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating revenue                                                                           102
-------------------------------------------------------------- -------------------- --------------------- --------------------

Fuel                                                                                               14
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                                    17
Asset impairment and loss on lease termination
Depreciation, decommissioning and amortization                                                     17
Property and other taxes
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating expenses                                                                           48
-------------------------------------------------------------- -------------------- --------------------- --------------------

Operating income (loss)                                                                            54
Interest and dividend income                                                                      (28)
Equity in income from partnerships and
   unconsolidated subsidiaries - net
Other nonoperating income                                                                          (1)
Interest expense - net of amounts capitalized
Other nonoperating deductions
Minority interest
Dividends on preferred securities
  subject to mandatory redemption
Dividends on utility preferred stock
   not subject to mandatory redemption
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations before tax                                                25
Income tax (benefit)                                                                                8
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations                                                           17
Income from discontinued operations - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) before accounting change                                                             17
Cumulative effect of accounting change - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Net income (loss)                                                                                  17
-------------------------------------------------------------- -------------------- --------------------- --------------------

Retained earnings - beginning of year                                       $192                  186
Dividends declared on common stock                                         ($192)               ($203)
Dividends declared on preferred stock
Stock option appreciation
-------------------------------------------------------------- -------------------- --------------------- --------------------
Retained earnings - end of year
============================================================== ==================== ===================== ====================

MEC INTERNATIONAL B.V., LOY YANG HOLDINGS PTY. LTD.
LATROBE POWER PTY. LTD. AND SUBSIDIARIES [TIER 8, ET SEQ.]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                               Latrobe Power Pty.   Consolidating         Latrobe Power Pty.
                                                               Ltd.                 Adjustments           Ltd. Consolidated
-------------------------------------------------------------- -------------------- --------------------- --------------------

Electric utility
Nonutility power generation                                                                       $92                  $194
Financial services and other
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating revenue                                                                            92                   194
-------------------------------------------------------------- -------------------- --------------------- --------------------

Fuel                                                                                               13                    27
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                               $1                   18                    36
Asset impairment and loss on lease termination
Depreciation, decommissioning and amortization                                                      2                    19
Property and other taxes
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating expenses                                                       1                   33                    82
-------------------------------------------------------------- -------------------- --------------------- --------------------

Operating income (loss)                                                       (1)                  59                   112
Interest and dividend income                                                                       39                    11
Equity in income from partnerships and
   unconsolidated subsidiaries - net
Other nonoperating income                                                      1                   (2)                   (2)
Interest expense - net of amounts capitalized                                                     (57)                  (57)
Other nonoperating deductions
Minority interest
Dividends on preferred securities
  subject to mandatory redemption
Dividends on utility preferred stock
   not subject to mandatory redemption
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations before tax                                                39                    64
Income tax (benefit)                                                                               10                    18
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations                                                           29                    46
Income from discontinued operations - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) before accounting change                                                             29                    46
Cumulative effect of accounting change - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Net income (loss)                                                                                  29                    46
-------------------------------------------------------------- -------------------- --------------------- --------------------

Retained earnings - beginning of year                                         22                 (212)                  188
Dividends declared on common stock                                          ($22)                $183                 ($234)
Dividends declared on preferred stock
Stock option appreciation
-------------------------------------------------------------- -------------------- --------------------- --------------------
Retained earnings - end of year
============================================================== ==================== ===================== ====================

MEC INTERNATIONAL B.V., LOY YANG HOLDINGS PTY. LTD.
MISSION ENERGY VENTURES AUSTRALIA PTY. LTD. AND SUBSIDIARIES [TIER 8, ET SEQ.]
Consolidating Balance Sheet
December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                              Mission Victoria     Latrobe Power        Loy Yang B Joint
                                                              Partnership          Partnership [9]      Venture [10]
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments
Other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------
Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------
Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V., LOY YANG HOLDINGS PTY. LTD.
MISSION ENERGY VENTURES AUSTRALIA PTY. LTD. AND SUBSIDIARIES [TIER 8, ET SEQ.]
Consolidating Balance Sheet
December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                              Mission Energy       Consolidating        Mission Energy
                                                              Ventures Australia   Adjustments          Ventures Australia
                                                              Pty. Ltd.                                 Pty. Ltd.
                                                                                                        Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments
Other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------
Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------
Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V., LOY YANG HOLDINGS PTY. LTD.
MISSION ENERGY VENTURES AUSTRALIA PTY. LTD. AND SUBSIDIARIES [TIER 8, ET SEQ.]
Consolidating Balance Sheet
December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                              Mission Victoria     Latrobe Power        Loy Yang B Joint
                                                              Partnership          Partnership [9]      Venture [10]
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities - net
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits
Asset retirement obligations
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total Liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock not subject to mandatory redemption
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Accumulated other comprehensive loss
Retained earnings
------------------------------------------------------------- -------------------- -------------------- --------------------
Total common shareholders' equity
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V., LOY YANG HOLDINGS PTY. LTD.
MISSION ENERGY VENTURES AUSTRALIA PTY. LTD. AND SUBSIDIARIES [TIER 8, ET SEQ.]
Consolidating Balance Sheet
December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                              Mission Energy       Consolidating        Mission Energy
                                                              Ventures Australia   Adjustments          Ventures Australia
                                                              Pty. Ltd.                                 Pty. Ltd.
                                                                                                        Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities - net
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits
Asset retirement obligations
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total Liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock not subject to mandatory redemption
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Accumulated other comprehensive loss
Retained earnings
------------------------------------------------------------- -------------------- -------------------- --------------------
Total common shareholders' equity
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V., LOY YANG HOLDINGS PTY. LTD.
MISSION ENERGY VENTURES AUSTRALIA PTY. LTD. AND SUBSIDIARIES [TIER 8, ET SEQ.]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                               Mission Victoria     Latrobe Power         Loy Yang B Joint
                                                               Partnership          Partnership [9]       Venture [10]
-------------------------------------------------------------- -------------------- --------------------- --------------------

Electric utility
Nonutility power generation                                                                      $102
Financial services and other
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating revenue                                                                           102
-------------------------------------------------------------- -------------------- --------------------- --------------------

Fuel                                                                                               14
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                                    17
Asset impairment and loss on lease termination
Depreciation, decommissioning and amortization                                                     17
Property and other taxes
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating expenses                                                                           48
-------------------------------------------------------------- -------------------- --------------------- --------------------

Operating income (loss)                                                                            54
Interest and dividend income                                                                      (28)
Equity in income from partnerships and
   unconsolidated subsidiaries - net
Other nonoperating income                                                                          (1)
Interest expense - net of amounts capitalized
Other nonoperating deductions
Minority interest
Dividends on preferred securities
  subject to mandatory redemption
Dividends on utility preferred stock
   not subject to mandatory redemption
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations before tax                                                25
Income tax (benefit)                                                                                8
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations                                                           17
Income from discontinued operations - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) before accounting change                                                             17
Cumulative effect of accounting change - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Net income (loss)                                                                                  17
-------------------------------------------------------------- -------------------- --------------------- --------------------

Retained earnings - beginning of year                                       $192                  186
Dividends declared on common stock                                         ($192)               ($203)
Dividends declared on preferred stock
Stock option appreciation
-------------------------------------------------------------- -------------------- --------------------- --------------------
Retained earnings - end of year
============================================================== ==================== ===================== ====================

MEC INTERNATIONAL B.V., LOY YANG HOLDINGS PTY. LTD.
MISSION ENERGY VENTURES AUSTRALIA PTY. LTD. AND SUBSIDIARIES [TIER 8, ET SEQ.]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                               Mission Energy       Consolidating         Mission Energy
                                                               Ventures Australia   Adjustments           Ventures Australia
                                                               Pty. Ltd.                                  Pty. Ltd.
                                                                                                          Consolidated
-------------------------------------------------------------- -------------------- --------------------- --------------------

Electric utility
Nonutility power generation                                                                       $92                  $194
Financial services and other
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating revenue                                                                            92                   194
-------------------------------------------------------------- -------------------- --------------------- --------------------

Fuel                                                                                               13                    27
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                                    18                    35
Asset impairment and loss on lease termination
Depreciation, decommissioning and amortization                                                      2                    19
Property and other taxes
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating expenses                                                                           33                    81
-------------------------------------------------------------- -------------------- --------------------- --------------------

Operating income (loss)                                                                            59                   113
Interest and dividend income                                                                       38                    10
Equity in income from partnerships and
   unconsolidated subsidiaries - net
Other nonoperating income                                                                          (1)                   (2)
Interest expense - net of amounts capitalized                                                     (57)                  (57)
Other nonoperating deductions
Minority interest
Dividends on preferred securities
  subject to mandatory redemption
Dividends on utility preferred stock
   not subject to mandatory redemption
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations before tax                                                39                    64
Income tax (benefit)                                                                               10                    18
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations                                                           29                    46
Income from discontinued operations - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) before accounting change                                                             29                    46
Cumulative effect of accounting change - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Net income (loss)                                                                                  29                    46
-------------------------------------------------------------- -------------------- --------------------- --------------------

Retained earnings - beginning of year                                                            (190)                  188
Dividends declared on common stock                                                               $161                 ($234)
Dividends declared on preferred stock
Stock option appreciation
-------------------------------------------------------------- -------------------- --------------------- --------------------
Retained earnings - end of year
============================================================== ==================== ===================== ====================

MEC INTERNATIONAL B.V., LOY YANG HOLDINGS PTY. LTD.
TRARALGON POWER PTY. LTD. AND SUBSIDIARIES [TIER 8, ET SEQ.]
Consolidating Balance Sheet
December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                              Mission Victoria     Latrobe Power        Loy Yang B Joint
                                                              Partnership          Partnership [9]      Venture [10]
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments
Other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------
Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------
Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V., LOY YANG HOLDINGS PTY. LTD.
TRARALGON POWER PTY. LTD. AND SUBSIDIARIES [TIER 8, ET SEQ.]
Consolidating Balance Sheet
December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                              Traralgon Power      Consolidating        Traralgon Power
                                                              Pty. Ltd.            Adjustments          Pty. Ltd.
                                                                                                        Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments
Other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------
Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------
Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V., LOY YANG HOLDINGS PTY. LTD.
TRARALGON POWER PTY. LTD. AND SUBSIDIARIES [TIER 8, ET SEQ.]
Consolidating Balance Sheet
December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                              Mission Victoria     Latrobe Power        Loy Yang B Joint
                                                              Partnership          Partnership [9]      Venture [10]
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities - net
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits
Asset retirement obligations
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total Liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock not subject to mandatory redemption
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Accumulated other comprehensive loss
Retained earnings
------------------------------------------------------------- -------------------- -------------------- --------------------
Total common shareholders' equity
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V., LOY YANG HOLDINGS PTY. LTD.
TRARALGON POWER PTY. LTD. AND SUBSIDIARIES [TIER 8, ET SEQ.]
Consolidating Balance Sheet
December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                              Traralgon Power      Consolidating        Traralgon Power
                                                              Pty. Ltd.            Adjustments          Pty. Ltd.
                                                                                                        Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities - net
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits
Asset retirement obligations
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total Liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock not subject to mandatory redemption
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Accumulated other comprehensive loss
Retained earnings
------------------------------------------------------------- -------------------- -------------------- --------------------
Total common shareholders' equity
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V., LOY YANG HOLDINGS PTY. LTD.
TRARALGON POWER PTY. LTD. AND SUBSIDIARIES [TIER 8, ET SEQ.]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                               Mission Victoria     Latrobe Power         Loy Yang B Joint
                                                               Partnership          Partnership [9]       Venture [10]
-------------------------------------------------------------- -------------------- --------------------- --------------------

Electric utility
Nonutility power generation                                                                      $103
Financial services and other
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating revenue                                                                           103
-------------------------------------------------------------- -------------------- --------------------- --------------------

Fuel                                                                                               14
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                                    17
Asset impairment and loss on lease termination
Depreciation, decommissioning and amortization                                                     11
Property and other taxes
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating expenses                                                                           42
-------------------------------------------------------------- -------------------- --------------------- --------------------

Operating income (loss)                                                                            61
Interest and dividend income                                                                      (28)
Equity in income from partnerships and
   unconsolidated subsidiaries - net
Other nonoperating income                                                                          (1)
Interest expense - net of amounts capitalized
Other nonoperating deductions
Minority interest
Dividends on preferred securities
  subject to mandatory redemption
Dividends on utility preferred stock
   not subject to mandatory redemption
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations before tax                                                32
Income tax (benefit)                                                                               10
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations                                                           22
Income from discontinued operations - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) before accounting change                                                             22
Cumulative effect of accounting change - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Net income (loss)                                                                                  22
-------------------------------------------------------------- -------------------- --------------------- --------------------

Retained earnings - beginning of year                                       $192                  186
Dividends declared on common stock                                         ($192)               ($208)
Dividends declared on preferred stock
Stock option appreciation
-------------------------------------------------------------- -------------------- --------------------- --------------------
Retained earnings - end of year
============================================================== ==================== ===================== ====================

MEC INTERNATIONAL B.V., LOY YANG HOLDINGS PTY. LTD.
TRARALGON POWER PTY. LTD. AND SUBSIDIARIES [TIER 8, ET SEQ.]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                               Traralgon Power      Consolidating         Traralgon Power
                                                               Pty. Ltd.            Adjustments           Pty. Ltd.
                                                                                                          Consolidated
-------------------------------------------------------------- -------------------- --------------------- --------------------

Electric utility
Nonutility power generation                                                                                            $103
Financial services and other
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating revenue                                                                                                 103
-------------------------------------------------------------- -------------------- --------------------- --------------------

Fuel                                                                                                                     14
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                               $1                                         18
Asset impairment and loss on lease termination
Depreciation, decommissioning and amortization                                                                           11
Property and other taxes
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating expenses                                                       1                                         43
-------------------------------------------------------------- -------------------- --------------------- --------------------

Operating income (loss)                                                       (1)                                        60
Interest and dividend income                                                   1                                        (27)
Equity in income from partnerships and
   unconsolidated subsidiaries - net
Other nonoperating income                                                                                                (1)
Interest expense - net of amounts capitalized
Other nonoperating deductions
Minority interest
Dividends on preferred securities
  subject to mandatory redemption
Dividends on utility preferred stock
   not subject to mandatory redemption
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations before tax                                                                      32
Income tax (benefit)                                                                                                     10
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations                                                                                 22
Income from discontinued operations - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) before accounting change                                                                                   22
Cumulative effect of accounting change - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Net income (loss)                                                                                                        22
-------------------------------------------------------------- -------------------- --------------------- --------------------

Retained earnings - beginning of year                                         22                ($191)                  209
Dividends declared on common stock                                          ($22)                $191                 ($231)
Dividends declared on preferred stock
Stock option appreciation
-------------------------------------------------------------- -------------------- --------------------- --------------------
Retained earnings - end of year
============================================================== ==================== ===================== ====================

Part 9

MEC INTERNATIONAL B.V.,
MAJESTIC ENERGY LIMITED AND SUBSIDIARIES [TIER 7]
Consolidating Balance Sheet
December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                             Majestic Energy      EME Royale      Edison Mission
                                             Limited                              Energy Taupo
                                                                                  Limited (inactive)
                                                                                  [8]
-------------------------------------------- -------------------- --------------- --------------------
ASSETS
-------------------------------------------- -------------------- --------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments
Other current assets
-------------------------------------------- -------------------- --------------- --------------------
Total current assets
-------------------------------------------- -------------------- --------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
-------------------------------------------- -------------------- --------------- --------------------
Total investment and other assets
-------------------------------------------- -------------------- --------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
-------------------------------------------- -------------------- --------------- --------------------
Total utility plant
-------------------------------------------- -------------------- --------------- --------------------

Restricted cash
Regulatory assets - net
Other deferred charges
-------------------------------------------- -------------------- --------------- --------------------
Total deferred charges
-------------------------------------------- -------------------- --------------- --------------------

Assets of discontinued operations
-------------------------------------------- -------------------- --------------- --------------------

Total assets
============================================ ==================== =============== ====================

MEC INTERNATIONAL B.V.,
MAJESTIC ENERGY LIMITED AND SUBSIDIARIES [TIER 7]
Consolidating Balance Sheet
December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                      Consolidating        Majestic Energy
                                                      Adjustments          Limited
                                                                           Consolidated
----------------------------------------------------- -------------------- -------------------- ---------------
ASSETS
----------------------------------------------------- -------------------- -------------------- ---------------

Cash and equivalents
Restricted cash
Receivables - net
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments
Other current assets
----------------------------------------------------- -------------------- -------------------- ---------------
Total current assets
----------------------------------------------------- -------------------- -------------------- ---------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
----------------------------------------------------- -------------------- -------------------- ---------------
Total investment and other assets
----------------------------------------------------- -------------------- -------------------- ---------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
----------------------------------------------------- -------------------- -------------------- ---------------
Total utility plant
----------------------------------------------------- -------------------- -------------------- ---------------

Restricted cash
Regulatory assets - net
Other deferred charges
----------------------------------------------------- -------------------- -------------------- ---------------
Total deferred charges
----------------------------------------------------- -------------------- -------------------- ---------------

Assets of discontinued operations
----------------------------------------------------- -------------------- -------------------- ---------------

Total assets
===================================================== ==================== ==================== ===============

MEC INTERNATIONAL B.V.,
MAJESTIC ENERGY LIMITED AND SUBSIDIARIES [TIER 7]
Consolidating Balance Sheet
December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                        Majestic Energy      EME Royale      Edison Mission
                                                        Limited                              Energy Taupo
                                                                                             Limited (inactive)
                                                                                             [8]
------------------------------------------------------- -------------------- --------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------- -------------------- --------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities - net
Other current liabilities
------------------------------------------------------- -------------------- --------------- --------------------
Total current liabilities
------------------------------------------------------- -------------------- --------------- --------------------

Long-term debt
------------------------------------------------------- -------------------- --------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits
Asset retirement obligations
Other long-term liabilities
------------------------------------------------------- -------------------- --------------- --------------------
Total deferred credits and other liabilities
------------------------------------------------------- -------------------- --------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------- -------------------- --------------- --------------------

Total Liabilities
------------------------------------------------------- -------------------- --------------- --------------------

Minority Interest
------------------------------------------------------- -------------------- --------------- --------------------

Preferred stock not subject to mandatory redemption
------------------------------------------------------- -------------------- --------------- --------------------

Common stock
Accumulated other comprehensive loss
Retained earnings
------------------------------------------------------- -------------------- --------------- --------------------
Total common shareholders' equity
------------------------------------------------------- -------------------- --------------- --------------------

Total liabilities and shareholders' equity
======================================================= ==================== =============== ====================

MEC INTERNATIONAL B.V.,
MAJESTIC ENERGY LIMITED AND SUBSIDIARIES [TIER 7]
Consolidating Balance Sheet
December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                        Consolidating        Majestic Energy
                                                        Adjustments          Limited
                                                                             Consolidated
------------------------------------------------------- -------------------- -------------------- ---------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------- -------------------- -------------------- ---------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities - net
Other current liabilities
------------------------------------------------------- -------------------- -------------------- ---------------
Total current liabilities
------------------------------------------------------- -------------------- -------------------- ---------------

Long-term debt
------------------------------------------------------- -------------------- -------------------- ---------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits
Asset retirement obligations
Other long-term liabilities
------------------------------------------------------- -------------------- -------------------- ---------------
Total deferred credits and other liabilities
------------------------------------------------------- -------------------- -------------------- ---------------

Liabilities of discontinued operations
------------------------------------------------------- -------------------- -------------------- ---------------

Total Liabilities
------------------------------------------------------- -------------------- -------------------- ---------------

Minority Interest
------------------------------------------------------- -------------------- -------------------- ---------------

Preferred stock not subject to mandatory redemption
------------------------------------------------------- -------------------- -------------------- ---------------

Common stock
Accumulated other comprehensive loss
Retained earnings
------------------------------------------------------- -------------------- -------------------- --------------
Total common shareholders' equity
------------------------------------------------------- -------------------- -------------------- --------------

Total liabilities and shareholders' equity
======================================================= ==================== ==================== ==============

MEC INTERNATIONAL B.V.,
MAJESTIC ENERGY LIMITED AND SUBSIDIARIES [TIER 7]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                         Majestic Energy      EME Royale         Edison Mission
                                                         Limited                                 Energy Taupo
                                                                                                 Limited (inactive)[8]
-------------------------------------------------------- -------------------- ------------------ --------------------

Electric utility
Nonutility power generation
Financial services and other
-------------------------------------------------------- -------------------- ------------------ --------------------
Total operating revenue
-------------------------------------------------------- -------------------- ------------------ --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Asset impairment and loss on lease termination                        $305
Depreciation, decommissioning and amortization
Property and other taxes
-------------------------------------------------------- -------------------- ------------------ --------------------
Total operating expenses                                               305
-------------------------------------------------------- -------------------- ------------------ --------------------

Operating income (loss)                                               (305)
Interest and dividend income
Equity in income from partnerships and
   unconsolidated subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Minority interest
Dividends on preferred securities
  subject to mandatory redemption
Dividends on utility preferred stock
   not subject to mandatory redemption
-------------------------------------------------------- -------------------- ------------------ --------------------
Income (loss) from continuing operations before tax                   (305)
Income tax (benefit)
-------------------------------------------------------- -------------------- ------------------ --------------------
Income (loss) from continuing operations                              (305)
Income from discontinued operations - net of tax
-------------------------------------------------------- -------------------- ------------------ --------------------
Income (loss) before accounting change                                (305)
Cumulative effect of accounting change - net of tax
-------------------------------------------------------- -------------------- ------------------ --------------------
Net income (loss)                                                     (305)
-------------------------------------------------------- -------------------- ------------------ --------------------

Retained earnings - beginning of year                                                     ($207)             ($302)
Dividends declared on common stock                                    $305                 $207               $302
Dividends declared on preferred stock
Stock option appreciation
-------------------------------------------------------- -------------------- ------------------ --------------------
Retained earnings - end of year
======================================================== ==================== ================== ====================

MEC INTERNATIONAL B.V.,
MAJESTIC ENERGY LIMITED AND SUBSIDIARIES [TIER 7]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                         Consolidating        Majestic Energy
                                                         Adjustments          Limited Consolidated
-------------------------------------------------------- -------------------- --------------------- ----------------

Electric utility
Nonutility power generation
Financial services and other
-------------------------------------------------------- -------------------- --------------------- ----------------
Total operating revenue
-------------------------------------------------------- -------------------- --------------------- ----------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Asset impairment and loss on lease termination                       ($305)
Depreciation, decommissioning and amortization
Property and other taxes
-------------------------------------------------------- -------------------- --------------------- ----------------
Total operating expenses                                              (305)
-------------------------------------------------------- -------------------- --------------------- ----------------

Operating income (loss)                                                305
Interest and dividend income
Equity in income from partnerships and
   unconsolidated subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Minority interest
Dividends on preferred securities
  subject to mandatory redemption
Dividends on utility preferred stock
   not subject to mandatory redemption
-------------------------------------------------------- -------------------- --------------------- ----------------
Income (loss) from continuing operations before tax                    305
Income tax (benefit)
-------------------------------------------------------- -------------------- --------------------- ----------------
Income (loss) from continuing operations                               305
Income from discontinued operations - net of tax
-------------------------------------------------------- -------------------- --------------------- ----------------
Income (loss) before accounting change                                 305
Cumulative effect of accounting change - net of tax
-------------------------------------------------------- -------------------- --------------------- ----------------
Net income (loss)                                                      305
-------------------------------------------------------- -------------------- --------------------- ----------------

Retained earnings - beginning of year                                  204                ($305)
Dividends declared on common stock                                   ($509)                $305
Dividends declared on preferred stock
Stock option appreciation
-------------------------------------------------------- -------------------- --------------------- ----------------
Retained earnings - end of year
======================================================== ==================== ===================== ================

MEC INTERNATIONAL B.V.
MEC INTERNATIONAL HOLDINGS B.V. AND SUBSIDIARIES [TIER 7]
Consolidating Balance Sheet
December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                        MEC Indonesia B.V.   Edison Mission    P.T. Edison
                                                                             Energy Power [8]  Mission Operation
                                                                                               and Maintenance
                                                                                               Indonesia
------------------------------------------------------- -------------------- ----------------- --------------------
ASSETS
------------------------------------------------------- -------------------- ----------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments
Other current assets
------------------------------------------------------- -------------------- ----------------- --------------------
Total current assets
------------------------------------------------------- -------------------- ----------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------- -------------------- ----------------- --------------------
Total investment and other assets
------------------------------------------------------- -------------------- ----------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------- -------------------- ----------------- --------------------
Total utility plant
------------------------------------------------------- -------------------- ----------------- --------------------

Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------- -------------------- ----------------- --------------------
Total deferred charges
------------------------------------------------------- -------------------- ----------------- --------------------

Assets of discontinued operations
------------------------------------------------------- -------------------- ----------------- --------------------

Total assets
======================================================= ==================== ================= ====================

MEC INTERNATIONAL B.V.
MEC INTERNATIONAL HOLDINGS B.V. AND SUBSIDIARIES [TIER 7]
Consolidating Balance Sheet
December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                     MEC International    Consolidating        MEC International
                                                     Holdings B.V.        Adjustments          Holdings B.V.
                                                                                               Consolidated
---------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
---------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments
Other current assets
---------------------------------------------------- -------------------- -------------------- --------------------
Total current assets
---------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
---------------------------------------------------- -------------------- -------------------- --------------------
Total investment and other assets
---------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
---------------------------------------------------- -------------------- -------------------- --------------------
Total utility plant
---------------------------------------------------- -------------------- -------------------- --------------------

Restricted cash
Regulatory assets - net
Other deferred charges
---------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges
---------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
---------------------------------------------------- -------------------- -------------------- --------------------

Total assets
==================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V.
MEC INTERNATIONAL HOLDINGS B.V. AND SUBSIDIARIES [TIER 7]
Consolidating Balance Sheet
December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                          MEC Indonesia B.V.   Edison Mission    P.T. Edison
                                                                               Energy Power [8]  Mission Operation
                                                                                                 and Maintenance
                                                                                                 Indonesia
--------------------------------------------------------- -------------------- ----------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
--------------------------------------------------------- -------------------- ----------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities - net
Other current liabilities
--------------------------------------------------------- -------------------- ----------------- --------------------
Total current liabilities
--------------------------------------------------------- -------------------- ----------------- --------------------

Long-term debt
--------------------------------------------------------- -------------------- ----------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits
Asset retirement obligations
Other long-term liabilities
--------------------------------------------------------- -------------------- ----------------- --------------------
Total deferred credits and other liabilities
--------------------------------------------------------- -------------------- ----------------- --------------------

Liabilities of discontinued operations
--------------------------------------------------------- -------------------- ----------------- --------------------

Total Liabilities
--------------------------------------------------------- -------------------- ----------------- --------------------

Minority Interest
--------------------------------------------------------- -------------------- ----------------- --------------------

Preferred stock not subject to mandatory redemption
--------------------------------------------------------- -------------------- ----------------- --------------------

Common stock
Accumulated other comprehensive loss
Retained earnings
--------------------------------------------------------- -------------------- ----------------- --------------------
Total common shareholders' equity
--------------------------------------------------------- -------------------- ----------------- --------------------

Total liabilities and shareholders' equity
========================================================= ==================== ================= ====================

MEC INTERNATIONAL B.V.
MEC INTERNATIONAL HOLDINGS B.V. AND SUBSIDIARIES [TIER 7]
Consolidating Balance Sheet
December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                         MEC International    Consolidating    MEC International
                                                         Holdings B.V.        Adjustments      Holdings B.V.
                                                                                               Consolidated
-------------------------------------------------------- -------------------- ---------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
-------------------------------------------------------- -------------------- ---------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities - net
Other current liabilities
-------------------------------------------------------- -------------------- ---------------- --------------------
Total current liabilities
-------------------------------------------------------- -------------------- ---------------- --------------------

Long-term debt
-------------------------------------------------------- -------------------- ---------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits
Asset retirement obligations
Other long-term liabilities
-------------------------------------------------------- -------------------- ---------------- --------------------
Total deferred credits and other liabilities
-------------------------------------------------------- -------------------- ---------------- --------------------

Liabilities of discontinued operations
-------------------------------------------------------- -------------------- ---------------- --------------------

Total Liabilities
-------------------------------------------------------- -------------------- ---------------- --------------------

Minority Interest
-------------------------------------------------------- -------------------- ---------------- --------------------

Preferred stock not subject to mandatory redemption
-------------------------------------------------------- -------------------- ---------------- --------------------

Common stock
Accumulated other comprehensive loss
Retained earnings
-------------------------------------------------------- -------------------- ---------------- --------------------
Total common shareholders' equity
-------------------------------------------------------- -------------------- ---------------- --------------------

Total liabilities and shareholders' equity
======================================================== ==================== ================ ====================

MEC INTERNATIONAL B.V.
MEC INTERNATIONAL HOLDINGS B.V. AND SUBSIDIARIES [TIER 7]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                       MEC Indonesia B.V.   Edison Mission    P.T. Edison
                                                                            Energy Power [8]  Mission Operation
                                                                                              and Maintenance
                                                                                              Indonesia
------------------------------------------------------ -------------------- ----------------- --------------------

Electric utility
Nonutility power generation                                                                                 $15
Financial services and other
------------------------------------------------------ -------------------- ----------------- --------------------
Total operating revenue                                                                                      15
------------------------------------------------------ -------------------- ----------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                                              13
Asset impairment and loss on lease termination
Depreciation, decommissioning and amortization
Property and other taxes
------------------------------------------------------ -------------------- ----------------- --------------------
Total operating expenses                                                                                     13
------------------------------------------------------ -------------------- ----------------- --------------------

Operating income (loss)                                                                                       2
Interest and dividend income
Equity in income from partnerships and
   unconsolidated subsidiaries - net                                 $37
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Minority interest
Dividends on preferred securities
  subject to mandatory redemption
Dividends on utility preferred stock
   not subject to mandatory redemption
------------------------------------------------------ -------------------- ----------------- --------------------
Income (loss) from continuing operations before tax                   37                                      2
Income tax (benefit)
------------------------------------------------------ -------------------- ----------------- --------------------
Income (loss) from continuing operations                              37                                      2
Income from discontinued operations - net of tax
------------------------------------------------------ -------------------- ----------------- --------------------
Income (loss) before accounting change                                37                                      2
Cumulative effect of accounting change - net of tax
------------------------------------------------------ -------------------- ----------------- --------------------
Net income (loss)                                                     37                                      2
------------------------------------------------------ -------------------- ----------------- --------------------

Retained earnings - beginning of year                                 53                                      3
Dividends declared on common stock                                  ($90)                                   ($5)
Dividends declared on preferred stock
Stock option appreciation
------------------------------------------------------ -------------------- ----------------- --------------------
Retained earnings - end of year
====================================================== ==================== ================= ====================

MEC INTERNATIONAL B.V.
MEC INTERNATIONAL HOLDINGS B.V. AND SUBSIDIARIES [TIER 7]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                         MEC International    Consolidating      MEC International
                                                         Holdings B.V.        Adjustments        Holdings B.V.
                                                                                                 Consolidated
-------------------------------------------------------- -------------------- ------------------ --------------------

Electric utility
Nonutility power generation                                                                                    $15
Financial services and other
-------------------------------------------------------- -------------------- ------------------ --------------------
Total operating revenue                                                                                         15
-------------------------------------------------------- -------------------- ------------------ --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                                                 13
Asset impairment and loss on lease termination
Depreciation, decommissioning and amortization
Property and other taxes
-------------------------------------------------------- -------------------- ------------------ --------------------
Total operating expenses                                                                                        13
-------------------------------------------------------- -------------------- ------------------ --------------------

Operating income (loss)                                                                                          2
Interest and dividend income
Equity in income from partnerships and
   unconsolidated subsidiaries - net                                                                            37
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Minority interest
Dividends on preferred securities
  subject to mandatory redemption
Dividends on utility preferred stock
   not subject to mandatory redemption
-------------------------------------------------------- -------------------- ------------------ --------------------
Income (loss) from continuing operations before tax                                                             39
Income tax (benefit)
-------------------------------------------------------- -------------------- ------------------ --------------------
Income (loss) from continuing operations                                                                        39
Income from discontinued operations - net of tax
-------------------------------------------------------- -------------------- ------------------ --------------------
Income (loss) before accounting change                                                                          39
Cumulative effect of accounting change - net of tax
-------------------------------------------------------- -------------------- ------------------ --------------------
Net income (loss)                                                                                               39
-------------------------------------------------------- -------------------- ------------------ --------------------

Retained earnings - beginning of year                                                       ($6)                50
Dividends declared on common stock                                                           $6               ($89)
Dividends declared on preferred stock
Stock option appreciation
-------------------------------------------------------- -------------------- ------------------ --------------------
Retained earnings - end of year
======================================================== ==================== ================== ====================

MEC INTERNATIONAL B.V.
MEC JAVA B.V. AND SUBSIDIARIES [TIER 7]
Consolidating Balance Sheet
December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                       Island Capital       Edison Mission       MEC Java B.V.
                                                       S.a.r.l.             Energy Asia Pte.
                                                                            Ltd. Consolidated
                                                                            [8]
------------------------------------------------------ -------------------- -------------------- --------------
ASSETS
------------------------------------------------------ -------------------- -------------------- --------------

Cash and equivalents
Restricted cash
Receivables - net
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments
Other current assets
------------------------------------------------------ -------------------- -------------------- --------------
Total current assets
------------------------------------------------------ -------------------- -------------------- --------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------ -------------------- -------------------- --------------
Total investment and other assets
------------------------------------------------------ -------------------- -------------------- --------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------ -------------------- -------------------- --------------
Total utility plant
------------------------------------------------------ -------------------- -------------------- --------------

Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------ -------------------- -------------------- --------------
Total deferred charges
------------------------------------------------------ -------------------- -------------------- --------------

Assets of discontinued operations
------------------------------------------------------ -------------------- -------------------- --------------

Total assets
====================================================== ==================== ==================== ==============

MEC INTERNATIONAL B.V.
MEC JAVA B.V. AND SUBSIDIARIES [TIER 7]
Consolidating Balance Sheet
December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                   Consolidating        MEC Java B.V.
                                                   Adjustments          Consolidated
-------------------------------------------------- -------------------- -------------------- ---------------
ASSETS
-------------------------------------------------- -------------------- -------------------- ---------------

Cash and equivalents
Restricted cash
Receivables - net
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments
Other current assets
-------------------------------------------------- -------------------- -------------------- ---------------
Total current assets
-------------------------------------------------- -------------------- -------------------- ---------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
-------------------------------------------------- -------------------- -------------------- ---------------
Total investment and other assets
-------------------------------------------------- -------------------- -------------------- ---------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
-------------------------------------------------- -------------------- -------------------- ---------------
Total utility plant
-------------------------------------------------- -------------------- -------------------- ---------------

Restricted cash
Regulatory assets - net
Other deferred charges
-------------------------------------------------- -------------------- -------------------- ---------------
Total deferred charges
-------------------------------------------------- -------------------- -------------------- ---------------

Assets of discontinued operations
-------------------------------------------------- -------------------- -------------------- ---------------

Total assets
================================================== ==================== ==================== ===============

MEC INTERNATIONAL B.V.
MEC JAVA B.V. AND SUBSIDIARIES [TIER 7]
Consolidating Balance Sheet
December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                       Island Capital       Edison Mission       MEC Java B.V.
                                                       S.a.r.l.             Energy Asia Pte.
                                                                            Ltd. Consolidated
                                                                            [8]
------------------------------------------------------ -------------------- -------------------- ---------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------ -------------------- -------------------- ---------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities - net
Other current liabilities
------------------------------------------------------ -------------------- -------------------- ---------------
Total current liabilities
------------------------------------------------------ -------------------- -------------------- ---------------

Long-term debt
------------------------------------------------------ -------------------- -------------------- ---------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits
Asset retirement obligations
Other long-term liabilities
------------------------------------------------------ -------------------- -------------------- ---------------
Total deferred credits and other liabilities
------------------------------------------------------ -------------------- -------------------- ---------------

Liabilities of discontinued operations
------------------------------------------------------ -------------------- -------------------- ---------------

Total Liabilities
------------------------------------------------------ -------------------- -------------------- ---------------

Minority Interest
------------------------------------------------------ -------------------- -------------------- ---------------

Preferred stock not subject to mandatory redemption
------------------------------------------------------ -------------------- -------------------- ---------------

Common stock
Accumulated other comprehensive loss
Retained earnings
------------------------------------------------------ -------------------- -------------------- ---------------
Total common shareholders' equity
------------------------------------------------------ -------------------- -------------------- ---------------

Total liabilities and shareholders' equity
====================================================== ==================== ==================== ===============

MEC INTERNATIONAL B.V.
MEC JAVA B.V. AND SUBSIDIARIES [TIER 7]
Consolidating Balance Sheet
December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                       Consolidating        MEC Java B.V.
                                                       Adjustments          Consolidated
------------------------------------------------------ -------------------- -------------------- ----------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------ -------------------- -------------------- ----------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities - net
Other current liabilities
------------------------------------------------------ -------------------- -------------------- ----------------
Total current liabilities
------------------------------------------------------ -------------------- -------------------- ----------------

Long-term debt
------------------------------------------------------ -------------------- -------------------- ----------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits
Asset retirement obligations
Other long-term liabilities
------------------------------------------------------ -------------------- -------------------- ----------------
Total deferred credits and other liabilities
------------------------------------------------------ -------------------- -------------------- ----------------

Liabilities of discontinued operations
------------------------------------------------------ -------------------- -------------------- ----------------

Total Liabilities
------------------------------------------------------ -------------------- -------------------- ----------------

Minority Interest
------------------------------------------------------ -------------------- -------------------- ----------------

Preferred stock not subject to mandatory redemption
------------------------------------------------------ -------------------- -------------------- ----------------

Common stock
Accumulated other comprehensive loss
Retained earnings
------------------------------------------------------ -------------------- -------------------- ----------------
Total common shareholders' equity
------------------------------------------------------ -------------------- -------------------- ----------------

Total liabilities and shareholders' equity
====================================================== ==================== ==================== ================

MEC INTERNATIONAL B.V.
MEC JAVA B.V. AND SUBSIDIARIES [TIER 7]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                          Island Capital       Edison Mission        MEC Java B.V.
                                                          S.a.r.l.             Energy Asia Pte.
                                                                               Ltd. Consolidated
                                                                               [8]
--------------------------------------------------------- -------------------- --------------------- --------------

Electric utility
Nonutility power generation                                                                  $16
Financial services and other
--------------------------------------------------------- -------------------- --------------------- --------------
Total operating revenue                                                                       16
--------------------------------------------------------- -------------------- --------------------- --------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                                5
Asset impairment and loss on lease termination
Depreciation, decommissioning and amortization
Property and other taxes
--------------------------------------------------------- -------------------- --------------------- --------------
Total operating expenses                                                                       5
--------------------------------------------------------- -------------------- --------------------- --------------

Operating income (loss)                                                                       11
Interest and dividend income                                                                   3
Equity in income from partnerships and
   unconsolidated subsidiaries - net                                                          28
Other nonoperating income                                                                      1
Interest expense - net of amounts capitalized
Other nonoperating deductions
Minority interest
Dividends on preferred securities
  subject to mandatory redemption
Dividends on utility preferred stock
   not subject to mandatory redemption
--------------------------------------------------------- -------------------- --------------------- --------------
Income (loss) from continuing operations before tax                                           43
Income tax (benefit)                                                                           5
--------------------------------------------------------- -------------------- --------------------- --------------
Income (loss) from continuing operations                                                      38
Income from discontinued operations - net of tax
--------------------------------------------------------- -------------------- --------------------- --------------
Income (loss) before accounting change                                                        38
Cumulative effect of accounting change - net of tax
--------------------------------------------------------- -------------------- --------------------- --------------
Net income (loss)                                                                             38
--------------------------------------------------------- -------------------- --------------------- --------------

Retained earnings - beginning of year                                                         64
Dividends declared on common stock                                                         ($102)
Dividends declared on preferred stock
Stock option appreciation
--------------------------------------------------------- -------------------- --------------------- --------------
Retained earnings - end of year
========================================================= ==================== ===================== ==============

MEC INTERNATIONAL B.V.
MEC JAVA B.V. AND SUBSIDIARIES [TIER 7]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                       Consolidating        MEC Java B.V.
                                                       Adjustments          Consolidated
------------------------------------------------------ -------------------- --------------------- --------------

Electric utility
Nonutility power generation                                                               $16
Financial services and other
------------------------------------------------------ -------------------- --------------------- --------------
Total operating revenue                                                                    16
------------------------------------------------------ -------------------- --------------------- --------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                             5
Asset impairment and loss on lease termination
Depreciation, decommissioning and amortization
Property and other taxes
------------------------------------------------------ -------------------- --------------------- --------------
Total operating expenses                                                                    5
------------------------------------------------------ -------------------- --------------------- --------------

Operating income (loss)                                                                    11
Interest and dividend income                                                                3
Equity in income from partnerships and
   unconsolidated subsidiaries - net                                                       28
Other nonoperating income                                                                   1
Interest expense - net of amounts capitalized
Other nonoperating deductions
Minority interest
Dividends on preferred securities
  subject to mandatory redemption
Dividends on utility preferred stock
   not subject to mandatory redemption
------------------------------------------------------ -------------------- --------------------- --------------
Income (loss) from continuing operations before tax                                        43
Income tax (benefit)                                                  $4                    9
------------------------------------------------------ -------------------- --------------------- --------------
Income (loss) from continuing operations                              (4)                  34
Income from discontinued operations - net of tax
------------------------------------------------------ -------------------- --------------------- --------------
Income (loss) before accounting change                                (4)                  34
Cumulative effect of accounting change - net of tax
------------------------------------------------------ -------------------- --------------------- --------------
Net income (loss)                                                     (4)                  34
------------------------------------------------------ -------------------- --------------------- --------------

Retained earnings - beginning of year                                 (4)                  60
Dividends declared on common stock                                    $8                 ($94)
Dividends declared on preferred stock
Stock option appreciation
------------------------------------------------------ -------------------- --------------------- --------------
Retained earnings - end of year
====================================================== ==================== ===================== ==============

MEC INTERNATIONAL B.V. MEC JAVA B.V.,
EDISON MISSION ENERGY ASIA PTE. LTD. AND SUBSIDIARIES [TIER 7]
Consolidating Balance Sheet
December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                     Edison Mission       Edison Mission       Edison Mission
                                                     Energy Asia          Energy Fuel          Operation and
                                                     Pacific Pte. Ltd.    Company Pte. Ltd.    Maintenance
                                                                                               Services Pte. Ltd.
---------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
---------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments
Other current assets
---------------------------------------------------- -------------------- -------------------- --------------------
Total current assets
---------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
---------------------------------------------------- -------------------- -------------------- --------------------
Total investment and other assets
---------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
---------------------------------------------------- -------------------- -------------------- --------------------
Total utility plant
---------------------------------------------------- -------------------- -------------------- --------------------

Restricted cash
Regulatory assets - net
Other deferred charges
---------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges
---------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
---------------------------------------------------- -------------------- -------------------- --------------------

Total assets
==================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V. MEC JAVA B.V.,
EDISON MISSION ENERGY ASIA PTE. LTD. AND SUBSIDIARIES [TIER 7]
Consolidating Balance Sheet
December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                       P.T. Edison          Edison Mission       Consolidating
                                                       Mission Operation    Energy Asia Pte.     Adjustments
                                                       and Maintenance      Ltd.
                                                       Indonesia
------------------------------------------------------ -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------ -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments
Other current assets
------------------------------------------------------ -------------------- -------------------- --------------------
Total current assets
------------------------------------------------------ -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------ -------------------- -------------------- --------------------
Total investment and other assets
------------------------------------------------------ -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------ -------------------- -------------------- --------------------
Total utility plant
------------------------------------------------------ -------------------- -------------------- --------------------

Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------ -------------------- -------------------- --------------------
Total deferred charges
------------------------------------------------------ -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------ -------------------- -------------------- --------------------

Total assets
====================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V. MEC JAVA B.V.,
EDISON MISSION ENERGY ASIA PTE. LTD. AND SUBSIDIARIES [TIER 7]
Consolidating Balance Sheet
December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                      Edison Mission
                                                      Energy Asia Pte.
                                                      Ltd. Consolidated
----------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
----------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments
Other current assets
----------------------------------------------------- -------------------- -------------------- --------------------
Total current assets
----------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
----------------------------------------------------- -------------------- -------------------- --------------------
Total investment and other assets
----------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
----------------------------------------------------- -------------------- -------------------- --------------------
Total utility plant
----------------------------------------------------- -------------------- -------------------- --------------------

Restricted cash
Regulatory assets - net
Other deferred charges
----------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges
----------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
----------------------------------------------------- -------------------- -------------------- --------------------

Total assets
===================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V. MEC JAVA B.V.,
EDISON MISSION ENERGY ASIA PTE. LTD. AND SUBSIDIARIES [TIER 7]
Consolidating Balance Sheet
December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                       Edison Mission     Edison Mission       Edison Mission
                                                       Energy Asia        Energy Fuel          Operation and
                                                       Pacific Pte. Ltd.  Company Pte. Ltd.    Maintenance
                                                                                               Services Pte. Ltd.
------------------------------------------------------ ------------------ -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------ ------------------ -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities - net
Other current liabilities
------------------------------------------------------ ------------------ -------------------- --------------------
Total current liabilities
------------------------------------------------------ ------------------ -------------------- --------------------

Long-term debt
------------------------------------------------------ ------------------ -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits
Asset retirement obligations
Other long-term liabilities
------------------------------------------------------ ------------------ -------------------- --------------------
Total deferred credits and other liabilities
------------------------------------------------------ ------------------ -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------ ------------------ -------------------- --------------------

Total Liabilities
------------------------------------------------------ ------------------ -------------------- --------------------

Minority Interest
------------------------------------------------------ ------------------ -------------------- --------------------

Preferred stock not subject to mandatory redemption
------------------------------------------------------ ------------------ -------------------- --------------------

Common stock
Accumulated other comprehensive loss
Retained earnings
------------------------------------------------------ ------------------ -------------------- --------------------
Total common shareholders' equity
------------------------------------------------------ ------------------ -------------------- --------------------

Total liabilities and shareholders' equity
====================================================== ================== ==================== ====================

MEC INTERNATIONAL B.V. MEC JAVA B.V.,
EDISON MISSION ENERGY ASIA PTE. LTD. AND SUBSIDIARIES [TIER 7]
Consolidating Balance Sheet
December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                       P.T. Edison          Edison Mission       Consolidating
                                                       Mission Operation    Energy Asia Pte.     Adjustments
                                                       and Maintenance      Ltd.
                                                       Indonesia
------------------------------------------------------ -------------------- -------------------- ---------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------ -------------------- -------------------- ---------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities - net
Other current liabilities
------------------------------------------------------ -------------------- -------------------- ---------------
Total current liabilities
------------------------------------------------------ -------------------- -------------------- ---------------

Long-term debt
------------------------------------------------------ -------------------- -------------------- ---------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits
Asset retirement obligations
Other long-term liabilities
------------------------------------------------------ -------------------- -------------------- ---------------
Total deferred credits and other liabilities
------------------------------------------------------ -------------------- -------------------- ---------------

Liabilities of discontinued operations
------------------------------------------------------ -------------------- -------------------- ---------------

Total Liabilities
------------------------------------------------------ -------------------- -------------------- ---------------

Minority Interest
------------------------------------------------------ -------------------- -------------------- ---------------

Preferred stock not subject to mandatory redemption
------------------------------------------------------ -------------------- -------------------- ---------------

Common stock
Accumulated other comprehensive loss
Retained earnings
------------------------------------------------------ -------------------- -------------------- ---------------
Total common shareholders' equity
------------------------------------------------------ -------------------- -------------------- ---------------

Total liabilities and shareholders' equity
====================================================== ==================== ==================== ===============

MEC INTERNATIONAL B.V. MEC JAVA B.V.,
EDISON MISSION ENERGY ASIA PTE. LTD. AND SUBSIDIARIES [TIER 7]
Consolidating Balance Sheet
December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                         Edison Mission
                                                         Energy Asia Pte.
                                                         Ltd. Consolidated
-------------------------------------------------------- -------------------- -------------------- ---------------
LIABILITIES AND SHAREHOLDERS' EQUITY
-------------------------------------------------------- -------------------- -------------------- ---------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities - net
Other current liabilities
-------------------------------------------------------- -------------------- -------------------- ---------------
Total current liabilities
-------------------------------------------------------- -------------------- -------------------- ---------------

Long-term debt
-------------------------------------------------------- -------------------- -------------------- ---------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits
Asset retirement obligations
Other long-term liabilities
-------------------------------------------------------- -------------------- -------------------- ---------------
Total deferred credits and other liabilities
-------------------------------------------------------- -------------------- -------------------- ---------------

Liabilities of discontinued operations
-------------------------------------------------------- -------------------- -------------------- ---------------

Total Liabilities
-------------------------------------------------------- -------------------- -------------------- ---------------

Minority Interest
-------------------------------------------------------- -------------------- -------------------- ---------------

Preferred stock not subject to mandatory redemption
-------------------------------------------------------- -------------------- -------------------- ---------------

Common stock
Accumulated other comprehensive loss
Retained earnings
-------------------------------------------------------- -------------------- -------------------- ---------------
Total common shareholders' equity
-------------------------------------------------------- -------------------- -------------------- ---------------

Total liabilities and shareholders' equity
======================================================== ==================== ==================== ===============

MEC INTERNATIONAL B.V. MEC JAVA B.V.,
EDISON MISSION ENERGY ASIA PTE. LTD. AND SUBSIDIARIES [TIER 7]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                       Edison Mission     Edison Mission        Edison Mission
                                                       Energy Asia        Energy Fuel Company   Operation and
                                                       Pacific Pte. Ltd.  Pte. Ltd.             Maintenance
                                                                                                Services Pte. Ltd.
------------------------------------------------------ ------------------ --------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
------------------------------------------------------ ------------------ --------------------- --------------------
Total operating revenue
------------------------------------------------------ ------------------ --------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                                                $3
Asset impairment and loss on lease termination
Depreciation, decommissioning and amortization
Property and other taxes
------------------------------------------------------ ------------------ --------------------- --------------------
Total operating expenses                                                                                        3
------------------------------------------------------ ------------------ --------------------- --------------------

Operating income (loss)                                                                                        (3)
Interest and dividend income
Equity in income from partnerships and
   unconsolidated subsidiaries - net
Other nonoperating income                                                                                       9
Interest expense - net of amounts capitalized
Other nonoperating deductions
Minority interest
Dividends on preferred securities
  subject to mandatory redemption
Dividends on utility preferred stock
   not subject to mandatory redemption
------------------------------------------------------ ------------------ --------------------- --------------------
Income (loss) from continuing operations before tax                                                             6
Income tax (benefit)                                                                                            1
------------------------------------------------------ ------------------ --------------------- --------------------
Income (loss) from continuing operations                                                                        5
Income from discontinued operations - net of tax
------------------------------------------------------ ------------------ --------------------- --------------------
Income (loss) before accounting change                                                                          5
Cumulative effect of accounting change - net of tax
------------------------------------------------------ ------------------ --------------------- --------------------
Net income (loss)                                                                                               5
------------------------------------------------------ ------------------ --------------------- --------------------

Retained earnings - beginning of year                                                                           7
Dividends declared on common stock                                                                           ($12)
Dividends declared on preferred stock
Stock option appreciation
------------------------------------------------------ ------------------ --------------------- --------------------
Retained earnings - end of year
====================================================== ================== ===================== ====================

MEC INTERNATIONAL B.V. MEC JAVA B.V.,
EDISON MISSION ENERGY ASIA PTE. LTD. AND SUBSIDIARIES [TIER 7]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                       P.T. Edison          Edison Mission      Consolidating
                                                       Mission Operation    Energy Asia Pte.    Adjustments
                                                       and Maintenance      Ltd.
                                                       Indonesia
------------------------------------------------------ -------------------- ------------------- --------------------

Electric utility
Nonutility power generation                                          $15                                       $1
Financial services and other
------------------------------------------------------ -------------------- ------------------- --------------------
Total operating revenue                                               15                                        1
------------------------------------------------------ -------------------- ------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                       13                  ($2)                 (9)
Asset impairment and loss on lease termination
Depreciation, decommissioning and amortization
Property and other taxes
------------------------------------------------------ -------------------- ------------------- --------------------
Total operating expenses                                              13                   (2)                 (9)
------------------------------------------------------ -------------------- ------------------- --------------------

Operating income (loss)                                                2                    2                  10
Interest and dividend income                                                               31                 (28)
Equity in income from partnerships and
   unconsolidated subsidiaries - net                                                                           28
Other nonoperating income                                                                                      (8)
Interest expense - net of amounts capitalized
Other nonoperating deductions
Minority interest
Dividends on preferred securities
  subject to mandatory redemption
Dividends on utility preferred stock
   not subject to mandatory redemption
------------------------------------------------------ -------------------- ------------------- --------------------
Income (loss) from continuing operations before tax                    2                   33                   2
Income tax (benefit)                                                                        3                   1
------------------------------------------------------ -------------------- ------------------- --------------------
Income (loss) from continuing operations                               2                   30                   1
Income from discontinued operations - net of tax
------------------------------------------------------ -------------------- ------------------- --------------------
Income (loss) before accounting change                                 2                   30                   1
Cumulative effect of accounting change - net of tax
------------------------------------------------------ -------------------- ------------------- --------------------
Net income (loss)                                                      2                   30                   1
------------------------------------------------------ -------------------- ------------------- --------------------

Retained earnings - beginning of year                                  3                   50                   4
Dividends declared on common stock                                   ($5)                ($80)                ($5)
Dividends declared on preferred stock
Stock option appreciation
------------------------------------------------------ -------------------- ------------------- --------------------
Retained earnings - end of year
====================================================== ==================== =================== ====================

MEC INTERNATIONAL B.V. MEC JAVA B.V.,
EDISON MISSION ENERGY ASIA PTE. LTD. AND SUBSIDIARIES [TIER 7]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                        Edison Mission
                                                        Energy Asia Pte.
                                                        Ltd. Consolidated
------------------------------------------------------- -------------------- ----------------- ----------------

Electric utility
Nonutility power generation                                           $16
Financial services and other
------------------------------------------------------- -------------------- ----------------- ----------------
Total operating revenue                                                16
------------------------------------------------------- -------------------- ----------------- ----------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                         5
Asset impairment and loss on lease termination
Depreciation, decommissioning and amortization
Property and other taxes
------------------------------------------------------- -------------------- ----------------- ----------------
Total operating expenses                                                5
------------------------------------------------------- -------------------- ----------------- ----------------

Operating income (loss)                                                11
Interest and dividend income                                            3
Equity in income from partnerships and
   unconsolidated subsidiaries - net                                   28
Other nonoperating income                                               1
Interest expense - net of amounts capitalized
Other nonoperating deductions
Minority interest
Dividends on preferred securities
  subject to mandatory redemption
Dividends on utility preferred stock
   not subject to mandatory redemption
------------------------------------------------------- -------------------- ----------------- ----------------
Income (loss) from continuing operations before tax                    43
Income tax (benefit)                                                    5
------------------------------------------------------- -------------------- ----------------- ----------------
Income (loss) from continuing operations                               38
Income from discontinued operations - net of tax
------------------------------------------------------- -------------------- ----------------- ----------------
Income (loss) before accounting change                                 38
Cumulative effect of accounting change - net of tax
------------------------------------------------------- -------------------- ----------------- ----------------
Net income (loss)                                                      38
------------------------------------------------------- -------------------- ----------------- ----------------

Retained earnings - beginning of year                                  64
Dividends declared on common stock                                  ($102)
Dividends declared on preferred stock
Stock option appreciation
------------------------------------------------------- -------------------- ----------------- ----------------
Retained earnings - end of year
======================================================= ==================== ================= ================

MEC INTERNATIONAL B.V.
MEC PERTH B.V. AND SUBSIDIARIES [TIER 7]
Consolidating Balance Sheet
December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                     Kwinana Power        Perth Power          MEC Perth B.V.
                                                     Partnership          Partnership [8]
---------------------------------------------------- -------------------- -------------------- ---------------
ASSETS
---------------------------------------------------- -------------------- -------------------- ---------------

Cash and equivalents
Restricted cash
Receivables - net
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments
Other current assets
---------------------------------------------------- -------------------- -------------------- ---------------
Total current assets
---------------------------------------------------- -------------------- -------------------- ---------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
---------------------------------------------------- -------------------- -------------------- ---------------
Total investment and other assets
---------------------------------------------------- -------------------- -------------------- ---------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
---------------------------------------------------- -------------------- -------------------- ---------------
Total utility plant
---------------------------------------------------- -------------------- -------------------- ---------------

Restricted cash
Regulatory assets - net
Other deferred charges
---------------------------------------------------- -------------------- -------------------- ---------------
Total deferred charges
---------------------------------------------------- -------------------- -------------------- ---------------

Assets of discontinued operations
---------------------------------------------------- -------------------- -------------------- ---------------

Total assets
==================================================== ==================== ==================== ===============

MEC INTERNATIONAL B.V.
MEC PERTH B.V. AND SUBSIDIARIES [TIER 7]
Consolidating Balance Sheet
December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                      Consolidating        MEC Perth B.V.
                                                      Adjustments          Consolidated
----------------------------------------------------- -------------------- -------------------- ----------------
ASSETS
----------------------------------------------------- -------------------- -------------------- ----------------

Cash and equivalents
Restricted cash
Receivables - net
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments
Other current assets
----------------------------------------------------- -------------------- -------------------- ----------------
Total current assets
----------------------------------------------------- -------------------- -------------------- ----------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
----------------------------------------------------- -------------------- -------------------- ----------------
Total investment and other assets
----------------------------------------------------- -------------------- -------------------- ----------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
----------------------------------------------------- -------------------- -------------------- ----------------
Total utility plant
----------------------------------------------------- -------------------- -------------------- ----------------

Restricted cash
Regulatory assets - net
Other deferred charges
----------------------------------------------------- -------------------- -------------------- ----------------
Total deferred charges
----------------------------------------------------- -------------------- -------------------- ----------------

Assets of discontinued operations
----------------------------------------------------- -------------------- -------------------- ----------------

Total assets
===================================================== ==================== ==================== ================

MEC INTERNATIONAL B.V.
MEC PERTH B.V. AND SUBSIDIARIES [TIER 7]
Consolidating Balance Sheet
December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                       Kwinana Power        Perth Power          MEC Perth B.V.
                                                       Partnership          Partnership [8]
------------------------------------------------------ -------------------- -------------------- ---------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------ -------------------- -------------------- ---------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities - net
Other current liabilities
------------------------------------------------------ -------------------- -------------------- ---------------
Total current liabilities
------------------------------------------------------ -------------------- -------------------- ---------------

Long-term debt
------------------------------------------------------ -------------------- -------------------- ---------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits
Asset retirement obligations
Other long-term liabilities
------------------------------------------------------ -------------------- -------------------- ---------------
Total deferred credits and other liabilities
------------------------------------------------------ -------------------- -------------------- ---------------

Liabilities of discontinued operations
------------------------------------------------------ -------------------- -------------------- ---------------

Total Liabilities
------------------------------------------------------ -------------------- -------------------- ---------------

Minority Interest
------------------------------------------------------ -------------------- -------------------- ---------------

Preferred stock not subject to mandatory redemption
------------------------------------------------------ -------------------- -------------------- ---------------

Common stock
Accumulated other comprehensive loss
Retained earnings
------------------------------------------------------ -------------------- -------------------- ---------------
Total common shareholders' equity
------------------------------------------------------ -------------------- -------------------- ---------------

Total liabilities and shareholders' equity
====================================================== ==================== ==================== ===============

MEC INTERNATIONAL B.V.
MEC PERTH B.V. AND SUBSIDIARIES [TIER 7]
Consolidating Balance Sheet
December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                       Consolidating        MEC Perth B.V.
                                                       Adjustments          Consolidated
------------------------------------------------------ -------------------- -------------------- --------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------ -------------------- -------------------- --------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities - net
Other current liabilities
------------------------------------------------------ -------------------- -------------------- --------------
Total current liabilities
------------------------------------------------------ -------------------- -------------------- --------------

Long-term debt
------------------------------------------------------ -------------------- -------------------- --------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits
Asset retirement obligations
Other long-term liabilities
------------------------------------------------------ -------------------- -------------------- --------------
Total deferred credits and other liabilities
------------------------------------------------------ -------------------- -------------------- --------------

Liabilities of discontinued operations
------------------------------------------------------ -------------------- -------------------- --------------

Total Liabilities
------------------------------------------------------ -------------------- -------------------- --------------

Minority Interest
------------------------------------------------------ -------------------- -------------------- --------------

Preferred stock not subject to mandatory redemption
------------------------------------------------------ -------------------- -------------------- --------------

Common stock
Accumulated other comprehensive loss
Retained earnings
------------------------------------------------------ -------------------- -------------------- --------------
Total common shareholders' equity
------------------------------------------------------ -------------------- -------------------- --------------

Total liabilities and shareholders' equity
====================================================== ==================== ==================== ==============

MEC INTERNATIONAL B.V.
MEC PERTH B.V. AND SUBSIDIARIES [TIER 7]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                      Kwinana Power        Perth Power           MEC Perth B.V.
                                                      Partnership          Partnership [8]
----------------------------------------------------- -------------------- --------------------- --------------

Electric utility
Nonutility power generation                                         $46                  ($3)
Financial services and other
----------------------------------------------------- -------------------- --------------------- --------------
Total operating revenue                                              46                   (3)
----------------------------------------------------- -------------------- --------------------- --------------

Fuel                                                                 23
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                       3                    2              $1
Asset impairment and loss on lease termination
Depreciation, decommissioning and amortization                        5
Property and other taxes
----------------------------------------------------- -------------------- --------------------- --------------
Total operating expenses                                             31                    2               1
----------------------------------------------------- -------------------- --------------------- --------------

Operating income (loss)                                              15                   (5)             (1)
Interest and dividend income                                                                               2
Equity in income from partnerships and
   unconsolidated subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized                                             (6)
Other nonoperating deductions
Minority interest
Dividends on preferred securities
  subject to mandatory redemption
Dividends on utility preferred stock
   not subject to mandatory redemption
----------------------------------------------------- -------------------- --------------------- --------------
Income (loss) from continuing operations before tax                  15                  (11)              1
Income tax (benefit)                                                                                       1
----------------------------------------------------- -------------------- --------------------- --------------
Income (loss) from continuing operations                             15                  (11)
Income from discontinued operations - net of tax
----------------------------------------------------- -------------------- --------------------- --------------
Income (loss) before accounting change                               15                  (11)
Cumulative effect of accounting change - net of tax
----------------------------------------------------- -------------------- --------------------- --------------
Net income (loss)                                                    15                  (11)
----------------------------------------------------- -------------------- --------------------- --------------

Retained earnings - beginning of year                                44                  (57)             29
Dividends declared on common stock                                 ($59)                 $68            ($29)
Dividends declared on preferred stock
Stock option appreciation
----------------------------------------------------- -------------------- --------------------- --------------
Retained earnings - end of year
===================================================== ==================== ===================== ==============

MEC INTERNATIONAL B.V.
MEC PERTH B.V. AND SUBSIDIARIES [TIER 7]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                       Consolidating        MEC Perth B.V.
                                                       Adjustments          Consolidated
------------------------------------------------------ -------------------- --------------------- --------------

Electric utility
Nonutility power generation                                                               $43
Financial services and other
------------------------------------------------------ -------------------- --------------------- --------------
Total operating revenue                                                                    43
------------------------------------------------------ -------------------- --------------------- --------------

Fuel                                                                                       23
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                             6
Asset impairment and loss on lease termination
Depreciation, decommissioning and amortization                                              5
Property and other taxes
------------------------------------------------------ -------------------- --------------------- --------------
Total operating expenses                                                                   34
------------------------------------------------------ -------------------- --------------------- --------------

Operating income (loss)                                                                     9
Interest and dividend income                                                                2
Equity in income from partnerships and
   unconsolidated subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized                                              (6)
Other nonoperating deductions
Minority interest
Dividends on preferred securities
  subject to mandatory redemption
Dividends on utility preferred stock
   not subject to mandatory redemption
------------------------------------------------------ -------------------- --------------------- --------------
Income (loss) from continuing operations before tax                                         5
Income tax (benefit)                                                                        1
------------------------------------------------------ -------------------- --------------------- --------------
Income (loss) from continuing operations                                                    4
Income from discontinued operations - net of tax
------------------------------------------------------ -------------------- --------------------- --------------
Income (loss) before accounting change                                                      4
Cumulative effect of accounting change - net of tax
------------------------------------------------------ -------------------- --------------------- --------------
Net income (loss)                                                                           4
------------------------------------------------------ -------------------- --------------------- --------------

Retained earnings - beginning of year                                $13                   29
Dividends declared on common stock                                  ($13)                ($33)
Dividends declared on preferred stock
Stock option appreciation
------------------------------------------------------ -------------------- --------------------- --------------
Retained earnings - end of year
====================================================== ==================== ===================== ==============

MEC INTERNATIONAL B.V.
MEC WALES B.V. AND SUBSIDIARIES [TIER 7]
Consolidating Balance Sheet
December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                     Mission Hydro        MEC Wales B.V.  Consolidating
                                                     Limited                              Adjustments
                                                     Partnership
                                                     Consolidated
---------------------------------------------------- -------------------- --------------- --------------------
ASSETS
---------------------------------------------------- -------------------- --------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments
Other current assets
---------------------------------------------------- -------------------- --------------- --------------------
Total current assets
---------------------------------------------------- -------------------- --------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
---------------------------------------------------- -------------------- --------------- --------------------
Total investment and other assets
---------------------------------------------------- -------------------- --------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
---------------------------------------------------- -------------------- --------------- --------------------
Total utility plant
---------------------------------------------------- -------------------- --------------- --------------------

Restricted cash
Regulatory assets - net
Other deferred charges
---------------------------------------------------- -------------------- --------------- --------------------
Total deferred charges
---------------------------------------------------- -------------------- --------------- --------------------

Assets of discontinued operations
---------------------------------------------------- -------------------- --------------- --------------------

Total assets
==================================================== ==================== =============== ====================

MEC INTERNATIONAL B.V.
MEC WALES B.V. AND SUBSIDIARIES [TIER 7]
Consolidating Balance Sheet
December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                     MEC Wales B.V.
                                                     Consolidated
---------------------------------------------------- -------------------- -------------------- ---------------
ASSETS
---------------------------------------------------- -------------------- -------------------- ---------------

Cash and equivalents
Restricted cash
Receivables - net
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments
Other current assets
---------------------------------------------------- -------------------- -------------------- ---------------
Total current assets
---------------------------------------------------- -------------------- -------------------- ---------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
---------------------------------------------------- -------------------- -------------------- ---------------
Total investment and other assets
---------------------------------------------------- -------------------- -------------------- ---------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
---------------------------------------------------- -------------------- -------------------- ---------------
Total utility plant
---------------------------------------------------- -------------------- -------------------- ---------------

Restricted cash
Regulatory assets - net
Other deferred charges
---------------------------------------------------- -------------------- -------------------- ---------------
Total deferred charges
---------------------------------------------------- -------------------- -------------------- ---------------

Assets of discontinued operations
---------------------------------------------------- -------------------- -------------------- ---------------

Total assets
==================================================== ==================== ==================== ===============

MEC INTERNATIONAL B.V.
MEC WALES B.V. AND SUBSIDIARIES [TIER 7]
Consolidating Balance Sheet
December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                       Mission Hydro        MEC Wales B.V.       Consolidating
                                                       Limited                                   Adjustments
                                                       Partnership
                                                       Consolidated
------------------------------------------------------ -------------------- -------------------- --------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------ -------------------- -------------------- --------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities - net
Other current liabilities
------------------------------------------------------ -------------------- -------------------- --------------
Total current liabilities
------------------------------------------------------ -------------------- -------------------- --------------

Long-term debt
------------------------------------------------------ -------------------- -------------------- --------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits
Asset retirement obligations
Other long-term liabilities
------------------------------------------------------ -------------------- -------------------- --------------
Total deferred credits and other liabilities
------------------------------------------------------ -------------------- -------------------- --------------

Liabilities of discontinued operations
------------------------------------------------------ -------------------- -------------------- --------------

Total Liabilities
------------------------------------------------------ -------------------- -------------------- --------------

Minority Interest
------------------------------------------------------ -------------------- -------------------- --------------

Preferred stock not subject to mandatory redemption
------------------------------------------------------ -------------------- -------------------- --------------

Common stock
Accumulated other comprehensive loss
Retained earnings
------------------------------------------------------ -------------------- -------------------- --------------
Total common shareholders' equity
------------------------------------------------------ -------------------- -------------------- --------------

Total liabilities and shareholders' equity
====================================================== ==================== ==================== ==============

MEC INTERNATIONAL B.V.
MEC WALES B.V. AND SUBSIDIARIES [TIER 7]
Consolidating Balance Sheet
December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                       MEC Wales B.V.
                                                       Consolidated
------------------------------------------------------ -------------------- ---------------- ----------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------ -------------------- ---------------- ----------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities - net
Other current liabilities
------------------------------------------------------ -------------------- ---------------- ----------------
Total current liabilities
------------------------------------------------------ -------------------- ---------------- ----------------

Long-term debt
------------------------------------------------------ -------------------- ---------------- ----------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits
Asset retirement obligations
Other long-term liabilities
------------------------------------------------------ -------------------- ---------------- ----------------
Total deferred credits and other liabilities
------------------------------------------------------ -------------------- ---------------- ----------------

Liabilities of discontinued operations
------------------------------------------------------ -------------------- ---------------- ----------------

Total Liabilities
------------------------------------------------------ -------------------- ---------------- ----------------

Minority Interest
------------------------------------------------------ -------------------- ---------------- ----------------

Preferred stock not subject to mandatory redemption
------------------------------------------------------ -------------------- ---------------- ----------------

Common stock
Accumulated other comprehensive loss
Retained earnings
------------------------------------------------------ -------------------- ---------------- ----------------
Total common shareholders' equity
------------------------------------------------------ -------------------- ---------------- ----------------

Total liabilities and shareholders' equity
====================================================== ==================== ================ ================

MEC INTERNATIONAL B.V.
MEC WALES B.V. AND SUBSIDIARIES [TIER 7]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                         Mission Hydro        MEC Wales B.V.    Consolidating
                                                         Limited                                Adjustments
                                                         Partnership
                                                         Consolidated
-------------------------------------------------------- -------------------- ---------------- ----------------

Electric utility
Nonutility power generation                                           $480
Financial services and other
-------------------------------------------------------- -------------------- ---------------- ----------------
Total operating revenue                                                480
-------------------------------------------------------- -------------------- ---------------- ----------------

Fuel                                                                   227
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                         90
Asset impairment and loss on lease termination
Depreciation, decommissioning and amortization                          25
Property and other taxes                                                17
-------------------------------------------------------- -------------------- ---------------- ----------------
Total operating expenses                                               359
-------------------------------------------------------- -------------------- ---------------- ----------------

Operating income (loss)                                                121
Interest and dividend income                                           156              $5
Equity in income from partnerships and
   unconsolidated subsidiaries - net
Other nonoperating income                                                1                              $640
Interest expense - net of amounts capitalized                         (232)
Other nonoperating deductions
Minority interest                                                                                        (12)
Dividends on preferred securities
  subject to mandatory redemption                                       13                               (13)
Dividends on utility preferred stock
   not subject to mandatory redemption
-------------------------------------------------------- -------------------- ---------------- ----------------
Income (loss) from continuing operations before tax                     59               5               615
Income tax (benefit)                                                     4
-------------------------------------------------------- -------------------- ---------------- ----------------
Income (loss) from continuing operations                                55               5               615
Income from discontinued operations - net of tax
-------------------------------------------------------- -------------------- ---------------- ----------------
Income (loss) before accounting change                                  55               5               615
Cumulative effect of accounting change - net of tax
-------------------------------------------------------- -------------------- ---------------- ----------------
Net income (loss)                                                       55               5               615
-------------------------------------------------------- -------------------- ---------------- ----------------

Retained earnings - beginning of year                                  200             119               196
Dividends declared on common stock                                   ($255)          ($124)            ($811)
Dividends declared on preferred stock
Stock option appreciation
-------------------------------------------------------- -------------------- ---------------- ----------------
Retained earnings - end of year
======================================================== ==================== ================ ================

MEC INTERNATIONAL B.V.
MEC WALES B.V. AND SUBSIDIARIES [TIER 7]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                        MEC Wales B.V.
                                                        Consolidated
------------------------------------------------------- -------------------- ----------------- ----------------

Electric utility
Nonutility power generation                                          $480
Financial services and other
------------------------------------------------------- -------------------- ----------------- ----------------
Total operating revenue                                               480
------------------------------------------------------- -------------------- ----------------- ----------------

Fuel                                                                  227
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                        90
Asset impairment and loss on lease termination
Depreciation, decommissioning and amortization                         25
Property and other taxes                                               17
------------------------------------------------------- -------------------- ----------------- ----------------
Total operating expenses                                              359
------------------------------------------------------- -------------------- ----------------- ----------------

Operating income (loss)                                               121
Interest and dividend income                                          161
Equity in income from partnerships and
   unconsolidated subsidiaries - net
Other nonoperating income                                             641
Interest expense - net of amounts capitalized                        (232)
Other nonoperating deductions
Minority interest                                                     (12)
Dividends on preferred securities
  subject to mandatory redemption
Dividends on utility preferred stock
   not subject to mandatory redemption
------------------------------------------------------- -------------------- ----------------- ----------------
Income (loss) from continuing operations before tax                   679
Income tax (benefit)                                                    4
------------------------------------------------------- -------------------- ----------------- ----------------
Income (loss) from continuing operations                              675
Income from discontinued operations - net of tax
------------------------------------------------------- -------------------- ----------------- ----------------
Income (loss) before accounting change                                675
Cumulative effect of accounting change - net of tax
------------------------------------------------------- -------------------- --------------------- ------------
Net income (loss)                                                     675
------------------------------------------------------- -------------------- --------------------- ------------

Retained earnings - beginning of year                                 515
Dividends declared on common stock                                ($1,190)
Dividends declared on preferred stock
Stock option appreciation
------------------------------------------------------- -------------------- --------------------- ------------
Retained earnings - end of year
======================================================= ==================== ===================== ============

MEC INTERNATIONAL B.V., MEC WALES B.V.
MISSION HYDRO LIMITED PARTNERSHIP AND SUBSIDIARIES [TIER 8]
Consolidating Balance Sheet
December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                       EME Generation       Mission Hydro        Consolidating
                                                       Holdings Limited     Limited Partnership  Adjustments
                                                       Consolidated
------------------------------------------------------ -------------------- -------------------- ---------------
ASSETS
------------------------------------------------------ -------------------- -------------------- ---------------

Cash and equivalents
Restricted cash
Receivables - net
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments
Other current assets
------------------------------------------------------ -------------------- -------------------- ---------------
Total current assets
------------------------------------------------------ -------------------- -------------------- ---------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
----------------------------------------------------- -------------------- -------------------- ---------------
------------------------------------------------------ -------------------- -------------------- ---------------
Total investment and other assets
------------------------------------------------------ -------------------- -------------------- ---------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------ -------------------- -------------------- ---------------
Total utility plant
------------------------------------------------------ -------------------- -------------------- ---------------

Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------ -------------------- -------------------- ---------------
Total deferred charges
------------------------------------------------------ -------------------- -------------------- ---------------

Assets of discontinued operations
------------------------------------------------------ -------------------- -------------------- ---------------

Total assets
====================================================== ==================== ==================== ===============

MEC INTERNATIONAL B.V., MEC WALES B.V.
MISSION HYDRO LIMITED PARTNERSHIP AND SUBSIDIARIES [TIER 8]
Consolidating Balance Sheet
December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                     Mission Hydro
                                                     Limited
                                                     Partnership
                                                     Consolidated
---------------------------------------------------- -------------------- ---------------- ---------------
ASSETS
---------------------------------------------------- -------------------- ---------------- ---------------

Cash and equivalents
Restricted cash
Receivables - net
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments
Other current assets
---------------------------------------------------- -------------------- ---------------- ---------------
Total current assets
---------------------------------------------------- -------------------- ---------------- ---------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
---------------------------------------------------- -------------------- ---------------- ---------------
Total investment and other assets
---------------------------------------------------- -------------------- ---------------- ---------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
---------------------------------------------------- -------------------- ---------------- ---------------
Total utility plant
---------------------------------------------------- -------------------- ---------------- ---------------

Restricted cash
Regulatory assets - net
Other deferred charges
---------------------------------------------------- -------------------- ---------------- ---------------
Total deferred charges
---------------------------------------------------- -------------------- ---------------- ---------------

Assets of discontinued operations
---------------------------------------------------- -------------------- ---------------- ---------------

Total assets
==================================================== ==================== ================ ===============

MEC INTERNATIONAL B.V., MEC WALES B.V.
MISSION HYDRO LIMITED PARTNERSHIP AND SUBSIDIARIES [TIER 8]
Consolidating Balance Sheet
December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                       EME Generation       Mission Hydro        Consolidating
                                                       Holdings Limited     Limited Partnership  Adjustments
                                                       Consolidated
------------------------------------------------------ -------------------- -------------------- ---------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------ -------------------- -------------------- ---------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities - net
Other current liabilities
------------------------------------------------------ -------------------- -------------------- ---------------
Total current liabilities
------------------------------------------------------ -------------------- -------------------- ---------------

Long-term debt
------------------------------------------------------ -------------------- -------------------- ---------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits
Asset retirement obligations
Other long-term liabilities
------------------------------------------------------ -------------------- -------------------- ---------------
Total deferred credits and other liabilities
------------------------------------------------------ -------------------- -------------------- ---------------

Liabilities of discontinued operations
------------------------------------------------------ -------------------- -------------------- ---------------

Total Liabilities
------------------------------------------------------ -------------------- -------------------- ---------------

Minority Interest
------------------------------------------------------ -------------------- -------------------- ---------------

Preferred stock not subject to mandatory redemption
------------------------------------------------------ -------------------- -------------------- ---------------

Common stock
Accumulated other comprehensive loss
Retained earnings
------------------------------------------------------ -------------------- -------------------- ---------------
Total common shareholders' equity
------------------------------------------------------ -------------------- -------------------- ---------------

Total liabilities and shareholders' equity
====================================================== ==================== ==================== ===============

MEC INTERNATIONAL B.V., MEC WALES B.V.
MISSION HYDRO LIMITED PARTNERSHIP AND SUBSIDIARIES [TIER 8]
Consolidating Balance Sheet
December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                       Mission Hydro
                                                       Limited
                                                       Partnership
                                                       Consolidated
------------------------------------------------------ -------------------- ---------------- ----------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------ -------------------- ---------------- ----------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities - net
Other current liabilities
------------------------------------------------------ -------------------- ---------------- ----------------
Total current liabilities
------------------------------------------------------ -------------------- ---------------- ----------------

Long-term debt
------------------------------------------------------ -------------------- ---------------- ----------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits
Asset retirement obligations
Other long-term liabilities
------------------------------------------------------ -------------------- ---------------- ----------------
Total deferred credits and other liabilities
------------------------------------------------------ -------------------- ---------------- ----------------

Liabilities of discontinued operations
------------------------------------------------------ -------------------- ---------------- ----------------

Total Liabilities
------------------------------------------------------ -------------------- ---------------- ----------------

Minority Interest
------------------------------------------------------ -------------------- ---------------- ----------------

Preferred stock not subject to mandatory redemption
------------------------------------------------------ -------------------- ---------------- ----------------

Common stock
Accumulated other comprehensive loss
Retained earnings
------------------------------------------------------ -------------------- ---------------- ----------------
Total common shareholders' equity
------------------------------------------------------ -------------------- ---------------- ----------------

Total liabilities and shareholders' equity
====================================================== ==================== ================ ================

MEC INTERNATIONAL B.V., MEC WALES B.V.
MISSION HYDRO LIMITED PARTNERSHIP AND SUBSIDIARIES [TIER 8]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                      EME Generation       Mission Hydro          Consolidating
                                                      Holdings Limited     Limited Partnership    Adjustments
                                                      Consolidated
----------------------------------------------------- -------------------- --------------------- ---------------

Electric utility
Nonutility power generation                                        $480
Financial services and other
----------------------------------------------------- -------------------- --------------------- ---------------
Total operating revenue                                             480
----------------------------------------------------- -------------------- --------------------- ---------------

Fuel                                                                227
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                      90
Asset impairment and loss on lease termination
Depreciation, decommissioning and amortization                       25
Property and other taxes                                             17
----------------------------------------------------- -------------------- --------------------- ---------------
Total operating expenses                                            359
----------------------------------------------------- -------------------- --------------------- ---------------

Operating income (loss)                                             121
Interest and dividend income                                        156
Equity in income from partnerships and
   unconsolidated subsidiaries - net
Other nonoperating income                                             1
Interest expense - net of amounts capitalized                      (232)
Other nonoperating deductions
Minority interest
Dividends on preferred securities
  subject to mandatory redemption                                    13                   $2              ($2)
Dividends on utility preferred stock
   not subject to mandatory redemption
----------------------------------------------------- -------------------- --------------------- ---------------
Income (loss) from continuing operations before tax                  59                    2               (2)
Income tax (benefit)                                                  4
----------------------------------------------------- -------------------- --------------------- ---------------
Income (loss) from continuing operations                             55                    2               (2)
Income from discontinued operations - net of tax
----------------------------------------------------- -------------------- --------------------- ---------------
Income (loss) before accounting change                               55                    2               (2)
Cumulative effect of accounting change - net of tax
----------------------------------------------------- -------------------- --------------------- ---------------
Net income (loss)                                                    55                    2               (2)
----------------------------------------------------- -------------------- --------------------- ---------------

Retained earnings - beginning of year                               202                  ($2)
Dividends declared on common stock                                ($257)                                   $2
Dividends declared on preferred stock
Stock option appreciation
----------------------------------------------------- -------------------- --------------------- ---------------
Retained earnings - end of year
===================================================== ==================== ===================== ===============

MEC INTERNATIONAL B.V., MEC WALES B.V.
MISSION HYDRO LIMITED PARTNERSHIP AND SUBSIDIARIES [TIER 8]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                        Mission Hydro
                                                        Limited
                                                        Partnership
                                                        Consolidated
------------------------------------------------------- -------------------- ----------------- ----------------

Electric utility
Nonutility power generation                                          $480
Financial services and other
------------------------------------------------------- -------------------- ----------------- ----------------
Total operating revenue                                               480
------------------------------------------------------- -------------------- ----------------- ----------------

Fuel                                                                  227
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                        90
Asset impairment and loss on lease termination
Depreciation, decommissioning and amortization                         25
Property and other taxes                                               17
------------------------------------------------------- -------------------- ----------------- ----------------
Total operating expenses                                              359
------------------------------------------------------- -------------------- ----------------- ----------------

Operating income (loss)                                               121
Interest and dividend income                                          156
Equity in income from partnerships and
   unconsolidated subsidiaries - net
Other nonoperating income                                               1
Interest expense - net of amounts capitalized                        (232)
Other nonoperating deductions
Minority interest
Dividends on preferred securities
  subject to mandatory redemption                                      13
Dividends on utility preferred stock
   not subject to mandatory redemption
------------------------------------------------------- -------------------- ----------------- ----------------
Income (loss) from continuing operations before tax                    59
Income tax (benefit)                                                    4
------------------------------------------------------- -------------------- ----------------- ----------------
Income (loss) from continuing operations                               55
Income from discontinued operations - net of tax
------------------------------------------------------- -------------------- ----------------- ----------------
Income (loss) before accounting change                                 55
Cumulative effect of accounting change - net of tax
------------------------------------------------------- -------------------- ----------------- ----------------
Net income (loss)                                                      55
------------------------------------------------------- -------------------- ----------------- ----------------

Retained earnings - beginning of year                                 200
Dividends declared on common stock                                  ($255)
Dividends declared on preferred stock
Stock option appreciation
------------------------------------------------------- -------------------- ----------------- ----------------
Retained earnings - end of year
======================================================= ==================== ================= ================

MEC INTERNATIONAL B.V.
MEC WALES B.V., MISSION HYDRO LIMITED PARTNERSHIP,
EME GENERATION HOLDINGS LIMITED AND SUBSIDIARIES [TIER 9, ET SEQ.]
Consolidating Balance Sheet
December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                 Edison Mission       EME Victoria         Energy Capital
                                                 Operation &          Generation Limited   Partnership
                                                 Maintenance Limited  Consolidated
------------------------------------------------ -------------------- -------------------- --------------------
ASSETS
------------------------------------------------ -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments
Other current assets
------------------------------------------------ -------------------- -------------------- --------------------
Total current assets
------------------------------------------------ -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------ -------------------- -------------------- --------------------
Total investment and other assets
------------------------------------------------ -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------ -------------------- -------------------- --------------------
Total utility plant
------------------------------------------------ -------------------- -------------------- --------------------

Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------ -------------------- -------------------- --------------------
Total deferred charges
------------------------------------------------ -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------ -------------------- -------------------- --------------------

Total assets
================================================ ==================== ==================== ====================

MEC INTERNATIONAL B.V.
MEC WALES B.V., MISSION HYDRO LIMITED PARTNERSHIP,
EME GENERATION HOLDINGS LIMITED AND SUBSIDIARIES [TIER 9, ET SEQ.]
Consolidating Balance Sheet
December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                       Enerloy Pty Ltd      FHH No. 1 Limited    Loyvic Pty. Ltd.
                                                       [10]                 Consolidated         Consolidated
------------------------------------------------------ -------------------- -------------------- ----------------
ASSETS
------------------------------------------------------ -------------------- -------------------- ----------------

Cash and equivalents
Restricted cash
Receivables - net
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments
Other current assets
------------------------------------------------------ -------------------- -------------------- ----------------
Total current assets
------------------------------------------------------ -------------------- -------------------- ----------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------ -------------------- -------------------- ----------------
Total investment and other assets
------------------------------------------------------ -------------------- -------------------- ----------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------ -------------------- -------------------- ----------------
Total utility plant
------------------------------------------------------ -------------------- -------------------- ----------------

Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------ -------------------- -------------------- ----------------
Total deferred charges
------------------------------------------------------ -------------------- -------------------- ----------------

Assets of discontinued operations
------------------------------------------------------ -------------------- -------------------- ----------------

Total assets
====================================================== ==================== ==================== ================

786787

MEC INTERNATIONAL B.V.
MEC WALES B.V., MISSION HYDRO LIMITED PARTNERSHIP,
EME GENERATION HOLDINGS LIMITED AND SUBSIDIARIES [TIER 9, ET SEQ.]
Consolidating Balance Sheet
December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                      EME Generation    Consolidating        EME Generation
                                                      Holdings Limited  Adjustments          Holdings Limited
                                                                                             Consolidated
----------------------------------------------------- ----------------- -------------------- -----------------
ASSETS
----------------------------------------------------- ----------------- -------------------- -----------------

Cash and equivalents
Restricted cash
Receivables - net
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments
Other current assets
----------------------------------------------------- ----------------- -------------------- -----------------
Total current assets
----------------------------------------------------- ----------------- -------------------- -----------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
----------------------------------------------------- ----------------- -------------------- -----------------
Total investment and other assets
----------------------------------------------------- ----------------- -------------------- -----------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
----------------------------------------------------- ----------------- -------------------- -----------------
Total utility plant
----------------------------------------------------- ----------------- -------------------- -----------------

Restricted cash
Regulatory assets - net
Other deferred charges
----------------------------------------------------- ----------------- -------------------- -----------------
Total deferred charges
----------------------------------------------------- ----------------- -------------------- -----------------

Assets of discontinued operations
----------------------------------------------------- ----------------- -------------------- -----------------

Total assets
===================================================== ================= ==================== =================

Page

MEC INTERNATIONAL B.V.
MEC WALES B.V., MISSION HYDRO LIMITED PARTNERSHIP,
EME GENERATION HOLDINGS LIMITED AND SUBSIDIARIES [TIER 9, ET SEQ.]
Consolidating Balance Sheet
December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                      Edison Mission       EME Victoria         Energy Capital
                                                      Operation &          Generation Limited   Partnership
                                                      Maintenance Limited  Consolidated
----------------------------------------------------- -------------------- -------------------- ---------------
LIABILITIES AND SHAREHOLDERS' EQUITY
----------------------------------------------------- -------------------- -------------------- ---------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities - net
Other current liabilities
----------------------------------------------------- -------------------- -------------------- ---------------
Total current liabilities
----------------------------------------------------- -------------------- -------------------- ---------------

Long-term debt
----------------------------------------------------- -------------------- -------------------- ---------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits
Asset retirement obligations
Other long-term liabilities
----------------------------------------------------- -------------------- -------------------- ---------------
Total deferred credits and other liabilities
----------------------------------------------------- -------------------- -------------------- ---------------

Liabilities of discontinued operations
----------------------------------------------------- -------------------- -------------------- ---------------

Total Liabilities
----------------------------------------------------- -------------------- -------------------- ---------------

Minority Interest
----------------------------------------------------- -------------------- -------------------- ---------------

Preferred stock not subject to mandatory redemption
----------------------------------------------------- -------------------- -------------------- ---------------

Common stock
Accumulated other comprehensive loss
Retained earnings
----------------------------------------------------- -------------------- -------------------- ---------------
Total common shareholders' equity
----------------------------------------------------- -------------------- -------------------- ---------------

Total liabilities and shareholders' equity
===================================================== ==================== ==================== ===============

MEC INTERNATIONAL B.V.
MEC WALES B.V., MISSION HYDRO LIMITED PARTNERSHIP,
EME GENERATION HOLDINGS LIMITED AND SUBSIDIARIES [TIER 9, ET SEQ.]
Consolidating Balance Sheet
December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                      Enerloy Pty Ltd      FHH No. 1 Limited    Loyvic Pty. Ltd.
                                                      [10]                 Consolidated         Consolidated
----------------------------------------------------- -------------------- -------------------- ----------------
LIABILITIES AND SHAREHOLDERS' EQUITY
----------------------------------------------------- -------------------- -------------------- ----------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities - net
Other current liabilities
----------------------------------------------------- -------------------- -------------------- ----------------
Total current liabilities
----------------------------------------------------- -------------------- -------------------- ----------------

Long-term debt
----------------------------------------------------- -------------------- -------------------- ----------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits
Asset retirement obligations
Other long-term liabilities
----------------------------------------------------- -------------------- -------------------- ----------------
Total deferred credits and other liabilities
----------------------------------------------------- -------------------- -------------------- ----------------

Liabilities of discontinued operations
----------------------------------------------------- -------------------- -------------------- ----------------

Total Liabilities
----------------------------------------------------- -------------------- -------------------- ----------------

Minority Interest
----------------------------------------------------- -------------------- -------------------- ----------------

Preferred stock not subject to mandatory redemption
----------------------------------------------------- -------------------- -------------------- ----------------

Common stock
Accumulated other comprehensive loss
Retained earnings
----------------------------------------------------- -------------------- -------------------- ----------------
Total common shareholders' equity
----------------------------------------------------- -------------------- -------------------- ----------------

Total liabilities and shareholders' equity
===================================================== ==================== ==================== ================

MEC INTERNATIONAL B.V.
MEC WALES B.V., MISSION HYDRO LIMITED PARTNERSHIP,
EME GENERATION HOLDINGS LIMITED AND SUBSIDIARIES [TIER 9, ET SEQ.]
Consolidating Balance Sheet
December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                       EME Generation       Consolidating        EME Generation
                                                       Holdings Limited     Adjustments          Holdings Limited
                                                                                                 Consolidated
------------------------------------------------------ -------------------- ---------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------ -------------------- ---------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities - net
Other current liabilities
------------------------------------------------------ -------------------- ---------------- --------------------
Total current liabilities
------------------------------------------------------ -------------------- ---------------- --------------------

Long-term debt
------------------------------------------------------ -------------------- ---------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits
Asset retirement obligations
Other long-term liabilities
------------------------------------------------------ -------------------- ---------------- --------------------
Total deferred credits and other liabilities
------------------------------------------------------ -------------------- ---------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------ -------------------- ---------------- --------------------

Total Liabilities
------------------------------------------------------ -------------------- ---------------- --------------------

Minority Interest
------------------------------------------------------ -------------------- ---------------- --------------------

Preferred stock not subject to mandatory redemption
------------------------------------------------------ -------------------- ---------------- --------------------

Common stock
Accumulated other comprehensive loss
Retained earnings
------------------------------------------------------ -------------------- ---------------- --------------------
Total common shareholders' equity
------------------------------------------------------ -------------------- ---------------- --------------------

Total liabilities and shareholders' equity
====================================================== ==================== ================ ====================

MEC INTERNATIONAL B.V.
MEC WALES B.V., MISSION HYDRO LIMITED PARTNERSHIP,
EME GENERATION HOLDINGS LIMITED AND SUBSIDIARIES [TIER 9, ET SEQ.]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                       Edison Mission       EME Victoria          Energy Capital
                                                       Operation &          Generation Limited    Partnership
                                                       Maintenance Limited  Consolidated
------------------------------------------------------ -------------------- --------------------- ----------------

Electric utility
Nonutility power generation                                                               $82
Financial services and other
------------------------------------------------------ -------------------- --------------------- ----------------
Total operating revenue                                                                    82
------------------------------------------------------ -------------------- --------------------- ----------------

Fuel                                                                                       13
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                            19
Asset impairment and loss on lease termination
Depreciation, decommissioning and amortization                                             13
Property and other taxes
------------------------------------------------------ -------------------- --------------------- ----------------
Total operating expenses                                                                   45
------------------------------------------------------ -------------------- --------------------- ----------------

Operating income (loss)                                                                    37
Interest and dividend income                                                               39               $56
Equity in income from partnerships and
   unconsolidated subsidiaries - net
Other nonoperating income                                                                  (1)
Interest expense - net of amounts capitalized                                             (57)              (56)
Other nonoperating deductions
Minority interest
Dividends on preferred securities
  subject to mandatory redemption
Dividends on utility preferred stock
   not subject to mandatory redemption
------------------------------------------------------ -------------------- --------------------- ----------------
Income (loss) from continuing operations before tax                                        18
Income tax (benefit)                                                                        6
------------------------------------------------------ -------------------- --------------------- ----------------
Income (loss) from continuing operations                                                   12
Income from discontinued operations - net of tax
------------------------------------------------------ -------------------- --------------------- ----------------
Income (loss) before accounting change                                                     12
Cumulative effect of accounting change - net of tax
------------------------------------------------------ -------------------- --------------------- ----------------
Net income (loss)                                                                          12
------------------------------------------------------ -------------------- --------------------- ----------------

Retained earnings - beginning of year                                ($2)                                  (356)
Dividends declared on common stock                                    $2                 ($12)             $356
Dividends declared on preferred stock
Stock option appreciation
------------------------------------------------------ -------------------- --------------------- ----------------
Retained earnings - end of year
====================================================== ==================== ===================== ================

MEC INTERNATIONAL B.V.
MEC WALES B.V., MISSION HYDRO LIMITED PARTNERSHIP,
EME GENERATION HOLDINGS LIMITED AND SUBSIDIARIES [TIER 9, ET SEQ.]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                        Enerloy Pty Ltd    FHH No. 1 Limited     Loyvic Pty. Ltd.
                                                        [10]               Consolidated          Consolidated
------------------------------------------------------- ------------------ --------------------- ----------------

Electric utility
Nonutility power generation                                                             $398
Financial services and other
------------------------------------------------------- ------------------ --------------------- ----------------
Total operating revenue                                                                  398
------------------------------------------------------- ------------------ --------------------- ----------------

Fuel                                                                                     214
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                           59
Asset impairment and loss on lease termination
Depreciation, decommissioning and amortization                                            11
Property and other taxes                                                                  16
------------------------------------------------------- ------------------ --------------------- ----------------
Total operating expenses                                                                 300
------------------------------------------------------- ------------------ --------------------- ----------------

Operating income (loss)                                                                   98
Interest and dividend income                                                               3
Equity in income from partnerships and
   unconsolidated subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized                                            (63)
Other nonoperating deductions
Minority interest
Dividends on preferred securities
  subject to mandatory redemption
Dividends on utility preferred stock
   not subject to mandatory redemption
------------------------------------------------------- ------------------ --------------------- ----------------
Income (loss) from continuing operations before tax                                       38
Income tax (benefit)                                                                      (1)
------------------------------------------------------- ------------------ --------------------- ----------------
Income (loss) from continuing operations                                                  39
Income from discontinued operations - net of tax
------------------------------------------------------- ------------------ --------------------- ----------------
Income (loss) before accounting change                                                    39
Cumulative effect of accounting change - net of tax
------------------------------------------------------- ------------------ --------------------- ----------------
Net income (loss)                                                                         39
------------------------------------------------------- ------------------ --------------------- ----------------

Retained earnings - beginning of year                               ($356)                74
Dividends declared on common stock                                   $356              ($113)
Dividends declared on preferred stock
Stock option appreciation
------------------------------------------------------- ------------------ --------------------- ----------------
Retained earnings - end of year
======================================================= ================== ===================== ================

MEC INTERNATIONAL B.V.
MEC WALES B.V., MISSION HYDRO LIMITED PARTNERSHIP,
EME GENERATION HOLDINGS LIMITED AND SUBSIDIARIES [TIER 9, ET SEQ.]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                       EME Generation       Consolidating         EME Generation
                                                       Holdings Limited     Adjustments           Holdings Limited
                                                                                                  Consolidated
------------------------------------------------------ -------------------- --------------------- ----------------

Electric utility
Nonutility power generation                                                                                $480
Financial services and other
------------------------------------------------------ -------------------- --------------------- ----------------
Total operating revenue                                                                                     480
------------------------------------------------------ -------------------- --------------------- ----------------

Fuel                                                                                                        227
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                           $12                90
Asset impairment and loss on lease termination
Depreciation, decommissioning and amortization                                              1                25
Property and other taxes                                                                    1                17
------------------------------------------------------ -------------------- --------------------- ----------------
Total operating expenses                                                                   14               359
------------------------------------------------------ -------------------- --------------------- ----------------

Operating income (loss)                                                                   (14)              121
Interest and dividend income                                          $1                   57               156
Equity in income from partnerships and
   unconsolidated subsidiaries - net
Other nonoperating income                                              2                                      1
Interest expense - net of amounts capitalized                                             (56)             (232)
Other nonoperating deductions
Minority interest
Dividends on preferred securities
  subject to mandatory redemption                                     13                                     13
Dividends on utility preferred stock
   not subject to mandatory redemption
------------------------------------------------------ -------------------- --------------------- ----------------
Income (loss) from continuing operations before tax                   16                  (13)               59
Income tax (benefit)                                                                       (1)                4
------------------------------------------------------ -------------------- --------------------- ----------------
Income (loss) from continuing operations                              16                  (12)               55
Income from discontinued operations - net of tax
------------------------------------------------------ -------------------- --------------------- ----------------
Income (loss) before accounting change                                16                  (12)               55
Cumulative effect of accounting change - net of tax
------------------------------------------------------ -------------------- --------------------- ----------------
Net income (loss)                                                     16                  (12)               55
------------------------------------------------------ -------------------- --------------------- ----------------

Retained earnings - beginning of year                                 15                  827               202
Dividends declared on common stock                                  ($31)               ($815)            ($257)
Dividends declared on preferred stock
Stock option appreciation
------------------------------------------------------ -------------------- --------------------- ----------------
Retained earnings - end of year
====================================================== ==================== ===================== ================

MEC INTERNATIONAL B.V. MEC WALES B.V.,
MISSION HYDRO LIMITED PARTNERSHIP, EME GENERATION HOLDINGS LIMITED,
EME VICTORIA GENERATION LIMITED AND SUBSIDIARIES [TIER 10, ET SEQ.]
Consolidating Balance Sheet
December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                 Energy Capital       Enerloy Pty Ltd      Mission Energy
                                                 Partnership          [11]                 Development
                                                                                           Australia Pty Ltd
------------------------------------------------ -------------------- ---------------- ---------------------
ASSETS
------------------------------------------------ -------------------- ---------------- ---------------------

Cash and equivalents
Restricted cash
Receivables - net
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments
Other current assets
------------------------------------------------ -------------------- ---------------- ---------------------
Total current assets
------------------------------------------------ -------------------- ---------------- ---------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------ -------------------- ---------------- ---------------------
Total investment and other assets
------------------------------------------------ -------------------- ---------------- ---------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------ -------------------- ---------------- ---------------------
Total utility plant
------------------------------------------------ -------------------- ---------------- ---------------------

Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------ -------------------- ---------------- ---------------------
Total deferred charges
------------------------------------------------ -------------------- ---------------- ---------------------

Assets of discontinued operations
------------------------------------------------ -------------------- ---------------- ---------------------

Total assets
================================================ ==================== ================ =====================

MEC INTERNATIONAL B.V. MEC WALES B.V.,
MISSION HYDRO LIMITED PARTNERSHIP, EME GENERATION HOLDINGS LIMITED,
EME VICTORIA GENERATION LIMITED AND SUBSIDIARIES [TIER 10, ET SEQ.]
Consolidating Balance Sheet
December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                     Gippsland Power      Loy Yang B Joint     EME Victoria
                                                     Pty Ltd [11]         Venture [12]         Generation Limited
---------------------------------------------------- -------------------- ---------------- --------------------
ASSETS
---------------------------------------------------- -------------------- ---------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments
Other current assets
---------------------------------------------------- -------------------- ---------------- --------------------
Total current assets
---------------------------------------------------- -------------------- ---------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
---------------------------------------------------- -------------------- ---------------- --------------------
Total investment and other assets
---------------------------------------------------- -------------------- ---------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
---------------------------------------------------- -------------------- ---------------- --------------------
Total utility plant
---------------------------------------------------- -------------------- ---------------- --------------------

Restricted cash
Regulatory assets - net
Other deferred charges
---------------------------------------------------- -------------------- ---------------- --------------------
Total deferred charges
---------------------------------------------------- -------------------- ---------------- --------------------

Assets of discontinued operations
---------------------------------------------------- -------------------- ---------------- --------------------

Total assets
==================================================== ==================== ================ ====================

MEC INTERNATIONAL B.V. MEC WALES B.V.,
MISSION HYDRO LIMITED PARTNERSHIP, EME GENERATION HOLDINGS LIMITED,
EME VICTORIA GENERATION LIMITED AND SUBSIDIARIES [TIER 10, ET SEQ.]
Consolidating Balance Sheet
December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                   Consolidating        EME Victoria
                                                   Adjustments          Generation Limited
                                                                        Consolidated
-------------------------------------------------- -------------------- -------------------- ---------------
ASSETS
-------------------------------------------------- -------------------- -------------------- ---------------

Cash and equivalents
Restricted cash
Receivables - net
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments
Other current assets
-------------------------------------------------- -------------------- -------------------- ---------------
Total current assets
-------------------------------------------------- -------------------- -------------------- ---------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
-------------------------------------------------- -------------------- -------------------- ---------------
Total investment and other assets
-------------------------------------------------- -------------------- -------------------- ---------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
-------------------------------------------------- -------------------- -------------------- ---------------
Total utility plant
-------------------------------------------------- -------------------- -------------------- ---------------

Restricted cash
Regulatory assets - net
Other deferred charges
-------------------------------------------------- -------------------- -------------------- ---------------
Total deferred charges
-------------------------------------------------- -------------------- -------------------- ---------------

Assets of discontinued operations
-------------------------------------------------- -------------------- -------------------- ---------------

Total assets
================================================== ==================== ==================== ===============

MEC INTERNATIONAL B.V. MEC WALES B.V.,
MISSION HYDRO LIMITED PARTNERSHIP, EME GENERATION HOLDINGS LIMITED,
EME VICTORIA GENERATION LIMITED AND SUBSIDIARIES [TIER 10, ET SEQ.]
Consolidating Balance Sheet
December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                       Energy Capital   Enerloy Pty Ltd   Mission Energy
                                                       Partnership      [11]              Development
                                                                                          Australia Pty Ltd
------------------------------------------------------ ---------------- ----------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------ ---------------- ----------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities - net
Other current liabilities
------------------------------------------------------ ---------------- ----------------- --------------------
Total current liabilities
------------------------------------------------------ ---------------- ----------------- --------------------

Long-term debt
------------------------------------------------------ ---------------- ----------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits
Asset retirement obligations
Other long-term liabilities
------------------------------------------------------ ---------------- ----------------- --------------------
Total deferred credits and other liabilities
------------------------------------------------------ ---------------- ----------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------ ---------------- ----------------- --------------------

Total Liabilities
------------------------------------------------------ ---------------- ----------------- --------------------

Minority Interest
------------------------------------------------------ ---------------- ----------------- --------------------

Preferred stock not subject to mandatory redemption
------------------------------------------------------ ---------------- ----------------- --------------------

Common stock
Accumulated other comprehensive loss
Retained earnings
------------------------------------------------------ ---------------- ----------------- --------------------
Total common shareholders' equity
------------------------------------------------------ ---------------- ----------------- --------------------

Total liabilities and shareholders' equity
====================================================== ================ ================= ====================

MEC INTERNATIONAL B.V. MEC WALES B.V.,
MISSION HYDRO LIMITED PARTNERSHIP, EME GENERATION HOLDINGS LIMITED,
EME VICTORIA GENERATION LIMITED AND SUBSIDIARIES [TIER 10, ET SEQ.]
Consolidating Balance Sheet
December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                        Gippsland Power   Loy Yang B Joint  EME Victoria
                                                        Pty Ltd [11]      Venture [12]      Generation Limited
------------------------------------------------------- ----------------- ----------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------- ----------------- ----------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities - net
Other current liabilities
------------------------------------------------------- ----------------- ----------------- --------------------
Total current liabilities
------------------------------------------------------- ----------------- ----------------- --------------------

Long-term debt
------------------------------------------------------- ----------------- ----------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits
Asset retirement obligations
Other long-term liabilities
------------------------------------------------------- ----------------- ----------------- --------------------
Total deferred credits and other liabilities
------------------------------------------------------- ----------------- ----------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------- ----------------- ----------------- --------------------

Total Liabilities
------------------------------------------------------- ----------------- ----------------- --------------------

Minority Interest
------------------------------------------------------- ----------------- ----------------- --------------------

Preferred stock not subject to mandatory redemption
------------------------------------------------------- ----------------- ----------------- --------------------

Common stock
Accumulated other comprehensive loss
Retained earnings
------------------------------------------------------- ----------------- ----------------- --------------------
Total common shareholders' equity
------------------------------------------------------- ----------------- ----------------- --------------------

Total liabilities and shareholders' equity
======================================================= ================= ================= ====================

MEC INTERNATIONAL B.V. MEC WALES B.V.,
MISSION HYDRO LIMITED PARTNERSHIP, EME GENERATION HOLDINGS LIMITED,
EME VICTORIA GENERATION LIMITED AND SUBSIDIARIES [TIER 10, ET SEQ.]
Consolidating Balance Sheet
December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                         Consolidating        EME Victoria
                                                         Adjustments          Generation Limited
                                                                              Consolidated
-------------------------------------------------------- ---------------- -------------------- ----------------
LIABILITIES AND SHAREHOLDERS' EQUITY
-------------------------------------------------------- ---------------- -------------------- ----------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities - net
Other current liabilities
-------------------------------------------------------- ---------------- -------------------- ----------------
Total current liabilities
-------------------------------------------------------- ---------------- -------------------- ----------------

Long-term debt
-------------------------------------------------------- ---------------- -------------------- ----------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits
Asset retirement obligations
Other long-term liabilities
-------------------------------------------------------- ---------------- -------------------- ----------------
Total deferred credits and other liabilities
-------------------------------------------------------- ---------------- -------------------- ----------------

Liabilities of discontinued operations
-------------------------------------------------------- ---------------- -------------------- ----------------

Total Liabilities
-------------------------------------------------------- ---------------- -------------------- ----------------

Minority Interest
-------------------------------------------------------- ---------------- -------------------- ----------------

Preferred stock not subject to mandatory redemption
-------------------------------------------------------- ---------------- -------------------- ----------------

Common stock
Accumulated other comprehensive loss
Retained earnings
-------------------------------------------------------- ---------------- -------------------- ----------------
Total common shareholders' equity
-------------------------------------------------------- ---------------- -------------------- ----------------

Total liabilities and shareholders' equity
======================================================== ================ ==================== ================

MEC INTERNATIONAL B.V. MEC WALES B.V.,
MISSION HYDRO LIMITED PARTNERSHIP, EME GENERATION HOLDINGS LIMITED,
EME VICTORIA GENERATION LIMITED AND SUBSIDIARIES [TIER 10, ET SEQ.]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                      Energy Capital    Enerloy Pty Ltd [11]  Mission Energy
                                                      Partnership                             Development
                                                                                              Australia Pty Ltd
----------------------------------------------------- ----------------- --------------------- ------------------

Electric utility
Nonutility power generation
Financial services and other
----------------------------------------------------- ----------------- --------------------- ------------------
Total operating revenue
----------------------------------------------------- ----------------- --------------------- ------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Asset impairment and loss on lease termination
Depreciation, decommissioning and amortization
Property and other taxes
----------------------------------------------------- ----------------- --------------------- ------------------
Total operating expenses
----------------------------------------------------- ----------------- --------------------- ------------------

Operating income (loss)
Interest and dividend income                                                          $56                  $1
Equity in income from partnerships and
   unconsolidated subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized                   ($56)
Other nonoperating deductions
Minority interest
Dividends on preferred securities
  subject to mandatory redemption
Dividends on utility preferred stock
   not subject to mandatory redemption
----------------------------------------------------- ----------------- --------------------- ------------------
Income (loss) from continuing operations before tax              (56)                  56                   1
Income tax (benefit)
----------------------------------------------------- ----------------- --------------------- ------------------
Income (loss) from continuing operations                         (56)                  56                   1
Income from discontinued operations - net of tax
----------------------------------------------------- ----------------- --------------------- ------------------
Income (loss) before accounting change                           (56)                  56                   1
Cumulative effect of accounting change - net of tax
----------------------------------------------------- ----------------- --------------------- ------------------
Net income (loss)                                                (56)                  56                   1
----------------------------------------------------- ----------------- --------------------- ------------------

Retained earnings - beginning of year                           (356)                (356)
Dividends declared on common stock                              $412                 $300                 ($1)
Dividends declared on preferred stock
Stock option appreciation
----------------------------------------------------- ----------------- --------------------- ------------------
Retained earnings - end of year
===================================================== ================= ===================== ==================

MEC INTERNATIONAL B.V. MEC WALES B.V.,
MISSION HYDRO LIMITED PARTNERSHIP, EME GENERATION HOLDINGS LIMITED,
EME VICTORIA GENERATION LIMITED AND SUBSIDIARIES [TIER 10, ET SEQ.]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                        Gippsland Power      Loy Yang B Joint   EME Victoria
                                                        Pty Ltd [11]         Venture [12]     Generation Limited
------------------------------------------------------- -------------------- ---------------- ------------------

Electric utility
Nonutility power generation                                           $82
Financial services and other
------------------------------------------------------- -------------------- ---------------- ------------------
Total operating revenue                                                82
------------------------------------------------------- -------------------- ---------------- ------------------

Fuel                                                                   13
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                        19
Asset impairment and loss on lease termination
Depreciation, decommissioning and amortization                         14
Property and other taxes
------------------------------------------------------- -------------------- ---------------- ------------------
Total operating expenses                                               46
------------------------------------------------------- -------------------- ---------------- ------------------

Operating income (loss)                                                36
Interest and dividend income                                          (18)
Equity in income from partnerships and
   unconsolidated subsidiaries - net
Other nonoperating income                                              (1)
Interest expense - net of amounts capitalized                          (1)
Other nonoperating deductions
Minority interest
Dividends on preferred securities
  subject to mandatory redemption
Dividends on utility preferred stock
   not subject to mandatory redemption
------------------------------------------------------- -------------------- ---------------- ------------------
Income (loss) from continuing operations before tax                    16
Income tax (benefit)                                                    5
------------------------------------------------------- -------------------- ---------------- ------------------
Income (loss) from continuing operations                               11
Income from discontinued operations - net of tax
------------------------------------------------------- -------------------- ---------------- ------------------
Income (loss) before accounting change                                 11
Cumulative effect of accounting change - net of tax
------------------------------------------------------- -------------------- ---------------- ------------------
Net income (loss)                                                      11
------------------------------------------------------- -------------------- ---------------- ------------------

Retained earnings - beginning of year                                 109                                ($20)
Dividends declared on common stock                                  ($120)                                $20
Dividends declared on preferred stock
Stock option appreciation
------------------------------------------------------- -------------------- ---------------- ------------------
Retained earnings - end of year
======================================================= ==================== ================ ==================

MEC INTERNATIONAL B.V. MEC WALES B.V.,
MISSION HYDRO LIMITED PARTNERSHIP, EME GENERATION HOLDINGS LIMITED,
EME VICTORIA GENERATION LIMITED AND SUBSIDIARIES [TIER 10, ET SEQ.]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                       Consolidating     EME Victoria
                                                       Adjustments       Generation Limited
                                                                         Consolidated
------------------------------------------------------ ----------------- --------------------- ---------------

Electric utility
Nonutility power generation                                                            $82
Financial services and other
------------------------------------------------------ ----------------- --------------------- ---------------
Total operating revenue                                                                 82
------------------------------------------------------ ----------------- --------------------- ---------------

Fuel                                                                                    13
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                         19
Asset impairment and loss on lease termination
Depreciation, decommissioning and amortization                                          14
Property and other taxes
------------------------------------------------------ ----------------- --------------------- ---------------
Total operating expenses                                                                46
------------------------------------------------------ ----------------- --------------------- ---------------

Operating income (loss)                                                                 36
Interest and dividend income                                                            39
Equity in income from partnerships and
   unconsolidated subsidiaries - net
Other nonoperating income                                                               (1)
Interest expense - net of amounts capitalized                                          (57)
Other nonoperating deductions
Minority interest
Dividends on preferred securities
  subject to mandatory redemption
Dividends on utility preferred stock
   not subject to mandatory redemption
------------------------------------------------------ ----------------- --------------------- ---------------
Income (loss) from continuing operations before tax                                     17
Income tax (benefit)                                                                     5
------------------------------------------------------ ----------------- --------------------- ---------------
Income (loss) from continuing operations                                                12
Income from discontinued operations - net of tax
------------------------------------------------------ ----------------- --------------------- ---------------
Income (loss) before accounting change                                                  12
Cumulative effect of accounting change - net of tax
------------------------------------------------------ ----------------- --------------------- ---------------
Net income (loss)                                                                       12
------------------------------------------------------ ----------------- --------------------- ---------------

Retained earnings - beginning of year                            $623
Dividends declared on common stock                              ($623)                ($12)
Dividends declared on preferred stock
Stock option appreciation
------------------------------------------------------ ----------------- --------------------- ---------------
Retained earnings - end of year
====================================================== ================= ===================== ===============

MEC INTERNATIONAL B.V. MEC WALES B.V.,
MISSION HYDRO LIMITED PARTNERSHIP, EME GENERATION HOLDINGS LIMITED,
FFH NO. 1 LIMITED AND SUBSIDIARIES [TIER 10, ET SEQ.]
Consolidating Balance Sheet
December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                     First Hydro        First Hydro      First Hydro
                                                     Holdings Company   Company [11]     Finance plc [11]
---------------------------------------------------- ------------------ ---------------- --------------------
ASSETS
---------------------------------------------------- ------------------ ---------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments
Other current assets
---------------------------------------------------- ------------------ ---------------- --------------------
Total current assets
---------------------------------------------------- ------------------ ---------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
---------------------------------------------------- ------------------ ---------------- --------------------
Total investment and other assets
---------------------------------------------------- ------------------ ---------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
---------------------------------------------------- ------------------ ---------------- --------------------
Total utility plant
---------------------------------------------------- ------------------ ---------------- --------------------

Restricted cash
Regulatory assets - net
Other deferred charges
---------------------------------------------------- ------------------ ---------------- --------------------
Total deferred charges
---------------------------------------------------- ------------------ ---------------- --------------------

Assets of discontinued operations
---------------------------------------------------- ------------------ ---------------- --------------------

Total assets
==================================================== ================== ================ ====================

MEC INTERNATIONAL B.V. MEC WALES B.V.,
MISSION HYDRO LIMITED PARTNERSHIP, EME GENERATION HOLDINGS LIMITED,
FFH NO. 1 LIMITED AND SUBSIDIARIES [TIER 10, ET SEQ.]
Consolidating Balance Sheet
December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                      First Hydro          FFH No. 1 Limited    Consolidating
                                                      Company [12]                              Adjustments
----------------------------------------------------- -------------------- -------------------- -------------
ASSETS
----------------------------------------------------- -------------------- -------------------- -------------

Cash and equivalents
Restricted cash
Receivables - net
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments
Other current assets
----------------------------------------------------- -------------------- -------------------- -------------
Total current assets
----------------------------------------------------- -------------------- -------------------- -------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
----------------------------------------------------- -------------------- -------------------- -------------
Total investment and other assets
----------------------------------------------------- -------------------- -------------------- -------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
----------------------------------------------------- -------------------- -------------------- -------------
Total utility plant
----------------------------------------------------- -------------------- -------------------- -------------

Restricted cash
Regulatory assets - net
Other deferred charges
----------------------------------------------------- -------------------- -------------------- -------------
Total deferred charges
----------------------------------------------------- -------------------- -------------------- -------------

Assets of discontinued operations
----------------------------------------------------- -------------------- -------------------- -------------

Total assets
===================================================== ==================== ==================== =============

MEC INTERNATIONAL B.V. MEC WALES B.V.,
MISSION HYDRO LIMITED PARTNERSHIP, EME GENERATION HOLDINGS LIMITED,
FFH NO. 1 LIMITED AND SUBSIDIARIES [TIER 10, ET SEQ.]
Consolidating Balance Sheet
December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                      FFH No. 1 Limited
                                                      Consolidated
----------------------------------------------------- -------------------- ---------------- ---------------
ASSETS
----------------------------------------------------- -------------------- ---------------- ---------------

Cash and equivalents
Restricted cash
Receivables - net
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments
Other current assets
----------------------------------------------------- -------------------- ---------------- ---------------
Total current assets
----------------------------------------------------- -------------------- ---------------- ---------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
----------------------------------------------------- -------------------- ---------------- ---------------
Total investment and other assets
----------------------------------------------------- -------------------- ---------------- ---------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
----------------------------------------------------- -------------------- ---------------- ---------------
Total utility plant
----------------------------------------------------- -------------------- ---------------- ---------------

Restricted cash
Regulatory assets - net
Other deferred charges
----------------------------------------------------- -------------------- ---------------- ---------------
Total deferred charges
----------------------------------------------------- -------------------- ---------------- ---------------

Assets of discontinued operations
----------------------------------------------------- -------------------- ---------------- ---------------

Total assets
===================================================== ==================== ================ ===============

MEC INTERNATIONAL B.V. MEC WALES B.V.,
MISSION HYDRO LIMITED PARTNERSHIP, EME GENERATION HOLDINGS LIMITED,
FFH NO. 1 LIMITED AND SUBSIDIARIES [TIER 10, ET SEQ.]
Consolidating Balance Sheet
December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                       First Hydro          First Hydro          First Hydro
                                                       Holdings Company     Company [11]         Finance plc [11]
------------------------------------------------------ -------------------- -------------------- ----------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------ -------------------- -------------------- ----------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities - net
Other current liabilities
------------------------------------------------------ -------------------- -------------------- ----------------
Total current liabilities
------------------------------------------------------ -------------------- -------------------- ----------------

Long-term debt
------------------------------------------------------ -------------------- -------------------- ----------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits
Asset retirement obligations
Other long-term liabilities
------------------------------------------------------ -------------------- -------------------- ----------------
Total deferred credits and other liabilities
------------------------------------------------------ -------------------- -------------------- ----------------

Liabilities of discontinued operations
------------------------------------------------------ -------------------- -------------------- ----------------

Total Liabilities
------------------------------------------------------ -------------------- -------------------- ----------------

Minority Interest
------------------------------------------------------ -------------------- -------------------- ----------------

Preferred stock not subject to mandatory redemption
------------------------------------------------------ -------------------- -------------------- ----------------

Common stock
Accumulated other comprehensive loss
Retained earnings
------------------------------------------------------ -------------------- -------------------- ----------------
Total common shareholders' equity
------------------------------------------------------ -------------------- -------------------- ----------------

Total liabilities and shareholders' equity
====================================================== ==================== ==================== ================

MEC INTERNATIONAL B.V. MEC WALES B.V.,
MISSION HYDRO LIMITED PARTNERSHIP, EME GENERATION HOLDINGS LIMITED,
FFH NO. 1 LIMITED AND SUBSIDIARIES [TIER 10, ET SEQ.]
Consolidating Balance Sheet
December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                      First Hydro          FFH No. 1 Limited    Consolidating
                                                      Company [12]                              Adjustments
----------------------------------------------------- -------------------- -------------------- -------------
LIABILITIES AND SHAREHOLDERS' EQUITY
----------------------------------------------------- -------------------- -------------------- -------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities - net
Other current liabilities
----------------------------------------------------- -------------------- -------------------- -------------
Total current liabilities
----------------------------------------------------- -------------------- -------------------- -------------

Long-term debt
----------------------------------------------------- -------------------- -------------------- -------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits
Asset retirement obligations
Other long-term liabilities
----------------------------------------------------- -------------------- -------------------- -------------
Total deferred credits and other liabilities
----------------------------------------------------- -------------------- -------------------- -------------

Liabilities of discontinued operations
----------------------------------------------------- -------------------- -------------------- -------------

Total Liabilities
----------------------------------------------------- -------------------- -------------------- -------------

Minority Interest
----------------------------------------------------- -------------------- -------------------- -------------

Preferred stock not subject to mandatory redemption
----------------------------------------------------- -------------------- -------------------- -------------

Common stock
Accumulated other comprehensive loss
Retained earnings
----------------------------------------------------- -------------------- -------------------- -------------
Total common shareholders' equity
----------------------------------------------------- -------------------- -------------------- -------------

Total liabilities and shareholders' equity
===================================================== ==================== ==================== =============

MEC INTERNATIONAL B.V. MEC WALES B.V.,
MISSION HYDRO LIMITED PARTNERSHIP, EME GENERATION HOLDINGS LIMITED,
FFH NO. 1 LIMITED AND SUBSIDIARIES [TIER 10, ET SEQ.]
Consolidating Balance Sheet
December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                       FFH No. 1 Limited
                                                       Consolidated
------------------------------------------------------ -------------------- ---------------- ---------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------ -------------------- ---------------- ---------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities - net
Other current liabilities
------------------------------------------------------ -------------------- ---------------- ---------------
Total current liabilities
------------------------------------------------------ -------------------- ---------------- ---------------

Long-term debt
------------------------------------------------------ -------------------- ---------------- ---------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits
Asset retirement obligations
Other long-term liabilities
------------------------------------------------------ -------------------- ---------------- ---------------
Total deferred credits and other liabilities
------------------------------------------------------ -------------------- ---------------- ---------------

Liabilities of discontinued operations
------------------------------------------------------ -------------------- ---------------- ---------------

Total Liabilities
------------------------------------------------------ -------------------- ---------------- ---------------

Minority Interest
------------------------------------------------------ -------------------- ---------------- ---------------

Preferred stock not subject to mandatory redemption
------------------------------------------------------ -------------------- ---------------- ---------------

Common stock
Accumulated other comprehensive loss
Retained earnings
------------------------------------------------------ -------------------- ---------------- ---------------
Total common shareholders' equity
------------------------------------------------------ -------------------- ---------------- ---------------

Total liabilities and shareholders' equity
====================================================== ==================== ================ ===============

MEC INTERNATIONAL B.V. MEC WALES B.V.,
MISSION HYDRO LIMITED PARTNERSHIP, EME GENERATION HOLDINGS LIMITED,
FFH NO. 1 LIMITED AND SUBSIDIARIES [TIER 10, ET SEQ.]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                      First Hydro       First Hydro Company   First Hydro
                                                      Holdings Company  [11]                  Finance plc [11]
----------------------------------------------------- ----------------- --------------------- -----------------

Electric utility
Nonutility power generation                                                          $392
Financial services and other
----------------------------------------------------- ----------------- --------------------- -----------------
Total operating revenue                                                               392
----------------------------------------------------- ----------------- --------------------- -----------------

Fuel                                                                                  214
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                        58
Asset impairment and loss on lease termination
Depreciation, decommissioning and amortization                                         12
Property and other taxes                                                               17
----------------------------------------------------- ----------------- --------------------- -----------------
Total operating expenses                                                              301
----------------------------------------------------- ----------------- --------------------- -----------------

Operating income (loss)                                                                91
Interest and dividend income                                    ($63)                   2                $64
Equity in income from partnerships and
   unconsolidated subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized                                                            (63)
Other nonoperating deductions
Minority interest
Dividends on preferred securities
  subject to mandatory redemption                                 79                 (121)                 1
Dividends on utility preferred stock
   not subject to mandatory redemption
----------------------------------------------------- ----------------- --------------------- -----------------
Income (loss) from continuing operations before tax               16                  (28)                 2
Income tax (benefit)
----------------------------------------------------- ----------------- --------------------- -----------------
Income (loss) from continuing operations                          16                  (28)                 2
Income from discontinued operations - net of tax
----------------------------------------------------- ----------------- --------------------- -----------------
Income (loss) before accounting change                            16                  (28)                 2
Cumulative effect of accounting change - net of tax
----------------------------------------------------- ----------------- --------------------- -----------------
Net income (loss)                                                 16                  (28)                 2
----------------------------------------------------- ----------------- --------------------- -----------------

Retained earnings - beginning of year                              5                  193                  9
Dividends declared on common stock                              ($21)               ($165)              ($11)
Dividends declared on preferred stock
Stock option appreciation
----------------------------------------------------- ----------------- --------------------- -----------------
Retained earnings - end of year
===================================================== ================= ===================== =================

MEC INTERNATIONAL B.V. MEC WALES B.V.,
MISSION HYDRO LIMITED PARTNERSHIP, EME GENERATION HOLDINGS LIMITED,
FFH NO. 1 LIMITED AND SUBSIDIARIES [TIER 10, ET SEQ.]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                      First Hydro          FFH No. 1 Limited Consolidating
                                                      Company [12]                           Adjustments
----------------------------------------------------- -------------------- ----------------- ----------------

Electric utility
Nonutility power generation                                        $392                              ($386)
Financial services and other
----------------------------------------------------- -------------------- ----------------- ----------------
Total operating revenue                                             392                               (386)
----------------------------------------------------- -------------------- ----------------- ----------------

Fuel                                                                214                               (214)
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                      58                                (57)
Asset impairment and loss on lease termination
Depreciation, decommissioning and amortization                       12                                (13)
Property and other taxes                                             17                                (18)
----------------------------------------------------- -------------------- ----------------- ----------------
Total operating expenses                                            301                               (302)
----------------------------------------------------- -------------------- ----------------- ----------------

Operating income (loss)                                              91                                (84)
Interest and dividend income                                          2                                 (2)
Equity in income from partnerships and
   unconsolidated subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Minority interest
Dividends on preferred securities
  subject to mandatory redemption                                  (121)                               162
Dividends on utility preferred stock
   not subject to mandatory redemption
----------------------------------------------------- -------------------- ----------------- ----------------
Income (loss) from continuing operations before tax                 (28)                                76
Income tax (benefit)                                                                                    (1)
----------------------------------------------------- -------------------- ----------------- ----------------
Income (loss) from continuing operations                            (28)                                77
Income from discontinued operations - net of tax
----------------------------------------------------- -------------------- ----------------- ----------------
Income (loss) before accounting change                              (28)                                77
Cumulative effect of accounting change - net of tax
----------------------------------------------------- -------------------- ----------------- ----------------
Net income (loss)                                                   (28)                                77
----------------------------------------------------- -------------------- ----------------- ----------------

Retained earnings - beginning of year                               193                               (326)
Dividends declared on common stock                                ($165)                              $249
Dividends declared on preferred stock
Stock option appreciation
----------------------------------------------------- -------------------- ----------------- ----------------
Retained earnings - end of year
===================================================== ==================== ================= ================

MEC INTERNATIONAL B.V. MEC WALES B.V.,
MISSION HYDRO LIMITED PARTNERSHIP, EME GENERATION HOLDINGS LIMITED,
FFH NO. 1 LIMITED AND SUBSIDIARIES [TIER 10, ET SEQ.]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                      FFH No. 1 Limited
                                                      Consolidated
----------------------------------------------------- -------------------- ---------------- ---------------

Electric utility
Nonutility power generation                                        $398
Financial services and other
----------------------------------------------------- -------------------- ---------------- ---------------
Total operating revenue                                             398
----------------------------------------------------- -------------------- ---------------- ---------------

Fuel                                                                214
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                      59
Asset impairment and loss on lease termination
Depreciation, decommissioning and amortization                       11
Property and other taxes                                             16
----------------------------------------------------- -------------------- ---------------- ---------------
Total operating expenses                                            300
----------------------------------------------------- -------------------- ---------------- ---------------

Operating income (loss)                                              98
Interest and dividend income                                          3
Equity in income from partnerships and
   unconsolidated subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized                       (63)
Other nonoperating deductions
Minority interest
Dividends on preferred securities
  subject to mandatory redemption
Dividends on utility preferred stock
   not subject to mandatory redemption
----------------------------------------------------- -------------------- ---------------- ---------------
Income (loss) from continuing operations before tax                  38
Income tax (benefit)                                                 (1)
----------------------------------------------------- -------------------- ---------------- ---------------
Income (loss) from continuing operations                             39
Income from discontinued operations - net of tax
----------------------------------------------------- -------------------- ---------------- ---------------
Income (loss) before accounting change                               39
Cumulative effect of accounting change - net of tax
----------------------------------------------------- -------------------- ---------------- ---------------
Net income (loss)                                                    39
----------------------------------------------------- -------------------- ---------------- ---------------

Retained earnings - beginning of year                                74
Dividends declared on common stock                                ($113)
Dividends declared on preferred stock
Stock option appreciation
----------------------------------------------------- -------------------- ---------------- ---------------
Retained earnings - end of year
===================================================== ==================== ================ ===============

MEC INTERNATIONAL B.V. MEC WALES B.V.,
MISSION HYDRO LIMITED PARTNERSHIP, EME GENERATION HOLDINGS LIMITED,
LOYVIC PTY. LTD. AND SUBSIDIARIES [TIER 10, ET SEQ.]
Consolidating Balance Sheet
December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                Energy Capital       Enerloy Pty Ltd.     Loyvic Pty. Ltd.
                                                Partnership          [11]
----------------------------------------------- -------------------- -------------------- ----------------
ASSETS
----------------------------------------------- -------------------- -------------------- ----------------

Cash and equivalents
Restricted cash
Receivables - net
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments
Other current assets
----------------------------------------------- -------------------- -------------------- ----------------
Total current assets
----------------------------------------------- -------------------- -------------------- ----------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
----------------------------------------------- -------------------- -------------------- ----------------
Total investment and other assets
----------------------------------------------- -------------------- -------------------- ----------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
----------------------------------------------- -------------------- -------------------- ----------------
Total utility plant
----------------------------------------------- -------------------- -------------------- ----------------

Restricted cash
Regulatory assets - net
Other deferred charges
----------------------------------------------- -------------------- -------------------- ----------------
Total deferred charges
----------------------------------------------- -------------------- -------------------- ----------------

Assets of discontinued operations
----------------------------------------------- -------------------- -------------------- ----------------

Total assets
=============================================== ==================== ==================== ================

MEC INTERNATIONAL B.V. MEC WALES B.V.,
MISSION HYDRO LIMITED PARTNERSHIP, EME GENERATION HOLDINGS LIMITED,
LOYVIC PTY. LTD. AND SUBSIDIARIES [TIER 10, ET SEQ.]
Consolidating Balance Sheet
December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                               Consolidating        Loyvic Pty. Ltd.
                                               Adjustments          Consolidated
---------------------------------------------- -------------------- -------------------- --------------------
ASSETS
---------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments
Other current assets
---------------------------------------------- -------------------- -------------------- --------------------
Total current assets
---------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
---------------------------------------------- -------------------- -------------------- --------------------
Total investment and other assets
---------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
---------------------------------------------- -------------------- -------------------- --------------------
Total utility plant
---------------------------------------------- -------------------- -------------------- --------------------

Restricted cash
Regulatory assets - net
Other deferred charges
---------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges
---------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
---------------------------------------------- -------------------- -------------------- --------------------

Total assets
============================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V. MEC WALES B.V.,
MISSION HYDRO LIMITED PARTNERSHIP, EME GENERATION HOLDINGS LIMITED,
LOYVIC PTY. LTD. AND SUBSIDIARIES [TIER 10, ET SEQ.]
Consolidating Balance Sheet
December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                        Energy Capital       Enerloy Pty Ltd  Loyvic Pty. Ltd.
                                                        Partnership          [11]
------------------------------------------------------- -------------------- ---------------- ----------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------- -------------------- ---------------- ----------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities - net
Other current liabilities
------------------------------------------------------- -------------------- ---------------- ----------------
Total current liabilities
------------------------------------------------------- -------------------- ---------------- ----------------

Long-term debt
------------------------------------------------------- -------------------- ---------------- ----------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits
Asset retirement obligations
Other long-term liabilities
------------------------------------------------------- -------------------- ---------------- ----------------
Total deferred credits and other liabilities
------------------------------------------------------- -------------------- ---------------- ----------------

Liabilities of discontinued operations
------------------------------------------------------- -------------------- ---------------- ----------------

Total Liabilities
------------------------------------------------------- -------------------- ---------------- ----------------

Minority Interest
------------------------------------------------------- -------------------- ---------------- ----------------

Preferred stock not subject to mandatory redemption
------------------------------------------------------- -------------------- ---------------- ----------------

Common stock
Accumulated other comprehensive loss
Retained earnings
------------------------------------------------------- -------------------- ---------------- ----------------
Total common shareholders' equity
------------------------------------------------------- -------------------- ---------------- ----------------

Total liabilities and shareholders' equity
======================================================= ==================== ================ ================

MEC INTERNATIONAL B.V. MEC WALES B.V.,
MISSION HYDRO LIMITED PARTNERSHIP, EME GENERATION HOLDINGS LIMITED,
LOYVIC PTY. LTD. AND SUBSIDIARIES [TIER 10, ET SEQ.]
Consolidating Balance Sheet
December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                      Consolidating        Loyvic Pty. Ltd.
                                                      Adjustments          Consolidated
----------------------------------------------------- -------------------- -------------------- --------------
LIABILITIES AND SHAREHOLDERS' EQUITY
----------------------------------------------------- -------------------- -------------------- --------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities - net
Other current liabilities
----------------------------------------------------- -------------------- -------------------- --------------
Total current liabilities
----------------------------------------------------- -------------------- -------------------- --------------

Long-term debt
----------------------------------------------------- -------------------- -------------------- --------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits
Asset retirement obligations
Other long-term liabilities
----------------------------------------------------- -------------------- -------------------- --------------
Total deferred credits and other liabilities
----------------------------------------------------- -------------------- -------------------- --------------

Liabilities of discontinued operations
----------------------------------------------------- -------------------- -------------------- --------------

Total Liabilities
----------------------------------------------------- -------------------- -------------------- --------------

Minority Interest
----------------------------------------------------- -------------------- -------------------- --------------

Preferred stock not subject to mandatory redemption
----------------------------------------------------- -------------------- -------------------- --------------

Common stock
Accumulated other comprehensive loss
Retained earnings
----------------------------------------------------- -------------------- -------------------- --------------
Total common shareholders' equity
----------------------------------------------------- -------------------- -------------------- --------------

Total liabilities and shareholders' equity
===================================================== ==================== ==================== ==============

MEC INTERNATIONAL B.V. MEC WALES B.V.,
MISSION HYDRO LIMITED PARTNERSHIP, EME GENERATION HOLDINGS LIMITED,
LOYVIC PTY. LTD. AND SUBSIDIARIES [TIER 10, ET SEQ.]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                      Energy Capital       Enerloy Pty Ltd.      Loyvic Pty. Ltd.
                                                      Partnership          [11]
----------------------------------------------------- -------------------- --------------------- ----------------

Electric utility
Nonutility power generation
Financial services and other
----------------------------------------------------- -------------------- --------------------- ----------------
Total operating revenue
----------------------------------------------------- -------------------- --------------------- ----------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Asset impairment and loss on lease termination
Depreciation, decommissioning and amortization
Property and other taxes
----------------------------------------------------- -------------------- --------------------- ----------------
Total operating expenses
----------------------------------------------------- -------------------- --------------------- ----------------

Operating income (loss)
Interest and dividend income                                                             $56
Equity in income from partnerships and
   unconsolidated subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized                      ($56)
Other nonoperating deductions
Minority interest
Dividends on preferred securities
  subject to mandatory redemption
Dividends on utility preferred stock
   not subject to mandatory redemption
----------------------------------------------------- -------------------- --------------------- ----------------
Income (loss) from continuing operations before tax                 (56)                  56
Income tax (benefit)
----------------------------------------------------- -------------------- --------------------- ----------------
Income (loss) from continuing operations                            (56)                  56
Income from discontinued operations - net of tax
----------------------------------------------------- -------------------- --------------------- ----------------
Income (loss) before accounting change                              (56)                  56
Cumulative effect of accounting change - net of tax
----------------------------------------------------- -------------------- --------------------- ----------------
Net income (loss)                                                   (56)                  56
----------------------------------------------------- -------------------- --------------------- ----------------

Retained earnings - beginning of year                              (356)                 356
Dividends declared on common stock                                 $412                ($412)
Dividends declared on preferred stock
Stock option appreciation
----------------------------------------------------- -------------------- --------------------- ----------------
Retained earnings - end of year
===================================================== ==================== ===================== ================

MEC INTERNATIONAL B.V. MEC WALES B.V.,
MISSION HYDRO LIMITED PARTNERSHIP, EME GENERATION HOLDINGS LIMITED,
LOYVIC PTY. LTD. AND SUBSIDIARIES [TIER 10, ET SEQ.]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                      Consolidating        Loyvic Pty. Ltd.
                                                      Adjustments          Consolidated
----------------------------------------------------- -------------------- ----------------- --------------

Electric utility
Nonutility power generation
Financial services and other
----------------------------------------------------- -------------------- ----------------- --------------
Total operating revenue
----------------------------------------------------- -------------------- ----------------- --------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Asset impairment and loss on lease termination
Depreciation, decommissioning and amortization
Property and other taxes
----------------------------------------------------- -------------------- ----------------- --------------
Total operating expenses
----------------------------------------------------- -------------------- ----------------- --------------

Operating income (loss)
Interest and dividend income                                       ($56)
Equity in income from partnerships and
   unconsolidated subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized                       $56
Other nonoperating deductions
Minority interest
Dividends on preferred securities
  subject to mandatory redemption
Dividends on utility preferred stock
   not subject to mandatory redemption
----------------------------------------------------- -------------------- ----------------- --------------
Income (loss) from continuing operations before tax
Income tax (benefit)
----------------------------------------------------- -------------------- ----------------- --------------
Income (loss) from continuing operations
Income from discontinued operations - net of tax
----------------------------------------------------- -------------------- ----------------- --------------
Income (loss) before accounting change
Cumulative effect of accounting change - net of tax
----------------------------------------------------- -------------------- ----------------- --------------
Net income (loss)
----------------------------------------------------- -------------------- ----------------- --------------

Retained earnings - beginning of year
Dividends declared on common stock
Dividends declared on preferred stock
Stock option appreciation
----------------------------------------------------- -------------------- ----------------- --------------
Retained earnings - end of year
===================================================== ==================== ================= ==============

MEC INTERNATIONAL B.V.
MISSION ENERGY COMPANY (UK) LIMITED AND SUBSIDIARIES [TIER 7]
Consolidating Balance Sheet
December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                              Edison Mission       Mission Hydro (UK)   Pride Hold Limited
                                                              Energy Limited       Limited              Consolidated
                                                                                   Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments
Other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------
Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------
Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
MISSION ENERGY COMPANY (UK) LIMITED AND SUBSIDIARIES [TIER 7]
Consolidating Balance Sheet
December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                              Mission Energy       Consolidating        Mission Energy
                                                              Company (UK)         Adjustments          Company (UK)
                                                              Limited                                   Limited
                                                                                                        Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments
Other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------
Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------
Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
MISSION ENERGY COMPANY (UK) LIMITED AND SUBSIDIARIES [TIER 7]
Consolidating Balance Sheet
December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                              Edison Mission       Mission Hydro (UK)   Pride Hold Limited
                                                              Energy Limited       Limited              Consolidated
                                                                                   Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities - net
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits
Asset retirement obligations
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total Liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock not subject to mandatory redemption
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Accumulated other comprehensive loss
Retained earnings
------------------------------------------------------------- -------------------- -------------------- --------------------
Total common shareholders' equity
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
MISSION ENERGY COMPANY (UK) LIMITED AND SUBSIDIARIES [TIER 7]
Consolidating Balance Sheet
December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                              Mission Energy       Consolidating        Mission Energy
                                                              Company (UK)         Adjustments          Company (UK)
                                                              Limited                                   Limited
                                                                                                        Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities - net
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits
Asset retirement obligations
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total Liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock not subject to mandatory redemption
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Accumulated other comprehensive loss
Retained earnings
------------------------------------------------------------- -------------------- -------------------- --------------------
Total common shareholders' equity
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
MISSION ENERGY COMPANY (UK) LIMITED AND SUBSIDIARIES [TIER 7]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                               Edison Mission       Mission Hydro (UK)    Pride Hold Limited
                                                               Energy Limited       Limited Consolidated  Consolidated
-------------------------------------------------------------- -------------------- --------------------- --------------------

Electric utility
Nonutility power generation                                                                      $480
Financial services and other
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating revenue                                                                           480
-------------------------------------------------------------- -------------------- --------------------- --------------------

Fuel                                                                                              227
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                              $14                   82
Asset impairment and loss on lease termination                                                      8
Depreciation, decommissioning and amortization                                 1                   25
Property and other taxes                                                                           17
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating expenses                                                      15                  359
-------------------------------------------------------------- -------------------- --------------------- --------------------

Operating income (loss)                                                      (15)                 121
Interest and dividend income                                                                      156
Equity in income from partnerships and
   unconsolidated subsidiaries - net
Other nonoperating income                                                      9
Interest expense - net of amounts capitalized                                                    (232)
Other nonoperating deductions
Minority interest
Dividends on preferred securities
  subject to mandatory redemption                                                                   6
Dividends on utility preferred stock
   not subject to mandatory redemption
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations before tax                           (6)                  51
Income tax (benefit)                                                                                5
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations                                      (6)                  46
Income from discontinued operations - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) before accounting change                                        (6)                  46
Cumulative effect of accounting change - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Net income (loss)                                                             (6)                  46
-------------------------------------------------------------- -------------------- --------------------- --------------------

Retained earnings - beginning of year                                         $6                  282                  ($18)
Dividends declared on common stock                                                              ($328)                  $18
Dividends declared on preferred stock
Stock option appreciation
-------------------------------------------------------------- -------------------- --------------------- --------------------
Retained earnings - end of year
============================================================== ==================== ===================== ====================

MEC INTERNATIONAL B.V.
MISSION ENERGY COMPANY (UK) LIMITED AND SUBSIDIARIES [TIER 7]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                               Mission Energy       Consolidating         Mission Energy
                                                               Company (UK)         Adjustments           Company (UK)
                                                               Limited                                    Limited
                                                                                                          Consolidated
-------------------------------------------------------------- -------------------- --------------------- --------------------

Electric utility
Nonutility power generation                                                                                            $480
Financial services and other
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating revenue                                                                                                 480
-------------------------------------------------------------- -------------------- --------------------- --------------------

Fuel                                                                                                                    227
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                                                          96
Asset impairment and loss on lease termination                                                                            8
Depreciation, decommissioning and amortization                                                                           26
Property and other taxes                                                                                                 17
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating expenses                                                                                                374
-------------------------------------------------------------- -------------------- --------------------- --------------------

Operating income (loss)                                                                                                 106
Interest and dividend income                                                                                            156
Equity in income from partnerships and
   unconsolidated subsidiaries - net                                                               $2                     2
Other nonoperating income                                                    $33                   25                    67
Interest expense - net of amounts capitalized                                                                          (232)
Other nonoperating deductions
Minority interest
Dividends on preferred securities
  subject to mandatory redemption                                              7                                         13
Dividends on utility preferred stock
   not subject to mandatory redemption
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations before tax                           40                   27                   112
Income tax (benefit)                                                                               (1)                    4
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations                                      40                   28                   108
Income from discontinued operations - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) before accounting change                                        40                   28                   108
Cumulative effect of accounting change - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Net income (loss)                                                             40                   28                   108
-------------------------------------------------------------- -------------------- --------------------- --------------------

Retained earnings - beginning of year                                        (23)                  16                   263
Dividends declared on common stock                                          ($17)                ($44)                ($371)
Dividends declared on preferred stock
Stock option appreciation
-------------------------------------------------------------- -------------------- --------------------- --------------------
Retained earnings - end of year
============================================================== ==================== ===================== ====================

MEC INTERNATIONAL B.V., MISSION ENERGY COMPANY (UK) LIMITED
MISSION HYDRO (UK) LIMITED AND SUBSIDIARIES [TIER 8, ET SEQ.]
Consolidating Balance Sheet
December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                              FHH No. 2 Limited    Mission Hydro        Mission Hydro (UK)
                                                              Consolidated         Limited              Limited
                                                                                   Partnership
                                                                                   Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments
Other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------
Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------
Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V., MISSION ENERGY COMPANY (UK) LIMITED
MISSION HYDRO (UK) LIMITED AND SUBSIDIARIES [TIER 8, ET SEQ.]
Consolidating Balance Sheet
December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                              Consolidating        Mission Hydro (UK)
                                                              Adjustments          Limited
                                                                                   Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments
Other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------
Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------
Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V., MISSION ENERGY COMPANY (UK) LIMITED
MISSION HYDRO (UK) LIMITED AND SUBSIDIARIES [TIER 8, ET SEQ.]
Consolidating Balance Sheet
December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                              FHH No. 2 Limited    Mission Hydro        Mission Hydro (UK)
                                                              Consolidated         Limited              Limited
                                                                                   Partnership
                                                                                   Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities - net
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits
Asset retirement obligations
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total Liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock not subject to mandatory redemption
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Accumulated other comprehensive loss
Retained earnings
------------------------------------------------------------- -------------------- -------------------- --------------------
Total common shareholders' equity
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity
============================================================= ==================== ==================== ====================

828

MEC INTERNATIONAL B.V., MISSION ENERGY COMPANY (UK) LIMITED
MISSION HYDRO (UK) LIMITED AND SUBSIDIARIES [TIER 8, ET SEQ.]
Consolidating Balance Sheet
December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                              Consolidating        Mission Hydro (UK)
                                                              Adjustments          Limited
                                                                                   Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities - net
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits
Asset retirement obligations
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total Liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock not subject to mandatory redemption
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Accumulated other comprehensive loss
Retained earnings
------------------------------------------------------------- -------------------- -------------------- --------------------
Total common shareholders' equity
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V., MISSION ENERGY COMPANY (UK) LIMITED
MISSION HYDRO (UK) LIMITED AND SUBSIDIARIES [TIER 8, ET SEQ.]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                               FHH No. 2 Limited    Mission Hydro         Mission Hydro (UK)
                                                               Consolidated         Limited Partnership   Limited
                                                                                    Consolidated
-------------------------------------------------------------- -------------------- --------------------- --------------------

Electric utility
Nonutility power generation                                                 $398                 $480
Financial services and other
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating revenue                                                      398                  480
-------------------------------------------------------------- -------------------- --------------------- --------------------

Fuel                                                                         214                  227
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                               59                   90
Asset impairment and loss on lease termination
Depreciation, decommissioning and amortization                                11                   25
Property and other taxes                                                      16                   17
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating expenses                                                     300                  359
-------------------------------------------------------------- -------------------- --------------------- --------------------

Operating income (loss)                                                       98                  121
Interest and dividend income                                                   3                  156
Equity in income from partnerships and
   unconsolidated subsidiaries - net
Other nonoperating income                                                                           1                   ($1)
Interest expense - net of amounts capitalized                                (63)                (232)
Other nonoperating deductions
Minority interest
Dividends on preferred securities
  subject to mandatory redemption                                                                  13                    (7)
Dividends on utility preferred stock
   not subject to mandatory redemption
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations before tax                           38                   59                    (8)
Income tax (benefit)                                                          (1)                   4
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations                                      39                   55                    (8)
Income from discontinued operations - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) before accounting change                                        39                   55                    (8)
Cumulative effect of accounting change - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Net income (loss)                                                             39                   55                    (8)
-------------------------------------------------------------- -------------------- --------------------- --------------------

Retained earnings - beginning of year                                         74                  200                    $8
Dividends declared on common stock                                         ($113)               ($255)
Dividends declared on preferred stock
Stock option appreciation
-------------------------------------------------------------- -------------------- --------------------- --------------------
Retained earnings - end of year
============================================================== ==================== ===================== ====================

MEC INTERNATIONAL B.V., MISSION ENERGY COMPANY (UK) LIMITED
MISSION HYDRO (UK) LIMITED AND SUBSIDIARIES [TIER 8, ET SEQ.]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                               Consolidating        Mission Hydro (UK)
                                                               Adjustments          Limited Consolidated
-------------------------------------------------------------- -------------------- --------------------- --------------------

Electric utility
Nonutility power generation                                                ($398)                $480
Financial services and other
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating revenue                                                     (398)                 480
-------------------------------------------------------------- -------------------- --------------------- --------------------

Fuel                                                                        (214)                 227
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                              (67)                  82
Asset impairment and loss on lease termination                                 8                    8
Depreciation, decommissioning and amortization                               (11)                  25
Property and other taxes                                                     (16)                  17
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating expenses                                                    (300)                 359
-------------------------------------------------------------- -------------------- --------------------- --------------------

Operating income (loss)                                                      (98)                 121
Interest and dividend income                                                  (3)                 156
Equity in income from partnerships and
   unconsolidated subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized                                 63                 (232)
Other nonoperating deductions
Minority interest
Dividends on preferred securities
  subject to mandatory redemption                                                                   6
Dividends on utility preferred stock
   not subject to mandatory redemption
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations before tax                          (38)                  51
Income tax (benefit)                                                           2                    5
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations                                     (40)                  46
Income from discontinued operations - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) before accounting change                                       (40)                  46
Cumulative effect of accounting change - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Net income (loss)                                                            (40)                  46
-------------------------------------------------------------- -------------------- --------------------- --------------------

Retained earnings - beginning of year                                                             282
Dividends declared on common stock                                           $40                ($328)
Dividends declared on preferred stock
Stock option appreciation
-------------------------------------------------------------- -------------------- --------------------- --------------------
Retained earnings - end of year
============================================================== ==================== ===================== ====================

MEC INTERNATIONAL B.V., MISSION ENERGY COMPANY (UK) LIMITED
MISSION HYDRO (UK) LIMITED
FFH NO. 2 LIMITED AND SUBSIDIARIES [TIER 9, ET SEQ.]
Consolidating Balance Sheet
December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                              First Hydro          First Hydro          First Hydro
                                                              Holdings Company     Company [10]         Finance plc [10]
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments
Other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------
Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------
Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V., MISSION ENERGY COMPANY (UK) LIMITED
MISSION HYDRO (UK) LIMITED
FFH NO. 2 LIMITED AND SUBSIDIARIES [TIER 9, ET SEQ.]
Consolidating Balance Sheet
December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                              First Hydro          FFH No. 2 Limited    Consolidating
                                                              Company [10]                              Adjustments
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments
Other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------
Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------
Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V., MISSION ENERGY COMPANY (UK) LIMITED
MISSION HYDRO (UK) LIMITED
FFH NO. 2 LIMITED AND SUBSIDIARIES [TIER 9, ET SEQ.]
Consolidating Balance Sheet
December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                              FFH No. 2 Limited
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments
Other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------
Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------
Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V., MISSION ENERGY COMPANY (UK) LIMITED
MISSION HYDRO (UK) LIMITED
FFH NO. 2 LIMITED AND SUBSIDIARIES [TIER 9, ET SEQ.]
Consolidating Balance Sheet
December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                              First Hydro          First Hydro          First Hydro
                                                              Holdings Company     Company [10]         Finance plc [10]
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities - net
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits
Asset retirement obligations
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total Liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock not subject to mandatory redemption
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Accumulated other comprehensive loss
Retained earnings
------------------------------------------------------------- -------------------- -------------------- --------------------
Total common shareholders' equity
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V., MISSION ENERGY COMPANY (UK) LIMITED
MISSION HYDRO (UK) LIMITED
FFH NO. 2 LIMITED AND SUBSIDIARIES [TIER 9, ET SEQ.]
Consolidating Balance Sheet
December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                              First Hydro          FFH No. 2 Limited    Consolidating
                                                              Company [10]                              Adjustments
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities - net
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits
Asset retirement obligations
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total Liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock not subject to mandatory redemption
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Accumulated other comprehensive loss
Retained earnings
------------------------------------------------------------- -------------------- -------------------- --------------------
Total common shareholders' equity
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V., MISSION ENERGY COMPANY (UK) LIMITED
MISSION HYDRO (UK) LIMITED
FFH NO. 2 LIMITED AND SUBSIDIARIES [TIER 9, ET SEQ.]
Consolidating Balance Sheet
December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                              FFH No. 2 Limited
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities - net
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits
Asset retirement obligations
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total Liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock not subject to mandatory redemption
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Accumulated other comprehensive loss
Retained earnings
------------------------------------------------------------- -------------------- -------------------- --------------------
Total common shareholders' equity
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V., MISSION ENERGY COMPANY (UK) LIMITED
MISSION HYDRO (UK) LIMITED
FFH NO. 2 LIMITED AND SUBSIDIARIES [TIER 9, ET SEQ.]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                               First Hydro          First Hydro Company   First Hydro
                                                               Holdings Company     [10]                  Finance plc [10]
-------------------------------------------------------------- -------------------- --------------------- --------------------

Electric utility
Nonutility power generation                                                                      $392
Financial services and other
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating revenue                                                                           392
-------------------------------------------------------------- -------------------- --------------------- --------------------

Fuel                                                                                              214
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                                    58
Asset impairment and loss on lease termination
Depreciation, decommissioning and amortization                                                     12
Property and other taxes                                                                           17
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating expenses                                                                          301
-------------------------------------------------------------- -------------------- --------------------- --------------------

Operating income (loss)                                                                            91
Interest and dividend income                                                ($63)                   2                   $64
Equity in income from partnerships and
   unconsolidated subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized                                                                           (63)
Other nonoperating deductions
Minority interest
Dividends on preferred securities
  subject to mandatory redemption                                             79                 (121)                    1
Dividends on utility preferred stock
   not subject to mandatory redemption
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations before tax                           16                  (28)                    2
Income tax (benefit)
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations                                      16                  (28)                    2
Income from discontinued operations - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) before accounting change                                        16                  (28)                    2
Cumulative effect of accounting change - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Net income (loss)                                                             16                  (28)                    2
-------------------------------------------------------------- -------------------- --------------------- --------------------

Retained earnings - beginning of year                                          5                  193                     9
Dividends declared on common stock                                          ($21)               ($165)                 ($11)
Dividends declared on preferred stock
Stock option appreciation
-------------------------------------------------------------- -------------------- --------------------- --------------------
Retained earnings - end of year
============================================================== ==================== ===================== ====================

MEC INTERNATIONAL B.V., MISSION ENERGY COMPANY (UK) LIMITED
MISSION HYDRO (UK) LIMITED
FFH NO. 2 LIMITED AND SUBSIDIARIES [TIER 9, ET SEQ.]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                               First Hydro          FFH No. 2 Limited     Consolidating
                                                               Company [10]                               Adjustments
-------------------------------------------------------------- -------------------- --------------------- --------------------

Electric utility
Nonutility power generation                                                 $392                                      ($386)
Financial services and other
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating revenue                                                      392                                       (386)
-------------------------------------------------------------- -------------------- --------------------- --------------------

Fuel                                                                         214                                       (214)
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                               58                                        (57)
Asset impairment and loss on lease termination
Depreciation, decommissioning and amortization                                12                                        (13)
Property and other taxes                                                      17                                        (18)
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating expenses                                                     301                                       (302)
-------------------------------------------------------------- -------------------- --------------------- --------------------

Operating income (loss)                                                       91                                        (84)
Interest and dividend income                                                   2                                         (2)
Equity in income from partnerships and
   unconsolidated subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Minority interest
Dividends on preferred securities
  subject to mandatory redemption                                           (121)                                       162
Dividends on utility preferred stock
   not subject to mandatory redemption
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations before tax                          (28)                                        76
Income tax (benefit)                                                                                                     (1)
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations                                     (28)                                        77
Income from discontinued operations - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) before accounting change                                       (28)                                        77
Cumulative effect of accounting change - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Net income (loss)                                                            (28)                                        77
-------------------------------------------------------------- -------------------- --------------------- --------------------

Retained earnings - beginning of year                                        193                                       (326)
Dividends declared on common stock                                         ($165)                                      $249
Dividends declared on preferred stock
Stock option appreciation
-------------------------------------------------------------- -------------------- --------------------- --------------------
Retained earnings - end of year
============================================================== ==================== ===================== ====================

MEC INTERNATIONAL B.V., MISSION ENERGY COMPANY (UK) LIMITED
MISSION HYDRO (UK) LIMITED
FFH NO. 2 LIMITED AND SUBSIDIARIES [TIER 9, ET SEQ.]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                               FFH No. 2 Limited
                                                               Consolidated
-------------------------------------------------------------- -------------------- --------------------- --------------------

Electric utility
Nonutility power generation                                                 $398
Financial services and other
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating revenue                                                      398
-------------------------------------------------------------- -------------------- --------------------- --------------------

Fuel                                                                         214
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                               59
Asset impairment and loss on lease termination
Depreciation, decommissioning and amortization                                11
Property and other taxes                                                      16
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating expenses                                                     300
-------------------------------------------------------------- -------------------- --------------------- --------------------

Operating income (loss)                                                       98
Interest and dividend income                                                   3
Equity in income from partnerships and
   unconsolidated subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized                                (63)
Other nonoperating deductions
Minority interest
Dividends on preferred securities
  subject to mandatory redemption
Dividends on utility preferred stock
   not subject to mandatory redemption
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations before tax                           38
Income tax (benefit)                                                          (1)
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations                                      39
Income from discontinued operations - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) before accounting change                                        39
Cumulative effect of accounting change - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Net income (loss)                                                             39
-------------------------------------------------------------- -------------------- --------------------- --------------------

Retained earnings - beginning of year                                         74
Dividends declared on common stock                                         ($113)
Dividends declared on preferred stock
Stock option appreciation
-------------------------------------------------------------- -------------------- --------------------- --------------------
Retained earnings - end of year
============================================================== ==================== ===================== ====================

MEC INTERNATIONAL B.V., MISSION ENERGY COMPANY (UK) LIMITED
MISSION HYDRO (UK) LIMITED
MISSION HYDRO LIMITED PARTNERSHIP AND SUBSIDIARIES [TIER 9]
Consolidating Balance Sheet
December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                              EME Generation       Mission Hydro        Consolidating
                                                              Holdings Limited     Limited Partnership  Adjustments
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments
Other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------
Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------
Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V., MISSION ENERGY COMPANY (UK) LIMITED
MISSION HYDRO (UK) LIMITED
MISSION HYDRO LIMITED PARTNERSHIP AND SUBSIDIARIES [TIER 9]
Consolidating Balance Sheet
December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                              Mission Hydro
                                                              Limited
                                                              Partnership
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments
Other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------
Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------
Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V., MISSION ENERGY COMPANY (UK) LIMITED
MISSION HYDRO (UK) LIMITED
MISSION HYDRO LIMITED PARTNERSHIP AND SUBSIDIARIES [TIER 9]
Consolidating Balance Sheet
December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                              EME Generation       Mission Hydro        Consolidating
                                                              Holdings Limited     Limited Partnership  Adjustments
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities - net
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits
Asset retirement obligations
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total Liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock not subject to mandatory redemption
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Accumulated other comprehensive loss
Retained earnings
------------------------------------------------------------- -------------------- -------------------- --------------------
Total common shareholders' equity
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V., MISSION ENERGY COMPANY (UK) LIMITED
MISSION HYDRO (UK) LIMITED
MISSION HYDRO LIMITED PARTNERSHIP AND SUBSIDIARIES [TIER 9]
Consolidating Balance Sheet
December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                              Mission Hydro
                                                              Limited
                                                              Partnership
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities - net
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits
Asset retirement obligations
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total Liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock not subject to mandatory redemption
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Accumulated other comprehensive loss
Retained earnings
------------------------------------------------------------- -------------------- -------------------- --------------------
Total common shareholders' equity
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V., MISSION ENERGY COMPANY (UK) LIMITED
MISSION HYDRO (UK) LIMITED
MISSION HYDRO LIMITED PARTNERSHIP AND SUBSIDIARIES [TIER 9]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                               EME Generation       Mission Hydro         Consolidating
                                                               Holdings Limited     Limited Partnership   Adjustments
                                                               Consolidated
-------------------------------------------------------------- -------------------- --------------------- --------------------

Electric utility
Nonutility power generation                                                 $480
Financial services and other
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating revenue                                                      480
-------------------------------------------------------------- -------------------- --------------------- --------------------

Fuel                                                                         227
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                               90
Asset impairment and loss on lease termination
Depreciation, decommissioning and amortization                                25
Property and other taxes                                                      17
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating expenses                                                     359
-------------------------------------------------------------- -------------------- --------------------- --------------------

Operating income (loss)                                                      121
Interest and dividend income                                                 156
Equity in income from partnerships and
   unconsolidated subsidiaries - net
Other nonoperating income                                                      1
Interest expense - net of amounts capitalized                               (232)
Other nonoperating deductions
Minority interest
Dividends on preferred securities
  subject to mandatory redemption                                             13
Dividends on utility preferred stock
   not subject to mandatory redemption
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations before tax                           59
Income tax (benefit)                                                           4
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations                                      55
Income from discontinued operations - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) before accounting change                                        55
Cumulative effect of accounting change - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Net income (loss)                                                             55
-------------------------------------------------------------- -------------------- --------------------- --------------------

Retained earnings - beginning of year                                        202                  ($2)
Dividends declared on common stock                                         ($257)                  $2
Dividends declared on preferred stock
Stock option appreciation
-------------------------------------------------------------- -------------------- --------------------- --------------------
Retained earnings - end of year
============================================================== ==================== ===================== ====================

MEC INTERNATIONAL B.V., MISSION ENERGY COMPANY (UK) LIMITED
MISSION HYDRO (UK) LIMITED
MISSION HYDRO LIMITED PARTNERSHIP AND SUBSIDIARIES [TIER 9]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                               Mission Hydro
                                                               Limited
                                                               Partnership
                                                               Consolidated
-------------------------------------------------------------- -------------------- --------------------- --------------------

Electric utility
Nonutility power generation                                                 $480
Financial services and other
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating revenue                                                      480
-------------------------------------------------------------- -------------------- --------------------- --------------------

Fuel                                                                         227
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                               90
Asset impairment and loss on lease termination
Depreciation, decommissioning and amortization                                25
Property and other taxes                                                      17
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating expenses                                                     359
-------------------------------------------------------------- -------------------- --------------------- --------------------

Operating income (loss)                                                      121
Interest and dividend income                                                 156
Equity in income from partnerships and
   unconsolidated subsidiaries - net
Other nonoperating income                                                      1
Interest expense - net of amounts capitalized                               (232)
Other nonoperating deductions
Minority interest
Dividends on preferred securities
  subject to mandatory redemption                                             13
Dividends on utility preferred stock
   not subject to mandatory redemption
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations before tax                           59
Income tax (benefit)                                                           4
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations                                      55
Income from discontinued operations - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) before accounting change                                        55
Cumulative effect of accounting change - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Net income (loss)                                                             55
-------------------------------------------------------------- -------------------- --------------------- --------------------

Retained earnings - beginning of year                                        200
Dividends declared on common stock                                         ($255)
Dividends declared on preferred stock
Stock option appreciation
-------------------------------------------------------------- -------------------- --------------------- --------------------
Retained earnings - end of year
============================================================== ==================== ===================== ====================

MEC INTERNATIONAL B.V., MISSION ENERGY COMPANY (UK) LIMITED,
MISSION HYDRO (UK) LIMITED, MISSION HYDRO LIMITED PARTNERSHIP,
EME GENERATION HOLDINGS LIMITED AND SUBSIDIARIES [TIER 10, ET SEQ.]
Consolidating Balance Sheet
December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                              Edison Mission       EME Victoria         Energy Capital
                                                              Operation &          Generation Limited   Partnership
                                                              Maintenance Limited  Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments
Other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------
Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------
Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V., MISSION ENERGY COMPANY (UK) LIMITED,
MISSION HYDRO (UK) LIMITED, MISSION HYDRO LIMITED PARTNERSHIP,
EME GENERATION HOLDINGS LIMITED AND SUBSIDIARIES [TIER 10, ET SEQ.]
Consolidating Balance Sheet
December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                              Enerloy Pty Ltd      FHH No. 1 Limited    Loyvic Pty. Ltd.
                                                              [11]                 Consolidated         Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments
Other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------
Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------
Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V., MISSION ENERGY COMPANY (UK) LIMITED,
MISSION HYDRO (UK) LIMITED, MISSION HYDRO LIMITED PARTNERSHIP,
EME GENERATION HOLDINGS LIMITED AND SUBSIDIARIES [TIER 10, ET SEQ.]
Consolidating Balance Sheet
December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                              EME Generation       Consolidating        EME Generation
                                                              Holdings Limited     Adjustments          Holdings Limited
                                                                                                        Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments
Other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------
Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------
Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V., MISSION ENERGY COMPANY (UK) LIMITED,
MISSION HYDRO (UK) LIMITED, MISSION HYDRO LIMITED PARTNERSHIP,
EME GENERATION HOLDINGS LIMITED AND SUBSIDIARIES [TIER 10, ET SEQ.]
Consolidating Balance Sheet
December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                              Edison Mission       EME Victoria         Energy Capital
                                                              Operation &          Generation Limited   Partnership
                                                              Maintenance Limited  Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities - net
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits
Asset retirement obligations
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total Liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock not subject to mandatory redemption
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Accumulated other comprehensive loss
Retained earnings
------------------------------------------------------------- -------------------- -------------------- --------------------
Total common shareholders' equity
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V., MISSION ENERGY COMPANY (UK) LIMITED,
MISSION HYDRO (UK) LIMITED, MISSION HYDRO LIMITED PARTNERSHIP,
EME GENERATION HOLDINGS LIMITED AND SUBSIDIARIES [TIER 10, ET SEQ.]
Consolidating Balance Sheet
December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                              Enerloy Pty Ltd      FHH No. 1 Limited    Loyvic Pty. Ltd.
                                                              [11]                 Consolidated         Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities - net
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits
Asset retirement obligations
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total Liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock not subject to mandatory redemption
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Accumulated other comprehensive loss
Retained earnings
------------------------------------------------------------- -------------------- -------------------- --------------------
Total common shareholders' equity
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V., MISSION ENERGY COMPANY (UK) LIMITED,
MISSION HYDRO (UK) LIMITED, MISSION HYDRO LIMITED PARTNERSHIP,
EME GENERATION HOLDINGS LIMITED AND SUBSIDIARIES [TIER 10, ET SEQ.]
Consolidating Balance Sheet
December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                              EME Generation       Consolidating        EME Generation
                                                              Holdings Limited     Adjustments          Holdings Limited
                                                                                                        Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities - net
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits
Asset retirement obligations
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total Liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock not subject to mandatory redemption
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Accumulated other comprehensive loss
Retained earnings
------------------------------------------------------------- -------------------- -------------------- --------------------
Total common shareholders' equity
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V., MISSION ENERGY COMPANY (UK) LIMITED,
MISSION HYDRO (UK) LIMITED, MISSION HYDRO LIMITED PARTNERSHIP,
EME GENERATION HOLDINGS LIMITED AND SUBSIDIARIES [TIER 10, ET SEQ.]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                               Edison Mission       EME Victoria          Energy Capital
                                                               Operation &          Generation Limited    Partnership
                                                               Maintenance Limited  Consolidated
-------------------------------------------------------------- -------------------- --------------------- --------------------

Electric utility
Nonutility power generation                                                                       $82
Financial services and other
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating revenue                                                                            82
-------------------------------------------------------------- -------------------- --------------------- --------------------

Fuel                                                                                               13
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                                    19
Asset impairment and loss on lease termination
Depreciation, decommissioning and amortization                                                     13
Property and other taxes
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating expenses                                                                           45
-------------------------------------------------------------- -------------------- --------------------- --------------------

Operating income (loss)                                                                            37
Interest and dividend income                                                                       39                   $56
Equity in income from partnerships and
   unconsolidated subsidiaries - net
Other nonoperating income                                                                          (1)
Interest expense - net of amounts capitalized                                                     (57)                  (56)
Other nonoperating deductions
Minority interest
Dividends on preferred securities
  subject to mandatory redemption
Dividends on utility preferred stock
   not subject to mandatory redemption
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations before tax                                                18
Income tax (benefit)                                                                                6
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations                                                           12
Income from discontinued operations - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) before accounting change                                                             12
Cumulative effect of accounting change - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Net income (loss)                                                                                  12
-------------------------------------------------------------- -------------------- --------------------- --------------------

Retained earnings - beginning of year                                        ($2)                                      (356)
Dividends declared on common stock                                            $2                 ($12)                 $356
Dividends declared on preferred stock
Stock option appreciation
-------------------------------------------------------------- -------------------- --------------------- --------------------
Retained earnings - end of year
============================================================== ==================== ===================== ====================

MEC INTERNATIONAL B.V., MISSION ENERGY COMPANY (UK) LIMITED,
MISSION HYDRO (UK) LIMITED, MISSION HYDRO LIMITED PARTNERSHIP,
EME GENERATION HOLDINGS LIMITED AND SUBSIDIARIES [TIER 10, ET SEQ.]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                               Enerloy Pty Ltd      FHH No. 1 Limited     Loyvic Pty. Ltd.
                                                               [11]                 Consolidated          Consolidated
-------------------------------------------------------------- -------------------- --------------------- --------------------

Electric utility
Nonutility power generation                                                                      $398
Financial services and other
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating revenue                                                                           398
-------------------------------------------------------------- -------------------- --------------------- --------------------

Fuel                                                                                              214
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                                    59
Asset impairment and loss on lease termination
Depreciation, decommissioning and amortization                                                     11
Property and other taxes                                                                           16
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating expenses                                                                          300
-------------------------------------------------------------- -------------------- --------------------- --------------------

Operating income (loss)                                                                            98
Interest and dividend income                                                                        3
Equity in income from partnerships and
   unconsolidated subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized                                                     (63)
Other nonoperating deductions
Minority interest
Dividends on preferred securities
  subject to mandatory redemption
Dividends on utility preferred stock
   not subject to mandatory redemption
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations before tax                                                38
Income tax (benefit)                                                                               (1)
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations                                                           39
Income from discontinued operations - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) before accounting change                                                             39
Cumulative effect of accounting change - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Net income (loss)                                                                                  39
-------------------------------------------------------------- -------------------- --------------------- --------------------

Retained earnings - beginning of year                                      ($356)                  74
Dividends declared on common stock                                          $356                ($113)
Dividends declared on preferred stock
Stock option appreciation
-------------------------------------------------------------- -------------------- --------------------- --------------------
Retained earnings - end of year
============================================================== ==================== ===================== ====================

MEC INTERNATIONAL B.V., MISSION ENERGY COMPANY (UK) LIMITED,
MISSION HYDRO (UK) LIMITED, MISSION HYDRO LIMITED PARTNERSHIP,
EME GENERATION HOLDINGS LIMITED AND SUBSIDIARIES [TIER 10, ET SEQ.]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                               EME Generation       Consolidating         EME Generation
                                                               Holdings Limited     Adjustments           Holdings Limited
                                                                                                          Consolidated
-------------------------------------------------------------- -------------------- --------------------- --------------------

Electric utility
Nonutility power generation                                                                                            $480
Financial services and other
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating revenue                                                                                                 480
-------------------------------------------------------------- -------------------- --------------------- --------------------

Fuel                                                                                                                    227
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                                   $12                    90
Asset impairment and loss on lease termination
Depreciation, decommissioning and amortization                                                      1                    25
Property and other taxes                                                                            1                    17
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating expenses                                                                           14                   359
-------------------------------------------------------------- -------------------- --------------------- --------------------

Operating income (loss)                                                                           (14)                  121
Interest and dividend income                                                  $1                   57                   156
Equity in income from partnerships and
   unconsolidated subsidiaries - net
Other nonoperating income                                                      2                                          1
Interest expense - net of amounts capitalized                                                     (56)                 (232)
Other nonoperating deductions
Minority interest
Dividends on preferred securities
  subject to mandatory redemption                                             13                                         13
Dividends on utility preferred stock
   not subject to mandatory redemption
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations before tax                           16                  (13)                   59
Income tax (benefit)                                                                               (1)                    4
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations                                      16                  (12)                   55
Income from discontinued operations - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) before accounting change                                        16                  (12)                   55
Cumulative effect of accounting change - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Net income (loss)                                                             16                  (12)                   55
-------------------------------------------------------------- -------------------- --------------------- --------------------

Retained earnings - beginning of year                                         15                  827                   202
Dividends declared on common stock                                          ($31)               ($815)                ($257)
Dividends declared on preferred stock
Stock option appreciation
-------------------------------------------------------------- -------------------- --------------------- --------------------
Retained earnings - end of year
============================================================== ==================== ===================== ====================

MEC INTERNATIONAL B.V., MISSION ENERGY COMPANY (UK) LIMITED,
MISSION HYDRO (UK) LIMITED, MISSION HYDRO LIMITED PARTNERSHIP,
EME GENERATION HOLDINGS LIMITED,
EME VICTORIA GENERATION LIMITED AND SUBSIDIARIES [TIER 11, ET SEQ.]
Consolidating Balance Sheet
December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                              Energy Capital       Enerloy Pty Ltd      Mission Energy
                                                              Partnership          [12]                 Development
                                                                                                        Australia Pty Ltd
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments
Other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------
Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------
Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V., MISSION ENERGY COMPANY (UK) LIMITED,
MISSION HYDRO (UK) LIMITED, MISSION HYDRO LIMITED PARTNERSHIP,
EME GENERATION HOLDINGS LIMITED,
EME VICTORIA GENERATION LIMITED AND SUBSIDIARIES [TIER 11, ET SEQ.]
Consolidating Balance Sheet
December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                              Gippsland Power      Loy Yang B Joint     EME Victoria
                                                              Pty Ltd [12]         Venture [13]         Generation Limited
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments
Other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------
Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------
Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V., MISSION ENERGY COMPANY (UK) LIMITED,
MISSION HYDRO (UK) LIMITED, MISSION HYDRO LIMITED PARTNERSHIP,
EME GENERATION HOLDINGS LIMITED,
EME VICTORIA GENERATION LIMITED AND SUBSIDIARIES [TIER 11, ET SEQ.]
Consolidating Balance Sheet
December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                              Consolidating        EME Victoria
                                                              Adjustments          Generation Limited
                                                                                   Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments
Other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------
Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------
Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V., MISSION ENERGY COMPANY (UK) LIMITED,
MISSION HYDRO (UK) LIMITED, MISSION HYDRO LIMITED PARTNERSHIP,
EME GENERATION HOLDINGS LIMITED,
EME VICTORIA GENERATION LIMITED AND SUBSIDIARIES [TIER 11, ET SEQ.]
Consolidating Balance Sheet
December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                              Energy Capital       Enerloy Pty Ltd      Mission Energy
                                                              Partnership          [12]                 Development
                                                                                                        Australia Pty Ltd
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities - net
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits
Asset retirement obligations
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total Liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock not subject to mandatory redemption
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Accumulated other comprehensive loss
Retained earnings
------------------------------------------------------------- -------------------- -------------------- --------------------
Total common shareholders' equity
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V., MISSION ENERGY COMPANY (UK) LIMITED,
MISSION HYDRO (UK) LIMITED, MISSION HYDRO LIMITED PARTNERSHIP,
EME GENERATION HOLDINGS LIMITED,
EME VICTORIA GENERATION LIMITED AND SUBSIDIARIES [TIER 11, ET SEQ.]
Consolidating Balance Sheet
December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                              Gippsland Power      Loy Yang B Joint     EME Victoria
                                                              Pty Ltd [12]         Venture [13]         Generation Limited
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities - net
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits
Asset retirement obligations
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total Liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock not subject to mandatory redemption
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Accumulated other comprehensive loss
Retained earnings
------------------------------------------------------------- -------------------- -------------------- --------------------
Total common shareholders' equity
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V., MISSION ENERGY COMPANY (UK) LIMITED,
MISSION HYDRO (UK) LIMITED, MISSION HYDRO LIMITED PARTNERSHIP,
EME GENERATION HOLDINGS LIMITED,
EME VICTORIA GENERATION LIMITED AND SUBSIDIARIES [TIER 11, ET SEQ.]
Consolidating Balance Sheet
December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                              Consolidating        EME Victoria
                                                              Adjustments          Generation Limited
                                                                                   Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities - net
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits
Asset retirement obligations
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total Liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock not subject to mandatory redemption
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Accumulated other comprehensive loss
Retained earnings
------------------------------------------------------------- -------------------- -------------------- --------------------
Total common shareholders' equity
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V., MISSION ENERGY COMPANY (UK) LIMITED,
MISSION HYDRO (UK) LIMITED, MISSION HYDRO LIMITED PARTNERSHIP,
EME GENERATION HOLDINGS LIMITED,
EME VICTORIA GENERATION LIMITED AND SUBSIDIARIES [TIER 11, ET SEQ.]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                               Energy Capital       Enerloy Pty Ltd [12]  Mission Energy
                                                               Partnership                                Development
                                                                                                          Australia Pty Ltd
-------------------------------------------------------------- -------------------- --------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating revenue
-------------------------------------------------------------- -------------------- --------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Asset impairment and loss on lease termination
Depreciation, decommissioning and amortization
Property and other taxes
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating expenses
-------------------------------------------------------------- -------------------- --------------------- --------------------

Operating income (loss)
Interest and dividend income                                                                      $56
Equity in income from partnerships and
   unconsolidated subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized                               ($56)
Other nonoperating deductions
Minority interest
Dividends on preferred securities
  subject to mandatory redemption
Dividends on utility preferred stock
   not subject to mandatory redemption
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations before tax                          (56)                  56
Income tax (benefit)
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations                                     (56)                  56
Income from discontinued operations - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) before accounting change                                       (56)                  56
Cumulative effect of accounting change - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Net income (loss)                                                            (56)                  56
-------------------------------------------------------------- -------------------- --------------------- --------------------

Retained earnings - beginning of year                                       (356)                (356)
Dividends declared on common stock                                          $412                 $300
Dividends declared on preferred stock
Stock option appreciation
-------------------------------------------------------------- -------------------- --------------------- --------------------
Retained earnings - end of year
============================================================== ==================== ===================== ====================

MEC INTERNATIONAL B.V., MISSION ENERGY COMPANY (UK) LIMITED,
MISSION HYDRO (UK) LIMITED, MISSION HYDRO LIMITED PARTNERSHIP,
EME GENERATION HOLDINGS LIMITED,
EME VICTORIA GENERATION LIMITED AND SUBSIDIARIES [TIER 11, ET SEQ.]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                               Gippsland Power      Loy Yang B Joint      EME Victoria
                                                               Pty Ltd [12]         Venture [13]          Generation Limited
-------------------------------------------------------------- -------------------- --------------------- --------------------

Electric utility
Nonutility power generation                                                  $82
Financial services and other
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating revenue                                                       82
-------------------------------------------------------------- -------------------- --------------------- --------------------

Fuel                                                                          13
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                               19
Asset impairment and loss on lease termination
Depreciation, decommissioning and amortization                                14
Property and other taxes
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating expenses                                                      46
-------------------------------------------------------------- -------------------- --------------------- --------------------

Operating income (loss)                                                       36
Interest and dividend income                                                 (18)
Equity in income from partnerships and
   unconsolidated subsidiaries - net
Other nonoperating income                                                     (1)
Interest expense - net of amounts capitalized                                 (1)
Other nonoperating deductions
Minority interest
Dividends on preferred securities
  subject to mandatory redemption
Dividends on utility preferred stock
   not subject to mandatory redemption
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations before tax                           16
Income tax (benefit)                                                           5
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations                                      11
Income from discontinued operations - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) before accounting change                                        11
Cumulative effect of accounting change - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Net income (loss)                                                             11
-------------------------------------------------------------- -------------------- --------------------- --------------------

Retained earnings - beginning of year                                        109                                       ($20)
Dividends declared on common stock                                         ($120)                                       $20
Dividends declared on preferred stock
Stock option appreciation
-------------------------------------------------------------- -------------------- --------------------- --------------------
Retained earnings - end of year
============================================================== ==================== ===================== ====================

MEC INTERNATIONAL B.V., MISSION ENERGY COMPANY (UK) LIMITED,
MISSION HYDRO (UK) LIMITED, MISSION HYDRO LIMITED PARTNERSHIP,
EME GENERATION HOLDINGS LIMITED,
EME VICTORIA GENERATION LIMITED AND SUBSIDIARIES [TIER 11, ET SEQ.]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                               Consolidating        EME Victoria
                                                               Adjustments          Generation Limited
                                                                                    Consolidated
-------------------------------------------------------------- -------------------- --------------------- --------------------

Electric utility
Nonutility power generation                                                                       $82
Financial services and other
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating revenue                                                                            82
-------------------------------------------------------------- -------------------- --------------------- --------------------

Fuel                                                                                               13
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                                    19
Asset impairment and loss on lease termination
Depreciation, decommissioning and amortization                               ($1)                  13
Property and other taxes
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating expenses                                                      (1)                  45
-------------------------------------------------------------- -------------------- --------------------- --------------------

Operating income (loss)                                                        1                   37
Interest and dividend income                                                   1                   39
Equity in income from partnerships and
   unconsolidated subsidiaries - net
Other nonoperating income                                                                          (1)
Interest expense - net of amounts capitalized                                                     (57)
Other nonoperating deductions
Minority interest
Dividends on preferred securities
  subject to mandatory redemption
Dividends on utility preferred stock
   not subject to mandatory redemption
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations before tax                            2                   18
Income tax (benefit)                                                           1                    6
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations                                       1                   12
Income from discontinued operations - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) before accounting change                                         1                   12
Cumulative effect of accounting change - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Net income (loss)                                                              1                   12
-------------------------------------------------------------- -------------------- --------------------- --------------------

Retained earnings - beginning of year                                        623
Dividends declared on common stock                                         ($624)                ($12)
Dividends declared on preferred stock
Stock option appreciation
-------------------------------------------------------------- -------------------- --------------------- --------------------
Retained earnings - end of year
============================================================== ==================== ===================== ====================

MEC INTERNATIONAL B.V., MISSION ENERGY COMPANY (UK) LIMITED,
MISSION HYDRO (UK) LIMITED, MISSION HYDRO LIMITED PARTNERSHIP,
EME GENERATION HOLDINGS LIMITED,
FFH NO. 1 LIMITED AND SUBSIDIARIES [TIER 11, ET SEQ.]
Consolidating Balance Sheet
December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                              First Hydro          First Hydro          First Hydro
                                                              Holdings Company     Company [12]         Finance plc [12]
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments
Other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------
Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------
Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V., MISSION ENERGY COMPANY (UK) LIMITED,
MISSION HYDRO (UK) LIMITED, MISSION HYDRO LIMITED PARTNERSHIP,
EME GENERATION HOLDINGS LIMITED,
FFH NO. 1 LIMITED AND SUBSIDIARIES [TIER 11, ET SEQ.]
Consolidating Balance Sheet
December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                              First Hydro          FFH No. 1 Limited    Consolidating
                                                              Company [13]                              Adjustments
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments
Other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------
Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------
Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V., MISSION ENERGY COMPANY (UK) LIMITED,
MISSION HYDRO (UK) LIMITED, MISSION HYDRO LIMITED PARTNERSHIP,
EME GENERATION HOLDINGS LIMITED,
FFH NO. 1 LIMITED AND SUBSIDIARIES [TIER 11, ET SEQ.]
Consolidating Balance Sheet
December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                              FFH No. 1 Limited
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments
Other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------
Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------
Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V., MISSION ENERGY COMPANY (UK) LIMITED,
MISSION HYDRO (UK) LIMITED, MISSION HYDRO LIMITED PARTNERSHIP,
EME GENERATION HOLDINGS LIMITED,
FFH NO. 1 LIMITED AND SUBSIDIARIES [TIER 11, ET SEQ.]
Consolidating Balance Sheet
December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                              First Hydro          First Hydro          First Hydro
                                                              Holdings Company     Company [12]         Finance plc [12]
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities - net
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits
Asset retirement obligations
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total Liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock not subject to mandatory redemption
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Accumulated other comprehensive loss
Retained earnings
------------------------------------------------------------- -------------------- -------------------- --------------------
Total common shareholders' equity
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V., MISSION ENERGY COMPANY (UK) LIMITED,
MISSION HYDRO (UK) LIMITED, MISSION HYDRO LIMITED PARTNERSHIP,
EME GENERATION HOLDINGS LIMITED,
FFH NO. 1 LIMITED AND SUBSIDIARIES [TIER 11, ET SEQ.]
Consolidating Balance Sheet
December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                              First Hydro          FFH No. 1 Limited    Consolidating
                                                              Company [13]                              Adjustments
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities - net
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits
Asset retirement obligations
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total Liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock not subject to mandatory redemption
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Accumulated other comprehensive loss
Retained earnings
------------------------------------------------------------- -------------------- -------------------- --------------------
Total common shareholders' equity
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V., MISSION ENERGY COMPANY (UK) LIMITED,
MISSION HYDRO (UK) LIMITED, MISSION HYDRO LIMITED PARTNERSHIP,
EME GENERATION HOLDINGS LIMITED,
FFH NO. 1 LIMITED AND SUBSIDIARIES [TIER 11, ET SEQ.]
Consolidating Balance Sheet
December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                              FFH No. 1 Limited
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities - net
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits
Asset retirement obligations
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total Liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock not subject to mandatory redemption
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Accumulated other comprehensive loss
Retained earnings
------------------------------------------------------------- -------------------- -------------------- --------------------
Total common shareholders' equity
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V., MISSION ENERGY COMPANY (UK) LIMITED,
MISSION HYDRO (UK) LIMITED, MISSION HYDRO LIMITED PARTNERSHIP,
EME GENERATION HOLDINGS LIMITED,
FFH NO. 1 LIMITED AND SUBSIDIARIES [TIER 11, ET SEQ.]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                               First Hydro          First Hydro Company   First Hydro
                                                               Holdings Company     [12]                  Finance plc [12]
-------------------------------------------------------------- -------------------- --------------------- --------------------

Electric utility
Nonutility power generation                                                                      $392
Financial services and other
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating revenue                                                                           392
-------------------------------------------------------------- -------------------- --------------------- --------------------

Fuel                                                                                              214
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                                    58
Asset impairment and loss on lease termination
Depreciation, decommissioning and amortization                                                     12
Property and other taxes                                                                           17
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating expenses                                                                          301
-------------------------------------------------------------- -------------------- --------------------- --------------------

Operating income (loss)                                                                            91
Interest and dividend income                                                ($63)                   2                   $64
Equity in income from partnerships and
   unconsolidated subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized                                                                           (63)
Other nonoperating deductions
Minority interest
Dividends on preferred securities
  subject to mandatory redemption                                             79                 (121)                    1
Dividends on utility preferred stock
   not subject to mandatory redemption
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations before tax                           16                  (28)                    2
Income tax (benefit)
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations                                      16                  (28)                    2
Income from discontinued operations - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) before accounting change                                        16                  (28)                    2
Cumulative effect of accounting change - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Net income (loss)                                                             16                  (28)                    2
-------------------------------------------------------------- -------------------- --------------------- --------------------

Retained earnings - beginning of year                                          5                  193                     9
Dividends declared on common stock                                          ($21)               ($165)                 ($11)
Dividends declared on preferred stock
Stock option appreciation
-------------------------------------------------------------- -------------------- --------------------- --------------------
Retained earnings - end of year
============================================================== ==================== ===================== ====================

MEC INTERNATIONAL B.V., MISSION ENERGY COMPANY (UK) LIMITED,
MISSION HYDRO (UK) LIMITED, MISSION HYDRO LIMITED PARTNERSHIP,
EME GENERATION HOLDINGS LIMITED,
FFH NO. 1 LIMITED AND SUBSIDIARIES [TIER 11, ET SEQ.]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                               First Hydro          FFH No. 1 Limited     Consolidating
                                                               Company [13]                               Adjustments
-------------------------------------------------------------- -------------------- --------------------- --------------------

Electric utility
Nonutility power generation                                                 $392                                      ($386)
Financial services and other
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating revenue                                                      392                                       (386)
-------------------------------------------------------------- -------------------- --------------------- --------------------

Fuel                                                                         214                                       (214)
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                               58                                        (57)
Asset impairment and loss on lease termination
Depreciation, decommissioning and amortization                                12                                        (13)
Property and other taxes                                                      17                                        (18)
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating expenses                                                     301                                       (302)
-------------------------------------------------------------- -------------------- --------------------- --------------------

Operating income (loss)                                                       91                                        (84)
Interest and dividend income                                                   2                                         (2)
Equity in income from partnerships and
   unconsolidated subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Minority interest
Dividends on preferred securities
  subject to mandatory redemption                                           (121)                                       162
Dividends on utility preferred stock
   not subject to mandatory redemption
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations before tax                          (28)                                        76
Income tax (benefit)                                                                                                     (1)
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations                                     (28)                                        77
Income from discontinued operations - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) before accounting change                                       (28)                                        77
Cumulative effect of accounting change - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Net income (loss)                                                            (28)                                        77
-------------------------------------------------------------- -------------------- --------------------- --------------------

Retained earnings - beginning of year                                        193                                       (326)
Dividends declared on common stock                                         ($165)                                      $249
Dividends declared on preferred stock
Stock option appreciation
-------------------------------------------------------------- -------------------- --------------------- --------------------
Retained earnings - end of year
============================================================== ==================== ===================== ====================

MEC INTERNATIONAL B.V., MISSION ENERGY COMPANY (UK) LIMITED,
MISSION HYDRO (UK) LIMITED, MISSION HYDRO LIMITED PARTNERSHIP,
EME GENERATION HOLDINGS LIMITED,
FFH NO. 1 LIMITED AND SUBSIDIARIES [TIER 11, ET SEQ.]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                               FFH No. 1 Limited
                                                               Consolidated
-------------------------------------------------------------- -------------------- --------------------- --------------------

Electric utility
Nonutility power generation                                                 $398
Financial services and other
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating revenue                                                      398
-------------------------------------------------------------- -------------------- --------------------- --------------------

Fuel                                                                         214
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                               59
Asset impairment and loss on lease termination
Depreciation, decommissioning and amortization                                11
Property and other taxes                                                      16
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating expenses                                                     300
-------------------------------------------------------------- -------------------- --------------------- --------------------

Operating income (loss)                                                       98
Interest and dividend income                                                   3
Equity in income from partnerships and
   unconsolidated subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized                                (63)
Other nonoperating deductions
Minority interest
Dividends on preferred securities
  subject to mandatory redemption
Dividends on utility preferred stock
   not subject to mandatory redemption
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations before tax                           38
Income tax (benefit)                                                          (1)
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations                                      39
Income from discontinued operations - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) before accounting change                                        39
Cumulative effect of accounting change - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Net income (loss)                                                             39
-------------------------------------------------------------- -------------------- --------------------- --------------------

Retained earnings - beginning of year                                         74
Dividends declared on common stock                                         ($113)
Dividends declared on preferred stock
Stock option appreciation
-------------------------------------------------------------- -------------------- --------------------- --------------------
Retained earnings - end of year
============================================================== ==================== ===================== ====================

MEC INTERNATIONAL B.V., MISSION ENERGY COMPANY (UK) LIMITED,
MISSION HYDRO (UK) LIMITED, MISSION HYDRO LIMITED PARTNERSHIP,
EME GENERATION HOLDINGS LIMITED,
LOYVIC PTY. LTD. AND SUBSIDIARIES [TIER 11, ET SEQ.]
Consolidating Balance Sheet
December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                              Energy Capital       Enerloy Pty Ltd.     Loyvic Pty. Ltd.
                                                              Partnership          [12]
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments
Other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------
Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------
Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V., MISSION ENERGY COMPANY (UK) LIMITED,
MISSION HYDRO (UK) LIMITED, MISSION HYDRO LIMITED PARTNERSHIP,
EME GENERATION HOLDINGS LIMITED,
LOYVIC PTY. LTD. AND SUBSIDIARIES [TIER 11, ET SEQ.]
Consolidating Balance Sheet
December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                              Consolidating        Loyvic Pty. Ltd.
                                                              Adjustments          Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments
Other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------
Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------
Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V., MISSION ENERGY COMPANY (UK) LIMITED,
MISSION HYDRO (UK) LIMITED, MISSION HYDRO LIMITED PARTNERSHIP,
EME GENERATION HOLDINGS LIMITED,
LOYVIC PTY. LTD. AND SUBSIDIARIES [TIER 11, ET SEQ.]
Consolidating Balance Sheet
December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                              Energy Capital       Enerloy Pty Ltd.     Loyvic Pty. Ltd.
                                                              Partnership          [12]
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities - net
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits
Asset retirement obligations
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total Liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock not subject to mandatory redemption
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Accumulated other comprehensive loss
Retained earnings
------------------------------------------------------------- -------------------- -------------------- --------------------
Total common shareholders' equity
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V., MISSION ENERGY COMPANY (UK) LIMITED,
MISSION HYDRO (UK) LIMITED, MISSION HYDRO LIMITED PARTNERSHIP,
EME GENERATION HOLDINGS LIMITED,
LOYVIC PTY. LTD. AND SUBSIDIARIES [TIER 11, ET SEQ.]
Consolidating Balance Sheet
December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                              Consolidating        Loyvic Pty. Ltd.
                                                              Adjustments          Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities - net
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits
Asset retirement obligations
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total Liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock not subject to mandatory redemption
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Accumulated other comprehensive loss
Retained earnings
------------------------------------------------------------- -------------------- -------------------- --------------------
Total common shareholders' equity
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V., MISSION ENERGY COMPANY (UK) LIMITED,
MISSION HYDRO (UK) LIMITED, MISSION HYDRO LIMITED PARTNERSHIP,
EME GENERATION HOLDINGS LIMITED,
LOYVIC PTY. LTD. AND SUBSIDIARIES [TIER 11, ET SEQ.]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                               Energy Capital       Enerloy Pty Ltd.      Loyvic Pty. Ltd.
                                                               Partnership          [12]
-------------------------------------------------------------- -------------------- --------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating revenue
-------------------------------------------------------------- -------------------- --------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Asset impairment and loss on lease termination
Depreciation, decommissioning and amortization
Property and other taxes
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating expenses
-------------------------------------------------------------- -------------------- --------------------- --------------------

Operating income (loss)
Interest and dividend income                                                                      $56
Equity in income from partnerships and
   unconsolidated subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized                               ($56)
Other nonoperating deductions
Minority interest
Dividends on preferred securities
  subject to mandatory redemption
Dividends on utility preferred stock
   not subject to mandatory redemption
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations before tax                          (56)                  56
Income tax (benefit)
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations                                     (56)                  56
Income from discontinued operations - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) before accounting change                                       (56)                  56
Cumulative effect of accounting change - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Net income (loss)                                                            (56)                  56
-------------------------------------------------------------- -------------------- --------------------- --------------------

Retained earnings - beginning of year                                       (356)                 356
Dividends declared on common stock                                          $412                ($412)
Dividends declared on preferred stock
Stock option appreciation
-------------------------------------------------------------- -------------------- --------------------- --------------------
Retained earnings - end of year
============================================================== ==================== ===================== ====================

MEC INTERNATIONAL B.V., MISSION ENERGY COMPANY (UK) LIMITED,
MISSION HYDRO (UK) LIMITED, MISSION HYDRO LIMITED PARTNERSHIP,
EME GENERATION HOLDINGS LIMITED,
LOYVIC PTY. LTD. AND SUBSIDIARIES [TIER 11, ET SEQ.]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                               Consolidating        Loyvic Pty. Ltd.
                                                               Adjustments          Consolidated
-------------------------------------------------------------- -------------------- --------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating revenue
-------------------------------------------------------------- -------------------- --------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Asset impairment and loss on lease termination
Depreciation, decommissioning and amortization
Property and other taxes
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating expenses
-------------------------------------------------------------- -------------------- --------------------- --------------------

Operating income (loss)
Interest and dividend income                                                ($56)
Equity in income from partnerships and
   unconsolidated subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized                                $56
Other nonoperating deductions
Minority interest
Dividends on preferred securities
  subject to mandatory redemption
Dividends on utility preferred stock
   not subject to mandatory redemption
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations before tax
Income tax (benefit)
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations
Income from discontinued operations - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) before accounting change
Cumulative effect of accounting change - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Net income (loss)
-------------------------------------------------------------- -------------------- --------------------- --------------------

Retained earnings - beginning of year
Dividends declared on common stock
Dividends declared on preferred stock
Stock option appreciation
-------------------------------------------------------------- -------------------- --------------------- --------------------
Retained earnings - end of year
============================================================== ==================== ===================== ====================

MEC INTERNATIONAL B.V.
TRARALGON POWER PTY. LTD. AND SUBSIDIARIES [TIER 7]
Consolidating Balance Sheet
December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                              Mission Victoria     Latrobe Power        Loy Yang B Joint
                                                              Partnership          Partnership [8]      Venture [9]
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments
Other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------
Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------
Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
TRARALGON POWER PTY. LTD. AND SUBSIDIARIES [TIER 7]
Consolidating Balance Sheet
December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                              Traralgon Power      Consolidating        Traralgon Power
                                                              Pty. Ltd.            Adjustments          Pty. Ltd.
                                                                                                        Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments
Other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------
Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------
Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
TRARALGON POWER PTY. LTD. AND SUBSIDIARIES [TIER 7]
Consolidating Balance Sheet
December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                              Mission Victoria     Latrobe Power        Loy Yang B Joint
                                                              Partnership          Partnership [8]      Venture [9]
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities - net
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits
Asset retirement obligations
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total Liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock not subject to mandatory redemption
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Accumulated other comprehensive loss
Retained earnings
------------------------------------------------------------- -------------------- -------------------- --------------------
Total common shareholders' equity
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
TRARALGON POWER PTY. LTD. AND SUBSIDIARIES [TIER 7]
Consolidating Balance Sheet
December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                              Traralgon Power      Consolidating        Traralgon Power
                                                              Pty. Ltd.            Adjustments          Pty. Ltd.
                                                                                                        Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities - net
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Preferred securities subject to mandatory redemption
Accumulated provision for pensions and benefits
Asset retirement obligations
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total Liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock not subject to mandatory redemption
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Accumulated other comprehensive loss
Retained earnings
------------------------------------------------------------- -------------------- -------------------- --------------------
Total common shareholders' equity
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
TRARALGON POWER PTY. LTD. AND SUBSIDIARIES [TIER 7]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                               Mission Victoria     Latrobe Power         Loy Yang B Joint
                                                               Partnership          Partnership [8]       Venture [9]
-------------------------------------------------------------- -------------------- --------------------- --------------------

Electric utility
Nonutility power generation                                                                      $103
Financial services and other
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating revenue                                                                           103
-------------------------------------------------------------- -------------------- --------------------- --------------------

Fuel                                                                                               14
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                                    17
Asset impairment and loss on lease termination
Depreciation, decommissioning and amortization                                                     11
Property and other taxes
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating expenses                                                                           42
-------------------------------------------------------------- -------------------- --------------------- --------------------

Operating income (loss)                                                                            61
Interest and dividend income                                                                      (28)
Equity in income from partnerships and
   unconsolidated subsidiaries - net                                                               (1)
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Minority interest
Dividends on preferred securities
  subject to mandatory redemption
Dividends on utility preferred stock
   not subject to mandatory redemption
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations before tax                                                32
Income tax (benefit)                                                                               10
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations                                                           22
Income from discontinued operations - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) before accounting change                                                             22
Cumulative effect of accounting change - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Net income (loss)                                                                                  22
-------------------------------------------------------------- -------------------- --------------------- --------------------

Retained earnings - beginning of year                                       $192                  186
Dividends declared on common stock                                         ($192)               ($208)
Dividends declared on preferred stock
Stock option appreciation
-------------------------------------------------------------- -------------------- --------------------- --------------------
Retained earnings - end of year
============================================================== ==================== ===================== ====================

MEC INTERNATIONAL B.V.
TRARALGON POWER PTY. LTD. AND SUBSIDIARIES [TIER 7]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

                                                               Traralgon Power      Consolidating         Traralgon Power
                                                               Pty. Ltd.            Adjustments           Pty. Ltd.
                                                                                                          Consolidated
-------------------------------------------------------------- -------------------- --------------------- --------------------

Electric utility
Nonutility power generation                                                                                            $103
Financial services and other
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating revenue                                                                                                 103
-------------------------------------------------------------- -------------------- --------------------- --------------------

Fuel                                                                                                                     14
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                               $1                                         18
Asset impairment and loss on lease termination
Depreciation, decommissioning and amortization                                                                           11
Property and other taxes
-------------------------------------------------------------- -------------------- --------------------- --------------------
Total operating expenses                                                       1                                         43
-------------------------------------------------------------- -------------------- --------------------- --------------------

Operating income (loss)                                                       (1)                                        60
Interest and dividend income                                                   1                                        (27)
Equity in income from partnerships and
   unconsolidated subsidiaries - net
Other nonoperating income                                                                                                (1)
Interest expense - net of amounts capitalized
Other nonoperating deductions
Minority interest
Dividends on preferred securities
  subject to mandatory redemption
Dividends on utility preferred stock
   not subject to mandatory redemption
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations before tax                                                                      32
Income tax (benefit)                                                                                                     10
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) from continuing operations                                                                                 22
Income from discontinued operations - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Income (loss) before accounting change                                                                                   22
Cumulative effect of accounting change - net of tax
-------------------------------------------------------------- -------------------- --------------------- --------------------
Net income (loss)                                                                                                        22
-------------------------------------------------------------- -------------------- --------------------- --------------------

Retained earnings - beginning of year                                         22                ($191)                  209
Dividends declared on common stock                                          ($22)                $191                 ($231)
Dividends declared on preferred stock
Stock option appreciation
-------------------------------------------------------------- -------------------- --------------------- --------------------
Retained earnings - end of year
============================================================== ==================== ===================== ====================

MEC INTERNATIONAL B.V.
Equity Investments
December 31, 2004
(In millions)

ALL ENTITIES IN THESE SHEETS HAVE BEEN SOLD.

Name of Entity:                          Derwent Cogeneration        EcoElectrica, L.P.          ISAB Energy s.r.l.
                                         Limited
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $                           $                           $

  Revenues                               $                           $                           $

  Net Income (Loss)                      $                           $                           $

Nature/Purpose of Business:              To own and operate a 214    To own and operate a 540    To own and operate a 518
                                         MW gas-fired, combined      MW gas-fired, combined      MW cogeneration facility
                                         cycle cogeneration          cycle cogeneration          located in Sicily, Italy
                                         facility in the United      facility in Puerto Rico
                                         Kingdom.

Ownership Interest(s)                    33% by Mission Energy       99.0% of 50% by             99% of 49% by MEC Priolo
                                         Company (UK) Limited        EcoElectrica Holdings,      B.V.
                                                                     Ltd.

                                                                     1.0% of 50% by
                                                                     EcoElectrica Ltd., which
                                                                     is owned by EcoElectrica
                                                                     Holdings, Ltd.

Name of Entity:                          I.V.P.C. 4 S.r.1            P.T. Adaro Indonesia        P.T. Paiton Energy
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $                           $                           $

  Revenues                               $                           $                           $

  Net Income (Loss)                      $                           $                           $

Nature/Purpose of Business:              To own and operate          Fuel supplier for P.T.      To own and operate a
                                         facilites which use wind    Paiton Energy Company       1,230 MW cogeneration
                                         to generate electricity.    located in Indonesia        facility located in
                                                                                                 Indonesia.

Ownership Interest(s)                    50% by Edison Mission       8.17% MEC Indo Coal B.V.    40% by MEC Indonesia B.V.
                                         Wind Power Italy B.V.